    As filed with the Securities and Exchange Commission on December 7, 2007
                                                 REGISTRATION STATEMENT NO. 333-
                                                                       811-08479

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                      [X]
PRE-EFFECTIVE AMENDMENT NO.
POST-EFFECTIVE AMENDMENT NO.

                                       AND

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
AMENDMENT NO. 16                                                             [X]

           METLIFE OF CT SEPARATE ACCOUNT TM II FOR VARIABLE ANNUITIES
                           (Exact name of Registrant)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                               (Name of Depositor)

                   ONE CITYPLACE, HARTFORD, CONNECTICUT 06103
              (Address of Depositor's Principal Executive Offices)
        Depositor's Telephone Number, including area code: (860) 308-1000

                              MARIE C. SWIFT, ESQ.
                       METROPOLITAN LIFE INSURANCE COMPANY
                               501 BOYLSTON STREET
                                BOSTON, MA 02116
                  (Name and Address of Agent Agent for Service)

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:

AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THE REGISTRATION
STATEMENT.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

TITLE OF SECURITIES BEING REGISTERED: INDIVIDUAL VARIABLE ANNUITY CONTRACTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              MARQUIS PORTFOLIOS(SM)

               FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT

                                    Issued by

           METLIFE OF CT SEPARATE ACCOUNT TM II FOR VARIABLE ANNUITIES

    SUPPLEMENT DATED DECEMBER 7, 2007, TO THE PROSPECTUS DATED APRIL 30, 2007

This supplement updates information in, and should be read in conjunction with, the prospectus dated April 30, 2007, describing your flexible premium deferred variable annuity contract (the "Contract") that was originally issued by MetLife Life and Annuity Company of Connecticut (formerly known as The Travelers Life and Annuity Company) and funded by MetLife of CT Separate Account TM II for Variable Annuities (the "Variable Account"). You can obtain a copy of the April 30, 2007 prospectus by writing to MetLife Insurance Company of Connecticut, One Cityplace, 185 Asylum Street, 3CP, Hartford, Connecticut 06103-3415.

                                     MERGER

On December 7, 2007, MetLife Life and Annuity Company of Connecticut ("MLAC") merged with and into MetLife Insurance Company of Connecticut (the "Company"). Upon consummation of the merger, MLAC's separate corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLAC, including the Variable Account and its assets. As a result of the merger, the Company also became responsible for all of MLAC's liabilities and obligations, including those created under the Contract. The Contract has thereby become a variable contract funded by a separate account of the Company, and each Contract Owner has thereby become a contract owner of the Company. Thus, all references throughout the April 30, 2007 prospectus to "MetLife Life and Annuity Company of Connecticut" should be removed, and all references to the "Company" refer exclusively to MetLife Insurance Company of Connecticut.

The merger will not affect the provisions of, and the rights and obligations under, the Contract. The Company does not expect the merger to dilute or otherwise adversely affect the economic interests of Contract Owners, or to have any tax consequences on Contract Owners.

                              FINANCIAL INFORMATION

Financial statements reflecting the historical financial information of the Variable Account and the Company may be found in the Statement of Additional Information, a copy of which may be obtained by writing to MetLife Insurance Company of Connecticut, One Cityplace, 185 Asylum Street, 3CP, Hartford, Connecticut 06103-3415, or by calling 1-800-842-9325.

                                    * * * * *

The following information replaces the first three sentences of the first paragraph on page 1 of the prospectus.

      This prospectus describes a flexible premium deferred variable annuity contract (the "Contract") issued by MetLife Insurance Company of Connecticut.

The following information replaces the heading "The Insurance Companies" and the disclosure under that heading, which appear in the section titled "Other Information."

      THE INSURANCE COMPANY

      MetLife Insurance Company of Connecticut (the "Company") is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands, and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

      Before December 7, 2007, the Contract was issued by MetLife Life and Annuity Company of Connecticut ("MLAC"), a stock life insurance company chartered in 1973 in Connecticut. The Contract was funded through MetLife of CT Separate Account TM II for Variable Annuities, a separate account registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended. On December 7, 2007, MLAC, a wholly-owned subsidiary of the Company and an indirect, wholly-owned subsidiary of MetLife, Inc., merged with and into the Company. Upon consummation of the merger, MLAC's corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLAC, including MetLife of CT Separate Account TM II for Variable Annuities and its assets. Pursuant to the merger, therefore, MetLife of CT Separate Account TM II for Variable Annuities became a separate account of the Company. As a result of the merger, the Company also has become responsible for all of MLAC's liabilities and obligations, including those created under the Contract as initially issued by MLAC and outstanding on the date of the merger. Each such Contract has thereby become a variable contract funded by a separate account of the Company, and each owner thereof has become a contract owner of the Company.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
            MetLife of CT Separate Account TM For Variable Annuities

                 METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT
           MetLife of CT Separate Account TM II For Variable Annuities

                              MARQUIS PORTFOLIOS(SM)

                       SUPPLEMENT DATED NOVEMBER 12, 2007
                                     TO THE
                PROSPECTUS DATED APRIL 30, 2007, AS SUPPLEMENTED

This supplements the information contained in the Prospectus for the variable annuity contracts listed above. This supplement should be read in its entirety and kept together with the Prospectus for future reference.

1. VARIABLE FUNDING OPTION CLOSING

Effective on or about November 12, 2007, the Templeton Developing Markets Securities Fund of Franklin Templeton Variable Insurance Products Trust is no longer available for allocations of new purchase payments or transfers of contract value (excluding dollar cost averaging and automatic rebalancing allocations in existence at the time of closing).

2. VARIABLE FUNDING OPTION NAME CHANGES

Effective on or about November 12, 2007, the Legg Mason Partners Variable Multiple Discipline Portfolio - All Cap Growth and Value of Legg Mason Partners Variable Equity Trust changed its name to Legg Mason Partners Variable Capital Portfolio, and the Legg Mason Partners Variable Multiple Discipline Portfolio - Global All Cap Growth and Value of Legg Mason Partners Variable Equity Trust changed its name to Legg Mason Partners Variable Global Equity Portfolio.

Certain documents or information you may receive about your Contract may continue to reflect the old Variable Funding Option names until such time as updates are made.

3. VARIABLE FUNDING OPTION INVESTMENT OBJECTIVE CHANGE

Effective on or about November 12, 2007, the Legg Mason Partners Variable Capital Portfolio (formerly named Legg Mason Partners Variable Multiple Discipline Portfolio - All Cap Growth and Value) of Legg Mason Partners Variable Equity Trust changed its investment objective to the following: "Seeks capital appreciation through investment in securities which the portfolio managers believe have above-average capital appreciation potential."

4. UNDERLYING FUND MERGER AND CLOSING

Effective on or about November 12, 2007, the Legg Mason Partners Variable Multiple Discipline Portfolio - Large Cap Growth and Value of Legg Mason Partners Variable Equity Trust (Existing Fund) will be merged with and into the Legg Mason Partners Variable Appreciation Portfolio (Class II) of Legg Mason Partners Variable Equity Trust (Acquiring Fund).

The assets in the Existing Fund will be transferred into the Acquiring Fund. The aggregate value of your investment will not change as a result of the merger. Immediately after the merger, the Acquiring Fund no longer will be available for allocations of new purchase payments or transfers of contract value (excluding dollar cost averaging and automatic rebalancing allocations in existence at the time of closing). Please note that Legg Mason Partners Variable Appreciation Portfolio (Class I) remains available for new allocations of purchase payments and transfers of account value.

The following table presents the Acquiring Fund's management fee, distribution and/or service fees (12b-1), and other expenses. The Acquiring Fund provided this information and we have not independently verified it.

                                           DISTRIBUTION               TOTAL      CONTRACTUAL    NET TOTAL
                                              AND/OR                  ANNUAL     FEE WAIVER      ANNUAL
                               MANAGEMENT     SERVICE      OTHER    OPERATING  AND/OR EXPENSE   OPERATING
       UNDERLYING FUND:            FEE     (12B-1) FEES  EXPENSES*   EXPENSES   REIMBURSEMENT   EXPENSES
       ----------------        ----------  ------------  ---------  ---------  --------------  ----------
Legg Mason Partners Variable
   Appreciation Portfolio
   (Class II)                     0.69%        0.25%       0.04%      0.98%         0.00%         0.98%

* Other expenses are estimated since there are currently no Class II shares outstanding.

MORE INFORMATION ABOUT THE VARIABLE FUNDING OPTIONS IS CONTAINED IN THE PROSPECTUSES, AS SUPPLEMENTED, FOR THE UNDERLYING FUNDS. CURRENT PROSPECTUSES FOR THE UNDERLYING FUNDS CAN BE OBTAINED BY CALLING 1-800-842-9325.

                                        SUPPLEMENT DATED OCTOBER 19, 2007 TO THE
                                                       VARIABLE ANNUITY CONTRACT
                                                       PROSPECTUSES LISTED BELOW


The following information supplements, and to the extent inconsistent therewith, replaces the information contained in the variable annuity contract prospectuses listed below. Please retain this supplement and keep it with the prospectus for future reference.

QUALIFIED CONTRACTS UNDER SECTION 403(b) OF THE INTERNAL REVENUE CODE

Recently, the IRS announced new regulations affecting 403(b) plans and arrangements. As part of these regulations, employers will need to meet certain requirements in order for their employees' annuity contracts that fund these programs to retain a tax deferred status under 403(b). These regulations are generally effective January 1, 2009. Prior to the new rules, transfers of one annuity contract to another would not result in a loss of tax deferred status under 403(b) under certain conditions (so-called "90-24 transfers"). The new regulations have the following effect regarding transfers: (1) a newly issued contract funded by a transfer which is completed after September 24, 2007, is subject to the employer requirements referred to above; (2) additional purchase payments made after September 24, 2007, to a contract that was funded by a 90-24 transfer on or before September 24, 2007, may subject the contract to this new employer requirement.

If your Contract was issued previously in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments (if permitted).

                                       ***

Supplement to the following variable annuity contract prospectuses dated April 30, 2007 (as supplemented):


Index Annuity
Marquis Portfolios
MetLife Access Annuity
MetLife Access Select Annuity
Portfolio Architect Annuity
Portfolio Architect L Variable Annuity
Portfolio Architect Select Annuity
Portfolio Architect XTRA Annuity
Premier Advisers (Class I) Annuity
Premier Advisers (Class II) Annuity
Premier Advisers AssetManager Annuity
Premier Advisers II Annuity
Premier Advisers III (Series I) Annuity
Premier Advisers L (Series I) Annuity
Premier Advisers L (Series II) Annuity
PrimElite Annuity
Scudder Advocate Advisor - ST1 Variable Annuity
Scudder Advocate Advisor Annuity
Scudder Advocate Rewards Annuity
Vintage 3 Variable Annuity
Vintage Access Annuity
Vintage Annuity
Vintage II (Series II) Variable Annuity
Vintage II Variable Annuity
Vintage L Variable Annuity
Vintage XTRA (Series II) Annuity
Vintage XTRA Annuity


                                                                    October 2007

               SINGLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACTS
              FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACTS

                                    ISSUED BY

                METLIFE OF CT FUND ABD II FOR VARIABLE ANNUITIES
                 METLIFE OF CT FUND BD II FOR VARIABLE ANNUITIES
                 METLIFE OF CT FUND BD IV FOR VARIABLE ANNUITIES
            METLIFE OF CT SEPARATE ACCOUNT SIX FOR VARIABLE ANNUITIES
           METLIFE OF CT SEPARATE ACCOUNT EIGHT FOR VARIABLE ANNUITIES
            METLIFE OF CT SEPARATE ACCOUNT TEN FOR VARIABLE ANNUITIES
          METLIFE OF CT SEPARATE ACCOUNT TWELVE FOR VARIABLE ANNUITIES
         METLIFE OF CT SEPARATE ACCOUNT FOURTEEN FOR VARIABLE ANNUITIES
           METLIFE OF CT SEPARATE ACCOUNT PF II FOR VARIABLE ANNUITIES
           METLIFE OF CT SEPARATE ACCOUNT TM II FOR VARIABLE ANNUITIES METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT VARIABLE ANNUITY SEPARATE
                                  ACCOUNT 2002

                         SUPPLEMENT DATED JUNE 29, 2007

This supplement updates the prospectuses for the variable annuity contracts listed below, and contains information that should be read and maintained for future reference.

                                     MERGER

Subject to regulatory approvals and tax rulings, the company that issued your variable annuity contract, MetLife Life and Annuity Company of Connecticut ("MLAC"), will merge with and into MetLife Insurance Company of Connecticut ("MetLife of CT") on or about December 7, 2007. (MetLife of CT is described in the prospectus for your variable annuity contract.) Upon consummation of the merger, MLAC's separate corporate existence will cease by operation of law, and MetLife of CT will assume legal ownership of all of the assets of MLAC, including those relating to the registered separate accounts (collectively, the "Separate Accounts") that currently fund the variable annuity contracts (collectively, "VA Contracts") issued by MLAC, and the assets of those Separate Accounts. As a result of the merger, MetLife of CT also will become responsible for all of MLAC's liabilities and obligations, including those created under the VA Contracts. The VA Contracts will thereby become variable contracts funded by separate accounts of MetLife of CT, and each VA Contract owner will thereby become a contract owner of MetLife of CT. The merger will not affect the provisions of, and the rights and obligations under, the VA Contracts. MetLife of CT does not expect the merger to dilute or otherwise adversely affect the economic interests of VA Contract owners, or to have any tax consequences on VA Contract owners.

                                    * * * * *

This supplement relates to the following VA Contract prospectuses dated April 30, 2007:

     - Premier Advisers II Annuity, Premier Advisers III Annuity, Premier Advisers III--Series II Annuity

     - Portfolio Architect Annuity, Portfolio Architect Select Annuity, Premier Advisers Annuity, Premier Advisers--Class II Annuity

     -    MetLife Access Annuity, MetLife Access Select Annuity

     -    Vintage Annuity

     -    Protected Equity Portfolio

     -    Index Annuity

     - Portfolio Architect XTRA Variable Annuity, Vintage XTRA, Vintage XTRA (Series II)

     - MetLife Retirement Account Annuity (with a market-value adjustment feature)

     - Premier Advisers--AssetManager Annuity, Premier Advisers L Annuity, Premier Advisers L--Series II Annuity

     -    Vintage II Variable Annuity, Vintage II (Series II) Variable Annuity

     - Vintage 3 Variable Annuity, Portfolio Architect 3 Variable Annuity, Portfolio Architect L Variable Annuity, Vintage L Variable Annuity, Pioneer Annuistar Flex Variable Annuity

     - Pioneer Annuistar Plus Annuity, Portfolio Architect Plus Annuity, Scudder Advocate Rewards Annuity

     - Pioneer Annuistar Variable Annuity, Portfolio Architect II Annuity, Pioneer Annuistar Value Annuity

     -    PrimElite Annuity

     -    PrimElite II Annuity

     -    Marquis Portfolios

     - Vintage Access Annuity, Portfolio Architect Access Annuity, Scudder Advocate Advisor Annuity, Scudder Advocate Advisor--ST1 Variable Annuity

You can obtain a copy of the prospectus for your variable annuity contract by writing to MetLife Insurance Company of Connecticut, One Cityplace, 185 Asylum Street, Hartford, Connecticut, 06103-3415.

                       MARQUIS PORTFOLIOS(SM) PROSPECTUS:
            METLIFE OF CT SEPARATE ACCOUNT TM FOR VARIABLE ANNUITIES
           METLIFE OF CT SEPARATE ACCOUNT TM II FOR VARIABLE ANNUITIES

This prospectus describes MARQUIS PORTFOLIOS, a flexible premium deferred variable annuity contract (the "Contract") issued by MetLife Insurance Company of Connecticut or MetLife Life and Annuity Company of Connecticut. MetLife Life and Annuity Company of Connecticut does not solicit or issue insurance products in the state of New York. Refer to your Contract for the name of your issuing company. The Contract is available in connection with certain retirement plans that qualify for special federal income tax treatment ("Qualified Contracts") as well as those that do not qualify for such treatment ("Non-qualified Contracts"). We may issue it as an individual contract or as a group contract. When we issue a group contract, you will receive a certificate summarizing the Contract's provisions. For convenience, we refer to contracts and certificates as "Contracts."

Your premium ("Purchase Payments") accumulates on a variable basis in one or more of our Variable Funding Options. Your Contract Value before the Maturity Date and the amount of monthly income afterwards will vary daily to reflect the investment experience of the Variable Funding Options you select. You bear the investment risk of investing in the Variable Funding Options. The Variable Funding Options as of April 30, 2007 are:




AMERICAN FUNDS INSURANCE SERIES -- CLASS 2         Dreman Small-Cap Value Portfolio -- Class A
  American Funds Global Growth Fund                Janus Forty Portfolio -- Class A
  American Funds Growth Fund                       Lazard Mid-Cap Portfolio -- Class B
  American Funds Growth-Income Fund                Legg Mason Value Equity Portfolio -- Class
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS        B
  TRUST -- CLASS 2                                 Lord Abbett Growth and Income
  Templeton Developing Markets Securities             Portfolio -- Class B
     Fund                                          Lord Abbett Mid-Cap Value
  Templeton Foreign Securities Fund                   Portfolio -- Class B
LEGG MASON PARTNERS VARIABLE EQUITY TRUST          Met/AIM Capital Appreciation
  Legg Mason Partners Variable Aggressive             Portfolio -- Class A
     Growth Portfolio -- Class I                   Met/AIM Small Cap Growth Portfolio -- Class
  Legg Mason Partners Variable Appreciation           A
     Portfolio -- Class I                          MFS(R) Research International
  Legg Mason Partners Variable Dividend               Portfolio -- Class B
     Strategy Portfolio                            MFS(R) Value Portfolio -- Class A
  Legg Mason Partners Variable Fundamental         Neuberger Berman Real Estate
     Value Portfolio -- Class I                       Portfolio -- Class B
  Legg Mason Partners Variable Investors           PIMCO Inflation Protected Bond
     Portfolio -- Class I                             Portfolio -- Class B
  Legg Mason Partners Variable Large Cap           PIMCO Total Return Portfolio -- Class B
     Growth Portfolio -- Class I                   Pioneer Fund Portfolio -- Class A
  Legg Mason Partners Variable Multiple            Third Avenue Small Cap Value
     Discipline Portfolio -- All Cap Growth           Portfolio -- Class B
     and Value                                     Van Kampen Comstock Portfolio -- Class B
  Legg Mason Partners Variable Multiple            Van Kampen Mid-Cap Growth
     Discipline Portfolio -- Large Cap Growth         Portfolio -- Class B
     and Value                                   METROPOLITAN SERIES FUND, INC.
  Legg Mason Partners Variable Small Cap           BlackRock Bond Income Portfolio -- Class E
     Growth Portfolio -- Class I                   FI Large Cap Portfolio -- Class A
LEGG MASON PARTNERS VARIABLE INCOME TRUST          FI Value Leaders Portfolio -- Class D
  Legg Mason Partners Variable Global High         MFS(R) Total Return Portfolio -- Class F
     Yield Bond Portfolio -- Class I               Western Asset Management U.S. Government
  Legg Mason Partners Variable Money Market           Portfolio -- Class A
     Portfolio                                   VAN KAMPEN LIFE INVESTMENT TRUST -- CLASS II
MET INVESTORS SERIES TRUST                         Strategic Growth Portfolio
  BlackRock High Yield Portfolio -- Class A
  BlackRock Large-Cap Core Portfolio -- Class
     E



Certain Variable Funding Options have been subject to a merger, substitution or other change. Please see "Appendix C -- Additional Information Regarding Underlying Funds" for more information.

The Contract is not offered to new purchasers.

This prospectus provides the information that you should know before investing in the Contract. Please keep this prospectus for future reference. You can receive additional information about your Contract by requesting a copy of the Statement of Additional Information ("SAI") dated April 30, 2007. We filed the SAI with the Securities and Exchange Commission ("SEC"), and it is incorporated by reference into this prospectus. To request a copy, write to us at One Cityplace, 185 Asylum Street, 3CP, Hartford, Connecticut 06103-3415, call 1-800-842-9325 or access the SEC's website (http://www.sec.gov). See Appendix D for the SAI's table of contents.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

VARIABLE ANNUITY CONTRACTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                         PROSPECTUS DATED APRIL 30, 2007

                                TABLE OF CONTENTS




Glossary................................      3
Summary.................................      4
Fee Table...............................      7
Condensed Financial Information.........     11
The Annuity Contract....................     11
  Contract Owner Inquiries..............     12
  Purchase Payments.....................     12
  Accumulation Units....................     13
  The Variable Funding Options..........     13
Charges and Deductions..................     18
  General...............................     18
  Transfer Charge.......................     18
  Administrative Charges................     19
  Mortality and Expense Risk Charge.....     19
  Enhanced Stepped-Up Provision Charge..     19
  Guaranteed Minimum Withdrawal Benefit
     Charge.............................     19
  Variable Funding Option Expenses......     19
  Premium Tax...........................     19
  Changes in Taxes Based upon Premium or
     Value..............................     19
Transfers...............................     20
  Market Timing/Excessive Trading.......     20
Asset Allocation Program................     22
Access to Your Money....................     23
  Systematic Withdrawals................     24
Ownership Provisions....................     24
  Types of Ownership....................     24
  Contract Owner........................     24
  Beneficiary...........................     25
  Annuitant.............................     25
Death Benefit...........................     25
  Death Proceeds before the Maturity
     Date...............................     25
  Enhanced Stepped-Up Provision.........     26
  Payment of Proceeds...................     27
  Spousal Contract Continuance..........     29
  Beneficiary Contract Continuance......     29
  Death Proceeds after the Maturity
     Date...............................     30
Living Benefits.........................     30
  Guaranteed Minimum Withdrawal
     Benefit............................     30
The Annuity Period......................     35
  Maturity Date.........................     35
  Allocation of Annuity.................     36
  Variable Annuity......................     36
  Fixed Annuity.........................     36
Payment Options.........................     37
  Election of Options...................     37
  Annuity Options.......................     37
  Variable Liquidity Benefit............     37
Miscellaneous Contract Provisions.......     38
  Right to Return.......................     38
  Termination...........................     38
  Required Reports......................     38
  Suspension of Payments................     38
The Separate Accounts...................     38
  Performance Information...............     39
Federal Tax Considerations..............     40
  General Taxation of Annuities.........     40
  Types of Contracts: Qualified and Non-
     qualified..........................     41
  Qualified Annuity Contracts...........     41
     Taxation of Qualified Annuity
       Contracts........................     41
     Mandatory Distributions for
       Qualified Plans..................     41
     Individual Retirement Annuities....     42
     Roth IRAs..........................     42
     TSAs (ERISA and non-ERISA).........     43
  Non-qualified Annuity Contracts.......     44
     Diversification Requirements for
       Variable Annuities...............     46
     Ownership of the Investments.......     46
     Taxation of Death Benefit
       Proceeds.........................     46
  Other Tax Considerations..............     46
     Treatment of Charges for Optional
       Benefits.........................     46
     Puerto Rico Tax Considerations.....     47
     Non-Resident Aliens................     47
     Tax Credits and Deductions.........     47
Other Information.......................     47
  The Insurance Companies...............     47
  Financial Statements..................     48
  Distribution of Variable Annuity
     Contracts..........................     48
  Conformity with State and Federal
     Laws...............................     50
  Voting Rights.........................     50
  Restrictions on Financial
     Transactions.......................     50
  Legal Proceedings.....................     50
Appendix A: Condensed Financial
  Information for MetLife Insurance
  Company of Connecticut Separate
  Account TM............................    A-1
Appendix B: Condensed Financial
  Information for MetLife Life and
  Annuity Company of Connecticut
  Separate Account TM II................    B-1
Appendix C: Additional Information
  Regarding Underlying Funds............    C-1
Appendix D: Contents of the Statement of
  Additional Information................    D-1

                                    GLOSSARY

ACCUMULATION UNIT -- an accounting unit of measure used to calculate the value of this Contract before Annuity Payments begin.

ANNUITANT -- the person on whose life the Maturity Date and Annuity Payments depend.

ANNUITY PAYMENTS -- a series of periodic payments (a) for life; (b) for life with a minimum number of payments; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period.

ANNUITY UNIT -- an accounting unit of measure used to calculate the amount of Annuity Payments.

CASH SURRENDER VALUE -- the Contract Value less premium tax not previously deducted.

CODE -- the Internal Revenue Code of 1986, as amended, and all related laws and regulations that are in effect during the term of this Contract.

CONTINGENT ANNUITANT -- the individual who becomes the Annuitant when the Annuitant who is not the owner dies prior to the Maturity Date.

CONTRACT DATE -- the date on which the Contract is issued.

CONTRACT OWNER (you) -- the person named in the Contract (on the specifications page) as the owner of the Contract.

CONTRACT VALUE -- Purchase Payments, plus or minus any investment experience on the amounts allocated to the variable funds, adjusted by any applicable charges and withdrawals.

CONTRACT YEARS -- twelve month periods beginning with the Contract Date.

DEATH REPORT DATE -- the day on which we have received 1) Due Proof of Death and
2) written payment instructions or election of spousal or beneficiary contract continuation.

DUE PROOF OF DEATH -- (i) a copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to us.

HOME OFFICE -- the Home Office of MetLife Insurance Company of Connecticut or MetLife Life and Annuity Company of Connecticut or any other office that we may designate for the purpose of administering this Contract. For transfer, withdrawal, surrender, and (if applicable) loan requests, our Home Office address is: MetLife, P.O. Box 990014, Hartford, CT 06199-0014. For Purchase Payments and (if applicable) loan repayments, our Home Office address is:
MetLife, P.O. Box 371857, Pittsburgh, PA 15250-7857.

MATURITY DATE -- the date on which the Annuity Payments are to begin.

PAYMENT OPTION -- an annuity option elected under your Contract.

PURCHASE PAYMENT -- any premium paid by you to initiate or supplement this Contract.

QUALIFIED CONTRACT -- a contract used in a retirement plan or program that is intended to qualify under Sections 401, 403, 408, or 408A of the Code.

SEPARATE ACCOUNT -- a segregated account registered with the Securities and Exchange Commission ("SEC"), the assets of which are invested solely in the Underlying Funds. The assets of the Separate Account are held exclusively for the benefit of Contract Owners.

SUBACCOUNT -- that portion of the assets of a Separate Account that is allocated to a particular Underlying Fund.

UNDERLYING FUND -- a portfolio of an open-end management investment company that is registered with the SEC in which the Subaccounts invest.

VALUATION DATE -- a date on which a Subaccount is valued.

VALUATION PERIOD -- the period between successive valuations.

VARIABLE FUNDING OPTION -- a Subaccount of the Separate Account that invests in an Underlying Fund.

WE, US, OUR -- MetLife Insurance Company of Connecticut or MetLife Life and Annuity Company of Connecticut.

WRITTEN REQUEST -- written information sent to us in a form and content satisfactory to us and received at our Home Office.

YOU, YOUR -- "You" is, the Contract Owner, and a natural person, a trust established for the benefit of a natural person, or a charitable remainder trust.

                                    SUMMARY:

                               MARQUIS PORTFOLIOS

THIS SUMMARY DETAILS SOME OF THE MORE IMPORTANT POINTS THAT YOU SHOULD KNOW AND CONSIDER BEFORE PURCHASING THE CONTRACT. PLEASE READ THE ENTIRE PROSPECTUS CAREFULLY.

WHAT COMPANY WILL ISSUE MY CONTRACT? Your issuing company is either MetLife Insurance Company of Connecticut or MetLife Life and Annuity Company of Connecticut ("the Company," "We" or "Us"). MetLife Life and Annuity Company of Connecticut does not solicit or issue insurance products in the state of New York. Refer to your Contract for the name of your issuing company. Each company sponsors its own segregated account ("Separate Account"). MetLife Insurance Company of Connecticut sponsors the MetLife of CT Separate Account TM for Variable Annuities ("Separate Account TM "); MetLife Life and Annuity Company of Connecticut sponsors the MetLife of CT Separate Account TM II for Variable Annuities ("Separate Account TM II"). When we refer to the Separate Account, we are referring to either Separate Account TM or Separate Account TM II, depending upon your issuing Company.

The Contract is not offered to new purchasers. Contracts issued in your state may provide different features and benefits from and impose different costs (such as a waiver of the withdrawal charge on all Annuity Payments) than those described in this prospectus.

CAN YOU GIVE ME A GENERAL DESCRIPTION OF THE CONTRACT? We designed the Contract for retirement savings or other long-term investment purposes. The Contract provides a death benefit as well as guaranteed payout options. You direct your payment(s) to one or more of the Variable Funding Options. The Variable Funding Options fluctuate with the investment performance of the Underlying Funds and are not guaranteed. You can also lose money in the Variable Funding Options.

The Contract, like all deferred variable annuity contracts, has two phases: the accumulation phase and the payout phase (annuity period). During the accumulation phase generally, under a Qualified Contract, your pre-tax contributions accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal, presumably when you are in a lower tax bracket. During the accumulation phase, under a Non-qualified Contract, earnings on your after-tax contributions accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. The payout phase occurs when you begin receiving payments from your Contract. The amount of money you accumulate in your Contract determines the amount of income (Annuity Payments) you receive during the payout phase.

During the payout phase, you may choose one of a number of annuity options. You may receive payments in the form of a variable annuity, a fixed annuity, or a combination of both. If you elect variable payments, the dollar amount of your payments may increase or decrease. Once you choose one of the annuity options and begin to receive payments, it cannot be changed.

WHO CAN PURCHASE THIS CONTRACT? The Contract is currently available for use in connection with (1) individual non-qualified purchases; (2) rollovers from Individual Retirement Annuities (IRAs); (3) rollovers from other qualified retirement plans and (4) beneficiary-directed transfers of death proceeds from another contract. Qualified Contracts include contracts qualifying under Section 401(a), 403(b), 408(b) or 408A of the Code. Purchase of this Contract through a tax qualified retirement plan ("Plan") does not provide any additional tax deferral benefits beyond those provided by the Plan. Accordingly, if you are purchasing this Contract through a Plan, you should consider purchasing this Contract for its death benefit, annuity option benefits, and other non-tax-related benefits.

The Contract is not offered to new purchasers. However, you may make additional payments of at least $500 at any time during the accumulation phase. No additional payments are allowed if this Contract is purchased with a beneficiary-directed transfer of death proceeds.

CAN I EXCHANGE MY CURRENT ANNUITY CONTRACT FOR THIS CONTRACT? The Code generally permits you to exchange one annuity contract for another in a "tax-free exchange." Therefore, you can transfer the proceeds from another annuity contract to purchase this Contract. Before making an exchange to acquire this Contract, you should carefully compare this Contract to your current contract. You may have to pay a surrender charge under your current contract to exchange it for this Contract. The other fees and charges under this Contract may be higher or lower and the benefits may be different than those of your current contract. In addition, you may have to pay federal income or penalty taxes on the exchange if it does not qualify for tax-free treatment. You should not exchange another contract for this Contract unless you determine, after evaluating all the facts, the exchange is in your best interests. Remember that the person selling you the Contract generally will earn a commission on the sale.

IS THERE A RIGHT TO RETURN PERIOD? If you cancel the Contract within ten days after you receive it, you will receive a full refund of your Contract Value plus any Contract charges and premium taxes you paid (but not fees and charges assessed by the Underlying Funds). Where state law requires a different right to return period, or the return of Purchase Payments, the Company will comply. You bear the investment risk on the Purchase Payment allocated to a Variable Funding Option during the right to return period; therefore, the Contract Value we return may be greater or less than your Purchase Payment.

If you purchased your Contract as an Individual Retirement Annuity, and you return it within the first seven days after delivery, or longer if your state law permits, we will refund your full Purchase Payment. During the remainder of the right to return period, we will refund your Contract Value (including charges we assessed). We will determine your Contract Value at the close of business on the day we receive a Written Request for a refund.

CAN YOU GIVE A GENERAL DESCRIPTION OF THE VARIABLE FUNDING OPTIONS AND HOW THEY OPERATE? The Variable Funding Options represent Subaccounts of the Separate Account. At your direction, the Separate Account, through its Subaccounts, uses your Purchase Payments to purchase shares of one or more of the Underlying Funds that holds securities consistent with its own investment policy. Depending on market conditions, you may make or lose money in any of these Variable Funding Options.

You can transfer among the Variable Funding Options as frequently as you wish without any current tax implications. Currently there is no charge for transfers, nor a limit to the number of transfers allowed. We may, in the future, charge a fee for any transfer request, or limit the number of transfers allowed. At a minimum, we would always allow one transfer every six months. We reserve the right to restrict transfers that we determine will disadvantage other Contract Owners.

WHAT EXPENSES WILL BE ASSESSED UNDER THE CONTRACT? The Contract has insurance features and investment features, and there are costs related to each. We deduct an administrative expense charge and a mortality and expense risk ("M&E") charge each business day from amounts you allocate to the Separate Account. We deduct the administrative expense charge at an annual rate of 0.15% and deduct the M&E charge at an annual rate of 1.55% for the Standard Death Benefit and 1.70% for the Enhanced Death Benefit. For Contracts with a value of less than $50,000, we also deduct an annual Contract administrative charge of $40. Each Underlying Fund also charges for management costs and other expenses.

If you select the Enhanced Stepped-Up Provision ("E.S.P."), an additional 0.25% annually will be deducted each business day from amounts in the Variable Funding Options. THIS PROVISION IS NOT AVAILABLE WHEN EITHER THE ANNUITANT OR OWNER IS AGE 76 OR OLDER ON THE RIDER EFFECTIVE DATE.

If you elect a Guaranteed Minimum Withdrawal Benefit ("GMWB") rider, a charge will be deducted each business day from amounts in the Variable Funding Options. There are three GMWB rider options, and the current charge for each rider, on an annual basis, is as follows: GMWB I: 0.40%; GMWB II: 0.50%; and GMWB III: 0.25%. Your current charge will not change unless you are able to reset your benefits, at which time we may modify the charge, which will never exceed 1.00%.

HOW WILL MY PURCHASE PAYMENTS AND WITHDRAWALS BE TAXED? Generally, the payments you make to a Qualified Contract during the accumulation phase are made with before-tax dollars. Generally, you will be taxed on your Purchase Payments and on any earnings when you make a withdrawal or begin receiving Annuity Payments. Under a Non-qualified Contract, payments to the Contract are made with after-tax dollars, and earnings will generally accumulate tax-deferred. You will be taxed on these earnings when they are withdrawn from the Contract. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal penalty tax on the amount withdrawn.

For owners of Qualified Contracts, if you reach a certain age, you may be required by federal tax laws to begin receiving payments from your annuity or risk paying a penalty tax. In those cases, we can calculate and pay you the minimum required distribution amounts (see "Access to Your Money - Systematic Withdrawals").

HOW MAY I ACCESS MY MONEY? You can take withdrawals any time during the accumulation phase. Income taxes and/or a penalty tax may be owed on amounts withdrawn.

WHAT IS THE DEATH BENEFIT UNDER THE CONTRACT? You may choose to purchase the Standard or Enhanced Death Benefit. The death benefit applies upon the first death of the Contract Owner, joint owner, or Annuitant. Assuming you are the Annuitant, the death benefit is as follows: If you die before the Contract is in the payout phase, the person you have chosen as your beneficiary will receive a death benefit. We calculate the death benefit value at the close of the business day on which our Home Office receives (1) Due Proof of Death and (2) written payment instructions or the election of spousal or beneficiary contract continuance. (Please refer to the Death Benefit section in the Prospectus for more details.)

WHERE MAY I FIND OUT MORE ABOUT ACCUMULATION UNIT VALUES? The Condensed Financial Information in Appendix A or Appendix B to this prospectus provides more information about Accumulation Unit values.

ARE THERE ANY ADDITIONAL FEATURES? This Contract has other features you may be interested in. These include:

     - SYSTEMATIC WITHDRAWAL OPTION. Before the Maturity Date, you can arrange to have money sent to you at set intervals throughout the year. Of course, any applicable income and penalty taxes will apply on amounts withdrawn.

     - ASSET ALLOCATION PROGRAM. If you choose, you can elect to have your contributions allocated among a set of funding options according to an optional asset allocation model. The model is based on your personal investment risk tolerance and other factors. The Asset Allocation Program was designed in conjunction with Ibbotson Associates, a recognized provider of asset allocation services.

     - AUTOMATIC REBALANCING. You may elect to have the Company periodically reallocate the values in your Contract to match the rebalancing allocation selected.

     - MANAGED DISTRIBUTION PROGRAM. This program allows us to automatically calculate and distribute to you, in November of the applicable tax year, an amount that will satisfy the Internal Revenue Service's minimum distribution requirements imposed on certain contracts once the owner reaches age 70 1/2 or retires. These minimum distributions occur during the accumulation phase.

     - ENHANCED STEPPED-UP PROVISION ("E.S.P."). For an additional charge, the total death benefit payable may be increased based on the earnings in your Contract.

     - SPOUSAL CONTRACT CONTINUANCE (SUBJECT TO AVAILABILITY). If your spouse is named as an owner and/or beneficiary, and you die prior to the Maturity Date, your spouse may elect to continue the Contract as owner rather than have the death benefit paid to the beneficiary. This feature applies to a spousal joint Contract Owner and/or beneficiary only.

     - BENEFICIARY CONTRACT CONTINUANCE (NOT PERMITTED FOR NON-NATURAL BENEFICIARIES). If you die before the Maturity Date, and if the value of any beneficiary's portion of the death benefit is between $20,000 and $1,000,000 as of the date of your death, that beneficiary(s) may elect to continue his/her portion of the Contract and take required distributions over time, rather than have the death benefit paid to the beneficiary in a lump sum.

     - GUARANTEED MINIMUM WITHDRAWAL BENEFIT ("GMWB" OR "PRINCIPAL GUARANTEE"). For an additional charge, we will guarantee the periodic return of your investment. Under this benefit, we will pay you a percentage of your investment every year until your investment has been returned in full, regardless of market performance. Depending on when you elect to begin receiving payments and which GMWB rider you select, the maximum amount of your investment that you receive each year is 5% or 10%. When you add Purchase Payments to your Contract, we include them as part of the guarantee. In the future, however, we may discontinue including additional Purchase Payments as part of the guarantee. The guarantee is subject to restrictions on withdrawals and other restrictions.

                                    FEE TABLE

--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer Contract Value between Variable Funding Options. Expenses shown do not include premium taxes, which may be applicable.

The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Underlying Fund fees and expenses.

CONTRACT OWNER TRANSACTION EXPENSES



TRANSFER CHARGE.........................................   $10(1)
(assessed on transfers that exceed 12 per year)





CONTRACT ADMINISTRATIVE CHARGE
Annual Contract Administrative Charge...................   $40(2)


ANNUAL SEPARATE ACCOUNT CHARGES
(as a percentage of the average daily net assets of the Separate Account)

We will assess a minimum mortality and expense risk charge ("M & E") of 1.55% and an administrative expense charge of 0.15% on all Contracts. In addition, for optional features there is a 0.25% charge for E.S.P., a 0.40% current charge (maximum of 1.00% upon reset) for GMWB I, a 0.50% current charge (maximum of 1.00% upon reset) for GMWB II, and a 0.25% charge for GMWB III. Below is a summary of all of the charges that may apply, depending on the death benefit and optional features you select:


                                                           STANDARD DEATH BENEFIT    ENHANCED DEATH BENEFIT
                                                           ----------------------    ----------------------


Mortality and Expense Risk Charge......................           1.55%(3)                  1.70%(3)
Administrative Expense Charge..........................           0.15%                     0.15%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH NO OPTIONAL
  FEATURES SELECTED....................................           1.70%                     1.85%
Optional E.S.P. Charge.................................           0.25%                     0.25%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH E.S.P. ONLY
  SELECTED.............................................           1.95%                     2.10%
Optional GMWB I Charge (maximum upon reset)............           1.00%(4)                  1.00%(4)
Optional GMWB II Charge (maximum upon reset)...........           1.00%(4)                  1.00%(4)
Optional GMWB III Charge...............................           0.25%                     0.25%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH GMWB I ONLY
  SELECTED.............................................           2.70%                     2.85%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH GMWB II ONLY
  SELECTED.............................................           2.70%                     2.85%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH GMWB III
  ONLY SELECTED........................................           1.95%                     2.10%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH E.S.P. AND
  GMWB I SELECTED......................................           2.95%                     3.10%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH E.S.P. AND
  GMWB II SELECTED.....................................           2.95%                     3.10%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH E.S.P. AND
  GMWB III SELECTED....................................           2.20%                     2.35%


---------
(1)   We do not currently assess the transfer charge.
(2) We do not assess this charge if Contract Value is $50,000 or more on the fourth Friday of each August.
(3) We are waiving the following amounts of the Mortality and Expense Risk charge: 0.15% for the Subaccount investing in the Western Asset Management U.S. Government Portfolio, an amount equal to the Underlying Fund expenses that are in excess of 0.87% for the Subaccount investing in the Lord Abbett Growth and Income Portfolio, an amount equal to the underlying fund expenses that are in excess of 1.12% for the Subaccount investing in the Lord Abbett Mid Cap Value Portfolio, an amount equal to the underlying fund expenses that are in excess of 1.10% for the Subaccount investing in the Third Avenue Small Cap Value Portfolio, an amount equal to the underlying fund expenses that are in excess of 1.18% for the Subaccount investing in the MFS(R) Research International Portfolio, an amount equal to the underlying fund expenses that are in excess of 0.90% for the Subaccount investing in the Harris Oakmark International Portfolio, an amount equal to the underlying fund expenses that are in excess of 0.91% for the Subaccount investing in the Capital Guardian U.S. Equity Portfolio, and an amount equal to the underlying fund expenses that are in excess of 0.65% for the Subaccount investing in the PIMCO Inflation Protected Bond Portfolio.
(4) The current charges for the available GMWB riders with a reset feature (see "Living Benefits") are 0.40% for GMWB I and 0.50% for GMWB II.

UNDERLYING FUND EXPENSES AS OF DECEMBER 31, 2006 (unless otherwise indicated):

The first table below shows the range (minimum and maximum) of the total annual operating expenses charged by all of the Underlying Funds, before any voluntary or contractual fee waivers and/or expense reimbursements. The second table shows each Underlying Fund's management fee, distribution and/or service fees (12b-1) if applicable, and other expenses. The Underlying Funds provided this information and we have not independently verified it. More detail concerning each Underlying Fund's fees and expenses is contained in the prospectus for each Underlying Fund. Current prospectuses for the Underlying Funds can be obtained by calling 1-800-842-9325.

MINIMUM AND MAXIMUM TOTAL ANNUAL UNDERLYING FUND OPERATING EXPENSES


                                                                        MINIMUM   MAXIMUM
                                                                        -------   -------


TOTAL ANNUAL FUND OPERATING EXPENSES
(expenses that are deducted from Underlying Fund assets, including management fees, distribution and/or service fees (12b-1), and other
  expenses)...........................................................    .48%      1.72%


UNDERLYING FUND FEES AND EXPENSES
(as a percentage of average daily net assets)


                                                     DISTRIBUTION                 TOTAL     CONTRACTUAL FEE       NET TOTAL
                                                        AND/OR                    ANNUAL         WAIVER             ANNUAL
                                       MANAGEMENT       SERVICE        OTHER    OPERATING    AND/OR EXPENSE       OPERATING
UNDERLYING FUND:                           FEE       (12b-1) FEES    EXPENSES    EXPENSES    REIMBURSEMENT       EXPENSES(*)
----------------                      ------------  --------------  ----------  ---------  -----------------  -----------------


AMERICAN FUNDS INSURANCE SERIES
  American Funds Global Growth
     Fund -- Class 2................      0.55%          0.25%         0.03%      0.83%            --         0.83%
  American Funds Growth
     Fund -- Class 2................      0.32%          0.25%         0.02%      0.59%            --         0.59%
  American Funds Growth-Income
     Fund -- Class 2................      0.27%          0.25%         0.01%      0.53%            --         0.53%
DELAWARE VIP TRUST
  Delaware VIP Small Cap Value
     Series -- Standard Class+......      0.72%            --          0.11%      0.83%            --         0.83%
DREYFUS VARIABLE INVESTMENT TRUST
  Dreyfus Variable Investment
     Fund -- Appreciation
     Portfolio -- Initial Shares+...      0.75%            --          0.07%      0.82%            --         0.82%
  Dreyfus Variable Investment
     Fund -- Developing Leaders
     Portfolio -- Initial Shares+...      0.75%            --          0.09%      0.84%            --         0.84%(18)
FIDELITY(R) VARIABLE INSURANCE
  PRODUCTS
  VIP Mid Cap Portfolio -- Service
     Class 2+.......................      0.57%          0.25%         0.11%      0.93%            --         0.93%
FRANKLIN TEMPLETON VARIABLE
  INSURANCE PRODUCTS TRUST
  Franklin Small-Mid Cap Growth
     Securities Fund -- Class 2+....      0.48%          0.25%         0.30%      1.03%          0.01%        1.02%(1)
  Templeton Developing Markets
     Securities Fund -- Class 2.....      1.23%          0.25%         0.24%      1.72%            --         1.72%
  Templeton Foreign Securities
     Fund -- Class 2................      0.63%          0.25%         0.18%      1.06%          0.03%        1.03%(2)
JANUS ASPEN SERIES
  International Growth
     Portfolio -- Service Shares+...      0.64%          0.25%         0.07%      0.96%            --         0.96%
  Mid Cap Growth
     Portfolio -- Service Shares+...      0.64%          0.25%         0.06%      0.95%            --         0.95%
LEGG MASON PARTNERS VARIABLE EQUITY
  TRUST
  Legg Mason Partners Variable
     Aggressive Growth
     Portfolio -- Class I++.........      0.75%            --          0.02%      0.77%            --         0.77%
  Legg Mason Partners Variable
     Appreciation Portfolio -- Class
     I..............................      0.70%            --          0.02%      0.72%            --         0.72%(14)
  Legg Mason Partners Variable
     Dividend Strategy Portfolio++..      0.65%            --          0.24%      0.89%            --         0.89%
  Legg Mason Partners Variable
     Fundamental Value
     Portfolio -- Class I...........      0.75%            --          0.02%      0.77%            --         0.77%
  Legg Mason Partners Variable
     Investors Portfolio -- Class
     I..............................      0.65%            --          0.07%      0.72%            --         0.72%
  Legg Mason Partners Variable Large
     Cap Growth Portfolio -- Class
     I++............................      0.75%            --          0.04%      0.79%            --         0.79%

                                                     DISTRIBUTION                 TOTAL     CONTRACTUAL FEE       NET TOTAL
                                                        AND/OR                    ANNUAL         WAIVER             ANNUAL
                                       MANAGEMENT       SERVICE        OTHER    OPERATING    AND/OR EXPENSE       OPERATING
UNDERLYING FUND:                           FEE       (12b-1) FEES    EXPENSES    EXPENSES    REIMBURSEMENT       EXPENSES(*)
----------------                      ------------  --------------  ----------  ---------  -----------------  -----------------

  Legg Mason Partners Variable Mid
     Cap Core Portfolio -- Class
     I+++...........................      0.75%            --          0.07%      0.82%            --         0.82%
  Legg Mason Partners Variable
     Multiple Discipline
     Portfolio -- All Cap Growth and
     Value..........................      0.75%          0.25%         0.05%      1.05%            --         1.05%
  Legg Mason Partners Variable
     Multiple Discipline
     Portfolio -- Global All Cap
     Growth and Value+..............      0.75%          0.25%         0.09%      1.09%            --         1.09%
  Legg Mason Partners Variable
     Multiple Discipline
     Portfolio -- Large Cap Growth
     and Value......................      0.75%          0.25%         0.21%      1.21%            --         1.21%
  Legg Mason Partners Variable Small
     Cap Growth Portfolio -- Class
     I..............................      0.75%            --          0.21%      0.96%            --         0.96%
LEGG MASON PARTNERS VARIABLE INCOME
  TRUST
  Legg Mason Partners Variable
     Adjustable Rate Income
     Portfolio+++...................      0.55%          0.25%         0.22%      1.02%            --         1.02%
  Legg Mason Partners Variable
     Global High Yield Bond
     Portfolio -- Class I...........      0.80%            --          0.18%      0.98%            --         0.98%
  Legg Mason Partners Variable High
     Income Portfolio+++............      0.60%            --          0.06%      0.66%            --         0.66%
  Legg Mason Partners Variable Money
     Market Portfolio++.............      0.45%            --          0.03%      0.48%            --         0.48%
MET INVESTORS SERIES TRUST
  Batterymarch Mid-Cap Stock
     Portfolio -- Class A+..........      0.70%            --          0.11%      0.81%            --         0.81%(4)(15)
  BlackRock High Yield
     Portfolio -- Class A...........      0.60%            --          0.32%      0.92%            --         0.92%(4)(5)(15)
  BlackRock Large-Cap Core                                                                                    1.00%(4)(5)(15)-
     Portfolio -- Class E...........      0.63%          0.15%         0.22%      1.00%            --              (16)
  Dreman Small-Cap Value
     Portfolio -- Class A...........      0.82%            --          0.37%      1.19%          0.09%        1.10%(4)(6)(15)
  Harris Oakmark International
     Portfolio -- Class A+..........      0.78%            --          0.13%      0.91%            --         0.91%(4)
  Janus Forty Portfolio -- Class A..      0.65%            --          0.06%      0.71%            --         0.71%(4)(15)
  Lazard Mid-Cap Portfolio -- Class
     B..............................      0.70%          0.25%         0.06%      1.01%            --         1.01%(4)
  Legg Mason Value Equity
     Portfolio -- Class B...........      0.64%          0.25%         0.16%      1.05%            --         1.05%(4)(7)
  Lord Abbett Growth and Income
     Portfolio -- Class B...........      0.50%          0.25%         0.03%      0.78%            --         0.78%(4)
  Lord Abbett Mid-Cap Value
     Portfolio -- Class B...........      0.68%          0.25%         0.07%      1.00%            --         1.00%(4)
  Met/AIM Capital Appreciation                                                                                0.86%(4)(5)(8)(-
     Portfolio -- Class A++.........      0.77%            --          0.09%      0.86%            --          15)
  Met/AIM Small Cap Growth
     Portfolio -- Class A...........      0.87%            --          0.06%      0.93%            --         0.93%(4)(5)
  MFS(R) Emerging Markets Equity
     Portfolio -- Class A+..........      1.04%            --          0.29%      1.33%          0.03%        1.30%(4)(6)(9)
  MFS(R) Research International
     Portfolio -- Class B...........      0.72%          0.25%         0.14%      1.11%            --         1.11%(4)
  MFS(R) Value Portfolio -- Class
     A..............................      0.73%            --          0.23%      0.96%            --         0.96%(4)(5)(15)
  Neuberger Berman Real Estate
     Portfolio -- Class A++.........      0.64%            --          0.04%      0.68%            --         0.68%(4)
  Neuberger Berman Real Estate
     Portfolio -- Class B...........      0.64%          0.25%         0.04%      0.93%            --         0.93%(4)
  PIMCO Inflation Protected Bond
     Portfolio -- Class A++.........      0.50%            --          0.05%      0.55%            --         0.55%(4)
  PIMCO Inflation Protected Bond
     Portfolio -- Class B...........      0.50%          0.25%         0.04%      0.79%            --         0.79%(4)
  PIMCO Total Return
     Portfolio -- Class B...........      0.50%          0.25%         0.05%      0.80%            --         0.80%(4)
  Pioneer Fund Portfolio -- Class
     A..............................      0.75%            --          0.30%      1.05%          0.05%        1.00%(4)(6)(15)
  Third Avenue Small Cap Value
     Portfolio -- Class B...........      0.74%          0.25%         0.04%      1.03%            --         1.03%(4)
  Van Kampen Comstock
     Portfolio -- Class B...........      0.61%          0.25%         0.04%      0.90%            --         0.90%(4)
  Van Kampen Mid-Cap Growth
     Portfolio -- Class B...........      0.70%          0.25%         0.27%      1.22%          0.06%        1.16%(4)(6)(10)
METROPOLITAN SERIES FUND, INC.
  BlackRock Aggressive Growth
     Portfolio -- Class D+..........      0.72%          0.10%         0.06%      0.88%            --         0.88%(17)
  BlackRock Bond Income
     Portfolio -- Class E...........      0.39%          0.15%         0.07%      0.61%          0.01%        0.60%(11)(17)
  Capital Guardian U.S. Equity
     Portfolio -- Class A+..........      0.66%            --          0.06%      0.72%            --         0.72%(17)
  FI Large Cap Portfolio -- Class
     A..............................      0.78%            --          0.06%      0.84%            --         0.84%(12)(17)

                                                     DISTRIBUTION                 TOTAL     CONTRACTUAL FEE       NET TOTAL
                                                        AND/OR                    ANNUAL         WAIVER             ANNUAL
                                       MANAGEMENT       SERVICE        OTHER    OPERATING    AND/OR EXPENSE       OPERATING
UNDERLYING FUND:                           FEE       (12b-1) FEES    EXPENSES    EXPENSES    REIMBURSEMENT       EXPENSES(*)
----------------                      ------------  --------------  ----------  ---------  -----------------  -----------------

  FI Value Leaders
     Portfolio -- Class D...........      0.64%          0.10%         0.07%      0.81%            --         0.81%(17)
  MFS(R) Total Return
     Portfolio -- Class F...........      0.53%          0.20%         0.05%      0.78%            --         0.78%(12)(17)
  T. Rowe Price Large Cap Growth
     Portfolio -- Class B+..........      0.60%          0.25%         0.08%      0.93%            --         0.93%(17)
  Western Asset Management U.S.
     Government Portfolio -- Class
     A..............................      0.50%            --          0.07%      0.57%            --         0.57%(17)
PIMCO VARIABLE INSURANCE TRUST
  Total Return
     Portfolio -- Administrative
     Class+.........................      0.25%            --          0.40%      0.65%            --         0.65%
PUTNAM VARIABLE TRUST
  Putnam VT Discovery Growth
     Fund -- Class IB+..............      0.70%          0.25%         0.55%      1.50%            --         1.50%
VAN KAMPEN LIFE INVESTMENT TRUST
  Strategic Growth
     Portfolio -- Class II..........      0.70%          0.25%         0.08%      1.03%            --         1.03%
WELLS FARGO ADVANTAGE VARIABLE TRUST
  Wells Fargo Advantage VT Small/Mid
     Cap Value Fund+................      0.75%          0.25%         0.46%      1.46%          0.32%        1.14%(13)


---------
* Net Total Annual Operating Expenses do not reflect (1) voluntary waivers of fees or expenses; (2) contractual waivers that are in effect for less than one year from the date of this Prospectus; or (3) expense reductions resulting from custodial fee credits or directed brokerage arrangements.
+ Not available under all Contracts. Availability depends on Contract issue date.
++ Closed to new investment except under dollar cost averaging or rebalancing programs in existence at the time of closing.
++ Fees and expenses for this Portfolio are based on the Portfolio's fiscal year ended October 31, 2006.

NOTES
(1) Other Expenses include 0.01% of "Acquired Fund Fees and Expenses," which are fees and expenses attributable to underlying portfolios in which the Portfolio invested during the preceding fiscal year. The manager has agreed in advance to reduce its fee from assets invested by the Fund in a Franklin Templeton money market fund (the acquired fund) to the extent that the Fund's fees and expenses are due to those of the acquired fund. This reduction is required by the Trust's board of trustees and an exemptive order of the Securities and Exchange Commission (SEC).

(2) Other Expenses include 0.03% of "Acquired Fund Fees and Expenses," which are fees and expenses attributable to underlying portfolios in which the Portfolio invested during the preceding fiscal year. The manager has agreed in advance to reduce its fee from assets invested by the Fund in a Franklin Templeton money market fund (the acquired fund) to the extent that the Fund's fees and expenses are due to those of the acquired fund. This reduction is required by the Trust's board of trustees and an exemptive order of the Securities and Exchange Commission (SEC).

(4) Other Expenses have been restated to reflect new custodian, fund administration and transfer agent fee schedules, as if these fee schedules had been in effect for the previous fiscal year.

(5) The Management Fee has been restated to reflect an amended management fee agreement, as if the agreement had been in effect during the previous fiscal year.

(6) Pursuant to an expense limitation agreement, the Investment Adviser has agreed, for a period of one year commencing May 1, 2007, to limit its fee and to reimburse expenses to the extent necessary to limit total operating expenses, excluding 12b-1 fees, to 1.10% for Dreman Small-Cap Value Portfolio, 1.30% for MFS(R) Emerging Markets Equity Portfolio, 1.00% for Pioneer Fund Portfolio and 0.90% for Van Kampen Mid-Cap Growth Portfolio.

(7) Other Expenses reflect the repayment of fees previously waived or expenses previously paid by the Investment Adviser, under the terms of prior expense limitation agreements, in the amount of 0.02%.

(8) Effective November 1, 2006, the Portfolio's fiscal year end has been changed from October 31 to December 31. The fees and expenses shown are for the Portfolio's last fiscal year ended October 31, 2006.

(9) The fees and expenses shown in the table are annualized, based on the Portfolio's May 1, 2006 start date.

(10) Due to a brokerage commission recapture not shown in the table, actual net total annual operating expenses for the Portfolio were 1.15% for the prior fiscal year.

(11) MetLife Advisers, LLC has contractually agreed, for the period May 1, 2007 through April 30, 2008, to reduce the Management Fee to the annual rate of 0.325% for amounts over $1 billion but less than $2 billion.

(12) The Management Fee has been restated to reflect current fees, as if current fees had been in effect for the previous fiscal year.

(13) The adviser has committed through April 30, 2008 to waive fees and/or reimburse expenses to the extent necessary to maintain the 1.14% net operating expense ratio shown.

(14) Other Expenses include 0.01% of "Acquired Fund Fees & Expenses," which are fees and expenses attributable to underlying portfolios in which the Portfolio invested during the preceding fiscal year.

(15) Other Expenses have been restated to reflect the current Met Investors Series Trust fee schedule as if that schedule had applied to the Portfolio for the entire fiscal year.

(16) This a new share class for this Portfolio. Operating expenses are estimated based on the expenses of the Class A shares of the Portfolio.

(17) Other Expenses have been restated to reflect current fees, as if current fees had been in effect for the previous fiscal year.

(18) Other Expenses include 0.02% of "Acquired Fund Fees and Expenses," which are fees and expenses attributable to underlying portfolios in which the Portfolio invested during the preceding fiscal year.

EXAMPLE

This example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity Contracts. These costs include Contract Owner transaction expenses, Contract fees, separate account annual expenses, and Underlying Fund total annual operating expenses. This example does not represent past or future expenses. Your actual expenses may be more or less than those shown.

This example assumes that you invest $10,000 in the Contract for the time periods indicated and that your investment has a 5% return each year. The example reflects the annual Contract administrative charge, factoring in that the charge is waived for contracts over a certain value. Additionally, the example is based on the minimum and maximum Underlying Fund total annual operating expenses shown above and does not reflect any Underlying Fund fee waivers and/or expense reimbursements.

The example assumes you have elected all of the available optional benefits and that you have allocated all of your Contract Value to either the Underlying Fund with the maximum total annual operating expenses or the Underlying Fund with the minimum total annual operating expenses. The example assumes that the maximum charge of 1.00% for the Guaranteed Minimum Withdrawal Benefit (GMWB I or II) applies in all contract years. Your actual expenses will be less than those shown if you do not elect all of the optional benefits.

EXAMPLE -- This example assumes that you have elected the most expensive death benefit option, the E.S.P. optional death benefit, and the GMWB I or GMWB II (assuming the maximum charge of 1.00% applies in all contract years).


                               IF CONTRACT IS SURRENDERED OR                 IF CONTRACT IS NOT SURRENDERED OR
                          ANNUITIZED AT THE END OF PERIOD SHOWN:          ANNUITIZED AT THE END OF PERIOD SHOWN:
                      ----------------------------------------------  ----------------------------------------------
FUNDING OPTION          1 YEAR      3 YEARS     5 YEARS    10 YEARS     1 YEAR      3 YEARS     5 YEARS    10 YEARS
--------------        ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------


Underlying Fund with
Maximum Total Annual
Operating Expenses..     $488        $1463       $2439       $4881       $488        $1463       $2439       $4881
Underlying Fund with
Minimum Total Annual
Operating Expenses..      365         1104        1858        3809        365         1104        1858        3809


                         CONDENSED FINANCIAL INFORMATION

--------------------------------------------------------------------------------

See Appendices A and B.

                              THE ANNUITY CONTRACT

--------------------------------------------------------------------------------

Marquis Portfolios is a contract between the Contract Owner ("you") and the Company. This is the prospectus -- it is not the Contract. The prospectus highlights many Contract provisions to focus your attention on the Contract's essential features. Your rights and obligations under the Contract will be determined by the language of the Contract itself. When you receive your Contract, we suggest you read it promptly and carefully. There may be differences in your Contract from the descriptions in this prospectus because of the requirements of the state where we issued your Contract. We will include any such differences in your Contract.

The Company offers several different annuities that your investment professional may be authorized to offer to you. Each annuity offers different features and benefits that may be appropriate for you. In particular, the annuities differ based on variations in the standard and optional death benefit protection provided for your beneficiaries, the availability of optional living benefits, the ability to access your Contract Value if necessary and the charges that you will be subject to if you make a withdrawal or surrender the annuity. The separate account charges and other charges may be different between each annuity we offer. Optional death benefits and living benefits are subject to a separate charge for the additional protections they offer to you and your beneficiaries. Furthermore, annuities that offer greater flexibility to access your Contract Value generally are subject to higher separate account charges than annuities that deduct charges if you make a withdrawal or surrender.

We encourage you to evaluate the fees, expenses, benefits and features of this annuity against those of other investment products, including other annuity products offered by us and other insurance companies. Before purchasing this or any other investment product you should consider whether the product you purchase is consistent with your risk tolerance, investment objectives, investment time horizon, financial and tax situation, liquidity needs and how you intend to use the annuity.

You make Purchase Payments to us and we credit them to your Contract. We promise to pay you an income, in the form of Annuity Payments, beginning on a future date that you choose, the Maturity Date. The Purchase Payments accumulate tax deferred in the funding options of your choice. We offer multiple Variable Funding Options. The Contract Owner assumes the risk of gain or loss according to the performance of the Variable Funding Options. The Contract Value is the amount of Purchase Payments, plus or minus any investment experience. The Contract Value also reflects all withdrawals made and charges deducted. There is generally no guarantee that at the Maturity Date the Contract Value will equal or exceed the total Purchase Payments made under the Contract. The date the Contract and its benefits become effective is referred to as the Contract Date. Each 12-month period following the Contract Date is called a Contract Year.

Certain changes and elections must be made in writing to the Company. Where the term "Written Request" is used, it means that you must send written information to our Home Office in a form and content satisfactory to us.

The Contract is not offered to new purchasers. However, you may make additional payments of at least $500 at any time.

Purchase of this Contract through a tax qualified retirement plan or IRA does not provide any additional tax deferral benefits beyond those provided by the plan or the IRA. Accordingly, if you are purchasing this Contract through a plan or IRA, you should consider purchasing this Contract for its death benefit, annuity option benefits, and other non-tax-related benefits. You should consult with your tax adviser to determine if this Contract is appropriate for you.

CONTRACT OWNER INQUIRIES

Any questions you have about your Contract should be directed to our Home Office at 1-800-842-9325.

PURCHASE PAYMENTS

You may make additional payments of at least $500 at any time. No additional payments are allowed if this Contract is purchased with a beneficiary-directed transfer of death benefit proceeds. Under certain circumstances, we may waive the minimum Purchase Payment requirement. Purchase Payments plus the total of any subsequent Purchase Payments may total more than $1,000,000 only with our prior consent.

We accept Purchase Payments made by check or cashier's check. We do not accept cash, money orders or traveler's checks. We reserve the right to refuse purchase payments made via a personal check in excess of $100,000. Purchase payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which we receive a purchase payment may determine how soon subsequent disbursement requests may be fulfilled. (See "Access To Your Money.")

We will apply the initial Purchase Payment less any applicable premium tax within two business days after we receive it at our Home Office with a properly completed application or order request. If your request or other information accompanying the initial Purchase Payment is incomplete when received, we will hold the Purchase Payment for up to five business days. If we cannot obtain the necessary information within five business days, we will return the Purchase Payment in full, unless you specifically consent for us to keep it until you provide the necessary information.

We will credit any subsequent Purchase Payment to a Contract on the same business day we receive it, if it is received in good order by our Home Office by 4:00 p.m. Eastern time. A business day is any day that the New York

Stock Exchange is open for regular trading (except when trading is restricted due to an emergency as defined by the Securities and Exchange Commission).

ACCUMULATION UNITS

The period between the Contract Date and the Maturity Date is the accumulation period. During the accumulation period, an Accumulation Unit is used to calculate the value of a Contract. Each Variable Funding Option has a corresponding Accumulation Unit value. The Accumulation Units are valued each business day and their values may increase or decrease from day to day. The daily change in value of an Accumulation Unit each day is based on the investment performance of the corresponding Underlying Fund, and the deduction of separate account charges shown in the Fee Table in this prospectus. The number of Accumulation Units we will credit to your Contract once we receive a Purchase Payment or transfer request (or, liquidate for a withdrawal request) is determined by dividing the amount directed to each Variable Funding Option (or, taken from each Variable Funding Option) by the value of its Accumulation Unit. Normally, we calculate the value of an Accumulation Unit for each Variable Funding Option as of the close of regular trading (generally 4:00 p.m. Eastern time) each day the New York Stock Exchange is open. After the value is calculated, we credit your Contract. During the annuity period (i.e., after the Maturity Date), you are credited with Annuity Units.

THE VARIABLE FUNDING OPTIONS

You choose the Variable Funding Options to which you allocate your Purchase Payments. From time to time we may make new Variable Funding Options available. These Variable Funding Options are Subaccounts of the Separate Account. The Subaccounts invest in the Underlying Funds. You are not investing directly in the Underlying Fund. Each Underlying Fund is a portfolio of an open-end management investment company that is registered with the SEC under the Investment Company Act of 1940. These Underlying Funds are not publicly traded and are only offered through variable annuity contracts, variable life insurance products, and in some instances, certain retirement plans. They are not the same retail mutual funds as those offered outside of a variable annuity or variable life insurance product, although the investment practices and fund names may be similar and the portfolio managers may be identical. Accordingly, the performance of the retail mutual fund is likely to be different from that of the Underlying Fund.

We select the Underlying Funds offered through this Contract based on several criteria, including asset class coverage, the strength of the adviser's or subadviser's reputation and tenure, brand recognition, performance, and the capability and qualification of each investment firm. Another factor we consider during the selection process is whether the Underlying Fund's adviser or subadviser is one of our affiliates or whether the Underlying Fund, its adviser, its subadviser(s), or an affiliate will make payments to us or our affiliates. In this regard, the profit distributions we receive from our affiliated investment advisors are a component of the total revenue that we consider in configuring the features and investment choices available in the variable insurance products that we and our affiliated insurance companies issue. Since we and our affiliated insurance companies may benefit more from the allocations of assets to portfolios advised by our affiliates than these that are not, we may be more inclined to offer portfolios offered by our affiliates in the variable insurance products we issue. For additional information on these arrangements, see "Payments We Receive." We review the Underlying Funds periodically and may remove an Underlying Fund or limit its availability to new Purchase Payments and/or transfers of Contract Value if we determine that the Underlying Fund no longer meets one or more of the selection criteria, and/or if the Underlying Fund has not attracted significant allocations from contract owners. In some cases, we have included Underlying Funds based on recommendations made by broker-dealer firms. When the Company develops a variable annuity product in cooperation with a fund family or distributor (e.g. a "private label" product) the Company will generally include Underlying Funds based on recommendations made by the fund family or distributor, whose selection criteria may differ from the Company's selection criteria.

WE DO NOT PROVIDE ANY INVESTMENT ADVICE AND DO NOT RECOMMEND OR ENDORSE ANY PARTICULAR UNDERLYING FUND. YOU BEAR THE RISK OF ANY DECLINE IN CONTRACT VALUE RESULTING FROM THE PERFORMANCE OF THE UNDERLYING FUNDS YOU HAVE CHOSEN.

If investment in the Underlying Funds or a particular Underlying Fund is no longer possible, in our judgment becomes inappropriate for purposes of the Contract, or for any other reason in our sole discretion, we may substitute another Underlying Fund or Underlying Funds without your consent. The substituted Underlying Fund may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any necessary approval of the Securities and Exchange Commission and applicable state insurance departments. Furthermore, we may close Underlying Funds to allocations of Purchase Payments or Contract Value, or both, at any time in our sole discretion.

In certain circumstances, the Company's ability to remove or replace an Underlying Fund may be limited by the terms of a five-year agreement between MetLife, Inc. (MetLife) and Legg Mason, Inc. (Legg Mason) relating to the use of certain Underlying Funds advised by Legg Mason affiliates. The agreement sets forth the conditions under which the Company can remove an Underlying Fund, which, in some cases, may differ from the Company's own selection criteria. In addition, during the term of the agreement, subject to the Company's fiduciary and other legal duties, the Company is generally obligated in the first instance to consider Underlying Funds advised by Legg Mason affiliates in seeking to make a substitution for an Underlying Fund advised by a Legg Mason affiliate. The agreement was originally entered into on July 1, 2005 by MetLife and certain affiliates of Citigroup Inc. (Citigroup) as part of MetLife's acquisition of The Travelers Insurance Company (now MetLife Insurance Company of Connecticut) and The Travelers Life and Annuity Company (now MetLife Life and Annuity Company of Connecticut) from Citigroup. Legg Mason replaced the Citigroup affiliates as a party to the agreement when Citigroup sold its asset management business to Legg Mason.

PAYMENTS WE RECEIVE. As described above, an investment adviser (other than our affiliates MetLife Advisers, LLC, and Met Investors Advisory LLC) or subadviser of an Underlying Fund, or its affiliates, may make payments to the Company and/or certain of our affiliates. These payments may be used for any corporate purpose, including payment of expenses that the Company and/or its affiliates incur in promoting, marketing, and administering the Contracts and, in its role as an intermediary, the Underlying Funds. The Company and its affiliates may profit from these payments. These payments may be derived, in whole or in part, from the advisory fee deducted from Underlying Fund assets. Contract Owners, through their indirect investment in the Underlying Funds, bear the costs of these advisory fees (see the Underlying Funds' prospectuses for more information). The amount of the payments we receive is based on a percentage of assets of the Underlying Funds attributable to the Contracts and certain other variable insurance products that the Company and its affiliates issue. These percentages differ and some advisers or subadvisers (or other affiliates) may pay the Company more than others. These percentages currently range up to 0.50%.

Additionally, an investment adviser or subadviser of an Underlying Fund or its affiliates may provide the Company with wholesaling services that assist in the distribution of the Contracts and may pay the Company and/or certain of our affiliates amounts to participate in sales meetings. These amounts may be significant and may provide the adviser or subadviser (or their affiliate) with increased access to persons involved in the distribution of the Contracts.

The Company and/or certain of its affiliated insurance companies have joint ownership interests in its affiliated investment advisers MetLife Advisers, LLC and Met Investors Advisory LLC, which are formed as "limited liability companies." The Company's ownership interests in MetLife Advisers, LLC and Met Investors Advisory LLC entitle us to profit distributions if the adviser makes a profit with respect to the advisory fees it receives from the Underlying Fund. The Company will benefit accordingly from assets allocated to the Underlying Funds to the extent they result in profits to the advisers. (See "Fee
Table -- Underlying Fund Fees and Expenses" for information on the management fees paid by the Underlying Funds and the Statement of Additional Information for the Underlying Funds for information on the management fees paid by the advisers to the subadvisers.)

Certain Underlying Funds have adopted a Distribution Plan under Rule 12b-1 of the Investment Company Act of 1940. An Underlying Fund's 12b-1 Plan, if any, is described in more detail in the Underlying Fund's prospectus. (See "Fee
Table -- Underlying Fund Fees and Expenses" and "Other
Information -- Distribution of Variable Annuity Contracts.") Any payments we receive pursuant to those 12b-1 Plans are paid to us or our distributor. Payments under a Underlying Fund's 12b-1 Plan decrease the Underlying Fund's investment return.

The agreement described above between MetLife and Legg Mason also obligates Legg Mason affiliates to continue on their current terms certain arrangements under which we receive payments in connection with our provision of administrative, marketing or other support services to the Underlying Funds advised or subadvised by Legg Mason affiliates.

We make certain payments to American Funds Distributors, Inc., principal underwriter for the American Funds Insurance Series. (See "Distribution of the Contracts").

Each Underlying Fund has different investment objectives and risks. The Underlying Fund prospectuses contain more detailed information on each Underlying Fund's investment strategy, investment advisers and its fees. You may obtain an Underlying Fund prospectus by calling 1-800-842-9325 or through your registered representative. We do not guarantee the investment results of the Underlying Funds.

The current Underlying Funds are listed below, along with their investment advisers and any subadviser:


             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------


AMERICAN FUNDS INSURANCE SERIES
  American Funds Global Growth     Seeks capital appreciation         Capital Research and Management
     Fund -- Class 2               through stocks.                    Company
  American Funds Growth            Seeks capital appreciation         Capital Research and Management
     Fund -- Class 2               through stocks.                    Company
  American Funds Growth-Income     Seeks both capital appreciation    Capital Research and Management
     Fund -- Class 2               and income.                        Company
DELAWARE VIP TRUST
  Delaware VIP Small Cap Value     Seeks capital appreciation.        Delaware Management Company
     Series -- Standard Class+
DREYFUS VARIABLE INVESTMENT TRUST
  Dreyfus Variable Investment      Seeks long-term capital growth     The Dreyfus Corporation
     Fund Appreciation             consistent with the preservation   Subadviser: Fayez Sarofim & Co.
     Portfolio -- Initial Shares+  of capital, with growth of
                                   current income as a secondary
                                   objective.
  Dreyfus Variable Investment      Seeks capital growth.              The Dreyfus Corporation
     Fund Developing Leaders
     Portfolio -- Initial Shares+
FIDELITY(R) VARIABLE INSURANCE
  PRODUCTS
  VIP Mid Cap                      Seeks long-term growth of          Fidelity Management & Research
     Portfolio -- Service Class    capital.                           Company
     2+
FRANKLIN TEMPLETON VARIABLE
  INSURANCE PRODUCTS TRUST
  Franklin Small-Mid Cap Growth    Seeks long-term capital growth.    Franklin Advisers, Inc.
     Securities Fund -- Class 2+
  Templeton Developing Markets     Seeks long-term capital            Templeton Asset Management Ltd.
     Securities Fund -- Class 2    appreciation.
  Templeton Foreign Securities     Seeks long-term capital growth.    Templeton Investment Counsel, LLC
     Fund -- Class 2                                                  Subadviser: Franklin Templeton
                                                                      Investment Management Limited
JANUS ASPEN SERIES
  International Growth             Seeks long-term growth of          Janus Capital Management LLC
     Portfolio -- Service Shares+  capital.
  Mid Cap Growth                   Seeks long-term growth of          Janus Capital Management LLC
     Portfolio -- Service Shares+  capital.
LEGG MASON PARTNERS VARIABLE
  EQUITY TRUST
  Legg Mason Partners Variable     Seeks long-term capital            Legg Mason Partners Fund Advisor,
     Aggressive Growth             appreciation.                      LLC
     Portfolio -- Class I                                             Subadviser: ClearBridge Advisors,
                                                                      LLC
  Legg Mason Partners Variable     Seeks long-term appreciation of    Legg Mason Partners Fund Advisor,
     Appreciation                  capital.                           LLC
     Portfolio -- Class I                                             Subadviser: ClearBridge Advisors,
                                                                      LLC
  Legg Mason Partners Variable     Seeks capital appreciation,        Legg Mason Partners Fund Advisor,
     Dividend Strategy Portfolio   principally through investments    LLC
                                   in dividend-paying stocks.         Subadviser: ClearBridge Advisors,
                                                                      LLC
  Legg Mason Partners Variable     Seeks long-term capital growth.    Legg Mason Partners Fund Advisor,
     Fundamental Value             Current income is a secondary      LLC
     Portfolio -- Class I          consideration.                     Subadviser: ClearBridge Advisors,
                                                                      LLC
  Legg Mason Partners Variable     Seeks long-term growth of          Legg Mason Partners Fund Advisor,
     Investors Portfolio -- Class  capital. Current income is a       LLC
     I                             secondary objective.               Subadviser: ClearBridge Advisors,
                                                                      LLC
  Legg Mason Partners Variable     Seeks long term growth of          Legg Mason Partners Fund Advisor,
     Large Cap Growth              capital.                           LLC
     Portfolio -- Class I                                             Subadviser: ClearBridge Advisors,
                                                                      LLC
  Legg Mason Partners Variable     Seeks long-term growth of          Legg Mason Partners Fund Advisor,
     Mid Cap Core                  capital.                           LLC
     Portfolio -- Class I+                                            Subadviser: ClearBridge Advisors,
                                                                      LLC
  Legg Mason Partners Variable     Seeks long-term growth of          Legg Mason Partners Fund Advisor,
     Multiple Discipline           capital.                           LLC
     Portfolio -- All Cap Growth                                      Subadviser: ClearBridge Advisors,
     and Value                                                        LLC

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------

  Legg Mason Partners Variable     Seeks long-term growth of          Legg Mason Partners Fund Advisor,
     Multiple Discipline           capital.                           LLC
     Portfolio -- Global All Cap                                      Subadviser: ClearBridge Advisors,
     Growth and Value+                                                LLC
  Legg Mason Partners Variable     Seeks long-term growth of          Legg Mason Partners Fund Advisor,
     Multiple Discipline           capital.                           LLC
     Portfolio -- Large Cap                                           Subadviser: ClearBridge Advisors,
     Growth and Value                                                 LLC
  Legg Mason Partners Variable     Seeks long term growth of          Legg Mason Partners Fund Advisor,
     Small Cap Growth              capital.                           LLC
     Portfolio -- Class I                                             Subadviser: ClearBridge Advisors,
                                                                      LLC
LEGG MASON PARTNERS VARIABLE
  INCOME TRUST
  Legg Mason Partners Variable     Seeks to provide high current      Legg Mason Partners Fund Advisor,
     Adjustable Rate Income        income and to limit the degree of  LLC
     Portfolio+                    fluctuation of its net asset       Subadviser: Western Asset
                                   value resulting from movements in  Management Company
                                   interest rates.
  Legg Mason Partners Variable     Seeks total return, consistent     Legg Mason Partners Fund Advisor,
     Global High Yield Bond        with the preservation of capital.  LLC
     Portfolio -- Class I                                             Subadviser: Western Asset
                                                                      Management Company and Western
                                                                      Asset Management Company Limited
  Legg Mason Partners Variable     Seeks high current income.         Legg Mason Partners Fund Advisor,
     High Income Portfolio+        Secondarily, seeks capital         LLC
                                   appreciation.                      Subadviser: Western Asset
                                                                      Management Company and Western
                                                                      Asset Management Company Limited
  Legg Mason Partners Variable     Seeks to maximize current income   Legg Mason Partners Fund Advisor,
     Money Market Portfolio        consistent with preservation of    LLC
                                   capital.                           Subadviser: Western Asset
                                                                      Management Company
MET INVESTORS SERIES TRUST
  Batterymarch Mid-Cap Stock       Seeks growth of capital.           Met Investors Advisory, LLC
     Portfolio -- Class A+                                            Subadviser: Batterymarch
                                                                      Financial Management, Inc.
  BlackRock High Yield             Seeks to maximize total return,    Met Investors Advisory, LLC
     Portfolio -- Class A          consistent with income generation  Subadviser: BlackRock Advisors,
                                   and prudent investment             LLC
                                   management.
  BlackRock Large-Cap Core         Seeks long-term capital growth.    Met Investors Advisory, LLC
     Portfolio -- Class E                                             Subadviser: BlackRock Advisors,
                                                                      LLC
  Dreman Small-Cap Value           Seeks capital appreciation.        Met Investors Advisory, LLC
     Portfolio -- Class A                                             Subadviser: Dreman Value
                                                                      Management, L.L.C.
  Harris Oakmark International     Seeks long-term capital            Met Investors Advisory, LLC
     Portfolio -- Class A+         appreciation.                      Subadviser: Harris Associates
                                                                      L.P.
  Janus Forty Portfolio -- Class   Seeks capital appreciation.        Met Investors Advisory, LLC
     A                                                                Subadviser: Janus Capital
                                                                      Management LLC
  Lazard Mid-Cap                   Seeks long-term growth of          Met Investors Advisory, LLC
     Portfolio -- Class B          capital.                           Subadviser: Lazard Asset
                                                                      Management LLC
  Legg Mason Value Equity          Seeks long-term growth of          Met Investors Advisory, LLC
     Portfolio -- Class B          capital.                           Subadviser: Legg Mason Capital
                                                                      Management, Inc.
  Lord Abbett Growth and Income    Seeks growth of capital and        Met Investors Advisory, LLC
     Portfolio -- Class B          current income without excessive   Subadviser: Lord, Abbett & Co.
                                   fluctuations in the market value.  LLC
  Lord Abbett Mid-Cap Value        Seeks capital appreciation         Met Investors Advisory, LLC
     Portfolio -- Class B          through investments primarily in   Subadviser: Lord, Abbett & Co.
                                   equity securities which are        LLC
                                   believed to be undervalued in the
                                   marketplace.
  Met/AIM Capital Appreciation     Seeks capital appreciation.        Met Investors Advisory, LLC
     Portfolio -- Class A                                             Subadviser: A I M Capital
                                                                      Management, Inc.
  Met/A I M Small Cap Growth       Seeks long-term growth of          Met Investors Advisory, LLC
     Portfolio -- Class A          capital.                           Subadviser: A I M Capital
                                                                      Management, Inc.
  MFS(R) Emerging Markets Equity   Seeks capital appreciation.        Met Investors Advisory, LLC
     Portfolio -- Class A+                                            Subadviser: Massachusetts
                                                                      Financial Services Company

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------

  MFS(R) Research International    Seeks capital appreciation.        Met Investors Advisory, LLC
     Portfolio -- Class B                                             Subadviser: Massachusetts
                                                                      Financial Services Company
  MFS(R) Value Portfolio -- Class  Seeks capital appreciation and     Met Investors Advisory, LLC
     A                             reasonable income.                 Subadviser: Massachusetts
                                                                      Financial Services Company
  Neuberger Berman Real Estate     Seeks to provide total return      Met Investors Advisory, LLC
     Portfolio -- Class A++ and    through investment in real estate  Subadviser: Neuberger Berman
     Class B                       securities, emphasizing both       Management, Inc.
                                   capital appreciation and current
                                   income.
  PIMCO Inflation Protected Bond   Seeks to provide maximum real      Met Investors Advisory, LLC
     Portfolio -- Class A++ and    return, consistent with            Subadviser: Pacific Investment
     Class B                       preservation of capital and        Management Company LLC
                                   prudent investment management.
  PIMCO Total Return               Seeks maximum total return,        Met Investors Advisory, LLC
     Portfolio -- Class B          consistent with the preservation   Subadviser: Pacific Investment
                                   of capital and prudent investment  Management Company LLC
                                   management.
  Pioneer Fund Portfolio -- Class  Seeks reasonable income and        Met Investors Advisory, LLC
     A                             capital growth.                    Subadviser: Pioneer Investment
                                                                      Management, Inc.
  Third Avenue Small Cap Value     Seeks long-term capital            Met Investors Advisory, LLC
     Portfolio -- Class B          appreciation.                      Subadviser: Third Avenue
                                                                      Management LLC
  Van Kampen Comstock              Seeks capital growth and income.   Met Investors Advisory, LLC
     Portfolio -- Class B                                             Morgan Stanley Investment
                                                                      Management, Inc. (d/b/a Van
                                                                      Kampen)
  Van Kampen Mid-Cap Growth        Seeks capital appreciation.        Met Investors Advisory, LLC
     Portfolio -- Class B                                             Morgan Stanley Investment
                                                                      Management, Inc. (d/b/a Van
                                                                      Kampen)
METROPOLITAN SERIES FUND, INC.
  BlackRock Aggressive Growth      Seeks maximum capital              MetLife Advisers, LLC
     Portfolio -- Class D+         appreciation.                      Subadviser: BlackRock Advisors,
                                                                      LLC
  BlackRock Bond Income            Seeks competitive total return     MetLife Advisers, LLC
     Portfolio -- Class E          primarily from investing in        Subadviser: BlackRock Advisors,
                                   fixed-income securities.           LLC
  Capital Guardian U.S. Equity     Seeks long-term growth of          MetLife Advisers, LLC
     Portfolio -- Class A+         capital.                           Subadviser: Capital Guardian
                                                                      Trust Company
  FI Large Cap Portfolio -- Class  Seeks long-term growth of          MetLife Advisers, LLC
     A                             capital.                           Subadviser: Fidelity Management &
                                                                      Research Company
  FI Value Leaders                 Seeks long-term growth of          MetLife Advisers, LLC
     Portfolio -- Class D          capital.                           Subadviser: Fidelity Management &
                                                                      Research Company
  MFS(R) Total Return              Seeks a favorable total return     MetLife Advisers, LLC
     Portfolio -- Class F          through investment in a            Subadviser: Massachusetts
                                   diversified portfolio.             Financial Services Company
  T. Rowe Price Large Cap Growth   Seeks long-term growth of capital  MetLife Advisers, LLC
     Portfolio -- Class B+         and, secondarily, dividend         Subadviser: T. Rowe Price
                                   income.                            Associates Inc.
  Western Asset Management U.S.    Seeks to maximize total return     MetLife Advisers, LLC
     Government                    consistent with preservation of    Subadviser: Western Asset
     Portfolio -- Class A          capital and maintenance of         Management Company
                                   liquidity.
PIMCO VARIABLE INSURANCE TRUST
  Total Return                     Seeks maximum total return,        Pacific Investment Management
     Portfolio -- Administrative   consistent with preservation of    Company LLC
     Class+                        capital and prudent investment
                                   management.
PUTNAM VARIABLE TRUST
  Putnam VT Discovery Growth       Seeks long-term growth of          Putnam Investment Management, LLC
     Fund -- Class IB+             capital.

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------

VAN KAMPEN LIFE INVESTMENT TRUST
  Strategic Growth                 Seeks capital appreciation.        Van Kampen Asset Management
     Portfolio -- Class II
WELLS FARGO ADVANTAGE VARIABLE
  TRUST
  Wells Fargo Advantage VT         Seeks long-term capital            Wells Fargo Funds Management, LLC
     Small/MidCap Value Fund+      appreciation.                      Subadviser: Wells Capital
                                                                      Management, Incorporated


---------
+ Not available under all Contracts. Availability depends on Contract issue date.
++ Closed to new investment except under dollar cost averaging or rebalancing programs in existence at the time of closing.

Certain Variable Funding Options have been subject to a merger, substitution or other change. Please see "Appendix C -- Additional Information Regarding the Underlying Funds."

                             CHARGES AND DEDUCTIONS

--------------------------------------------------------------------------------

GENERAL

We deduct the charges described below. The charges are for the services and benefits we provide, costs and expenses we incur, and risks we assume under the Contracts. Services and benefits we provide include:

     - the ability for you to make withdrawals and surrenders under the Contracts

     - the death benefit paid on the death of the Contract Owner, Annuitant, or first of the joint owners

     - the available funding options and related programs (including portfolio rebalancing, and systematic withdrawal programs)

     - administration of the annuity options available under the Contracts and

     -    the distribution of various reports to Contract Owners.

Costs and expenses we incur include:

     - losses associated with various overhead and other expenses associated with providing the services and benefits provided by the Contracts

     - sales and marketing expenses including commission payments to your registered representative and

     -    other costs of doing business.

Risks we assume include:

     - that Annuitants may live longer than estimated when the annuity factors under the Contracts were established

     - that the amount of the death benefit will be greater than the Contract Value and

     - that the costs of providing the services and benefits under the Contracts will exceed the charges deducted.

We may also deduct a charge for taxes.

Unless otherwise specified, charges are deducted proportionately from all funding options in which you are invested.

The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designated charge. We may also profit on one or more of the charges. We may use any such profits for any corporate purpose, including the payment of sales expenses.

TRANSFER CHARGE

We reserve the right to assess a transfer charge of up to $10.00 on transfers exceeding 12 per year. We will notify you in writing at your last known address at least 31 days before we impose any such transfer charge.

ADMINISTRATIVE CHARGES

There are two administrative charges: the $40 annual Contract administrative charge and the administrative expense charge. We will deduct the annual Contract administrative charge on the fourth Friday of each August. This charge compensates us for expenses incurred in establishing and maintaining the Contract and we will prorate this charge (i.e. calculate) from the date of purchase. We will prorate this charge if you surrender your Contract, or if we terminate your Contract. We will not deduct a Contract administrative charge:

     (1)  from the distribution of death proceeds;

     (2)  after an annuity payout has begun; or

     (3) if the Contract Value on the date of assessment equals or is greater than $50,000.

We deduct the administrative expense charge (sometimes called "Subaccount administrative charge") on each business day from amounts allocated to the Variable Funding Options to compensate the Company for certain related administrative and operating expenses. The charge equals, on an annual basis, 0.15% of the daily net asset value allocated to each of the Variable Funding Options, and is reflected in our Accumulation and Annuity Unit value calculations.

MORTALITY AND EXPENSE RISK CHARGE

Each business day, we deduct a mortality and expense risk ("M&E") charge from amounts held in the Variable Funding Options. We reflect the deduction in our calculation of Accumulation and Annuity Unit values. The charges stated are the maximum for this product. We reserve the right to lower this charge at any time. If you choose the Standard Death Benefit, this charge is equal to 1.55% annually. If you choose the Enhanced Death Benefit, this charge is equal to 1.70% annually. This charge compensates the Company for risks assumed, benefits provided and expenses incurred, including the payment of commissions to your sales agent.

ENHANCED STEPPED-UP PROVISION CHARGE

If the E.S.P. option is selected, a charge is deducted each business day from amounts held in the Variable Funding Options. The charge equals, on an annual basis, 0.25% of the amounts held in each funding option. The E.S.P. option is available if the owner and Annuitant are both age 75 or younger on the Contract Date.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT CHARGE

If you elect to add a GMWB rider to your Contract, a charge is deducted each business day from amounts held in the Variable Funding Options. The charge depends on which GWMB rider you select. The current charge for each rider is as follows: GMWB I: 0.40%; GMWB II: 0.50%; and GMWB III: 0.25%. Your current charge will not change unless you are able to reset your benefits, at which time we may modify the charge, which will never exceed 1.00%.

VARIABLE FUNDING OPTION EXPENSES

We summarized the charges and expenses of the Underlying Funds in the fee table. Please review the prospectus for each Underlying Fund for a more complete description of that fund and its expenses. Underlying Fund expenses are not fixed or guaranteed and are subject to change by the Fund.

PREMIUM TAX

Certain state and local governments charge premium taxes ranging from 0% to 3.5%, depending upon jurisdiction. We are responsible for paying these taxes and will determine the method used to recover premium tax expenses incurred. We will deduct any applicable premium taxes from your Contract Value either upon death, surrender, annuitization, or at the time you make Purchase Payments to the Contract, but no earlier than when we have a tax liability under state law.

CHANGES IN TAXES BASED UPON PREMIUM OR VALUE

If there is any change in a law assessing taxes against the Company based upon premiums, contract gains or value of the Contract, we reserve the right to charge you proportionately for this tax.

                                    TRANSFERS

--------------------------------------------------------------------------------

Subject to the limitations described below, you may transfer all or part of your Contract Value between Variable Funding Options at any time up to 30 days before the Maturity Date. After the Maturity Date, you may make transfers only if allowed by your Contract or with our consent. Transfer requests received at our Home Office that are in good order before the close of the New York Stock Exchange (NYSE) will be processed according to the value(s) next computed following the close of business. Transfer requests received on a non-business day or after the close of the NYSE will be processed based on the value(s) next computed on the next business day.

Where permitted by state law, we reserve the right to restrict transfers from the Variable Funding Options to the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified under the Contract.

Currently, there are no charges for transfers; however, we reserve the right to charge a fee for any transfer request, which exceeds twelve per year. Since each Underlying Fund may have different overall expenses, a transfer of Contract Values from one Variable Funding Option to another could result in your investment becoming subject to higher or lower expenses. Also, when making transfers, you should consider the inherent risks associated with the Variable Funding Options to which your Contract Value is allocated.

MARKET TIMING/EXCESSIVE TRADING

Frequent requests from Contract Owners to transfer Contract Value may dilute the value of an Underlying Fund's shares if the frequent trading involves an attempt to take advantage of pricing inefficiencies created by a lag between a change in the value of the securities held by the Underlying Fund and the reflection of that change in the Underlying Fund's share price ("arbitrage trading"). Regardless of the existence of pricing inefficiencies, frequent transfers may also increase brokerage and administrative costs of the Underlying Funds and may disrupt Underlying Fund management strategy, requiring an Underlying Fund to maintain a high cash position and possibly resulting in lost investment opportunities and forced liquidations ("disruptive trading"). Accordingly, arbitrage trading and disruptive trading activities (referred to collectively as "market timing") may adversely affect the long-term performance of the Underlying Funds, which may in turn adversely affect Contract Owners and other persons who may have an interest in the Contracts (e.g., annuitants and beneficiaries).

We have policies and procedures that attempt to detect and deter frequent transfers in situations where we determine there is a potential for arbitrage trading. Currently, we believe that such situations may be presented in the international, small-cap, and high-yield Underlying Funds, i.e., American Funds Global Growth, BlackRock High Yield Portfolio, Delaware VIP Small Cap Value Series, Dreyfus Variable Investment Fund -- Developing Leaders Portfolio, Dreman Small-Cap Value Portfolio, Franklin Small-Mid Cap Growth Securities Fund, Harris Oakmark International Portfolio, International Growth Portfolio, Legg Mason Partners Variable Global High Yield Bond Portfolio, Legg Mason Partners Variable High Income Portfolio, Legg Mason Partners Variable Small Cap Growth Portfolio, Met/AIM Small Cap Growth Portfolio, MFS(R) Research International Portfolio, MFS(R) Emerging Markets Equity Portfolio, Templeton Developing Markets Securities Fund, Templeton Foreign Securities Fund, Third Avenue Small Cap Value Portfolio and Wells Fargo Advantage VT Small/Mid Cap Value Fund (the "Monitored Portfolios"), and we monitor transfer activity in those Monitored Portfolios. In addition, as described below, we treat all American Funds Insurance Series Portfolios ("American Funds portfolios") as Monitored Portfolios. We employ various means to monitor transfer activity, such as examining the frequency and size of transfers into and out of the Monitored Portfolios within given periods of time. For example, we currently monitor transfer activity to determine if, for each of the Monitored Portfolios, in a three-month period there were two or more "round-trips" of a certain dollar amount or greater. A round-trip is defined as a transfer in followed by a transfer out within the next 10 calendar days, or a transfer out followed by a transfer in within the next 10 calendar days. In the case of a Contract that has been restricted previously, a single round-trip of a certain dollar amount or greater will trigger the transfer restrictions described below.

We do not believe that other Underlying Funds present a significant opportunity to engage in arbitrage trading and therefore do not monitor transfer activity in those Underlying Funds. We may change the Monitored Portfolios at any time without notice in our sole discretion. In addition to monitoring transfer activity in certain Underlying Funds, we rely on the Underlying Funds to bring any potential disruptive trading activity they identify to our attention for investigation on a case-by-case basis. We will also investigate other harmful transfer activity that we identify from time to time. We may revise these policies and procedures in our sole discretion at any time without prior notice.

AMERICAN FUNDS MONITORING POLICY. As a condition to making their portfolios available in our products, American Funds requires us to treat all American Funds portfolios as Monitored Portfolios under our current market timing and excessive trading policies and procedures. Further, American Funds requires us to impose additional specified monitoring criteria for all American Funds portfolios available under the Contract, regardless of the potential for arbitrage trading. We are required to monitor transfer activity in American Funds portfolios to determine if there were two or more transfers in followed by transfers out, in each case of a certain dollar amount or greater, in any 30-day period. A first violation of the American Funds monitoring policy will result in a written notice of violation; any additional violation will result in the imposition of the transfer restrictions described below. Further, as Monitored Portfolios, American Funds portfolios also will be subject to our current market timing and excessive trading policies, procedures and restrictions, and transfer restrictions may be imposed upon a violation of either monitoring policy.

Our policies and procedures may result in transfer restrictions being applied to deter market timing. Currently, when we detect transfer activity in the Monitored Portfolios that exceeds our current transfer limits, or other transfer activity that we believe may be harmful to other Owners or other persons who have an interest in the Contracts, we will exercise our contractual right to restrict your number of transfers to one every six months. In addition, we also reserve the right, but do not have the obligation, to further restrict the right to request transfers by any market timing firm or any other third party who has been authorized to initiate transfers on behalf of multiple Contract Owners. We may, among other things:

     - reject the transfer instructions of any agent acting under a power of attorney on behalf of more than one Owner, or

     - reject the transfer or exchange instructions of individual Owners who have executed pre-authorized transfer forms which are submitted by market timing firms or other third parties on behalf of more than one Owner.

Transfers made under a rebalancing program or the Asset Allocation Program are not treated as transfers when we evaluate trading patterns for market timing.

The detection and deterrence of harmful transfer activity involves judgments that are inherently subjective, such as the decision to monitor only those Underlying Funds that we believe are susceptible to arbitrage trading or the determination of the transfer limits. Our ability to detect and/or restrict such transfer activity may be limited by operational and technological systems, as well as our ability to predict strategies employed by Owners to avoid such detection. Our ability to restrict such transfer activity also may be limited by provisions of the Contract. Accordingly, there is no assurance that we will prevent all transfer activity that may adversely affect Owners and other persons with interests in the Contracts. We do not accommodate market timing in any Underlying Fund and there are no arrangements in place to permit any Contract Owner to engage in market timing; we apply our policies and procedures without exception, waiver, or special arrangement.

The Underlying Funds may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares and we reserve the right to enforce these policies and procedures. For example, Underlying Funds may assess a redemption fee (which we reserve the right to collect) on shares held for a relatively short period. The prospectuses for the Underlying Funds describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Although we may not have the contractual authority or the operational capacity to apply the frequent trading policies and procedures of the Underlying Funds, we have entered into a written agreement, as required by SEC regulation, with each Underlying Fund or its principal underwriter that obligates us to provide to the Underlying Fund promptly upon request certain information about the trading activity of individual Contract Owners, and to execute instructions from the Underlying Fund to restrict or prohibit further purchases or transfers by specific Contract Owners who violate the frequent trading policies established by the Underlying Fund.

In addition, Contract Owners and other persons with interests in the contracts should be aware that the purchase and redemption orders received by the Underlying Funds generally are "omnibus" orders from intermediaries, such as retirement plans or separate accounts funding variable insurance contracts. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Underlying Funds in their ability to apply their frequent trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Underlying Funds (and thus Contract

Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Underlying Funds. If an Underlying Fund believes that an omnibus order reflects one or more transfer requests from Contract Owners engaged in disruptive trading activity, the Underlying Fund may reject the entire omnibus order.

In accordance with applicable law, we reserve the right to modify or terminate the transfer privilege at any time. We also reserve the right to defer or restrict the transfer privilege at any time that we are unable to purchase or redeem shares of any of the Underlying Funds, including any refusal or restriction on purchases or redemptions of their shares as a result of their own policies and procedures on market timing activities (even if an entire omnibus order is rejected due to the market timing activity of a single Contract Owner). You should read the Underlying Fund prospectuses for more details.

                            ASSET ALLOCATION PROGRAM

--------------------------------------------------------------------------------

The Asset Allocation Program is not offered by this Prospectus and is not a part of your contract. The Asset Allocation Program is a separate service we make available in connection with the contract, at no additional charge to you, to help you select Variable Funding Options. When you purchase the Contract, you are required to enroll in the Asset Allocation Program. Asset allocation, in general, is an investment strategy intended to optimize the selection of investment options for a given level of risk tolerance, in order to attempt to maximize returns and limit the effects of market volatility. Asset allocation strategies reflect the theory that diversification among asset classes can help reduce volatility and potentially enhance returns over the long term. An asset class refers to a category of investments having similar characteristics, such as stocks and other equities, bonds and other fixed income investments, and cash equivalents. There are further divisions within asset classes, for example, divisions according to the size of the issuer (large cap, mid cap, small cap), the type of issuer (government, municipal, corporate, etc.) or the location of the issuer (domestic, foreign, etc.).

If you elect to participate in the Asset Allocation Program, our affiliate MetLife Advisers, LLC ("MetLife Advisers"), an investment adviser registered under the Investment Advisers Act of 1940, will serve as your investment adviser, but solely for the purpose of developing and updating the models. MetLife Advisers currently follows the recommendations of an independent third-party consultant in providing this service. From time to time, MetLife Advisers may select a different consultant, to the extent permitted under applicable law. MetLife Advisers also serves as the investment adviser to certain Underlying Funds available under the contract and receives compensation for those services. (See Fee Table -- Underlying Fund Fees and Expenses). However, MetLife Advisers receives no compensation for services it performs in developing and updating the asset allocation models discussed below.

It is your responsibility to select or change your model and your Variable Funding Options. Your registered representative can provide you with information that may assist you in selecting a model and your Variable Funding Options. Once you select a model and the Variable Funding Options, these selections will remain unchanged until you elect to revise the Variable Funding Options allocations, select a new model, or both. Although the models are designed to maximize investment returns and reduce volatility for a given level of risk, there is no guarantee that an asset allocation model will not lose money or experience volatility. A model may fail to perform as intended, or may perform worse than any single Underlying Fund, asset class or different combination of Underlying Funds. In addition, the model is subject to all of the risks associated with its Underlying Funds. If, from time to time, MetLife Advisers changes the models, the flows of money into and out of Underlying Funds may generate higher brokerage and administrative costs for those portfolios, or such changes may disrupt an Underlying Fund's management strategy.

In the Asset Allocation Program, you will choose to allocate your purchase payments among a set of Variable Funding Options you select using one of the asset allocation models MetLife Advisers provides. An asset allocation model is a set of target percentages for asset classes or sub-classes that represent the principal investments of the available Underlying Funds. There currently are twenty asset allocation models, a disciplined and a flexible model for each of ten levels of risk tolerance and return potential (generally, asset classes and sub-classes with higher potential returns have greater risk of losses and experience greater volatility). Disciplined models are designed to be constructed only from Underlying Funds that adhere strictly to their stated investment styles and invest in specific asset classes or sub-classes, whereas flexible models can include allocations to Underlying Funds that may invest across multiple asset classes or sub-classes, or that may move between investment styles, or asset classes or sub-classes, depending on market conditions or other factors.

A disciplined or flexible asset allocation model will be suggested based on your responses to a profile questionnaire that seeks to measure your personal investment risk tolerance, investment time horizon, financial goals and other factors. In order to participate in this program, you will need to complete the questionnaire. Although you may only use one model at a time, you may elect to change to a different model as your tolerance for risk and/or your needs and objectives change. Using the questionnaire and in consultation with your registered representative, you may determine a different model better meets your risk tolerance and time horizons. There is no fee to change to a different model or for a change to the Variable Funding Options allocations.

MetLife Advisers, through its consultant as described above, periodically reviews the models (typically annually) and may find that asset allocations within a particular model may need to be changed. Similarly, the principal investments, investment style, or investment manager of an Underlying Fund may change such that it is no longer appropriate for a model, or it may become appropriate for a model. Also, from time to time, we may change the Underlying Funds available under the contract. (See The Annuity Contract -- The Variable Funding Options). As a result of the periodic review and/or any changes in available Underlying Funds, each model may change and asset classes or sub-classes may be added or deleted. We will provide notice regarding any such changes, and you, in consultation with your registered representative, may wish to revise your Variable Funding Options allocations based on these model and Underlying Fund changes. You are not required to make any changes, and if you take no action your current allocations will continue in effect.

If you also participate in the Automatic Rebalancing Program, the allocations in your models will be applied under the terms of that program.

We and our affiliates, including MetLife Advisers, receive greater compensation and/or profits from certain Underlying Funds than we receive from other Underlying Funds. Therefore, it is conceivable that MetLife Advisers may have an incentive to develop models in such a way that larger allocations will be made to more profitable Underlying Funds. Also, MetLife Advisers, in its capacity as investment adviser to certain of the Underlying Funds, may believe that certain Underlying Funds it manages may benefit from additional assets or could be harmed by redemptions. As a fiduciary, MetLife Advisers legally is obligated to disregard these incentives. In addition, MetLife Advisers believes that following the recommendations of an independent third-party to develop and update the asset allocation models may reduce or eliminate the potential for MetLife Advisers to be influenced by these competing interests. As described above, from time to time, MetLife Advisers may select a different consultant to provide these recommendations, to the extent permitted under applicable law.

For more information about MetLife Advisers and its role as investment adviser for the Asset Allocation Program, please see the disclosure document, which is available to you at no charge, containing information from Part II of its Form ADV, the SEC investment adviser registration form. Your registered representative can provide you this disclosure document, or you can request a copy by writing to MetLife Advisers, LLC, c/o MetLife Investors USA Insurance Company, P.O. Box 10426, Des Moines, Iowa 50306-0426. We may perform certain administrative functions on behalf of our affiliate, MetLife Advisers; however, we are not registered as an investment adviser and are not providing any investment advice in making the Asset Allocation Program available.

                              ACCESS TO YOUR MONEY

--------------------------------------------------------------------------------

Any time before the Maturity Date, you may redeem all or any portion of the Cash Surrender Value, that is, the Contract Value less any any premium tax not previously deducted. Unless you submit a Written Request specifying the Variable Funding Option(s) from which we are to withdraw amounts, we will make the withdrawal on a pro rata basis. We will determine the Cash Surrender Value as of the close of business after we receive your surrender request at our Home Office. The Cash Surrender Value may be more or less than the Purchase Payments you made. You may not make withdrawals during the annuity period.

We may defer payment of any Cash Surrender Value for a period of up to five business days after the Written Request is received. It is our intent to pay as soon as possible. We cannot process requests for withdrawals that are not in good order. We will contact you if there is a deficiency causing a delay and will advise what is needed to act upon the withdrawal request. We may withhold payment of surrender, withdrawal or, if applicable, loan proceeds if any portion of those proceeds would be derived from a personal check that has not yet cleared (i.e., that could still be dishonored by your banking institution). We may use telephone, fax, Internet or other means of communications to verify that payment from the check has been or will be collected. We will not delay payment longer than necessary for us to verify that payment has been or will be collected. You may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing us with a certified check.

If your Contract is issued as part of a 403(b) plan, there are restrictions on your ability to make withdrawals from your Contract. You may not withdraw contributions or earnings made to your Contract after December 31, 1988 unless you are (a) age 59 1/2, (b) no longer employed, (c) deceased, (d) disabled, or
(e) experiencing a financial hardship. Even if you are experiencing a financial hardship, you may only withdraw contributions, not earnings. You should consult with your tax adviser before making a withdrawal from your Contract.

SYSTEMATIC WITHDRAWALS

Before the Maturity Date, you may choose to withdraw a specified dollar amount (at least $100) on a monthly, quarterly, semiannual or annual basis. We will deduct any applicable premium taxes. To elect systematic withdrawals, you must have a Contract Value of at least $15,000 and you must make the election on the form we provide. We will surrender Accumulation Units pro rata from all funding options in which you have an interest, unless you instruct us otherwise. You may begin or discontinue systematic withdrawals at any time by notifying us in writing, but you must give at least 30 days' notice to change any systematic withdrawal instructions that are currently in place.

We reserve the right to discontinue offering systematic withdrawals or to assess a processing fee for this service upon 30 days' written notice to Contract Owners (where allowed by state law). There is currently no additional fee for electing systematic withdrawals.

Each systematic withdrawal is subject to federal income taxes on the taxable portion and may be subject to Contract charges. In addition, a 10% federal penalty tax may be assessed on systematic withdrawals if the Contract Owner is under age 59 1/2. You should consult with your tax adviser regarding the tax consequences of systematic withdrawals.

MANAGED DISTRIBUTION PROGRAM. Under the systematic withdrawal option, you may choose to participate in the Managed Distribution Program. At no cost to you, you may instruct us to calculate and make minimum distributions that may be required by the IRS upon reaching age 70 1/2. (See "Federal Tax Considerations".) These payments will not be subject to the withdrawal charge and will be in lieu of the free withdrawal allowance. No Dollar Cost Averaging will be permitted if you are participating in the Managed Distribution Program.

                              OWNERSHIP PROVISIONS

--------------------------------------------------------------------------------

TYPES OF OWNERSHIP

CONTRACT OWNER

The Contract belongs to the Contract Owner named in the Contract (on the Contract Specifications page), or to any other person to whom you subsequently assign the Contract. You may only make an assignment of ownership or a collateral assignment for Non-qualified Contracts. You have sole power during the Annuitant's lifetime to exercise any rights and to receive all benefits given in the Contract provided you have not named an irrevocable beneficiary and provided you have not assigned the Contract.

You receive all payments while the Annuitant is alive unless you direct them to an alternate recipient. An alternate recipient does not become the Contract Owner.

If this Contract is purchased by a beneficiary of another contract who directly transferred the death proceeds due under that contract, he/she will be granted the same rights the owner has under the Contract except that he/she cannot transfer ownership, take a loan or make additional Purchase Payments.

Joint Owner. For Non-qualified Contracts only, you may name joint owners (e.g., spouses) in a Written Request before the Contract is in effect. Joint owners may independently exercise transfers allowed under the Contract. All other rights of ownership must be exercised by both owners. Joint owners own equal shares of any benefits accruing or payments made to them.

BENEFICIARY

You name the beneficiary in a Written Request. The beneficiary has the right to receive any death benefit proceeds remaining under the Contract upon the death of the Annuitant or the Contract Owner. If more than one beneficiary survives the Annuitant or Contract Owner, they will share equally in benefits unless you recorded different shares with the Company by Written Request before the death of the Annuitant or Contract Owner. In the case of a non-spousal beneficiary or a spousal beneficiary who has not chosen to assume the Contract, we will not transfer or otherwise remove the death benefit proceeds from the Variable Funding Options as most recently elected by the Contract Owner, until the Death Report Date.

Unless you have named an irrevocable beneficiary you have the right to change any beneficiary by Written Request during the lifetime of the Annuitant and while the Contract continues.

ANNUITANT

The Annuitant is designated in the Contract (on the Contract Specifications page), and is the individual on whose life the Maturity Date and the amount of the monthly Annuity Payments depend. You may not change the Annuitant after your Contract is in effect.

Contingent Annuitant. You may name one individual as a Contingent Annuitant. A Contingent Annuitant may not be changed, deleted or added to the Contract after the Contract Date. If the Annuitant who is not the owner dies prior to the Maturity Date, and the Contingent Annuitant is still living:

     -    the death benefit will not be payable upon the Annuitant's death

     -    the Contingent Annuitant becomes the Annuitant

     -    all other rights and benefits will continue in effect

When a Contingent Annuitant becomes the Annuitant, the Maturity Date remains the same as previously in effect.

If the Annuitant is also the owner, a death benefit is paid to the beneficiary regardless of whether or not there is a Contingent Annuitant.

                                  DEATH BENEFIT

--------------------------------------------------------------------------------

Before the Maturity Date, generally, a death benefit is payable when either the Annuitant or a Contract Owner dies. At purchase, you elect the Standard Death Benefit or the Enhanced Death Benefit. We calculate the death benefit at the close of the business day on which our Home Office receives (1) Due Proof of Death and (2) written payment instructions or election of spousal or beneficiary contract continuance ("Death Report Date").

DEATH PROCEEDS BEFORE THE MATURITY DATE

Note: If the owner dies before the Annuitant, the death benefit is recalculated replacing all references to "Annuitant" with "owner."

STANDARD DEATH BENEFIT

We will pay to the beneficiary a death benefit in an amount equal to the greater of (1) or (2) below, each reduced by any applicable premium tax not previously deducted:

     (1)  the Contract Value on the Death Report Date or

     (2) the total Purchase Payments made under the Contract less the total of any withdrawals.

ENHANCED DEATH BENEFIT

We will pay to the beneficiary the greatest of (1), (2) or (3) below, each reduced by any applicable premium tax not previously deducted:

     (1)  the Contract Value on the Death Report Date or

     (2) the total Purchase Payments made under the Contract less the total of any withdrawals or

     (3)  the step-up value (if any, as described below).

STEP-UP VALUE. The step-up value will initially equal the Contract Value on that anniversary. When you make an additional Purchase Payment, we will increase the step-up value by the amount of that Purchase Payment. When you make a withdrawal, the step-up value will be reduced by a partial surrender reduction as described below. On each Contract anniversary before the Annuitant's 80th birthday and before the Annuitant's death, if the Contract Value is greater than the step-up value, we will reset the step-up value to equal that greater amount. If the step-up value is greater than the Contract Value, the step-up value will remain unchanged. We will not reduce the step-up value on these anniversary recalculations (provided no withdrawals or surrenders are made on that day). The only changes we will make to the step-up value on or after the Annuitant's 80th birthday will be those related to additional Purchase Payments or withdrawals, as described above.

PARTIAL SURRENDER REDUCTION. If you make a withdrawal, we will reduce the step-up value by a partial surrender reduction which equals (1) the step-up value prior to the withdrawal, multiplied by (2) the amount of the withdrawal, divided by (3) the Contract Value before the withdrawal.

For example, assume your current Contract Value is $55,000. If your current step-up value is $50,000, and you decide to make a withdrawal of $10,000, we would reduce the step-up value as follows:

           50,000 x (10,000/55,000) = $9,090

Your new step-up value would be 50,000-9,090, or $40,910.

The following example shows what would happen in a declining market. Assume your current Contract Value is $30,000. If your current step-up value is $50,000, and you decide to make a withdrawal of $10,000, we would reduce the step-up value as follows:

           50,000 x (10,000/30,000) = $16,666

Your new step-up value would be 50,000-16,666, or $33,334.

ENHANCED STEPPED-UP PROVISION ("E.S.P.")

THIS PROVISION IS NOT AVAILABLE TO A CUSTOMER WHEN EITHER THE ANNUITANT OR OWNER IS AGE 76 OR OLDER ON THE RIDER EFFECTIVE DATE.

The rider effective date is the date the rider is attached to and made a part of the Contract. If you have selected the E.S.P., the total death benefit as of the Death Report Date will equal the death benefit described above plus the greater of zero or the following amount:

     - If the Annuitant is younger than age 70 on the rider effective date, 40% of the lesser of: (1) 250% of the modified Purchase Payments excluding Purchase Payments that are both received after the first rider effective date anniversary and within 12 months of the Death Report Date, or (2) your Contract Value minus the modified Purchase Payments, calculated as of the Death Report Date; or

     - If the Annuitant is between the ages of 70 and 75 on the rider effective date, 25% of the lesser of: (1) 250% of the modified Purchase Payments excluding Purchase Payments that are both received after the first rider effective date anniversary and within 12 months of the Death Report Date, or (2) your Contract Value minus the modified Purchase Payments, calculated as of the Death Report Date.

The initial modified Purchase Payment is equal to the Contract Value as of the rider effective date. Whenever a Purchase Payment is made after the rider effective date, the modified Purchase Payment(s) are increased by the amount of the Purchase Payment. Whenever a partial surrender is taken after the rider effective date, the modified Purchase Payment(s) are reduced by a partial surrender reduction as described below.

The partial surrender reduction is equal to: (1) the modified Purchase Payment(s) in effect immediately prior to the reduction for the partial surrender, multiplied by (2) the amount of the partial surrender divided by (3) the Contract Value immediately prior to the partial surrender.

For example, assume your current modified Purchase Payment is $50,000 and that your current Contract Value is $55,000. You decide to make a withdrawal of $10,000. We would reduce the modified Purchase Payment as follows:

           50,000 x (10,000/55,000) = $9,090

Your new modified Purchase Payment would be 50,000-9,090 = $40,910.

The following example shows what would happen in a declining market. Assume your current Contract Value is $30,000. If your current modified Purchase Payment is $50,000 and you decide to make a withdrawal of $10,000, we would reduce the modified Purchase Payment as follows:

           50,000 x (10,000/30,000) = $16,666

Your new modified Purchase Payment would be 50,000-16,666 = $33,334.

PAYMENT OF PROCEEDS

We describe the process of paying death benefit proceeds before the Maturity Date in the charts below. The charts do not encompass every situation and are merely intended as a general guide. More detailed information is provided in your Contract. Generally, the person(s) receiving the benefit may request that the proceeds be paid in a lump sum, or be applied to one of the settlement options available under the Contract.

                             NON-QUALIFIED CONTRACTS


---------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
---------------------------------------------------------------------------------------------------------------

OWNER (WHO IS NOT THE         The beneficiary(ies), or if    The beneficiary elects to      Yes
ANNUITANT) (WITH NO JOINT     none, to the Contract          continue the Contract rather
OWNER)                        Owner's estate.                than receive the
                                                             distribution.
---------------------------------------------------------------------------------------------------------------
OWNER (WHO IS THE ANNUITANT)  The beneficiary(ies), or if    The beneficiary elects to      Yes
(WITH NO JOINT OWNER)         none, to the Contract          continue the Contract rather
                              Owner's estate.                than receive the
                                                             distribution.
---------------------------------------------------------------------------------------------------------------
NON-SPOUSAL JOINT OWNER (WHO  The surviving joint owner.                                    Yes
IS NOT THE ANNUITANT)
---------------------------------------------------------------------------------------------------------------
NON-SPOUSAL JOINT OWNER (WHO  The beneficiary(ies), or, if   The beneficiary elects to      Yes
IS THE ANNUITANT)             none, to the surviving joint   continue the Contract rather
                              owner.                         than receive a distribution.
---------------------------------------------------------------------------------------------------------------
SPOUSAL JOINT OWNER (WHO IS   The surviving joint owner.     The spouse elects to           Yes
NOT THE ANNUITANT)                                           continue the Contract.
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
---------------------------------------------------------------------------------------------------------------

SPOUSAL JOINT OWNER (WHO IS   The beneficiary(ies), or, if   The spouse elects to           Yes
THE ANNUITANT)                none, to the surviving joint   continue the Contract.
                              owner.
                                                             A spouse who is not the
                                                             beneficiary may decline to
                                                             continue the contract and
                                                             instruct the Company to pay
                                                             the beneficiary, who may
                                                             elect to continue the
                                                             Contract.
---------------------------------------------------------------------------------------------------------------
ANNUITANT (WHO IS NOT THE     The beneficiary(ies), or if    The beneficiary elects to      Yes
CONTRACT OWNER)               none, to the Contract Owner.   continue the Contract rather
                              If the Contract Owner is not   than receive the
                              living, then to the            distribution.
                              surviving joint owner. If
                              none, then to the Contract     But, if there is a
                              Owner's estate.                Contingent Annuitant, then
                                                             the Contingent Annuitant
                                                             becomes the Annuitant and
                                                             the Contract continues in
                                                             effect (generally using the
                                                             original Maturity Date). The
                                                             proceeds will then be paid
                                                             upon the death of the
                                                             Contingent Annuitant or
                                                             owner.

---------------------------------------------------------------------------------------------------------------
ANNUITANT (WHO IS THE         See death of "owner who is                                    Yes
CONTRACT OWNER)               the Annuitant" above.
---------------------------------------------------------------------------------------------------------------
ANNUITANT (WHERE OWNER IS A   The beneficiary(ies) or if                                    Yes (Death of
NONNATURAL OWNER/TRUST)       none, to the owner.                                           Annuitant is
                                                                                            treated as death
                                                                                            of the owner in
                                                                                            these
                                                                                            circumstances.)
---------------------------------------------------------------------------------------------------------------
CONTINGENT ANNUITANT          No death proceeds are                                         N/A
(ASSUMING ANNUITANT IS STILL  payable; Contract continues.
ALIVE)
---------------------------------------------------------------------------------------------------------------
BENEFICIARY                   No death proceeds are                                         N/A
                              payable; Contract continues.
---------------------------------------------------------------------------------------------------------------
CONTINGENT BENEFICIARY        No death proceeds are                                         N/A
                              payable; Contract continues.
---------------------------------------------------------------------------------------------------------------

                               QUALIFIED CONTRACTS


---------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
---------------------------------------------------------------------------------------------------------------

OWNER/ANNUITANT               The beneficiary(ies), or if    The beneficiary elects to      Yes
                              none, to the Contract          continue the Contract rather
                              Owner's estate.                than receive a distribution.
---------------------------------------------------------------------------------------------------------------
BENEFICIARY                   No death proceeds are                                         N/A
                              payable; Contract continues.
---------------------------------------------------------------------------------------------------------------
CONTINGENT BENEFICIARY        No death proceeds are                                         N/A
                              payable; Contract continues.
---------------------------------------------------------------------------------------------------------------


---------
* Certain payout rules of the Code are triggered upon the death of any Owner. Non-spousal beneficiaries (as well as spousal beneficiaries who choose not to assume the Contract) must begin taking distributions based on the beneficiary's life expectancy within one year of death or take a complete distribution of contract proceeds within 5 years of death. Spousal Beneficiaries must choose to continue the contract as allowed under the Spousal Contract Continuance provision described below within one year of death. For Qualified Contracts, if mandatory distributions have begun at the death of the Annuitant, the 5-year payout option is not available.

SPOUSAL CONTRACT CONTINUANCE (SUBJECT TO AVAILABILITY -- DOES NOT APPLY IF A NON-SPOUSE IS A JOINT OWNER)

Within one year of your death, if your spouse is named as an owner and/or beneficiary, and you die before the Maturity Date, your spouse may elect to continue the Contract as owner rather than have the death benefit paid to the beneficiary. If you were the Annuitant and your spouse elects to continue the Contract, your spouse will be named the Annuitant as of the Death Report Date.

If your spouse elects to continue the Contract as Contract Owner, the death benefit will be calculated as of the Death Report Date. If the Contract Value is less than the calculated death benefit, the Contract Value will be increased to equal the death benefit. This amount is referred to as the adjusted Contract Value. Any difference between the Contract Value and the adjusted Contract Value will be allocated to the funding options in the same proportion as the allocations of the Contract prior to the Death Report Date.

All other Contract fees and charges applicable to the original Contract will also apply to the continued Contract. All other benefits and features of your Contract will be based on your spouse's age on the Death Report Date as if your spouse had purchased the Contract with the adjusted Contract Value on the Death Report Date. This spousal contract continuance is available only once for each Contract.

Please note that spousal continuation will not satisfy minimum required distribution rules for Qualified Contracts. Please consult a tax advisor before electing this option.

BENEFICIARY CONTRACT CONTINUANCE (NOT PERMITTED FOR NON-NATURAL BENEFICIARIES)

If you die before the Maturity Date, and if the value of any beneficiary's portion of the death benefit is between $20,000 and $1,000,000 as of the Death Report Date, (more than $1,000,000 is subject to Home Office approval), your beneficiary(ies) may elect to continue his/her portion of the Contract subject to applicable Internal Revenue Code distribution requirements, rather than receive the death benefit in a lump sum. If the beneficiary chooses to continue the Contract, the beneficiary can extend the payout phase of the Contract enabling the beneficiary to "stretch" the death benefit distributions out over his life expectancy as permitted by the Internal Revenue Code.

If your beneficiary elects to continue the Contract, the death benefit will be calculated as of the Death Report Date. The initial Contract Value of the continued Contract (the "adjusted Contract Value") will equal the greater of the Contract Value or the death benefit calculated on the Death Report Date and will be allocated to the funding options in the same proportion as prior to the Death Report Date. If the adjusted Contract Value is allocated to the Variable Funding Options, the beneficiary bears the investment risk.

The beneficiary who continues the Contract will be granted the same rights as the owner under the original Contract, except the beneficiary cannot:

     -    transfer ownership

     -    take a loan

     -    make additional Purchase Payments.

The beneficiary may also name his/her own beneficiary ("succeeding beneficiary") and has the right to take withdrawals at any time after the Death Report Date. The E.S.P. option is not available to a beneficiary continuing the Contract under this provision. All other fees and charges applicable to the original Contract will also apply to the continued Contract; the E.S.P. charge no longer applies. All benefits and features of the continued Contract will be based on the beneficiary's age on the Death Report Date as if the beneficiary had purchased the Contract with the adjusted Contract Value on the Death Report Date.

DEATH PROCEEDS AFTER THE MATURITY DATE

If any Contract Owner or the Annuitant dies on or after the Maturity Date, the Company will pay the beneficiary a death benefit consisting of any benefit remaining under the annuity or income option then in effect.

                                 LIVING BENEFITS

--------------------------------------------------------------------------------

GUARANTEED MINIMUM WITHDRAWAL BENEFIT ("GMWB" OR "PRINCIPAL GUARANTEE")

For an additional charge, you may elect an optional rider for your Contract that provides a Guaranteed Minimum Withdrawal Benefit, or "GMWB." A GMWB rider is designed to protect your investment from poor market performance, as long as you do not withdraw more than a certain amount from your Contract each year.

AVAILABILITY AND ELIGIBILITY We offer different GMWB riders so that you can choose the level of benefits and costs that makes the most sense for you. This prospectus offers three different GMWB riders, and the availability of each depends on when you purchase your Contract and your state of residence. The three GMWB riders described in this prospectus are called "GMWB I," "GMWB II," and "GMWB III." We may refer to any one of these as GMWB. The availability of each rider is shown below.

                              AVAILABLE GMWB RIDERS


--------------------------------------------------------------------------------------------------------------
         NAME OF RIDER:                    GMWB I                    GMWB II                  GMWB III
--------------------------------------------------------------------------------------------------------------
ALSO CALLED:                         Principal Guarantee       Principal Guarantee       Principal Guarantee
                                                                                                Value
--------------------------------------------------------------------------------------------------------------
AVAILABILITY:                         Not available for       Available on or after     Available on or after
                                    purchase on or after        March 28, 2005 if         March 28, 2005 if
                                   March 28, 2005, unless    approved in your state    approved in your state
                                   GMWB II is not approved
                                        in your state
--------------------------------------------------------------------------------------------------------------


You may elect a GMWB rider only at the time of your initial purchase of the Contract.

REMAINING BENEFIT BASE ("RBB") For all GMWB riders, the amount of your investment that is guaranteed is called the "remaining benefit base" or "RBB." Your initial RBB is equal to your initial Purchase Payment if you elect GMWB when you purchase your Contract. The RBB is not a lump sum guarantee, rather, it is the amount that we guarantee to return to you through a series of payments that annually do not exceed a percentage of your RBB.

ANNUAL WITHDRAWAL BENEFIT ("AWB") The annual percentage of your RBB that is available for withdrawal is called the "annual withdrawal benefit" or "AWB". Each year you may take withdrawals that do not exceed your AWB until your RBB is depleted. Each year you may take your AWB monthly, annually, or on any payment schedule you request. You may take withdrawals in any dollar amount up to your AWB without affecting your guarantee. If you choose to receive only a part of, or none of, your AWB in any given year, your AWB in any subsequent year will not be increased. In that case you are choosing to deplete your RBB over a longer period of time.

The AWB is a percentage of your RBB and depends on which GMWB rider you select. Your initial AWB is calculated as a percentage of the RBB immediately before your first withdrawal:


--------------------------------------------------------------------------------------------------------------
                                           GMWB I                    GMWB II                  GMWB III
--------------------------------------------------------------------------------------------------------------
If you make your first                    5% of RBB                 5% of RBB                 5% of RBB
withdrawal before the 3(rd)
anniversary
after you purchase GMWB:
--------------------------------------------------------------------------------------------------------------
If you make your first                   10% of RBB                10% of RBB                 5% of RBB
withdrawal after the 3(rd)
anniversary after you purchase
GMWB:
--------------------------------------------------------------------------------------------------------------


ADDITIONAL PREMIUM Currently, additional Purchase Payments serve to increase your RBB and AWB. After each Purchase Payment your new RBB equals your RBB immediately prior to the Purchase Payment plus the dollar amount of the Purchase Payment. Your new AWB is equal to the AWB immediately prior to the Purchase Payment, plus a percentage of the Purchase Payment. We use the same percentage as that used to calculate your original AWB as shown above.

We reserve the right not to include additional Purchase Payments into the calculation of the RBB or AWB.

WITHDRAWALS When you make a withdrawal, your AWB remains the same as long as the sum of all of your withdrawals since the most recent anniversary of your purchase or reset of GMWB (or "GMWB Anniversary"), including the current withdrawal, does not exceed your AWB immediately prior to the current withdrawal. In such case your RBB is decreased to equal the RBB immediately prior to the withdrawal, less the dollar amount of the current withdrawal.

However, if you make a withdrawal so that the total of all your withdrawals since your GMWB anniversary, including the current withdrawal, exceeds your AWB immediately prior to the current withdrawal, we will recalculate both your RBB and AWB. The recalculation depends on which GMWB rider you select:

IF YOU SELECT GMWB II OR GMWB III:

     - To recalculate your RBB, we reduce your RBB by the greater of the dollar amount of your withdrawal, or a "partial withdrawal reduction". The partial withdrawal reduction is equal to 1) the RBB in effect immediately prior to the current withdrawal, multiplied by 2) the amount of the current withdrawal divided by 3) the Contract Value immediately prior to the current withdrawal.

     - To recalculate your AWB, we reduce your AWB by a partial withdrawal reduction, which is equal to 1) the AWB in effect immediately prior to the current withdrawal, multiplied by 2) the RBB immediately after the withdrawal divided by 3) the RBB immediately prior to the current withdrawal.

IF YOU PURCHASED GMWB I:

     - To recalculate your RBB, we reduce your RBB by a "partial withdrawal reduction." The partial withdrawal reduction is equal to 1) the RBB in effect immediately prior to the current withdrawal, multiplied by 2) the amount of the current withdrawal divided by 3) the Contract Value immediately prior to the current withdrawal.

     - To recalculate your AWB, we reduce your AWB by a partial withdrawal reduction, which is equal to 1) the AWB in effect immediately prior to the current withdrawal, multiplied by 2) the RBB immediately after the withdrawal divided by 3) the RBB immediately prior to the current withdrawal.

We will waive any surrender charge on amounts that you withdraw up to your AWB, or on amounts up to the amount withdrawn under our Managed Distribution Program, even if such annual amount withdrawn is greater than your free withdrawal allowance.

WITHDRAWAL EXAMPLES. The following examples are intended to illustrate the effect of withdrawals on your RBB and AWB, depending on which GMWB rider you select. The investment results shown are hypothetical and are not representative of past or future performance. Actual investment results may be more or less than those shown and will depend upon a number of factors, including the Variable Funding Options selected by you. The example does not reflect the deduction of fees and charges and applicable income taxes and penalties. Assume your initial RBB is $100,000, your age is less than 70, and you take a withdrawal of $10,000 after your first GMWB Anniversary:

                   WITHDRAWAL EXAMPLE FOR GMWB II AND GMWB III


--------------------------------------------------------------------------------------------------------------------------
                          ASSUMES 10% GAIN ON INVESTMENT                        ASSUMES 10% LOSS ON INVESTMENT
--------------------------------------------------------------------------------------------------------------------------
               CONTRACT                                              CONTRACT
                 VALUE            RBB                AWB (5%)          VALUE            RBB                AWB (5%)
--------------------------------------------------------------------------------------------------------------------------

VALUES AS OF
--------------------------------------------------------------------------------------------------------------------------
INITIAL GMWB
PURCHASE       $100,000        $100,000               $5,000         $100,000        $100,000               $5,000
--------------------------------------------------------------------------------------------------------------------------
IMMEDIATELY
PRIOR TO
WITHDRAWAL     $110,000        $100,000               $5,000          $90,000        $100,000               $5,000
--------------------------------------------------------------------------------------------------------------------------
PARTIAL
WITHDRAWAL
REDUCTION
(PWR)             N/A         (100,000 x           [5,000 x (1-         N/A         (100,000 x           [5,000 x (1-
                           10,000/110,000) =    90,000/100,000)] =               10,000/90,000) =     88,889/100,000)] =
                                $9,091                 $500                           $11,111                $556
--------------------------------------------------------------------------------------------------------------------------
GREATER OF
PWR OR THE
DOLLAR AMOUNT
OF THE
WITHDRAWAL                      $10,000                                               $11,111

                            (10,000>9,091)                                        (11,111>10,000)
--------------------------------------------------------------------------------------------------------------------------
CHANGE IN
VALUE DUE TO
WITHDRAWAL
(PARTIAL
SURRENDER
REDUCTION)      $10,000         $10,000                $500           $10,000         $11,111                $556
--------------------------------------------------------------------------------------------------------------------------
VALUE
IMMEDIATELY
AFTER
WITHDRAWAL     $100,000         $90,000               $4,500          $80,000         $88,889               $4,444
--------------------------------------------------------------------------------------------------------------------------


                          WITHDRAWAL EXAMPLE FOR GMWB I


--------------------------------------------------------------------------------------------------------------------------
                          ASSUMES 10% GAIN ON INVESTMENT                        ASSUMES 10% LOSS ON INVESTMENT
--------------------------------------------------------------------------------------------------------------------------
               CONTRACT                                              CONTRACT
                 VALUE            RBB                AWB (5%)          VALUE            RBB                AWB (5%)
--------------------------------------------------------------------------------------------------------------------------

VALUES AS OF
--------------------------------------------------------------------------------------------------------------------------
INITIAL GMWB
PURCHASE       $100,000        $100,000               $5,000         $100,000        $100,000               $5,000
--------------------------------------------------------------------------------------------------------------------------
IMMEDIATELY
PRIOR TO
WITHDRAWAL     $110,000        $100,000               $5,000          $90,000        $100,000               $5,000
--------------------------------------------------------------------------------------------------------------------------
IMMEDIATELY
AFTER
WITHDRAWAL     $100,000         $90,909               $4,545          $80,000         $88,889               $4,444

                         [100,000 -- (100,000         [(5,000                  [100,000 -- (100,000        [5,000 x
                           x10,000/110,000)]     x90,909/100,000)]               x10,000/90,000)]      (88,889/100,000)]
--------------------------------------------------------------------------------------------------------------------------
CHANGE IN
VALUE DUE TO
WITHDRAWAL
(PARTIAL
SURRENDER
REDUCTION)      $10,000         $9,091                 $455           $10,000         $11,111                $556
--------------------------------------------------------------------------------------------------------------------------


TAX-QUALIFIED DISTRIBUTION PROGRAMS (GMWB II AND GMWB III ONLY). If you select GMWB II or GMWB III, subject to certain limitations and restrictions, your AWB will not incur a recalculation as a result of distributions taken under certain eligible Tax-Qualified Distribution Programs ("Tax-Qualified Distribution Programs"). Instead, such distributions will reduce the RBB by the amount of the withdrawal, and will not affect the AWB.

For purposes of GMWB II and GMWB III, the following Tax-Qualified Distribution Programs are eligible. Only certain types of distribution methods are eligible as described below. Please consult with your tax adviser to make sure you are eligible:

     - Distributions intended to satisfy the required minimum distribution rules under Internal Revenue Code ("Code") Section 401(a)(9) and the Treasury Regulations promulgated thereunder, as applicable, to:

          -    a qualified retirement plan (Code Section 401),

          -    a tax-sheltered annuity (Code Section 403(b)),

          -    an individual retirement account (Code Sections 408(a)),

          -    an individual retirement annuity (Code Section 408(b)), or

          -    a qualified deferred compensation plan (Code Section 457).

          Required minimum distribution must be calculated using the Uniform Life Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-2) and/or the Joint and Last Survivor Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-3), and for distributions where the employee (owner) dies before the entire interest is distributed as described in Code Section 401(a)(9)(B)(iii) calculated using the Single Life Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-1), as appropriate (each table as in effect as of January 1, 2004).

     - Distributions intended to satisfy the exception under Code Section 72(s)(2) to the required minimum distribution rules which apply after the death of the holder of a nonqualified annuity contract provided under Code Section 72(s)(1) for certain amounts payable over the life of a designated beneficiary;

     - Distributions intended to satisfy the exception under Code Section 72(t)(2)(A)(iv) from the 10% additional tax on early distributions from qualified retirement plans imposed by Code Section 72(t)(1) for certain amounts payable as part of a series of substantially equal periodic payments made for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of such employee and his designated beneficiary, provided, however, the amount of the substantially equal periodic payments must be calculated under the required minimum distribution method set forth in the Internal Revenue Service Notice 89-25, 1989-1 C.B. 662 in Q&A-12 as amended by Revenue Ruling 2002-62, 2002-42 I.R.B. 710 (substantially equal periodic payments calculated under the fixed annuitization method or the fixed amortization method described in Q&A-12 of Notice 89-25 will not be considered a Tax-Qualified Distribution Program); or

     - Distributions intended to satisfy the exception under Code Section 72(q)(2)(D) from the 10% additional tax on early distributions from nonqualified annuity contracts imposed by Code Section 72(q)(1) for certain amounts payable as part of a series of substantially equal periodic payments made for the life (or life expectancy) of the Beneficiary or the joint lives (or joint life expectancies) of such Beneficiary and his designated beneficiary, provided, however, the amount of the substantially equal periodic payment must be calculated under the required minimum distribution method set forth in Internal Revenue Service Notice 89-25, 1989-1 C.B. 662 in Q&A-12 as amended by Internal Revenue Bulletin 2004-9 , Notice 2004-15, page 526. (substantially equal periodic payments calculated under the fixed annuitization method or the fixed amortization method described in Q&A-12 of Notice 89-25 will not be considered a Tax-Qualified Distribution Program).

You are subject to the following limitations if you are taking distributions under a Tax-Qualified Distribution Program:

     - YOU MUST ENROLL IN OUR MANAGED DISTRIBUTION PROGRAM. If you do not enroll or if you cancel your enrollment, you can continue to make withdrawals under your GMWB rider, however your RBB and AWB may be subject to a recalculation. Under our Managed Distribution Program, you select the frequency of payments. You may change the frequency of your payments only once every two years after your GMWB Anniversary, and you may only make the change during the 30-day period after your GMWB Anniversary. At the time you purchase GMWB, your initial frequency of payment must be annual if you did not take distributions pursuant to your Tax-Qualified Distribution Program at your previous financial institution, unless you turn age 70 1/2 before the first GMWB anniversary.

          You are advised to take your required distributions prior to purchasing GMWB in order to have the choice of taking your distributions on a monthly, quarterly, semi-annual or annual basis. If you do not take your distribution before purchasing GMWB, you will be limited to taking annual distributions for the first two Contract Years after which time you can choose an alternate mode of distribution.

     - ANY WITHDRAWALS OUTSIDE OF THE PROGRAM MAY DECREASE YOUR BENEFIT. All withdrawals under your Contract must be made pursuant to the Tax-Qualified Distribution Program during any 12-month period after an anniversary of your purchase of GMWB (a "GMWB Year"). If during any GMWB Year you take any additional withdrawals that are not made pursuant to the Program, you can continue to make withdrawals under your GMWB rider, however for the remainder of the GMWB Year your RBB and AWB may be subject to a partial withdrawal reduction. To avoid any partial withdrawal reduction, all withdrawals under your Contract must be made pursuant to your Tax-Qualified Distribution Program.

RESET (GMWB I AND GMWB II ONLY). If you select GMWB I or GMWB II, you may choose to reset your RBB at any time on or after the 5th anniversary of your GMWB purchase. Your new RBB is reset to equal your current Contract Value. You may reset your RBB again every 5 years after the most recent reset. Once you become eligible to reset your RBB, we reserve the right to allow resets only on the anniversary of your GMWB purchase.

Each time you reset your RBB, your new AWB will equal a percentage of your new RBB. The percentage used is the same percentage used to calculate your AWB before the reset.

If you are age 95 and are taking withdrawals under a Tax-Qualified Distribution Program, you may not reset if you purchased GMWB II.

Depending on your Contract Value and the current fee for GMWB, it may not be beneficial to reset your RBB. Generally, it may be beneficial to reset your RBB if your Contract Value exceeds your RBB. However, the charge may increase if you elect to reset the RBB (the charge will never exceed the guaranteed maximum charge). Further, if you reset your RBB, your new AWB may be higher or lower than your current AWB. In addition, the length of time over which you can expect to receive your RBB will be reset.

INVESTMENT RESTRICTIONS (GMWB II AND GMWB III ONLY)

We reserve the right to restrict allocations to a Variable Funding Option or limit the percentage of Contract value that may be allocated to a Variable Funding Option at any time. If we do so we would provide you with asset allocation requirements, and we reserve the right to require periodic rebalancing of Contract value allocated to Variable Funding Options according to specified percentages. We will provide no less than 30 days advanced written notice if we exercise our right to restrict or limit allocations to a Variable Funding Option and/or require periodic rebalancing between Variable Funding Options. Our ability to restrict allocations to a Variable Funding Option may be different depending on your state.

If we restrict allocations to a Variable Funding Option, as of the effective date of the restriction, we will no longer allow additional Purchase Payments to be applied, or transfers of Contract value to be allocated into the restricted Variable Funding Option. Any Contract value previously allocated to a restricted Variable Funding Option will not be subject to the restriction. If we impose a limit on the percentage of Contract value allocated to a Variable Funding Option, as of the effective date of the restriction, we will impose the limit on all subsequent allocations.

GMWB CHARGE. The charge for your GMWB rider is different depending on which version of GMWB you choose. For all GMWB riders, the charge is deducted each business day from amounts held in each Variable Funding Option. The current charge for each rider, on an annual basis, is shown below. Your current charge will not change unless you reset your benefits, at which time we may modify the charge. In such case the charge will never exceed 1.00%.


--------------------------------------------------------------------------------------------------------------
                                           GMWB I                    GMWB II                  GMWB III
--------------------------------------------------------------------------------------------------------------
Current Annual Charge                       0.40%                     0.50%                     0.25%
--------------------------------------------------------------------------------------------------------------
Maximum Annual Charge After a               1.00%                     1.00%                      N/A
Reset
--------------------------------------------------------------------------------------------------------------


MAXIMUM RBB. Although we have no current plans to do so, in the future we may impose a maximum RBB. If we do, we would stop including additional Purchase Payments into the calculation of your RBB. If we impose a maximum RBB for Purchase Payments or reset, the maximum RBB will never be less than the cumulative Purchase Payments to which we have previously consented.

Currently you must obtain our consent to purchase any RBB over $1 million. Purchase Payments under $1 million are not subject to a maximum RBB.

TERMINATION. Once you purchase GMWB I, you cannot cancel it. If you select GMWB II or GMWB III, you may terminate your rider at any time after the 5(th) anniversary of your purchase of GMWB. Once you terminate a GMWB III rider, you cannot re-elect it. You must request your termination in writing. All GMWB riders terminate automatically when you reach the maturity date of your Contract, if your Contract is assigned, or if the rider is exchanged for a similar rider offered by us.

OTHER INFORMATION ABOUT GMWB. If your Contract Value reaches zero, and you have purchased this benefit, the following will occur:

     - The AWB will continue to be paid to you until the RBB is depleted, not more frequently than monthly. Upon your death, your beneficiary will receive these payments. No other death benefit or optional benefit, if any, will be paid.

     - The total annual payment amount will equal the AWB and will never exceed your RBB, and

     - We will no longer accept subsequent Purchase Payments into the Contract.

If a spouse or beneficiary continues this Contract upon your death, and you had elected GMWB, all terms and conditions of this benefit would apply to the new owner.

COMPARISON OF IMPORTANT DIFFERENCES BETWEEN GMWB I, II, AND III

The following chart may help you decide which version of GMWB is best for you.


--------------------------------------------------------------------------------------------------------------
                                           GMWB I                    GMWB II                  GMWB III
--------------------------------------------------------------------------------------------------------------
AWB                                  5% of RBB if first        5% of RBB if first             5% of RBB
                                   withdrawal before 3(rd)   withdrawal before 3(rd)
                                   anniversary 10% of RBB    anniversary 10% of RBB
                                     if first withdrawal       if first withdrawal
                                   after 3(rd) anniversary   after 3(rd) anniversary
--------------------------------------------------------------------------------------------------------------
ANNUAL CHARGE                               0.40%                     0.50%                     0.25%
--------------------------------------------------------------------------------------------------------------
RESET                                        Yes                       Yes                       No
--------------------------------------------------------------------------------------------------------------
CAN I CANCEL MY GMWB?                        No               Yes, after the 5(th)      Yes, after the 5(th)
                                                               anniversary of GMWB       anniversary of GMWB
                                                                    purchase                  purchase
--------------------------------------------------------------------------------------------------------------
INVESTMENT RESTRICTIONS                      No                        Yes                       Yes
--------------------------------------------------------------------------------------------------------------
WAIVER OF RECALCULATION OF AWB               No                        Yes                       Yes
FOR DISTRIBUTIONS FROM TAX-
QUALIFIED PLANS
--------------------------------------------------------------------------------------------------------------


                               THE ANNUITY PERIOD

--------------------------------------------------------------------------------

MATURITY DATE

Under the Contract, you can receive regular payments ("Annuity Payments"). You can choose the month and the year in which those payments begin ("Maturity Date"). You can also choose among payout options or elect a lump sum distribution. While the Annuitant is alive, you can change your selection any time up to the Maturity Date. Annuity Payments will begin on the Maturity Date stated in the Contract unless (1) you fully surrendered the Contract; (2) we paid the proceeds to the beneficiary before that date; or (3) you elected another date. Annuity Payments are a series of periodic payments (a) for life;
(b) for life with a minimum number of payments assured; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period. We may require proof that the Annuitant is alive before we make Annuity Payments. Not all options may be available in all states. Please be aware that once the Contract is annuitized, you are ineligible to receive the death benefit you have selected and any living benefit rider is terminated.

You may choose to annuitize at any time after the first Contract Date anniversary. Unless you elect otherwise, the Maturity Date will be the Annuitant's 90(th) birthday or ten years after the effective date of the Contract, if later (this requirement may be changed by us). (For Contracts issued in Florida and New York, the Maturity Date you elect may not be later than the Annuitant's 90(th) birthday.)

At least 30 days before the original Maturity Date, you may elect to extend the Maturity Date to any time prior to the Annuitant's 90th birthday or to a later date with our consent. You may use certain annuity options taken at the Maturity Date to meet the minimum required distribution requirements of federal tax law, or you may use a program of withdrawals instead. These mandatory distribution requirements take effect generally upon the death of the Contract Owner, or with certain Qualified Contracts upon either the later of the Contract Owner's attainment of age 70 1/2 or year of retirement; or the death of the Contract Owner. You should seek independent tax advice regarding the election of minimum required distributions.

ALLOCATION OF ANNUITY

You may elect to receive your Annuity Payments in the form of a variable annuity, a fixed annuity, or a combination of both. If, at the time Annuity Payments begin, you have not made an election, we will apply your Cash Surrender Value to provide an annuity funded by the same funding options as you have selected during the accumulation period. At least 30 days before the Maturity Date, you may transfer the Contract Value among the funding options in order to change the basis on which we will determine Annuity Payments. (See "Transfers.")

VARIABLE ANNUITY

You may choose an annuity payout that fluctuates depending on the investment experience of the Variable Funding Options. We determine the number of Annuity Units credited to the Contract by dividing the first monthly Annuity Payment attributable to each Variable Funding Option by the corresponding Accumulation Unit value as of 14 days before the date Annuity Payments begin. We use an Annuity Unit to measure the dollar value of an Annuity Payment. The number of Annuity Units (but not their value) remains fixed during the annuity period.

DETERMINATION OF FIRST ANNUITY PAYMENT. Your Contract contains the tables we use to determine your first monthly Annuity Payment. If you elect a variable annuity, the amount we apply to it will be the Cash Surrender Value as of 14 days before the date Annuity Payments begin, less any applicable premium taxes not previously deducted.

The amount of your first monthly payment depends on the annuity option you elected and the Annuitant's adjusted age. Your Contract contains the formula for determining the adjusted age. We determine the total first monthly Annuity Payment by multiplying the benefit per $1,000 of value shown in the Contract tables by the number of thousands of dollars of Contract Value you apply to that annuity option. The Contract tables factor in an assumed daily net investment factor of 3.0%. We call this your net investment rate. Your net investment rate of 3% corresponds to an annual interest rate of 3%. This means that if the annualized investment performance, after expenses, of your Variable Funding Options is less than 3%, then the dollar amount of your variable Annuity Payments will decrease. However, if the annualized investment performance, after expenses, of your Variable Funding Options is greater than 3%, then the dollar amount of your variable Annuity Payments will increase.

DETERMINATION OF SECOND AND SUBSEQUENT ANNUITY PAYMENTS. The dollar amount of all subsequent Annuity Payments changes from month to month based on the investment experience, as described above, of the applicable funding options. The total amount of each Annuity Payment will equal the sum of the basic payments in each funding option. We determine the actual amounts of these payments by multiplying the number of Annuity Units we credited to each funding option by the corresponding Annuity Unit value as of the date 14 days before the date the payment is due.

FIXED ANNUITY

You may choose a fixed annuity that provides payments that do not vary during the annuity period. We will calculate the dollar amount of the first fixed Annuity Payment as described under "Variable Annuity," except that the amount we apply to begin the annuity will be your Cash Surrender Value as of the date Annuity Payments begin. Payout rates will not be lower than that shown in the Contract. If it would produce a larger payment, the first fixed Annuity Payment will be determined using the Annuity Tables in effect on the Maturity Date.

                                 PAYMENT OPTIONS

--------------------------------------------------------------------------------

ELECTION OF OPTIONS

While the Annuitant is alive, you can change your annuity option selection any time up to the Maturity Date. Once Annuity Payments have begun, no further elections are allowed.

During the Annuitant's lifetime, if you do not elect otherwise before the Maturity Date, we will pay you (or another designated payee) the first of a series of monthly Annuity Payments based on the life of the Annuitant, in accordance with Annuity Option 2 (Life Annuity with 120 monthly payments assured). For certain Qualified Contracts, Annuity Option 4 (Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee) will be the automatic option as described in the Contract. (See "Annuity Options.")

The minimum amount that can be placed under an annuity option will be $2,000 unless we agree to a lesser amount. If any monthly periodic payment due is less than $100, the Company reserves the right to make payments at less frequent intervals, or to pay the Contract Value in a lump-sum.

On the Maturity Date, we will pay the amount due under the Contract in accordance with the payment option that you select. You may choose to receive a single lump-sum payment. You must elect an option in writing, in a form satisfactory to the Company. Any election made during the lifetime of the Annuitant must be made by the Contract Owner.

ANNUITY OPTIONS

Subject to the conditions described in "Election of Options" above, we may pay all or any part of the Cash Surrender Value under one or more of the following annuity options. Payments under the annuity options are generally made on a monthly basis. We may offer additional options.

Option 1 -- Life Annuity -- No Refund. The Company will make Annuity Payments during the lifetime of the Annuitant ending with the last payment before death. This option offers the maximum periodic payment, since there is no assurance of a minimum number of payments or provision for a death benefit for beneficiaries.

Option 2 -- Life Annuity with 120, 180 or 240 Monthly Payments Assured. The Company will make monthly Annuity Payments during the lifetime of the Annuitant, with the agreement that if, at the death of that person, payments have been made for less than 120, 180 or 240 months, as elected, we will continue making payments to the beneficiary during the remainder of the period.

Option 3 -- Joint and Last Survivor Life Annuity -- No Refund. The Company will make regular Annuity Payments during the lifetime of the Annuitant and a second person. When either person dies, we will continue making payments to the survivor. No further payments will be made following the death of the survivor.

Option 4 -- Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee. The Company will make Annuity Payments during the lifetimes of the Annuitant and a second person. You will designate one as primary payee, and the other will be designated as secondary payee. On the death of the secondary payee, the Company will continue to make monthly Annuity Payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons. On the death of the primary payee, the Company will continue to make Annuity Payments to the secondary payee in an amount equal to 50% of the payments, which would have been made during the lifetime of the primary payee. No further payments will be made once both payees have died.

Option 5 -- Payments for a Fixed Period without Life Contingency. We will make periodic payments for the period selected. Please note that Option 5 may not satisfy minimum required distribution rules for Qualified Contracts. Please consult a tax advisor before electing this option.

Option 6 -- Other Annuity Options. We will make any other arrangements for Annuity Payments as may be mutually agreed upon.

VARIABLE LIQUIDITY BENEFIT

This benefit is only offered with the annuity option "Payments for a Fixed Period without Life Contingency."

At any time after annuitization and before death, the Contract Owner may surrender and receive a payment equal to the present value of remaining certain payments. The interest rate used to calculate the present value is a rate 1% higher than the Assumed (Daily) Net Investment Factor used to calculate the Annuity Payments. The remaining period certain payments are assumed to be level payments equal to the most recent period certain payment prior to the request for this liquidity benefit.

                        MISCELLANEOUS CONTRACT PROVISIONS

--------------------------------------------------------------------------------

RIGHT TO RETURN

You may return the Contract for a full refund of the Contract Value plus any Contract charges and premium taxes you paid (but not any fees and charges the Underlying Fund assessed) within ten days after you receive it (the "right to return period"). You bear the investment risk of investing in the Variable Funding Options during the right to return period; therefore, the Contract Value we return may be greater or less than your Purchase Payment.

If you purchase the Contract as an Individual Retirement Annuity, and return it within the first seven days after delivery, or longer if your state law permits, we will refund your Purchase Payment in full; during the remainder of the right to return period, we will refund the Contract Value (including charges).

We will determine the Contract Value following the close of the business day on which we receive your Contract and a Written Request for a refund. Where state law requires a different period, or the return of Purchase Payments or other variations of this provision, we will comply. Refer to your Contract for any state-specific information.

TERMINATION

We reserve the right to terminate the Contract on any business day if your Contract Value as of that date is less than $2,000 and you have not made Purchase Payments for at least two years, unless otherwise specified by state law. Accordingly, no Contract will be terminated due solely to negative investment performance. Termination will not occur until 31 days after we have mailed notice of termination to your last known address and to any assignee of record. If we terminate the Contract, we will pay you the Cash Surrender Value less any applicable taxes. In certain states, we may be required to pay you the Contract Value. Federal tax law may impose additional restrictions on our right to cancel your traditional IRA, Roth IRA or other Qualified Contract.

REQUIRED REPORTS

As often as required by law, but at least once in each Contract Year before the due date of the first Annuity Payment, we will furnish a report showing the number of Accumulation Units credited to the Contract and the corresponding Accumulation Unit value(s) as of the report date for each funding option to which the Contract Owner has allocated amounts during the applicable period. The Company will keep all records required under federal and state laws.

SUSPENSION OF PAYMENTS

The Company reserves the right to suspend or postpone the date of any payment or determination of values on any business day (1) when the New York Stock Exchange ("the Exchange") is closed; (2) when trading on the Exchange is restricted; (3) when an emergency exists, as determined by the SEC, so that the sale of securities held in the Separate Account may not reasonably occur, or so that the Company may not reasonably determine the value the Separate Account's net assets; or (4) during any other period when the SEC, by order, so permits for the protection of security holders.

                              THE SEPARATE ACCOUNTS

--------------------------------------------------------------------------------

MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut each sponsor Separate Accounts: Separate Account TM and Separate Account TM II, respectively. References to "Separate Account" refer either to Separate Account TM or Separate Account TM II, depending on the issuer of your Contract. Both Separate Account TM and Separate Account TM II were established on November 5, 1997 and are registered with the SEC as unit investment trusts under the Investment Company Act of 1940, as amended. We will invest Separate Account assets attributable to the Contracts exclusively in the shares of the Variable Funding Options.

We hold the assets of Separate Account TM and Separate Account TM II for the exclusive and separate benefit of the owners of each Separate Account, according to the laws of Connecticut. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains and losses of the Company. The assets held by the Separate Account are not chargeable with liabilities arising out of any other business that we may conduct. Obligations under the Contract are obligations of the Company. Any obligations that exceed the assets in the Separate Account are payable by the Company's general account. The amount of the guaranteed death benefit that exceeds the Contract Value is paid from the Company's general account. Benefit amounts paid from the general account are subject to the financial strength and claims-paying ability of the Company.

All investment income and other distributions of the funding options are payable to the Separate Account. We reinvest all such income and/or distributions in shares of the respective funding option at net asset value. Shares of the funding options are currently sold only to life insurance company separate accounts to fund variable annuity and variable life insurance contracts.

Certain variable annuity separate accounts and variable life insurance separate accounts may invest in the funding options simultaneously (called "mixed" and "shared" funding). It is conceivable that in the future it may be disadvantageous to do so. Although the Company and the Variable Funding Options do not currently foresee any such disadvantages either to variable annuity contract owners or variable life policy owners, each Underlying Fund's Board of Directors intends to monitor events in order to identify any material conflicts between them and to determine what action, if any, should be taken. If a Board of Directors was to conclude that separate funds should be established for variable life and variable annuity separate accounts, the variable annuity contract owners would not bear any of the related expenses, but variable annuity contract owners and variable life insurance policy owners would no longer have the economies of scale resulting from a larger combined fund.

We reserve the right to transfer assets of the Separate Account to another separate account, and/or to modify the structure or operation of the Separate Account, subject to the necessary regulatory approvals. If we do so, we guarantee that the modification will not affect your Contract Value.

PERFORMANCE INFORMATION

In advertisements for the Contract, we may include performance figures to show you how a Variable Funding Option has performed in the past. These figures are rates of return or yield quotations shown as a percent. These figures show past performance of a Variable Funding Option and are not an indication of how a Variable Funding Option will perform in the future.

Our advertisements may show performance figures assuming that you do not elect any optional features such as the E.S.P. or GMWB. However, if you elect any of these optional features, they involve additional charges that will serve to decrease the performance of your Variable Funding Options. You may wish to speak with your registered representative to obtain performance information specific to the optional features you may wish to select.

Performance figures for each Variable Funding Option are based in part on the performance of a corresponding Underlying Fund. In some cases, the Underlying Fund may have existed before the technical inception of the corresponding Variable Funding Option. In those cases, we can create "hypothetical historical performance" of a Variable Funding Option. These figures show the performance that the Variable Funding Option would have achieved had it been available during the entire history of the Underlying Fund.

In a low interest rate environment, yields for money market Subaccounts, after deduction of the Mortality and Expense Risk Charge, Administrative Expense Charge and the charge for any optional benefit riders (if applicable), may be negative even though the Underlying Fund's yield, before deducting for such charges, is positive. If you allocate a portion of your Contract Value to a money market Subaccount or participate in an asset allocation program where Contract Value is allocated to a money market Subaccount under the applicable asset allocation model, that portion of your Contract Value may decrease in value.

                           FEDERAL TAX CONSIDERATIONS

--------------------------------------------------------------------------------

The following general discussion of the federal income tax consequences related to your investment in this Contract is not intended to cover all situations, and is not meant to provide tax or legal advice. Because of the complexity of the law and the fact that the tax results will vary depending on many factors, you should consult your tax and/or legal adviser regarding the tax implications of purchasing this Contract based upon your individual situation. For further tax information, an additional discussion of certain tax matters is contained in the SAI.

You are responsible for determining whether your purchase of a Contract, withdrawals, income payments and any other transaction under your Contract satisfy applicable tax law. We are not responsible for determining if your employer's plan or arrangement satisfies the requirements of the Code and/or the Employee Retirement Income Security Act of 1974 (ERISA).

GENERAL TAXATION OF ANNUITIES

Congress has recognized the value of saving for retirement by providing certain tax benefits, in the form of tax deferral, for premiums paid under an annuity and permitting tax-free transfers between the various investment options offered under the Contract. The Internal Revenue Code ("Code") governs how earnings on your investment in the Contract are ultimately taxed, depending upon the type of contract, qualified or non-qualified, and the manner in which the money is distributed, as briefly described below. In analyzing the benefits of tax deferral it is important to note that the Jobs and Growth Tax Relief Reconciliation Act of 2003 amended Code Section 1 to reduce the marginal tax rates on long-term capital gains and dividends to 5% and 15%, respectively. The reduced rates apply during 2003 through 2008, and thereafter will increase to prior levels. Under current federal income tax law, the taxable portion of distributions under variable annuity contracts and qualified plans (including
IRAs) is not eligible for the reduced tax rate applicable to long-term capital gains and dividends. Earnings under annuity contracts, like interest payable on fixed investments (notes, bonds, etc.) continue to be taxed as ordinary income (top rate of 35%). The tax law provides deferred annuities issued after October 21, 1988 by the same insurance company or an affiliate in the same calendar year to the same owner are combined for tax purposes. As a result, a greater portion of your withdrawals may be considered taxable income than you would otherwise expect. Although the law is not clear, the aggregation rule may also adversely affect the tax treatment of payments received under an income annuity where the owner has purchased more than one non-qualified annuity during the same calendar year from the same or an affiliated company after October 21, 1988, and is not receiving income payments from all annuities at the same time. Please consult your own tax advisor.

STATE AND LOCAL TAXES. The rules for state and local income taxes may differ from the federal income tax rules. Purchasers and prospective purchasers of the Contract should consult their own tax advisors and the law of the applicable taxing jurisdiction to determine what rules and tax benefits apply to the contract.

PENALTY TAX FOR PREMATURE DISTRIBUTIONS. For both Qualified and Non-qualified Contracts, taxable distributions taken before the Contract Owner has reached the age of 59 1/2 will be subject to a 10% additional tax penalty unless the distribution is taken in a series of periodic distributions, for life or life expectancy, or unless the distribution follows the death or disability of the Contract Owner. Other exceptions may be available in certain qualified plans. The 10% tax penalty is in addition to any other penalties that may apply under your Contract and the normal income taxes due on the distribution.

TAX-FREE EXCHANGES. Code Section 1035 provides that, if certain conditions are met, no gain or loss is recognized when an annuity contract is received in exchange for a life insurance, endowment, or annuity contract. Since different annuity contracts have different expenses, fees and benefits, a tax-free exchange could result in your investment becoming subject to higher or lower fees and/or expenses.

FEDERAL ESTATE TAXES. While no attempt is being made to discuss the Federal estate tax implications of the Contract, you should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

GENERATION-SKIPPING TRANSFER TAX. Under certain circumstances, the Code may impose a "generation-skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract owner. Regulations issued under the Code may require the Company to deduct the tax from your Contract or from any applicable payment and pay it directly to the IRS.

TYPES OF CONTRACTS: QUALIFIED AND NON-QUALIFIED

QUALIFIED ANNUITY CONTRACTS

If you purchase your Contract with proceeds of an eligible rollover distribution from any tax-qualified employee pension or retirement savings plan or individual retirement annuity (IRA), your Contract is referred to as a Qualified Contract. Some examples of Qualified Contracts are: IRAs (including Roth IRAs), tax sheltered annuities established by public school systems or certain tax exempt organizations under Code Section 403(b), corporate-sponsored pension, retirement savings and profit sharing plans (including 401(k) plans), Keogh Plans (for self-employed individuals), and certain other qualified deferred compensation plans. Another type of Qualified Contract is a Roth IRA, under which after-tax contributions accumulate until maturity, when amounts (including earnings) may be withdrawn tax-free. The rights and benefits under a Qualified Contract may be limited by the terms of the retirement plan, regardless of the terms and conditions of the Contract. Plan participants making contributions to Qualified Contracts will be subject to the required minimum distribution rules as provided by the Code and described below. All qualified plans (including IRAs) receive tax-deferral under the Code. Although there are no additional tax benefits to funding your qualified plan or IRA with an annuity, it does offer you additional insurance benefits, such as the availability of a guaranteed income for life.

The Contract has not been submitted to the IRS for review and is awaiting approval as to form as a valid IRA. Such approval would not constitute an IRS approval or endorsement of any funding options under the contract. IRS approval as to form is not required to constitute a valid IRA. Disqualification of the Contract as an IRA could result in the immediate taxation of amounts held in the Contract and other adverse consequences.

TAXATION OF QUALIFIED ANNUITY CONTRACTS

Under a qualified annuity, since amounts paid into the Contract generally have not yet been taxed, the full amount of any distributions (including the amount attributable to Purchase Payments), whether paid in the form of lump sum withdrawals or Annuity Payments, are generally taxed at ordinary income tax rates unless the distribution is transferred to an eligible rollover account or contract. There are special rules which govern the taxation of Qualified Contracts, including withdrawal restrictions, requirements for mandatory distributions, and contribution limits. Amounts rolled over to the Contract from other qualified funding vehicles generally are not subject to current taxation.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS

Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the calendar year in which an IRA owner attains age 70 1/2. Participants in qualified plans and 403(b) annuities may defer minimum distributions until the later of April 1st of the calendar year following the calendar year in which they attain age 70 1/2 or the year of retirement (except for participants who are 5% or more owners of the plan sponsor) . If you own more than one individual retirement annuity and/or account, you may satisfy the minimum distribution rules on an aggregate basis (i.e. determine the total amount of required distributions from all IRAs and take the required amount from any one or more IRAs). A similar aggregate approach is available to meet your 403(b) minimum distribution requirements if you have multiple 403(b) annuities. Recently promulgated Treasury regulations changed the distribution requirements; therefore, it is important that you consult your tax adviser as to the impact of these regulations on your personal situation.

Final income tax regulations regarding minimum distribution requirements were released in June 2004. These regulations affect both deferred and income annuities. Under these new rules, effective with respect to minimum distributions required for the 2006 distribution year, in general, the value of all benefits under a deferred annuity (including death benefits in excess of cash value, including the Enhanced Stepped-Up Provision, as well as all living benefits such as GMAB and GMWB, if available in your contract) must be added to the account value in computing the amount required to be distributed over the applicable period. We will provide you with additional information as to the amount of your interest in the Contract that is subject to required minimum distributions under this new rule and either compute the required amount for you or offer to do so at your request. The new rules are not entirely clear and you should consult your personal tax advisor as to how these rules affect your Contract.

MINIMUM DISTRIBUTIONS FOR BENEFICIARIES UPON THE CONTRACT OWNER'S DEATH: Upon the death of the Contract Owner and/or Annuitant of a Qualified Contract, the funds remaining in the Contract must be completely withdrawn within five years from the date of death or minimum distributions may be taken over the life expectancy of the individual beneficiaries (or in the case of certain trusts that are contract beneficiaries, over the life expectancy of the individuals who are the beneficiaries of the trust), provided such distributions are payable at least annually and begin within one year from the date of death. Special rules apply where the beneficiary is the surviving spouse, which allow the spouse to assume the Contract and defer the minimum distribution requirements.

NOTE TO PARTICIPANTS IN QUALIFIED PLANS INCLUDING 401, 403(B), OR 408, INCLUDING IRA OWNERS: While annual plan contribution limits may be increased from time to time by Congress and the IRS for federal income tax purposes, these limits must be adopted by each state for any higher limits to be effective at a state income tax level. In other words, the permissible contribution limits for federal and state income tax purposes may be different. Therefore, in certain states, a portion of the contributions may not be excludible or deductible from state income taxes. Please consult your employer or tax adviser regarding this issue.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding the applicable limit for the taxable year, an individual may make contributions, which in some cases may be deductible, to an individual retirement annuity (IRA). The applicable limit is $4,000 for calendar year 2007, $5,000 for 2008, and may be indexed for inflation in future years. Additional "catch-up contributions" may be made to an IRA by individuals age 50 or over. There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and on their participation in a retirement plan. If an individual is married and the spouse is not employed, the individual may establish IRAs for the individual and spouse. Purchase Payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit based on the individual limits outlined above.

Deductible contributions to an IRA and Roth IRA for the year must be aggregated for purposes of the individual Code Section 408A limits and the Code Section 219 limits (age 50+catch-up).

Partial or full distributions are treated as ordinary income, except that amounts contributed after 1986 on a non-deductible basis are not includable in income when distributed. An additional tax of 10% will apply to any taxable distribution from the IRA that is received by the participant before the age of 59 1/2 except by reason of death, disability or as part of a series of payments for life or life expectancy. Distributions must commence by April 1st of the calendar year after the close of the calendar year in which the individual attains the age of 70 1/2. Certain other mandatory distribution rules apply on the death of the individual. The individual must maintain personal and tax return records of any non-deductible contributions and distributions.

Section 408 (k) of the Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA and can accept an annual employer contribution limited to the lesser of $45,000 or 100% of pay for each participant in 2007.

ROTH IRAS

Effective January 1, 1998, Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations, (similar to the annual limits for traditional IRAs), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to the Roth IRA.

TSAS (ERISA AND NON-ERISA)

GENERAL. TSAs fall under sec.403(b) of the Code, which provides certain tax benefits to eligible employees of public school systems and organizations that are tax exempt under sec.501(c)(3) of the Code.

In general contributions to sec.403(b) arrangements are subject to limitations under sec.415(c) of the Code (the lesser of 100% of includable compensation or the applicable limit for the year).

NOTE: Proposed income tax regulations issued in November 2004 would require certain fundamental changes to these arrangements including (a) a requirement that there be a written plan document in addition to the annuity contract or sec.403(b)(7) custodial account, (b) significant restrictions on the ability for participants to direct proceeds between 403(b) annuity contracts and (c) additional restrictions on withdrawals of amounts attributable to contributions other than elective deferrals.

The proposed regulations will generally not be effective until taxable years beginning after December 31, 2007 at the earliest, and may not be relied on until issued in final form. However, certain aspects including a proposed prohibition on the use of life insurance contracts under 403(b) arrangements and rules affecting payroll taxes on certain types of contributions are currently effective unless revised or revoked in final regulations.

WITHDRAWALS AND INCOME PAYMENTS. If you are under 59 1/2, you cannot withdraw money from your TSA Contract unless the withdrawal:

     - Relates to purchase payments made prior to 1989 (and pre-1989 earnings on those purchase payments);

     - Is directly transferred to another permissible investment under sec.403(b) arrangements;

     -    Relates to amounts that are not salary reduction elective deferrals;

     - Occurs after you die, leave your job or become disabled (as defined by the Code); or

     - Is for financial hardship (but only to the extent of purchase payments) if your plan allows it.

DESIGNATED ROTH ACCOUNT FOR 403(B) PLANS. Effective January 1, 2006, employers that established and maintain a TSA/403(b) plan ("the Plan") may also establish a Qualified Roth Contribution Program under Section 402A of the Code ("Designated Roth Accounts") to accept after-tax contributions as part of the TSA plan. In accordance with our administrative procedures, we may permit these contributions to be made as purchase payments to a Section 403(b) Contract under the following conditions:

     (1) The employer maintaining the plan has demonstrated to our satisfaction that Designated Roth Accounts are permitted under the Plan.

     (2) In accordance with our administrative procedures, the amount of elective deferrals has been irrevocably designated as an after-tax contribution to the Designated Roth Account.

     (3) All state regulatory approvals have been obtained to permit the Contract to accept such after-tax elective deferral contributions (and, where permitted under the Qualified Roth Contribution Program and the Contract, rollovers and trustee-to-trustee transfers from other Designated Roth Accounts).

     (4) In accordance with our procedures and in a form satisfactory to us, we may accept rollovers from other funding vehicles under any Qualified Roth Contribution Program of the same type in which the employee participates as well as trustee-to-trustee transfers from other funding vehicles under the same Qualified Roth Contribution Program for which the participant is making elective deferral contributions to the Contract.

     (5) No other contribution types (including employer contributions, matching contributions, etc.) will be allowed as designated Roth contributions, unless they become permitted under the Code.

     (6) If permitted under the federal tax law, we may permit both pre-tax contributions under a 403(b) plan as well as after-tax contributions under the Plan's Qualified Roth Contribution Program to be made under the same Contract as well as rollover contributions and contributions by trustee-to-trustee transfers. In such cases, we will account separately for the designated Roth contributions and the earnings thereon from the contributions and earnings made under the pre-tax TSA plan (whether made as elective deferrals, rollover contributions or trustee-to-trustee transfers). As between the pre-tax or traditional Plan and the Qualified Roth Contribution Program, we will allocate any living benefits or death benefits provided under the Contract on a reasonable basis, as permitted under the tax law.

     (7) We may refuse to accept contributions made as rollovers and trustee-to-trustee transfers, unless we are furnished with a breakdown as between participant contributions and earnings at the time of the contribution.

Many of the federal income tax rules pertaining to Designated Roth Accounts have not yet been finalized. Both you and your employer should consult their own tax and legal advisors prior to making or permitting contributions to be made to a Qualified Roth Contribution Program.

The following general tax rules are based on our understanding of the Code and any regulations issued through December 31, 2005, and are subject to change and to different interpretation as well as additional guidance in respect to areas not previously addressed:

The employer must permit contributions under a pre-tax 403(b) plan in order to permit contributions to be irrevocably designated and made part of a Qualified Roth Contribution Program.

Elective deferral contributions to the Designated Roth Account must be aggregated with all other elective deferral contributions made by a taxpayer for purposes of the individual Code Section 402(g) limits and the Code Section 414(v) limits (relating to age 50 and over catch-up contributions) as well as contribution limits that apply under the Plan.

In general, the same tax law rules with respect to restricted monies, triggering events and permitted distributions will apply to the Designated Roth Accounts under the Plan as apply to the traditional pre-tax accounts under the plan (e.g., death or disability of participant, severance from employment, attainment of age 59 1/2 and hardship withdrawals only with respect to contributions (if permitted under the Plan)).

If the amounts have been held under any Designated Roth Account of a participant for at least five years and are made on account of death, disability or after attainment of age 59 1/2, then any withdrawal, distribution or payment of these amounts is generally free of federal income tax ("Qualified Distributions").

Unlike Roth IRAs, withdrawal, distributions and payments that do not meet the five year rule will generally be taxed on a pro-rated basis with respect to earnings and after-tax contributions. The 10% penalty tax will generally apply on the same basis as a traditional pre-tax account under the Plan. Additionally, rollover distributions may only be made tax-free into another Designated Roth Account or into a Roth IRA.

Some states may not permit contributions to be made to a Qualified Roth Contribution Program or may require additional conforming legislation for these rules to become effective.

LOANS. If your TSA Contract permits loans, such loans will be made only from any Fixed Interest Account balance and only up to certain limits. In that case, we credit your Fixed Interest Account balance up to the amount of the outstanding loan balance with a rate of interest that is less than the interest rate we charge for the loan.

The Code and applicable income tax regulations limit the amount that may be borrowed from your Contract and all you employer plans in the aggregate and also require that loans be repaid, at a minimum, in scheduled level payments over a proscribed term.

Your Contract will indicated whether loans are permitted. The terms of the loan are governed by the Contract and loan agreement. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of your loan agreement and Federal tax law could have adverse tax consequences. Consult a tax advisor and read your loan agreement and Contract prior to taking any loan.

NON-QUALIFIED ANNUITY CONTRACTS

If you purchase the Contract on an individual basis with after-tax dollars and not under one of the programs described above, your Contract is referred to as non-qualified. As the owner of a non-qualified annuity, you do not receive any tax benefit (deduction or deferral of income) on Purchase Payments, but you will not be taxed on increases in the value of your Contract until a distribution occurs -- either as a withdrawal made prior to the Maturity Date or in the form of periodic Annuity Payments. As a general rule, there is income in the Contract (earnings) to the extent the Contract Value exceeds your investment in the Contract. The investment in the Contract equals the total Purchase Payments less any amount received previously which was excludible from gross income.

Generally, different tax rules apply to Annuity Payments than to withdrawals and payments received before the annuity starting date. When a withdrawal is made, you are taxed on the amount of the withdrawal that is considered earnings under federal tax laws.

Similarly, when you receive an Annuity Payment, part of each periodic payment is considered a return of your Purchase Payments and will not be taxed, but the remaining portion of the Annuity Payment (i.e., any earnings) will be considered ordinary income for federal income tax purposes. Annuity Payments are subject to an "excludable amount" or "exclusion ratio" which determines how much of each payment is treated as:

     -    a non-taxable return of your Purchase Payment; or

     -    a taxable payment of earnings.

We generally will tell you how much of each Annuity Payment is a non-taxable return of your Purchase Payments. However, it is possible that the IRS could conclude that the taxable portion of Annuity Payments under a non-qualified contract is an amount greater (or less) than the taxable amount determined by us and reported by us to you and the IRS. Generally, once the total amount treated as a non-taxable return of your Purchase Payments equals your Purchase Payments, then all remaining payments are fully taxable. We will withhold a portion of the taxable amount of your Annuity Payment for income taxes, unless you elect otherwise. The amount we withhold is determined by the Code.

Code Section 72(s) requires that non-qualified annuity contracts meet minimum mandatory distribution requirements upon the death of the Contract Owner, including the death of either of the Joint Owners. If these requirements are not met, the Contract will not be treated as an annuity contract for federal income tax purposes and earnings under the Contract will be taxable currently, not when distributed. The distribution required depends, among other things, upon whether an annuity option is elected or whether the succeeding Contract Owner is the surviving spouse. We will administer contracts in accordance with these rules and we will notify you when you should begin receiving payments. There is a more complete discussion of these rules in the SAI.

If a non-qualified annuity is owned by a non-natural person (e.g., a corporation), increases in the value of the Contract attributable to Purchase Payments made after February 28, 1986 are includable in income annually and taxed at ordinary income tax rates. Furthermore, for contracts issued after April 22, 1987, if the Contract is transferred to another person or entity without adequate consideration, all deferred increases in value will be treated as income for federal income tax purposes at the time of the transfer.

PARTIAL WITHDRAWALS: If you make a partial withdrawal of your Contract Value, the distribution generally will be taxed as first coming from earnings (income in the Contract) and then from your Purchase Payments. These withdrawn earnings are includable in your taxable income. (See Penalty Tax for Premature Distributions below.) Any direct or indirect borrowing against the value of the Contract or pledging of the Contract as security for a loan will be treated as a cash distribution under the tax law, and will have tax consequences in the year taken. It should be noted that there is no guidance as to the determination of the amount of income in a Contract if it is issued with a Guaranteed Minimum Withdrawal Benefit (GMWB). Therefore, you should consult with your tax adviser as to the potential tax consequences of a partial surrender if your Contract is issued with a GMWB.

PARTIAL ANNUITIZATIONS (IF AVAILABLE WITH YOUR CONTRACT): At the present time the IRS has not approved the use of an exclusion ratio or exclusion amount when only part of your Contract Value is applied to a payment option. Currently, we will treat the application of less than your entire Contract Value under a Non-qualified Contract to a payment option (i.e. taking Annuity Payments) as a taxable withdrawal for federal income tax purposes (which may also be subject to the 10% penalty tax if you are under age 59 1/2). We will then treat the amount of the withdrawal (after any deductions for taxes) as the purchase price of an income annuity and tax report the income payments received under that annuity under the rules for variable income annuities. Consult your tax attorney prior to partially annuitizing your Contract.

We will determine the excludable amount for each income payment under the Contract as a whole by using the rules applicable to variable income payments in general (i.e. by dividing your after-tax purchase price, as adjusted for any refund or guarantee feature, by the number of expected income payments from the appropriate IRS table). However, the IRS may determine that the excludable amount is different from our computation.

DIVERSIFICATION REQUIREMENTS FOR VARIABLE ANNUITIES

The Code requires that any non-qualified variable annuity contracts based on a Separate Account must meet specific diversification standards. Non-qualified variable annuity contracts shall not be treated as an annuity for federal income tax purposes if investments made in the account are not adequately diversified. Final tax regulations define how Separate Accounts must be diversified. The Company constantly monitors the diversification of investments and believes that its accounts are adequately diversified. The consequence of any failure to diversify is essentially the loss to the Contract Owner of tax-deferred treatment, requiring the current inclusion of a proportionate share of the income and gains from the Separate Account assets in the income of each Contract Owner. The Company intends to administer all contracts subject to this provision of law in a manner that will maintain adequate diversification.

OWNERSHIP OF THE INVESTMENTS

In certain circumstances, owners of variable annuity contracts have been considered to be the owners of the assets of the underlying Separate Account for federal income tax purposes due to their ability to exercise investment control over those assets. When this is the case, the Contract Owners have been currently taxed on income and gains attributable to the Separate Account assets. There is little guidance in this area, and some features of the Contract, such as the number of funds available and the flexibility of the Contract Owner to allocate premium payments and transfer amounts among the funding options, have not been addressed in public rulings. While we believe that the Contract does not give the Contract Owner investment control over Separate Account assets, we reserve the right to modify the Contract as necessary to prevent a Contract Owner from being treated as the owner of the Separate Account assets supporting the Contract.

TAXATION OF DEATH BENEFIT PROCEEDS

Amounts may be distributed from a Non-qualified Contract because of the death of an owner or Annuitant. Generally, such amounts are includable in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract; or (ii) if distributed under a payment option, they are taxed in the same way as Annuity Payments.

OTHER TAX CONSIDERATIONS

TREATMENT OF CHARGES FOR OPTIONAL BENEFITS

The Contract may provide one or more optional enhanced death benefits or other minimum guaranteed benefit that in some cases may exceed the greater of purchase price or the Contract Value. It is possible that the Internal Revenue Service may take the position that the charges for the optional enhanced benefit(s) are deemed to be taxable distributions to you. Although we do not believe that a charge under such optional enhanced benefit should be treated as a taxable withdrawal, you should consult with your tax advisor before selecting any rider or endorsement to the Contract.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT. If you have purchased a Guaranteed Minimum Withdrawal Benefit (GMWB), where otherwise made available, note the following:

The tax treatment of withdrawals under such a benefit is uncertain. It is conceivable that the amount of potential gain could be determined based on the remaining amounts guaranteed to be available for withdrawal at the time of the withdrawal if greater than the Contract Value (prior to withdrawal charges). This could result in a greater amount of taxable income in certain cases. In general, at the present time, MetLife intends to tax report such withdrawals using the Contract Value rather than the remaining benefit to determine gain. However, in cases where the maximum permitted withdrawal in any year under any version of the Guaranteed Minimum Withdrawal Benefit exceeds the Contract Value, the portion of the withdrawal treated as taxable gain (not to exceed the amount of the withdrawal) should be measured as the difference between the maximum permitted withdrawal amount under the benefit and the remaining after-tax basis immediately preceding the withdrawal.

In the event that the Contract Value goes to zero, and either the Remaining Benefit Base is paid out in fixed installments, we will treat such payments as income annuity payments under the tax law and allow recovery of any remaining basis ratably over the expected number of payments.

MetLife reserves the right to change its tax reporting practices where we determine that it is not in accordance with IRS guidance (whether formal or informal).

PUERTO RICO TAX CONSIDERATIONS

The Puerto Rico Internal Revenue Code of 1994 (the "1994 Code") taxes distributions from non-qualified annuity contracts differently than in the U.S. Distributions that are not in the form of an annuity (including partial surrenders and period certain payments) are treated under the 1994 Code first as a return of investment. Therefore, a substantial portion of the amounts distributed generally will be excluded from gross income for Puerto Rico tax purposes until the cumulative amount paid exceeds your tax basis. The amount of income on annuity distributions (payable over your lifetime) is also calculated differently under the 1994 Code. Since Puerto Rico residents are also subject to U.S. income tax on all income other than income sourced to Puerto Rico and the Internal Revenue Service issued guidance in 2004 which indicated that the income from an annuity contract issued by a U.S. life insurer would be considered U.S. source income, the timing of recognition of income from an annuity contract could vary between the two jurisdictions. Although the 1994 Code provides a credit against the Puerto Rico income tax for U.S. income taxes paid, an individual may not get full credit because of the timing differences. You should consult with a personal tax adviser regarding the tax consequences of purchasing an annuity contract and/or any proposed distribution, particularly a partial distribution or election to annuitize.

NON-RESIDENT ALIENS

Distributions to non resident aliens ("NRAs") are subject to special and complex tax and withholding rules under the Code with respect to U.S. source income, some of which are based upon the particular facts and circumstances of the Contract Owner, the beneficiary and the transaction itself. As stated above, the IRS has taken the position that income from the Contract received by NRAs is considered U.S. source income. In addition, Annuity Payments to NRAs in many countries are exempt from U.S. tax (or subject to lower rates) based upon a tax treaty, provided that the Contract Owner complies with the applicable requirements. NRAs should seek guidance from a tax adviser regarding their personal situation.

TAX CREDITS AND DEDUCTIONS

The Company may be entitled to certain tax benefits related to the assets of the Separate Account. These tax benefits, which may include foreign tax credits and corporate dividend received deductions, are not passed back to the Separate Account or to contract owners since the Company is the owner of the assets from which the tax benefits are derived.

                                OTHER INFORMATION

--------------------------------------------------------------------------------

Marquis Portfolios is a service mark of Citigroup, Inc. or its affiliates and is used by MetLife, Inc. and its affiliates under license.

THE INSURANCE COMPANIES

Please refer to your Contract to determine which Company issued your Contract.

MetLife Insurance Company of Connecticut is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly-traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

MetLife Life and Annuity Company of Connecticut is a stock insurance company chartered in 1973 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States (except New York), the District of Columbia and Puerto Rico. The Company is an indirect wholly-owned subsidiary of MetLife, Inc., a publicly-traded company. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

FINANCIAL STATEMENTS

The financial statements for the Company and its Separate Account are located in the Statement of Additional Information.

DISTRIBUTION OF VARIABLE ANNUITY CONTRACTS

DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT. MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut (together the "Company") have appointed MetLife Investors Distribution Company ("MLIDC") to serve as the principal underwriter and distributor of the securities offered through this Prospectus, pursuant to the terms of a Distribution and Principal Underwriting Agreement. Prior to October 20, 2006, the principal underwriter and distributor was MLI Distribution LLC, which merged with and into MLIDC on that date. MLIDC, which is an affiliate of the Company, also acts as the principal underwriter and distributor of other variable annuity contracts and variable life insurance policies issued by the Company and its affiliated companies. The Company reimburses MLIDC for expenses MLIDC incurs in distributing the Contracts (e.g. commissions payable to retail broker-dealers who sell the Contracts). MLIDC does not retain any fees under the Contracts; however, MLIDC may receive 12b-1 fees from the Underlying Funds.

MLIDC's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, California 92614. MLIDC is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the National Association of Securities Dealers, Inc. ("NASD").

MLIDC and the Company enter into selling agreements with affiliated and unaffiliated broker-dealers who are registered with the SEC and are members of the NASD, and with entities that may offer the Contracts but are exempt from registration. Applications for the Contract are solicited by registered representatives who are associated persons of such affiliated or unaffiliated broker-dealer firms. Such representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company intends to offer the Contract in all jurisdictions where it is licensed to do business and where the Contract is approved. The Company no longer offers the Contracts to new purchasers, but it continues to accept purchase payments from existing Contract Owners.

COMPENSATION. Broker-dealers who have selling agreements with MLIDC and the Company are paid compensation for the promotion and sale of the Contracts. Registered representatives who solicit sales of the Contract typically receive a portion of the compensation payable to the broker-dealer firm. The amount the registered representative receives depends on the agreement between the firm and the registered representative. This agreement may also provide for the payment of other types of cash and non-cash compensation and other benefits. A broker-dealer firm or registered representative of a firm may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates.

We generally pay compensation as a percentage of purchase payments invested in the Contract. Alternatively, we may pay lower compensation on purchase payments but pay periodic asset-based compensation based on all or a portion of the Contract Value. The amount and timing of compensation may vary depending on the selling agreement but is not expected to exceed 7.50% of Purchase Payments (if up-front compensation is paid to registered representatives) and up to 1.50% annually of average Contract Value (if asset-based compensation is paid to registered representatives). We pay American Funds Distributors, Inc., principal underwriter for the American Funds Insurance Series, a percentage of all Purchase Payments allocated to the funds in the American Funds Insurance Series for services it provides in marketing the funds' shares in connection with the Contract.

The Company and MLIDC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDC pay separate, additional compensation to the broker-dealer firm for services the broker-dealer provides in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer, the hiring and training of the broker-dealer's sales personnel, the sponsoring of conferences and seminars by the broker-dealer, or general marketing services performed by the broker-dealer. The broker-dealer may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contracts, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firm or based on the length of time that a Contract owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firm and its registered representatives to favor the Company's products. The Company and MLIDC have entered into preferred distribution arrangements with their affiliate Tower Square Securities, Inc. and with the unaffiliated broker-dealer firms identified in the Statement of Additional Information. The Company and MLIDC may enter into similar arrangements with their other affiliates MetLife Securities, Inc. and/or Metropolitan Life Insurance Company, Walnut Street Securities, Inc. and New England Securities Corporation. See the "Statement of Additional Information -- DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT" for a list of the broker-dealer firms that received such additional compensation during 2006, as well as the range of additional compensation paid.

The Company and MLIDC have entered into selling agreements with certain broker-dealer firms that have an affiliate that acts as investment adviser or sub-adviser to one or more Underlying Funds which may be offered in the Contracts. These investment advisory firms include Fidelity Management & Research Company, Morgan Stanley Investment Advisers Inc., MetLife Investment Funds Management LLC, MetLife Advisers, LLC and Met Investors Advisory LLC. MetLife Investment Funds Management LLC, MetLife Advisers, LLC and MetLife Investors Advisory LLC are affiliates of the Company. Registered representatives of broker-dealer firms with an affiliated company acting as an adviser or a sub-adviser may favor these Funds when offering the Contracts.

SALES BY AFFILIATES OF THE COMPANY. The Company and MLIDC may offer the Contracts through retail broker-dealer firms that are affiliates of the Company, including Tower Square Securities, Inc., MetLife Securities, Inc. and/or Metropolitan Life Insurance Company, Walnut Street Securities, Inc. and New England Securities Corporation. The compensation paid to affiliated broker-dealer firms for sales of the Contracts is generally not expected to exceed, on a present value basis, the percentages described above. These broker-dealer firms pay their registered representatives all or a portion of the commissions received for their sales of Contracts; some firms may retain a portion of commissions. The amount the broker dealer firms pass on to their registered representatives is determined in accordance with their internal compensation programs. These programs may also include other types of cash compensation, such as bonuses, equity awards (such as stock options), training allowances, supplementary salary, financing arrangements, marketing support, medical and other insurance benefits, retirement benefits, non-qualified deferred compensation plans and other benefits. For registered representatives of certain affiliates, the amount of this additional cash compensation is based primarily on the amount of proprietary products sold and serviced by the representative. Proprietary products are those issued by the Company or its affiliates. The managers who supervise these registered representatives may also be entitled to additional cash compensation based on the sale of proprietary products by their representatives. Because the additional cash compensation paid to these registered representatives and their managers is primarily based on sales of proprietary products, these registered representatives and their managers have an incentive to favor the sale of proprietary products over other products issued by non-affiliates.

Registered representatives of our affiliates, MetLife Securities, Inc. and/or Metropolitan Life Insurance Company, receive cash payments for the products they sell and service based upon a 'gross dealer concession' model. The cash payment is equal to a percentage of the gross dealer concession. For MetLife registered representatives other than those in our MetLife Resources (MLR) Division, the percentage is determined by a formula that takes into consideration the amount of premiums and purchase payments applied to proprietary products that the registered representative sells and services. The percentage could be as high as 100%. (MLR registered representatives receive compensation based upon premiums and purchase payments applied to all products sold and serviced by the representative.) In addition, all MetLife registered representative are entitled to the additional compensation described above based on sales of proprietary products. Because sales of proprietary products are a factor determining the percentage of gross dealer concession and/or the amount of additional compensation to which MetLife registered representatives are entitled, they have an incentive to favor the sale of proprietary products. In addition, because their sales managers' compensation is based on the sales made by the representatives they supervise, these sales managers also have an incentive to favor the sale of proprietary products.

The Company's affiliates also offer their registered representatives and their managers non-cash compensation incentives, such as conferences, trips, prizes and awards. Other non-cash compensation payments may be made for other services that are not directly related to the sale of products. These payments may include support services in the form of recruitment and training of personnel, production of promotional materials and similar services.

CONFORMITY WITH STATE AND FEDERAL LAWS

The laws of the state in which we deliver a contract govern that Contract. Where a state has not approved a contract feature or funding option, it will not be available in that state. Any paid-up annuity, Cash Surrender Value or death benefits that are available under the Contract are not less than the minimum benefits required by the statutes of the state in which we delivered the Contract. We reserve the right to make any changes, including retroactive changes, in the Contract to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which the Company, the Contract or the Contract Owner is subject.

VOTING RIGHTS

The Company is the legal owner of the shares of the Underlying Funds. However, we believe that when an Underlying Fund solicits proxies in conjunction with a vote of shareholders we are required to obtain from you and from other owners instructions on how to vote those shares. We will vote all shares, including those we may own on our own behalf, and those where we have not received instructions from Contract Owners, in the same proportion as shares for which we received voting instructions. The effect of this proportional voting is that a small number of contract owners may control the outcome of a vote. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right. In certain limited circumstances, and when permitted by law, we may disregard voting instructions. If we do disregard voting instructions, a summary of that action and the reasons for such action would be included in the next annual report to Contract Owners.

RESTRICTIONS ON FINANCIAL TRANSACTIONS

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a Contract Owner's ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, surrenders, or death benefits, until the instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

LEGAL PROCEEDINGS

In the ordinary course of business, the Company, similar to other life insurance companies, is involved in lawsuits (including class action lawsuits), arbitrations and other legal proceedings. Also, from time to time, state and federal regulators or other officials conduct formal and informal examinations or undertake other actions dealing with various aspects of the financial services and insurance industries. In some legal proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made.

It is not possible to predict with certainty the ultimate outcome of any pending legal proceeding or regulatory action. However, the Company does not believe any such action or proceeding will have a material adverse effect upon the Separate Account or upon the ability of MLIDC to perform its contract with the Separate Account or of the Company to meet its obligations under the Contracts.

                                   APPENDIX A

                         CONDENSED FINANCIAL INFORMATION

--------------------------------------------------------------------------------

            METLIFE OF CT SEPARATE ACCOUNT TM FOR VARIABLE ANNUITIES
                      ACCUMULATION UNIT VALUES (IN DOLLARS)

The following Accumulation Unit Value ("AUV") information should be read in conjunction with the Separate Account's audited financial statement and notes, which are included in the Statement of Additional Information ("SAI"). The first table provides the AUV information for the "MINIMUM" Separate Account Charge available under the contract. The second table provides the AUV information for the "MAXIMUM" Separate Account Charge available under the contract. The Separate Account Charges that fall in between this range are included in the SAI, which is free of charge. You may request a copy of the SAI by calling the toll-free number found on the first page of this prospectus or by mailing in the coupon attached in Appendix D. Please refer to the Fee Table section of this prospectus for more information on Separate Account Charges.

                         SEPARATE ACCOUNT CHARGES 1.70%



                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I)
  (4/06)...........................................  2006        1.000            1.079             24,356

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01)...........................................  2006        0.804            0.845                 --
                                                     2005        0.774            0.804             30,054
                                                     2004        0.745            0.774             31,129
                                                     2003        0.606            0.745             56,892
                                                     2002        0.883            0.606             71,514
                                                     2001        1.000            0.883             41,391

AllianceBernstein Variable Products Series Fund,
  Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01).................................  2006        1.032            1.078                 --
                                                     2005        1.004            1.032            704,137
                                                     2004        0.918            1.004            568,262
                                                     2003        0.706            0.918            576,419
                                                     2002        0.924            0.706            451,412
                                                     2001        1.000            0.924            393,635

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01).................................  2006        0.847            0.827                 --
                                                     2005        0.750            0.847            451,690
                                                     2004        0.704            0.750            346,138
                                                     2003        0.580            0.704            382,496
                                                     2002        0.854            0.580            254,433
                                                     2001        1.000            0.854             46,304

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03)...........................................  2006        1.618            1.916            950,907
                                                     2005        1.443            1.618            870,339
                                                     2004        1.293            1.443            387,322
                                                     2003        1.000            1.293              8,352

  American Funds Growth Subaccount (Class 2)
  (5/03)...........................................  2006        1.574            1.706          1,804,111
                                                     2005        1.378            1.574          1,714,224
                                                     2004        1.246            1.378            587,785
                                                     2003        1.000            1.246             72,456

  American Funds Growth-Income Subaccount (Class 2)
  (5/03)...........................................  2006        1.412            1.599          2,560,848
                                                     2005        1.357            1.412          2,602,261
                                                     2004        1.251            1.357          1,201,533
                                                     2003        1.000            1.251            157,374

Capital Appreciation Fund
  Capital Appreciation Fund (7/05).................  2006        1.144            1.132                 --
                                                     2005        1.039            1.144            128,476

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98)...........................................  2006        1.695            2.209             87,436
                                                     2005        1.348            1.695            104,930
                                                     2004        1.097            1.348            124,849
                                                     2003        0.781            1.097            151,321
                                                     2002        0.898            0.781            199,865
                                                     2001        1.012            0.898            197,721
                                                     2000        1.503            1.012            172,677
                                                     1999        0.843            1.503             30,889
                                                     1998        1.000            0.843             27,219

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98)...........................................  2006        2.335            3.045            599,552
                                                     2005        2.216            2.335            686,665
                                                     2004        1.716            2.216            623,854
                                                     2003        1.302            1.716            471,982
                                                     2002        1.267            1.302            497,132
                                                     2001        1.185            1.267            306,300
                                                     2000        0.917            1.185            203,266
                                                     1999        0.958            0.917             30,843
                                                     1998        1.000            0.958             13,403

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98)...................................  2006        2.000            2.285            438,746
                                                     2005        1.859            2.000            504,268
                                                     2004        1.556            1.859            384,332
                                                     2003        1.115            1.556            265,517
                                                     2002        1.201            1.115            266,573
                                                     2001        1.093            1.201            188,264
                                                     2000        0.940            1.093             79,165
                                                     1999        1.005            0.940             37,900
                                                     1998        1.000            1.005              5,244

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98)...................................  2006        1.065            1.220            569,142
                                                     2005        1.038            1.065            723,871
                                                     2004        1.005            1.038            659,169
                                                     2003        0.844            1.005            654,363
                                                     2002        1.030            0.844            664,780
                                                     2001        1.156            1.030            897,310
                                                     2000        1.183            1.156            820,955
                                                     1999        1.080            1.183            404,436
                                                     1998        1.000            1.080             69,574

  Dreyfus VIF Developing Leaders Subaccount
  (Initial Shares) (9/98)..........................  2006        1.448            1.478            420,422
                                                     2005        1.392            1.448            474,653
                                                     2004        1.272            1.392            516,103
                                                     2003        0.982            1.272            387,968
                                                     2002        1.235            0.982            459,177
                                                     2001        1.339            1.235            699,418
                                                     2000        1.202            1.339            529,777
                                                     1999        0.992            1.202            175,277
                                                     1998        1.000            0.992             90,951

Franklin Templeton Variable Insurance Products
  Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).....................  2006        1.342            1.434            486,861
                                                     2005        1.302            1.342            579,129
                                                     2004        1.188            1.302            489,316
                                                     2003        0.881            1.188            307,364
                                                     2002        1.256            0.881            280,424
                                                     2001        1.508            1.256            266,271
                                                     2000        1.837            1.508            314,051
                                                     1999        1.072            1.837             24,048
                                                     1998        1.000            1.072             10,667

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)........................................  2006        1.249            1.453                 --
                                                     2005        1.149            1.249            400,074
                                                     2004        1.037            1.149            243,327
                                                     2003        0.843            1.037            134,393
                                                     2002        1.000            0.843             37,702

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (7/98)......................  2006        2.102            2.647            411,002
                                                     2005        1.678            2.102            445,777
                                                     2004        1.368            1.678            245,940
                                                     2003        0.910            1.368            150,724
                                                     2002        0.927            0.910            126,277
                                                     2001        1.025            0.927            511,294
                                                     2000        1.535            1.025             93,827
                                                     1999        1.018            1.535             32,333
                                                     1998        1.000            1.018             12,791

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98).................................  2006        1.178            1.406          2,747,287
                                                     2005        1.087            1.178          2,763,542
                                                     2004        0.933            1.087          1,513,512
                                                     2003        0.718            0.933            665,962
                                                     2002        0.896            0.718            625,285
                                                     2001        1.086            0.896          1,313,320
                                                     2000        1.131            1.086            546,405
                                                     1999        0.934            1.131            167,939
                                                     1998        1.000            0.934             70,695

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00)...................................  2006        0.813            0.869                 --
                                                     2005        0.737            0.813            330,767
                                                     2004        0.672            0.737            354,849
                                                     2003        0.553            0.672            382,550
                                                     2002        0.719            0.553            432,929
                                                     2001        0.846            0.719            599,469
                                                     2000        1.000            0.846            466,649

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)..........................  2006        0.865            1.247            376,087
                                                     2005        0.667            0.865            521,824
                                                     2004        0.571            0.667            605,464
                                                     2003        0.432            0.571            630,837
                                                     2002        0.592            0.432            716,213
                                                     2001        0.786            0.592            976,826
                                                     2000        1.000            0.786            449,819

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00)...................................  2006        0.488            0.543            843,586
                                                     2005        0.443            0.488            946,565
                                                     2004        0.374            0.443          1,144,935
                                                     2003        0.282            0.374          1,055,017
                                                     2002        0.399            0.282            887,901
                                                     2001        0.673            0.399            908,056
                                                     2000        1.000            0.673            465,042

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)....  2006        1.540            1.726                 --
                                                     2005        1.506            1.540             44,541
                                                     2004        1.333            1.506             17,197
                                                     2003        1.000            1.333              1,000

Legg Mason Partners Investment Series
  LMPIS Dividend Strategy Subaccount (5/02)........  2006        0.975            1.131            297,189
                                                     2005        0.994            0.975            392,894
                                                     2004        0.978            0.994            193,238
                                                     2003        0.806            0.978             33,176
                                                     2002        1.000            0.806             17,892

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunities Subaccount
  (5/01)...........................................  2006        1.128            1.252            148,695
                                                     2005        1.094            1.128            198,590
                                                     2004        0.962            1.094            193,329
                                                     2003        0.689            0.962            123,215
                                                     2002        0.943            0.689             63,778
                                                     2001        1.000            0.943             42,468

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).......  2006        1.034            1.200            165,248
                                                     2005        1.010            1.034            346,873
                                                     2004        0.949            1.010            403,064
                                                     2003        0.694            0.949            345,342
                                                     2002        0.942            0.694            366,681
                                                     2001        1.000            0.942            159,718

  LMPVPI Global High Yield Bond Subaccount (Class
  I) (11/05).......................................  2006        1.012            1.101             35,321
                                                     2005        1.004            1.012                 --

  LMPVPI Investors Subaccount (Class I) (10/98)....  2006        1.359            1.580            838,898
                                                     2005        1.298            1.359            979,813
                                                     2004        1.196            1.298            923,416
                                                     2003        0.919            1.196            702,541
                                                     2002        1.215            0.919            700,557
                                                     2001        1.289            1.215            972,771
                                                     2000        1.138            1.289            415,791
                                                     1999        1.036            1.138            310,855
                                                     1998        1.000            1.036             24,856

  LMPVPI Small Cap Growth Subaccount (Class I)
  (11/05)..........................................  2006        1.036            1.148             38,398
                                                     2005        1.000            1.036              5,126

Legg Mason Partners Variable Portfolios II
  LMPVPII Appreciation Subaccount (5/01)...........  2006        1.021            1.153          1,447,643
                                                     2005        0.996            1.021          1,648,529
                                                     2004        0.931            0.996          1,182,369
                                                     2003        0.760            0.931            792,934
                                                     2002        0.938            0.760            496,262
                                                     2001        1.000            0.938            127,985

  LMPVPII Fundamental Value Subaccount (5/01)......  2006        1.062            1.220            924,095
                                                     2005        1.031            1.062          1,053,476
                                                     2004        0.969            1.031          1,197,301
                                                     2003        0.711            0.969          1,080,865
                                                     2002        0.919            0.711          1,151,580
                                                     2001        1.000            0.919            713,749

Legg Mason Partners Variable Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income Subaccount
  (5/04)...........................................  2006        1.002            1.025            165,544
                                                     2005        0.995            1.002            176,425
                                                     2004        1.000            0.995            149,266

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  LMPVPIII Aggressive Growth Subaccount (5/00).....  2006        0.999            1.069          1,857,463
                                                     2005        0.910            0.999          2,103,668
                                                     2004        0.842            0.910          1,558,807
                                                     2003        0.637            0.842          1,265,821
                                                     2002        0.961            0.637          1,499,808
                                                     2001        1.019            0.961          1,288,105
                                                     2000        1.000            1.019            525,230

  LMPVPIII High Income Subaccount (8/98)...........  2006        1.070            1.168          1,469,609
                                                     2005        1.061            1.070          1,491,933
                                                     2004        0.977            1.061          3,129,418
                                                     2003        0.779            0.977          2,600,507
                                                     2002        0.819            0.779            925,354
                                                     2001        0.866            0.819          1,067,254
                                                     2000        0.958            0.866            784,035
                                                     1999        0.949            0.958            467,863
                                                     1998        1.000            0.949             99,255

  LMPVPIII Large Cap Growth Subaccount (8/98)......  2006        1.291            1.327          2,496,606
                                                     2005        1.248            1.291          2,736,771
                                                     2004        1.265            1.248          3,045,469
                                                     2003        0.872            1.265          2,557,681
                                                     2002        1.179            0.872          2,604,167
                                                     2001        1.371            1.179          2,813,671
                                                     2000        1.498            1.371          2,125,193
                                                     1999        1.165            1.498            980,806
                                                     1998        1.000            1.165            222,326

  LMPVPIII Mid Cap Core Subaccount (5/01)..........  2006        1.098            1.239            358,227
                                                     2005        1.031            1.098            588,480
                                                     2004        0.949            1.031            554,328
                                                     2003        0.744            0.949            428,902
                                                     2002        0.936            0.744            334,013
                                                     2001        1.000            0.936            256,409

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  LMPVPIII Money Market Subaccount (9/98)..........  2006        1.096            1.127          9,403,894
                                                     2005        1.084            1.096          9,272,421
                                                     2004        1.093            1.084          1,951,343
                                                     2003        1.105            1.093          1,317,789
                                                     2002        1.109            1.105         10,584,421
                                                     2001        1.088            1.109          1,314,594
                                                     2000        1.044            1.088            407,508
                                                     1999        1.013            1.044            241,033
                                                     1998        1.000            1.013            157,837

Legg Mason Partners Variable Portfolios IV
  LMPVPIV Multiple Discipline Subaccount-All Cap
  Growth and Value (5/04)..........................  2006        1.081            1.208          1,331,843
                                                     2005        1.045            1.081          1,464,096
                                                     2004        1.000            1.045            928,160

  LMPVPIV Multiple Discipline Subaccount-Global All
  Cap Growth and Value (5/04)......................  2006        1.123            1.272          1,338,041
                                                     2005        1.072            1.123          1,401,227
                                                     2004        1.000            1.072          1,325,184

  LMPVPIV Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)..........................  2006        1.058            1.168            316,861
                                                     2005        1.039            1.058            385,845
                                                     2004        1.000            1.039            108,803

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class
  VC) (5/03).......................................  2006        1.396            1.610            807,914
                                                     2005        1.376            1.396            935,694
                                                     2004        1.242            1.376            534,636
                                                     2003        1.000            1.242            112,725

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03)...........................................  2006        1.631            1.800            651,891
                                                     2005        1.533            1.631            791,123
                                                     2004        1.257            1.533            482,477
                                                     2003        1.000            1.257             88,446

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)........................................  2006        2.036            1.937             22,377

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06)...........................................  2006        1.318            1.388            750,280

  MIST BlackRock Large-Cap Core Subaccount (Class
  A) (4/06)........................................  2006        1.042            1.102            437,639

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06)...........................................  2006        1.269            1.352             38,619

  MIST Harris Oakmark International Subaccount
  (Class A) (4/06) *...............................  2006        1.062            1.170          1,447,960

  MIST Janus Capital Appreciation Subaccount (Class
  A) (4/06)........................................  2006        1.132            1.160            165,195

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)..........................................  2006        1.045            1.095            306,337
                                                     2005        0.999            1.045             60,702

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)................................  2006        1.025            1.187          1,438,566
                                                     2005        1.016            1.025             28,562

  MIST Lord Abbett Mid-Cap Value Subaccount (Class
  B) (11/05).......................................  2006        1.035            1.142            206,558
                                                     2005        1.004            1.035             24,926

  MIST Met/AIM Capital Appreciation Subaccount
  (Class A) (4/06).................................  2006        1.129            1.115            669,884

  MIST Met/AIM Small Cap Growth Subaccount (Class
  A) (4/06)........................................  2006        1.313            1.302             53,724

  MIST MFS(R) Research International Subaccount
  (Class B) (11/05)................................  2006        1.061            1.320            193,052
                                                     2005        1.004            1.061              4,151

  MIST MFS(R) Value Subaccount (Class A) (4/06)....  2006        1.494            1.650            962,259

  MIST Neuberger Berman Real Estate Subaccount
  (Class B) (11/05)................................  2006        1.075            1.454             70,680
                                                     2005        1.038            1.075              3,960

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)................................  2006        1.000            0.987            351,260
                                                     2005        0.995            1.000             52,393

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)..........................................  2006        1.012            1.040          1,073,193
                                                     2005        0.996            1.012             26,343

  MIST Pioneer Fund Subaccount (Class A) (4/06)....  2006        1.467            1.576            340,548

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06)...........................................  2006        1.143            1.202            166,037

  MIST Third Avenue Small Cap Value Subaccount
  (Class B) (11/06)................................  2006        1.726            1.763             54,397

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  MIST Van Kampen Comstock Subaccount (Class B)
  (11/05)..........................................  2006        1.010            1.152             99,946
                                                     2005        1.000            1.010                 --

  MIST Van Kampen Mid-Cap Growth Subaccount (Class
  B) (11/05).......................................  2006        1.033            1.101            135,538
                                                     2005        1.026            1.033              8,696

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)........................................  2006        0.598            0.583          1,909,308

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06)...........................................  2006        1.177            1.221          6,154,522

  MSF FI Large Cap Subaccount (Class A) (4/06).....  2006        1.047            1.061          1,484,873

  MSF FI Value Leaders Subaccount (Class D)
  (4/06)...........................................  2006        1.444            1.480            568,046

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06)...........................................  2006        1.042            1.113             88,028

  MSF Salomon Brothers U.S. Government Subaccount
  (Class B) (11/05) *..............................  2006        1.005            0.996                 --
                                                     2005        1.000            1.005                 --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06).................................  2006        0.998            1.068            725,084

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *....................  2006        1.343            1.389          1,405,451

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)....................................  2006        0.994            0.984            442,587
                                                     2005        1.000            0.994            494,109

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)....................................  2006        1.208            1.234          6,377,968
                                                     2005        1.200            1.208          6,654,978
                                                     2004        1.164            1.200          7,791,823
                                                     2003        1.127            1.164          5,776,342
                                                     2002        1.051            1.127          1,826,598
                                                     2001        1.000            1.051            725,154

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01)...........................................  2006        0.806            0.880              3,330
                                                     2005        0.764            0.806              3,680
                                                     2004        0.723            0.764             53,209
                                                     2003        0.557            0.723             53,217
                                                     2002        0.804            0.557              7,755
                                                     2001        1.000            0.804              8,517

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).......................................  2006        1.103            1.385            125,545
                                                     2005        1.000            1.103            143,761
                                                     2004        0.875            1.000            172,198
                                                     2003        0.693            0.875            189,560
                                                     2002        0.856            0.693            164,372
                                                     2001        1.000            0.856            747,912

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01)...........................................  2006        1.677            1.934            152,286
                                                     2005        1.594            1.677            180,792
                                                     2004        1.284            1.594            187,525
                                                     2003        0.873            1.284            204,137
                                                     2002        1.086            0.873            249,544
                                                     2001        1.000            1.086             89,952

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98)...........................................  2006        1.061            1.129                 --
                                                     2005        0.992            1.061            627,773
                                                     2004        0.948            0.992            687,530
                                                     2003        0.746            0.948            715,425
                                                     2002        0.996            0.746            760,548
                                                     2001        1.329            0.996            983,621
                                                     2000        1.509            1.329          1,113,516
                                                     1999        1.074            1.509            160,182
                                                     1998        1.000            1.074             13,025

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98)...........................................  2006        1.864            2.036                 --
                                                     2005        1.687            1.864             84,084
                                                     2004        1.473            1.687             91,581
                                                     2003        1.120            1.473            103,531
                                                     2002        1.330            1.120            132,421
                                                     2001        1.410            1.330            243,418
                                                     2000        1.229            1.410            249,527
                                                     1999        1.102            1.229            130,522
                                                     1998        1.000            1.102             25,371

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Travelers Equity Income Subaccount (5/03)........  2006        1.374            1.444                 --
                                                     2005        1.338            1.374            633,843
                                                     2004        1.239            1.338            497,455
                                                     2003        1.000            1.239            139,742

  Travelers Federated High Yield Subaccount
  (5/02)...........................................  2006        1.286            1.318                 --
                                                     2005        1.275            1.286            767,031
                                                     2004        1.175            1.275          1,897,500
                                                     2003        0.976            1.175          1,614,932
                                                     2002        1.000            0.976             60,502

  Travelers Large Cap Subaccount (8/98)............  2006        1.017            1.047                 --
                                                     2005        0.951            1.017          1,574,468
                                                     2004        0.908            0.951          1,694,016
                                                     2003        0.741            0.908          1,814,849
                                                     2002        0.976            0.741          1,836,295
                                                     2001        1.201            0.976          2,241,811
                                                     2000        1.429            1.201          1,915,349
                                                     1999        1.124            1.429            609,907
                                                     1998        1.000            1.124             43,623

  Travelers Managed Income Subaccount (7/98).......  2006        1.189            1.177                 --
                                                     2005        1.193            1.189          6,438,682
                                                     2004        1.179            1.193          5,880,173
                                                     2003        1.106            1.179          5,337,288
                                                     2002        1.101            1.106          2,627,482
                                                     2001        1.049            1.101          2,644,089
                                                     2000        0.989            1.049          2,026,569
                                                     1999        0.997            0.989            841,369
                                                     1998        1.000            0.997            163,644

  Travelers Mercury Large Cap Core Subaccount
  (11/98)..........................................  2006        0.981            1.042                 --
                                                     2005        0.891            0.981            494,042
                                                     2004        0.782            0.891            514,249
                                                     2003        0.656            0.782            512,563
                                                     2002        0.892            0.656            562,002
                                                     2001        1.170            0.892            735,283
                                                     2000        1.260            1.170            679,947
                                                     1999        1.036            1.260            356,534
                                                     1998        1.000            1.036             99,898

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Travelers MFS(R) Mid Cap Growth Subaccount
  (5/00)...........................................  2006        0.565            0.598                 --
                                                     2005        0.558            0.565          2,083,424
                                                     2004        0.497            0.558          1,593,544
                                                     2003        0.369            0.497          1,381,403
                                                     2002        0.734            0.369          1,305,919
                                                     2001        0.978            0.734          1,053,178
                                                     2000        1.000            0.978            538,431

  Travelers MFS(R) Total Return Subaccount
  (11/05)..........................................  2006        1.010            1.042                 --
                                                     2005        1.000            1.010              4,674

  Travelers MFS(R) Value Subaccount (11/98)........  2006        1.383            1.494                 --
                                                     2005        1.321            1.383          1,083,179
                                                     2004        1.159            1.321            882,958
                                                     2003        0.946            1.159            766,211
                                                     2002        1.108            0.946            639,840
                                                     2001        1.116            1.108            342,122
                                                     2000        1.017            1.116            255,805
                                                     1999        0.985            1.017            129,620
                                                     1998        1.000            0.985             27,741

  Travelers Mondrian International Stock Subaccount
  (7/98)...........................................  2006        0.925            1.062                 --
                                                     2005        0.859            0.925          2,039,500
                                                     2004        0.755            0.859          1,718,286
                                                     2003        0.597            0.755          1,216,746
                                                     2002        0.698            0.597          1,133,471
                                                     2001        0.962            0.698          1,929,050
                                                     2000        1.104            0.962          1,100,451
                                                     1999        0.923            1.104            358,549
                                                     1998        1.000            0.923            152,201

  Travelers Pioneer Fund Subaccount (5/03).........  2006        1.383            1.467                 --
                                                     2005        1.327            1.383            405,803
                                                     2004        1.214            1.327            303,413
                                                     2003        1.000            1.214            178,212

  Travelers Pioneer Mid Cap Value Subaccount
  (5/05)...........................................  2006        1.086            1.143                 --
                                                     2005        1.017            1.086            145,181

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Travelers Strategic Equity Subaccount (5/01).....  2006        0.756            0.788                 --
                                                     2005        0.753            0.756            144,690
                                                     2004        0.695            0.753            152,652
                                                     2003        0.533            0.695            154,967
                                                     2002        0.817            0.533             69,419
                                                     2001        1.000            0.817             27,956

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)................................  2006        1.141            1.313                 --
                                                     2005        1.000            1.141             30,055

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)................................  2006        1.106            1.269                 --
                                                     2005        1.010            1.106              6,201

  Travelers U.S. Government Securities Subaccount
  (8/98)...........................................  2006        1.394            1.343                 --
                                                     2005        1.359            1.394          1,318,441
                                                     2004        1.302            1.359          1,278,104
                                                     2003        1.289            1.302          1,476,680
                                                     2002        1.154            1.289          1,518,786
                                                     2001        1.109            1.154          1,138,946
                                                     2000        0.986            1.109            753,531
                                                     1999        1.046            0.986            455,487
                                                     1998        1.000            1.046            167,258

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).......................................  2006        0.747            0.753             66,686
                                                     2005        0.706            0.747             64,141
                                                     2004        0.672            0.706             48,993
                                                     2003        0.538            0.672             67,928
                                                     2002        0.813            0.538             69,091
                                                     2001        1.000            0.813             45,563

Variable Insurance Products Fund
  VIP Mid Cap Subaccount (Service Class 2) (5/01)..  2006        1.755            1.939            630,981
                                                     2005        1.512            1.755            716,417
                                                     2004        1.234            1.512            485,621
                                                     2003        0.908            1.234            338,408
                                                     2002        1.026            0.908            428,077
                                                     2001        1.000            1.026            122,335

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98)...............................  2006        1.450            1.650             90,480
                                                     2005        1.266            1.450             95,037
                                                     2004        1.103            1.266            123,972
                                                     2003        0.811            1.103            137,594
                                                     2002        1.073            0.811            139,192
                                                     2001        1.048            1.073            186,167
                                                     2000        0.989            1.048            183,365
                                                     1999        1.035            0.989             40,237
                                                     1998        1.000            1.035             21,778




                         SEPARATE ACCOUNT CHARGES 2.60%



                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I)
  (4/06)...........................................  2006        1.000            1.073               --

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01)...........................................  2006        1.177            1.232               --
                                                     2005        1.144            1.177               --
                                                     2004        1.110            1.144               --
                                                     2003        1.000            1.110               --

AllianceBernstein Variable Products Series Fund,
  Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01).................................  2006        1.234            1.286               --
                                                     2005        1.211            1.234           46,161
                                                     2004        1.118            1.211               --
                                                     2003        1.000            1.118               --

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01).................................  2006        1.288            1.247               --
                                                     2005        1.151            1.288          151,196
                                                     2004        1.091            1.151               --
                                                     2003        1.000            1.091               --

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03)...........................................  2006        1.457            1.709          106,348
                                                     2005        1.310            1.457           73,496
                                                     2004        1.185            1.310               --
                                                     2003        1.000            1.185               --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  American Funds Growth Subaccount (Class 2)
  (5/03)...........................................  2006        1.423            1.528          419,889
                                                     2005        1.257            1.423          526,408
                                                     2004        1.147            1.257               --
                                                     2003        1.000            1.147               --

  American Funds Growth-Income Subaccount (Class 2)
  (5/03)...........................................  2006        1.269            1.425          259,810
                                                     2005        1.231            1.269          352,692
                                                     2004        1.144            1.231               --
                                                     2003        1.000            1.144               --

Capital Appreciation Fund
  Capital Appreciation Fund (7/05).................  2006        1.138            1.122               --
                                                     2005        1.038            1.138               --

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98)...........................................  2006        1.853            2.392               --
                                                     2005        1.486            1.853               --
                                                     2004        1.221            1.486               --
                                                     2003        1.000            1.221               --

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98)...........................................  2006        1.525            1.971           57,392
                                                     2005        1.460            1.525           71,894
                                                     2004        1.141            1.460               --
                                                     2003        1.000            1.141               --

  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98)...................................  2006        1.496            1.694           60,012
                                                     2005        1.403            1.496           62,180
                                                     2004        1.186            1.403               --
                                                     2003        1.000            1.186               --

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98)...................................  2006        1.155            1.311           11,990
                                                     2005        1.136            1.155           11,872
                                                     2004        1.110            1.136               --
                                                     2003        1.000            1.110               --

  Dreyfus VIF Developing Leaders Subaccount
  (Initial Shares) (9/98)..........................  2006        1.282            1.296               --
                                                     2005        1.243            1.282               --
                                                     2004        1.146            1.243               --
                                                     2003        1.000            1.146               --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Franklin Templeton Variable Insurance Products
  Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).....................  2006        1.320            1.398              868
                                                     2005        1.293            1.320              839
                                                     2004        1.190            1.293               --
                                                     2003        1.000            1.190               --

  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)........................................  2006        1.318            1.521               --
                                                     2005        1.224            1.318           52,617
                                                     2004        1.115            1.224               --
                                                     2003        1.000            1.115               --

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (7/98)......................  2006        1.901            2.373           71,591
                                                     2005        1.531            1.901          153,735
                                                     2004        1.260            1.531               --
                                                     2003        1.000            1.260               --

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98).................................  2006        1.454            1.721          265,132
                                                     2005        1.355            1.454          284,612
                                                     2004        1.173            1.355               --
                                                     2003        1.000            1.173               --

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00)...................................  2006        1.332            1.420               --
                                                     2005        1.219            1.332               --
                                                     2004        1.120            1.219               --
                                                     2003        1.000            1.120               --

  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)..........................  2006        1.811            2.588               --
                                                     2005        1.409            1.811               --
                                                     2004        1.218            1.409               --
                                                     2003        1.000            1.218               --

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00)...................................  2006        1.460            1.612               --
                                                     2005        1.337            1.460               --
                                                     2004        1.139            1.337               --
                                                     2003        1.000            1.139               --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)....  2006        1.328            1.477               --
                                                     2005        1.310            1.328           16,210
                                                     2004        1.171            1.310               --
                                                     2003        1.000            1.171               --

Legg Mason Partners Investment Series
  LMPIS Dividend Strategy Subaccount (5/02)........  2006        1.077            1.237           20,052
                                                     2005        1.107            1.077           13,546
                                                     2004        1.099            1.107               --
                                                     2003        1.000            1.099               --

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunities Subaccount
  (5/01)...........................................  2006        1.419            1.560           46,658
                                                     2005        1.388            1.419           46,984
                                                     2004        1.232            1.388               --
                                                     2003        1.000            1.232               --

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).......  2006        1.249            1.438               --
                                                     2005        1.232            1.249               --
                                                     2004        1.168            1.232               --
                                                     2003        1.000            1.168               --

  LMPVPI Global High Yield Bond Subaccount (Class
  I) (11/05).......................................  2006        1.011            1.090            1,175
                                                     2005        1.004            1.011               --

  LMPVPI Investors Subaccount (Class I) (10/98)....  2006        1.278            1.472           43,579
                                                     2005        1.231            1.278           44,987
                                                     2004        1.145            1.231               --
                                                     2003        1.000            1.145               --

  LMPVPI Small Cap Growth Subaccount (Class I)
  (11/05)..........................................  2006        1.035            1.137           24,545
                                                     2005        1.000            1.035           42,669

Legg Mason Partners Variable Portfolios II
  LMPVPII Appreciation Subaccount (5/01)...........  2006        1.203            1.346          179,060
                                                     2005        1.184            1.203          186,912
                                                     2004        1.117            1.184               --
                                                     2003        1.000            1.117               --

  LMPVPII Fundamental Value Subaccount (5/01)......  2006        1.256            1.429           24,617
                                                     2005        1.230            1.256           24,617
                                                     2004        1.166            1.230               --
                                                     2003        1.000            1.166               --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Legg Mason Partners Variable Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income Subaccount
  (5/04)...........................................  2006        0.987            1.001            4,412
                                                     2005        0.989            0.987            7,925
                                                     2004        1.000            0.989               --

  LMPVPIII Aggressive Growth Subaccount (5/00).....  2006        1.321            1.400          212,290
                                                     2005        1.214            1.321          230,488
                                                     2004        1.134            1.214               --
                                                     2003        1.000            1.134               --

  LMPVPIII High Income Subaccount (8/98)...........  2006        1.183            1.279           13,918
                                                     2005        1.183            1.183           26,079
                                                     2004        1.099            1.183               --
                                                     2003        1.000            1.099               --

  LMPVPIII Large Cap Growth Subaccount (8/98)......  2006        1.169            1.192           98,308
                                                     2005        1.140            1.169           99,630
                                                     2004        1.166            1.140               --
                                                     2003        1.000            1.166               --

  LMPVPIII Mid Cap Core Subaccount (5/01)..........  2006        1.313            1.469           47,168
                                                     2005        1.244            1.313           49,631
                                                     2004        1.156            1.244               --
                                                     2003        1.000            1.156               --

  LMPVPIII Money Market Subaccount (9/98)..........  2006        0.977            0.996           42,517
                                                     2005        0.975            0.977          109,044
                                                     2004        0.992            0.975               --
                                                     2003        1.000            0.992               --

Legg Mason Partners Variable Portfolios IV
  LMPVPIV Multiple Discipline Subaccount-All Cap
  Growth and Value (5/04)..........................  2006        1.065            1.179          152,052
                                                     2005        1.039            1.065          156,010
                                                     2004        1.000            1.039               --

  LMPVPIV Multiple Discipline Subaccount-Global All
  Cap Growth and Value (5/04)......................  2006        1.106            1.242          117,137
                                                     2005        1.066            1.106          119,113
                                                     2004        1.000            1.066               --

  LMPVPIV Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)..........................  2006        1.042            1.140           27,992
                                                     2005        1.033            1.042           28,244
                                                     2004        1.000            1.033               --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class
  VC) (5/03).......................................  2006        1.257            1.436           59,875
                                                     2005        1.249            1.257           70,733
                                                     2004        1.138            1.249               --
                                                     2003        1.000            1.138               --

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03)...........................................  2006        1.470            1.608           72,772
                                                     2005        1.394            1.470           78,001
                                                     2004        1.153            1.394               --
                                                     2003        1.000            1.153               --

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)........................................  2006        1.583            1.497               --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06)...........................................  2006        1.196            1.252           32,412

  MIST BlackRock Large-Cap Core Subaccount (Class
  A) (4/06)........................................  2006        1.419            1.492           50,964

  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06)...........................................  2006        1.258            1.332           51,790

  MIST Harris Oakmark International Subaccount
  (Class A) (4/06) *...............................  2006        1.593            1.744           64,851

  MIST Janus Capital Appreciation Subaccount (Class
  A) (4/06)........................................  2006        1.122            1.143               --

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)..........................................  2006        1.043            1.084          126,390
                                                     2005        0.999            1.043          172,285

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)................................  2006        1.024            1.175          117,563
                                                     2005        1.016            1.024               --

  MIST Lord Abbett Mid-Cap Value Subaccount (Class
  B) (11/05).......................................  2006        1.034            1.130           31,465
                                                     2005        1.004            1.034           20,091

  MIST Met/AIM Capital Appreciation Subaccount
  (Class A) (4/06).................................  2006        1.324            1.299               --

  MIST Met/AIM Small Cap Growth Subaccount (Class
  A) (4/06)........................................  2006        1.302            1.283           45,354

  MIST MFS(R) Research International Subaccount
  (Class B) (11/05)................................  2006        1.059            1.307           15,128
                                                     2005        1.004            1.059           15,823

  MIST MFS(R) Value Subaccount (Class A) (4/06)....  2006        1.441            1.582           35,655

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  MIST Neuberger Berman Real Estate Subaccount
  (Class B) (11/05)................................  2006        1.074            1.439            4,858
                                                     2005        1.038            1.074            4,461

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)................................  2006        0.999            0.977           47,574
                                                     2005        0.995            0.999           91,297

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)..........................................  2006        1.011            1.029          108,436
                                                     2005        0.996            1.011           90,616

  MIST Pioneer Fund Subaccount (Class A) (4/06)....  2006        1.330            1.421           17,542

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06)...........................................  2006        1.133            1.184          164,607

  MIST Third Avenue Small Cap Value Subaccount
  (Class B) (11/06)................................  2006        1.477            1.507           15,892

  MIST Van Kampen Comstock Subaccount (Class B)
  (11/05)..........................................  2006        1.009            1.141           19,805
                                                     2005        1.000            1.009           14,249

  MIST Van Kampen Mid-Cap Growth Subaccount (Class
  B) (11/05).......................................  2006        1.032            1.090           39,754
                                                     2005        1.025            1.032           31,138

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)........................................  2006        1.330            1.290           74,015

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06)...........................................  2006        1.004            1.035          374,974

  MSF FI Large Cap Subaccount (Class A) (4/06).....  2006        1.266            1.274            7,269

  MSF FI Value Leaders Subaccount (Class D)
  (4/06)...........................................  2006        1.290            1.314           76,046

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06)...........................................  2006        1.038            1.102               --

  MSF Salomon Brothers U.S. Government Subaccount
  (Class B) (11/05) *..............................  2006        1.004            0.992               --
                                                     2005        1.000            1.004           26,977

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06).................................  2006        0.998            1.062          190,694

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *....................  2006        1.034            1.063           30,547

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)....................................  2006        0.988            0.970           68,654
                                                     2005        1.000            0.988           67,374

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)....................................  2006        1.043            1.055          545,233
                                                     2005        1.045            1.043          773,105
                                                     2004        1.022            1.045               --
                                                     2003        1.000            1.022               --

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01)...........................................  2006        1.231            1.332               --
                                                     2005        1.178            1.231               --
                                                     2004        1.124            1.178               --
                                                     2003        1.000            1.124               --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).......................................  2006        1.458            1.814               --
                                                     2005        1.334            1.458               --
                                                     2004        1.178            1.334               --
                                                     2003        1.000            1.178               --

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01)...........................................  2006        1.582            1.809           12,941
                                                     2005        1.517            1.582           16,485
                                                     2004        1.234            1.517               --
                                                     2003        1.000            1.234               --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98)...........................................  2006        1.247            1.324               --
                                                     2005        1.177            1.247               --
                                                     2004        1.134            1.177               --
                                                     2003        1.000            1.134               --

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98)...........................................  2006        1.454            1.583               --
                                                     2005        1.327            1.454               --
                                                     2004        1.170            1.327               --
                                                     2003        1.000            1.170               --

  Travelers Equity Income Subaccount (5/03)........  2006        1.232            1.290               --
                                                     2005        1.210            1.232           74,651
                                                     2004        1.130            1.210               --
                                                     2003        1.000            1.130               --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Travelers Federated High Yield Subaccount
  (5/02)...........................................  2006        1.170            1.196               --
                                                     2005        1.171            1.170           33,324
                                                     2004        1.089            1.171               --
                                                     2003        1.000            1.089               --

  Travelers Large Cap Subaccount (8/98)............  2006        1.232            1.266               --
                                                     2005        1.164            1.232            6,431
                                                     2004        1.121            1.164               --
                                                     2003        1.000            1.121               --

  Travelers Managed Income Subaccount (7/98).......  2006        1.017            1.004               --
                                                     2005        1.029            1.017          353,530
                                                     2004        1.027            1.029               --
                                                     2003        1.000            1.027               --

  Travelers Mercury Large Cap Core Subaccount
  (11/98)..........................................  2006        1.341            1.419               --
                                                     2005        1.228            1.341           55,880
                                                     2004        1.087            1.228               --
                                                     2003        1.000            1.087               --

  Travelers MFS(R) Mid Cap Growth Subaccount
  (5/00)...........................................  2006        1.261            1.330               --
                                                     2005        1.256            1.261           76,921
                                                     2004        1.130            1.256               --
                                                     2003        1.000            1.130               --

  Travelers MFS(R) Total Return Subaccount
  (11/05)..........................................  2006        1.009            1.038               --
                                                     2005        1.000            1.009               --

  Travelers MFS(R) Value Subaccount (11/98)........  2006        1.338            1.441               --
                                                     2005        1.290            1.338           39,417
                                                     2004        1.141            1.290               --
                                                     2003        1.000            1.141               --

  Travelers Mondrian International Stock Subaccount
  (7/98)...........................................  2006        1.392            1.593               --
                                                     2005        1.304            1.392           70,538
                                                     2004        1.156            1.304               --
                                                     2003        1.000            1.156               --

  Travelers Pioneer Fund Subaccount (5/03).........  2006        1.258            1.330               --
                                                     2005        1.218            1.258           17,208
                                                     2004        1.125            1.218               --
                                                     2003        1.000            1.125               --

  Travelers Pioneer Mid Cap Value Subaccount
  (5/05)...........................................  2006        1.080            1.133               --
                                                     2005        1.016            1.080          167,456

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Travelers Strategic Equity Subaccount (5/01).....  2006        1.190            1.238               --
                                                     2005        1.197            1.190               --
                                                     2004        1.114            1.197               --
                                                     2003        1.000            1.114               --

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)................................  2006        1.134            1.302               --
                                                     2005        1.000            1.134           51,299

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)................................  2006        1.100            1.258               --
                                                     2005        1.009            1.100           50,690

  Travelers U.S. Government Securities Subaccount
  (8/98)...........................................  2006        1.076            1.034               --
                                                     2005        1.058            1.076           77,547
                                                     2004        1.023            1.058               --
                                                     2003        1.000            1.023               --

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).......................................  2006        1.214            1.214            9,297
                                                     2005        1.157            1.214            8,539
                                                     2004        1.112            1.157               --
                                                     2003        1.000            1.112               --

Variable Insurance Products Fund
  VIP Mid Cap Subaccount (Service Class 2) (5/01)..  2006        1.670            1.829           25,882
                                                     2005        1.452            1.670           55,635
                                                     2004        1.195            1.452               --
                                                     2003        1.000            1.195               --

Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98)...............................  2006        1.545            1.742               --
                                                     2005        1.361            1.545               --
                                                     2004        1.196            1.361               --
                                                     2003        1.000            1.196               --




---------
* We are currently waiving a portion of the Mortality and Expense Risk charge for this Subaccount. Please see "Fee Table -- Annual Separate Account Charges" for more information.

The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2006.

Number of Units Outstanding at End of Year may include units for Contract Owners in payout phase, where appropriate.

If an accumulation unit value has no assets and units across all sub-accounts within the Separate Account, and has had no assets and units for the history displayed on the Condensed Financial Information in the past, then it may not be displayed.

Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2006, are displayed below. Please see Appendix C for more information on Variable Funding Option name changes, mergers and substitutions.

Effective on or about 02/25/2005, The Travelers Series Trust-MFS Emerging Growth Portfolio merged into The Travelers Series Trust-MFS Mid Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, AIM Variable Insurance Fund-AIM V.I. Premier Equity Fund merged into AIM Variable Insurance Fund-AIM V.I. Core Equity Fund and is no longer available as a funding option.

Effective on or about 05/01/2006, Alliance Bernstein Variable Products Series Fund-AllianceBernstein Growth and Income Portfolio was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Alliance Bernstein Variable Products Series Fund-AllianceBernstein Large Cap Growth Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Capital Appreciation Fund merged into Met Investors Series Trust-Janus Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Franklin Templeton Variable Insurance Products Trust-Mutual Shares Securities Fund was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Janus Aspen Series-Janus Aspen Series Growth and Income Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-AIM Capital Appreciation Portfolio merged into Met Investors Series Trust-MET/AIM Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Disciplined Mid Cap Stock Portfolio merged into Met Investors Series Trust-Batterymarch Mid-Cap Stock Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Equity Income Portfolio merged into Metropolitan Series Fund, Inc.-FI Value Leaders Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated High Yield Portfolio merged into Met Investors Series Trust-Federated High Yield Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Large Cap Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Mercury Large Cap Core Portfolio merged into Met Investors Series Trust-Mercury Large-Cap Core Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Mid Cap Growth Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Total Return Portfolio merged into Metropolitan Series Fund, Inc.-MFS(R) Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Value Portfolio merged into Met Investors Series Trust-MFS(R) Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Mondrian International Stock Portfolio merged into Met Investors Series Trust-Harris Oakmark International Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Pioneer Fund Portfolio merged into Met Investors Series Trust-Pioneer Fund Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Pioneer Mid-Cap Value Portfolio merged into Met Investors Series Trust-Pioneer Mid-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Strategic Equity Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Style Focus Series:
Small Cap Growth Portfolio merged into Met Investors Series Trust-MET/AIM Small Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Style Focus Series:
Small Cap Value Portfolio merged into Met Investors Series Trust-Dreman Small-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Travelers Managed Income Portfolio merged into Metropolitan Series Fund, Inc..-BlackRock Bond Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-U.S. Government Securities Portfolio merged into Metropolitan Series Fund, Inc.-Western Asset Management U.S. Government Portfolio and is no longer available as a funding option.

Effective on or about 11/13/2006, Lazard Retirement Series, Inc.-Lazard Retirement Small Cap Portfolio was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

                                   APPENDIX B

                         CONDENSED FINANCIAL INFORMATION

--------------------------------------------------------------------------------

           METLIFE OF CT SEPARATE ACCOUNT TM II FOR VARIABLE ANNUITIES
                      ACCUMULATION UNIT VALUES (IN DOLLARS)

The following Accumulation Unit Value ("AUV") information should be read in conjunction with the Separate Account's audited financial statement and notes, which are included in the Statement of Additional Information ("SAI"). The first table provides the AUV information for the "MINIMUM" Separate Account Charge available under the contract. The second table provides the AUV information for the "MAXIMUM" Separate Account Charge available under the contract. The Separate Account Charges that fall in between this range are included in the SAI, which is free of charge. You may request a copy of the SAI by calling the toll-free number found on the first page of this prospectus or by mailing in the coupon attached in Appendix D. Please refer to the Fee Table section of this prospectus for more information on Separate Account Charges.

                         SEPARATE ACCOUNT CHARGES 1.70%



                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I)
  (4/06)...........................................  2006        1.000            1.079            316,791

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01)...........................................  2006        0.804            0.845                 --
                                                     2005        0.774            0.804            673,244
                                                     2004        0.745            0.774            803,813
                                                     2003        0.606            0.745            936,508
                                                     2002        0.883            0.606            886,637
                                                     2001        1.000            0.883            388,401

AllianceBernstein Variable Products Series Fund,
  Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01).................................  2006        1.032            1.078                 --
                                                     2005        1.004            1.032          4,844,668
                                                     2004        0.918            1.004          5,765,024
                                                     2003        0.706            0.918          6,400,024
                                                     2002        0.924            0.706          6,384,732
                                                     2001        1.000            0.924          3,476,961

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01).................................  2006        0.847            0.827                 --
                                                     2005        0.750            0.847          1,936,366
                                                     2004        0.704            0.750          1,779,967
                                                     2003        0.580            0.704          1,916,658
                                                     2002        0.854            0.580          1,707,293
                                                     2001        1.000            0.854          1,538,779

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03)...........................................  2006        1.618            1.916          2,243,286
                                                     2005        1.443            1.618          1,735,320
                                                     2004        1.293            1.443          1,235,681
                                                     2003        1.000            1.293            412,281

  American Funds Growth Subaccount (Class 2)
  (5/03)...........................................  2006        1.574            1.706          5,676,697
                                                     2005        1.378            1.574          5,141,825
                                                     2004        1.246            1.378          4,017,815
                                                     2003        1.000            1.246          2,140,832

  American Funds Growth-Income Subaccount (Class 2)
  (5/03)...........................................  2006        1.412            1.599          6,305,029
                                                     2005        1.357            1.412          6,864,596
                                                     2004        1.251            1.357          6,571,577
                                                     2003        1.000            1.251          2,718,996

Capital Appreciation Fund
  Capital Appreciation Fund (5/05).................  2006        1.144            1.132                 --
                                                     2005        1.000            1.144             82,050

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98)...........................................  2006        1.695            2.209            908,884
                                                     2005        1.348            1.695          1,369,349
                                                     2004        1.097            1.348          1,864,234
                                                     2003        0.781            1.097          2,272,993
                                                     2002        0.898            0.781          2,672,774
                                                     2001        1.012            0.898          3,008,083
                                                     2000        1.503            1.012          2,838,716
                                                     1999        0.843            1.503          1,105,585
                                                     1998        1.000            0.843            617,918

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98)...........................................  2006        2.335            3.045          2,415,992
                                                     2005        2.216            2.335          3,143,190
                                                     2004        1.716            2.216          3,952,961
                                                     2003        1.302            1.716          4,795,634
                                                     2002        1.267            1.302          5,233,628
                                                     2001        1.185            1.267          4,636,847
                                                     2000        0.917            1.185          4,076,268
                                                     1999        0.958            0.917          2,708,375
                                                     1998        1.000            0.958          1,203,931

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98)...................................  2006        2.000            2.285          2,610,472
                                                     2005        1.859            2.000          3,513,199
                                                     2004        1.556            1.859          4,234,644
                                                     2003        1.115            1.556          4,953,948
                                                     2002        1.201            1.115          4,836,885
                                                     2001        1.093            1.201          4,355,639
                                                     2000        0.940            1.093          3,452,988
                                                     1999        1.005            0.940          2,494,324
                                                     1998        1.000            1.005            997,680

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98)...................................  2006        1.065            1.220          5,371,317
                                                     2005        1.038            1.065          6,650,517
                                                     2004        1.005            1.038          8,396,362
                                                     2003        0.844            1.005          9,443,487
                                                     2002        1.030            0.844          9,780,653
                                                     2001        1.156            1.030         11,083,820
                                                     2000        1.183            1.156         11,541,680
                                                     1999        1.080            1.183          9,234,694
                                                     1998        1.000            1.080          3,607,198

  Dreyfus VIF Developing Leaders Subaccount
  (Initial Shares) (9/98)..........................  2006        1.448            1.478          3,695,875
                                                     2005        1.392            1.448          4,992,744
                                                     2004        1.272            1.392          6,747,566
                                                     2003        0.982            1.272          8,423,132
                                                     2002        1.235            0.982          9,826,797
                                                     2001        1.339            1.235         10,848,294
                                                     2000        1.202            1.339          8,838,471
                                                     1999        0.992            1.202          4,819,089
                                                     1998        1.000            0.992         11,692,226

Franklin Templeton Variable Insurance Products
  Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).....................  2006        1.342            1.434          3,301,115
                                                     2005        1.302            1.342          4,521,479
                                                     2004        1.188            1.302          5,197,496
                                                     2003        0.881            1.188          6,216,178
                                                     2002        1.256            0.881          6,759,968
                                                     2001        1.508            1.256          8,178,178
                                                     2000        1.837            1.508          7,011,307
                                                     1999        1.072            1.837          3,616,359
                                                     1998        1.000            1.072          1,140,671

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)........................................  2006        1.249            1.453                 --
                                                     2005        1.149            1.249          1,671,416
                                                     2004        1.037            1.149          1,625,153
                                                     2003        0.843            1.037          1,137,845
                                                     2002        1.000            0.843            500,854

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (11/98).....................  2006        2.102            2.647          2,059,049
                                                     2005        1.678            2.102          2,564,034
                                                     2004        1.368            1.678          2,654,043
                                                     2003        0.910            1.368          3,248,308
                                                     2002        0.927            0.910          3,171,808
                                                     2001        1.025            0.927          3,801,879
                                                     2000        1.535            1.025          2,997,201
                                                     1999        1.018            1.535          1,581,452
                                                     1998        1.000            1.018            553,203

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98).................................  2006        1.178            1.406         10,295,541
                                                     2005        1.087            1.178         12,160,433
                                                     2004        0.933            1.087         12,052,813
                                                     2003        0.718            0.933         12,816,765
                                                     2002        0.896            0.718         12,560,850
                                                     2001        1.086            0.896         13,698,000
                                                     2000        1.131            1.086         11,852,349
                                                     1999        0.934            1.131         16,064,588
                                                     1998        1.000            0.934          3,208,623

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00)...................................  2006        0.813            0.869                 --
                                                     2005        0.737            0.813          1,781,340
                                                     2004        0.672            0.737          2,319,141
                                                     2003        0.553            0.672          2,857,638
                                                     2002        0.719            0.553          3,472,994
                                                     2001        0.846            0.719          4,690,847
                                                     2000        1.000            0.846          3,948,994

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)..........................  2006        0.865            1.247          5,295,395
                                                     2005        0.667            0.865          7,409,103
                                                     2004        0.571            0.667          9,647,611
                                                     2003        0.432            0.571         11,731,586
                                                     2002        0.592            0.432         13,654,878
                                                     2001        0.786            0.592         17,792,716
                                                     2000        1.000            0.786         12,468,964

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00)...................................  2006        0.488            0.543          4,197,517
                                                     2005        0.443            0.488          5,629,468
                                                     2004        0.374            0.443          7,701,711
                                                     2003        0.282            0.374         10,946,512
                                                     2002        0.399            0.282         13,232,485
                                                     2001        0.673            0.399         16,270,771
                                                     2000        1.000            0.673          9,922,978

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)....  2006        1.540            1.726                 --
                                                     2005        1.506            1.540             83,698
                                                     2004        1.333            1.506             63,349
                                                     2003        1.000            1.333             45,922

Legg Mason Partners Investment Series
  LMPIS Dividend Strategy Subaccount (5/02)........  2006        0.975            1.131          1,356,995
                                                     2005        0.994            0.975          1,456,221
                                                     2004        0.978            0.994          1,239,310
                                                     2003        0.806            0.978            974,866
                                                     2002        1.000            0.806            491,361

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunities Subaccount
  (5/01)...........................................  2006        1.128            1.252            903,484
                                                     2005        1.094            1.128          1,141,542
                                                     2004        0.962            1.094          1,309,853
                                                     2003        0.689            0.962          1,401,962
                                                     2002        0.943            0.689          1,392,276
                                                     2001        1.000            0.943            941,855

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).......  2006        1.034            1.200          3,103,813
                                                     2005        1.010            1.034          4,409,244
                                                     2004        0.949            1.010          5,972,085
                                                     2003        0.694            0.949          7,079,942
                                                     2002        0.942            0.694          6,503,977
                                                     2001        1.000            0.942          3,177,228

  LMPVPI Global High Yield Bond Subaccount (Class
  I) (11/05).......................................  2006        1.012            1.101            148,385
                                                     2005        1.000            1.012             38,953

  LMPVPI Investors Subaccount (Class I) (10/98)....  2006        1.359            1.580          8,865,228
                                                     2005        1.298            1.359         10,949,084
                                                     2004        1.196            1.298         13,180,583
                                                     2003        0.919            1.196         14,753,346
                                                     2002        1.215            0.919         16,296,829
                                                     2001        1.289            1.215         18,303,758
                                                     2000        1.138            1.289         10,810,997
                                                     1999        1.036            1.138          7,439,494
                                                     1998        1.000            1.036          2,216,940

  LMPVPI Small Cap Growth Subaccount (Class I)
  (11/05)..........................................  2006        1.036            1.148            458,210
                                                     2005        1.010            1.036             10,921

Legg Mason Partners Variable Portfolios II
  LMPVPII Appreciation Subaccount (5/01)...........  2006        1.021            1.153          4,607,629
                                                     2005        0.996            1.021          5,828,321
                                                     2004        0.931            0.996          6,174,842
                                                     2003        0.760            0.931          5,768,612
                                                     2002        0.938            0.760          4,330,558
                                                     2001        1.000            0.938          1,674,614

  LMPVPII Fundamental Value Subaccount (5/01)......  2006        1.062            1.220          8,595,307
                                                     2005        1.031            1.062         10,101,775
                                                     2004        0.969            1.031         11,761,427
                                                     2003        0.711            0.969         12,105,628
                                                     2002        0.919            0.711         12,830,574
                                                     2001        1.000            0.919          6,421,437

Legg Mason Partners Variable Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income Subaccount
  (5/04)...........................................  2006        1.002            1.025            684,456
                                                     2005        0.995            1.002            888,097
                                                     2004        1.000            0.995            831,322

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  LMPVPIII Aggressive Growth Subaccount (5/00).....  2006        0.999            1.069         11,491,055
                                                     2005        0.910            0.999         14,066,304
                                                     2004        0.842            0.910         16,674,422
                                                     2003        0.637            0.842         18,169,599
                                                     2002        0.961            0.637         17,667,518
                                                     2001        1.019            0.961         15,447,962
                                                     2000        1.000            1.019          6,521,820

  LMPVPIII High Income Subaccount (8/98)...........  2006        1.070            1.168          8,367,972
                                                     2005        1.061            1.070         10,620,168
                                                     2004        0.977            1.061         14,568,733
                                                     2003        0.779            0.977         17,293,158
                                                     2002        0.819            0.779         17,060,498
                                                     2001        0.866            0.819         19,872,625
                                                     2000        0.958            0.866         17,409,472
                                                     1999        0.949            0.958         11,849,075
                                                     1998        1.000            0.949          4,153,841

  LMPVPIII Large Cap Growth Subaccount (8/98)......  2006        1.291            1.327         22,458,466
                                                     2005        1.248            1.291         26,712,945
                                                     2004        1.265            1.248         32,104,628
                                                     2003        0.872            1.265         34,959,587
                                                     2002        1.179            0.872         37,813,309
                                                     2001        1.371            1.179         40,179,549
                                                     2000        1.498            1.371         34,728,875
                                                     1999        1.165            1.498         20,512,758
                                                     1998        1.000            1.165          5,546,493

  LMPVPIII Mid Cap Core Subaccount (5/01)..........  2006        1.098            1.239          3,717,264
                                                     2005        1.031            1.098          4,713,472
                                                     2004        0.949            1.031          5,454,818
                                                     2003        0.744            0.949          5,515,565
                                                     2002        0.936            0.744          4,813,912
                                                     2001        1.000            0.936          2,148,792

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  LMPVPIII Money Market Subaccount (9/98)..........  2006        1.096            1.127         11,588,358
                                                     2005        1.084            1.096         11,799,574
                                                     2004        1.093            1.084         14,228,476
                                                     2003        1.105            1.093         17,203,433
                                                     2002        1.109            1.105         24,522,332
                                                     2001        1.088            1.109         50,263,541
                                                     2000        1.044            1.088         30,154,400
                                                     1999        1.013            1.044         15,470,047
                                                     1998        1.000            1.013         16,945,764

Legg Mason Partners Variable Portfolios IV
  LMPVPIV Multiple Discipline Subaccount-All Cap
  Growth and Value (5/04)..........................  2006        1.081            1.208            546,709
                                                     2005        1.045            1.081            963,524
                                                     2004        1.001            1.045          1,013,870

  LMPVPIV Multiple Discipline Subaccount-Global All
  Cap Growth and Value (5/04)......................  2006        1.123            1.272            391,118
                                                     2005        1.072            1.123            422,578
                                                     2004        0.998            1.072            210,907

  LMPVPIV Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)..........................  2006        1.058            1.168             81,021
                                                     2005        1.039            1.058             78,466
                                                     2004        1.000            1.039            107,415

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class
  VC) (5/03).......................................  2006        1.396            1.610          1,786,286
                                                     2005        1.376            1.396          2,471,050
                                                     2004        1.242            1.376          2,151,149
                                                     2003        1.000            1.242            734,746

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03)...........................................  2006        1.631            1.800          1,369,268
                                                     2005        1.533            1.631          1,961,531
                                                     2004        1.257            1.533          1,905,264
                                                     2003        1.000            1.257            819,272

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)........................................  2006        2.036            1.937          1,774,823

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06)...........................................  2006        1.318            1.388          2,772,364

  MIST BlackRock Large-Cap Core Subaccount (Class
  A) (4/06)........................................  2006        1.042            1.102          2,625,467

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06)...........................................  2006        1.269            1.352            286,085

  MIST Harris Oakmark International Subaccount
  (Class A) (4/06) *...............................  2006        1.062            1.170         12,591,507

  MIST Janus Capital Appreciation Subaccount (Class
  A) (4/06)........................................  2006        1.132            1.160            276,929

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)..........................................  2006        1.045            1.095          1,396,328
                                                     2005        1.000            1.045            583,755

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)................................  2006        1.025            1.187          5,901,019
                                                     2005        1.000            1.025             77,951

  MIST Lord Abbett Mid-Cap Value Subaccount (Class
  B) (11/05).......................................  2006        1.035            1.142            458,990
                                                     2005        1.000            1.035            119,361

  MIST Met/AIM Capital Appreciation Subaccount
  (Class A) (4/06).................................  2006        1.129            1.115          7,068,689

  MIST Met/AIM Small Cap Growth Subaccount (Class
  A) (4/06)........................................  2006        1.313            1.302            181,244

  MIST MFS(R) Research International Subaccount
  (Class B) (11/05)................................  2006        1.061            1.320          1,513,885
                                                     2005        1.000            1.061            161,304

  MIST MFS(R) Value Subaccount (Class A) (4/06)....  2006        1.494            1.650          4,784,159

  MIST Neuberger Berman Real Estate Subaccount
  (Class B) (11/05)................................  2006        1.075            1.454            328,944
                                                     2005        1.000            1.075             48,338

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)................................  2006        1.000            0.987            858,196
                                                     2005        1.000            1.000            181,955

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)..........................................  2006        1.012            1.040          3,066,245
                                                     2005        1.000            1.012            387,617

  MIST Pioneer Fund Subaccount (Class A) (4/06)....  2006        1.467            1.576            305,029

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06)...........................................  2006        1.143            1.202            539,841

  MIST Third Avenue Small Cap Value Subaccount
  (Class B) (11/06)................................  2006        1.726            1.763            115,447

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  MIST Van Kampen Comstock Subaccount (Class B)
  (12/05)..........................................  2006        1.010            1.152            511,094
                                                     2005        1.013            1.010              7,951

  MIST Van Kampen Mid-Cap Growth Subaccount (Class
  B) (11/05).......................................  2006        1.033            1.101            900,271
                                                     2005        1.000            1.033             91,348

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)........................................  2006        0.598            0.583         11,578,304

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06)...........................................  2006        1.177            1.221         28,975,717

  MSF FI Large Cap Subaccount (Class A) (4/06).....  2006        1.047            1.061          9,957,844

  MSF FI Value Leaders Subaccount (Class D)
  (4/06)...........................................  2006        1.444            1.480            590,865

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06)...........................................  2006        1.042            1.113            222,263

  MSF Salomon Brothers U.S. Government Subaccount
  (Class B) (11/05) *..............................  2006        1.005            0.996                 --
                                                     2005        1.000            1.005             34,399

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06).................................  2006        0.998            1.068          2,475,167

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *....................  2006        1.343            1.389          7,531,608

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)....................................  2006        0.994            0.984            395,155
                                                     2005        1.000            0.994            417,226

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)....................................  2006        1.208            1.234         15,298,134
                                                     2005        1.200            1.208         19,028,747
                                                     2004        1.164            1.200         19,306,139
                                                     2003        1.127            1.164         16,928,856
                                                     2002        1.051            1.127         18,378,464
                                                     2001        1.000            1.051          5,196,919

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01)...........................................  2006        0.806            0.880             36,308
                                                     2005        0.764            0.806             39,446
                                                     2004        0.723            0.764             56,790
                                                     2003        0.557            0.723             99,723
                                                     2002        0.804            0.557            105,503
                                                     2001        1.000            0.804            252,273

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).......................................  2006        1.103            1.385          1,334,839
                                                     2005        1.000            1.103          2,025,510
                                                     2004        0.875            1.000          2,435,102
                                                     2003        0.693            0.875          2,815,546
                                                     2002        0.856            0.693          3,088,946
                                                     2001        1.000            0.856          1,329,272

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01)...........................................  2006        1.677            1.934            463,699
                                                     2005        1.594            1.677            591,641
                                                     2004        1.284            1.594            803,119
                                                     2003        0.873            1.284          1,034,359
                                                     2002        1.086            0.873          1,009,641
                                                     2001        1.000            1.086            652,686

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98)...........................................  2006        1.061            1.129                 --
                                                     2005        0.992            1.061          8,775,521
                                                     2004        0.948            0.992         11,347,708
                                                     2003        0.746            0.948         14,432,405
                                                     2002        0.996            0.746         16,802,401
                                                     2001        1.329            0.996         13,039,537
                                                     2000        1.509            1.329         13,689,850
                                                     1999        1.074            1.509          7,917,069
                                                     1998        1.000            1.074          2,829,493

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98)...........................................  2006        1.864            2.036                 --
                                                     2005        1.687            1.864          2,112,772
                                                     2004        1.473            1.687          3,003,415
                                                     2003        1.120            1.473          3,972,368
                                                     2002        1.330            1.120          4,474,489
                                                     2001        1.410            1.330          6,130,457
                                                     2000        1.229            1.410          6,695,493
                                                     1999        1.102            1.229          5,262,368
                                                     1998        1.000            1.102          1,803,332

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Travelers Equity Income Subaccount (5/03)........  2006        1.374            1.444                 --
                                                     2005        1.338            1.374            753,243
                                                     2004        1.239            1.338            664,952
                                                     2003        1.000            1.239            404,329

  Travelers Federated High Yield Subaccount
  (5/02)...........................................  2006        1.286            1.318                 --
                                                     2005        1.275            1.286          3,645,081
                                                     2004        1.175            1.275          4,121,727
                                                     2003        0.976            1.175          4,478,693
                                                     2002        1.000            0.976          2,246,332

  Travelers Large Cap Subaccount (8/98)............  2006        1.017            1.047                 --
                                                     2005        0.951            1.017         13,193,936
                                                     2004        0.908            0.951         16,710,061
                                                     2003        0.741            0.908         20,040,536
                                                     2002        0.976            0.741         22,138,586
                                                     2001        1.201            0.976         26,078,528
                                                     2000        1.429            1.201         24,049,820
                                                     1999        1.124            1.429         12,235,302
                                                     1998        1.000            1.124          2,626,893

  Travelers Managed Income Subaccount (7/98).......  2006        1.189            1.177                 --
                                                     2005        1.193            1.189         33,387,976
                                                     2004        1.179            1.193         38,425,430
                                                     2003        1.106            1.179         43,596,461
                                                     2002        1.101            1.106         46,789,996
                                                     2001        1.049            1.101         52,746,610
                                                     2000        0.989            1.049         43,936,884
                                                     1999        0.997            0.989         29,609,709
                                                     1998        1.000            0.997          9,136,205

  Travelers Mercury Large Cap Core Subaccount
  (11/98)..........................................  2006        0.981            1.042                 --
                                                     2005        0.891            0.981          2,956,342
                                                     2004        0.782            0.891          3,684,842
                                                     2003        0.656            0.782          4,644,328
                                                     2002        0.892            0.656          5,607,452
                                                     2001        1.170            0.892          6,795,161
                                                     2000        1.260            1.170          7,319,138
                                                     1999        1.036            1.260          5,602,395
                                                     1998        1.000            1.036          1,147,635

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Travelers MFS(R) Mid Cap Growth Subaccount
  (5/00)...........................................  2006        0.565            0.598                 --
                                                     2005        0.558            0.565         14,671,344
                                                     2004        0.497            0.558         16,689,714
                                                     2003        0.369            0.497         18,965,569
                                                     2002        0.734            0.369         19,149,188
                                                     2001        0.978            0.734         15,757,040
                                                     2000        1.000            0.978          7,778,010

  Travelers MFS(R) Total Return Subaccount
  (11/05)..........................................  2006        1.010            1.042                 --
                                                     2005        1.000            1.010              6,399

  Travelers MFS(R) Value Subaccount (11/98)........  2006        1.383            1.494                 --
                                                     2005        1.321            1.383          5,996,551
                                                     2004        1.159            1.321          7,215,447
                                                     2003        0.946            1.159         10,199,982
                                                     2002        1.108            0.946         10,529,874
                                                     2001        1.116            1.108          9,787,956
                                                     2000        1.017            1.116          7,279,135
                                                     1999        0.985            1.017          7,026,564
                                                     1998        1.000            0.985          2,138,258

  Travelers Mondrian International Stock Subaccount
  (7/98)...........................................  2006        0.925            1.062                 --
                                                     2005        0.859            0.925         16,779,925
                                                     2004        0.755            0.859         20,291,898
                                                     2003        0.597            0.755         23,795,351
                                                     2002        0.698            0.597         24,811,387
                                                     2001        0.962            0.698         26,495,747
                                                     2000        1.104            0.962         23,431,580
                                                     1999        0.923            1.104         15,199,353
                                                     1998        1.000            0.923          5,353,658

  Travelers Pioneer Fund Subaccount (5/03).........  2006        1.383            1.467                 --
                                                     2005        1.327            1.383            397,300
                                                     2004        1.214            1.327            308,111
                                                     2003        1.000            1.214            112,020

  Travelers Pioneer Mid Cap Value Subaccount
  (5/05)...........................................  2006        1.086            1.143                 --
                                                     2005        1.000            1.086            140,411

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Travelers Strategic Equity Subaccount (5/01).....  2006        0.756            0.788                 --
                                                     2005        0.753            0.756            827,033
                                                     2004        0.695            0.753          1,042,886
                                                     2003        0.533            0.695          1,112,984
                                                     2002        0.817            0.533          1,201,346
                                                     2001        1.000            0.817            631,165

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)................................  2006        1.141            1.313                 --
                                                     2005        1.000            1.141             80,678

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)................................  2006        1.106            1.269                 --
                                                     2005        1.000            1.106             20,807

  Travelers U.S. Government Securities Subaccount
  (8/98)...........................................  2006        1.394            1.343                 --
                                                     2005        1.359            1.394          8,212,409
                                                     2004        1.302            1.359          9,571,155
                                                     2003        1.289            1.302         11,809,144
                                                     2002        1.154            1.289         17,746,645
                                                     2001        1.109            1.154         14,184,591
                                                     2000        0.986            1.109         10,402,283
                                                     1999        1.046            0.986          6,962,624
                                                     1998        1.000            1.046          2,467,008

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).......................................  2006        0.747            0.753            219,698
                                                     2005        0.706            0.747            249,215
                                                     2004        0.672            0.706            323,150
                                                     2003        0.538            0.672            555,104
                                                     2002        0.813            0.538            552,800
                                                     2001        1.000            0.813            531,538

Variable Insurance Products Fund
  VIP Mid Cap Subaccount (Service Class 2) (5/01)..  2006        1.755            1.939          1,632,796
                                                     2005        1.512            1.755          2,547,684
                                                     2004        1.234            1.512          2,550,437
                                                     2003        0.908            1.234          2,518,082
                                                     2002        1.026            0.908          2,260,935
                                                     2001        1.000            1.026            423,144

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98)...............................  2006        1.450            1.650          1,307,513
                                                     2005        1.266            1.450          1,645,955
                                                     2004        1.103            1.266          2,168,329
                                                     2003        0.811            1.103          2,610,325
                                                     2002        1.073            0.811          2,896,144
                                                     2001        1.048            1.073          3,655,838
                                                     2000        0.989            1.048          3,760,800
                                                     1999        1.035            0.989          3,899,036
                                                     1998        1.000            1.035          1,223,602




                         SEPARATE ACCOUNT CHARGES 2.60%



                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I)
  (4/06)...........................................  2006        1.000            1.073               --

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01)...........................................  2006        1.177            1.232               --
                                                     2005        1.144            1.177               --
                                                     2004        1.110            1.144               --
                                                     2003        1.000            1.110               --

AllianceBernstein Variable Products Series Fund,
  Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01).................................  2006        1.234            1.286               --
                                                     2005        1.211            1.234           60,926
                                                     2004        1.118            1.211               --
                                                     2003        1.000            1.118               --

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01).................................  2006        1.288            1.247               --
                                                     2005        1.151            1.288           18,487
                                                     2004        1.091            1.151               --
                                                     2003        1.000            1.091               --

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03)...........................................  2006        1.457            1.709          294,133
                                                     2005        1.310            1.457          357,017
                                                     2004        1.185            1.310               --
                                                     2003        1.000            1.185               --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  American Funds Growth Subaccount (Class 2)
  (5/03)...........................................  2006        1.423            1.528          516,595
                                                     2005        1.257            1.423          513,057
                                                     2004        1.147            1.257               --
                                                     2003        1.000            1.147               --

  American Funds Growth-Income Subaccount (Class 2)
  (5/03)...........................................  2006        1.269            1.425          397,568
                                                     2005        1.231            1.269          421,999
                                                     2004        1.144            1.231               --
                                                     2003        1.000            1.144               --

Capital Appreciation Fund
  Capital Appreciation Fund (5/05).................  2006        1.138            1.122               --
                                                     2005        1.000            1.138           10,681

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98)...........................................  2006        1.853            2.392               --
                                                     2005        1.486            1.853               --
                                                     2004        1.221            1.486               --
                                                     2003        1.000            1.221               --

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98)...........................................  2006        1.525            1.971           68,860
                                                     2005        1.460            1.525          116,685
                                                     2004        1.141            1.460               --
                                                     2003        1.000            1.141               --

  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98)...................................  2006        1.496            1.694           72,880
                                                     2005        1.403            1.496           92,651
                                                     2004        1.186            1.403               --
                                                     2003        1.000            1.186               --

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98)...................................  2006        1.155            1.311               --
                                                     2005        1.136            1.155            3,490
                                                     2004        1.110            1.136               --
                                                     2003        1.000            1.110               --

  Dreyfus VIF Developing Leaders Subaccount
  (Initial Shares) (9/98)..........................  2006        1.282            1.296            5,535
                                                     2005        1.243            1.282           15,549
                                                     2004        1.146            1.243               --
                                                     2003        1.000            1.146               --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Franklin Templeton Variable Insurance Products
  Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).....................  2006        1.320            1.398           13,410
                                                     2005        1.293            1.320           13,685
                                                     2004        1.190            1.293               --
                                                     2003        1.000            1.190               --

  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)........................................  2006        1.318            1.521               --
                                                     2005        1.224            1.318          155,302
                                                     2004        1.115            1.224               --
                                                     2003        1.000            1.115               --

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (11/98).....................  2006        1.901            2.373           57,043
                                                     2005        1.531            1.901           75,953
                                                     2004        1.260            1.531               --
                                                     2003        1.000            1.260               --

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98).................................  2006        1.454            1.721          238,806
                                                     2005        1.355            1.454          276,878
                                                     2004        1.173            1.355               --
                                                     2003        1.000            1.173               --

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00)...................................  2006        1.332            1.420               --
                                                     2005        1.219            1.332           22,643
                                                     2004        1.120            1.219               --
                                                     2003        1.000            1.120               --

  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)..........................  2006        1.811            2.588               --
                                                     2005        1.409            1.811               --
                                                     2004        1.218            1.409               --
                                                     2003        1.000            1.218               --

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00)...................................  2006        1.460            1.612           19,873
                                                     2005        1.337            1.460           24,047
                                                     2004        1.139            1.337               --
                                                     2003        1.000            1.139               --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)....  2006        1.328            1.477               --
                                                     2005        1.310            1.328           49,652
                                                     2004        1.171            1.310               --
                                                     2003        1.000            1.171               --

Legg Mason Partners Investment Series
  LMPIS Dividend Strategy Subaccount (5/02)........  2006        1.077            1.237           72,246
                                                     2005        1.107            1.077           86,233
                                                     2004        1.099            1.107               --
                                                     2003        1.000            1.099               --

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunities Subaccount
  (5/01)...........................................  2006        1.419            1.560            2,801
                                                     2005        1.388            1.419            2,595
                                                     2004        1.232            1.388               --
                                                     2003        1.000            1.232               --

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).......  2006        1.249            1.438               --
                                                     2005        1.232            1.249               --
                                                     2004        1.168            1.232               --
                                                     2003        1.000            1.168               --

  LMPVPI Global High Yield Bond Subaccount (Class
  I) (11/05).......................................  2006        1.011            1.090            7,609
                                                     2005        1.000            1.011               --

  LMPVPI Investors Subaccount (Class I) (10/98)....  2006        1.278            1.472            7,331
                                                     2005        1.231            1.278           26,982
                                                     2004        1.145            1.231               --
                                                     2003        1.000            1.145               --

  LMPVPI Small Cap Growth Subaccount (Class I)
  (11/05)..........................................  2006        1.035            1.137            8,523
                                                     2005        1.010            1.035               --

Legg Mason Partners Variable Portfolios II
  LMPVPII Appreciation Subaccount (5/01)...........  2006        1.203            1.346           39,483
                                                     2005        1.184            1.203          118,573
                                                     2004        1.117            1.184               --
                                                     2003        1.000            1.117               --

  LMPVPII Fundamental Value Subaccount (5/01)......  2006        1.256            1.429           61,149
                                                     2005        1.230            1.256           50,174
                                                     2004        1.166            1.230               --
                                                     2003        1.000            1.166               --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Legg Mason Partners Variable Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income Subaccount
  (5/04)...........................................  2006        0.987            1.001           17,600
                                                     2005        0.989            0.987           15,642
                                                     2004        1.000            0.989               --

  LMPVPIII Aggressive Growth Subaccount (5/00).....  2006        1.321            1.400          144,605
                                                     2005        1.214            1.321          210,796
                                                     2004        1.134            1.214               --
                                                     2003        1.000            1.134               --

  LMPVPIII High Income Subaccount (8/98)...........  2006        1.183            1.279           18,663
                                                     2005        1.183            1.183           28,299
                                                     2004        1.099            1.183               --
                                                     2003        1.000            1.099               --

  LMPVPIII Large Cap Growth Subaccount (8/98)......  2006        1.169            1.192          141,515
                                                     2005        1.140            1.169          116,338
                                                     2004        1.166            1.140               --
                                                     2003        1.000            1.166               --

  LMPVPIII Mid Cap Core Subaccount (5/01)..........  2006        1.313            1.469           18,292
                                                     2005        1.244            1.313           20,087
                                                     2004        1.156            1.244               --
                                                     2003        1.000            1.156               --

  LMPVPIII Money Market Subaccount (9/98)..........  2006        0.977            0.996          104,394
                                                     2005        0.975            0.977           97,730
                                                     2004        0.992            0.975               --
                                                     2003        1.000            0.992               --

Legg Mason Partners Variable Portfolios IV
  LMPVPIV Multiple Discipline Subaccount-All Cap
  Growth and Value (5/04)..........................  2006        1.065            1.179          193,245
                                                     2005        1.039            1.065          192,530
                                                     2004        1.001            1.039               --

  LMPVPIV Multiple Discipline Subaccount-Global All
  Cap Growth and Value (5/04)......................  2006        1.106            1.242           29,912
                                                     2005        1.066            1.106           30,019
                                                     2004        0.998            1.066               --

  LMPVPIV Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)..........................  2006        1.042            1.140            5,089
                                                     2005        1.033            1.042            4,887
                                                     2004        1.000            1.033               --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class
  VC) (5/03).......................................  2006        1.257            1.436          129,541
                                                     2005        1.249            1.257          147,801
                                                     2004        1.138            1.249               --
                                                     2003        1.000            1.138               --

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03)...........................................  2006        1.470            1.608          130,695
                                                     2005        1.394            1.470          141,600
                                                     2004        1.153            1.394               --
                                                     2003        1.000            1.153               --

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)........................................  2006        1.583            1.497               --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06)...........................................  2006        1.196            1.252          111,517

  MIST BlackRock Large-Cap Core Subaccount (Class
  A) (4/06)........................................  2006        1.419            1.492               --

  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06)...........................................  2006        1.258            1.332            6,841

  MIST Harris Oakmark International Subaccount
  (Class A) (4/06) *...............................  2006        1.593            1.744           75,404

  MIST Janus Capital Appreciation Subaccount (Class
  A) (4/06)........................................  2006        1.122            1.143           11,015

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)..........................................  2006        1.043            1.084           75,521
                                                     2005        1.000            1.043           29,263

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)................................  2006        1.024            1.175          261,865
                                                     2005        1.000            1.024           32,456

  MIST Lord Abbett Mid-Cap Value Subaccount (Class
  B) (11/05).......................................  2006        1.034            1.130           19,366
                                                     2005        1.000            1.034           19,409

  MIST Met/AIM Capital Appreciation Subaccount
  (Class A) (4/06).................................  2006        1.324            1.299               --

  MIST Met/AIM Small Cap Growth Subaccount (Class
  A) (4/06)........................................  2006        1.302            1.283           21,542

  MIST MFS(R) Research International Subaccount
  (Class B) (11/05)................................  2006        1.059            1.307               --
                                                     2005        1.000            1.059               --

  MIST MFS(R) Value Subaccount (Class A) (4/06)....  2006        1.441            1.582           48,744

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  MIST Neuberger Berman Real Estate Subaccount
  (Class B) (11/05)................................  2006        1.074            1.439           23,215
                                                     2005        1.000            1.074            2,539

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)................................  2006        0.999            0.977           25,444
                                                     2005        1.000            0.999           25,444

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)..........................................  2006        1.011            1.029           66,295
                                                     2005        1.000            1.011           39,439

  MIST Pioneer Fund Subaccount (Class A) (4/06)....  2006        1.330            1.421           13,496

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06)...........................................  2006        1.133            1.184           23,728

  MIST Third Avenue Small Cap Value Subaccount
  (Class B) (11/06)................................  2006        1.477            1.507           35,625

  MIST Van Kampen Comstock Subaccount (Class B)
  (12/05)..........................................  2006        1.009            1.141               --
                                                     2005        1.012            1.009               --

  MIST Van Kampen Mid-Cap Growth Subaccount (Class
  B) (11/05).......................................  2006        1.032            1.090           22,264
                                                     2005        1.000            1.032           13,202

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)........................................  2006        1.330            1.290           89,409

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06)...........................................  2006        1.004            1.035          208,908

  MSF FI Large Cap Subaccount (Class A) (4/06).....  2006        1.266            1.274            5,808

  MSF FI Value Leaders Subaccount (Class D)
  (4/06)...........................................  2006        1.290            1.314           46,776

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06)...........................................  2006        1.038            1.102               --

  MSF Salomon Brothers U.S. Government Subaccount
  (Class B) (11/05) *..............................  2006        1.004            0.992               --
                                                     2005        1.000            1.004               --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06).................................  2006        0.998            1.062           53,882

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *....................  2006        1.034            1.063          107,354

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)....................................  2006        0.988            0.970          239,603
                                                     2005        1.000            0.988          291,237

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)....................................  2006        1.043            1.055          677,559
                                                     2005        1.045            1.043          669,718
                                                     2004        1.022            1.045               --
                                                     2003        1.000            1.022               --

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01)...........................................  2006        1.231            1.332               --
                                                     2005        1.178            1.231               --
                                                     2004        1.124            1.178               --
                                                     2003        1.000            1.124               --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).......................................  2006        1.458            1.814               --
                                                     2005        1.334            1.458               --
                                                     2004        1.178            1.334               --
                                                     2003        1.000            1.178               --

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01)...........................................  2006        1.582            1.809           39,292
                                                     2005        1.517            1.582           47,244
                                                     2004        1.234            1.517               --
                                                     2003        1.000            1.234               --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98)...........................................  2006        1.247            1.324               --
                                                     2005        1.177            1.247               --
                                                     2004        1.134            1.177               --
                                                     2003        1.000            1.134               --

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98)...........................................  2006        1.454            1.583               --
                                                     2005        1.327            1.454               --
                                                     2004        1.170            1.327               --
                                                     2003        1.000            1.170               --

  Travelers Equity Income Subaccount (5/03)........  2006        1.232            1.290               --
                                                     2005        1.210            1.232           44,490
                                                     2004        1.130            1.210               --
                                                     2003        1.000            1.130               --

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Travelers Federated High Yield Subaccount
  (5/02)...........................................  2006        1.170            1.196               --
                                                     2005        1.171            1.170          116,707
                                                     2004        1.089            1.171               --
                                                     2003        1.000            1.089               --

  Travelers Large Cap Subaccount (8/98)............  2006        1.232            1.266               --
                                                     2005        1.164            1.232            6,234
                                                     2004        1.121            1.164               --
                                                     2003        1.000            1.121               --

  Travelers Managed Income Subaccount (7/98).......  2006        1.017            1.004               --
                                                     2005        1.029            1.017          274,620
                                                     2004        1.027            1.029               --
                                                     2003        1.000            1.027               --

  Travelers Mercury Large Cap Core Subaccount
  (11/98)..........................................  2006        1.341            1.419               --
                                                     2005        1.228            1.341               --
                                                     2004        1.087            1.228               --
                                                     2003        1.000            1.087               --

  Travelers MFS(R) Mid Cap Growth Subaccount
  (5/00)...........................................  2006        1.261            1.330               --
                                                     2005        1.256            1.261           93,875
                                                     2004        1.130            1.256               --
                                                     2003        1.000            1.130               --

  Travelers MFS(R) Total Return Subaccount
  (11/05)..........................................  2006        1.009            1.038               --
                                                     2005        1.000            1.009               --

  Travelers MFS(R) Value Subaccount (11/98)........  2006        1.338            1.441               --
                                                     2005        1.290            1.338           69,189
                                                     2004        1.141            1.290               --
                                                     2003        1.000            1.141               --

  Travelers Mondrian International Stock Subaccount
  (7/98)...........................................  2006        1.392            1.593               --
                                                     2005        1.304            1.392           74,090
                                                     2004        1.156            1.304               --
                                                     2003        1.000            1.156               --

  Travelers Pioneer Fund Subaccount (5/03).........  2006        1.258            1.330               --
                                                     2005        1.218            1.258           14,943
                                                     2004        1.125            1.218               --
                                                     2003        1.000            1.125               --

  Travelers Pioneer Mid Cap Value Subaccount
  (5/05)...........................................  2006        1.080            1.133               --
                                                     2005        1.000            1.080           16,278

                                                                                             NUMBER OF UNITS
                                                             UNIT VALUE AT    UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                       YEAR  BEGINNING OF YEAR   END OF YEAR     END OF YEAR
--------------                                       ----  -----------------  -------------  ---------------


  Travelers Strategic Equity Subaccount (5/01).....  2006        1.190            1.238               --
                                                     2005        1.197            1.190            6,375
                                                     2004        1.114            1.197               --
                                                     2003        1.000            1.114               --

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)................................  2006        1.134            1.302               --
                                                     2005        1.000            1.134           21,947

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)................................  2006        1.100            1.258               --
                                                     2005        1.000            1.100            5,912

  Travelers U.S. Government Securities Subaccount
  (8/98)...........................................  2006        1.076            1.034               --
                                                     2005        1.058            1.076          125,818
                                                     2004        1.023            1.058               --
                                                     2003        1.000            1.023               --

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).......................................  2006        1.214            1.214            7,008
                                                     2005        1.157            1.214            8,437
                                                     2004        1.112            1.157               --
                                                     2003        1.000            1.112               --

Variable Insurance Products Fund
  VIP Mid Cap Subaccount (Service Class 2) (5/01)..  2006        1.670            1.829           77,448
                                                     2005        1.452            1.670           94,822
                                                     2004        1.195            1.452               --
                                                     2003        1.000            1.195               --

Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98)...............................  2006        1.545            1.742               --
                                                     2005        1.361            1.545               --
                                                     2004        1.196            1.361               --
                                                     2003        1.000            1.196               --





---------
* We are currently waiving a portion of the Mortality and Expense Risk charge for this Subaccount. Please see "Fee Table -- Annual Separate Account Charges" for more information.

The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2006.

Number of Units Outstanding at End of Year may include units for Contract Owners in payout phase, where appropriate.

If an accumulation unit value has no assets and units across all sub-accounts within the Separate Account, and has had no assets and units for the history displayed on the Condensed Financial Information in the past, then it may not be displayed.

Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2006, are displayed below. Please see Appendix C for more information on Variable Funding Option name changes, mergers and substitutions.

Effective on or about 02/25/2005, The Travelers Series Trust-MFS Emerging Growth Portfolio merged into The Travelers Series Trust-MFS Mid Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, AIM Variable Insurance Fund-AIM V.I. Premier Equity Fund merged into AIM Variable Insurance Fund-AIM V.I. Core Equity Fund and is no longer available as a funding option.

Effective on or about 05/01/2006, Alliance Bernstein Variable Products Series Fund-AllianceBernstein Growth and Income Portfolio was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Alliance Bernstein Variable Products Series Fund-AllianceBernstein Large Cap Growth Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Capital Appreciation Fund merged into Met Investors Series Trust-Janus Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Franklin Templeton Variable Insurance Products Trust-Mutual Shares Securities Fund was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Janus Aspen Series-Janus Aspen Series Growth and Income Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-AIM Capital Appreciation Portfolio merged into Met Investors Series Trust-MET/AIM Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Disciplined Mid Cap Stock Portfolio merged into Met Investors Series Trust-Batterymarch Mid-Cap Stock Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Equity Income Portfolio merged into Metropolitan Series Fund, Inc.-FI Value Leaders Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated High Yield Portfolio merged into Met Investors Series Trust-Federated High Yield Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Large Cap Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Mercury Large Cap Core Portfolio merged into Met Investors Series Trust-Mercury Large-Cap Core Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Mid Cap Growth Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Total Return Portfolio merged into Metropolitan Series Fund, Inc.-MFS(R) Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Value Portfolio merged into Met Investors Series Trust-MFS(R) Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Mondrian International Stock Portfolio merged into Met Investors Series Trust-Harris Oakmark International Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Pioneer Fund Portfolio merged into Met Investors Series Trust-Pioneer Fund Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Pioneer Mid-Cap Value Portfolio merged into Met Investors Series Trust-Pioneer Mid-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Strategic Equity Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Style Focus Series:
Small Cap Growth Portfolio merged into Met Investors Series Trust-MET/AIM Small Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Style Focus Series:
Small Cap Value Portfolio merged into Met Investors Series Trust-Dreman Small-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Travelers Managed Income Portfolio merged into Metropolitan Series Fund, Inc..-BlackRock Bond Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-U.S. Government Securities Portfolio merged into Metropolitan Series Fund, Inc.-Western Asset Management U.S. Government Portfolio and is no longer available as a funding option.

Effective on or about 11/13/2006, Lazard Retirement Series, Inc.-Lazard Retirement Small Cap Portfolio was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

                                   APPENDIX C

--------------------------------------------------------------------------------

                ADDITIONAL INFORMATION REGARDING UNDERLYING FUNDS

Certain Underlying Funds were subject to a merger, substitution or other changes. The chart below identifies the former name and new name of each of these Underlying Funds, and, where applicable, the former name and new name of the trust of which the Underlying Fund is part.

UNDERLYING FUND NAME CHANGES


                 FORMER NAME                                      NEW NAME
---------------------------------------------  ---------------------------------------------


MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  Janus Capital Appreciation Portfolio         Janus Forty Portfolio
MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  Lord Abbett Growth Opportunities Portfolio   Van Kampen Mid-Cap Growth Portfolio
MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  Federated High Yield Portfolio               BlackRock High Yield Portfolio
MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  Mercury Large Cap Core Portfolio             BlackRock Large-Cap Core Portfolio
LEGG MASON PARTNERS VARIABLE PORTFOLIOS I,     LEGG MASON PARTNERS VARIABLE PORTFOLIOS I,
  INC.                                           INC.
  Legg Mason Partners Variable High Yield      Legg Mason Partners Variable Global High
     Bond Portfolio                                 Yield Bond Portfolio


UNDERLYING FUND MERGERS/REORGANIZATIONS
The following former Underlying Funds were merged with and into the new Underlying Funds and/or were reorganized into a new trust.


         FORMER UNDERLYING FUND/TRUST                    NEW UNDERLYING FUND/TRUST
---------------------------------------------  ---------------------------------------------


LEGG MASON PARTNERS INVESTMENT SERIES          LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Dividend        Legg Mason Partners Variable Dividend
     Strategy Portfolio                             Strategy Portfolio
LEGG MASON PARTNERS VARIABLE PORTFOLIOS I,     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  INC.
  Legg Mason Partners Variable All Cap         Legg Mason Partners Variable Fundamental
     Portfolio -- Class I                           Value Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS I,     LEGG MASON PARTNERS VARIABLE INCOME TRUST
  INC.
  Legg Mason Partners Variable Global High     Legg Mason Partners Variable Global High
     Yield Bond Portfolio -- Class I                Yield Bond Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS I,     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  INC.
  Legg Mason Partners Variable Investors       Legg Mason Partners Variable Investors
     Portfolio -- Class I                           Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS I,     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  INC.
  Legg Mason Partners Variable Small Cap       Legg Mason Partners Variable Small Cap Growth
     Growth Portfolio -- Class I                    Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS II     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Appreciation    Legg Mason Partners Variable Appreciation
     Portfolio                                      Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS II     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Fundamental     Legg Mason Partners Variable Fundamental
     Value Portfolio                                Value Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE INCOME TRUST
  INC.
  Legg Mason Partners Variable Adjustable      Legg Mason Partners Variable Adjustable Rate
     Rate Income Portfolio                          Income Portfolio
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  INC.
  Legg Mason Partners Variable Aggressive      Legg Mason Partners Variable Aggressive
     Growth Portfolio                               Growth Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE INCOME TRUST
  INC.
  Legg Mason Partners Variable High Income     Legg Mason Partners Variable High Income
     Portfolio                                      Portfolio

         FORMER UNDERLYING FUND/TRUST                    NEW UNDERLYING FUND/TRUST
---------------------------------------------  ---------------------------------------------

LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  INC.
  Legg Mason Partners Variable Large Cap       Legg Mason Partners Variable Large Cap Growth
     Growth Portfolio                               Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  INC.
  Legg Mason Partners Variable Mid Cap Core    Legg Mason Partners Variable Mid Cap Core
     Portfolio                                      Portfolio -- Class I
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III,   LEGG MASON PARTNERS VARIABLE INCOME TRUST
  INC.
  Legg Mason Partners Variable Money Market    Legg Mason Partners Variable Money Market
     Portfolio                                      Portfolio
LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Multiple        Legg Mason Partners Variable Multiple
     Discipline Portfolio -- All Cap Growth         Discipline Portfolio -- All Cap Growth
     and Value                                      and Value
LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Multiple        Legg Mason Partners Variable Multiple
     Discipline Portfolio -- Global All Cap         Discipline Portfolio -- Global All Cap
     Growth and Value                               Growth and Value
LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV     LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Multiple        Legg Mason Partners Variable Multiple
     Discipline Portfolio -- Large Cap Growth       Discipline Portfolio -- Large Cap Growth
     and Value                                      and Value
LEGG MASON PARTNERS VARIABLE PORTFOLIOS V      LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Small Cap       Legg Mason Partners Variable Small Cap Growth
     Growth Opportunities Portfolio                 Portfolio -- Class I
MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  Pioneer Mid-Cap Value Portfolio -- Class A   Lazard Mid-Cap Portfolio -- Class B


UNDERLYING FUND SUBSTITUTIONS
The following new Underlying Funds were substituted for the former Underlying Funds.


            FORMER UNDERLYING FUND                          NEW UNDERLYING FUND
---------------------------------------------  ---------------------------------------------


AIM VARIABLE INSURANCE FUNDS                   METROPOLITAN SERIES FUND, INC.
  AIM V.I. Core Equity Fund -- Series I        Capital Guardian U.S. Equity
                                                    Portfolio -- Class A
CREDIT SUISSE TRUST                            MET INVESTORS SERIES TRUST
  Credit Suisse Trust Emerging Markets         MFS(R) Emerging Markets Equity
     Portfolio                                      Portfolio -- Class A
DELAWARE VIP TRUST                             MET INVESTORS SERIES TRUST
  Delaware VIP REIT Series -- Standard Class   Neuberger Berman Real Estate
                                                    Portfolio -- Class A
LAZARD RETIREMENT SERIES, INC.                 MET INVESTORS SERIES TRUST
  Lazard Retirement Small Cap                  Third Avenue Small Cap Value
     Portfolio -- Service Shares                    Portfolio -- Class B
LORD ABBETT SERIES FUND, INC.                  MET INVESTORS SERIES TRUST
  Lord Abbett Series Growth and Income         Lord Abbett Growth and Income
     Portfolio -- Class VC                          Portfolio -- Class B
LORD ABBETT SERIES FUND, INC.                  MET INVESTORS SERIES TRUST
  Lord Abbett Series Mid Cap Value             Lord Abbett Mid-Cap Value Portfolio -- Class
     Portfolio -- Class VC                          B
PIMCO VARIABLE INSURANCE TRUST                 MET INVESTORS SERIES TRUST
  Real Return Portfolio -- Administrative      PIMCO Inflation Protected Bond
     Class                                          Portfolio -- Class A
PUTNAM VARIABLE TRUST                          MET INVESTORS SERIES TRUST
  Putnam VT International Equity               MFS(R) Research International
     Fund -- Class IB                               Portfolio -- Class B
PUTNAM VARIABLE TRUST                          MET INVESTORS SERIES TRUST
  Putnam VT Small Cap Value Fund -- Class IB   Third Avenue Small Cap Value
                                                    Portfolio -- Class B


UNDERLYING FUND SHARE CLASS EXCHANGE
The following former Underlying Fund share class was exchanged into the new Underlying Fund share class.


      FORMER UNDERLYING FUND SHARE CLASS              NEW UNDERLYING FUND SHARE CLASS
---------------------------------------------  ---------------------------------------------


MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  BlackRock Large-Cap Core Portfolio -- Class  BlackRock Large-Cap Core Portfolio -- Class E
     A

                                   APPENDIX D

--------------------------------------------------------------------------------

               CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information contains more specific information and financial statements relating to the Separate Account and MetLife Insurance Company of Connecticut or MetLife Life and Annuity Company of Connecticut. A list of the contents of the Statement of Additional Information is set forth below:

                     The Insurance Company
                     Principal Underwriter
                     Distribution and Principal Underwriting Agreement Valuation of Assets
                     Federal Tax Considerations
                     Independent Registered Public Accounting Firm Condensed Financial Information
                     Financial Statements

--------------------------------------------------------------------------------

Copies of the Statement of Additional Information dated April 30, 2007 are available without charge. To request a copy, please clip this coupon on the line above, enter your name and address in the spaces provided below, and mail to MetLife Insurance Company of Connecticut/MetLife Life and Annuity Company of Connecticut, One Cityplace, 185 Asylum Street, 3CP, Hartford, Connecticut 06103-3415. For the MetLife Insurance Company of Connecticut Statement of Additional Information please request MIC-Book-20, and for the MetLife Life and Annuity Company of Connecticut Statement of Additional Information please request MLAC-Book-20.

Name: -------------------------------------------------

Address: ----------------------------------------------

CHECK BOX:

[ ] MIC-Book-20

[ ] MLAC-Book-20

                               MARQUIS PORTFOLIOS

                       STATEMENT OF ADDITIONAL INFORMATION

                                      DATED

                                DECEMBER 7, 2007

                                       FOR

           METLIFE OF CT SEPARATE ACCOUNT TM II FOR VARIABLE ANNUITIES

                                    ISSUED BY

                    METLIFE INSURANCE COMPANY OF CONNECTICUT

This Statement of Additional Information ("SAI") contains information in addition to the information described in the Prospectus for the variable annuity contracts (the "Contracts") offered by MetLife Insurance Company of Connecticut (the "Company", "we" or "our"). Effective December 7, 2007, Contracts formerly issued by MetLife Life and Annuity Company of Connecticut ("MLAC") have become Contracts of the Company as a result of the merger of MLAC with and into the Company with the Company as the surviving company.

This SAI is not a prospectus but relates to, and should be read in conjunction with the Prospectus dated April 30, 2007, as supplemented on December 7, 2007. A copy of the Individual Variable Annuity Contract Prospectus may be obtained by writing to MetLife Insurance Company of Connecticut, Annuity Investor Services, One Cityplace, Hartford, Connecticut 06103-3415 or by accessing the Securities and Exchange Commission's website at http://www.sec.gov.

                                TABLE OF CONTENTS

                                                                                   ITEM
                                                                                   ----
THE INSURANCE COMPANY...........................................................      2
PRINCIPAL UNDERWRITER...........................................................      2
DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT...............................      2
VALUATION OF ASSETS.............................................................      3
FEDERAL TAX CONSIDERATIONS......................................................      5
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...................................      9
CONDENSED FINANCIAL INFORMATION.................................................     10
FINANCIAL STATEMENTS............................................................      1

                              THE INSURANCE COMPANY

MetLife Insurance Company of Connecticut is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. The Company is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

Before December 7, 2007, all Contracts were issued by MLAC, a stock life insurance company chartered in 1973 in Connecticut. On December 7, 2007, MLAC, an indirect wholly-owned subsidiary of MetLife, Inc. and a direct wholly-owned subsidiary of the Company, merged with and into the Company. Upon consummation of the merger, MLAC's separate corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLAC, including the Separate Account and its assets. As a result of the merger, the Company also has become responsible for all of the MLAC's liabilities and obligations, including those created under Contracts initially issued by MLAC and outstanding on the date of the merger. Such Contracts have thereby become variable contracts funded by a separate account of the Company, and each Owner thereof has become a contract owner of the Company.

STATE REGULATION. The Company is subject to the laws of the state of Connecticut governing insurance companies and to regulation by the Insurance Commissioner of the state of Connecticut (the "Commissioner"). An annual statement covering the operations of the Company for the preceding year, as well as its financial condition as of December 31 of such year, must be filed with the Commissioner in a prescribed format on or before March 1 of each year. The Company's books and assets are subject to review or examination by the Commissioner or his agents at all times, and a full examination of its operations is conducted at least once every four years.

The Company is also subject to the insurance laws and regulations of all other states in which it is licensed to operate. However, the insurance departments of each of these states generally apply the laws of the home state (jurisdiction of domicile) in determining the field of permissible investments.

THE SEPARATE ACCOUNT. MetLife of CT Separate Account TM II for Variable Annuities (the "Separate Account") meets the definition of a separate account under the federal securities laws, and complies with the provisions of the 1940 Act. Additionally, the operations of the Separate Account are subject to the provisions of Section 38a-433 of the Connecticut General Statutes, which authorizes the Commissioner to adopt regulations under it. Section 38a-433 contains no restrictions on the investments of the Separate Account, and the Commissioner has adopted no regulations under the Section that affect the Separate Account. The Company holds title to the assets of the Separate Account. The assets are kept physically segregated and are held separate and apart from the Company's general corporate assets. Records are maintained of all purchases and redemptions of the Underlying Funds held in each of the Variable Funding Options.

                              PRINCIPAL UNDERWRITER

MetLife Investors Distribution Company ("MLIDC") serves as principal underwriter for the Separate Account and the Contracts. The offering is continuous. MLIDC's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, CA 92614. MLIDC is affiliated with the Company and the Separate Account.

                DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT

Information about the distribution of the Contracts is contained in the prospectus (see "Other Information -- Distribution of the Variable Annuity Contracts"). Additional information is provided below.

Under the terms of the Distribution and Principal Underwriting Agreement among the Separate Account, MLIDC and the Company, MLIDC acts as agent for the distribution of the Contracts and as principal underwriter for the Contracts. The Company reimburses MLIDC for certain sales and overhead expenses connected with sales functions.

The following table shows the amount of commissions paid to and the amount of commissions retained by the Distributor and Principal Underwriter over the past three years.

                            UNDERWRITING COMMISSIONS


                                                    UNDERWRITING COMMISSIONS PAID       AMOUNT OF UNDERWRITING
                                                      TO THE DISTRIBUTOR BY THE      COMMISSIONS RETAINED BY THE
YEAR                                                          COMPANY(+)                     DISTRIBUTOR
----                                                -----------------------------    ---------------------------
2006                                                         $ 62,664,479                         $0
                                                             ------------                         --
          2005                                               $ 90,942,874                         $0
                                                             ------------                         --
          2004                                               $104,087,148                         $0
                                                             ------------                         --



(+)MLAC merged with and into the Company on December 7, 2007. Underwriting commissions paid before that date were paid by MLAC.

The Company and MLIDC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDC pay separate, additional compensation to the broker-dealer firms for services the broker-dealer firms provide in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer firms, the hiring and training of the broker-dealer firms' sales personnel, the sponsoring of conferences and seminars by the broker-dealer firms, or general marketing services performed by the broker-dealer firms. The broker-dealer firms may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contract, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firms or based on the length of time that a Contract owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firms and their registered representatives to favor the Company's products. The amount of additional compensation (non-commission amounts) paid to selected broker-dealer firms during 2006 ranged from $2,289 to $5,893,669. The amount of commissions paid to selected broker-dealer firms during 2006 ranged from $650,170 to $26,200,094. The amount of total compensation (includes non-commission as well as commission amounts) paid to selected broker-dealer firms during 2006 ranged from $652,459 to $32,093,763.

The following list sets forth the names of broker-dealer firms that have entered into preferred distribution arrangements with the Company and MLIDC under which the broker-dealer firms received additional compensation in 2006 in connection with the sale of our variable annuity contracts, variable life policies and other insurance products (including the Contracts). The broker-dealer firms are listed in alphabetical order:

Citicorp Investment Services
Citigroup Global Markets Inc. (d/b/a Smith Barney)
DWS Scudder Distributors, Inc.
Merrill Lynch, Pierce, Fenner & Smith, Incorporated
Morgan Stanley DW, Inc.
PFS Investments, Inc. (d/b/a Primerica)
Pioneer Funds Distributor, Inc.
Tower Square Securities, Inc.

There are other broker-dealer firms who receive compensation for servicing our contracts, and the account value of the contracts or the amount of added purchase payments received may be included in determining their additional compensation, if any.

                               VALUATION OF ASSETS

FUNDING OPTIONS. The value of the assets of each Funding Option is determined at 4:00 p.m. eastern time on each business day, unless we need to close earlier due to an emergency. A business day is any day the New York Stock

Exchange is open. It is expected that the Exchange will be closed on Saturdays and Sundays and on the observed holidays of New Year's Day, Martin Luther King, Jr. Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Each security traded on a national securities exchange is valued at the last reported sale price on the business day. If there has been no sale on that day, then the value of the security is taken to be the mean between the reported bid and asked prices on the business day or on the basis of quotations received from a reputable broker or any other recognized source.

THE CONTRACT VALUE. The value of an Accumulation Unit on any business day is determined by multiplying the value on the preceding business day by the net investment factor for the valuation period just ended. The net investment factor is used to measure the investment performance of a Funding Option from one valuation period to the next. The net investment factor for a Funding Option for any valuation period is equal to the sum of 1.000000 plus the net investment rate (the gross investment rate less any applicable Funding Option deductions during the valuation period relating to the mortality and expense risk charge and the administrative expense charge). The gross investment rate of a Funding Option is equal to (a) minus (b), divided by (c) where:

        (a) = investment income plus capital gains and losses (whether realized or unrealized);

        (b)  = any deduction for applicable taxes (presently zero); and

        (c) = the value of the assets of the funding option at the beginning of the valuation period.

The gross investment rate may be either positive or negative. A Funding Option's investment income includes any distribution whose ex-dividend date occurs during the valuation period.

ACCUMULATION UNIT VALUE. The value of the Accumulation Unit for each Funding Option was initially established at $1.00. The value of an Accumulation Unit on any business day is determined by multiplying the value on the preceding business day by the net investment factor for the valuation period just ended. The net investment factor is calculated for each Funding Option and takes into account the investment performance, expenses and the deduction of certain expenses.

ANNUITY UNIT VALUE. The initial Annuity Unit value applicable to each Funding Option was established at $1.00. An Annuity Unit value as of any business day is equal to (a) the value of the Annuity Unit on the preceding business day, multiplied by (b) the corresponding net investment factor for the business day just ended, divided by (c) the assumed net investment factor for the valuation period. (For example, the assumed net investment factor based on an annual assumed net investment rate of 3.0% for a valuation period of one day is
1.000081 and, for a period of two days, is 1.000081 x 1.000081.)

CALCULATION OF MONEY MARKET YIELD

From time to time, we may quote in advertisements and sales literature the adjusted and unadjusted effective yield for a money market Subaccount for a 7-day period, as described below. On a Contract-specific basis, the effective yield is computed at each month-end according to the following formula:

        Effective Yield = ((Base Return + 1) to the power of (365 / 7)) - 1

Where:

Base Return = (AUV Change -- Contract Charge Adjustment) / Prior AUV.

AUV Change = Current AUV -- Prior AUV.

Contract Charge Adjustment = Average AUV * Period Charge.

Average AUV = (Current AUV + Prior AUV) / 2.

Period Charge = Annual Contract Fee * (7/365).

Prior AUV = Unit value as of 7 days prior.

Current AUV = Unit value as of the reporting period (last day of the month).

We may also quote the effective yield of a money market Subaccount for the same 7-day period, determined on an unadjusted basis (which does not deduct Contract-level charges), according to the same formula but where:

Base Return = AUV Change / Prior AUV

Because of the charges and deductions imposed under the Contract, the yield for the Subaccount will be lower than the yield for the corresponding Underlying Fund. The yields on amounts held in the Subaccount normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The actual yield for the Subaccount is affected by changes in interest rates on money market securities, average portfolio maturity of the Underlying Fund, the types and qualities of portfolio securities held by the Underlying Fund, and the Underlying Fund's operating expenses. Yields on amounts held in the Subaccount may also be presented for periods other than a 7-day period.

                           FEDERAL TAX CONSIDERATIONS

The following description of the federal income tax consequences under this Contract is general in nature and is therefore not exhaustive and is not intended to cover all situations. Because of the complexity of the law and the fact that the tax results will vary according to the factual status of the individual involved, a person contemplating purchase of an annuity contract and by a Contract Owner or beneficiary who may make elections under a Contract should consult with a qualified tax or legal adviser.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS

Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the later of calendar year in which a participant under a qualified plan or a Section 403(b) annuity attains age 70 1/2 or retires. Minimum annual distributions under an IRA must begin by April 1(st) of the calendar year in which the Contract Owner attains 70 1/2 regardless of when he or she retires. Distributions must also begin or be continued according to the minimum distribution rules under the Code following the death of the Contract Owner or the annuitant. You should note that the U.S. Treasury recently issued regulations clarifying the operation of the required minimum distribution rules.

NONQUALIFIED ANNUITY CONTRACTS

Individuals may purchase tax-deferred annuities without any contribution limits. The purchase payments receive no tax benefit, deduction or deferral, but taxes on the increases in the value of the contract are generally deferred until distribution and transfers between the various investment options are not subject to tax. Generally, if an annuity contract is owned by other than an individual (or an entity such as a trust or other "look-through" entity which owns for an individual's benefit), the owner will be taxed each year on the increase in the value of the contract. An exception applies for purchase payments made before March 1, 1986. The benefits of tax deferral of income earned under a non-qualified annuity should be compared with the relative federal tax rates on income from other types of investments (dividends and capital gains, taxable at 15% or less) relative to the ordinary income treatment received on annuity income and interest received on fixed instruments (notes, bonds, etc.).

If two or more annuity contracts are purchased from the same insurer within the same calendar year, such annuity contract will be aggregated for federal income tax purposes. As a result, distributions from any of them will be taxed based upon the amount of income in all of the same calendar year series of annuities. This will generally have the effect of causing taxes to be paid sooner on the deferred gain in the contracts.

Those receiving partial distributions made before the maturity date will generally be taxed on an income-first basis to the extent of income in the contract. If you are exchanging another annuity contract for this annuity, certain pre-August 14, 1982 deposits into an annuity contract that have been placed in the contract by means of a tax-deferred exchange under Section 1035 of the Code may be withdrawn first without income tax liability. This information on deposits must be provided to the Company by the other insurance company at the time of the exchange. There is income in the contract generally to the extent the cash value exceeds the investment in the contract. The investment in the contract is equal to the amount of premiums paid less any amount received previously which was excludable from gross income. Any direct or indirect borrowing against the value of the contract or pledging of the contract as security for a loan will be treated as a cash distribution under the tax law.

In order to be treated as an annuity contract for federal income tax purposes,
Section 72(s) of the Code requires any non-qualified contract to contain certain provisions specifying how your interest in the contract will be distributed in the event of the death of an owner of the contract. Specifically, Section 72(s) requires that (a) if an owner dies on or after the annuity starting date, but prior to the time the entire interest in the contract has been distributed, the entire interest in the contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such owner's death; and
(b) if any owner dies prior to the annuity starting date, the entire interest in the contract will be distributed within five years after the date of such owner's death. These requirements will be considered satisfied as to any portion of an owner's interest which is payable to or for the benefit of a designated beneficiary and which is distributed over the life of such designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of the owner's death. The designated beneficiary refers to a natural person designated by the owner as a beneficiary and to whom ownership of the contract passes by reason of death. However, if the designated beneficiary is the surviving spouse of the deceased owner, the contract may be continued with the surviving spouse as the successor-owner. Contracts will be administered by the Company in accordance with these rules and the Company will make a notification when payments should be commenced. Special rules apply regarding distribution requirements when an annuity is owned by a trust or other entity for the benefit of one or more individuals.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding the applicable limit for the taxable year, an individual may make contributions, which in some cases may be deductible, to an individual retirement annuity (IRA). The applicable limit is $4,000 for calendar year 2007, $5,000 for 2008, and may be indexed for inflation in future years. Additional "catch-up" contributions may be made to an IRA by individuals age 50 or over. There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and based on their participation in a retirement plan. If an individual is married and the spouse does not have earned income, the individual may establish IRAs for the individual and spouse. Purchase payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit based on the individual limits outlined above.

The Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA with an annual employer contribution limit of up to $45,000 for each participant. The Internal Revenue Services has not reviewed the contract for qualifications as an IRA, and has not addressed in a ruling of general applicability whether a death benefit provision such as the optional enhanced death benefit in the contract comports with IRA qualification requirements.

SIMPLE PLAN IRA FORM

Employers may establish a savings incentive match plan for employees ("SIMPLE plan") under which employees can make elective salary reduction contributions to an IRA based on a percentage of compensation of up to the applicable limit for the taxable year. The applicable limit is $10,500 in 2007 (which may be indexed for inflation for future years). (Alternatively, the employer can establish a SIMPLE cash or deferred arrangement under IRS Section 401(k)). Under a SIMPLE plan IRA, the employer must either make a matching contribution or a nonelective contribution based on the prescribed formulas for all eligible employees. Early withdrawals are subject to the 10% early withdrawal penalty generally applicable to IRAs, except that an early withdrawal by an employee under a SIMPLE plan IRA, within the first two years of participation, shall be subject to a 25% early withdrawal tax.

ROTH IRAS

Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations (similar to the annual limits for the traditional IRA's), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of a "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to any Roth IRA of the individual.

QUALIFIED PENSION AND PROFIT-SHARING PLANS

Like most other contributions made under a qualified pension or profit-sharing plan, purchase payments made by an employer are not currently taxable to the participant and increases in the value of a contract are not subject to taxation until received by a participant or beneficiary.

Distributions are generally taxable to the participant or beneficiary as ordinary income in the year of receipt. Any distribution that is considered the participant's "investment in the contract" is treated as a return of capital and is not taxable. Under a qualified plan, the investment in the contract may be zero.

The annual limits that apply to the amounts that may be contributed to a defined contribution plan for 2007 is $45,000. The limit on employee salary reduction deferrals (commonly referred to as "401(k) contributions") is $15,500 in 2007. The annual limit may be indexed for inflation in future years. Additional "catch-up contributions" may be made by individuals age 50 or over.

Amounts attributable to salary reduction contributions under Code Section 401(k) and income thereon may not be withdrawn prior to severance from employment, death, total and permanent disability, attainment of age 59 1/2, or in the case of hardship.

SECTION 403(B) PLANS

Under Code section 403(b), payments made by public school systems and certain tax exempt organizations to purchase annuity contracts for their employees are excludable from the gross income of the employee, subject to certain limitations. However, these payments may be subject to FICA (Social Security) taxes. A qualified contract issued as a tax-sheltered annuity under section 403(b) will be amended as necessary to conform to the requirements of the Code. The annual limits under Code Section 403(b) for employee salary reduction deferrals are increased under the same rules applicable to 401(k) plans ($15,500 in 2007).

Code section 403(b)(11) restricts this distribution under Code section 403(b) annuity contracts of: (1) elective contributions made in years beginning after December 31, 1998; (2) earnings on those contributions; and (3) earnings in such years on amounts held as of the close of the last year beginning before January 1, 1989. Distribution of those amounts may only occur upon death of the employee, attainment of age 59 1/2, separation from service, disability, or financial hardship. In addition, income attributable to elective contributions may not be distributed in the case of hardship.

FEDERAL INCOME TAX WITHHOLDING

The portion of a distribution, which is taxable income to the recipient, will be subject to federal income tax withholding as follows:

1. ELIGIBLE ROLLOVER DISTRIBUTION FROM SECTION 403(B) PLANS OR ARRANGEMENTS, FROM QUALIFIED PENSION AND PROFIT-SHARING PLANS, OR FROM 457 PLANS SPONSORED BY GOVERNMENTAL ENTITIES

There is a mandatory 20% tax withholding for plan distributions that are eligible for rollover to an IRA or to another qualified retirement plan (including a 457 plan sponsored by a governmental entity) but that are not directly rolled over. A distribution made directly to a participant or beneficiary may avoid this result if:

     (a) a periodic settlement distribution is elected based upon a life or life expectancy calculation, or

     (b) a term-for-years settlement distribution is elected for a period of ten years or more, payable at least annually, or

     (c) a minimum required distribution as defined under the tax law is taken after the attainment of the age of 70 1/2 or as otherwise required by law, or

     (d)  the distribution is a hardship distribution.

A distribution including a rollover that is not a direct rollover will be subject to the 20% withholding, and the 10% additional tax penalty on premature withdrawals may apply to any amount not added back in the rollover. The 20% withholding may be recovered when the participant or beneficiary files a personal income tax return for the year if a rollover was completed within 60 days of receipt of the funds, except to the extent that the participant or spousal beneficiary is otherwise underwithheld or short on estimated taxes for that year.

2.   OTHER NON-PERIODIC DISTRIBUTIONS (FULL OR PARTIAL REDEMPTIONS)

To the extent not subject to 20% mandatory withholding as described in 1. above, the portion of a non-periodic distribution, which constitutes taxable income, will be subject to federal income tax withholding, if the aggregate distributions exceed $200 for the year, unless the recipient elects not to have taxes withheld. If no such election is made, 10% of the taxable portion of the distribution will be withheld as federal income tax; provided that the recipient may elect any other percentage. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

3. PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE YEAR)

The portion of a periodic distribution, which constitutes taxable income, will be subject to federal income tax withholding under the wage withholding tables as if the recipient were married claiming three exemptions. A recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

Recipients who elect not to have withholding made are liable for payment of federal income tax on the taxable portion of the distribution. Recipients may also be subject to penalties under the estimated tax payment rules if withholding and estimated tax payments are not sufficient to cover tax liabilities.

Recipients who do not provide a social security number or other taxpayer identification number will not be permitted to elect out of withholding. Additionally, U.S. citizens residing outside of the country, or U.S. legal residents temporarily residing outside the country, are subject to different withholding rules and generally cannot elect out of withholding.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of MetLife of CT Separate Account TM II for Variable Annuities (formerly, The Travelers Separate Account TM II for Variable Annuities) and the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut ("MetLife Connecticut") (formerly known as "The Travelers Insurance Company") and its subsidiaries (collectively the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a Transfer Agreement entered into on October 11, 2006 between MetLife Connecticut and MetLife Investors Group, Inc. ("MLIG"), both subsidiaries of MetLife, Inc. ("MetLife"), pursuant to which MetLife Connecticut acquired all of the stock of MetLife Investors USA Insurance Company ("MLI-USA") from MLIG. As the transaction was between entities under common control, the transaction was recorded and accounted for in a manner similar to a pooling-of-interests from July 1, 2005 (the "Acquisition Date"); further, as MLI-USA has been controlled by MetLife for longer than MetLife Connecticut, all amounts reported for periods prior to the Acquisition Date are those of MLI-USA) included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is 201 East Kennedy Boulevard, Suite 1200, Tampa, FL 33602-5827.

                         CONDENSED FINANCIAL INFORMATION

--------------------------------------------------------------------------------

The following tables provide the Accumulation Unit Values information for the MID-RANGE combinations of separate account charges. The Accumulation Unit Value information for the minimum separate account charge and the maximum variable account charge are contained in the Prospectus.

                         SEPARATE ACCOUNT CHARGES 1.85%


                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2006      1.000          1.078            733,525

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01).............................................  2006      0.799          0.838                 --
                                                       2005      0.770          0.799          1,025,487
                                                       2004      0.742          0.770          1,205,734
                                                       2003      0.604          0.742          1,279,434
                                                       2002      0.882          0.604          1,518,451
                                                       2001      1.000          0.882          1,062,490

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01)...................................  2006      1.025          1.070                 --
                                                       2005      0.998          1.025          6,021,327
                                                       2004      0.914          0.998          6,441,697
                                                       2003      0.704          0.914          7,361,827
                                                       2002      0.923          0.704          8,287,863
                                                       2001      1.000          0.923          7,670,884

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01)...................................  2006      0.841          0.820                 --
                                                       2005      0.746          0.841          4,113,722
                                                       2004      0.701          0.746          4,503,692
                                                       2003      0.579          0.701          4,857,063
                                                       2002      0.853          0.579          4,351,369
                                                       2001      1.000          0.853          3,677,961

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2006      1.612          1.905          2,475,904
                                                       2005      1.439          1.612          2,331,450
                                                       2004      1.292          1.439          2,010,266
                                                       2003      1.000          1.292            708,259

  American Funds Growth Subaccount (Class 2) (5/03)..  2006      1.568          1.696          7,636,501
                                                       2005      1.374          1.568          6,804,067
                                                       2004      1.244          1.374          4,723,786
                                                       2003      1.000          1.244          3,148,822

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2006      1.406          1.591          9,591,390
                                                       2005      1.354          1.406          9,645,855
                                                       2004      1.249          1.354         10,097,666
                                                       2003      1.000          1.249          4,005,985

Capital Appreciation Fund
  Capital Appreciation Fund (5/05)...................  2006      1.143          1.130                 --
                                                       2005      1.000          1.143             45,018

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98).............................................  2006      1.677          2.181          1,591,185
                                                       2005      1.335          1.677          2,052,928
                                                       2004      1.088          1.335          2,774,390
                                                       2003      0.776          1.088          3,330,265
                                                       2002      0.894          0.776          3,970,002
                                                       2001      1.008          0.894          4,949,889
                                                       2000      1.500          1.008          4,720,783
                                                       1999      0.842          1.500          1,775,067
                                                       1998      1.000          0.842            436,823

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98).............................................  2006      2.309          3.007          3,668,124
                                                       2005      2.195          2.309          4,904,823
                                                       2004      1.702          2.195          5,606,308
                                                       2003      1.293          1.702          6,192,784
                                                       2002      1.260          1.293          6,868,037
                                                       2001      1.180          1.260          6,779,937
                                                       2000      0.915          1.180          6,376,352
                                                       1999      0.957          0.915          2,774,241
                                                       1998      1.000          0.957            737,088

  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98).....................................  2006      1.978          2.256          4,091,664
                                                       2005      1.841          1.978          5,491,112
                                                       2004      1.544          1.841          6,456,759
                                                       2003      1.108          1.544          6,579,045
                                                       2002      1.195          1.108          6,021,239
                                                       2001      1.089          1.195          6,081,503
                                                       2000      0.938          1.089          4,013,761
                                                       1999      1.005          0.938          1,995,812
                                                       1998      1.000          1.005            945,867

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98).....................................  2006      1.053          1.204          7,469,225
                                                       2005      1.028          1.053          9,699,620
                                                       2004      0.997          1.028         10,945,906
                                                       2003      0.838          0.997         11,883,486
                                                       2002      1.025          0.838         12,274,774
                                                       2001      1.151          1.025         13,580,072
                                                       2000      1.180          1.151         12,695,129
                                                       1999      1.079          1.180          7,731,002
                                                       1998      1.000          1.079          2,235,635

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (9/98).....................................  2006      1.432          1.459          4,281,732
                                                       2005      1.379          1.432          5,377,034
                                                       2004      1.262          1.379          6,088,968
                                                       2003      0.976          1.262          7,293,805
                                                       2002      1.229          0.976          8,561,232
                                                       2001      1.334          1.229          9,825,253
                                                       2000      1.199          1.334          8,753,265
                                                       1999      0.992          1.199          5,202,767
                                                       1998      1.000          0.992          1,337,518

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).......................  2006      1.327          1.416          5,189,264
                                                       2005      1.290          1.327          6,838,627
                                                       2004      1.179          1.290          7,816,873
                                                       2003      0.875          1.179          9,501,811
                                                       2002      1.250          0.875         10,117,213
                                                       2001      1.502          1.250         10,681,241
                                                       2000      1.833          1.502          9,307,455
                                                       1999      1.071          1.833          4,408,346
                                                       1998      1.000          1.071          1,065,535

  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.242          1.443                 --
                                                       2005      1.144          1.242          3,930,459
                                                       2004      1.035          1.144          4,399,835
                                                       2003      0.842          1.035          2,571,733
                                                       2002      1.000          0.842            896,271

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (11/98).......................  2006      2.079          2.614          3,088,484
                                                       2005      1.662          2.079          3,688,681
                                                       2004      1.357          1.662          3,945,651
                                                       2003      0.904          1.357          4,128,753
                                                       2002      0.922          0.904          4,507,614
                                                       2001      1.022          0.922          4,978,515
                                                       2000      1.532          1.022          4,122,143
                                                       1999      1.018          1.532          2,458,389
                                                       1998      1.000          1.018            495,430

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98)...................................  2006      1.165          1.389         15,161,352
                                                       2005      1.077          1.165         16,994,875
                                                       2004      0.925          1.077         17,004,663
                                                       2003      0.713          0.925         16,455,099
                                                       2002      0.892          0.713         17,138,713
                                                       2001      1.082          0.892         17,300,315
                                                       2000      1.129          1.082         13,874,626
                                                       1999      0.933          1.129          7,581,668
                                                       1998      1.000          0.933          2,007,980

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00).....................................  2006      0.806          0.861                 --
                                                       2005      0.732          0.806          4,387,171
                                                       2004      0.668          0.732          5,334,168
                                                       2003      0.551          0.668          6,834,833
                                                       2002      0.717          0.551          7,599,052
                                                       2001      0.846          0.717          8,832,282
                                                       2000      1.000          0.846          8,198,518

  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)............................  2006      0.858          1.235          7,300,746
                                                       2005      0.662          0.858         10,716,437
                                                       2004      0.568          0.662         14,068,344
                                                       2003      0.430          0.568         17,667,851
                                                       2002      0.590          0.430         21,263,036
                                                       2001      0.785          0.590         27,589,796
                                                       2000      1.000          0.785         21,255,376

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00).....................................  2006      0.484          0.538         10,938,703
                                                       2005      0.440          0.484         13,109,233
                                                       2004      0.372          0.440         16,718,474
                                                       2003      0.281          0.372         21,613,332
                                                       2002      0.398          0.281         25,550,416
                                                       2001      0.672          0.398         28,196,365
                                                       2000      1.000          0.672         18,095,927

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)......  2006      1.534          1.717                 --
                                                       2005      1.502          1.534            422,868
                                                       2004      1.332          1.502            324,291
                                                       2003      1.000          1.332            289,150

Legg Mason Partners Investment Series
  LMPIS Dividend Strategy Subaccount (5/02)..........  2006      0.970          1.123          1,098,298
                                                       2005      0.990          0.970          1,282,003
                                                       2004      0.976          0.990          1,060,160
                                                       2003      0.805          0.976            785,215
                                                       2002      1.000          0.805            343,455

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunties Subaccount
  (5/01).............................................  2006      1.120          1.242          1,377,760
                                                       2005      1.088          1.120          1,702,316
                                                       2004      0.958          1.088          2,109,921
                                                       2003      0.688          0.958          2,445,464
                                                       2002      0.942          0.688          2,500,836
                                                       2001      1.000          0.942          1,584,397

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).........  2006      1.026          1.190          3,679,285
                                                       2005      1.005          1.026          4,647,647
                                                       2004      0.945          1.005          6,208,964
                                                       2003      0.692          0.945          7,178,714
                                                       2002      0.941          0.692          7,212,548
                                                       2001      1.000          0.941          4,256,487

  LMPVPI Global High Yield Bond Subaccount (Class I)
  (11/05)............................................  2006      1.012          1.099            108,161
                                                       2005      1.000          1.012             11,523

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPI Investors Subaccount (Class I) (10/98)......  2006      1.344          1.560          9,460,878
                                                       2005      1.285          1.344         12,173,923
                                                       2004      1.186          1.285         15,594,387
                                                       2003      0.913          1.186         17,702,675
                                                       2002      1.209          0.913         19,992,017
                                                       2001      1.285          1.209         21,035,842
                                                       2000      1.135          1.285         10,865,957
                                                       1999      1.036          1.135          5,734,969
                                                       1998      1.000          1.036          1,268,600

  LMPVPI Small Cap Growth Subaccount (Class I)
  (11/05)............................................  2006      1.036          1.147            473,094
                                                       2005      1.010          1.036              4,212

Legg Mason Partners Variable Portfolios II
  LMPVPII Appreciation Subaccount (5/01).............  2006      1.014          1.143          6,875,424
                                                       2005      0.991          1.014          8,176,932
                                                       2004      0.928          0.991          8,668,819
                                                       2003      0.759          0.928          8,235,348
                                                       2002      0.937          0.759          7,251,517
                                                       2001      1.000          0.937          3,908,301

  LMPVPII Fundamental Value Subaccount (5/01)........  2006      1.055          1.209         10,436,619
                                                       2005      1.025          1.055         13,594,878
                                                       2004      0.965          1.025         17,091,780
                                                       2003      0.709          0.965         18,816,467
                                                       2002      0.918          0.709         21,108,224
                                                       2001      1.000          0.918         17,418,863

Legg Mason Partners Variable Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income Subaccount (5/04)..  2006      0.999          1.021            484,335
                                                       2005      0.994          0.999            622,614
                                                       2004      1.000          0.994            330,394

  LMPVPIII Aggressive Growth Subaccount (5/00).......  2006      0.991          1.058         17,401,946
                                                       2005      0.904          0.991         21,812,520
                                                       2004      0.837          0.904         26,675,247
                                                       2003      0.634          0.837         30,976,709
                                                       2002      0.959          0.634         30,374,545
                                                       2001      1.018          0.959         28,655,860
                                                       2000      1.000          1.018         10,356,572

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPIII High Income Subaccount (8/98).............  2006      1.058          1.153          9,077,307
                                                       2005      1.051          1.058         11,383,890
                                                       2004      0.969          1.051         13,656,084
                                                       2003      0.774          0.969         15,488,428
                                                       2002      0.815          0.774         18,451,057
                                                       2001      0.863          0.815         19,648,417
                                                       2000      0.956          0.863         17,017,132
                                                       1999      0.949          0.956         11,834,439
                                                       1998      1.000          0.949          2,336,688

  LMPVPIII Large Cap Growth Subaccount (8/98)........  2006      1.277          1.311         25,162,923
                                                       2005      1.236          1.277         31,164,392
                                                       2004      1.254          1.236         39,932,659
                                                       2003      0.866          1.254         42,999,110
                                                       2002      1.173          0.866         46,166,489
                                                       2001      1.366          1.173         51,569,359
                                                       2000      1.495          1.366         43,087,412
                                                       1999      1.164          1.495         22,901,699
                                                       1998      1.000          1.164          4,295,306

  LMPVPIII Mid Cap Core Subaccount (5/01)............  2006      1.090          1.228          4,585,111
                                                       2005      1.025          1.090          5,838,591
                                                       2004      0.946          1.025          6,921,765
                                                       2003      0.742          0.946          7,557,573
                                                       2002      0.935          0.742          7,828,725
                                                       2001      1.000          0.935          3,433,670

  LMPVPIII Money Market Subaccount (9/98)............  2006      1.084          1.113         10,397,816
                                                       2005      1.074          1.084         13,358,672
                                                       2004      1.084          1.074         16,283,666
                                                       2003      1.097          1.084         18,649,579
                                                       2002      1.104          1.097         25,766,671
                                                       2001      1.084          1.104         25,680,889
                                                       2000      1.041          1.084         13,337,251
                                                       1999      1.013          1.041         10,341,808
                                                       1998      1.000          1.013          5,361,023

Legg Mason Partners Variable Portfolios IV
  LMPVPIV Multiple Discipline Subaccount-All Cap
  Growth and Value (5/04)............................  2006      1.079          1.203          1,754,875
                                                       2005      1.044          1.079          1,954,546
                                                       2004      1.001          1.044          2,340,341

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPIV Multiple Discipline Subaccount-Global All
  Cap Growth and Value (5/04)........................  2006      1.120          1.267            104,217
                                                       2005      1.071          1.120            153,290
                                                       2004      0.998          1.071             55,753

  LMPVPIV Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)............................  2006      1.055          1.163             73,351
                                                       2005      1.038          1.055            106,877
                                                       2004      1.000          1.038             56,361

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (5/03).............................................  2006      1.391          1.601          3,020,954
                                                       2005      1.372          1.391          3,791,880
                                                       2004      1.241          1.372          3,454,513
                                                       2003      1.000          1.241          1,298,245

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03).............................................  2006      1.625          1.790          2,678,505
                                                       2005      1.529          1.625          3,290,866
                                                       2004      1.256          1.529          2,710,231
                                                       2003      1.000          1.256            769,537

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2006      2.012          1.913          2,727,785

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06).............................................  2006      1.310          1.378          2,713,869

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2006      1.030          1.088          3,745,340

  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.267          1.348            268,590

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2006      1.050          1.155         14,329,710

  MIST Janus Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.130          1.157            158,539

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)............................................  2006      1.044          1.093          1,369,111
                                                       2005      1.000          1.044            662,555

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)..................................  2006      1.025          1.185          9,624,746
                                                       2005      1.000          1.025             45,658

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (11/05)............................................  2006      1.035          1.140            403,205
                                                       2005      1.000          1.035             79,127

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.116          1.101         11,660,829

  MIST Met/AIM Small Cap Growth Subaccount (Class A)
  (4/06).............................................  2006      1.311          1.299            117,858

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST MFS Research International Subaccount (Class
  B) (11/05).........................................  2006      1.060          1.318          1,370,723
                                                       2005      1.000          1.060             48,572

  MIST MFS Value Subaccount (Class A) (4/06).........  2006      1.477          1.629          7,336,267

  MIST Neuberger Berman Real Estate Subaccount (Class
  B) (11/05).........................................  2006      1.075          1.452            467,866
                                                       2005      1.000          1.075             41,418

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)..................................  2006      1.000          0.985            730,106
                                                       2005      1.000          1.000            210,156

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)............................................  2006      1.012          1.038          2,916,402
                                                       2005      1.000          1.012            522,487

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2006      1.460          1.567            634,615

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.141          1.199            552,520

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (11/06).........................................  2006      1.717          1.753            470,379

  MIST Van Kampen Comstock Subaccount (Class B)
  (12/05)............................................  2006      1.010          1.150            230,042
                                                       2005      1.012          1.010             27,621

  MIST Van Kampen Mid-Cap Growth Subaccount (Class B)
  (11/05)............................................  2006      1.033          1.099          1,037,035
                                                       2005      1.000          1.033             45,969

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2006      0.593          0.577         18,123,159

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06).............................................  2006      1.163          1.205         33,303,464

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2006      1.035          1.047         18,214,003

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2006      1.437          1.472          1,590,886

  MSF MFS Total Return Subaccount (Class F) (4/06)...  2006      1.042          1.112            376,991

  MSF Salomon Brothers U.S. Governement Subaccount
  (Class B) (11/05) *................................  2006      1.005          0.995                 --
                                                       2005      1.000          1.005             17,279

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2006      0.998          1.067          5,628,088

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2006      1.327          1.372          9,169,750

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)......................................  2006      0.993          0.982            305,478
                                                       2005      1.000          0.993            343,201

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2006      1.200          1.223         20,516,624
                                                       2005      1.193          1.200         23,991,600
                                                       2004      1.159          1.193         24,095,570
                                                       2003      1.124          1.159         20,805,234
                                                       2002      1.050          1.124         24,725,625
                                                       2001      1.000          1.050         12,252,780

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2006      0.800          0.872            155,109
                                                       2005      0.760          0.800            206,809
                                                       2004      0.720          0.760            229,738
                                                       2003      0.555          0.720            206,726
                                                       2002      0.803          0.555            550,898
                                                       2001      1.000          0.803            785,073

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2006      1.095          1.373          1,593,161
                                                       2005      0.994          1.095          2,119,061
                                                       2004      0.872          0.994          2,495,740
                                                       2003      0.691          0.872          3,179,728
                                                       2002      0.855          0.691          3,950,388
                                                       2001      1.000          0.855          1,826,794

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01).............................................  2006      1.665          1.918            809,526
                                                       2005      1.585          1.665          1,059,055
                                                       2004      1.279          1.585          1,340,615
                                                       2003      0.871          1.279          1,650,222
                                                       2002      1.085          0.871          2,796,684
                                                       2001      1.000          1.085          2,171,278

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98).............................................  2006      1.049          1.116                 --
                                                       2005      0.983          1.049         14,258,805
                                                       2004      0.940          0.983         17,546,632
                                                       2003      0.741          0.940         22,030,580
                                                       2002      0.991          0.741         24,975,827
                                                       2001      1.325          0.991         18,368,884
                                                       2000      1.506          1.325         18,036,975
                                                       1999      1.073          1.506         10,806,635
                                                       1998      1.000          1.073          2,034,539

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98).............................................  2006      1.844          2.012                 --
                                                       2005      1.671          1.844          3,410,482
                                                       2004      1.461          1.671          4,069,167
                                                       2003      1.113          1.461          4,972,174
                                                       2002      1.323          1.113          5,790,543
                                                       2001      1.405          1.323          7,079,826
                                                       2000      1.227          1.405          7,708,198
                                                       1999      1.101          1.227          5,718,100
                                                       1998      1.000          1.101          1,019,641

  Travelers Equity Income Subaccount (5/03)..........  2006      1.369          1.437                 --
                                                       2005      1.335          1.369          1,775,254
                                                       2004      1.237          1.335          1,454,786
                                                       2003      1.000          1.237            883,221

  Travelers Federated High Yield Subaccount (5/02)...  2006      1.279          1.310                 --
                                                       2005      1.270          1.279          3,866,083
                                                       2004      1.172          1.270          3,468,624
                                                       2003      0.975          1.172          4,484,654
                                                       2002      1.000          0.975          3,328,517

  Travelers Large Cap Subaccount (8/98)..............  2006      1.005          1.035                 --
                                                       2005      0.942          1.005         21,663,345
                                                       2004      0.901          0.942         24,829,605
                                                       2003      0.736          0.901         27,584,214
                                                       2002      0.971          0.736         30,387,292
                                                       2001      1.197          0.971         33,190,372
                                                       2000      1.426          1.197         29,347,577
                                                       1999      1.123          1.426         16,376,413
                                                       1998      1.000          1.123          2,924,400

  Travelers Managed Income Subaccount (7/98).........  2006      1.175          1.163                 --
                                                       2005      1.181          1.175         38,727,955
                                                       2004      1.170          1.181         43,593,117
                                                       2003      1.099          1.170         47,014,857
                                                       2002      1.096          1.099         51,117,577
                                                       2001      1.046          1.096         59,077,787
                                                       2000      0.987          1.046         45,515,502
                                                       1999      0.997          0.987         28,494,450
                                                       1998      1.000          0.997          8,972,968

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Mercury Large Cap Core Subaccount
  (11/98)............................................  2006      0.971          1.030                 --
                                                       2005      0.882          0.971          4,683,090
                                                       2004      0.776          0.882          5,877,900
                                                       2003      0.652          0.776          7,206,415
                                                       2002      0.887          0.652          8,629,778
                                                       2001      1.166          0.887         10,751,648
                                                       2000      1.258          1.166         12,243,636
                                                       1999      1.036          1.258          7,433,610
                                                       1998      1.000          1.036          1,181,631

  Travelers MFS Mid Cap Growth Subaccount (5/00).....  2006      0.560          0.593                 --
                                                       2005      0.554          0.560         21,798,054
                                                       2004      0.495          0.554         23,434,668
                                                       2003      0.368          0.495         27,359,596
                                                       2002      0.732          0.368         28,227,544
                                                       2001      0.977          0.732         24,034,467
                                                       2000      1.000          0.977         13,193,446

  Travelers MFS Total Return Subaccount (11/05)......  2006      1.010          1.042                 --
                                                       2005      1.000          1.010              1,565

  Travelers MFS Value Subaccount (11/98).............  2006      1.368          1.477                 --
                                                       2005      1.309          1.368          9,432,107
                                                       2004      1.149          1.309         10,298,183
                                                       2003      0.940          1.149         12,601,426
                                                       2002      1.102          0.940         13,934,798
                                                       2001      1.112          1.102         12,607,692
                                                       2000      1.015          1.112          7,660,932
                                                       1999      0.985          1.015          7,231,932
                                                       1998      1.000          0.985          1,602,093

  Travelers Mondrian International Stock Subaccount
  (7/98).............................................  2006      0.915          1.050                 --
                                                       2005      0.851          0.915         19,522,434
                                                       2004      0.749          0.851         22,482,772
                                                       2003      0.593          0.749         24,813,208
                                                       2002      0.694          0.593         25,859,516
                                                       2001      0.958          0.694         28,052,337
                                                       2000      1.102          0.958         24,405,807
                                                       1999      0.922          1.102         16,263,702
                                                       1998      1.000          0.922          4,798,972

  Travelers Pioneer Fund Subaccount (5/03)...........  2006      1.377          1.460                 --
                                                       2005      1.324          1.377            749,118
                                                       2004      1.213          1.324            563,729
                                                       2003      1.000          1.213            463,084

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Pioneer Mid Cap Value Subaccount (5/05)..  2006      1.085          1.141                 --
                                                       2005      1.000          1.085            145,420

  Travelers Strategic Equity Subaccount (5/01).......  2006      0.750          0.782                 --
                                                       2005      0.749          0.750            963,699
                                                       2004      0.692          0.749          1,222,660
                                                       2003      0.532          0.692          1,447,330
                                                       2002      0.816          0.532          1,463,560
                                                       2001      1.000          0.816          1,291,445

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)..................................  2006      1.140          1.311                 --
                                                       2005      1.000          1.140            120,765

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)..................................  2006      1.105          1.267                 --
                                                       2005      1.000          1.105             42,955

  Travelers U.S. Government Securities Subaccount
  (8/98).............................................  2006      1.378          1.327                 --
                                                       2005      1.346          1.378         10,346,712
                                                       2004      1.292          1.346         11,574,434
                                                       2003      1.280          1.292         13,810,996
                                                       2002      1.148          1.280         19,221,221
                                                       2001      1.105          1.148         17,835,943
                                                       2000      0.984          1.105         15,574,711
                                                       1999      1.045          0.984          6,963,749
                                                       1998      1.000          1.045          1,161,742

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).........................................  2006      0.742          0.747            602,855
                                                       2005      0.702          0.742            712,619
                                                       2004      0.669          0.702            973,321
                                                       2003      0.537          0.669          1,049,128
                                                       2002      0.812          0.537          1,125,440
                                                       2001      1.000          0.812          1,158,423

Variable Insurance Products Fund
  VIP Mid Cap Subaccount (Service Class 2) (5/01)....  2006      1.742          1.923          2,472,448
                                                       2005      1.504          1.742          3,497,610
                                                       2004      1.229          1.504          3,538,038
                                                       2003      0.905          1.229          3,795,417
                                                       2002      1.025          0.905          3,484,259
                                                       2001      1.000          1.025          1,488,974

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98).................................  2006      1.434          1.630          1,479,587
                                                       2005      1.254          1.434          1,951,921
                                                       2004      1.094          1.254          2,537,649
                                                       2003      0.805          1.094          3,049,994
                                                       2002      1.068          0.805          3,421,028
                                                       2001      1.044          1.068          4,681,770
                                                       2000      0.987          1.044          4,586,723
                                                       1999      1.035          0.987          4,125,225
                                                       1998      1.000          1.035          1,493,135




                         SEPARATE ACCOUNT CHARGES 1.95%


                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2006      1.000          1.077           23,225

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01).............................................  2006      1.030          1.080               --
                                                       2005      0.994          1.030           22,014
                                                       2004      0.958          0.994           21,885
                                                       2003      0.781          0.958           21,117
                                                       2002      1.142          0.781           21,020
                                                       2001      1.000          1.142           15,655

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01)...................................  2006      1.265          1.321               --
                                                       2005      1.234          1.265           77,104
                                                       2004      1.131          1.234           68,990
                                                       2003      0.872          1.131          106,968
                                                       2002      1.144          0.872          189,682
                                                       2001      1.000          1.144           60,676

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01)...................................  2006      1.161          1.132               --
                                                       2005      1.031          1.161           39,907
                                                       2004      0.970          1.031           44,282
                                                       2003      0.802          0.970           46,122
                                                       2002      1.183          0.802           40,675
                                                       2001      1.000          1.183           19,140

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2006      1.607          1.898           48,161
                                                       2005      1.437          1.607           51,693
                                                       2004      1.291          1.437           50,169
                                                       2003      1.000          1.291               --

  American Funds Growth Subaccount (Class 2) (5/03)..  2006      1.563          1.690          184,767
                                                       2005      1.372          1.563          185,486
                                                       2004      1.244          1.372           18,389
                                                       2003      1.000          1.244            3,711

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2006      1.403          1.585          102,770
                                                       2005      1.351          1.403          130,499
                                                       2004      1.248          1.351          137,536
                                                       2003      1.000          1.248           21,629

Capital Appreciation Fund
  Capital Appreciation Fund (5/05)...................  2006      1.143          1.129               --
                                                       2005      1.000          1.143               --

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98).............................................  2006      2.258          2.934              760
                                                       2005      1.799          2.258              884
                                                       2004      1.469          1.799              888
                                                       2003      1.048          1.469              995
                                                       2002      1.208          1.048              954
                                                       2001      1.000          1.208            2,951

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98).............................................  2006      2.007          2.611           38,412
                                                       2005      1.910          2.007           53,389
                                                       2004      1.482          1.910           28,436
                                                       2003      1.128          1.482           85,164
                                                       2002      1.100          1.128           85,591
                                                       2001      1.000          1.100           12,355

  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98).....................................  2006      1.967          2.241           26,842
                                                       2005      1.833          1.967           85,849
                                                       2004      1.538          1.833           66,505
                                                       2003      1.105          1.538           83,010
                                                       2002      1.193          1.105           73,579
                                                       2001      1.000          1.193               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98).....................................  2006      1.141          1.303            9,786
                                                       2005      1.114          1.141           10,274
                                                       2004      1.082          1.114           21,475
                                                       2003      0.910          1.082           21,527
                                                       2002      1.115          0.910           21,964
                                                       2001      1.000          1.115               --

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (9/98).....................................  2006      1.375          1.400            6,830
                                                       2005      1.325          1.375            7,326
                                                       2004      1.214          1.325            7,246
                                                       2003      0.940          1.214            8,556
                                                       2002      1.185          0.940            9,900
                                                       2001      1.000          1.185               --

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).......................  2006      1.298          1.384           35,495
                                                       2005      1.263          1.298           38,600
                                                       2004      1.155          1.263           47,352
                                                       2003      0.858          1.155           50,177
                                                       2002      1.227          0.858           65,061
                                                       2001      1.000          1.227           18,290

  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.237          1.436               --
                                                       2005      1.141          1.237           99,614
                                                       2004      1.033          1.141           22,328
                                                       2003      0.842          1.033            3,916
                                                       2002      1.000          0.842           91,321

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (11/98).......................  2006      2.557          3.212           38,265
                                                       2005      2.046          2.557           99,406
                                                       2004      1.673          2.046           55,213
                                                       2003      1.115          1.673           16,266
                                                       2002      1.138          1.115           22,281
                                                       2001      1.000          1.138           36,198

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98)...................................  2006      1.475          1.757          331,778
                                                       2005      1.365          1.475          665,752
                                                       2004      1.174          1.365           78,323
                                                       2003      0.906          1.174           96,582
                                                       2002      1.134          0.906          104,226
                                                       2001      1.000          1.134            7,450

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00).....................................  2006      1.260          1.347               --
                                                       2005      1.146          1.260           28,365
                                                       2004      1.046          1.146           19,631
                                                       2003      0.864          1.046           19,814
                                                       2002      1.126          0.864           19,027
                                                       2001      1.000          1.126           17,950

  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)............................  2006      1.695          2.437            1,648
                                                       2005      1.310          1.695            2,137
                                                       2004      1.125          1.310            1,482
                                                       2003      0.853          1.125            1,617
                                                       2002      1.171          0.853            1,689
                                                       2001      1.000          1.171           11,741

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00).....................................  2006      1.400          1.556            1,724
                                                       2005      1.275          1.400            2,521
                                                       2004      1.079          1.275              710
                                                       2003      0.816          1.079              712
                                                       2002      1.158          0.816            8,606
                                                       2001      1.000          1.158               --

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)......  2006      1.529          1.711               --
                                                       2005      1.500          1.529               --
                                                       2004      1.331          1.500               --
                                                       2003      1.000          1.331               --

Legg Mason Partners Investment Series
  LMPIS Dividend Strategy Subaccount (5/02)..........  2006      0.966          1.118            3,079
                                                       2005      0.987          0.966            3,079
                                                       2004      0.974          0.987               --
                                                       2003      0.804          0.974               --
                                                       2002      1.000          0.804               --

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunties Subaccount
  (5/01).............................................  2006      1.439          1.593           19,240
                                                       2005      1.398          1.439           62,563
                                                       2004      1.233          1.398           62,886
                                                       2003      0.886          1.233           79,146
                                                       2002      1.215          0.886           80,922
                                                       2001      1.000          1.215               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).........  2006      1.224          1.418            8,499
                                                       2005      1.200          1.224           30,065
                                                       2004      1.129          1.200           31,425
                                                       2003      0.828          1.129           48,032
                                                       2002      1.127          0.828           59,851
                                                       2001      1.000          1.127               --

  LMPVPI Global High Yield Bond Subaccount (Class I)
  (11/05)............................................  2006      1.012          1.098               --
                                                       2005      1.000          1.012               --

  LMPVPI Investors Subaccount (Class I) (10/98)......  2006      1.255          1.456           22,567
                                                       2005      1.201          1.255           60,024
                                                       2004      1.110          1.201           74,997
                                                       2003      0.855          1.110          107,698
                                                       2002      1.133          0.855          212,764
                                                       2001      1.000          1.133           34,772

  LMPVPI Small Cap Growth Subaccount (Class I)
  (11/05)............................................  2006      1.035          1.145               --
                                                       2005      1.010          1.035               --

Legg Mason Partners Variable Portfolios II
  LMPVPII Appreciation Subaccount (5/01).............  2006      1.225          1.380          142,351
                                                       2005      1.198          1.225          197,108
                                                       2004      1.123          1.198          109,094
                                                       2003      0.919          1.123          133,048
                                                       2002      1.136          0.919          147,859
                                                       2001      1.000          1.136           51,956

  LMPVPII Fundamental Value Subaccount (5/01)........  2006      1.342          1.537           70,214
                                                       2005      1.306          1.342          625,412
                                                       2004      1.230          1.306          254,699
                                                       2003      0.905          1.230          306,485
                                                       2002      1.172          0.905          320,859
                                                       2001      1.000          1.172           45,310

Legg Mason Partners Variable Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income Subaccount (5/04)..  2006      0.998          1.019           21,444
                                                       2005      0.994          0.998           19,702
                                                       2004      1.000          0.994               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPIII Aggressive Growth Subaccount (5/00).......  2006      1.248          1.331           64,368
                                                       2005      1.139          1.248          334,431
                                                       2004      1.057          1.139          166,530
                                                       2003      0.801          1.057          754,632
                                                       2002      1.213          0.801          768,352
                                                       2001      1.000          1.213           33,928

  LMPVPIII High Income Subaccount (8/98).............  2006      1.342          1.460           17,591
                                                       2005      1.333          1.342           47,872
                                                       2004      1.231          1.333           38,527
                                                       2003      0.984          1.231           34,465
                                                       2002      1.037          0.984           36,175
                                                       2001      1.000          1.037           22,439

  LMPVPIII Large Cap Growth Subaccount (8/98)........  2006      1.281          1.314          130,119
                                                       2005      1.241          1.281          546,062
                                                       2004      1.261          1.241          157,766
                                                       2003      0.871          1.261          156,369
                                                       2002      1.181          0.871          254,763
                                                       2001      1.000          1.181           32,597

  LMPVPIII Mid Cap Core Subaccount (5/01)............  2006      1.431          1.611           40,055
                                                       2005      1.347          1.431           61,850
                                                       2004      1.244          1.347           61,162
                                                       2003      0.978          1.244           77,854
                                                       2002      1.232          0.978           78,770
                                                       2001      1.000          1.232           19,454

  LMPVPIII Money Market Subaccount (9/98)............  2006      0.978          1.004          238,060
                                                       2005      0.970          0.978          289,848
                                                       2004      0.981          0.970           53,765
                                                       2003      0.993          0.981           56,356
                                                       2002      1.000          0.993           82,752
                                                       2001      1.000          1.000           36,958

Legg Mason Partners Variable Portfolios IV
  LMPVPIV Multiple Discipline Subaccount-All Cap
  Growth and Value (5/04)............................  2006      1.077          1.200           30,439
                                                       2005      1.043          1.077           30,438
                                                       2004      1.001          1.043           38,045

  LMPVPIV Multiple Discipline Subaccount-Global All
  Cap Growth and Value (5/04)........................  2006      1.118          1.263           77,405
                                                       2005      1.070          1.118           90,720
                                                       2004      0.998          1.070               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPIV Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)............................  2006      1.053          1.160            7,759
                                                       2005      1.037          1.053            7,620
                                                       2004      1.000          1.037               --

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (5/03).............................................  2006      1.387          1.595          138,874
                                                       2005      1.370          1.387          142,839
                                                       2004      1.240          1.370               --
                                                       2003      1.000          1.240               --

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03).............................................  2006      1.620          1.784           15,237
                                                       2005      1.527          1.620           22,543
                                                       2004      1.255          1.527           10,080
                                                       2003      1.000          1.255            7,417

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2006      1.808          1.717               --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06).............................................  2006      1.305          1.372           70,034

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2006      1.330          1.405           10,417

  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.266          1.346           22,867

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2006      1.594          1.753           13,811

  MIST Janus Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.129          1.155               --

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)............................................  2006      1.044          1.092          140,176
                                                       2005      1.000          1.044               --

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)..................................  2006      1.025          1.184          199,161
                                                       2005      1.000          1.025               --

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (11/05)............................................  2006      1.035          1.139           79,765
                                                       2005      1.000          1.035           17,094

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.353          1.333               --

  MIST Met/AIM Small Cap Growth Subaccount (Class A)
  (4/06).............................................  2006      1.310          1.297           29,603

  MIST MFS Research International Subaccount (Class
  B) (11/05).........................................  2006      1.060          1.316           78,178
                                                       2005      1.000          1.060               --

  MIST MFS Value Subaccount (Class A) (4/06).........  2006      1.502          1.656          114,963

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Neuberger Berman Real Estate Subaccount (Class
  B) (11/05).........................................  2006      1.075          1.450               --
                                                       2005      1.000          1.075               --

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)..................................  2006      1.000          0.984               --
                                                       2005      1.000          1.000               --

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)............................................  2006      1.012          1.037          396,490
                                                       2005      1.000          1.012          396,490

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2006      1.456          1.562            3,761

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.140          1.197           29,278

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (11/06).........................................  2006      1.711          1.747           23,369

  MIST Van Kampen Comstock Subaccount (Class B)
  (12/05)............................................  2006      1.010          1.149               --
                                                       2005      1.012          1.010               --

  MIST Van Kampen Mid-Cap Growth Subaccount (Class B)
  (11/05)............................................  2006      1.033          1.098               --
                                                       2005      1.000          1.033               --

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2006      0.985          0.959          229,508

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06).............................................  2006      1.037          1.073          190,518

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2006      1.207          1.220           53,179

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2006      1.433          1.466           13,795

  MSF MFS Total Return Subaccount (Class F) (4/06)...  2006      1.041          1.110               --

  MSF Salomon Brothers U.S. Governement Subaccount
  (Class B) (11/05) *................................  2006      1.005          0.995               --
                                                       2005      1.000          1.005               --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2006      0.998          1.066           62,021

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2006      1.149          1.186          111,315

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)......................................  2006      0.993          0.980          100,016
                                                       2005      1.000          0.993          714,717

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2006      1.142          1.162          580,550
                                                       2005      1.136          1.142          653,662
                                                       2004      1.105          1.136          318,487
                                                       2003      1.072          1.105          451,327
                                                       2002      1.003          1.072          502,635
                                                       2001      1.000          1.003           77,479

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2006      1.223          1.332            5,746
                                                       2005      1.163          1.223            6,236
                                                       2004      1.102          1.163            6,759
                                                       2003      0.851          1.102            7,308
                                                       2002      1.233          0.851            7,931
                                                       2001      1.000          1.233               --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2006      1.452          1.818           17,572
                                                       2005      1.319          1.452           20,423
                                                       2004      1.158          1.319           22,707
                                                       2003      0.918          1.158           25,983
                                                       2002      1.137          0.918           31,162
                                                       2001      1.000          1.137           19,860

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01).............................................  2006      1.866          2.146              901
                                                       2005      1.777          1.866              920
                                                       2004      1.436          1.777              536
                                                       2003      0.978          1.436              623
                                                       2002      1.221          0.978            8,247
                                                       2001      1.000          1.221               --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98).............................................  2006      1.272          1.353               --
                                                       2005      1.193          1.272               --
                                                       2004      1.142          1.193            2,055
                                                       2003      0.900          1.142            2,301
                                                       2002      1.206          0.900            2,482
                                                       2001      1.000          1.206            4,291

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98).............................................  2006      1.657          1.808               --
                                                       2005      1.503          1.657               --
                                                       2004      1.316          1.503               --
                                                       2003      1.003          1.316               --
                                                       2002      1.194          1.003               --
                                                       2001      1.000          1.194               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Equity Income Subaccount (5/03)..........  2006      1.365          1.433               --
                                                       2005      1.333          1.365           13,059
                                                       2004      1.237          1.333               --
                                                       2003      1.000          1.237               --

  Travelers Federated High Yield Subaccount (5/02)...  2006      1.274          1.305               --
                                                       2005      1.267          1.274           86,241
                                                       2004      1.170          1.267           21,929
                                                       2003      0.975          1.170           37,994
                                                       2002      1.000          0.975           30,894

  Travelers Large Cap Subaccount (8/98)..............  2006      1.172          1.207               --
                                                       2005      1.100          1.172           66,719
                                                       2004      1.053          1.100           84,064
                                                       2003      0.861          1.053           80,471
                                                       2002      1.137          0.861           68,965
                                                       2001      1.000          1.137           41,458

  Travelers Managed Income Subaccount (7/98).........  2006      1.048          1.037               --
                                                       2005      1.054          1.048          214,223
                                                       2004      1.045          1.054          237,665
                                                       2003      0.982          1.045          242,729
                                                       2002      0.980          0.982          357,569
                                                       2001      1.000          0.980          177,069

  Travelers Mercury Large Cap Core Subaccount
  (11/98)............................................  2006      1.254          1.330               --
                                                       2005      1.141          1.254           11,333
                                                       2004      1.004          1.141            9,011
                                                       2003      0.845          1.004            9,413
                                                       2002      1.151          0.845           10,691
                                                       2001      1.000          1.151            8,779

  Travelers MFS Mid Cap Growth Subaccount (5/00).....  2006      0.932          0.985               --
                                                       2005      0.922          0.932          247,750
                                                       2004      0.824          0.922          129,307
                                                       2003      0.613          0.824          146,040
                                                       2002      1.221          0.613          181,227
                                                       2001      1.000          1.221           65,638

  Travelers MFS Total Return Subaccount (11/05)......  2006      1.010          1.041               --
                                                       2005      1.000          1.010               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS Value Subaccount (11/98).............  2006      1.392          1.502               --
                                                       2005      1.333          1.392          126,156
                                                       2004      1.172          1.333           81,054
                                                       2003      0.959          1.172           81,272
                                                       2002      1.126          0.959           95,993
                                                       2001      1.000          1.126           40,857

  Travelers Mondrian International Stock Subaccount
  (7/98).............................................  2006      1.389          1.594               --
                                                       2005      1.294          1.389          115,188
                                                       2004      1.140          1.294           61,533
                                                       2003      0.904          1.140           64,055
                                                       2002      1.059          0.904           67,716
                                                       2001      1.000          1.059           37,021

  Travelers Pioneer Fund Subaccount (5/03)...........  2006      1.373          1.456               --
                                                       2005      1.321          1.373            3,850
                                                       2004      1.212          1.321               --
                                                       2003      1.000          1.212               --

  Travelers Pioneer Mid Cap Value Subaccount (5/05)..  2006      1.084          1.140               --
                                                       2005      1.000          1.084           29,165

  Travelers Strategic Equity Subaccount (5/01).......  2006      1.051          1.096               --
                                                       2005      1.051          1.051            6,053
                                                       2004      0.972          1.051           14,420
                                                       2003      0.748          0.972           14,881
                                                       2002      1.148          0.748           14,899
                                                       2001      1.000          1.148               --

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)..................................  2006      1.139          1.310               --
                                                       2005      1.000          1.139           31,558

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)..................................  2006      1.105          1.266               --
                                                       2005      1.000          1.105               --

  Travelers U.S. Government Securities Subaccount
  (8/98).............................................  2006      1.193          1.149               --
                                                       2005      1.166          1.193          112,138
                                                       2004      1.121          1.166           38,491
                                                       2003      1.112          1.121           39,671
                                                       2002      0.998          1.112          141,490
                                                       2001      1.000          0.998           27,323

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).........................................  2006      1.031          1.038            6,252
                                                       2005      0.976          1.031           25,040
                                                       2004      0.932          0.976           21,578
                                                       2003      0.748          0.932           36,299
                                                       2002      1.133          0.748           36,323
                                                       2001      1.000          1.133               --

Variable Insurance Products Fund
  VIP Mid Cap Subaccount (Service Class 2) (5/01)....  2006      1.902          2.097           97,614
                                                       2005      1.643          1.902          141,719
                                                       2004      1.344          1.643          152,004
                                                       2003      0.991          1.344          157,932
                                                       2002      1.123          0.991          148,745
                                                       2001      1.000          1.123           15,974

Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98).................................  2006      1.597          1.812               --
                                                       2005      1.397          1.597               --
                                                       2004      1.220          1.397               --
                                                       2003      0.899          1.220               --
                                                       2002      1.193          0.899               --
                                                       2001      1.000          1.193               --




                         SEPARATE ACCOUNT CHARGES 2.10%


                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2006      1.000          1.076            118,279

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01).............................................  2006      1.023          1.073                 --
                                                       2005      0.989          1.023            155,803
                                                       2004      0.955          0.989            173,459
                                                       2003      0.780          0.955            174,862
                                                       2002      1.142          0.780            188,376
                                                       2001      1.000          1.142             77,881

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01)...................................  2006      1.257          1.312                 --
                                                       2005      1.228          1.257          2,384,692
                                                       2004      1.127          1.228          2,404,331
                                                       2003      0.871          1.127          2,359,557
                                                       2002      1.144          0.871          1,324,525
                                                       2001      1.000          1.144            433,464

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01)...................................  2006      1.154          1.123                 --
                                                       2005      1.026          1.154            701,249
                                                       2004      0.967          1.026            774,344
                                                       2003      0.801          0.967          1,229,563
                                                       2002      1.182          0.801            368,128
                                                       2001      1.000          1.182            642,184

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2006      1.601          1.888          1,623,924
                                                       2005      1.433          1.601          2,305,715
                                                       2004      1.290          1.433          1,526,780
                                                       2003      1.000          1.290            465,965

  American Funds Growth Subaccount (Class 2) (5/03)..  2006      1.557          1.681          6,385,955
                                                       2005      1.369          1.557          6,660,267
                                                       2004      1.242          1.369          6,272,801
                                                       2003      1.000          1.242          2,228,383

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2006      1.397          1.576          6,575,358
                                                       2005      1.348          1.397          8,074,676
                                                       2004      1.247          1.348          7,597,763
                                                       2003      1.000          1.247          2,218,734

Capital Appreciation Fund
  Capital Appreciation Fund (5/05)...................  2006      1.142          1.128                 --
                                                       2005      1.000          1.142             18,288

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98).............................................  2006      2.243          2.911             81,931
                                                       2005      1.791          2.243            101,444
                                                       2004      1.464          1.791            139,033
                                                       2003      1.046          1.464            156,838
                                                       2002      1.208          1.046             91,419
                                                       2001      1.000          1.208             11,914

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98).............................................  2006      1.995          2.591          1,287,634
                                                       2005      1.901          1.995          1,764,094
                                                       2004      1.477          1.901          2,450,775
                                                       2003      1.126          1.477          1,544,105
                                                       2002      1.100          1.126            385,208
                                                       2001      1.000          1.100             87,129

  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98).....................................  2006      1.954          2.224          1,072,274
                                                       2005      1.824          1.954          1,483,131
                                                       2004      1.533          1.824          2,234,318
                                                       2003      1.103          1.533          1,398,791
                                                       2002      1.193          1.103            464,807
                                                       2001      1.000          1.193             61,060

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98).....................................  2006      1.134          1.293            841,561
                                                       2005      1.109          1.134          1,022,561
                                                       2004      1.078          1.109          2,211,490
                                                       2003      0.909          1.078            675,023
                                                       2002      1.114          0.909            273,513
                                                       2001      1.000          1.114             53,041

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (9/98).....................................  2006      1.367          1.389            326,620
                                                       2005      1.319          1.367            382,933
                                                       2004      1.210          1.319            382,760
                                                       2003      0.938          1.210            347,394
                                                       2002      1.185          0.938            211,836
                                                       2001      1.000          1.185             66,604

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).......................  2006      1.290          1.373          1,706,390
                                                       2005      1.257          1.290          2,002,309
                                                       2004      1.151          1.257          1,968,975
                                                       2003      0.857          1.151          1,787,262
                                                       2002      1.227          0.857            376,676
                                                       2001      1.000          1.227             47,052

  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.230          1.426                 --
                                                       2005      1.137          1.230          2,588,846
                                                       2004      1.030          1.137          1,489,589
                                                       2003      0.841          1.030            785,960
                                                       2002      1.000          0.841             72,324

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (11/98).......................  2006      2.541          3.187            869,559
                                                       2005      2.036          2.541          1,547,055
                                                       2004      1.667          2.036          1,421,295
                                                       2003      1.113          1.667            793,163
                                                       2002      1.138          1.113            175,803
                                                       2001      1.000          1.138             28,505

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98)...................................  2006      1.465          1.743          4,104,428
                                                       2005      1.358          1.465          5,742,840
                                                       2004      1.170          1.358          5,959,278
                                                       2003      0.904          1.170          3,633,035
                                                       2002      1.133          0.904            581,551
                                                       2001      1.000          1.133             51,101

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00).....................................  2006      1.252          1.337                 --
                                                       2005      1.141          1.252            143,355
                                                       2004      1.043          1.141            138,228
                                                       2003      0.862          1.043            119,080
                                                       2002      1.126          0.862            117,085
                                                       2001      1.000          1.126            555,506

  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)............................  2006      1.684          2.418            210,965
                                                       2005      1.303          1.684            271,727
                                                       2004      1.121          1.303            380,495
                                                       2003      0.851          1.121            546,072
                                                       2002      1.171          0.851            106,103
                                                       2001      1.000          1.171             50,978

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00).....................................  2006      1.391          1.544            353,036
                                                       2005      1.268          1.391            350,531
                                                       2004      1.075          1.268            341,062
                                                       2003      0.815          1.075            457,783
                                                       2002      1.157          0.815             70,170
                                                       2001      1.000          1.157             43,567

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)......  2006      1.523          1.702                 --
                                                       2005      1.496          1.523            670,402
                                                       2004      1.330          1.496            692,654
                                                       2003      1.000          1.330            104,407

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Investment Series
  LMPIS Dividend Strategy Subaccount (5/02)..........  2006      0.961          1.110            784,320
                                                       2005      0.983          0.961          1,090,566
                                                       2004      0.971          0.983            848,997
                                                       2003      0.803          0.971            402,294
                                                       2002      1.000          0.803            148,905

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunties Subaccount
  (5/01).............................................  2006      1.429          1.580            582,924
                                                       2005      1.391          1.429            694,730
                                                       2004      1.229          1.391            797,779
                                                       2003      0.884          1.229            572,008
                                                       2002      1.214          0.884            236,075
                                                       2001      1.000          1.214             49,363

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).........  2006      1.216          1.407            399,782
                                                       2005      1.194          1.216            753,803
                                                       2004      1.126          1.194            964,447
                                                       2003      0.827          1.126          1,369,096
                                                       2002      1.127          0.827            819,215
                                                       2001      1.000          1.127            173,026

  LMPVPI Global High Yield Bond Subaccount (Class I)
  (11/05)............................................  2006      1.012          1.096             43,625
                                                       2005      1.000          1.012                 --

  LMPVPI Investors Subaccount (Class I) (10/98)......  2006      1.247          1.444          1,713,622
                                                       2005      1.196          1.247          2,114,499
                                                       2004      1.106          1.196          2,253,394
                                                       2003      0.854          1.106          1,837,879
                                                       2002      1.133          0.854          1,005,163
                                                       2001      1.000          1.133            220,043

  LMPVPI Small Cap Growth Subaccount (Class I)
  (11/05)............................................  2006      1.035          1.143            216,578
                                                       2005      1.010          1.035                 --

Legg Mason Partners Variable Portfolios II
  LMPVPII Appreciation Subaccount (5/01).............  2006      1.218          1.369          1,940,206
                                                       2005      1.192          1.218          2,599,494
                                                       2004      1.119          1.192          2,707,688
                                                       2003      0.917          1.119          1,982,492
                                                       2002      1.136          0.917            767,635
                                                       2001      1.000          1.136            301,770

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPII Fundamental Value Subaccount (5/01)........  2006      1.333          1.525          2,520,043
                                                       2005      1.299          1.333          3,444,547
                                                       2004      1.226          1.299          5,197,043
                                                       2003      0.903          1.226          3,618,482
                                                       2002      1.172          0.903          1,856,925
                                                       2001      1.000          1.172            655,357

Legg Mason Partners Variable Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income Subaccount (5/04)..  2006      0.995          1.015            675,162
                                                       2005      0.993          0.995            762,229
                                                       2004      1.000          0.993            757,416

  LMPVPIII Aggressive Growth Subaccount (5/00).......  2006      1.240          1.321          4,629,454
                                                       2005      1.134          1.240          6,596,149
                                                       2004      1.053          1.134          7,656,226
                                                       2003      0.799          1.053          4,466,282
                                                       2002      1.212          0.799          2,012,701
                                                       2001      1.000          1.212          1,056,299

  LMPVPIII High Income Subaccount (8/98).............  2006      1.333          1.449          1,074,511
                                                       2005      1.327          1.333          1,334,262
                                                       2004      1.227          1.327          1,425,015
                                                       2003      0.982          1.227          1,000,019
                                                       2002      1.037          0.982            283,108
                                                       2001      1.000          1.037             76,534

  LMPVPIII Large Cap Growth Subaccount (8/98)........  2006      1.273          1.303          5,694,623
                                                       2005      1.235          1.273          6,473,333
                                                       2004      1.257          1.235          8,241,514
                                                       2003      0.870          1.257          4,983,077
                                                       2002      1.181          0.870          2,021,347
                                                       2001      1.000          1.181            540,144

  LMPVPIII Mid Cap Core Subaccount (5/01)............  2006      1.422          1.599          2,091,715
                                                       2005      1.341          1.422          2,734,933
                                                       2004      1.240          1.341          3,066,625
                                                       2003      0.976          1.240          2,660,894
                                                       2002      1.232          0.976            962,056
                                                       2001      1.000          1.232            150,616

  LMPVPIII Money Market Subaccount (9/98)............  2006      0.972          0.996          4,082,426
                                                       2005      0.965          0.972          6,127,055
                                                       2004      0.977          0.965          4,780,485
                                                       2003      0.992          0.977          3,224,526
                                                       2002      1.000          0.992          2,136,289
                                                       2001      1.000          1.000            514,730

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Portfolios IV
  LMPVPIV Multiple Discipline Subaccount-All Cap
  Growth and Value (5/04)............................  2006      1.074          1.195          1,069,669
                                                       2005      1.042          1.074          1,463,636
                                                       2004      1.001          1.042          1,505,018

  LMPVPIV Multiple Discipline Subaccount-Global All
  Cap Growth and Value (5/04)........................  2006      1.116          1.258            106,208
                                                       2005      1.069          1.116            219,186
                                                       2004      0.998          1.069            465,661

  LMPVPIV Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)............................  2006      1.051          1.155             23,885
                                                       2005      1.036          1.051             70,609
                                                       2004      1.000          1.036            289,321

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (5/03).............................................  2006      1.382          1.587          1,890,507
                                                       2005      1.366          1.382          3,135,258
                                                       2004      1.239          1.366          3,210,132
                                                       2003      1.000          1.239          1,315,578

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03).............................................  2006      1.614          1.774          2,354,205
                                                       2005      1.523          1.614          3,654,770
                                                       2004      1.254          1.523          3,639,144
                                                       2003      1.000          1.254          1,391,763

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2006      1.795          1.704                 --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06).............................................  2006      1.297          1.362          1,696,679

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2006      1.321          1.394             97,465

  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.264          1.343             45,042

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2006      1.583          1.739          3,266,117

  MIST Janus Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.128          1.152             26,662

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)............................................  2006      1.044          1.090            946,331
                                                       2005      1.000          1.044             80,558

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)..................................  2006      1.025          1.182          3,600,778
                                                       2005      1.000          1.025             74,396

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (11/05)............................................  2006      1.035          1.137            233,556
                                                       2005      1.000          1.035                 --

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.343          1.323            257,669

  MIST Met/AIM Small Cap Growth Subaccount (Class A)
  (4/06).............................................  2006      1.308          1.294             98,783

  MIST MFS Research International Subaccount (Class
  B) (11/05).........................................  2006      1.060          1.314            628,709
                                                       2005      1.000          1.060             13,651

  MIST MFS Value Subaccount (Class A) (4/06).........  2006      1.492          1.643          1,993,886

  MIST Neuberger Berman Real Estate Subaccount (Class
  B) (11/05).........................................  2006      1.074          1.447            103,571
                                                       2005      1.000          1.074             13,302

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)..................................  2006      1.000          0.983            194,354
                                                       2005      1.000          1.000             76,269

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)............................................  2006      1.011          1.035            968,313
                                                       2005      1.000          1.011            121,947

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2006      1.449          1.553            383,524

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.138          1.194            104,819

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (11/06).........................................  2006      1.702          1.737            165,198

  MIST Van Kampen Comstock Subaccount (Class B)
  (12/05)............................................  2006      1.009          1.147             81,867
                                                       2005      1.012          1.009              4,073

  MIST Van Kampen Mid-Cap Growth Subaccount (Class B)
  (11/05)............................................  2006      1.033          1.096            356,492
                                                       2005      1.000          1.033             31,420

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2006      0.978          0.951          2,777,679

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06).............................................  2006      1.029          1.065          6,912,534

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2006      1.198          1.211          1,660,306

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2006      1.427          1.458            857,126

  MSF MFS Total Return Subaccount (Class F) (4/06)...  2006      1.040          1.108             16,644

  MSF Salomon Brothers U.S. Governement Subaccount
  (Class B) (11/05) *................................  2006      1.005          0.994                 --
                                                       2005      1.000          1.005                 --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2006      0.998          1.065            848,870

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2006      1.141          1.177          1,658,215

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)......................................  2006      0.992          0.978            420,770
                                                       2005      1.000          0.992          1,052,212

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2006      1.134          1.153         12,186,547
                                                       2005      1.131          1.134         15,569,241
                                                       2004      1.101          1.131         15,243,660
                                                       2003      1.070          1.101          9,367,828
                                                       2002      1.002          1.070          3,650,929
                                                       2001      1.000          1.002            932,812

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2006      1.215          1.322             10,455
                                                       2005      1.157          1.215             30,256
                                                       2004      1.099          1.157             31,231
                                                       2003      0.850          1.099             30,741
                                                       2002      1.233          0.850             33,270
                                                       2001      1.000          1.233             21,987

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2006      1.442          1.804            421,063
                                                       2005      1.313          1.442            486,968
                                                       2004      1.154          1.313            507,053
                                                       2003      0.917          1.154            754,014
                                                       2002      1.137          0.917            360,935
                                                       2001      1.000          1.137             77,809

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01).............................................  2006      1.854          2.129            250,614
                                                       2005      1.769          1.854            378,975
                                                       2004      1.431          1.769            487,752
                                                       2003      0.976          1.431            395,754
                                                       2002      1.220          0.976            191,001
                                                       2001      1.000          1.220             37,235

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98).............................................  2006      1.264          1.343                 --
                                                       2005      1.187          1.264            334,830
                                                       2004      1.138          1.187            357,744
                                                       2003      0.899          1.138            287,290
                                                       2002      1.206          0.899             67,654
                                                       2001      1.000          1.206                822

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98).............................................  2006      1.646          1.795                 --
                                                       2005      1.495          1.646                 --
                                                       2004      1.311          1.495                 --
                                                       2003      1.001          1.311                 --
                                                       2002      1.193          1.001                 --
                                                       2001      1.000          1.193                 --

  Travelers Equity Income Subaccount (5/03)..........  2006      1.360          1.427                 --
                                                       2005      1.329          1.360          1,381,277
                                                       2004      1.235          1.329          1,801,203
                                                       2003      1.000          1.235          1,020,254

  Travelers Federated High Yield Subaccount (5/02)...  2006      1.267          1.297                 --
                                                       2005      1.262          1.267          2,708,512
                                                       2004      1.167          1.262          3,353,640
                                                       2003      0.974          1.167          1,826,676
                                                       2002      1.000          0.974            208,526

  Travelers Large Cap Subaccount (8/98)..............  2006      1.165          1.198                 --
                                                       2005      1.094          1.165          2,840,619
                                                       2004      1.049          1.094          1,947,535
                                                       2003      0.859          1.049          1,766,727
                                                       2002      1.137          0.859            585,787
                                                       2001      1.000          1.137             77,150

  Travelers Managed Income Subaccount (7/98).........  2006      1.041          1.029                 --
                                                       2005      1.049          1.041          9,614,575
                                                       2004      1.041          1.049          9,690,173
                                                       2003      0.981          1.041          7,805,365
                                                       2002      0.980          0.981          3,230,893
                                                       2001      1.000          0.980            728,910

  Travelers Mercury Large Cap Core Subaccount
  (11/98)............................................  2006      1.246          1.321                 --
                                                       2005      1.136          1.246            131,705
                                                       2004      1.001          1.136            138,342
                                                       2003      0.843          1.001            112,239
                                                       2002      1.151          0.843             82,716
                                                       2001      1.000          1.151             59,692

  Travelers MFS Mid Cap Growth Subaccount (5/00).....  2006      0.926          0.978                 --
                                                       2005      0.917          0.926          3,102,313
                                                       2004      0.821          0.917          3,154,274
                                                       2003      0.612          0.821          2,905,336
                                                       2002      1.221          0.612          1,401,208
                                                       2001      1.000          1.221            191,437

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS Total Return Subaccount (11/05)......  2006      1.009          1.040                 --
                                                       2005      1.000          1.009              8,444

  Travelers MFS Value Subaccount (11/98).............  2006      1.383          1.492                 --
                                                       2005      1.326          1.383          2,507,787
                                                       2004      1.168          1.326          2,695,357
                                                       2003      0.957          1.168          2,758,053
                                                       2002      1.125          0.957          1,012,827
                                                       2001      1.000          1.125            213,699

  Travelers Mondrian International Stock Subaccount
  (7/98).............................................  2006      1.381          1.583                 --
                                                       2005      1.287          1.381          5,046,851
                                                       2004      1.136          1.287          5,119,168
                                                       2003      0.902          1.136          2,857,308
                                                       2002      1.058          0.902            957,940
                                                       2001      1.000          1.058            106,751

  Travelers Pioneer Fund Subaccount (5/03)...........  2006      1.368          1.449                 --
                                                       2005      1.318          1.368            467,172
                                                       2004      1.211          1.318            365,864
                                                       2003      1.000          1.211            223,609

  Travelers Pioneer Mid Cap Value Subaccount (5/05)..  2006      1.083          1.138                 --
                                                       2005      1.000          1.083             54,731

  Travelers Strategic Equity Subaccount (5/01).......  2006      1.045          1.088                 --
                                                       2005      1.045          1.045            621,296
                                                       2004      0.969          1.045            459,029
                                                       2003      0.746          0.969            357,922
                                                       2002      1.147          0.746            111,003
                                                       2001      1.000          1.147             60,428

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)..................................  2006      1.138          1.308                 --
                                                       2005      1.000          1.138            100,081

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)..................................  2006      1.104          1.264                 --
                                                       2005      1.000          1.104             40,388

  Travelers U.S. Government Securities Subaccount
  (8/98).............................................  2006      1.186          1.141                 --
                                                       2005      1.161          1.186          1,604,458
                                                       2004      1.117          1.161          1,747,149
                                                       2003      1.110          1.117          1,211,784
                                                       2002      0.998          1.110            951,673
                                                       2001      1.000          0.998            267,096

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).........................................  2006      1.024          1.029            223,494
                                                       2005      0.972          1.024            215,081
                                                       2004      0.929          0.972            241,172
                                                       2003      0.747          0.929            272,531
                                                       2002      1.133          0.747            152,259
                                                       2001      1.000          1.133             77,131

Variable Insurance Products Fund
  VIP Mid Cap Subaccount (Service Class 2) (5/01)....  2006      1.890          2.080          1,129,195
                                                       2005      1.635          1.890          1,560,507
                                                       2004      1.339          1.635          1,651,689
                                                       2003      0.989          1.339          1,164,895
                                                       2002      1.123          0.989            261,059
                                                       2001      1.000          1.123             75,949

Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98).................................  2006      1.587          1.798                 --
                                                       2005      1.391          1.587                 --
                                                       2004      1.216          1.391                 --
                                                       2003      0.897          1.216                 --
                                                       2002      1.193          0.897                 --
                                                       2001      1.000          1.193                 --




                         SEPARATE ACCOUNT CHARGES 2.20%


                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2006      1.000          1.076                --

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01).............................................  2006      1.189          1.246                --
                                                       2005      1.150          1.189                --
                                                       2004      1.111          1.150                --
                                                       2003      1.000          1.111                --

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01)...................................  2006      1.246          1.300                --
                                                       2005      1.218          1.246           108,065
                                                       2004      1.119          1.218                --
                                                       2003      1.000          1.119                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01)...................................  2006      1.301          1.264                --
                                                       2005      1.158          1.301             3,722
                                                       2004      1.092          1.158                --
                                                       2003      1.000          1.092                --

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2006      1.471          1.733           361,028
                                                       2005      1.318          1.471           471,155
                                                       2004      1.187          1.318                --
                                                       2003      1.000          1.187                --

  American Funds Growth Subaccount (Class 2) (5/03)..  2006      1.437          1.549         1,046,630
                                                       2005      1.264          1.437         1,068,403
                                                       2004      1.148          1.264                --
                                                       2003      1.000          1.148                --

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2006      1.281          1.444         1,002,007
                                                       2005      1.238          1.281         1,142,195
                                                       2004      1.146          1.238                --
                                                       2003      1.000          1.146                --

Capital Appreciation Fund
  Capital Appreciation Fund (5/05)...................  2006      1.141          1.127                --
                                                       2005      1.000          1.141            25,639

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98).............................................  2006      1.870          2.425                --
                                                       2005      1.494          1.870                --
                                                       2004      1.223          1.494                --
                                                       2003      1.000          1.223                --

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98).............................................  2006      1.540          1.998           230,299
                                                       2005      1.468          1.540           317,571
                                                       2004      1.142          1.468                --
                                                       2003      1.000          1.142                --

  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98).....................................  2006      1.511          1.717           169,330
                                                       2005      1.411          1.511           180,475
                                                       2004      1.187          1.411                --
                                                       2003      1.000          1.187                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98).....................................  2006      1.166          1.329           118,791
                                                       2005      1.142          1.166           107,878
                                                       2004      1.112          1.142                --
                                                       2003      1.000          1.112                --

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (9/98).....................................  2006      1.294          1.314            12,117
                                                       2005      1.250          1.294            11,132
                                                       2004      1.148          1.250                --
                                                       2003      1.000          1.148                --

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).......................  2006      1.332          1.417            21,051
                                                       2005      1.300          1.332            41,592
                                                       2004      1.192          1.300                --
                                                       2003      1.000          1.192                --

  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.331          1.541                --
                                                       2005      1.230          1.331           351,822
                                                       2004      1.117          1.230                --
                                                       2003      1.000          1.117                --

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (11/98).......................  2006      1.920          2.406           224,568
                                                       2005      1.540          1.920           264,164
                                                       2004      1.262          1.540                --
                                                       2003      1.000          1.262                --

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98)...................................  2006      1.468          1.745           902,402
                                                       2005      1.362          1.468         1,016,713
                                                       2004      1.175          1.362                --
                                                       2003      1.000          1.175                --

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00).....................................  2006      1.344          1.435                --
                                                       2005      1.226          1.344            16,304
                                                       2004      1.122          1.226                --
                                                       2003      1.000          1.122                --

  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)............................  2006      1.829          2.623                --
                                                       2005      1.417          1.829                --
                                                       2004      1.220          1.417                --
                                                       2003      1.000          1.220                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00).....................................  2006      1.474          1.634            18,944
                                                       2005      1.345          1.474            70,598
                                                       2004      1.141          1.345                --
                                                       2003      1.000          1.141                --

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)......  2006      1.341          1.497                --
                                                       2005      1.318          1.341           194,936
                                                       2004      1.172          1.318                --
                                                       2003      1.000          1.172                --

Legg Mason Partners Investment Series
  LMPIS Dividend Strategy Subaccount (5/02)..........  2006      1.087          1.254            19,954
                                                       2005      1.113          1.087            20,124
                                                       2004      1.101          1.113                --
                                                       2003      1.000          1.101                --

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunties Subaccount
  (5/01).............................................  2006      1.432          1.582            31,855
                                                       2005      1.395          1.432            45,510
                                                       2004      1.234          1.395                --
                                                       2003      1.000          1.234                --

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).........  2006      1.261          1.457                --
                                                       2005      1.239          1.261                --
                                                       2004      1.169          1.239                --
                                                       2003      1.000          1.169                --

  LMPVPI Global High Yield Bond Subaccount (Class I)
  (11/05)............................................  2006      1.011          1.095            33,599
                                                       2005      1.000          1.011                --

  LMPVPI Investors Subaccount (Class I) (10/98)......  2006      1.290          1.492            95,303
                                                       2005      1.238          1.290            96,816
                                                       2004      1.146          1.238                --
                                                       2003      1.000          1.146                --

  LMPVPI Small Cap Growth Subaccount (Class I)
  (11/05)............................................  2006      1.035          1.142            20,466
                                                       2005      1.010          1.035             5,714

Legg Mason Partners Variable Portfolios II
  LMPVPII Appreciation Subaccount (5/01).............  2006      1.215          1.364           104,868
                                                       2005      1.191          1.215            95,444
                                                       2004      1.119          1.191                --
                                                       2003      1.000          1.119                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPII Fundamental Value Subaccount (5/01)........  2006      1.268          1.448            67,420
                                                       2005      1.237          1.268            70,446
                                                       2004      1.168          1.237                --
                                                       2003      1.000          1.168                --

Legg Mason Partners Variable Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income Subaccount (5/04)..  2006      0.993          1.012            48,285
                                                       2005      0.992          0.993            52,674
                                                       2004      1.000          0.992                --

  LMPVPIII Aggressive Growth Subaccount (5/00).......  2006      1.334          1.419           396,420
                                                       2005      1.221          1.334           349,163
                                                       2004      1.135          1.221                --
                                                       2003      1.000          1.135                --

  LMPVPIII High Income Subaccount (8/98).............  2006      1.194          1.296            49,976
                                                       2005      1.189          1.194            48,347
                                                       2004      1.101          1.189                --
                                                       2003      1.000          1.101                --

  LMPVPIII Large Cap Growth Subaccount (8/98)........  2006      1.180          1.208           205,225
                                                       2005      1.147          1.180           278,957
                                                       2004      1.168          1.147                --
                                                       2003      1.000          1.168                --

  LMPVPIII Mid Cap Core Subaccount (5/01)............  2006      1.325          1.488            52,257
                                                       2005      1.251          1.325            78,071
                                                       2004      1.158          1.251                --
                                                       2003      1.000          1.158                --

  LMPVPIII Money Market Subaccount (9/98)............  2006      0.986          1.009           168,717
                                                       2005      0.981          0.986           475,329
                                                       2004      0.994          0.981                --
                                                       2003      1.000          0.994                --

Legg Mason Partners Variable Portfolios IV
  LMPVPIV Multiple Discipline Subaccount-All Cap
  Growth and Value (5/04)............................  2006      1.072          1.192           280,051
                                                       2005      1.041          1.072           264,565
                                                       2004      1.001          1.041                --

  LMPVPIV Multiple Discipline Subaccount-Global All
  Cap Growth and Value (5/04)........................  2006      1.114          1.255           392,259
                                                       2005      1.068          1.114           477,989
                                                       2004      0.998          1.068                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPIV Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)............................  2006      1.049          1.152                --
                                                       2005      1.035          1.049                --
                                                       2004      1.000          1.035                --

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (5/03).............................................  2006      1.269          1.456           422,648
                                                       2005      1.256          1.269           491,136
                                                       2004      1.140          1.256                --
                                                       2003      1.000          1.140                --

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03).............................................  2006      1.484          1.630           246,356
                                                       2005      1.402          1.484           268,963
                                                       2004      1.155          1.402                --
                                                       2003      1.000          1.155                --

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2006      1.600          1.517                --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06).............................................  2006      1.209          1.269           169,147

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2006      1.434          1.513            24,005

  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.263          1.340            33,341

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2006      1.611          1.768           243,215

  MIST Janus Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.127          1.150            32,025

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)............................................  2006      1.044          1.089           280,162
                                                       2005      1.000          1.044            85,933

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)..................................  2006      1.024          1.180           563,021
                                                       2005      1.000          1.024            48,784

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (11/05)............................................  2006      1.035          1.136            15,766
                                                       2005      1.000          1.035             6,320

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.338          1.316                --

  MIST Met/AIM Small Cap Growth Subaccount (Class A)
  (4/06).............................................  2006      1.307          1.292            42,912

  MIST MFS Research International Subaccount (Class
  B) (11/05).........................................  2006      1.060          1.312            74,562
                                                       2005      1.000          1.060            38,614

  MIST MFS Value Subaccount (Class A) (4/06).........  2006      1.457          1.603           239,514

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Neuberger Berman Real Estate Subaccount (Class
  B) (11/05).........................................  2006      1.074          1.446            76,386
                                                       2005      1.000          1.074            33,485

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)..................................  2006      0.999          0.982            81,777
                                                       2005      1.000          0.999            25,261

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)............................................  2006      1.011          1.034           501,102
                                                       2005      1.000          1.011           151,317

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2006      1.345          1.440            78,407

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.137          1.192            63,316

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (11/06).........................................  2006      1.497          1.527           129,415

  MIST Van Kampen Comstock Subaccount (Class B)
  (12/05)............................................  2006      1.009          1.146            60,633
                                                       2005      1.012          1.009                --

  MIST Van Kampen Mid-Cap Growth Subaccount (Class B)
  (11/05)............................................  2006      1.033          1.095           104,431
                                                       2005      1.000          1.033            74,704

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2006      1.344          1.307           241,205

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06).............................................  2006      1.015          1.049           237,055

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2006      1.280          1.292           105,724

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2006      1.304          1.332           198,861

  MSF MFS Total Return Subaccount (Class F) (4/06)...  2006      1.040          1.107            67,408

  MSF Salomon Brothers U.S. Governement Subaccount
  (Class B) (11/05) *................................  2006      1.005          0.994                --
                                                       2005      1.000          1.005                --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2006      0.998          1.064            27,365

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2006      1.045          1.077            68,236

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)......................................  2006      0.991          0.976           693,072
                                                       2005      1.000          0.991           700,936

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2006      1.053          1.070         1,717,684
                                                       2005      1.051          1.053         1,888,610
                                                       2004      1.024          1.051                --
                                                       2003      1.000          1.024                --

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2006      1.243          1.350                --
                                                       2005      1.184          1.243                --
                                                       2004      1.125          1.184                --
                                                       2003      1.000          1.125                --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2006      1.472          1.839                --
                                                       2005      1.341          1.472                --
                                                       2004      1.180          1.341                --
                                                       2003      1.000          1.180                --

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01).............................................  2006      1.598          1.833            66,476
                                                       2005      1.526          1.598            75,137
                                                       2004      1.236          1.526                --
                                                       2003      1.000          1.236                --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98).............................................  2006      1.259          1.338                --
                                                       2005      1.184          1.259            26,121
                                                       2004      1.136          1.184                --
                                                       2003      1.000          1.136                --

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98).............................................  2006      1.468          1.600                --
                                                       2005      1.335          1.468                --
                                                       2004      1.172          1.335                --
                                                       2003      1.000          1.172                --

  Travelers Equity Income Subaccount (5/03)..........  2006      1.243          1.304                --
                                                       2005      1.217          1.243           181,360
                                                       2004      1.132          1.217                --
                                                       2003      1.000          1.132                --

  Travelers Federated High Yield Subaccount (5/02)...  2006      1.181          1.209                --
                                                       2005      1.177          1.181           169,951
                                                       2004      1.090          1.177                --
                                                       2003      1.000          1.090                --

  Travelers Large Cap Subaccount (8/98)..............  2006      1.244          1.280                --
                                                       2005      1.170          1.244            99,415
                                                       2004      1.123          1.170                --
                                                       2003      1.000          1.123                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Managed Income Subaccount (7/98).........  2006      1.026          1.015                --
                                                       2005      1.035          1.026           315,130
                                                       2004      1.029          1.035                --
                                                       2003      1.000          1.029                --

  Travelers Mercury Large Cap Core Subaccount
  (11/98)............................................  2006      1.353          1.434                --
                                                       2005      1.235          1.353             7,394
                                                       2004      1.089          1.235                --
                                                       2003      1.000          1.089                --

  Travelers MFS Mid Cap Growth Subaccount (5/00).....  2006      1.273          1.344                --
                                                       2005      1.263          1.273           286,980
                                                       2004      1.131          1.263                --
                                                       2003      1.000          1.131                --

  Travelers MFS Total Return Subaccount (11/05)......  2006      1.009          1.040                --
                                                       2005      1.000          1.009            39,965

  Travelers MFS Value Subaccount (11/98).............  2006      1.351          1.457                --
                                                       2005      1.297          1.351           276,968
                                                       2004      1.143          1.297                --
                                                       2003      1.000          1.143                --

  Travelers Mondrian International Stock Subaccount
  (7/98).............................................  2006      1.405          1.611                --
                                                       2005      1.311          1.405           273,549
                                                       2004      1.158          1.311                --
                                                       2003      1.000          1.158                --

  Travelers Pioneer Fund Subaccount (5/03)...........  2006      1.270          1.345                --
                                                       2005      1.225          1.270           150,426
                                                       2004      1.126          1.225                --
                                                       2003      1.000          1.126                --

  Travelers Pioneer Mid Cap Value Subaccount (5/05)..  2006      1.083          1.137                --
                                                       2005      1.000          1.083            60,969

  Travelers Strategic Equity Subaccount (5/01).......  2006      1.201          1.251                --
                                                       2005      1.203          1.201            47,461
                                                       2004      1.116          1.203                --
                                                       2003      1.000          1.116                --

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)..................................  2006      1.137          1.307                --
                                                       2005      1.000          1.137            34,753

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)..................................  2006      1.103          1.263                --
                                                       2005      1.000          1.103            34,866

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers U.S. Government Securities Subaccount
  (8/98).............................................  2006      1.086          1.045                --
                                                       2005      1.064          1.086            56,166
                                                       2004      1.025          1.064                --
                                                       2003      1.000          1.025                --

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).........................................  2006      1.225          1.230            20,411
                                                       2005      1.164          1.225            35,270
                                                       2004      1.114          1.164                --
                                                       2003      1.000          1.114                --

Variable Insurance Products Fund
  VIP Mid Cap Subaccount (Service Class 2) (5/01)....  2006      1.686          1.854           144,657
                                                       2005      1.460          1.686           189,275
                                                       2004      1.197          1.460                --
                                                       2003      1.000          1.197                --

Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98).................................  2006      1.560          1.766                --
                                                       2005      1.368          1.560                --
                                                       2004      1.198          1.368                --
                                                       2003      1.000          1.198                --




                         SEPARATE ACCOUNT CHARGES 2.25%


                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2006      1.000          1.075                 --

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01).............................................  2006      1.348          1.413                 --
                                                       2005      1.305          1.348                 --
                                                       2004      1.262          1.305                 --
                                                       2003      1.000          1.262                 --

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01)...................................  2006      1.479          1.542                 --
                                                       2005      1.446          1.479            437,099
                                                       2004      1.329          1.446            484,004
                                                       2003      1.000          1.329            227,532

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01)...................................  2006      1.487          1.444                 --
                                                       2005      1.324          1.487            299,839
                                                       2004      1.250          1.324            357,309
                                                       2003      1.000          1.250            267,913

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2006      1.595          1.878          2,378,232
                                                       2005      1.430          1.595          2,466,366
                                                       2004      1.288          1.430          2,200,859
                                                       2003      1.000          1.288            914,212

  American Funds Growth Subaccount (Class 2) (5/03)..  2006      1.551          1.672          7,122,886
                                                       2005      1.365          1.551          8,009,511
                                                       2004      1.241          1.365          7,302,198
                                                       2003      1.000          1.241          3,253,276

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2006      1.392          1.568          7,613,090
                                                       2005      1.345          1.392          8,465,680
                                                       2004      1.246          1.345          8,393,182
                                                       2003      1.000          1.246          2,734,692

Capital Appreciation Fund
  Capital Appreciation Fund (5/05)...................  2006      1.141          1.126                 --
                                                       2005      1.000          1.141              2,660

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98).............................................  2006      2.204          2.856              8,044
                                                       2005      1.762          2.204              9,469
                                                       2004      1.442          1.762             10,777
                                                       2003      1.000          1.442             11,337

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98).............................................  2006      1.837          2.382          1,036,314
                                                       2005      1.753          1.837          1,425,710
                                                       2004      1.364          1.753          1,584,321
                                                       2003      1.000          1.364            871,698

  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98).....................................  2006      1.852          2.105            831,183
                                                       2005      1.731          1.852          1,097,664
                                                       2004      1.458          1.731          1,289,003
                                                       2003      1.000          1.458            674,431

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98).....................................  2006      1.301          1.482            618,996
                                                       2005      1.275          1.301            734,376
                                                       2004      1.241          1.275            725,577
                                                       2003      1.000          1.241            442,816

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (9/98).....................................  2006      1.517          1.539            127,108
                                                       2005      1.467          1.517            153,162
                                                       2004      1.347          1.467            171,958
                                                       2003      1.000          1.347             87,769

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).......................  2006      1.564          1.662          1,199,204
                                                       2005      1.526          1.564          1,463,829
                                                       2004      1.400          1.526          1,526,199
                                                       2003      1.000          1.400          1,119,874

  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.504          1.741                 --
                                                       2005      1.391          1.504          1,454,572
                                                       2004      1.263          1.391          1,645,352
                                                       2003      1.000          1.263            814,594

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (11/98).......................  2006      2.300          2.880            848,286
                                                       2005      1.846          2.300          1,027,732
                                                       2004      1.513          1.846          1,050,348
                                                       2003      1.000          1.513            460,993

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98)...................................  2006      1.681          1.997          2,809,147
                                                       2005      1.561          1.681          3,469,797
                                                       2004      1.347          1.561          3,659,739
                                                       2003      1.000          1.347          1,542,049

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00).....................................  2006      1.490          1.591                 --
                                                       2005      1.359          1.490             49,455
                                                       2004      1.245          1.359             17,227
                                                       2003      1.000          1.245             16,789

  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)............................  2006      2.108          3.023             60,509
                                                       2005      1.634          2.108             87,270
                                                       2004      1.408          1.634            101,843
                                                       2003      1.000          1.408            188,747

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00).....................................  2006      1.744          1.932            269,764
                                                       2005      1.592          1.744            284,353
                                                       2004      1.351          1.592            282,336
                                                       2003      1.000          1.351            367,583

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)......  2006      1.517          1.693                 --
                                                       2005      1.492          1.517            211,420
                                                       2004      1.328          1.492            158,979
                                                       2003      1.000          1.328            113,935

Legg Mason Partners Investment Series
  LMPIS Dividend Strategy Subaccount (5/02)..........  2006      1.235          1.424            453,565
                                                       2005      1.265          1.235            650,105
                                                       2004      1.252          1.265            589,089
                                                       2003      1.000          1.252            298,164

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunties Subaccount
  (5/01).............................................  2006      1.671          1.844            473,347
                                                       2005      1.629          1.671            621,190
                                                       2004      1.441          1.629          1,106,896
                                                       2003      1.000          1.441            306,971

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).........  2006      1.509          1.743            224,249
                                                       2005      1.484          1.509            268,561
                                                       2004      1.401          1.484            449,721
                                                       2003      1.000          1.401            212,563

  LMPVPI Global High Yield Bond Subaccount (Class I)
  (11/05)............................................  2006      1.011          1.094             52,887
                                                       2005      1.000          1.011              7,552

  LMPVPI Investors Subaccount (Class I) (10/98)......  2006      1.507          1.743            968,606
                                                       2005      1.447          1.507          1,339,032
                                                       2004      1.341          1.447          1,284,573
                                                       2003      1.000          1.341            800,109

  LMPVPI Small Cap Growth Subaccount (Class I)
  (11/05)............................................  2006      1.035          1.141            218,858
                                                       2005      1.010          1.035              5,452

Legg Mason Partners Variable Portfolios II
  LMPVPII Appreciation Subaccount (5/01).............  2006      1.364          1.531          2,427,559
                                                       2005      1.338          1.364          2,761,874
                                                       2004      1.257          1.338          3,197,018
                                                       2003      1.000          1.257          1,975,761

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPII Fundamental Value Subaccount (5/01)........  2006      1.540          1.758          2,399,351
                                                       2005      1.503          1.540          3,083,614
                                                       2004      1.420          1.503          3,559,341
                                                       2003      1.000          1.420          1,889,614

Legg Mason Partners Variable Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income Subaccount (5/04)..  2006      0.993          1.011            775,720
                                                       2005      0.992          0.993            888,947
                                                       2004      1.000          0.992          1,072,675

  LMPVPIII Aggressive Growth Subaccount (5/00).......  2006      1.578          1.679          3,606,213
                                                       2005      1.445          1.578          4,520,876
                                                       2004      1.345          1.445          4,753,800
                                                       2003      1.000          1.345          2,580,040

  LMPVPIII High Income Subaccount (8/98).............  2006      1.325          1.438          1,322,631
                                                       2005      1.321          1.325          1,575,439
                                                       2004      1.223          1.321          1,723,131
                                                       2003      1.000          1.223          1,049,128

  LMPVPIII Large Cap Growth Subaccount (8/98)........  2006      1.470          1.504          3,080,806
                                                       2005      1.429          1.470          3,790,744
                                                       2004      1.456          1.429          4,374,147
                                                       2003      1.000          1.456          2,303,053

  LMPVPIII Mid Cap Core Subaccount (5/01)............  2006      1.511          1.697          1,373,973
                                                       2005      1.427          1.511          1,762,052
                                                       2004      1.322          1.427          1,936,426
                                                       2003      1.000          1.322          1,246,271

  LMPVPIII Money Market Subaccount (9/98)............  2006      0.978          1.000          2,589,003
                                                       2005      0.973          0.978          2,655,641
                                                       2004      0.986          0.973          2,954,897
                                                       2003      1.000          0.986            844,055

Legg Mason Partners Variable Portfolios IV
  LMPVPIV Multiple Discipline Subaccount-All Cap
  Growth and Value (5/04)............................  2006      1.071          1.190          3,749,086
                                                       2005      1.041          1.071          6,533,653
                                                       2004      1.001          1.041          6,179,426

  LMPVPIV Multiple Discipline Subaccount-Global All
  Cap Growth and Value (5/04)........................  2006      1.113          1.253          1,131,766
                                                       2005      1.068          1.113          1,662,299
                                                       2004      0.998          1.068            622,767

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPIV Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)............................  2006      1.048          1.151            452,108
                                                       2005      1.035          1.048            578,576
                                                       2004      1.000          1.035            739,669

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (5/03).............................................  2006      1.376          1.578          2,371,340
                                                       2005      1.363          1.376          3,034,727
                                                       2004      1.237          1.363          2,824,721
                                                       2003      1.000          1.237          1,163,832

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03).............................................  2006      1.608          1.764          2,749,138
                                                       2005      1.519          1.608          4,129,652
                                                       2004      1.252          1.519          4,278,276
                                                       2003      1.000          1.252          1,982,499

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2006      1.863          1.767                 --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06).............................................  2006      1.313          1.378          2,066,591

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2006      1.625          1.714            121,342

  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.262          1.339             87,622

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2006      1.831          2.009          1,269,019

  MIST Janus Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.126          1.149             12,723

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)............................................  2006      1.044          1.088            738,256
                                                       2005      1.000          1.044             44,733

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)..................................  2006      1.024          1.180          2,577,183
                                                       2005      1.000          1.024             14,686

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (11/05)............................................  2006      1.035          1.135            200,599
                                                       2005      1.000          1.035             17,107

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.527          1.502            243,380

  MIST Met/AIM Small Cap Growth Subaccount (Class A)
  (4/06).............................................  2006      1.306          1.291             54,036

  MIST MFS Research International Subaccount (Class
  B) (11/05).........................................  2006      1.060          1.312            776,079
                                                       2005      1.000          1.060             14,971

  MIST MFS Value Subaccount (Class A) (4/06).........  2006      1.630          1.793            968,555

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Neuberger Berman Real Estate Subaccount (Class
  B) (11/05).........................................  2006      1.074          1.445            174,887
                                                       2005      1.000          1.074              9,731

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)..................................  2006      0.999          0.981            133,888
                                                       2005      1.000          0.999             26,279

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)............................................  2006      1.011          1.033          1,449,491
                                                       2005      1.000          1.011            106,626

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2006      1.443          1.544            286,046

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.137          1.191            149,210

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (11/06).........................................  2006      1.693          1.728            182,903

  MIST Van Kampen Comstock Subaccount (Class B)
  (12/05)............................................  2006      1.009          1.145             94,246
                                                       2005      1.012          1.009                 --

  MIST Van Kampen Mid-Cap Growth Subaccount (Class B)
  (11/05)............................................  2006      1.032          1.094            361,388
                                                       2005      1.000          1.032             50,364

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2006      1.602          1.557            733,826

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06).............................................  2006      1.039          1.074          3,355,002

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2006      1.429          1.443            901,635

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2006      1.420          1.450            830,690

  MSF MFS Total Return Subaccount (Class F) (4/06)...  2006      1.040          1.107             28,317

  MSF Salomon Brothers U.S. Governement Subaccount
  (Class B) (11/05) *................................  2006      1.005          0.993                 --
                                                       2005      1.000          1.005             20,975

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2006      0.998          1.064            399,459

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2006      1.025          1.057            798,318

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)......................................  2006      0.991          0.975             17,119
                                                       2005      1.000          0.991             56,983

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2006      1.050          1.066         10,248,454
                                                       2005      1.048          1.050         12,275,319
                                                       2004      1.022          1.048         11,809,695
                                                       2003      1.000          1.022          5,186,452

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2006      1.470          1.596                 --
                                                       2005      1.402          1.470                 --
                                                       2004      1.333          1.402              2,297
                                                       2003      1.000          1.333              2,275

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2006      1.657          2.069            102,705
                                                       2005      1.510          1.657            135,576
                                                       2004      1.329          1.510            177,649
                                                       2003      1.000          1.329            123,759

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01).............................................  2006      1.991          2.283            306,710
                                                       2005      1.902          1.991            342,791
                                                       2004      1.541          1.902            335,159
                                                       2003      1.000          1.541            192,053

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98).............................................  2006      1.437          1.527                 --
                                                       2005      1.352          1.437            238,619
                                                       2004      1.298          1.352            283,781
                                                       2003      1.000          1.298            215,165

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98).............................................  2006      1.710          1.863                 --
                                                       2005      1.555          1.710                 --
                                                       2004      1.366          1.555                 --
                                                       2003      1.000          1.366                 --

  Travelers Equity Income Subaccount (5/03)..........  2006      1.354          1.420                 --
                                                       2005      1.326          1.354            963,533
                                                       2004      1.234          1.326            939,586
                                                       2003      1.000          1.234            511,975

  Travelers Federated High Yield Subaccount (5/02)...  2006      1.284          1.313                 --
                                                       2005      1.280          1.284          2,710,408
                                                       2004      1.186          1.280          2,708,708
                                                       2003      1.000          1.186          1,564,317

  Travelers Large Cap Subaccount (8/98)..............  2006      1.390          1.429                 --
                                                       2005      1.308          1.390          1,045,024
                                                       2004      1.256          1.308            984,150
                                                       2003      1.000          1.256            620,861

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Managed Income Subaccount (7/98).........  2006      1.051          1.039                 --
                                                       2005      1.061          1.051          4,185,217
                                                       2004      1.055          1.061          4,426,510
                                                       2003      1.000          1.055          1,849,660

  Travelers Mercury Large Cap Core Subaccount
  (11/98)............................................  2006      1.534          1.625                 --
                                                       2005      1.400          1.534             21,927
                                                       2004      1.236          1.400             35,095
                                                       2003      1.000          1.236             14,244

  Travelers MFS Mid Cap Growth Subaccount (5/00).....  2006      1.517          1.602                 --
                                                       2005      1.506          1.517            937,755
                                                       2004      1.350          1.506            900,000
                                                       2003      1.000          1.350            529,759

  Travelers MFS Total Return Subaccount (11/05)......  2006      1.009          1.040                 --
                                                       2005      1.000          1.009             14,070

  Travelers MFS Value Subaccount (11/98).............  2006      1.511          1.630                 --
                                                       2005      1.452          1.511          1,269,076
                                                       2004      1.280          1.452          1,089,185
                                                       2003      1.000          1.280          1,010,704

  Travelers Mondrian International Stock Subaccount
  (7/98).............................................  2006      1.597          1.831                 --
                                                       2005      1.492          1.597          2,042,158
                                                       2004      1.318          1.492          2,055,744
                                                       2003      1.000          1.318            879,858

  Travelers Pioneer Fund Subaccount (5/03)...........  2006      1.363          1.443                 --
                                                       2005      1.315          1.363            325,883
                                                       2004      1.210          1.315            385,499
                                                       2003      1.000          1.210            297,037

  Travelers Pioneer Mid Cap Value Subaccount (5/05)..  2006      1.082          1.137                 --
                                                       2005      1.000          1.082             63,432

  Travelers Strategic Equity Subaccount (5/01).......  2006      1.412          1.470                 --
                                                       2005      1.415          1.412            115,477
                                                       2004      1.313          1.415            104,085
                                                       2003      1.000          1.313             66,114

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)..................................  2006      1.137          1.306                 --
                                                       2005      1.000          1.137             49,461

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)..................................  2006      1.103          1.262                 --
                                                       2005      1.000          1.103             15,063

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers U.S. Government Securities Subaccount
  (8/98).............................................  2006      1.066          1.025                 --
                                                       2005      1.045          1.066            810,471
                                                       2004      1.007          1.045            984,777
                                                       2003      1.000          1.007            362,745

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).........................................  2006      1.375          1.380             86,445
                                                       2005      1.306          1.375             81,882
                                                       2004      1.251          1.306             83,134
                                                       2003      1.000          1.251             67,027

Variable Insurance Products Fund
  VIP Mid Cap Subaccount (Service Class 2) (5/01)....  2006      1.983          2.179            828,025
                                                       2005      1.718          1.983          1,009,977
                                                       2004      1.409          1.718          1,096,562
                                                       2003      1.000          1.409            608,924

Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98).................................  2006      1.887          2.135                 --
                                                       2005      1.657          1.887                 --
                                                       2004      1.451          1.657                 --
                                                       2003      1.000          1.451                 --




                         SEPARATE ACCOUNT CHARGES 2.35%


                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2006      1.000          1.074                --

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01).............................................  2006      1.344          1.408                --
                                                       2005      1.302          1.344                --
                                                       2004      1.261          1.302                --
                                                       2003      1.000          1.261                --

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01)...................................  2006      1.474          1.537                --
                                                       2005      1.443          1.474           146,898
                                                       2004      1.328          1.443                --
                                                       2003      1.000          1.328                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01)...................................  2006      1.482          1.439                --
                                                       2005      1.321          1.482            14,864
                                                       2004      1.249          1.321                --
                                                       2003      1.000          1.249                --

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2006      1.590          1.871           220,381
                                                       2005      1.427          1.590           218,463
                                                       2004      1.287          1.427             9,281
                                                       2003      1.000          1.287             9,281

  American Funds Growth Subaccount (Class 2) (5/03)..  2006      1.547          1.665           711,218
                                                       2005      1.363          1.547           639,741
                                                       2004      1.240          1.363             8,000
                                                       2003      1.000          1.240             8,000

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2006      1.388          1.562           516,202
                                                       2005      1.342          1.388           482,371
                                                       2004      1.245          1.342            26,940
                                                       2003      1.000          1.245            16,887

Capital Appreciation Fund
  Capital Appreciation Fund (5/05)...................  2006      1.140          1.125                --
                                                       2005      1.000          1.140                --

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98).............................................  2006      2.197          2.845                --
                                                       2005      1.758          2.197                --
                                                       2004      1.441          1.758                --
                                                       2003      1.000          1.441                --

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98).............................................  2006      1.832          2.373           118,954
                                                       2005      1.750          1.832           165,747
                                                       2004      1.363          1.750            19,873
                                                       2003      1.000          1.363            13,505

  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98).....................................  2006      1.847          2.096           109,136
                                                       2005      1.728          1.847           146,797
                                                       2004      1.456          1.728            37,180
                                                       2003      1.000          1.456            21,929

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98).....................................  2006      1.298          1.476            21,481
                                                       2005      1.273          1.298            22,450
                                                       2004      1.240          1.273            18,676
                                                       2003      1.000          1.240                --

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (9/98).....................................  2006      1.513          1.534            11,481
                                                       2005      1.464          1.513            28,703
                                                       2004      1.346          1.464                --
                                                       2003      1.000          1.346                --

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).......................  2006      1.559          1.655            38,978
                                                       2005      1.523          1.559            52,519
                                                       2004      1.399          1.523            27,179
                                                       2003      1.000          1.399            35,818

  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.500          1.734                --
                                                       2005      1.389          1.500           149,204
                                                       2004      1.262          1.389            61,960
                                                       2003      1.000          1.262            62,488

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (11/98).......................  2006      2.293          2.869           131,969
                                                       2005      1.842          2.293           142,579
                                                       2004      1.512          1.842             9,005
                                                       2003      1.000          1.512             3,028

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98)...................................  2006      1.677          1.989           722,468
                                                       2005      1.558          1.677           680,177
                                                       2004      1.346          1.558            56,995
                                                       2003      1.000          1.346           307,258

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00).....................................  2006      1.486          1.586                --
                                                       2005      1.357          1.486             3,441
                                                       2004      1.244          1.357                --
                                                       2003      1.000          1.244                --

  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)............................  2006      2.102          3.011                --
                                                       2005      1.631          2.102                --
                                                       2004      1.407          1.631                --
                                                       2003      1.000          1.407                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00).....................................  2006      1.739          1.924             3,906
                                                       2005      1.589          1.739             4,799
                                                       2004      1.350          1.589                --
                                                       2003      1.000          1.350                --

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)......  2006      1.513          1.687                --
                                                       2005      1.490          1.513                --
                                                       2004      1.327          1.490                --
                                                       2003      1.000          1.327                --

Legg Mason Partners Investment Series
  LMPIS Dividend Strategy Subaccount (5/02)..........  2006      1.231          1.418            71,357
                                                       2005      1.263          1.231            70,689
                                                       2004      1.251          1.263                --
                                                       2003      1.000          1.251                --

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunties Subaccount
  (5/01).............................................  2006      1.666          1.837            21,217
                                                       2005      1.626          1.666            21,260
                                                       2004      1.440          1.626                --
                                                       2003      1.000          1.440             2,159

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).........  2006      1.505          1.737            30,989
                                                       2005      1.481          1.505            83,993
                                                       2004      1.400          1.481            79,709
                                                       2003      1.000          1.400            62,932

  LMPVPI Global High Yield Bond Subaccount (Class I)
  (11/05)............................................  2006      1.011          1.093            20,989
                                                       2005      1.000          1.011                --

  LMPVPI Investors Subaccount (Class I) (10/98)......  2006      1.503          1.736           241,084
                                                       2005      1.444          1.503           313,947
                                                       2004      1.340          1.444            39,630
                                                       2003      1.000          1.340            19,278

  LMPVPI Small Cap Growth Subaccount (Class I)
  (11/05)............................................  2006      1.035          1.140            86,901
                                                       2005      1.010          1.035                --

Legg Mason Partners Variable Portfolios II
  LMPVPII Appreciation Subaccount (5/01).............  2006      1.360          1.525           132,822
                                                       2005      1.335          1.360           163,547
                                                       2004      1.256          1.335            26,073
                                                       2003      1.000          1.256            23,846

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPII Fundamental Value Subaccount (5/01)........  2006      1.535          1.752            72,074
                                                       2005      1.500          1.535            42,753
                                                       2004      1.419          1.500            29,802
                                                       2003      1.000          1.419           468,509

Legg Mason Partners Variable Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income Subaccount (5/04)..  2006      0.991          1.008            10,294
                                                       2005      0.991          0.991            10,310
                                                       2004      1.000          0.991                --

  LMPVPIII Aggressive Growth Subaccount (5/00).......  2006      1.573          1.672           557,804
                                                       2005      1.443          1.573           578,668
                                                       2004      1.343          1.443           111,209
                                                       2003      1.000          1.343           280,940

  LMPVPIII High Income Subaccount (8/98).............  2006      1.322          1.433            37,835
                                                       2005      1.319          1.322            67,209
                                                       2004      1.222          1.319            47,830
                                                       2003      1.000          1.222            26,854

  LMPVPIII Large Cap Growth Subaccount (8/98)........  2006      1.466          1.498           276,985
                                                       2005      1.426          1.466           281,852
                                                       2004      1.455          1.426            67,975
                                                       2003      1.000          1.455           306,622

  LMPVPIII Mid Cap Core Subaccount (5/01)............  2006      1.507          1.690            71,019
                                                       2005      1.424          1.507            69,848
                                                       2004      1.321          1.424            24,184
                                                       2003      1.000          1.321            23,301

  LMPVPIII Money Market Subaccount (9/98)............  2006      0.975          0.996           512,722
                                                       2005      0.971          0.975           224,882
                                                       2004      0.985          0.971            43,883
                                                       2003      1.000          0.985            31,732

Legg Mason Partners Variable Portfolios IV
  LMPVPIV Multiple Discipline Subaccount-All Cap
  Growth and Value (5/04)............................  2006      1.070          1.187           118,225
                                                       2005      1.040          1.070           357,426
                                                       2004      1.001          1.040            15,647

  LMPVPIV Multiple Discipline Subaccount-Global All
  Cap Growth and Value (5/04)........................  2006      1.111          1.250           214,059
                                                       2005      1.067          1.111           213,681
                                                       2004      0.998          1.067                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPIV Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)............................  2006      1.046          1.148            67,315
                                                       2005      1.034          1.046           213,730
                                                       2004      1.000          1.034            76,304

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (5/03).............................................  2006      1.372          1.572           328,530
                                                       2005      1.361          1.372           509,004
                                                       2004      1.237          1.361            44,374
                                                       2003      1.000          1.237            15,381

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03).............................................  2006      1.603          1.758           385,217
                                                       2005      1.517          1.603           543,119
                                                       2004      1.252          1.517            49,755
                                                       2003      1.000          1.252            15,556

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2006      1.858          1.760                --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06).............................................  2006      1.309          1.373           250,388

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2006      1.620          1.707            58,820

  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.261          1.337            27,500

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2006      1.825          2.001            88,868

  MIST Janus Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.125          1.148                --

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)............................................  2006      1.044          1.087           128,295
                                                       2005      1.000          1.044            61,614

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)..................................  2006      1.024          1.178           645,307
                                                       2005      1.000          1.024             2,209

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (11/05)............................................  2006      1.035          1.134           216,236
                                                       2005      1.000          1.035            74,097

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.522          1.496             1,559

  MIST Met/AIM Small Cap Growth Subaccount (Class A)
  (4/06).............................................  2006      1.305          1.289            91,856

  MIST MFS Research International Subaccount (Class
  B) (11/05).........................................  2006      1.060          1.310            68,793
                                                       2005      1.000          1.060             1,668

  MIST MFS Value Subaccount (Class A) (4/06).........  2006      1.624          1.786            96,999

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Neuberger Berman Real Estate Subaccount (Class
  B) (11/05).........................................  2006      1.074          1.443            42,321
                                                       2005      1.000          1.074             7,766

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)..................................  2006      0.999          0.980           247,569
                                                       2005      1.000          0.999            41,007

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)............................................  2006      1.011          1.032           474,084
                                                       2005      1.000          1.011           138,019

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2006      1.438          1.539            71,014

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.135          1.189           129,846

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (11/06).........................................  2006      1.687          1.722             2,822

  MIST Van Kampen Comstock Subaccount (Class B)
  (12/05)............................................  2006      1.009          1.144                --
                                                       2005      1.012          1.009                --

  MIST Van Kampen Mid-Cap Growth Subaccount (Class B)
  (11/05)............................................  2006      1.032          1.093           106,095
                                                       2005      1.000          1.032            39,797

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2006      1.597          1.551           138,338

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06).............................................  2006      1.036          1.070           432,016

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2006      1.425          1.437             1,495

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2006      1.416          1.445            30,233

  MSF MFS Total Return Subaccount (Class F) (4/06)...  2006      1.039          1.105           110,132

  MSF Salomon Brothers U.S. Governement Subaccount
  (Class B) (11/05) *................................  2006      1.005          0.993                --
                                                       2005      1.000          1.005                --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2006      0.998          1.063            18,926

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2006      1.022          1.052           209,882

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)......................................  2006      0.990          0.974           234,961
                                                       2005      1.000          0.990           439,934

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2006      1.047          1.062         1,002,586
                                                       2005      1.047          1.047         1,149,227
                                                       2004      1.022          1.047            96,919
                                                       2003      1.000          1.022            29,098

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2006      1.466          1.590                --
                                                       2005      1.399          1.466                --
                                                       2004      1.332          1.399                --
                                                       2003      1.000          1.332                --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2006      1.652          2.061                --
                                                       2005      1.507          1.652                --
                                                       2004      1.328          1.507                --
                                                       2003      1.000          1.328                --

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01).............................................  2006      1.985          2.274            25,389
                                                       2005      1.899          1.985            25,481
                                                       2004      1.540          1.899                --
                                                       2003      1.000          1.540                --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98).............................................  2006      1.433          1.522                --
                                                       2005      1.349          1.433             5,081
                                                       2004      1.297          1.349             1,694
                                                       2003      1.000          1.297             1,730

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98).............................................  2006      1.705          1.858                --
                                                       2005      1.552          1.705                --
                                                       2004      1.365          1.552                --
                                                       2003      1.000          1.365                --

  Travelers Equity Income Subaccount (5/03)..........  2006      1.351          1.416                --
                                                       2005      1.324          1.351            61,945
                                                       2004      1.233          1.324             6,821
                                                       2003      1.000          1.233                --

  Travelers Federated High Yield Subaccount (5/02)...  2006      1.280          1.309                --
                                                       2005      1.278          1.280           296,069
                                                       2004      1.185          1.278            61,352
                                                       2003      1.000          1.185            79,824

  Travelers Large Cap Subaccount (8/98)..............  2006      1.386          1.425                --
                                                       2005      1.305          1.386            66,089
                                                       2004      1.255          1.305                --
                                                       2003      1.000          1.255                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Managed Income Subaccount (7/98).........  2006      1.048          1.036                --
                                                       2005      1.059          1.048           556,089
                                                       2004      1.054          1.059            88,943
                                                       2003      1.000          1.054           734,438

  Travelers Mercury Large Cap Core Subaccount
  (11/98)............................................  2006      1.530          1.620                --
                                                       2005      1.398          1.530             2,690
                                                       2004      1.235          1.398                --
                                                       2003      1.000          1.235                --

  Travelers MFS Mid Cap Growth Subaccount (5/00).....  2006      1.513          1.597                --
                                                       2005      1.503          1.513           146,069
                                                       2004      1.348          1.503            16,019
                                                       2003      1.000          1.348            11,981

  Travelers MFS Total Return Subaccount (11/05)......  2006      1.009          1.039                --
                                                       2005      1.000          1.009             8,209

  Travelers MFS Value Subaccount (11/98).............  2006      1.507          1.624                --
                                                       2005      1.449          1.507            83,505
                                                       2004      1.279          1.449                --
                                                       2003      1.000          1.279                --

  Travelers Mondrian International Stock Subaccount
  (7/98).............................................  2006      1.593          1.825                --
                                                       2005      1.489          1.593           176,641
                                                       2004      1.317          1.489            17,381
                                                       2003      1.000          1.317                --

  Travelers Pioneer Fund Subaccount (5/03)...........  2006      1.359          1.438                --
                                                       2005      1.313          1.359            71,495
                                                       2004      1.209          1.313             8,495
                                                       2003      1.000          1.209                --

  Travelers Pioneer Mid Cap Value Subaccount (5/05)..  2006      1.081          1.135                --
                                                       2005      1.000          1.081            92,928

  Travelers Strategic Equity Subaccount (5/01).......  2006      1.408          1.465                --
                                                       2005      1.412          1.408                --
                                                       2004      1.312          1.412                --
                                                       2003      1.000          1.312                --

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)..................................  2006      1.136          1.305                --
                                                       2005      1.000          1.136            97,342

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)..................................  2006      1.102          1.261                --
                                                       2005      1.000          1.102            29,724

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers U.S. Government Securities Subaccount
  (8/98).............................................  2006      1.063          1.022                --
                                                       2005      1.043          1.063           141,905
                                                       2004      1.006          1.043            10,085
                                                       2003      1.000          1.006            13,081

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).........................................  2006      1.371          1.374            35,102
                                                       2005      1.304          1.371            21,963
                                                       2004      1.250          1.304             3,347
                                                       2003      1.000          1.250                --

Variable Insurance Products Fund
  VIP Mid Cap Subaccount (Service Class 2) (5/01)....  2006      1.977          2.171            29,516
                                                       2005      1.715          1.977            51,114
                                                       2004      1.408          1.715             5,974
                                                       2003      1.000          1.408                --

Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98).................................  2006      1.882          2.127                --
                                                       2005      1.653          1.882                --
                                                       2004      1.450          1.653                --
                                                       2003      1.000          1.450                --




                         SEPARATE ACCOUNT CHARGES 2.45%


                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2006      1.000          1.074               --

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01).............................................  2006      1.182          1.237               --
                                                       2005      1.146          1.182               --
                                                       2004      1.110          1.146               --
                                                       2003      1.000          1.110               --

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01)...................................  2006      1.239          1.291               --
                                                       2005      1.214          1.239           65,336
                                                       2004      1.118          1.214               --
                                                       2003      1.000          1.118               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01)...................................  2006      1.293          1.254               --
                                                       2005      1.154          1.293            4,128
                                                       2004      1.091          1.154               --
                                                       2003      1.000          1.091               --

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2006      1.462          1.718               --
                                                       2005      1.313          1.462               --
                                                       2004      1.186          1.313               --
                                                       2003      1.000          1.186               --

  American Funds Growth Subaccount (Class 2) (5/03)..  2006      1.428          1.536           38,858
                                                       2005      1.259          1.428           39,903
                                                       2004      1.147          1.259               --
                                                       2003      1.000          1.147               --

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2006      1.274          1.432           53,642
                                                       2005      1.233          1.274           54,339
                                                       2004      1.145          1.233               --
                                                       2003      1.000          1.145               --

Capital Appreciation Fund
  Capital Appreciation Fund (5/05)...................  2006      1.139          1.124               --
                                                       2005      1.000          1.139               --

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98).............................................  2006      1.859          2.404               --
                                                       2005      1.489          1.859               --
                                                       2004      1.222          1.489               --
                                                       2003      1.000          1.222               --

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98).............................................  2006      1.530          1.981           22,823
                                                       2005      1.463          1.530           26,065
                                                       2004      1.141          1.463               --
                                                       2003      1.000          1.141               --

  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98).....................................  2006      1.502          1.703           12,347
                                                       2005      1.406          1.502           13,083
                                                       2004      1.186          1.406               --
                                                       2003      1.000          1.186               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98).....................................  2006      1.159          1.318               --
                                                       2005      1.138          1.159               --
                                                       2004      1.110          1.138               --
                                                       2003      1.000          1.110               --

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (9/98).....................................  2006      1.286          1.302               --
                                                       2005      1.246          1.286               --
                                                       2004      1.147          1.246               --
                                                       2003      1.000          1.147               --

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).......................  2006      1.324          1.405               --
                                                       2005      1.295          1.324               --
                                                       2004      1.191          1.295               --
                                                       2003      1.000          1.191               --

  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.323          1.528               --
                                                       2005      1.226          1.323            1,138
                                                       2004      1.116          1.226               --
                                                       2003      1.000          1.116               --

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (11/98).......................  2006      1.908          2.385           13,875
                                                       2005      1.535          1.908           15,333
                                                       2004      1.261          1.535               --
                                                       2003      1.000          1.261               --

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98)...................................  2006      1.460          1.730           69,569
                                                       2005      1.358          1.460           71,475
                                                       2004      1.174          1.358               --
                                                       2003      1.000          1.174               --

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00).....................................  2006      1.336          1.425               --
                                                       2005      1.221          1.336          105,814
                                                       2004      1.121          1.221               --
                                                       2003      1.000          1.121               --

  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)............................  2006      1.818          2.601               --
                                                       2005      1.412          1.818               --
                                                       2004      1.219          1.412               --
                                                       2003      1.000          1.219               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00).....................................  2006      1.465          1.620               --
                                                       2005      1.340          1.465               --
                                                       2004      1.140          1.340               --
                                                       2003      1.000          1.140               --

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)......  2006      1.333          1.485               --
                                                       2005      1.313          1.333           49,505
                                                       2004      1.171          1.313               --
                                                       2003      1.000          1.171               --

Legg Mason Partners Investment Series
  LMPIS Dividend Strategy Subaccount (5/02)..........  2006      1.081          1.244            2,118
                                                       2005      1.109          1.081            2,214
                                                       2004      1.100          1.109               --
                                                       2003      1.000          1.100               --

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunties Subaccount
  (5/01).............................................  2006      1.424          1.568               --
                                                       2005      1.391          1.424               --
                                                       2004      1.233          1.391               --
                                                       2003      1.000          1.233               --

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).........  2006      1.254          1.445               --
                                                       2005      1.235          1.254               --
                                                       2004      1.168          1.235               --
                                                       2003      1.000          1.168               --

  LMPVPI Global High Yield Bond Subaccount (Class I)
  (11/05)............................................  2006      1.011          1.092               --
                                                       2005      1.000          1.011               --

  LMPVPI Investors Subaccount (Class I) (10/98)......  2006      1.282          1.480           66,284
                                                       2005      1.234          1.282           67,971
                                                       2004      1.145          1.234               --
                                                       2003      1.000          1.145               --

  LMPVPI Small Cap Growth Subaccount (Class I)
  (11/05)............................................  2006      1.035          1.139               --
                                                       2005      1.010          1.035               --

Legg Mason Partners Variable Portfolios II
  LMPVPII Appreciation Subaccount (5/01).............  2006      1.208          1.353               --
                                                       2005      1.187          1.208               --
                                                       2004      1.118          1.187               --
                                                       2003      1.000          1.118               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPII Fundamental Value Subaccount (5/01)........  2006      1.260          1.436               --
                                                       2005      1.232          1.260               --
                                                       2004      1.167          1.232               --
                                                       2003      1.000          1.167               --

Legg Mason Partners Variable Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income Subaccount (5/04)..  2006      0.989          1.005           28,239
                                                       2005      0.990          0.989           28,239
                                                       2004      1.000          0.990               --

  LMPVPIII Aggressive Growth Subaccount (5/00).......  2006      1.326          1.407               --
                                                       2005      1.217          1.326               --
                                                       2004      1.134          1.217               --
                                                       2003      1.000          1.134               --

  LMPVPIII High Income Subaccount (8/98).............  2006      1.187          1.285               --
                                                       2005      1.185          1.187            1,274
                                                       2004      1.100          1.185               --
                                                       2003      1.000          1.100               --

  LMPVPIII Large Cap Growth Subaccount (8/98)........  2006      1.173          1.198           18,136
                                                       2005      1.143          1.173           16,679
                                                       2004      1.167          1.143               --
                                                       2003      1.000          1.167               --

  LMPVPIII Mid Cap Core Subaccount (5/01)............  2006      1.317          1.476               --
                                                       2005      1.246          1.317               --
                                                       2004      1.157          1.246               --
                                                       2003      1.000          1.157               --

  LMPVPIII Money Market Subaccount (9/98)............  2006      0.980          1.001           19,916
                                                       2005      0.977          0.980           23,095
                                                       2004      0.993          0.977               --
                                                       2003      1.000          0.993               --

Legg Mason Partners Variable Portfolios IV
  LMPVPIV Multiple Discipline Subaccount-All Cap
  Growth and Value (5/04)............................  2006      1.068          1.184               --
                                                       2005      1.040          1.068               --
                                                       2004      1.001          1.040               --

  LMPVPIV Multiple Discipline Subaccount-Global All
  Cap Growth and Value (5/04)........................  2006      1.109          1.247           20,307
                                                       2005      1.067          1.109           21,185
                                                       2004      0.998          1.067               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPIV Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)............................  2006      1.045          1.145          181,413
                                                       2005      1.034          1.045          181,413
                                                       2004      1.000          1.034               --

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (5/03).............................................  2006      1.261          1.443           37,065
                                                       2005      1.252          1.261           37,757
                                                       2004      1.139          1.252               --
                                                       2003      1.000          1.139               --

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03).............................................  2006      1.475          1.616            2,776
                                                       2005      1.397          1.475            4,800
                                                       2004      1.154          1.397               --
                                                       2003      1.000          1.154               --

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2006      1.589          1.505               --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06).............................................  2006      1.201          1.258               --

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2006      1.425          1.500               --

  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.259          1.335               --

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2006      1.600          1.753           28,609

  MIST Janus Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.124          1.146               --

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)............................................  2006      1.044          1.085               --
                                                       2005      1.000          1.044               --

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)..................................  2006      1.024          1.177           75,889
                                                       2005      1.000          1.024               --

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (11/05)............................................  2006      1.034          1.132               --
                                                       2005      1.000          1.034               --

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.329          1.305               --

  MIST Met/AIM Small Cap Growth Subaccount (Class A)
  (4/06).............................................  2006      1.303          1.286           32,032

  MIST MFS Research International Subaccount (Class
  B) (11/05).........................................  2006      1.060          1.309               --
                                                       2005      1.000          1.060               --

  MIST MFS Value Subaccount (Class A) (4/06).........  2006      1.447          1.590               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Neuberger Berman Real Estate Subaccount (Class
  B) (11/05).........................................  2006      1.074          1.442               --
                                                       2005      1.000          1.074               --

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)..................................  2006      0.999          0.979               --
                                                       2005      1.000          0.999               --

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)............................................  2006      1.011          1.031               --
                                                       2005      1.000          1.011               --

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2006      1.335          1.428           17,220

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.134          1.187           53,814

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (11/06).........................................  2006      1.485          1.515           51,323

  MIST Van Kampen Comstock Subaccount (Class B)
  (12/05)............................................  2006      1.009          1.143               --
                                                       2005      1.012          1.009               --

  MIST Van Kampen Mid-Cap Growth Subaccount (Class B)
  (11/05)............................................  2006      1.032          1.092               --
                                                       2005      1.000          1.032               --

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2006      1.335          1.296           22,350

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06).............................................  2006      1.008          1.040           18,711

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2006      1.271          1.281               --

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2006      1.295          1.321           16,447

  MSF MFS Total Return Subaccount (Class F) (4/06)...  2006      1.039          1.104               --

  MSF Salomon Brothers U.S. Governement Subaccount
  (Class B) (11/05) *................................  2006      1.005          0.992               --
                                                       2005      1.000          1.005               --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2006      0.998          1.063          149,322

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2006      1.038          1.068               --

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)......................................  2006      0.989          0.972           47,354
                                                       2005      1.000          0.989           47,288

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2006      1.047          1.061          132,889
                                                       2005      1.047          1.047          127,726
                                                       2004      1.023          1.047               --
                                                       2003      1.000          1.023               --

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2006      1.235          1.339               --
                                                       2005      1.180          1.235               --
                                                       2004      1.124          1.180               --
                                                       2003      1.000          1.124               --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2006      1.463          1.824               --
                                                       2005      1.336          1.463               --
                                                       2004      1.179          1.336               --
                                                       2003      1.000          1.179               --

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01).............................................  2006      1.588          1.818               --
                                                       2005      1.520          1.588               --
                                                       2004      1.234          1.520               --
                                                       2003      1.000          1.234               --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98).............................................  2006      1.252          1.329               --
                                                       2005      1.179          1.252               --
                                                       2004      1.135          1.179               --
                                                       2003      1.000          1.135               --

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98).............................................  2006      1.459          1.589               --
                                                       2005      1.330          1.459               --
                                                       2004      1.170          1.330               --
                                                       2003      1.000          1.170               --

  Travelers Equity Income Subaccount (5/03)..........  2006      1.236          1.295               --
                                                       2005      1.212          1.236           15,952
                                                       2004      1.131          1.212               --
                                                       2003      1.000          1.131               --

  Travelers Federated High Yield Subaccount (5/02)...  2006      1.174          1.201               --
                                                       2005      1.173          1.174            2,579
                                                       2004      1.089          1.173               --
                                                       2003      1.000          1.089               --

  Travelers Large Cap Subaccount (8/98)..............  2006      1.237          1.271               --
                                                       2005      1.166          1.237               --
                                                       2004      1.122          1.166               --
                                                       2003      1.000          1.122               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Managed Income Subaccount (7/98).........  2006      1.020          1.008               --
                                                       2005      1.031          1.020           19,191
                                                       2004      1.028          1.031               --
                                                       2003      1.000          1.028               --

  Travelers Mercury Large Cap Core Subaccount
  (11/98)............................................  2006      1.345          1.425               --
                                                       2005      1.230          1.345               --
                                                       2004      1.088          1.230               --
                                                       2003      1.000          1.088               --

  Travelers MFS Mid Cap Growth Subaccount (5/00).....  2006      1.266          1.335               --
                                                       2005      1.258          1.266           20,773
                                                       2004      1.130          1.258               --
                                                       2003      1.000          1.130               --

  Travelers MFS Total Return Subaccount (11/05)......  2006      1.009          1.039               --
                                                       2005      1.000          1.009               --

  Travelers MFS Value Subaccount (11/98).............  2006      1.343          1.447               --
                                                       2005      1.292          1.343               --
                                                       2004      1.142          1.292               --
                                                       2003      1.000          1.142               --

  Travelers Mondrian International Stock Subaccount
  (7/98).............................................  2006      1.396          1.600               --
                                                       2005      1.307          1.396           31,320
                                                       2004      1.157          1.307               --
                                                       2003      1.000          1.157               --

  Travelers Pioneer Fund Subaccount (5/03)...........  2006      1.262          1.335               --
                                                       2005      1.220          1.262           19,313
                                                       2004      1.125          1.220               --
                                                       2003      1.000          1.125               --

  Travelers Pioneer Mid Cap Value Subaccount (5/05)..  2006      1.081          1.134               --
                                                       2005      1.000          1.081           51,773

  Travelers Strategic Equity Subaccount (5/01).......  2006      1.194          1.243               --
                                                       2005      1.199          1.194               --
                                                       2004      1.115          1.199               --
                                                       2003      1.000          1.115               --

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)..................................  2006      1.135          1.303               --
                                                       2005      1.000          1.135           31,771

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)..................................  2006      1.101          1.259               --
                                                       2005      1.000          1.101               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers U.S. Government Securities Subaccount
  (8/98).............................................  2006      1.080          1.038               --
                                                       2005      1.061          1.080              560
                                                       2004      1.024          1.061               --
                                                       2003      1.000          1.024               --

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).........................................  2006      1.218          1.220               --
                                                       2005      1.160          1.218               --
                                                       2004      1.113          1.160               --
                                                       2003      1.000          1.113               --

Variable Insurance Products Fund
  VIP Mid Cap Subaccount (Service Class 2) (5/01)....  2006      1.676          1.838               --
                                                       2005      1.455          1.676               --
                                                       2004      1.196          1.455               --
                                                       2003      1.000          1.196               --

Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98).................................  2006      1.551          1.751               --
                                                       2005      1.364          1.551               --
                                                       2004      1.197          1.364               --
                                                       2003      1.000          1.197               --




                         SEPARATE ACCOUNT CHARGES 2.50%


                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2006      1.000          1.073                --

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01).............................................  2006      1.338          1.402                --
                                                       2005      1.299          1.338                --
                                                       2004      1.259          1.299                --
                                                       2003      1.000          1.259                --

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01)...................................  2006      1.468          1.530                --
                                                       2005      1.439          1.468            84,693
                                                       2004      1.327          1.439           131,380
                                                       2003      1.000          1.327            95,890

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01)...................................  2006      1.476          1.430                --
                                                       2005      1.318          1.476            77,022
                                                       2004      1.247          1.318            78,675
                                                       2003      1.000          1.247             2,545

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2006      1.584          1.861            96,932
                                                       2005      1.424          1.584            91,828
                                                       2004      1.286          1.424           153,568
                                                       2003      1.000          1.286            25,536

  American Funds Growth Subaccount (Class 2) (5/03)..  2006      1.541          1.656           353,964
                                                       2005      1.359          1.541           487,141
                                                       2004      1.239          1.359           795,104
                                                       2003      1.000          1.239           600,909

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2006      1.382          1.553           390,397
                                                       2005      1.339          1.382           519,728
                                                       2004      1.244          1.339           978,056
                                                       2003      1.000          1.244           610,611

Capital Appreciation Fund
  Capital Appreciation Fund (5/05)...................  2006      1.139          1.123                --
                                                       2005      1.000          1.139                --

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98).............................................  2006      2.188          2.828                --
                                                       2005      1.753          2.188                --
                                                       2004      1.439          1.753                --
                                                       2003      1.000          1.439                --

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98).............................................  2006      1.824          2.359           208,389
                                                       2005      1.745          1.824           251,493
                                                       2004      1.362          1.745           268,547
                                                       2003      1.000          1.362           108,202

  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98).....................................  2006      1.839          2.084           243,254
                                                       2005      1.723          1.839           278,461
                                                       2004      1.454          1.723           301,679
                                                       2003      1.000          1.454           194,731

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98).....................................  2006      1.292          1.468            28,801
                                                       2005      1.269          1.292            46,913
                                                       2004      1.239          1.269            44,967
                                                       2003      1.000          1.239            24,820

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (9/98).....................................  2006      1.506          1.525             1,640
                                                       2005      1.460          1.506             1,522
                                                       2004      1.344          1.460             1,744
                                                       2003      1.000          1.344             1,993

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).......................  2006      1.552          1.646           100,435
                                                       2005      1.519          1.552           121,057
                                                       2004      1.397          1.519           165,682
                                                       2003      1.000          1.397            56,880

  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.493          1.724                --
                                                       2005      1.385          1.493            76,081
                                                       2004      1.260          1.385            53,222
                                                       2003      1.000          1.260            29,383

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (11/98).......................  2006      2.283          2.853           102,473
                                                       2005      1.837          2.283           124,145
                                                       2004      1.510          1.837           136,264
                                                       2003      1.000          1.510            48,856

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98)...................................  2006      1.669          1.978           375,120
                                                       2005      1.554          1.669           493,078
                                                       2004      1.344          1.554           479,230
                                                       2003      1.000          1.344           212,633

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00).....................................  2006      1.479          1.578                --
                                                       2005      1.353          1.479             2,415
                                                       2004      1.242          1.353                --
                                                       2003      1.000          1.242                --

  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)............................  2006      2.093          2.994            13,664
                                                       2005      1.626          2.093            21,069
                                                       2004      1.405          1.626            22,440
                                                       2003      1.000          1.405            18,664

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00).....................................  2006      1.731          1.913            45,578
                                                       2005      1.584          1.731            55,645
                                                       2004      1.348          1.584            51,089
                                                       2003      1.000          1.348            49,764

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)......  2006      1.507          1.678                --
                                                       2005      1.486          1.507            41,618
                                                       2004      1.326          1.486            42,295
                                                       2003      1.000          1.326            25,095

Legg Mason Partners Investment Series
  LMPIS Dividend Strategy Subaccount (5/02)..........  2006      1.226          1.410           101,569
                                                       2005      1.259          1.226           130,900
                                                       2004      1.249          1.259           125,594
                                                       2003      1.000          1.249            37,100

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunties Subaccount
  (5/01).............................................  2006      1.659          1.827           104,802
                                                       2005      1.622          1.659           132,182
                                                       2004      1.438          1.622           168,571
                                                       2003      1.000          1.438            84,883

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).........  2006      1.499          1.727            35,270
                                                       2005      1.477          1.499            35,678
                                                       2004      1.398          1.477           109,684
                                                       2003      1.000          1.398            42,277

  LMPVPI Global High Yield Bond Subaccount (Class I)
  (11/05)............................................  2006      1.011          1.091                --
                                                       2005      1.000          1.011                --

  LMPVPI Investors Subaccount (Class I) (10/98)......  2006      1.496          1.726           189,709
                                                       2005      1.440          1.496           221,413
                                                       2004      1.338          1.440           203,028
                                                       2003      1.000          1.338           142,357

  LMPVPI Small Cap Growth Subaccount (Class I)
  (11/05)............................................  2006      1.035          1.138                --
                                                       2005      1.010          1.035                --

Legg Mason Partners Variable Portfolios II
  LMPVPII Appreciation Subaccount (5/01).............  2006      1.354          1.516           100,744
                                                       2005      1.331          1.354           177,824
                                                       2004      1.255          1.331           187,604
                                                       2003      1.000          1.255           118,552

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPII Fundamental Value Subaccount (5/01)........  2006      1.529          1.742           161,007
                                                       2005      1.496          1.529           152,313
                                                       2004      1.417          1.496           245,248
                                                       2003      1.000          1.417           168,543

Legg Mason Partners Variable Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income Subaccount (5/04)..  2006      0.989          1.004            36,497
                                                       2005      0.990          0.989            36,497
                                                       2004      1.000          0.990            36,497

  LMPVPIII Aggressive Growth Subaccount (5/00).......  2006      1.567          1.662           406,117
                                                       2005      1.439          1.567           500,029
                                                       2004      1.342          1.439           649,477
                                                       2003      1.000          1.342           550,111

  LMPVPIII High Income Subaccount (8/98).............  2006      1.316          1.424            75,701
                                                       2005      1.315          1.316           110,171
                                                       2004      1.221          1.315           137,587
                                                       2003      1.000          1.221            77,968

  LMPVPIII Large Cap Growth Subaccount (8/98)........  2006      1.460          1.489           575,919
                                                       2005      1.422          1.460           587,826
                                                       2004      1.453          1.422           727,318
                                                       2003      1.000          1.453           353,819

  LMPVPIII Mid Cap Core Subaccount (5/01)............  2006      1.501          1.680           189,527
                                                       2005      1.420          1.501           206,811
                                                       2004      1.319          1.420           215,899
                                                       2003      1.000          1.319            63,633

  LMPVPIII Money Market Subaccount (9/98)............  2006      0.971          0.991           202,397
                                                       2005      0.968          0.971           229,883
                                                       2004      0.984          0.968           248,135
                                                       2003      1.000          0.984           292,702

Legg Mason Partners Variable Portfolios IV
  LMPVPIV Multiple Discipline Subaccount-All Cap
  Growth and Value (5/04)............................  2006      1.067          1.182           469,340
                                                       2005      1.039          1.067           532,235
                                                       2004      1.001          1.039           562,899

  LMPVPIV Multiple Discipline Subaccount-Global All
  Cap Growth and Value (5/04)........................  2006      1.108          1.245            49,508
                                                       2005      1.066          1.108            49,538
                                                       2004      0.998          1.066                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVPIV Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)............................  2006      1.044          1.143                --
                                                       2005      1.033          1.044                --
                                                       2004      1.000          1.033                --

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (5/03).............................................  2006      1.367          1.564           428,716
                                                       2005      1.357          1.367           449,092
                                                       2004      1.235          1.357           524,251
                                                       2003      1.000          1.235           184,192

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03).............................................  2006      1.597          1.748           402,639
                                                       2005      1.513          1.597           419,280
                                                       2004      1.250          1.513           410,731
                                                       2003      1.000          1.250           209,478

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2006      1.849          1.750                --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06).............................................  2006      1.303          1.365           174,979

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2006      1.612          1.697             1,503

  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.259          1.334                --

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2006      1.816          1.989           203,597

  MIST Janus Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.123          1.145                --

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)............................................  2006      1.043          1.085                --
                                                       2005      1.000          1.043                --

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)..................................  2006      1.024          1.176           222,909
                                                       2005      1.000          1.024                --

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (11/05)............................................  2006      1.034          1.132                --
                                                       2005      1.000          1.034                --

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2006      1.515          1.488            58,693

  MIST Met/AIM Small Cap Growth Subaccount (Class A)
  (4/06).............................................  2006      1.303          1.285                --

  MIST MFS Research International Subaccount (Class
  B) (11/05).........................................  2006      1.060          1.308                --
                                                       2005      1.000          1.060                --

  MIST MFS Value Subaccount (Class A) (4/06).........  2006      1.617          1.776            95,631

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Neuberger Berman Real Estate Subaccount (Class
  B) (11/05).........................................  2006      1.074          1.441                --
                                                       2005      1.000          1.074                --

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)..................................  2006      0.999          0.978                --
                                                       2005      1.000          0.999                --

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)............................................  2006      1.011          1.030                --
                                                       2005      1.000          1.011                --

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2006      1.432          1.530           102,903

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06).............................................  2006      1.134          1.186            13,578

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (11/06).........................................  2006      1.678          1.712            38,409

  MIST Van Kampen Comstock Subaccount (Class B)
  (12/05)............................................  2006      1.009          1.142               265
                                                       2005      1.012          1.009                --

  MIST Van Kampen Mid-Cap Growth Subaccount (Class B)
  (11/05)............................................  2006      1.032          1.091                --
                                                       2005      1.000          1.032                --

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2006      1.589          1.542            84,938

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06).............................................  2006      1.031          1.064           602,135

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2006      1.418          1.429           122,833

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2006      1.410          1.437            40,733

  MSF MFS Total Return Subaccount (Class F) (4/06)...  2006      1.039          1.103                --

  MSF Salomon Brothers U.S. Governement Subaccount
  (Class B) (11/05) *................................  2006      1.004          0.992                --
                                                       2005      1.000          1.004                --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2006      0.998          1.062            96,823

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2006      1.017          1.046            84,165

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)......................................  2006      0.989          0.971            61,032
                                                       2005      1.000          0.989            58,791

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2006      1.043          1.056         1,135,109
                                                       2005      1.044          1.043         1,466,356
                                                       2004      1.020          1.044         1,959,015
                                                       2003      1.000          1.020         1,122,021

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2006      1.459          1.581                --
                                                       2005      1.395          1.459                --
                                                       2004      1.330          1.395                --
                                                       2003      1.000          1.330                --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2006      1.645          2.049            42,312
                                                       2005      1.503          1.645            49,283
                                                       2004      1.326          1.503            75,093
                                                       2003      1.000          1.326            56,811

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01).............................................  2006      1.977          2.261            72,401
                                                       2005      1.893          1.977            71,992
                                                       2004      1.538          1.893            59,220
                                                       2003      1.000          1.538                --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98).............................................  2006      1.427          1.515                --
                                                       2005      1.346          1.427           100,458
                                                       2004      1.295          1.346            97,678
                                                       2003      1.000          1.295            56,682

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98).............................................  2006      1.698          1.849                --
                                                       2005      1.548          1.698                --
                                                       2004      1.363          1.548                --
                                                       2003      1.000          1.363                --

  Travelers Equity Income Subaccount (5/03)..........  2006      1.345          1.410                --
                                                       2005      1.320          1.345            40,582
                                                       2004      1.232          1.320            48,200
                                                       2003      1.000          1.232            28,483

  Travelers Federated High Yield Subaccount (5/02)...  2006      1.274          1.303                --
                                                       2005      1.274          1.274           191,610
                                                       2004      1.183          1.274           218,230
                                                       2003      1.000          1.183           192,510

  Travelers Large Cap Subaccount (8/98)..............  2006      1.380          1.418                --
                                                       2005      1.302          1.380           102,940
                                                       2004      1.253          1.302           123,625
                                                       2003      1.000          1.253            70,978

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Managed Income Subaccount (7/98).........  2006      1.044          1.031                --
                                                       2005      1.056          1.044           789,733
                                                       2004      1.053          1.056           736,900
                                                       2003      1.000          1.053           401,215

  Travelers Mercury Large Cap Core Subaccount
  (11/98)............................................  2006      1.523          1.612                --
                                                       2005      1.394          1.523             1,547
                                                       2004      1.233          1.394               703
                                                       2003      1.000          1.233             1,046

  Travelers MFS Mid Cap Growth Subaccount (5/00).....  2006      1.506          1.589                --
                                                       2005      1.499          1.506            96,097
                                                       2004      1.347          1.499           120,260
                                                       2003      1.000          1.347            95,537

  Travelers MFS Total Return Subaccount (11/05)......  2006      1.009          1.039                --
                                                       2005      1.000          1.009                --

  Travelers MFS Value Subaccount (11/98).............  2006      1.501          1.617                --
                                                       2005      1.445          1.501           154,483
                                                       2004      1.278          1.445           133,620
                                                       2003      1.000          1.278           108,184

  Travelers Mondrian International Stock Subaccount
  (7/98).............................................  2006      1.586          1.816                --
                                                       2005      1.485          1.586           222,343
                                                       2004      1.315          1.485           268,816
                                                       2003      1.000          1.315           101,537

  Travelers Pioneer Fund Subaccount (5/03)...........  2006      1.353          1.432                --
                                                       2005      1.309          1.353           144,096
                                                       2004      1.208          1.309           114,767
                                                       2003      1.000          1.208            40,443

  Travelers Pioneer Mid Cap Value Subaccount (5/05)..  2006      1.080          1.134                --
                                                       2005      1.000          1.080            13,324

  Travelers Strategic Equity Subaccount (5/01).......  2006      1.402          1.458                --
                                                       2005      1.408          1.402            19,582
                                                       2004      1.310          1.408            31,055
                                                       2003      1.000          1.310            12,363

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)..................................  2006      1.135          1.303                --
                                                       2005      1.000          1.135                --

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)..................................  2006      1.101          1.259                --
                                                       2005      1.000          1.101                --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers U.S. Government Securities Subaccount
  (8/98).............................................  2006      1.058          1.017                --
                                                       2005      1.040          1.058            94,036
                                                       2004      1.005          1.040           309,926
                                                       2003      1.000          1.005           267,916

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).........................................  2006      1.365          1.366            34,642
                                                       2005      1.300          1.365            35,472
                                                       2004      1.248          1.300            39,125
                                                       2003      1.000          1.248            31,824

Variable Insurance Products Fund
  VIP Mid Cap Subaccount (Service Class 2) (5/01)....  2006      1.968          2.158            94,852
                                                       2005      1.710          1.968           124,098
                                                       2004      1.406          1.710           327,717
                                                       2003      1.000          1.406           238,933

Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98).................................  2006      1.874          2.115                --
                                                       2005      1.649          1.874                --
                                                       2004      1.448          1.649                --
                                                       2003      1.000          1.448                --




* We are waiving a portion of the Mortality and Expense Risk charge for this Subaccount. Please see "Fee Table -- Annual Separate Account Charges" for more information.

The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2006.

Number of Units Outstanding at End of Year may include units for Contracts Owners in payout phase, where appropriate.

If an accumulation unit value has no assets and units across all sub-accounts within the Separate Account, and has had no assets and units for the history displayed on the Condensed Financial Information in the past, then it may not be displayed.

Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2006, are displayed below. Please see Appendix C for more information on Variable Funding Option name changes, mergers and substitutions.

Effective on or about 02/25/2005, The Travelers Series Trust-MFS Emerging Growth Portfolio merged into The Travelers Series Trust-MFS Mid Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, AIM Variable Insurance Fund-AIM V.I. Premier Equity Fund merged into AIM Variable Insurance Fund-AIM V.I. Core Equity Fund and is no longer available as a funding option.

Effective on or about 05/01/2006, Alliance Bernstein Variable Products Series Fund-AllianceBernstein Growth and Income Portfolio was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Alliance Bernstein Variable Products Series Fund-AllianceBernstein Large Cap Growth Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Capital Appreciation Fund merged into Met Investors Series Trust-Janus Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Franklin Templeton Variable Insurance Products Trust-Mutual Shares Securities Fund was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Janus Aspen Series-Janus Aspen Series Growth and Income Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-AIM Capital Appreciation Portfolio merged into Met Investors Series Trust-MET/AIM Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Disciplined Mid Cap Stock Portfolio merged into Met Investors Series Trust-Batterymarch Mid-Cap Stock Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Equity Income Portfolio merged into Metropolitan Series Fund, Inc.-FI Value Leaders Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated High Yield Portfolio merged into Met Investors Series Trust-Federated High Yield Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Large Cap Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Mercury Large Cap Core Portfolio merged into Met Investors Series Trust-Mercury Large-Cap Core Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS Mid Cap Growth Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS Total Return Portfolio merged into Metropolitan Series Fund, Inc.-MFS Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS Value Portfolio merged into Met Investors Series Trust-MFS Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Mondrian International Stock Portfolio merged into Met Investors Series Trust-Harris Oakmark International Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Pioneer Fund Portfolio merged into Met Investors Series Trust-Pioneer Fund Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Pioneer Mid-Cap Value Portfolio merged into Met Investors Series Trust-Pioneer Mid-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Strategic Equity Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Style Focus Series:
Small Cap Growth Portfolio merged into Met Investors Series Trust-MET/AIM Small Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Style Focus Series:
Small Cap Value Portfolio merged into Met Investors Series Trust-Dreman Small-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Travelers Managed Income Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Bond Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-U.S. Government Securities Portfolio merged into Metropolitan Series Fund, Inc.-Western Asset Management U.S. Government Portfolio and is no longer available as a funding option.

Effective on or about 11/13/2006, Lazard Retirement Series, Inc.-Lazard Retirement Small Cap Portfolio was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

ANNUAL REPORT
December 31, 2006

                      MetLife of CT Separate Account TM II
                            for Variable Annuities of
                 MetLife Life and Annuity Company of Connecticut

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Policyholders of
MetLife of CT Separate Account TM II for Variable Annuities and the Board of
Directors of MetLife Life and Annuity Company of Connecticut:

We have audited the accompanying statement of assets and liabilities of the Subaccounts (as disclosed in Appendix A) comprising MetLife of CT Separate Account TM II for Variable Annuities (formerly, The Travelers Separate Account TM II for Variable Annuities) (the "Separate Account") of MetLife Life and Annuity Company of Connecticut (formerly, The Travelers Life and Annuity Company) ("MLAC") as of December 31, 2006, the related statement of operations for the period in the year then ended, and the statements of changes in net assets for each of the periods in the two years then ended. These financial statements are the responsibility of the Separate Account's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial highlights of the Company for the periods in the three years ended December 31, 2004, were audited by other auditors whose report, dated March 21, 2005, expressed an unqualified opinion on those financial highlights.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Separate Account is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Separate Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2006, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the Subaccounts comprising the Separate Account of MLAC as of December 31, 2006, the results of their operations for the period in the year then ended, and the changes in their net assets for each of the periods in the two years then ended, in conformity with accounting principles generally accepted in the United States of America.



/S/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
March 19, 2007
(December 7, 2007 as to Note 7)

                                   APPENDIX A

AIM V.I. Core Equity Subaccount (Series I)
AIM V.I. Premier Equity Subaccount (Series I)
AllianceBernstein Growth and Income Subaccount (Class B) AllianceBernstein Large Cap Growth Subaccount (Class B)
American Funds Global Growth Subaccount (Class 2)
American Funds Growth and Income Subaccount (Class 2)
American Funds Growth Subaccount (Class 2)
Capital Appreciation Fund
Credit Suisse Trust Emerging Markets Subaccount
Delaware VIP REIT Subaccount (Standard Class)
Delaware VIP Small Cap Value Subaccount (Standard Class)
Dreyfus VIF Appreciation Subaccount (Initial Shares)
Dreyfus VIF Developing Leaders Subaccount (Initial Shares)
FTVIPT Franklin Small/Mid Cap Growth Securities Subaccount (Class 2) FTVIPT Mutual Shares Securities Subaccount (Class 2)
FTVIPT Templeton Developing Markets Securities Subaccount (Class 2) FTVIPT Templeton Foreign Securities Subaccount (Class 2)
Janus Aspen Growth and Income Subaccount (Service Shares)
Janus Aspen International Growth Subaccount (Service Shares)
Janus Aspen Mid Cap Growth Subaccount (Service Shares)
Lazard Retirement Small Cap Subaccount
LMPIS Dividend Strategy Subaccount
LMPVPI All Cap Subaccount (Class I)
LMPVPI Global High Yield Bond Subaccount (Class I)
LMPVPI Investors Subaccount (Class I)
LMPVPI Small Cap Growth Subaccount (Class I)
LMPVPII Appreciation Subaccount
LMPVPII Fundamental Value Subaccount
LMPVPIII Adjustable Rate Income Subaccount
LMPVPIII Aggressive Growth Subaccount
LMPVPIII High Income Subaccount
LMPVPIII Large Cap Growth Subaccount
LMPVPIII Mid Cap Core Subaccount
LMPVPIII Money Market Subaccount
LMPVPIV Multiple Discipline Subaccount-All Cap Growth and Value LMPVPIV Multiple Discipline Subaccount-Large Cap Growth and Value LMPVPIV Multiple Discipline Subaccount-Global All Cap Growth and Value LMPVPV Small Cap Growth Opportunties Subaccount
Lord Abbett Growth and Income Subaccount (Class VC)
Lord Abbett Mid Cap Value Subaccount (Class VC)
MIST Batterymarch Mid Cap Stock Subaccount (Class A)
MIST BlackRock High Yield Subaccount (Class A)
MIST BlackRock Large Cap Core Subaccount (Class A)
MIST Dreman Small Cap Value Subaccount (Class A)
MIST Harris Oakmark International Subaccount (Class A)
MIST Janus Capital Appreciation Subaccount (Class A)
MIST Legg Mason Value Equity Subaccount (Class B)
MIST Lord Abbett Growth and Income Subaccount (Class B)
MIST Lord Abbett Mid Cap Value Subaccount (Class B)
MIST Met/AIM Capital Appreciation Subaccount (Class A)
MIST Met/AIM Small Cap Growth Subaccount (Class A)
MIST MFS(R) Research International Subaccount (Class B)
MIST MFS(R) Value Subaccount (Class A)
MIST Neuberger Berman Real Estate Subaccount (Class B)
MIST PIMCO Inflation Protected Bond Subaccount (Class B)
MIST PIMCO Total Return Subaccount (Class B)
MIST Pioneer Fund Subaccount (Class A)
MIST Pioneer Mid Cap Value Subaccount (Class A)
MIST Third Avenue Small Cap Value Subaccount (Class B)
MIST Van Kampen Mid Cap Growth Subaccount (Class B)
MIST Van Kampen Comstock Subaccount (Class B)
MSF BlackRock Bond Income Subaccount (Class E)
MSF BlackRock Aggressive Growth Subaccount (Class D)
MSF FI Large Cap Subaccount (Class A)
MSF FI Value Leaders Subaccount (Class D)
MSF MFS(R) Total Return Subaccount (Class F)
MSF Salomon Brothers U.S. Government Subaccount (Class B)
MSF T. Rowe Price Large Cap Growth Subaccount (Class B)
MSF Western Asset Management U.S. Government Subaccount (Class A) PIMCO VIT Real Return Subaccount (Administrative Class)
PIMCO VIT Total Return Subaccount (Administrative Class)
Putnam VT Discovery Growth Subaccount (Class IB)
Putnam VT International Equity Subaccount (Class IB)
Putnam VT Small Cap Value Subaccount (Class IB)
Travelers AIM Capital Appreciation Subaccount
Travelers Disciplined Mid Cap Stock Subaccount
Travelers Equity Income Subaccount
Travelers Federated High Yield Subaccount
Travelers Large Cap Subaccount
Travelers Managed Income Subaccount
Travelers Mercury Large Cap Core Subaccount
Travelers MFS(R) Mid Cap Growth Subaccount
Travelers MFS(R) Total Return Subaccount
Travelers MFS(R) Value Subaccount
Travelers Mondrian International Stock Subaccount
Travelers Pioneer Fund Subaccount
Travelers Pioneer Mid Cap Value Subaccount
Travelers Strategic Equity Subaccount
Travelers Style Focus Series: Small Cap Growth Subaccount
Travelers Style Focus Series: Small Cap Value Subaccount
Travelers U.S. Government Securities Subaccount
Van Kampen LIT Strategic Growth Subaccount (Class II)
VIP Mid Cap Subaccount (Service Class 2)
Wells Fargo VT Advantage Small/Mid Cap Value Subaccount

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                       STATEMENT OF ASSETS AND LIABILITIES
                                December 31, 2006

                                             AIM V.I.             American Funds          American Funds           American Funds
                                             Core Equity          Global Growth               Growth             Growth and Income
                                             Subaccount              Subaccount             Subaccount               Subaccount
                                             (Series I)              (Class 2)               (Class 2)                (Class 2)
                                          ---------------         ---------------         ---------------         ---------------
Assets:
  Investments at market value ...         $     1,285,019         $    18,360,455         $    49,829,436         $    51,303,829
                                          ---------------         ---------------         ---------------         ---------------
    Total Assets ................               1,285,019              18,360,455              49,829,436              51,303,829
                                          ---------------         ---------------         ---------------         ---------------
Liabilities:
  Payables:
    Insurance charges ...........                     119                   1,866                   5,091                   5,198
    Administrative fees .........                      11                     151                     409                     421
  Due to MetLife Life and Annuity
    Company of Connecticut ......                      --                      --                      --                      --
                                          ---------------         ---------------         ---------------         ---------------
    Total Liabilities ...........                     130                   2,017                   5,500                   5,619
                                          ---------------         ---------------         ---------------         ---------------
Net Assets:                               $     1,284,889         $    18,358,438         $    49,823,936         $    51,298,210
                                          ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                 STATEMENT OF ASSETS AND LIABILITIES (Continued)
                                December 31, 2006

                                                   Delaware VIP            Dreyfus VIF             Dreyfus VIF
Credit Suisse Trust        Delaware VIP           Small Cap Value         Appreciation         Developing Leaders
 Emerging Markets         REIT Subaccount           Subaccount              Subaccount              Subaccount
    Subaccount           (Standard Class)        (Standard Class)        (Initial Shares)        (Initial Shares)
  ---------------         ---------------         ---------------         ---------------         ---------------

  $     5,742,217         $    25,706,577         $    20,559,863         $    17,797,378         $    12,410,493
  ---------------         ---------------         ---------------         ---------------         ---------------
        5,742,217              25,706,577              20,559,863              17,797,378              12,410,493
  ---------------         ---------------         ---------------         ---------------         ---------------


              522                   2,476                   1,973                   1,645                   1,122
               47                     211                     169                     146                     102

               --                      --                      --                      --
  ---------------         ---------------         ---------------         ---------------         ---------------
              569                   2,687                   2,142                   1,791                   1,224
  ---------------         ---------------         ---------------         ---------------         ---------------
  $     5,741,648         $    25,703,890         $    20,557,721         $    17,795,587         $    12,409,269
  ===============         ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENT OF ASSETS AND LIABILITIES -- (Continued)
                                December 31, 2006

                                         FTVIPT Franklin         FTVIPT Templeton         FTVIPT Templeton          Janus Aspen
                                          Small/Mid Cap         Developing Markets             Foreign             International
                                        Growth Securities           Securities               Securities               Growth
                                            Subaccount               Subaccount              Subaccount             Subaccount
                                             (Class 2)               (Class 2)                (Class 2)          (Service Shares)
                                          ---------------         ---------------         ---------------         ---------------
Assets:
  Investments at market value ...         $    16,743,177         $    20,241,484         $    53,162,014         $    16,354,393
                                          ---------------         ---------------         ---------------         ---------------
    Total Assets ................              16,743,177              20,241,484              53,162,014              16,354,393
                                          ---------------         ---------------         ---------------         ---------------
Liabilities:
  Payables:
    Insurance charges ...........                   1,606                   1,971                   5,174                   1,482
    Administrative fees .........                     138                     166                     437                     134
  Due to Metlife Life and Annuity
    Company of Connecticut ......                      --                      --                      --                      --
                                          ---------------         ---------------         ---------------         ---------------
    Total Liabilities ...........                   1,744                   2,137                   5,611                   1,616
                                          ---------------         ---------------         ---------------         ---------------
Net Assets:......................         $    16,741,433         $    20,239,347         $    53,156,403         $    16,352,777
                                          ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENT OF ASSETS AND LIABILITIES -- (Continued)
                                December 31, 2006

  Janus Aspen                                      LMPVPV Small                                 LMPVPI Global High
  Mid Cap Growth          LMPIS Dividend           Cap Growth             LMPVPI All Cap             Yield Bond
   Subaccount                Strategy              Opportunities            Subaccount               Subaccount
 (Service Shares)           Subaccount              Subaccount               (Class I)                (Class I)
  ---------------         ---------------         ---------------         ---------------         ---------------

  $     9,392,920         $     4,649,820         $     4,952,015         $     9,184,023         $       455,983
  ---------------         ---------------         ---------------         ---------------         ---------------
        9,392,920               4,649,820               4,952,015               9,184,023                 455,983
  ---------------         ---------------         ---------------         ---------------         ---------------


              880                     459                     493                     845                      45
               77                      38                      40                      75                       3

               --                      --                      --                      --
  ---------------         ---------------         ---------------         ---------------         ---------------
              957                     497                     533                     920                      48
  ---------------         ---------------         ---------------         ---------------         ---------------
  $     9,391,963         $     4,649,323         $     4,951,482         $     9,183,103         $       455,935
  ===============         ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENT OF ASSETS AND LIABILITIES -- (Continued)
                                December 31, 2006

                                              LMPVPI                  LMPVPI                                          LMPVPII
                                              Investors              Small Cap                LMPVPII              Fundamental
                                             Subaccount          Growth Subaccount         Appreciation                Value
                                              (Class I)              (Class I)              Subaccount              Subaccount
                                          ---------------         ---------------         ---------------         ---------------
Assets:
  Investments at market value ...         $    33,963,216         $     1,698,180         $    20,292,001         $    31,863,341
                                          ---------------         ---------------         ---------------         ---------------
    Total Assets ................              33,963,216               1,698,180              20,292,001              31,863,341
                                          ---------------         ---------------         ---------------         ---------------
Liabilities:
  Payables:
    Insurance charges ...........                   3,149                     166                   1,981                   3,046
    Administrative fees .........                     279                      14                     167                     262
  Due to Metlife Life and Annuity
    Company of Connecticut ......                      --                      --                      --                      --
                                          ---------------         ---------------         ---------------         ---------------
    Total Liabilities ...........                   3,428                     180                   2,148                   3,308
                                          ---------------         ---------------         ---------------         ---------------
Net Assets:                               $    33,959,788         $     1,698,000         $    20,289,853         $    31,860,033
                                          ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENT OF ASSETS AND LIABILITIES -- (Continued)
                                December 31, 2006

     LMPVPIII                LMPVPIII                                        LMPVPIII               LMPVPIII
     Adjustable            Aggressive                LMPVPIII               Large Cap                 Mid Cap
     Rate Income              Growth                High Income               Growth                   Core
     Subaccount             Subaccount              Subaccount              Subaccount              Subaccount
  ---------------         ---------------         ---------------         ---------------         ---------------

  $     2,829,075         $    45,314,392         $    23,973,397         $    76,735,698         $    16,521,109
  ---------------         ---------------         ---------------         ---------------         ---------------
        2,829,075              45,314,392              23,973,397              76,735,698              16,521,109
  ---------------         ---------------         ---------------         ---------------         ---------------


              289                   4,406                   2,223                   7,161                   1,615
               23                     372                     197                     631                     136

               --                      --                      --                      --                      --
  ---------------         ---------------         ---------------         ---------------         ---------------
              312                   4,778                   2,420                   7,792                   1,751
  ---------------         ---------------         ---------------         ---------------         ---------------
  $     2,828,763         $    45,309,614         $    23,970,977         $    76,727,906         $    16,519,358
  ===============         ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENT OF ASSETS AND LIABILITIES -- (Continued)
                                December 31, 2006

                                                                      LMPVPIV                LMPVPIV
                                                                     Multiple                Multiple                 LMPVPIV
                                                                    Discipline              Discipline               Multiple
                                                                  Subaccount-All        Subaccount-Global           Discipline
                                             LMPVPIII                   Cap                  All Cap                Subaccount-
                                               Money                  Growth                  Growth                 Large Cap
                                              Market                    and                    and                    Growth
                                            Subaccount                 Value                  Value                  and Value
                                          ---------------         ---------------         ---------------         ---------------
Assets:
  Investments at market value ...         $    32,541,835         $     9,805,985         $     3,163,697         $     1,027,409
                                          ---------------         ---------------         ---------------         ---------------
    Total Assets ................              32,541,835               9,805,985               3,163,697               1,027,409
                                          ---------------         ---------------         ---------------         ---------------
Liabilities:
  Payables:
    Insurance charges ...........                   3,076                   1,063                     346                     116
    Administrative fees .........                     268                      81                      26                       8
  Due to Metlife Life and Annuity
    Company of Connecticut ......                      --                      --                      --                      --
                                          ---------------         ---------------         ---------------         ---------------
    Total Liabilities ...........                   3,344                   1,144                     372                     124
                                          ---------------         ---------------         ---------------         ---------------
Net Assets:                               $    32,538,491         $     9,804,841         $     3,163,325         $     1,027,285
                                          ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENT OF ASSETS AND LIABILITIES -- (Continued)
                                December 31, 2006

       Lord                                             MIST                    MIST
       Abbett               Lord Abbett             Batterymarch              Blackrock                 MIST
      Growth                  Mid Cap                  Mid Cap                  High                 Large Cap
    and Income                 Value                    Stock                   Yield                   Core
    Subaccount               Subaccount              Subaccount              Subaccount              Subaccount
    (Class VC)               (Class VC)               (Class A)               (Class A)              (Class A)
  ---------------         ---------------         ---------------         ---------------         ---------------

  $    16,717,937         $    18,310,789         $     8,655,426         $    13,782,137         $     7,468,880
  ---------------         ---------------         ---------------         ---------------         ---------------
       16,717,937              18,310,789               8,655,426              13,782,137               7,468,880
  ---------------         ---------------         ---------------         ---------------         ---------------


            1,717                   1,909                     778                   1,375                     682
              137                     151                      71                     113                      61

               --                      --                      --                      --                      --
  ---------------         ---------------         ---------------         ---------------         ---------------
            1,854                   2,060                     849                   1,488                     743
  ---------------         ---------------         ---------------         ---------------         ---------------
  $    16,716,083         $    18,308,729         $     8,654,577         $    13,780,649         $     7,468,137
  ===============         ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENT OF ASSETS AND LIABILITIES -- (Continued)
                                December 31, 2006

                                                                     MIST Harris            MIST Janus                 MIST
                                            MIST Dreman               Oakmark                Capital                Legg Mason
                                             Small Cap              International          Appreciation            Value Equity
                                          Value Subaccount           Subaccount             Subaccount              Subaccount
                                              (Class A)               (Class A)              (Class A)               (Class B)
                                          ---------------         ---------------         ---------------         ---------------
Assets:
  Investments at market value ...         $     1,047,955         $    40,723,734         $       599,347         $     5,538,560
                                          ---------------         ---------------         ---------------         ---------------
    Total Assets ................               1,047,955              40,723,734                 599,347               5,538,560

Liabilities:
  Payables:
    Insurance charges ...........                     100                   3,752                      55                     549
    Administrative fees .........                       9                     335                       5                      46
  Due to Metlife Life and Annuity
    Company of Connecticut ......                      --                      --                      --                      --
                                          ---------------         ---------------         ---------------         ---------------
    Total Liabilities ...........                     109                   4,087                      60                     595
                                          ---------------         ---------------         ---------------         ---------------
Net Assets:                               $     1,047,846         $    40,719,647         $       599,287         $     5,537,965
                                          ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENT OF ASSETS AND LIABILITIES -- (Continued)
                                December 31, 2006

       MIST                   MIST                    MIST                     MIST                 MIST MFS(R)
    Lord Abbett            Lord Abbett               Met/AIM                  Met/AIM                Research
 Growth and Income        Mid Cap Value       Capital Appreciation           Small Cap            International
    Subaccount             Subaccount              Subaccount            Growth Subaccount          Subaccount
     (Class B)              (Class B)               (Class A)                (Class A)               (Class B)
  ---------------         ---------------         ---------------         ---------------         ---------------

  $    28,026,808         $     1,852,857         $    21,514,384         $       867,784         $     5,939,629
  ---------------         ---------------         ---------------         ---------------         ---------------
       28,026,808               1,852,857              21,514,384                 867,784               5,939,629
                                                                          ---------------         ---------------


            2,738                     186                   1,955                      89                     575
              230                      15                     177                       7                      49

               --                      --                      --                      --                      --
  ---------------         ---------------         ---------------         ---------------         ---------------
            2,968                     201                   2,132                      96                     624
  ---------------         ---------------         ---------------         ---------------         ---------------
  $    28,023,840         $     1,852,656         $    21,512,252         $       867,688         $     5,939,005
  ===============         ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENT OF ASSETS AND LIABILITIES -- (Continued)
                                December 31, 2006

                                                                       MIST                 MIST PIMCO
                                                                     Neuberger              Inflation
                                             MIST MFS(R)            Berman Real             Protected               MIST PIMCO
                                               Value                  Estate                   Bond                Total Return
                                            Subaccount              Subaccount              Subaccount              Subaccount
                                             (Class A)               (Class B)              (Class B)                (Class B)
                                          ---------------         ---------------         ---------------         ---------------
Assets:
  Investments at market value ...         $    25,853,251         $     1,765,093         $     2,236,667         $    10,203,423
                                          ---------------         ---------------         ---------------         ---------------
    Total Assets ................              25,853,251               1,765,093               2,236,667              10,203,423
                                          ---------------         ---------------         ---------------         ---------------
Liabilities:
  Payables:
    Insurance charges ...........                   2,449                     173                     216                     999
    Administrative fees .........                     213                      14                      19                      84
  Due to Metlife Life and Annuity
    Company of Connecticut ......                      --                      --                      --                      --
                                          ---------------         ---------------         ---------------         ---------------
    Total Liabilities ...........                   2,662                     187                     235                   1,083
                                          ---------------         ---------------         ---------------         ---------------
Net Assets:                               $    25,850,589         $     1,764,906         $     2,236,432         $    10,202,340
                                          ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENT OF ASSETS AND LIABILITIES -- (Continued)
                                December 31, 2006

                                MIST                   MIST
                              Pioneer                  Third
       MIST                     Mid                   Avenue                 MIST Van                 MIST Van
      Pioneer                   Cap                  Small Cap                Kampen                 Kampen Mid
       Fund                    Value                   Value                 Comstock                Cap Growth
    Subaccount               Subaccount             Subaccount              Subaccount               Subaccount
     (Class A)               (Class A)               (Class B)               (Class B)               (Class B)
  ---------------         ---------------         ---------------         ---------------         ---------------

  $     2,941,999         $     1,987,304         $     2,071,875         $     1,125,257         $     3,171,484
  ---------------         ---------------         ---------------         ---------------         ---------------
        2,941,999               1,987,304               2,071,875               1,125,257               3,171,484
  ---------------         ---------------         ---------------         ---------------         ---------------


              301                     195                     213                     105                     308
               24                      16                      17                       9                      26

               --                      --                      --                      --                      --
  ---------------         ---------------         ---------------         ---------------         ---------------
              325                     211                     230                     114                     334
  ---------------         ---------------         ---------------         ---------------         ---------------
  $     2,941,674         $     1,987,093         $     2,071,645         $     1,125,143         $     3,171,150
  ===============         ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENT OF ASSETS AND LIABILITIES -- (Continued)
                                December 31, 2006

                                           MSF BlackRock
                                             Aggressive            MSF BlackRock              MSF FI                   MSF FI
                                               Growth               Bond Income              Large Cap              Value Leaders
                                             Subaccount             Subaccount              Subaccount               Subaccount
                                              (Class D)              (Class E)               (Class A)                (Class D)
                                          ---------------         ---------------         ---------------         ---------------
Assets:
  Investments at market value ...         $    22,030,198         $    88,273,114         $    33,339,526         $     6,141,692
                                          ---------------         ---------------         ---------------         ---------------
  Total Assets ..................              22,030,198              88,273,114              33,339,526               6,141,692

Liabilities:
  Payables:
    Insurance charges ...........                   2,082                   8,163                   3,084                     620
    Administrative fees .........                     181                     725                     274                      50
  Due to Metlife Life and Annuity
    Company of Connecticut ......                      --                      --                      --                      --
                                          ---------------         ---------------         ---------------         ---------------
    Total Liabilities ...........                   2,263                   8,888                   3,358                     670
                                          ---------------         ---------------         ---------------         ---------------
Net Assets:                               $    22,027,935         $    88,264,226         $    33,336,168         $     6,141,022
                                          ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENT OF ASSETS AND LIABILITIES -- (Continued)
                                December 31, 2006

                                MSF                MSF Western
     MSF MFS(R)            T Rowe Price         Asset Management             PIMCO VIT               PIMCO VIT
   Total Return          Large Cap Growth         US Government             Real Return            Total Return
    Subaccount              Subaccount             Subaccount               Subaccount              Subaccount
     (Class F)               (Class B)              (Class A)         (Administrative Class)   (Administrative Class)
  ---------------         ---------------         ---------------     ----------------------   ----------------------

  $       912,676         $    10,412,306         $    26,461,406         $     2,458,639         $    74,601,910
  ---------------         ---------------         ---------------         ---------------         ---------------
          912,676              10,412,306              26,461,406               2,458,639              74,601,910
                                                                          ---------------         ---------------


               89                     983                   2,223                     266                   7,382
                7                      85                     217                      20                     614

               --                      --                      --                      --                      --
  ---------------         ---------------         ---------------         ---------------         ---------------
               96                   1,068                   2,440                     286                   7,996
  ---------------         ---------------         ---------------         ---------------         ---------------
  $       912,580         $    10,411,238         $    26,458,966         $     2,458,353         $    74,593,914
  ===============         ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENT OF ASSETS AND LIABILITIES -- (Continued)
                                December 31, 2006

                                              PUTNAM VT               PUTNAM VT               PUTNAM                 Van Kampen
                                              Discovery             International            VT Small               LIT Strategic
                                               Growth                   Equity              Cap Value                  Growth
                                             Subaccount              Subaccount             Subaccount               Subaccount
                                             (Class IB)              (Class IB)             (Class IB)               (Class II)
                                          ---------------         ---------------         ---------------         ---------------
Assets:
  Investments at market value ...         $       188,748         $     5,127,879         $     4,099,531         $     1,100,900
                                          ---------------         ---------------         ---------------         ---------------
    Total Assets ................                 188,748               5,127,879               4,099,531               1,100,900
                                          ---------------         ---------------         ---------------         ---------------
Liabilities:
  Payables:
    Insurance charges ...........                      18                     481                     410                     111
    Administrative fees .........                       1                      42                      33                       9
  Due to Metlife Life and Annuity
    Company of Connecticut ......                      --                      --                      --                      --
                                          ---------------         ---------------         ---------------         ---------------
    Total Liabilities ...........                      19                     523                     443                     120
                                          ---------------         ---------------         ---------------         ---------------
Net Assets:                               $       188,729         $     5,127,356         $     4,099,088         $     1,100,780
                                          ===============         ===============         ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                 STATEMENT OF ASSETS AND LIABILITIES (Concluded)
                                December 31, 2006

                               Wells
                               Fargo
                                VT
         VIP                 Advantage
       Mid Cap               Small/Mid
     Subaccount                 Cap
      (Service                 Value
      Class 2)              Subaccount
  ---------------         ---------------

  $    12,956,991         $     4,569,090
  ---------------         ---------------
       12,956,991               4,569,090
  ---------------         ---------------


            1,274                     408
              106                      37

               --                      --
  ---------------         ---------------
            1,380                     445
  ---------------         ---------------
  $    12,955,611         $     4,568,645
  ===============         ===============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                             STATEMENT OF OPERATIONS
                      For the year ended December 31, 2006

                                                 AIM V.I.              AIM V.I.         AllianceBernstein     AllianceBernstein
                                               Core Equity          Premier Equity      Growth and Income     Large Cap Growth
                                                Subaccount            Subaccount           Subaccount            Subaccount
                                                (Series I)            (Series I)            (Class B)             (Class B)
                                              --------------        --------------        --------------        --------------
Investment Income:
  Dividends ...........................       $        6,870        $       14,286        $           --        $           --
                                              --------------        --------------        --------------        --------------
Expenses:
  Insurance charges ...................               14,887                 8,021                86,647                35,203
  Administrative fees .................                1,324                   718                 7,466                 3,033
                                              --------------        --------------        --------------        --------------
    Total expenses ....................               16,211                 8,739                94,113                38,236
                                              --------------        --------------        --------------        --------------
      Net investment income (loss) ....               (9,341)                5,547               (94,113)              (38,236)
                                              --------------        --------------        --------------        --------------
Realized Gain (Loss) and Unrealized
  Gain (Loss) on Investments:
    Realized gain distribution ........                   --                    --                    --                    --
    Realized gain (loss) on sale
      of investments ..................                4,205               127,085             2,960,598             1,004,074
                                              --------------        --------------        --------------        --------------
      Realized gain (loss) ............                4,205               127,085             2,960,598             1,004,074
                                              --------------        --------------        --------------        --------------
    Change in unrealized gain (loss)
      on investments ..................              101,010               (60,564)           (2,196,569)             (995,372)
                                              --------------        --------------        --------------        --------------
  Net increase (decrease) in net assets
    resulting from operations .........       $       95,874        $       72,068        $      669,916        $      (29,534)
                                              ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

  American Funds        American Funds       American Funds                              Credit Suisse           Delaware VIP
   Global Growth            Growth          Growth and Income          Capital                Trust                  REIT
    Subaccount            Subaccount           Subaccount           Appreciation        Emerging Markets          Subaccount
     (Class 2)             (Class 2)            (Class 2)               Fund               Subaccount          (Standard Class)
  --------------        --------------        --------------        --------------        --------------       ----------------

  $      151,274        $      387,045        $      763,944        $           --        $       29,047        $      523,666
  --------------        --------------        --------------        --------------        --------------        --------------

         322,890               936,566               931,750                 1,788                91,674               463,841
          25,933                75,085                75,365                   156                 8,296                39,547
  --------------        --------------        --------------        --------------        --------------        --------------
         348,823             1,011,651             1,007,115                 1,944                99,970               503,388
  --------------        --------------        --------------        --------------        --------------        --------------
        (197,549)             (624,606)             (243,171)               (1,944)              (70,923)               20,278
  --------------        --------------        --------------        --------------        --------------        --------------


              --               316,004             1,198,732                15,482                71,342             1,745,995

         929,863             2,317,019             1,512,968                (7,920)            1,089,229             2,919,177
  --------------        --------------        --------------        --------------        --------------        --------------
         929,863             2,633,023             2,711,700                 7,562             1,160,571             4,665,172
  --------------        --------------        --------------        --------------        --------------        --------------

       2,174,154             1,789,337             3,705,574               (10,181)              413,842             2,261,469
  --------------        --------------        --------------        --------------        --------------        --------------

  $    2,906,468        $    3,797,754        $    6,174,103        $       (4,563)       $    1,503,490        $    6,946,919
  ==============        ==============        ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

                                                                                            Dreyfus VIF        FTVIPT Franklin
                                               Delaware VIP           Dreyfus VIF           Developing          Small/Mid Cap
                                              Small Cap Value        Appreciation             Leaders         Growth Securities
                                                Subaccount            Subaccount            Subaccount           Subaccount
                                             (Standard Class)      (Initial Shares)      (Initial Shares)         (Class 2)
                                             ----------------      ----------------      ----------------       --------------
Investment Income:
  Dividends ...........................       $       59,808        $      304,130        $       58,483        $           --
                                              --------------        --------------        --------------        --------------
Expenses:
  Insurance charges ...................              393,371               313,287               228,925               319,402
  Administrative fees .................               33,681                27,883                20,822                27,449
                                              --------------        --------------        --------------        --------------
    Total expenses ....................              427,052               341,170               249,747               346,851
                                              --------------        --------------        --------------        --------------
      Net investment income (loss) ....             (367,244)              (37,040)             (191,264)             (346,851)
                                              --------------        --------------        --------------        --------------
Realized Gain (Loss) and Unrealized
  Gain (Loss) on Investments:
    Realized gain distribution ........            1,587,827                    --             1,209,438                    --
    Realized gain (loss) on sale of
      investments .....................            2,334,257               377,082              (606,328)              520,269
                                              --------------        --------------        --------------        --------------
      Realized gain (loss) ............            3,922,084               377,082               603,110               520,269
                                              --------------        --------------        --------------        --------------
    Change in unrealized gain (loss)
      on investments ..................             (501,493)            2,123,434               (94,883)            1,095,384
                                              --------------        --------------        --------------        --------------
  Net increase (decrease) in net assets
    resulting from operations .........       $    3,053,347        $    2,463,476        $      316,963        $    1,268,802
                                              ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

      FTVIPT           FTVIPT Templeton     FTVIPT Templeton         Janus Aspen           Janus Aspen            Janus Aspen
   Mutual Shares      Developing Markets         Foreign             Growth and           International             Mid Cap
    Securities            Securities           Securities              Income                Growth                 Growth
    Subaccount            Subaccount           Subaccount            Subaccount            Subaccount             Subaccount
     (Class 2)             (Class 2)            (Class 2)         (Service Shares)      (Service Shares)       (Service Shares)
  --------------        --------------        --------------        --------------        --------------        --------------

  $           --        $      229,775        $      690,569        $           --        $      298,977        $           --
  --------------        --------------        --------------        --------------        --------------        --------------

          82,746               365,428               964,322                30,347               273,497               165,042
           6,761                30,764                81,205                 2,685                24,823                14,505
  --------------        --------------        --------------        --------------        --------------        --------------
          89,507               396,192             1,045,527                33,032               298,320               179,547
  --------------        --------------        --------------        --------------        --------------        --------------
         (89,507)             (166,417)             (354,958)              (33,032)                  657              (179,547)
  --------------        --------------        --------------        --------------        --------------        --------------


              --                    --                    --                    --                    --                    --

       3,286,555             2,896,677             4,369,209               622,350             3,542,312              (460,610)
  --------------        --------------        --------------        --------------        --------------        --------------
       3,286,555             2,896,677             4,369,209               622,350             3,542,312              (460,610)
  --------------        --------------        --------------        --------------        --------------        --------------

      (2,276,753)            1,944,533             5,323,246              (218,459)            2,493,887             1,677,156
  --------------        --------------        --------------        --------------        --------------        --------------

  $      920,295        $    4,674,793        $    9,337,497        $      370,859        $    6,036,856        $    1,036,999
  ==============        ==============        ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

                                                   Lazard                LMPIS           LMPVPV Small Cap          LMPVPI
                                                 Retirement            Dividend               Growth               All Cap
                                                 Small Cap             Strategy           Opportunities          Subaccount
                                                 Subaccount           Subaccount            Subaccount            (Class I)
                                              --------------        --------------        --------------        --------------
Investment Income:
  Dividends ...........................       $           --        $       94,963        $           --        $      118,472
                                              --------------        --------------        --------------        --------------
Expenses:
  Insurance charges ...................               40,551                83,001                95,608               163,203
  Administrative fees .................                3,197                 6,872                 7,884                14,576
                                              --------------        --------------        --------------        --------------
    Total expenses ....................               43,748                89,873               103,492               177,779
                                              --------------        --------------        --------------        --------------
      Net investment income (loss) ....              (43,748)                5,090              (103,492)              (59,307)
                                              --------------        --------------        --------------        --------------
Realized Gain (Loss) and Unrealized
  Gain (Loss) on Investments:
    Realized gain distribution ........              183,944                    --               328,551               321,625
    Realized gain (loss) on sale
      of investments ..................              332,028               128,855               263,624               714,806
                                              --------------        --------------        --------------        --------------
      Realized gain (loss) ............              515,972               128,855               592,175             1,036,431
                                              --------------        --------------        --------------        --------------
    Change in unrealized gain (loss)
      on investments ..................             (191,694)              543,032                80,801               465,581
                                              --------------        --------------        --------------        --------------
  Net increase (decrease) in net assets
    resulting from operations .........       $      280,530        $      676,977        $      569,484        $    1,442,705
                                              ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

  LMPVPI Global            LMPVPI            LMPVPI Small Cap                                 LMPVPII              LMPVPIII
   High Yield             Investors               Growth               LMPVPII              Fundamental           Adjustable
 Bond Subaccount         Subaccount             Subaccount           Appreciation              Value              Rate Income
    (Class I)             (Class I)              (Class I)            Subaccount            Subaccount            Subaccount
  --------------        --------------        --------------        --------------        --------------        --------------

  $       26,013        $      529,839        $           --        $      215,447        $      494,572        $      127,700
  --------------        --------------        --------------        --------------        --------------        --------------

           7,492               594,613                24,337               368,675               585,899                57,568
             615                52,629                 2,044                31,088                50,215                 4,651
  --------------        --------------        --------------        --------------        --------------        --------------
           8,107               647,242                26,381               399,763               636,114                62,219
  --------------        --------------        --------------        --------------        --------------        --------------
          17,906              (117,403)              (26,381)             (184,316)             (141,542)               65,481
  --------------        --------------        --------------        --------------        --------------        --------------


           2,601               754,326                80,968               566,388             1,259,964                    --

          10,547             1,846,179                 2,749             1,071,619             1,295,106                 6,292
  --------------        --------------        --------------        --------------        --------------        --------------
          13,148             2,600,505                83,717             1,638,007             2,555,070                 6,292
  --------------        --------------        --------------        --------------        --------------        --------------

          (1,215)            2,694,260                (2,966)            1,006,682             2,109,922                (9,687)
  --------------        --------------        --------------        --------------        --------------        --------------

  $       29,839        $    5,177,362        $       54,370        $    2,460,373        $    4,523,450        $       62,086
  ==============        ==============        ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

                                                 LMPVPIII                                    LMPVPIII             LMPVPIII
                                                Aggressive            LMPVPIII               Large Cap             Mid Cap
                                                  Growth             High Income              Growth                Core
                                                Subaccount           Subaccount             Subaccount           Subaccount
                                              --------------        --------------        --------------        --------------
Investment Income:
  Dividends ...........................       $           --        $    1,824,967        $      117,487        $       88,225
                                              --------------        --------------        --------------        --------------
Expenses:
  Insurance charges ...................              894,665               431,295             1,379,666               311,359
  Administrative fees .................               75,418                38,223               121,467                26,182
                                              --------------        --------------        --------------        --------------
    Total expenses ....................              970,083               469,518             1,501,133               337,541
                                              --------------        --------------        --------------        --------------
      Net investment income (loss) ....             (970,083)            1,355,449            (1,383,646)             (249,316)
                                              --------------        --------------        --------------        --------------
Realized Gain (Loss) and Unrealized
  Gain (Loss) on Investments:
    Realized gain distribution ........               48,520                    --                    --             2,014,105
    Realized gain (loss) on sale
      of investments ..................            2,576,192              (708,970)            1,085,671               976,463
                                              --------------        --------------        --------------        --------------
      Realized gain (loss) ............            2,624,712              (708,970)            1,085,671             2,990,568
                                              --------------        --------------        --------------        --------------
    Change in unrealized gain (loss)
      on investments ..................            1,539,015             1,492,740             1,880,754              (655,132)
                                              --------------        --------------        --------------        --------------
  Net increase (decrease) in net assets
    resulting from operations .........       $    3,193,644        $    2,139,219        $    1,582,779        $    2,086,120
                                              ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

                      LMPVPIV Multiple            LMPVPIV          LMPVPIV Multiple         Lord Abbett
    LMPVPIII             Discipline         Multiple Discipline       Discipline            Growth and            Lord Abbett
     Money           Subaccount-All Cap      Subaccount-Global        Subaccount-             Income             Mid Cap Value
     Market              Growth and           All Cap Growth       Large Cap Growth         Subaccount            Subaccount
   Subaccount               Value                and Value            and Value             (Class VC)            (Class VC)
  --------------        --------------        --------------        --------------        --------------        --------------

  $    1,520,580        $       59,806        $       36,266        $        7,701        $      199,101        $       89,085
  --------------        --------------        --------------        --------------        --------------        --------------

         578,629               234,355                67,570                23,725               350,261               393,403
          50,528                17,696                 5,073                 1,725                28,145                30,921
  --------------        --------------        --------------        --------------        --------------        --------------
         629,157               252,051                72,643                25,450               378,406               424,324
  --------------        --------------        --------------        --------------        --------------        --------------
         891,423              (192,245)              (36,377)              (17,749)             (179,305)             (335,239)
  --------------        --------------        --------------        --------------        --------------        --------------


              --               459,789                79,819                25,421               533,529             1,388,047

              --               598,084               141,857                38,949               893,118             1,348,352
  --------------        --------------        --------------        --------------        --------------        --------------
              --             1,057,873               221,676                64,370             1,426,647             2,736,399
  --------------        --------------        --------------        --------------        --------------        --------------

              --               354,612               224,018                56,761             1,367,136              (512,287)
  --------------        --------------        --------------        --------------        --------------        --------------

  $      891,423        $    1,220,240        $      409,317        $      103,382        $    2,614,478        $    1,888,873
  ==============        ==============        ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

                                                    MIST                 MIST                  MIST
                                                Batterymarch           BlackRock            BlackRock            MIST Dreman
                                               Mid Cap Stock          High Yield             Large Cap         Small Cap Value
                                                 Subaccount           Subaccount          Core Subaccount        Subaccount
                                                  (Class A)            (Class A)             (Class A)            (Class A)
                                              --------------        --------------        --------------        --------------
Investment Income:
  Dividends ...........................       $           --        $           --        $           --        $        4,316
                                              --------------        --------------        --------------        --------------
Expenses:
  Insurance charges ...................              101,231               179,375                88,011                10,278
  Administrative fees .................                9,250                14,714                 7,893                   870
                                              --------------        --------------        --------------        --------------
    Total expenses ....................              110,481               194,089                95,904                11,148
                                              --------------        --------------        --------------        --------------
      Net investment income (loss) ....             (110,481)             (194,089)              (95,904)               (6,832)
                                              --------------        --------------        --------------        --------------
Realized Gain (Loss) and Unrealized
  Gain (Loss) on Investments:
    Realized gain distribution ........                   --                    --                    --                 2,493
    Realized gain (loss) on sale
      of investments ..................             (102,371)               69,315                31,120                  (620)
                                              --------------        --------------        --------------        --------------
      Realized gain (loss) ............             (102,371)               69,315                31,120                 1,873
                                              --------------        --------------        --------------        --------------
    Change in unrealized gain (loss)
      on investments ..................             (329,062)              824,132               520,746                81,556
                                              --------------        --------------        --------------        --------------
  Net increase (decrease) in net assets
    resulting from operations .........       $     (541,914)       $      699,358        $      455,962        $       76,597
                                              ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

   MIST Harris           MIST Janus                MIST            MIST Lord Abbett      MIST Lord Abbett        MIST Met/AIM
     Oakmark              Capital               Legg Mason            Growth and              Mid Cap               Capital
  International         Appreciation           Value Equity             Income                 Value             Appreciation
   Subaccount            Subaccount             Subaccount            Subaccount            Subaccount            Subaccount
    (Class A)             (Class A)              (Class B)             (Class B)             (Class B)             (Class A)
  --------------        --------------        --------------        --------------        --------------        --------------

  $           --        $           --        $           --        $       11,978        $        4,181        $       37,548
  --------------        --------------        --------------        --------------        --------------        --------------

         465,359                 6,124                84,394               340,872                20,717               247,152
          41,473                   549                 7,002                28,677                 1,719                22,356
  --------------        --------------        --------------        --------------        --------------        --------------
         506,832                 6,673                91,396               369,549                22,436               269,508
  --------------        --------------        --------------        --------------        --------------        --------------
        (506,832)               (6,673)              (91,396)             (357,571)              (18,255)             (231,960)
  --------------        --------------        --------------        --------------        --------------        --------------


              --                    --               104,317                63,580                71,765             2,614,388

          97,220                 5,130               (19,414)               68,628                (1,376)             (144,055)
  --------------        --------------        --------------        --------------        --------------        --------------
          97,220                 5,130                84,903               132,208                70,389             2,470,333
  --------------        --------------        --------------        --------------        --------------        --------------

       4,153,065                32,077               352,339             2,194,260                96,874            (2,670,325)
  --------------        --------------        --------------        --------------        --------------        --------------

  $    3,743,453        $       30,534        $      345,846        $    1,968,897        $      149,008        $     (431,952)
  ==============        ==============        ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

                                                   MIST                                                             MIST
                                                 Met/AIM              MIST MFS(R)                                 Neuberger
                                                Small Cap              Research             MIST MFS(R)            Berman
                                                  Growth            International             Value              Real Estate
                                                Subaccount            Subaccount           Subaccount            Subaccount
                                                 (Class A)             (Class B)            (Class A)             (Class B)
                                              --------------        --------------        --------------        --------------
Investment Income:
  Dividends ...........................       $           --        $       69,054        $      305,133        $        8,038
                                              --------------        --------------        --------------        --------------
Expenses:
  Insurance charges ...................                9,432                82,242               305,341                20,372
  Administrative fees .................                  748                 6,850                26,449                 1,646
                                              --------------        --------------        --------------        --------------
    Total expenses ....................               10,180                89,092               331,790                22,018
                                              --------------        --------------        --------------        --------------
      Net investment income (loss) ....              (10,180)              (20,038)              (26,657)              (13,980)
                                              --------------        --------------        --------------        --------------
Realized Gain (Loss) and Unrealized
  Gain (Loss) on Investments:
    Realized gain distribution ........                9,416               300,877             1,026,380                43,127
    Realized gain (loss) on sale
      of investments ..................               (7,485)              (27,992)              117,418                83,085
                                              --------------        --------------        --------------        --------------
      Realized gain (loss) ............                1,931               272,885             1,143,798               126,212
                                              --------------        --------------        --------------        --------------
    Change in unrealized gain (loss)
      on investments ..................               12,960               487,807             1,366,910               211,131
                                              --------------        --------------        --------------        --------------
  Net increase (decrease) in net assets
    resulting from operations .........       $        4,711        $      740,654        $    2,484,051        $      323,363
                                              ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

       MIST
       PIMCO                 MIST                                        MIST                  MIST                  MIST
     Inflation               PIMCO                 MIST                 Pioneer            Third Avenue           Van Kampen
     Protected           Total Return          Pioneer Fund             Mid-Cap              Small Cap             Comstock
  Bond Subaccount         Subaccount            Subaccount         Value Subaccount      Value Subaccount         Subaccount
     (Class B)             (Class B)             (Class A)             (Class A)             (Class B)             (Class B)
  --------------        --------------        --------------        --------------        --------------        --------------

  $       47,150        $      180,374        $           --        $        4,428        $           --        $           --
  --------------        --------------        --------------        --------------        --------------        --------------

          33,837               141,745                36,289                22,853                 5,487                 9,380
           2,853                11,710                 2,922                 1,873                   436                   802
  --------------        --------------        --------------        --------------        --------------        --------------
          36,690               153,455                39,211                24,726                 5,923                10,182
  --------------        --------------        --------------        --------------        --------------        --------------
          10,460                26,919               (39,211)              (20,298)               (5,923)              (10,182)
  --------------        --------------        --------------        --------------        --------------        --------------


          36,047                 2,890                    --                27,509                    --                 3,843

         (23,899)                4,103                 8,752                 4,152                 2,126                 7,608
  --------------        --------------        --------------        --------------        --------------        --------------
          12,148                 6,993                 8,752                31,661                 2,126                11,451
  --------------        --------------        --------------        --------------        --------------        --------------

         (38,180)              236,126               226,086               109,549                46,383                79,784
  --------------        --------------        --------------        --------------        --------------        --------------

  $      (15,572)       $      270,038        $      195,627        $      120,912        $       42,586        $       81,053
  ==============        ==============        ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

                                                    MIST
                                                 Van Kampen               MSF                  MSF
                                                  Mid Cap              BlackRock            BlackRock              MSF FI
                                                   Growth         Aggressive Growth        Bond Income           Large Cap
                                                 Subaccount           Subaccount           Subaccount            Subaccount
                                                  (Class B)            (Class D)            (Class E)             (Class A)
                                              --------------        --------------        --------------        --------------
Investment Income:
  Dividends ...........................       $           --        $           --        $           --        $           --
                                              --------------        --------------        --------------        --------------
Expenses:
  Insurance charges ...................               42,307               261,298             1,046,226               379,368
  Administrative fees .................                3,574                22,716                92,908                33,747
                                              --------------        --------------        --------------        --------------
    Total expenses ....................               45,881               284,014             1,139,134               413,115
                                              --------------        --------------        --------------        --------------
      Net investment income (loss) ....              (45,881)             (284,014)           (1,139,134)             (413,115)
                                              --------------        --------------        --------------        --------------
Realized Gain (Loss) and Unrealized
  Gain (Loss) on Investments:
    Realized gain distribution ........              144,581                    --                    --                    --
    Realized gain (loss) on sale
      of investments ..................              (14,519)             (206,298)              257,721              (218,626)
                                              --------------        --------------        --------------        --------------
      Realized gain (loss) ............              130,062              (206,298)              257,721              (218,626)
                                              --------------        --------------        --------------        --------------
    Change in unrealized gain (loss)
      on investments ..................                1,500              (261,896)            4,113,583               811,970
                                              --------------        --------------        --------------        --------------
  Net increase (decrease) in net assets
   resulting from operations ..........       $       85,681        $     (752,208)       $    3,232,170        $      180,229
                                              ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

                                                                                               MSF
                                                    MSF                   MSF              Western Asset
      MSF FI               MSF MFS(R)        Salomon Brothers        T. Rowe Price          Management             PIMCO VIT
   Value Leaders         Total Return         U.S. Government      Large Cap Growth      U.S. Government          Real Return
    Subaccount            Subaccount            Subaccount            Subaccount            Subaccount            Subaccount
     (Class D)             (Class F)             (Class B)             (Class B)             (Class A)      (Administrative Class)
  --------------        --------------        --------------        --------------        --------------    ----------------------

  $           --        $           --        $       14,716        $           --        $           --        $      138,985
  --------------        --------------        --------------        --------------        --------------        --------------

          79,247                 8,218                 1,929               123,187               282,118                64,974
           6,436                   680                   152                10,730                27,494                 4,999
  --------------        --------------        --------------        --------------        --------------        --------------
          85,683                 8,898                 2,081               133,917               309,612                69,973
  --------------        --------------        --------------        --------------        --------------        --------------
         (85,683)               (8,898)               12,635              (133,917)             (309,612)               69,012
  --------------        --------------        --------------        --------------        --------------        --------------


              --                    --                    --                    --                    --                65,354

         (34,148)                7,725               (16,924)               17,972               125,560               (78,508)
  --------------        --------------        --------------        --------------        --------------        --------------
         (34,148)                7,725               (16,924)               17,972               125,560               (13,154)
  --------------        --------------        --------------        --------------        --------------        --------------

         223,752                61,497                  (571)              795,536             1,077,248              (110,821)
  --------------        --------------        --------------        --------------        --------------        --------------

  $      103,921        $       60,324        $       (4,860)       $      679,591        $      893,196        $      (54,963)
  ==============        ==============        ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

                                                                       Putnam VT             Putnam VT             Putnam VT
                                                PIMCO VIT              Discovery          International            Small Cap
                                               Total Return             Growth                Equity                 Value
                                                Subaccount            Subaccount            Subaccount            Subaccount
                                          (Administrative Class)      (Class IB)            (Class IB)            (Class IB)
                                          ----------------------    --------------        --------------        --------------
Investment Income:
  Dividends ...........................       $    3,553,197        $           --        $       35,511        $       14,886
                                              --------------        --------------        --------------        --------------
Expenses:
  Insurance charges ...................            1,454,381                 3,528                90,619                80,731
  Administrative fees .................              121,011                   311                 7,981                 6,651
                                              --------------        --------------        --------------        --------------
    Total expenses ....................            1,575,392                 3,839                98,600                87,382
                                              --------------        --------------        --------------        --------------
      Net investment income (loss) ....            1,977,805                (3,839)              (63,089)              (72,496)
                                              --------------        --------------        --------------        --------------
Realized Gain (Loss) and Unrealized
  Gain (Loss) on Investments:
    Realized gain distribution ........              401,346                    --                    --               455,802
    Realized gain (loss) on sale
      of investments ..................             (306,801)               12,173               762,860               318,456
                                              --------------        --------------        --------------        --------------
      Realized gain (loss) ............               94,545                12,173               762,860               774,258
    Change in unrealized gain (loss)
      on investments ..................             (761,906)               10,457               513,082               (88,314)
                                              --------------        --------------        --------------        --------------
  Net increase (decrease) in net assets
    resulting from operations .........       $    1,310,444        $       18,791        $    1,212,853        $      613,448
                                              ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

                           Travelers
   Travelers AIM         Disciplined              Travelers            Travelers
      Capital               Mid Cap                Equity             Federated              Travelers            Travelers
   Appreciation              Stock                 Income             High Yield             Large Cap          Managed Income
    Subaccount            Subaccount             Subaccount           Subaccount            Subaccount            Subaccount
  --------------        --------------        --------------        --------------        --------------        --------------

  $           --        $       55,705        $       95,917        $    1,252,791        $      160,815        $    2,057,977
  --------------        --------------        --------------        --------------        --------------        --------------

         136,427                55,409                43,519                97,928               206,974               539,618
          12,329                 5,062                 3,536                 8,057                18,412                47,803
  --------------        --------------        --------------        --------------        --------------        --------------
         148,756                60,471                47,055               105,985               225,386               587,421
  --------------        --------------        --------------        --------------        --------------        --------------
        (148,756)               (4,766)               48,862             1,146,806               (64,571)            1,470,556
  --------------        --------------        --------------        --------------        --------------        --------------


         134,495             1,661,901               732,413                    --             1,967,982                    --

        (463,687)            2,459,279               122,663               296,907            (6,687,082)           (8,675,100)
  --------------        --------------        --------------        --------------        --------------        --------------
        (329,192)            4,121,180               855,076               296,907            (4,719,100)           (8,675,100)

       2,068,782            (3,205,229)             (553,599)           (1,042,657)            5,967,396             6,202,738
  --------------        --------------        --------------        --------------        --------------        --------------

  $    1,590,834        $      911,185        $      350,339        $      401,056        $    1,183,725        $   (1,001,806)
  ==============        ==============        ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

                                             Travelers Mercury     Travelers MFS(R)      Travelers MFS(R)      Travelers MFS(R)
                                               Large Cap Core      Mid Cap Growth         Total Return              Value
                                                 Subaccount           Subaccount            Subaccount            Subaccount
                                             -----------------     ----------------      ----------------      ----------------
Investment Income:
  Dividends ...........................       $       16,816        $           --        $        3,059        $           --
                                              --------------        --------------        --------------        --------------
Expenses:
  Insurance charges ...................               42,023               144,824                   978               156,836
  Administrative fees .................                3,805                12,618                    79                13,601
                                              --------------        --------------        --------------        --------------
    Total expenses ....................               45,828               157,442                 1,057               170,437
                                              --------------        --------------        --------------        --------------
      Net investment income (loss) ....              (29,012)             (157,442)                2,002              (170,437)
                                              --------------        --------------        --------------        --------------
Realized Gain (Loss) and Unrealized
  Gain (Loss) on Investments:
    Realized gain distribution ........              245,554             1,378,347                 3,320               158,071
    Realized gain (loss) on sale
      of investments ..................             (359,835)           (8,694,111)               (4,152)            6,645,226
                                              --------------        --------------        --------------        --------------
      Realized gain (loss) ............             (114,281)           (7,315,764)                 (832)            6,803,297
                                              --------------        --------------        --------------        --------------
    Change in unrealized gain (loss)
      on investments ..................              608,549             8,929,183                 4,568            (4,489,240)
                                              --------------        --------------        --------------        --------------
  Net increase (decrease) in net assets
    resulting from operations .........       $      465,256        $    1,455,977        $        5,738        $    2,143,620
                                              ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Continued)
                      For the year ended December 31, 2006

     Travelers                                   Travelers             Travelers         Travelers Style       Travelers Style
     Mondrian              Travelers               Pioneer              Strategic         Focus Series:         Focus Series:
International Stock      Pioneer Fund           Mid Cap Value            Equity          Small Cap Growth       Small Cap Value
     Subaccount           Subaccount             Subaccount           Subaccount             Subaccount           Subaccount
  --------------        --------------        --------------        --------------        --------------        --------------

  $    1,596,583        $       31,440        $           21        $        7,587        $           49        $           29
  --------------        --------------        --------------        --------------        --------------        --------------

         250,814                18,967                 6,040                12,460                 4,166                 1,865
          21,754                 1,529                   486                 1,049                   328                   155
  --------------        --------------        --------------        --------------        --------------        --------------
         272,568                20,496                 6,526                13,509                 4,494                 2,020
  --------------        --------------        --------------        --------------        --------------        --------------
       1,324,015                10,944                (6,505)               (5,922)               (4,445)               (1,991)
  --------------        --------------        --------------        --------------        --------------        --------------


       1,794,882                    --                    --                83,186                17,947                 1,299

      15,496,663               592,401                62,684               115,581                90,525                39,396
  --------------        --------------        --------------        --------------        --------------        --------------
      17,291,545               592,401                62,684               198,767               108,472                40,695
  --------------        --------------        --------------        --------------        --------------        --------------

     (12,417,722)             (419,339)               (8,549)              (98,111)               (9,518)                 (281)
  --------------        --------------        --------------        --------------        --------------        --------------

  $    6,197,838        $      184,006        $       47,630        $       94,734        $       94,509        $       38,423
  ==============        ==============        ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                     STATEMENT OF OPERATIONS -- (Concluded)
                      For the year ended December 31, 2006

                                                                      Van Kampen                                  Wells Fargo
                                                Travelers                 LIT                  VIP               VT Advantage
                                             U.S. Government       Strategic Growth          Mid Cap              Small/Mid
                                                Securities            Subaccount           Subaccount             Cap Value
                                                Subaccount            (Class II)        (Service Class 2)         Subaccount
                                              --------------        --------------      -----------------       --------------
Investment Income:
  Dividends ...........................       $    1,582,152        $           --        $       28,510        $           --
                                              --------------        --------------        --------------        --------------
Expenses:
  Insurance charges ...................              149,909                20,828               257,919                79,701
  Administrative fees .................               13,403                 1,706                21,624                 7,335
                                              --------------        --------------        --------------        --------------
    Total expenses ....................              163,312                22,534               279,543                87,036
                                              --------------        --------------        --------------        --------------
      Net investment income (loss) ....            1,418,840               (22,534)             (251,033)              (87,036)
                                              --------------        --------------        --------------        --------------
Realized Gain (Loss) and Unrealized
  Gain (Loss) on Investments:
    Realized gain distribution ........              384,963                    --             1,900,978               723,731
    Realized gain (loss) on sale
      of investments ..................           (1,401,631)               16,689             1,865,764               474,611
                                              --------------        --------------        --------------        --------------
      Realized gain (loss) ............           (1,016,668)               16,689             3,766,742             1,198,342
                                              --------------        --------------        --------------        --------------
    Change in unrealized gain (loss)
      on investments ..................           (1,418,004)               11,659            (1,988,496)             (466,735)
                                              --------------        --------------        --------------        --------------
  Net increase (decrease) in net assets
    resulting from operations .........       $   (1,015,832)       $        5,814        $    1,527,213        $      644,571
                                              ==============        ==============        ==============        ==============

   The accompanying notes are an integral part of these financial statements.

                      (This page intentionally left blank.)

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

                       STATEMENTS OF CHANGES IN NET ASSETS
                 For the years ended December 31, 2006 and 2005

                                         AIM V.I. Core Equity           AIM V.I. Premier Equity       AllianceBernstein Growth
                                              Subaccount                       Subaccount               and Income Subaccount
                                              (Series I)                       (Series I)                     (Class B)
                                     ----------------------------    ----------------------------    ----------------------------
                                          2006            2005            2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------    ------------    ------------
Operations:
  Net investment income (loss) ...   $     (9,341)   $         --    $      5,547    $    (16,007)   $    (94,113)   $    (95,607)
  Realized gain (loss) ...........          4,205              --         127,085            (274)      2,960,598         328,685
  Change in unrealized gain (loss)
    on investments ...............        101,010              --         (60,564)         71,765      (2,196,569)        165,567
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from
      operations .................         95,874              --          72,068          55,484         669,916         398,645
                                     ------------    ------------    ------------    ------------    ------------    ------------
Unit Transactions:
  Participant purchase payments ..         11,673              --              89             360          20,856       1,363,985
  Participant transfers from other
    funding options ..............      1,377,937              --           5,367          25,878         128,779         773,270
  Administrative charges .........           (346)             --              (2)           (368)            (44)         (2,493)
  Contract surrenders ............        (59,466)             --        (110,047)       (190,612)       (948,150)     (1,823,838)
  Participant transfers to other
    funding options ..............       (125,282)             --      (1,384,866)        (92,299)    (15,179,237)     (1,055,182)
  Other receipts/(payments) ......        (15,501)             --        (125,405)             --        (236,429)       (250,278)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from
      unit transactions ..........      1,189,015              --      (1,614,864)       (257,041)    (16,214,225)       (994,536)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in
      net assets .................      1,284,889              --      (1,542,796)       (201,557)    (15,544,309)       (595,891)
Net Assets:
  Beginning of year ..............             --              --       1,542,796       1,744,353      15,544,309      16,140,200
                                     ------------    ------------    ------------    ------------    ------------    ------------
  End of year ....................   $  1,284,889    $         --    $         --    $  1,542,796    $         --    $ 15,544,309
                                     ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

 AllianceBernstein Large Cap     American Funds Global Growth            American Funds              American Funds Growth
      Growth Subaccount                    Subaccount                   Growth Subaccount             and Income Subaccount
          (Class B)                        (Class 2)                        (Class 2)                       (Class 2)
 ----------------------------    ----------------------------    ----------------------------    ----------------------------
      2006            2005            2006            2005            2006            2005            2006            2005
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

 $    (38,236)   $   (115,908)   $   (197,549)   $   (175,296)   $   (624,606)   $   (476,764)   $   (243,171)   $   (291,307)
    1,004,074          79,551         929,863         359,595       2,633,023         616,812       2,711,700         845,141

     (995,372)        806,749       2,174,154       1,515,969       1,789,337       5,103,297       3,705,574       1,269,647
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


      (29,534)        770,392       2,906,468       1,700,268       3,797,754       5,243,345       6,174,103       1,823,481
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

       46,742         259,867         801,677       3,886,741       2,364,007       7,734,308       1,791,477       7,666,886

       95,127         821,130       3,967,537       3,958,873      13,717,490      10,453,791       5,010,237       6,653,880
          (20)         (1,019)         (1,844)         (1,601)         (5,009)         (4,178)         (5,295)         (5,378)
     (543,894)       (626,589)     (2,634,116)     (1,711,094)     (8,320,287)     (4,478,043)     (7,536,778)     (5,768,442)

   (6,107,148)       (721,787)     (2,397,029)     (2,128,959)     (7,006,383)     (4,229,696)     (3,107,806)     (5,183,289)
      (29,451)        (43,219)       (261,905)        (40,312)       (627,585)       (513,224)       (984,996)       (876,309)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


   (6,538,644)       (311,617)       (525,680)      3,963,648         122,233       8,962,958      (4,833,161)      2,487,348
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

   (6,568,178)        458,775       2,380,788       5,663,916       3,919,987      14,206,303       1,340,942       4,310,829

    6,568,178       6,109,403      15,977,650      10,313,734      45,903,949      31,697,646      49,957,268      45,646,439
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------
 $         --    $  6,568,178    $ 18,358,438    $ 15,977,650    $ 49,823,936    $ 45,903,949    $ 51,298,210    $ 49,957,268
 ============    ============    ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                                                          Credit Suisse Trust             Delaware VIP REIT
                                                                           Emerging Markets                  Subaccount
                                       Capital Appreciation Fund              Subaccount                  (Standard Class)
                                     ----------------------------    ----------------------------    ----------------------------
                                          2006            2005            2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------    ------------    ------------
Operations:
  Net investment income (loss) ...   $     (1,944)   $     (1,227)   $    (70,923)   $    (64,392)   $     20,278    $     10,107
  Realized gain (loss) ...........          7,562           3,883       1,160,571         843,409       4,665,172       3,552,888
  Change in unrealized gain (loss)
    on investments ...............        (10,181)         10,181         413,842         550,816       2,261,469      (2,258,519)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from
      operations .................         (4,563)         12,837       1,503,490       1,329,833       6,946,919       1,304,476
                                     ------------    ------------    ------------    ------------    ------------    ------------
Unit Transactions:
  Participant purchase payments ..          1,700         103,100          14,711           5,836         314,405       2,604,494
  Participant transfers from other
    funding options ..............        208,440         135,935         267,137         302,025         504,493       2,167,732
  Administrative charges .........             --              (9)         (1,143)         (1,346)         (4,159)         (4,698)
  Contract surrenders ............           (734)           (242)       (676,967)       (983,392)     (4,087,292)     (3,927,936)
  Participant transfers to other
    funding options ..............       (415,508)        (40,956)     (1,315,217)       (992,755)     (3,690,970)     (4,500,473)
  Other receipts/(payments) ......             --              --         (64,387)       (132,087)       (658,978)       (322,278)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from unit
      transactions ...............       (206,102)        197,828      (1,775,866)     (1,801,719)     (7,622,501)     (3,983,159)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in
      net assets .................       (210,665)        210,665        (272,376)       (471,886)       (675,582)     (2,678,683)
Net Assets:
  Beginning of year ..............        210,665              --       6,014,024       6,485,910      26,379,472      29,058,155
                                     ------------    ------------    ------------    ------------    ------------    ------------
  End of year ....................   $         --    $    210,665    $  5,741,648    $  6,014,024    $ 25,703,890    $ 26,379,472
                                     ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

         Delaware VIP                     Dreyfus VIF                Dreyfus VIF Developing     FTVIPT Franklin Small/Mid Cap
  Small Cap Value Subaccount        Appreciation Subaccount            Leaders Subaccount       Growth Securities Subaccount
       (Standard Class)                (Initial Shares)                 (Initial Shares)                  (Class 2)
 ----------------------------    ----------------------------    ----------------------------    ----------------------------
      2006            2005            2006            2005            2006            2005            2006            2005
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

 $   (367,244)   $   (382,364)   $    (37,040)   $   (398,809)   $   (191,264)   $   (299,918)   $   (346,851)   $   (402,372)
    3,922,084       3,659,927         377,082          64,717         603,110        (702,321)        520,269         (25,628)

     (501,493)     (1,517,812)      2,123,434         864,702         (94,883)      1,588,397       1,095,384       1,029,281
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


    3,053,347       1,759,751       2,463,476         530,610         316,963         586,158       1,268,802         601,281
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

      150,426       2,068,556         163,630         472,218         133,124         352,059          96,554         693,810

      503,437       1,588,536         465,106         658,707         619,405         550,351         819,790       2,150,454
       (2,722)         (3,328)         (3,454)         (4,079)         (2,701)         (3,323)         (3,693)         (4,553)
   (3,605,795)     (3,124,930)     (2,612,240)     (2,679,487)     (2,763,300)     (2,668,980)     (2,542,314)     (3,021,107)

   (2,735,399)     (4,456,728)     (1,500,682)     (2,425,247)     (1,250,286)     (1,205,750)     (2,893,910)     (1,735,750)
   (1,005,484)       (405,266)       (824,249)       (355,533)       (420,894)       (393,228)       (407,920)       (287,791)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


   (6,695,537)     (4,333,160)     (4,311,889)     (4,333,421)     (3,684,652)     (3,368,871)     (4,931,493)     (2,204,937)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

   (3,642,190)     (2,573,409)     (1,848,413)     (3,802,811)     (3,367,689)     (2,782,713)     (3,662,691)     (1,603,656)

   24,199,911      26,773,320      19,644,000      23,446,811      15,776,958      18,559,671      20,404,124      22,007,780
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------
 $ 20,557,721    $ 24,199,911    $ 17,795,587    $ 19,644,000    $ 12,409,269    $ 15,776,958    $ 16,741,433    $ 20,404,124
 ============    ============    ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                         FTVIPT Mutual Shares        FTVIPT Templeton Developing      FTVIPT Templeton Foreign
                                         Securities Subaccount      Markets Securities Subaccount       Securities Subaccount
                                               (Class 2)                      (Class 2)                       (Class 2)
                                     ----------------------------    ----------------------------    ----------------------------
                                          2006            2005            2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------    ------------    ------------
Operations:
  Net investment income (loss) ...   $    (89,507)   $   (122,930)   $   (166,417)   $   (113,066)   $   (354,958)   $   (379,603)
  Realized gain (loss) ...........      3,286,555         477,952       2,896,677       1,034,972       4,369,209       1,347,234
  Change in unrealized gain (loss)
    on investments ...............     (2,276,753)        583,008       1,944,533       3,288,480       5,323,246       3,067,851
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in
      net assets resulting from
      operations .................        920,295         938,030       4,674,793       4,210,386       9,337,497       4,035,482
                                     ------------    ------------    ------------    ------------    ------------    ------------
Unit Transactions:
  Participant purchase payments ..        103,975       1,965,066         692,606       2,352,097       1,291,384       8,145,883
  Participant transfers from other
    funding options ..............        357,356       3,599,304       2,203,920       3,748,428       5,960,714       7,060,344
  Administrative charges .........            (20)         (1,560)         (2,515)         (2,577)         (7,068)         (7,093)
  Contract surrenders ............       (313,205)     (1,562,105)     (3,285,631)     (2,721,329)     (9,629,804)     (8,145,705)
  Participant transfers to other
    funding options ..............    (14,467,432)     (2,252,898)     (4,493,711)     (2,656,064)     (5,937,045)     (3,175,316)
  Other receipts/(payments) ......        (76,082)       (278,571)       (445,985)       (255,946)     (1,167,810)       (768,785)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from unit
      transactions ...............    (14,395,408)      1,469,236      (5,331,316)        464,609      (9,489,629)      3,109,328
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in
      net assets .................    (13,475,113)      2,407,266        (656,523)      4,674,995        (152,132)      7,144,810
Net Assets:
  Beginning of year ..............     13,475,113      11,067,847      20,895,870      16,220,875      53,308,535      46,163,725
                                     ------------    ------------    ------------    ------------    ------------    ------------
  End of year ....................   $         --    $ 13,475,113    $ 20,239,347    $ 20,895,870    $ 53,156,403    $ 53,308,535
                                     ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

   Janus Aspen Growth and           Janus Aspen International     Janus Aspen Mid Cap Growth            Lazard Retirement
      Income Subaccount                  Growth Subaccount                 Subaccount                        Small Cap
      (Service Shares)                   (Service Shares)              (Service Shares)                     Subaccount
 ----------------------------    ----------------------------    ----------------------------    ----------------------------
      2006            2005            2006            2005            2006            2005            2006            2005
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

 $    (33,032)   $    (81,199)   $        657    $   (118,963)   $   (179,547)   $   (200,178)   $    (43,748)   $    (44,985)
      622,350         (54,883)      3,542,312       1,680,068        (460,610)     (1,162,735)        515,972         208,459

     (218,459)        656,255       2,493,887       2,474,591       1,677,156       2,358,126        (191,694)       (111,244)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


      370,859         520,173       6,036,856       4,035,696       1,036,999         995,213         280,530          52,230
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

        1,032         260,489          50,921          12,671          84,990         436,807          90,350         614,876

       92,171         233,357         957,257         919,266         329,439         315,470         440,512         331,457
          (29)         (1,762)         (4,078)         (4,155)         (2,505)         (2,949)           (249)           (254)
     (222,601)       (621,959)     (2,558,761)     (1,757,012)     (1,554,276)     (1,745,315)       (735,789)       (107,013)

   (5,699,515)       (589,182)     (4,176,823)     (3,077,930)
                                                                     (626,571)     (1,068,598)     (2,650,588)       (232,339)
      (16,528)       (146,165)       (238,534)       (288,558)       (193,579)       (340,589)             --          (2,399)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


   (5,845,470)       (865,222)     (5,970,018)     (4,195,718)     (1,962,502)     (2,405,174)     (2,855,764)        604,328
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

   (5,474,611)       (345,049)         66,838        (160,022)       (925,503)     (1,409,961)     (2,575,234)        656,558

    5,474,611       5,819,660      16,285,939      16,445,961      10,317,466      11,727,427       2,575,234       1,918,676
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------
 $         --    $  5,474,611    $ 16,352,777    $ 16,285,939    $  9,391,963    $ 10,317,466    $         --    $  2,575,234
 ============    ============    ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                                                                                           LMPVPI All Cap
                                        LMPIS Dividend Strategy         LMPVPV Small Cap Growth              Subaccount
                                               Subaccount               Opportunties Subaccount              (Class I)
                                     ----------------------------    ----------------------------    ----------------------------
                                          2006            2005            2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------    ------------    ------------
Operations:
  Net investment income (loss) ...   $      5,090    $      5,829    $   (103,492)   $   (120,344)   $    (59,307)   $   (132,290)
  Realized gain (loss) ...........        128,855          28,186         592,175         852,871       1,036,431         618,230
  Change in unrealized gain (loss)
    on investments ...............        543,032        (119,784)         80,801        (614,697)        465,581        (286,099)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from
      operations .................        676,977         (85,769)        569,484         117,830       1,442,705         199,841
                                     ------------    ------------    ------------    ------------    ------------    ------------
Unit Transactions:
  Participant purchase payments ..         54,660         837,062          40,287         450,914           7,854         199,046
  Participant transfers from other
    funding options ..............        445,887         785,652         269,247         399,540         145,837         717,969
  Administrative charges .........           (471)           (527)           (909)         (1,242)         (1,535)         (1,968)
  Contract surrenders ............       (826,184)       (326,205)       (778,624)     (1,549,726)     (1,624,141)     (1,776,435)
  Participant transfers to other
    funding options ..............       (531,860)       (274,075)       (714,557)       (659,661)     (1,414,123)     (2,571,661)
  Other receipts/(payments) ......        (52,057)        (73,692)        (72,669)       (120,910)       (238,798)       (309,853)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from unit
      transactions ...............       (910,025)        948,215      (1,257,225)     (1,481,085)     (3,124,906)     (3,742,902)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in
      net assets .................       (233,048)        862,446        (687,741)     (1,363,255)     (1,682,201)     (3,543,061)
Net Assets:
  Beginning of year ..............      4,882,371       4,019,925       5,639,223       7,002,478      10,865,304      14,408,365
                                     ------------    ------------    ------------    ------------    ------------    ------------
  End of year ....................   $  4,649,323    $  4,882,371    $  4,951,482    $  5,639,223    $  9,183,103    $ 10,865,304
                                     ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

 LMPVPI Global High Yield Bond                                     LMPVPI Small Cap Growth
         Subaccount              LMPVPI Investors Subaccount            Subaccount                   LMPVPII Appreciation
          (Class I)                       (Class I)                      (Class I)                        Subaccount
 ----------------------------    ----------------------------    ----------------------------    ----------------------------
      2006            2005            2006            2005            2006            2005            2006            2005
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

 $     17,906    $        764    $   (117,403)   $   (271,851)   $    (26,381)   $        (45)   $   (184,316)   $   (248,952)
       13,148             291       2,600,505         922,913          83,717           1,357       1,638,007         498,947

       (1,215)           (895)      2,694,260         950,239          (2,966)         (1,122)      1,006,682         249,921
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


       29,839             160       5,177,362       1,601,301          54,370             190       2,460,373         499,916
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

       82,173          20,676         300,155       1,708,032         128,031          11,700         293,999       2,508,131

      743,730          47,978         840,487       1,182,145       1,799,754          15,339       1,278,673       1,229,401
          (77)             --          (6,479)         (7,567)           (130)             --          (3,349)         (3,915)
     (186,708)             --      (5,166,666)     (5,202,197)        (95,118)             --      (3,314,273)     (2,832,579)

     (271,744)        (10,092)     (3,579,258)     (3,305,830)       (185,665)             --      (1,872,367)     (1,594,670)
           --              --        (625,062)     (1,091,068)        (30,471)             --        (694,535)       (323,490)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


      367,374          58,562      (8,236,823)     (6,716,485)      1,616,401          27,039      (4,311,852)     (1,017,122)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

      397,213          58,722      (3,059,461)     (5,115,184)      1,670,771          27,229      (1,851,479)       (517,206)

       58,722              --      37,019,249      42,134,433          27,229              --      22,141,332      22,658,538
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------
 $    455,935    $     58,722    $ 33,959,788    $ 37,019,249    $  1,698,000    $     27,229    $ 20,289,853    $ 22,141,332
 ============    ============    ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                       LMPVPII Fundamental Value       LMPVPIII Adjustable Rate         LMPVPIII Aggressive
                                               Subaccount                  Income Subaccount             Growth Subaccount
                                     ----------------------------    ----------------------------    ----------------------------
                                          2006            2005            2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------    ------------    ------------
Operations:
  Net investment income (loss) ...   $   (141,542)   $   (387,494)   $     65,481    $     30,370    $   (970,083)   $ (1,015,865)
  Realized gain (loss) ...........      2,555,070       2,989,177           6,292           3,357       2,624,712         768,186
  Change in unrealized gain (loss)
    on investments ...............      2,109,922      (1,726,672)         (9,687)        (22,183)      1,539,015       5,031,020
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
     assets resulting from operations   4,523,450         875,011          62,086          11,544       3,193,644       4,783,341
                                     ------------    ------------    ------------    ------------    ------------    ------------
Unit Transactions:
  Participant purchase payments ..        288,386       1,724,518          38,296         484,429         747,127       3,826,053
  Participant transfers from other
    funding options ..............      2,308,314       1,384,093         165,613       1,135,789       2,910,467       2,400,918
  Administrative charges .........         (5,194)         (6,206)           (215)           (219)         (9,697)        (11,168)
  Contract surrenders ............     (6,228,555)     (5,392,978)       (400,945)       (303,301)    (10,820,480)     (6,994,910)
  Participant transfers to other
    funding options ..............     (4,131,859)     (4,520,645)       (350,404)     (1,011,975)     (3,818,085)     (5,172,948)
  Other receipts/(payments) ......       (586,366)       (862,166)             --          (9,977)       (713,350)     (1,130,346)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from unit
      transactions ...............     (8,355,274)     (7,673,384)       (547,655)        294,746     (11,704,018)     (7,082,401)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in
      net assets .................     (3,831,824)     (6,798,373)       (485,569)        306,290      (8,510,374)     (2,299,060)
Net Assets:
  Beginning of year ..............     35,691,857      42,490,230       3,314,332       3,008,042      53,819,988      56,119,048
                                     ------------    ------------    ------------    ------------    ------------    ------------
  End of year ....................   $ 31,860,033    $ 35,691,857    $  2,828,763    $  3,314,332    $ 45,309,614    $ 53,819,988
                                     ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

       LMPVPIII High Income         LMPVPIII Large Cap Growth          LMPVPIII Mid Cap Core          LMPVPIII Money Market
            Subaccount                     Subaccount                        Subaccount                    Subaccount
 ----------------------------    ----------------------------    ----------------------------    ----------------------------
      2006            2005            2006            2005            2006            2005            2006            2005
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

 $  1,355,449    $  1,647,574    $ (1,383,646)   $ (1,658,548)   $   (249,316)   $   (253,383)   $    891,423    $    351,338
     (708,970)       (685,214)      1,085,671         524,398       2,990,568       2,031,454              --              --

    1,492,740        (779,436)      1,880,754       3,808,285        (655,132)       (662,526)             --              --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

    2,139,219         182,924       1,582,779       2,674,135       2,086,120       1,115,545         891,423         351,338
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

      120,392         730,109         651,921       3,139,849         138,153       1,174,522         916,507       2,941,748

    1,590,997       1,072,873       7,216,637       4,422,463         444,724         603,824      22,845,580      20,544,906
       (5,349)         (6,608)        (15,496)        (18,939)         (2,590)         (3,212)         (6,835)         (8,033)
   (4,240,460)     (5,087,342)    (12,654,914)    (13,167,618)     (2,691,820)     (2,423,096)    (21,631,217)    (14,769,751)

   (2,542,242)     (2,879,528)     (8,538,271)    (11,273,795)     (1,835,691)     (1,484,422)     (6,120,479)    (11,523,761)
     (762,548)       (607,850)     (2,043,473)     (2,417,336)       (340,765)       (276,716)     (1,631,503)       (998,372)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


   (5,839,210)     (6,778,346)    (15,383,596)    (19,315,376)     (4,287,989)     (2,409,100)     (5,627,947)     (3,813,263)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

   (3,699,991)     (6,595,422)    (13,800,817)    (16,641,241)     (2,201,869)     (1,293,555)     (4,736,524)     (3,461,925)

   27,670,968      34,266,390      90,528,723     107,169,964      18,721,227      20,014,782      37,275,015      40,736,940
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------
 $ 23,970,977    $ 27,670,968    $ 76,727,906    $ 90,528,723    $ 16,519,358    $ 18,721,227    $ 32,538,491    $ 37,275,015
 ============    ============    ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                      LMPVPIV Multiple Discipline     LMPVPIV Multiple Discipline    LMPVPIV Multiple Discipline
                                          Subaccount--All Cap          Subaccount--Global All Cap        Subaccount--Large Cap
                                           Growth and Value               Growth and Value               Growth and Value
                                     ----------------------------    ----------------------------    ----------------------------
                                          2006            2005            2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------    ------------    ------------
Operations:
  Net investment income (loss) ...   $   (192,245)   $   (220,055)   $    (36,377)   $    (42,575)   $    (17,749)   $    (27,299)
  Realized gain (loss) ...........      1,057,873         356,075         221,676          93,645          64,370          52,079
  Change in unrealized gain (loss)
  on investments .................        354,612         238,705         224,018         144,585          56,761           5,200
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from
      operations .................      1,220,240         374,725         409,317         195,655         103,382          29,980
                                     ------------    ------------    ------------    ------------    ------------    ------------
Unit Transactions:
  Participant purchase payments ..        236,574       2,645,167          20,768       2,858,666             501         691,688
  Participant transfers from other
    funding options ..............        282,421         596,348         133,121         443,295         126,243         110,967
  Administrative charges .........         (1,386)         (1,320)           (636)           (465)           (296)           (381)
  Contract surrenders ............     (2,974,755)       (885,983)       (761,640)       (980,716)       (118,241)       (752,034)
  Participant transfers to other
    funding options ..............     (2,098,445)     (1,592,417)       (338,327)       (199,558)       (257,850)        (18,352)
  Other receipts/(payments) ......        (52,496)        (87,944)        (22,250)        (42,739)       (128,998)        (73,802)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from unit
      transactions ...............     (4,608,087)        673,851        (968,964)      2,078,483        (378,641)        (41,914)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets .....................     (3,387,847)      1,048,576        (559,647)      2,274,138        (275,259)        (11,934)
Net Assets:
  Beginning of year ..............     13,192,688      12,144,112       3,722,972       1,448,834       1,302,544       1,314,478
                                     ------------    ------------    ------------    ------------    ------------    ------------
  End of year ....................   $  9,804,841    $ 13,192,688    $  3,163,325    $  3,722,972    $  1,027,285    $  1,302,544
                                     ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

Lord Abbett Growth and Income          Lord Abbett Mid Cap        MIST Batterymarch Mid Cap        MIST BlackRock High Yield
         Subaccount                     Value Subaccount              Stock Subaccount                    Subaccount
          (Class VC)                        (Class VC)                     (Class A)                        (Class A)
 ----------------------------    ----------------------------    ----------------------------    ----------------------------
      2006            2005            2006            2005            2006            2005            2006            2005
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

 $   (179,305)   $   (192,793)   $   (335,239)   $   (359,181)   $   (110,481)   $         --    $   (194,089)   $         --
    1,426,647       1,467,190       2,736,399       1,936,436        (102,371)             --          69,315              --

    1,367,136        (904,427)       (512,287)       (110,184)       (329,062)             --         824,132              --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


    2,614,478         369,970       1,888,873       1,467,071        (541,914)             --         699,358              --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

      138,919       3,988,873         302,868       3,950,072          11,184              --         165,159              --

      957,197       2,950,181       1,066,435       3,240,962      10,721,854              --      16,811,054              --
       (1,879)         (2,077)         (2,340)         (2,677)         (1,406)             --          (1,907)             --
   (2,241,689)     (2,114,809)     (3,383,426)     (2,328,624)       (882,353)             --      (2,744,176)             --

   (4,069,376)     (2,109,105)     (4,474,940)     (2,602,482)       (436,272)             --        (839,215)             --
     (278,728)       (193,026)       (363,434)       (269,136)       (216,516)             --        (309,624)             --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


   (5,495,556)      2,520,037      (6,854,837)      1,988,115       9,196,491              --      13,081,291              --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

   (2,881,078)      2,890,007      (4,965,964)      3,455,186       8,654,577              --      13,780,649              --

   19,597,161      16,707,154      23,274,693      19,819,507              --              --              --              --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------
 $ 16,716,083    $ 19,597,161    $ 18,308,729    $ 23,274,693    $  8,654,577    $         --    $ 13,780,649    $         --
 ============    ============    ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                              MIST BlackRock                 MIST Dreman                     MIST Harris
                                              Large Cap Core               Small Cap Value              Oakmark International
                                                Subaccount                    Subaccount                      Subaccount
                                                 (Class A)                     (Class A)                       (Class A)
                                     ----------------------------    ----------------------------    ----------------------------
                                          2006            2005            2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------    ------------    ------------
Operations:
  Net investment income (loss) ...   $    (95,904)   $         --    $     (6,832)   $         --    $   (506,832)   $         --
  Realized gain (loss) ...........         31,120              --           1,873              --          97,220              --
  Change in unrealized gain (loss)
    on investments ...............        520,746              --          81,556              --       4,153,065              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from
      operations .................        455,962              --          76,597              --       3,743,453              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
Unit Transactions:
  Participant purchase payments ..         42,639              --          33,775              --         282,831              --
  Participant transfers from other
    funding options ..............      9,049,032              --       1,417,927              --      46,521,061              --
  Administrative charges .........         (2,064)             --             (59)             --          (6,169)             --
  Contract surrenders ............       (936,708)             --        (296,289)             --      (4,088,702)             --
  Participant transfers to other
    funding options ..............       (985,392)             --        (184,105)             --      (5,381,560)             --
  Other receipts/(payments) ......       (155,332)             --              --              --        (351,267)             --
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from unit
      transactions ...............      7,012,175              --         971,249              --      36,976,194              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets .....................      7,468,137              --       1,047,846              --      40,719,647              --
Net Assets:
  Beginning of year ..............             --              --              --              --              --              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
  End of year ....................   $  7,468,137    $         --    $  1,047,846    $         --    $ 40,719,647    $         --
                                     ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

          MIST Janus                   MIST Legg Mason                  MIST Lord Abbett                MIST Lord Abbett
     Capital Appreciation                Value Equity                  Growth and Income                 Mid Cap Value
          Subaccount                      Subaccount                       Subaccount                      Subaccount
           (Class A)                       (Class B)                        (Class B)                       (Class B)
 ----------------------------    ----------------------------    ----------------------------    ----------------------------
      2006            2005            2006            2005            2006            2005            2006            2005
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

 $     (6,673)   $         --    $    (91,396)   $     (1,547)   $   (357,571)   $      1,882    $    (18,255)   $        939
        5,130              --          84,903               4         132,208           5,954          70,389          12,136

       32,077              --         352,339         (17,579)      2,194,260          (7,028)         96,874         (12,605)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


       30,534              --         345,846         (19,122)      1,968,897             808         149,008             470
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

       34,389              --       1,537,625         297,481         477,388          50,514         163,484         128,751

      694,461              --       5,068,342       1,339,570      31,265,654         252,218       1,761,044         216,180
          (65)             --            (489)             --          (4,016)             --             (96)             --
      (71,115)             --      (1,756,401)           (823)     (3,334,476)             --        (143,033)           (653)

      (88,917)             --      (1,274,064)             --      (2,440,025)           (133)       (416,567)           (587)
           --              --              --              --        (212,989)             --          (5,345)             --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


      568,753              --       3,575,013       1,636,228      25,751,536         302,599       1,359,487         343,691
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

      599,287              --       3,920,859       1,617,106      27,720,433         303,407       1,508,495         344,161

           --              --       1,617,106              --         303,407              --         344,161              --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------
 $    599,287    $         --    $  5,537,965    $  1,617,106    $ 28,023,840    $    303,407    $  1,852,656    $    344,161
 ============    ============    ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                             MIST Met/AIM                   MIST Met/AIM                      MIST MFS(R)
                                         Capital Appreciation             Small Cap Growth              Research International
                                              Subaccount                     Subaccount                       Subaccount
                                               (Class A)                      (Class A)                        (Class B)
                                     ----------------------------    ----------------------------    ----------------------------
                                          2006            2005            2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------    ------------    ------------
Operations:
  Net investment income (loss) ...   $   (231,960)   $         --    $    (10,180)   $         --    $    (20,038)   $        614
  Realized gain (loss) ...........      2,470,333              --           1,931              --         272,885          13,420
  Change in unrealized gain (loss)
    on investments ...............     (2,670,325)             --          12,960              --         487,807          (8,334)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from
      operations .................       (431,952)             --           4,711              --         740,654           5,700
                                     ------------    ------------    ------------    ------------    ------------    ------------
Unit Transactions:
  Participant purchase payments ..        198,385              --          21,798              --         471,355          16,647
  Participant transfers from other
    funding options ..............     25,384,426              --       1,045,356              --       7,142,729         273,285
  Administrative charges .........         (4,672)             --             (98)             --            (424)             --
  Contract surrenders ............     (2,025,572)             --         (83,284)             --      (1,613,336)             --
  Participant transfers to other
    funding options ..............       (799,811)             --        (120,795)             --      (1,031,055)             --
  Other receipts/(payments) ......       (808,552)             --              --              --         (66,550)             --
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from unit
      transactions ...............     21,944,204              --         862,977              --       4,902,719         289,932
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets .....................     21,512,252              --         867,688              --       5,643,373         295,632
Net Assets:
  Beginning of year ..............             --              --              --              --         295,632              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
  End of year ....................   $ 21,512,252    $         --    $    867,688    $         --    $  5,939,005    $    295,632
                                     ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                         MIST Neuberger                  MIST PIMCO
     MIST MFS(R) Value                 Berman Real Estate         Inflation Protected Bond          MIST PIMCO Total Return
        Subaccount                         Subaccount                    Subaccount                        Subaccount
         (Class A)                          (Class B)                     (Class B)                         (Class B)
 ----------------------------    ----------------------------    ----------------------------    ----------------------------
      2006            2005            2006            2005            2006            2005            2006            2005
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

 $    (26,657)   $         --    $    (13,980)   $       (292)   $     10,460    $       (943)   $     26,919    $     (3,070)
    1,143,798              --         126,212             202          12,148             840           6,993          12,138

    1,366,910              --         211,131           3,257         (38,180)            463         236,126           5,812
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


    2,484,051              --         323,363           3,167         (15,572)            360         270,038          14,880
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

      208,472              --         319,651          24,441         204,705         221,868       1,445,661         815,103

   28,696,359              --       1,964,323         140,783       2,411,342         374,424      10,005,966       1,180,901
       (4,127)             --            (221)             --            (119)             --            (830)             --
   (3,263,583)             --        (769,631)           (148)       (698,654)           (426)     (1,934,363)         (1,370)

   (1,895,829)             --        (235,389)             --        (251,494)        (10,002)     (1,384,115)       (124,081)
     (374,754)             --          (5,433)             --              --              --         (85,450)             --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


   23,366,538              --       1,273,300         165,076       1,665,780         585,864       8,046,869       1,870,553
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

   25,850,589              --       1,596,663         168,243       1,650,208         586,224       8,316,907       1,885,433

           --              --         168,243              --         586,224              --       1,885,433              --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------
 $ 25,850,589    $         --    $  1,764,906    $    168,243    $  2,236,432    $    586,224    $ 10,202,340    $  1,885,433
 ============    ============    ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                                                              MIST Pioneer               MIST Third Avenue
                                            MIST Pioneer Fund                Mid Cap Value                Small Cap Value
                                                Subaccount                     Subaccount                    Subaccount
                                                 (Class A)                      (Class A)                     (Class B)
                                     ----------------------------    ----------------------------    ----------------------------
                                          2006            2005            2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------    ------------    ------------
Operations:
  Net investment income (loss) ...   $    (39,211)   $         --    $    (20,298)   $         --    $     (5,923)   $         --
  Realized gain (loss) ...........          8,752              --          31,661              --           2,126              --
  Change in unrealized gain (loss)
    on investments ...............        226,086              --         109,549              --          46,383              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from
      operations .................        195,627              --         120,912              --          42,586              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
Unit Transactions:
  Participant purchase payments ..         24,186              --         104,241              --              --              --
  Participant transfers from other
    funding options ..............      3,354,173              --       2,605,576              --       2,153,619              --
  Administrative charges .........           (522)             --            (175)             --              --              --
  Contract surrenders ............       (377,505)             --        (699,621)             --         (71,114)             --
  Participant transfers to other
    funding options ..............       (253,906)             --        (141,363)             --         (53,446)             --
  Other receipts/(payments) ......           (379)             --          (2,477)             --              --              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from unit
      transactions ...............      2,746,047              --       1,866,181              --       2,029,059              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets .....................      2,941,674              --       1,987,093              --       2,071,645              --
Net Assets:
  Beginning of year ..............             --              --              --              --              --              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
  End of year ....................   $  2,941,674    $         --    $  1,987,093    $         --    $  2,071,645    $         --
                                     ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                         MIST Van Kampen                MSF BlackRock                    MSF BlackRock
   MIST Van Kampen Comstock              Mid Cap Growth               Aggressive Growth                  Bond Income
          Subaccount                       Subaccount                     Subaccount                      Subaccount
           (Class B)                        (Class B)                      (Class D)                       (Class E)
 ----------------------------    ----------------------------    ----------------------------    ----------------------------
      2006            2005            2006            2005            2006            2005            2006            2005
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

 $    (10,182)   $        189    $    (45,881)   $       (655)   $   (284,014)   $         --    $ (1,139,134)   $         --
       11,451             164         130,062          24,506        (206,298)             --         257,721              --

       79,784            (481)          1,500         (24,980)       (261,896)             --       4,113,583              --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


       81,053            (128)         85,681          (1,129)       (752,208)             --       3,232,170              --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

      113,571          22,566         275,697         101,853         125,245              --         720,272              --

    1,113,092          17,591       2,916,567         259,969      26,662,233              --     100,076,377              --
          (45)             --            (214)             --          (4,665)             --         (17,721)             --
     (100,265)             --        (173,427)           (158)     (2,224,501)             --      (8,428,289)             --

     (117,539)             --        (258,121)         (2,400)     (1,521,502)             --      (5,614,891)             --
       (4,753)             --         (33,168)             --        (256,667)             --      (1,703,692)             --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


    1,004,061          40,157       2,727,334         359,264      22,780,143              --      85,032,056              --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

    1,085,114          40,029       2,813,015         358,135      22,027,935              --      88,264,226              --

       40,029              --         358,135              --              --              --              --              --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------
 $  1,125,143    $     40,029    $  3,171,150    $    358,135    $ 22,027,935    $         --    $ 88,264,226    $         --
 ============    ============    ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                             MSF FI Large Cap             MSF FI Value Leaders          MSF MFS(R) Total Return
                                                Subaccount                     Subaccount                     Subaccount
                                                 (Class A)                      (Class D)                      (Class F)
                                     ----------------------------    ----------------------------    ----------------------------
                                          2006            2005            2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------    ------------    ------------
Operations:
  Net investment income (loss) ...   $   (413,115)   $         --    $    (85,683)   $         --    $     (8,898)   $         --
  Realized gain (loss) ...........       (218,626)             --         (34,148)             --           7,725              --
  Change in unrealized gain (loss)
    on investments ...............        811,970              --         223,752              --          61,497              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from
      operations .................        180,229              --         103,921              --          60,324              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
Unit Transactions:
  Participant purchase payments ..        220,644              --          38,024              --         122,637              --
  Participant transfers from other
    funding options ..............     39,360,868              --       7,475,171              --         887,918              --
  Administrative charges .........         (7,143)             --            (777)             --             (91)             --
  Contract surrenders ............     (2,959,970)             --        (829,472)             --         (46,534)             --
  Participant transfers to other
    funding options ..............     (2,651,881)             --        (625,759)             --        (115,371)             --
  Other receipts/(payments) ......       (806,579)             --         (20,086)             --           3,697              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from unit
      transactions ...............     33,155,939              --       6,037,101              --         852,256              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets .....................     33,336,168              --       6,141,022              --         912,580              --
Net Assets:
  Beginning of year ..............             --              --              --              --              --              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
  End of year ....................   $ 33,336,168    $         --    $  6,141,022    $         --    $    912,580    $         --
                                     ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                                                      MSF Western Asset
     MSF Salomon Brothers           MSF T. Rowe Price                     Management
       U.S. Government               Large Cap Growth                  U.S. Government                    PIMCO VIT Real
          Subaccount                    Subaccount                        Subaccount                     Return Subaccount
           (Class B)                     (Class B)                         (Class A)                  (Administrative Class)
 ----------------------------    ----------------------------    ----------------------------    ----------------------------
      2006            2005            2006            2005            2006            2005            2006            2005
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

 $     12,635    $       (126)   $   (133,917)   $         --    $   (309,612)   $         --    $     69,012    $     20,348
      (16,924)              1          17,972              --         125,560              --         (13,154)         38,064

         (571)            571         795,536              --       1,077,248              --        (110,821)        (76,008)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


       (4,860)            446         679,591              --         893,196              --         (54,963)        (17,596)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

       41,017          33,205          10,528              --         499,941              --         149,499       3,207,706

      (25,251)         39,377      11,504,419              --      30,469,601              --         355,950       1,470,738
           (2)             --          (2,435)             --          (4,930)             --            (366)           (115)
         (783)             --      (1,153,177)             --      (3,823,864)             --        (459,669)       (258,154)

       (9,353)             --        (388,634)             --      (1,245,679)             --      (1,608,190)       (314,523)
      (73,796)             --        (239,054)             --        (329,299)             --         (11,964)             --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


      (68,168)         72,582       9,731,647              --      25,565,770              --      (1,574,740)      4,105,652
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

      (73,028)         73,028      10,411,238              --      26,458,966              --      (1,629,703)      4,088,056

       73,028              --              --              --              --              --       4,088,056              --
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------
 $         --    $     73,028    $ 10,411,238    $         --    $ 26,458,966    $         --    $  2,458,353    $  4,088,056
 ============    ============    ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                                                               Putnam VT                      Putnam VT
                                                PIMCO VIT                   Discovery Growth             International Equity
                                         Total Return Subaccount               Subaccount                     Subaccount
                                         (Administrative Class)                (Class IB)                     (Class IB)
                                     ----------------------------    ----------------------------    ----------------------------
                                          2006            2005            2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------    ------------    ------------
Operations:
  Net investment income (loss) ...   $  1,977,805    $  1,316,509    $     (3,839)   $     (4,604)   $    (63,089)   $    (19,814)
  Realized gain (loss) ...........         94,545       1,565,375          12,173           1,652         762,860         338,935
  Change in unrealized gain (loss)
    on investments ...............       (761,906)     (2,498,956)         10,457          14,485         513,082         210,510
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from
       operations ................      1,310,444         382,928          18,791          11,533       1,212,853         529,631
                                     ------------    ------------    ------------    ------------    ------------    ------------
Unit Transactions:
  Participant purchase payments ..        928,211      13,975,611              --              --          14,966          36,639
  Participant transfers from other
    funding options ..............      5,855,160       9,714,528           5,851           3,272         100,677         201,222
  Administrative charges .........        (12,083)        (13,526)            (78)            (91)           (926)         (1,041)
  Contract surrenders ............    (12,046,681)    (10,358,777)        (70,439)        (25,257)     (1,187,251)       (466,378)
  Participant transfers to other
    funding options ..............     (8,329,703)     (7,251,267)         (7,036)         (8,459)       (554,248)       (531,778)
  Other receipts/(payments) ......     (1,758,449)     (1,851,979)             --          (4,567)        (51,287)       (168,893)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from unit
      transactions ...............    (15,363,545)      4,214,590         (71,702)        (35,102)     (1,678,069)       (930,229)
    Net increase (decrease) in
    net assets ...................    (14,053,101)      4,597,518         (52,911)        (23,569)       (465,216)       (400,598)
Net Assets:
  Beginning of year ..............     88,647,015      84,049,497         241,640         265,209       5,592,572       5,993,170
                                     ------------    ------------    ------------    ------------    ------------    ------------
  End of year ....................   $ 74,593,914    $ 88,647,015    $    188,729    $    241,640    $  5,127,356    $  5,592,572
                                     ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

         Putnam VT
      Small Cap Value
         Subaccount                 Travelers AIM Capital           Travelers Disciplined           Travelers Equity Income
         (Class IB)                 Appreciation Subaccount        Mid Cap Stock Subaccount               Subaccount
 ----------------------------    ----------------------------    ----------------------------    ----------------------------
      2006            2005            2006            2005            2006            2005            2006            2005
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

 $    (72,496)   $    (81,229)   $   (148,756)   $   (425,381)   $     (4,766)   $   (192,905)   $     48,862    $   (132,878)
      774,258         597,794        (329,192)     (1,164,988)      4,121,180         952,576         855,076         201,576

      (88,314)       (317,224)      2,068,782       3,183,076      (3,205,229)        293,355        (553,599)         99,243
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


      613,448         199,341       1,590,834       1,592,707         911,185       1,053,026         350,339         167,941
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

       57,664         564,348          10,167         177,832          34,711          35,787          65,553       1,594,245

      210,852         272,297         110,504       1,021,802           4,144         214,382         171,487       1,233,674
         (859)           (953)            (84)         (5,845)            (27)         (1,844)             (3)           (759)
     (807,799)       (536,440)     (1,309,137)     (3,948,872)       (374,852)     (1,442,590)       (336,658)       (686,305)

     (414,759)       (853,031)    (25,190,524)     (2,408,160)    (10,769,330)     (1,218,265)     (7,307,126)     (1,714,878)
      (89,359)       (133,450)       (430,295)       (662,829)        (32,443)       (277,193)        (48,281)        (33,340)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


   (1,044,260)       (687,229)    (26,809,369)     (5,826,072)    (11,137,797)     (2,689,723)     (7,455,028)        392,637

     (430,812)       (487,888)    (25,218,535)     (4,233,365)    (10,226,612)     (1,636,697)     (7,104,689)        560,578

    4,529,900       5,017,788      25,218,535      29,451,900      10,226,612      11,863,309       7,104,689       6,544,111
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------
 $  4,099,088    $  4,529,900    $         --    $ 25,218,535    $         --    $ 10,226,612    $         --    $  7,104,689
 ============    ============    ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                         Travelers Federated              Travelers Large Cap           Travelers Managed Income
                                         High Yield Subaccount                 Subaccount                      Subaccount
                                     ----------------------------    ----------------------------    ----------------------------
                                          2006            2005            2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------    ------------    ------------
Operations:
  Net investment income (loss) ...   $  1,146,806    $   (355,004)   $    (64,571)   $   (744,825)   $  1,470,556    $  1,707,922
  Realized gain (loss) ...........        296,907         141,358      (4,719,100)     (1,812,020)     (8,675,100)       (541,753)
  Change in unrealized gain (loss)
    on investments ...............     (1,042,657)        306,771       5,967,396       5,142,598       6,202,738      (1,691,893)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from
       operations ................        401,056          93,125       1,183,725       2,585,753      (1,001,806)       (525,724)
                                     ------------    ------------    ------------    ------------    ------------    ------------
Unit Transactions:
  Participant purchase payments ..         88,269       2,307,787          93,057       1,085,677         354,720       4,973,461
  Participant transfers from other
    funding options ..............        633,783       2,448,107         405,113       2,520,319       3,717,789       8,055,753
  Administrative charges .........            (59)         (2,511)           (177)         (8,647)           (357)        (21,392)
  Contract surrenders ............       (618,775)     (2,125,189)     (1,847,663)     (5,449,009)     (3,914,625)    (15,790,561)
  Participant transfers to other
    funding options ..............    (18,043,896)     (2,507,836)    (39,909,469)     (2,293,113)    (99,547,966)     (5,831,616)
  Other receipts/(payments) ......        (72,645)       (343,916)       (316,239)     (1,009,203)     (1,469,820)     (2,296,433)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from unit
      transactions ...............    (18,013,323)       (223,558)    (41,575,378)     (5,153,976)   (100,860,259)    (10,910,788)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in
    net assets ...................    (17,612,267)       (130,433)    (40,391,653)     (2,568,223)   (101,862,065)    (11,436,512)
Net Assets:
  Beginning of year ..............     17,612,267      17,742,700      40,391,653      42,959,876     101,862,065     113,298,577
                                     ------------    ------------    ------------    ------------    ------------    ------------
  End of year ....................   $         --    $ 17,612,267    $         --    $ 40,391,653    $         --    $101,862,065
                                     ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

    Travelers Mercury Large       Travelers MFS(R) Mid Cap           Travelers MFS(R) Total         Travelers MFS(R) Value
       Cap Core Subaccount           Growth Subaccount                 Return Subaccount                 Subaccount
 ----------------------------    ----------------------------    ----------------------------    ----------------------------
      2006            2005            2006            2005            2006            2005            2006            2005
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

 $    (29,012)   $   (144,159)   $   (157,442)   $   (479,655)   $      2,002    $      1,304    $   (170,437)   $   (216,913)
     (114,281)       (406,938)     (7,315,764)     (1,773,735)           (832)          3,160       6,803,297       2,157,917

      608,549       1,301,269       8,929,183       2,579,689           4,568          (4,568)     (4,489,240)       (705,007)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


      465,256         750,172       1,455,977         326,299           5,738            (104)      2,143,620       1,235,997
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

      121,656         103,035          53,892       2,124,308          55,413          48,800         118,963       1,305,187

      302,079         589,171         226,543       2,243,940         236,695          30,720         370,462       3,635,137
          (19)         (2,359)            (77)         (5,627)             --              --            (132)         (5,097)
     (310,957)     (1,037,073)     (1,099,591)     (2,701,643)        (16,943)            (33)     (1,461,689)     (4,174,044)

   (8,220,119)     (1,184,732)    (26,310,963)     (2,287,428)       (360,286)             --     (28,513,743)     (2,513,109)
      (32,391)       (229,994)       (236,727)       (654,014)             --              --        (236,145)       (374,915)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


   (8,139,751)     (1,761,952)    (27,366,923)     (1,280,464)        (85,121)         79,487     (29,722,284)     (2,126,841)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

   (7,674,495)     (1,011,780)    (25,910,946)       (954,165)        (79,383)         79,383     (27,578,664)       (890,844)

    7,674,495       8,686,275      25,910,946      26,865,111          79,383              --      27,578,664      28,469,508
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------
 $         --    $  7,674,495    $         --    $ 25,910,946    $         --    $     79,383    $         --    $ 27,578,664
 ============    ============    ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                            Travelers Mondrian
                                           International Stock           Travelers Pioneer Fund            Travelers Pioneer
                                                Subaccount                     Subaccount               Mid Cap Value Subaccount
                                     ----------------------------    ----------------------------    ----------------------------
                                          2006            2005            2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------    ------------    ------------
Operations:
  Net investment income (loss) ...   $  1,324,015    $   (820,822)   $     10,944    $    (59,771)   $     (6,505)   $     (3,668)
  Realized gain (loss) ...........     17,291,545       1,836,351         592,401          50,869          62,684          14,210
  Change in unrealized gain (loss)
    on investments ...............    (12,417,722)      2,234,992        (419,339)        147,626          (8,549)          8,549
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from
      operations .................      6,197,838       3,250,521         184,006         138,724          47,630          19,091
                                     ------------    ------------    ------------    ------------    ------------    ------------
Unit Transactions:
  Participant purchase payments ..        120,010       2,633,400          18,754         756,407         149,739         502,019
  Participant transfers from other
    funding options ..............         74,739       2,367,651          61,239         569,090         458,734         366,073
  Administrative charges .........           (163)         (7,320)             (5)           (500)             --             (45)
  Contract surrenders ............     (1,726,996)     (5,498,476)       (167,497)       (329,467)         (1,507)         (3,063)
  Participant transfers to other
    funding options ..............    (49,264,826)     (3,625,699)     (3,280,830)       (244,133)     (1,378,847)       (159,824)
  Other receipts/(payments) ......       (333,139)       (908,425)        (11,172)             --              --              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from unit
      transactions ...............    (51,130,375)     (5,038,869)     (3,379,511)        751,397        (771,881)        705,160
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets .....................    (44,932,537)     (1,788,348)     (3,195,505)        890,121        (724,251)        724,251
Net Assets:
  Beginning of year ..............     44,932,537      46,720,885       3,195,505       2,305,384         724,251              --
                                     ------------    ------------    ------------    ------------    ------------    ------------
  End of year ....................   $         --    $ 44,932,537    $         --    $  3,195,505    $         --    $    724,251
                                     ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Continued)
                 For the years ended December 31, 2006 and 2005

                                  Travelers Style Focus             Travelers Style Focus
  Travelers Strategic Equity      Series: Small Cap Growth          Series: Small Cap Value        Travelers U.S. Government
          Subaccount                     Subaccount                        Subaccount                 Securities Subaccount
 ----------------------------    ----------------------------    ----------------------------    ----------------------------
      2006            2005            2006            2005            2006            2005            2006            2005
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

 $     (5,922)   $    (28,547)   $     (4,445)   $     (4,175)   $     (1,991)   $       (159)   $  1,418,840    $   (560,190)
      198,767          (4,262)        108,472          14,294          40,695           2,304      (1,016,668)        248,621

      (98,111)         32,559          (9,518)          9,517            (281)            281      (1,418,004)      1,086,010
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


       94,734            (250)         94,509          19,636          38,423           2,426      (1,015,832)        774,441
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

        6,228         268,670          30,079         393,245          42,381          66,776         221,077       1,287,936

       24,782          80,431         149,626         277,170         200,033         141,944         487,938       1,779,002
           (4)           (446)             --             (28)             --              (1)           (138)         (6,072)
     (275,061)       (284,741)        (11,657)        (36,416)         (1,736)           (113)     (1,451,947)     (3,881,096)

   (2,109,236)       (193,212)       (909,402)         (6,762)       (488,479)         (1,654)    (26,833,404)     (2,204,475)
           --             488              --              --              --              --        (457,915)       (710,612)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------


   (2,353,291)       (128,810)       (741,354)        627,209        (247,801)        206,952     (28,034,389)     (3,735,317)
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------

   (2,258,557)       (129,060)       (646,845)        646,845        (209,378)        209,378     (29,050,221)     (2,960,876)

    2,258,557       2,387,617         646,845              --         209,378              --      29,050,221      32,011,097
 ------------    ------------    ------------    ------------    ------------    ------------    ------------    ------------
 $         --    $  2,258,557    $         --    $    646,845    $         --    $    209,378    $         --    $ 29,050,221
 ============    ============    ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                      METLIFE OF CT SEPARATE ACCOUNT TM II
                             FOR VARIABLE ANNUITIES

               STATEMENTS OF CHANGES IN NET ASSETS -- (Concluded)
                 For the years ended December 31, 2006 and 2005

                                            Van Kampen LIT
                                           Strategic Growth                 VIP Mid Cap                     Wells Fargo VT
                                              Subaccount                     Subaccount                Advantage Small/Mid Cap
                                              (Class II)                  (Service Class 2)                Value Subaccount
                                      ---------------------------    ----------------------------    ----------------------------
                                          2006            2005            2006            2005            2006            2005
                                     ------------    ------------    ------------    ------------    ------------    ------------
Operations:
  Net investment income (loss) ...   $    (22,534)   $    (24,474)   $   (251,033)   $   (294,958)   $    (87,036)   $    (75,590)
  Realized gain (loss) ...........         16,689          11,786       3,766,742       1,246,830       1,198,342         392,225
  Change in unrealized gain (loss)
    on investments ...............         11,659          85,683      (1,988,496)      1,355,865        (466,735)        403,954
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from
      operations .................          5,814          72,995       1,527,213       2,307,737         644,571         720,589
                                     ------------    ------------    ------------    ------------    ------------    ------------
Unit Transactions:
  Participant purchase payments ..         42,435         194,180         148,253       1,421,698          10,244           6,317
  Participant transfers from other
    funding options ..............         93,358         107,472         902,509       2,625,675         217,001         139,062
  Administrative charges .........           (223)           (295)         (1,922)         (2,133)           (834)         (1,017)
  Contract surrenders ............       (147,439)       (119,441)     (2,990,397)     (1,770,793)       (783,529)       (841,316)
  Participant transfers to other
    funding options ..............        (94,598)       (354,449)     (2,990,583)     (2,418,398)       (453,414)       (673,125)
  Other receipts/(payments) ......         (3,690)        (25,599)       (246,808)       (138,729)       (252,308)        (91,636)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets resulting from unit
      transactions ...............       (110,157)       (198,132)     (5,178,948)       (282,680)     (1,262,840)     (1,461,715)
                                     ------------    ------------    ------------    ------------    ------------    ------------
    Net increase (decrease) in net
      assets .....................       (104,343)       (125,137)     (3,651,735)      2,025,057        (618,269)       (741,126)
Net Assets:
  Beginning of year ..............      1,205,123       1,330,260      16,607,346      14,582,289       5,186,914       5,928,040
                                     ------------    ------------    ------------    ------------    ------------    ------------
  End of year ....................   $  1,100,780    $  1,205,123    $ 12,955,611    $ 16,607,346    $  4,568,645    $  5,186,914
                                     ============    ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS

MetLife of CT Separate Account TM II for Variable Annuities ("Separate Account TM II") (formerly, The Travelers Separate Account TM II for Variable Annuities) is a separate account of MetLife Life and Annuity Company of Connecticut (the "Company") (formerly, The Travelers Life and Annuity Company), an indirect wholly owned subsidiary of MetLife, Inc., a Delaware corporation, and is available for funding certain variable annuity contracts issued by the Company. Separate Account TM II, established on November 5, 1997, is registered under the Investment Company Act of 1940, as amended, as a unit investment trust. The product supported by Separate Account TM II is Marquis Portfolios (formerly, Travelers Marquis Portfolios).

The Separate Account TM II is divided into Subaccounts, each of which is treated as an individual separate account for financial reporting purposes. Each Subaccount invests in shares of the corresponding portfolios, series and funds (with the same name) of registered investment management companies (collectively, the "Funds") which are presented below. For convenience, the portfolios, series or funds are referred to as "portfolios".

      AIM Variable Insurance Funds                                      Legg Mason Partners Variable Portfolios III, Inc.
      American Funds Insurance Series                                   Legg Mason Partners Variable Portfolios IV
      Credit Suisse Trust                                               Lord Abbett Series Fund, Inc.
      Delaware VIP Trust                                                Met Investors Series Trust
      Dreyfus Variable Investment Fund                                  Metropolitan Series Fund, Inc.
      Franklin Templeton Variable Insurance Products Trust              PIMCO Variable Insurance Trust
      Janus Aspen Series                                                Putnam Variable Trust
      Legg Mason Partners Investment Series                             Van Kampen Life Investment Trust
      Legg Mason Partners Variable Portfolios V                         Variable Insurance Products Fund
      Legg Mason Partners Variable Portfolios I, Inc.                   Wells Fargo Variable Trust
      Legg Mason Partners Variable Portfolios II

Participant purchase payments applied to Separate Account TM II are invested in one or more Subaccounts in accordance with the selection made by the contract owner. The following Subaccounts were available for investment as of December 31, 2006 (the share class indicated in parentheses is that of the portfolio in which the Subaccount invests):

      AIM V.I. Core Equity Subaccount (Series I)
      American Funds Global Growth Subaccount (Class 2)
      American Funds Growth Subaccount (Class 2)
      American Funds Growth and Income Subaccount (Class 2)
      Credit Suisse Trust Emerging Markets Subaccount
      Delaware VIP REIT Subaccount (Standard Class)
      Delaware VIP Small Cap Value Subaccount (Standard Class)
      Dreyfus VIF Appreciation Subaccount (Initial Shares)
      Dreyfus VIF Developing Leaders Subaccount (Initial Shares)
      FTVIPT Franklin Small/Mid Cap Growth Securities Subaccount (Class 2) FTVIPT Templeton Developing Markets Securities Subaccount (Class 2) FTVIPT Templeton Foreign Securities Subaccount (Class 2)
      Janus Aspen International Growth Subaccount (Service Shares)
      Janus Aspen Mid Cap Growth Subaccount (Service Shares)
      LMPIS Dividend Strategy Subaccount
      LMPVPV Small Cap Growth Opportunities Subaccount
      LMPVPI All Cap Subaccount (Class I)
      LMPVPI Global High Yield Bond Subaccount (Class I)
      LMPVPI Investors Subaccount (Class I)
      LMPVPI Small Cap Growth Subaccount (Class I)
      LMPVPII Appreciation Subaccount
      LMPVPII Fundamental Value Subaccount
      LMPVPIII Adjustable Rate Income Subaccount
      LMPVPIII Aggressive Growth Subaccount

      LMPVPIII High Income Subaccount
      LMPVPIII Large Cap Growth Subaccount
      LMPVPIII Mid Cap Core Subaccount
      LMPVPIII Money Market Subaccount
      LMPVPIV Multiple Discipline Subaccount-All Cap Growth and Value LMPVPIV Multiple Discipline Subaccount-Global All Cap Growth and Value LMPVPIV Multiple Discipline Subaccount-Large Cap Growth and Value
      Lord Abbett Growth and Income Subaccount (Class VC)
      Lord Abbett Mid Cap Value Subaccount (Class VC)
      MIST Batterymarch Mid Cap Stock Subaccount (Class A)
      MIST BlackRock High Yield Subaccount (Class A)
      MIST BlackRock Large Cap Core Subaccount (Class A)
      MIST Dreman Small Cap Value Subaccount (Class A)
      MIST Harris Oakmark International Subaccount (Class A)
      MIST Janus Capital Appreciation Subaccount (Class A)
      MIST Legg Mason Value Equity Subaccount (Class B)
      MIST Lord Abbett Growth and Income Subaccount (Class B)
      MIST Lord Abbett Mid Cap Value Subaccount (Class B)
      MIST Met/AIM Capital Appreciation Subaccount (Class A)
      MIST Met/AIM Small Cap Growth Subaccount (Class A)
      MIST MFS(R) Research International Subaccount (Class B)
      MIST MFS(R) Value Subaccount (Class A)
      MIST Neuberger Berman Real Estate Subaccount (Class B)
      MIST PIMCO Inflation Protected Bond Subaccount (Class B)
      MIST PIMCO Total Return Subaccount (Class B)
      MIST Pioneer Fund Subaccount (Class A)
      MIST Pioneer Mid Cap Value Subaccount (Class A)
      MIST Third Avenue Small Cap Value Subaccount (Class B)
      MIST Van Kampen Comstock Subaccount (Class B)
      MIST Van Kampen Mid Cap Growth Subaccount (Class B)
      MSF BlackRock Aggressive Growth Subaccount (Class D)
      MSF BlackRock Bond Income Subaccount (Class E)
      MSF FI Large Cap Subaccount (Class A)
      MSF FI Value Leaders Subaccount (Class D)
      MSF MFS(R) Total Return Subaccount (Class F)
      MSF T. Rowe Price Large Cap Growth Subaccount (Class B)
      MSF Western Asset Management U.S. Government Subaccount (Class A) PIMCO VIT Real Return Subaccount (Administrative Class)
      PIMCO VIT Total Return Subaccount (Administrative Class)
      Putnam VT Discovery Growth Subaccount (Class IB)
      Putnam VT International Equity Subaccount (Class IB)
      Putnam VT Small Cap Value Subaccount (Class IB)
      Van Kampen LIT Strategic Growth Subaccount (Class II)
      VIP Mid Cap Subaccount (Service Class 2)
      Wells Fargo VT Advantage Small/Mid Cap Value Subaccount

The operations of the Subaccounts changed as follows during the years ended December 31, 2006 and 2005:

For the year ended December 31, 2006:

Mergers:

Old Portfolio                                                           New Portfolio
-------------                                                           -------------
AIM V.I. Premier Equity Portfolio (a)                                   AIM V.I. Core Equity Portfolio (b)
Capital Appreciation Fund (a)                                           Janus Capital Appreciation Portfolio (b)
Travelers AIM Capital Appreciation Portfolio (a)                        Met/AIM Capital Appreciation Portfolio (b)
Travelers Disciplined Mid Cap Stock Portfolio (a)                       Batterymarch Mid Cap Stock Portfolio (b)
Travelers Federated High Yield Portfolio (a)                            BlackRock High Yield Portfolio (b)
Travelers Mercury Large-Cap Core Portfolio (a)                          Mercury Large-Cap Core Portfolio (b)
Travelers MFS Value Portfolio (a)                                       MFS Value Portfolio (b)
Travelers Mondrian International Stock Portfolio (a)                    Harris Oakmark International Portfolio (b)
Travelers Pioneer Fund Portfolio (a)                                    Pioneer Fund Portfolio (b)
Travelers Pioneer Mid Cap Value Portfolio (a)                           Pioneer Mid Cap Value Portfolio (b)
Travelers Style Focus Series: Small Cap Growth Portfolio (a)            Met/AIM Small Cap Growth Portfolio (b)
Travelers Style Focus Series: Small Cap Value Portfolio (a)             Dreman Small-Cap Value Portfolio (b)
Travelers Equity Income Portfolio (a)                                   FI Value Leaders Portfolio (b)
Travelers Large Cap Portfolio (a)                                       FI Large Cap Portfolio (b)
Travelers MFS Mid Cap Growth Portfolio (a)                              BlackRock Aggressive Growth Portfolio (b)
Travelers MFS Total Return Portfolio (a)                                MFS Total Return Portfolio (b)
Travelers Strategic Equity Portfolio (a)                                FI Large Cap Portfolio (b)
Travelers Travelers Managed Income Portfolio (a)                        BlackRock Bond Income Portfolio (b)
Travelers U.S. Government Securities Portfolio (a)                      Western Asset Management U.S. Government Portfolio (b)

      (a) For the period January 1, 2006 to April 30, 2006
      (b) For the period May 1, 2006 to December 31, 2006

Substitutions:

Old Portfolio                                                           New Portfolio
-------------                                                           -------------
Janus Aspen Series Growth and Income Portfolio (c)                      T. Rowe Price Large Cap Growth Portfolio (d)
AllianceBernstein Growth and Income Portfolio (c)                       Lord Abbett Growth and Income Portfolio (d)
AllianceBernstein Large Cap Growth Portfolio (c)                        T. Rowe Price Large Cap Growth Portfolio (d)
Mutual Shares Securities Portfolio (c)                                  Lord Abbett Growth and Income Portfolio (d)
Lazard Retirement Small Cap Portfolio (e)                               Third Avenue Small Cap Value Portfolio (f)

      (c) For the period January 1, 2006 to April 30, 2006
      (d) For the period May 1, 2006 to December 31, 2006
      (e) For the period January 1, 2006 to November 12, 2006
      (f) For the period November 13, 2006 to December 31, 2006

Name Changes:

Old Name                                                                New Name
--------                                                                --------
Greenwich Street Appreciation Subaccount                                LMPVPII Appreciation Subaccount
Greenwich Street Fundamental Value Subaccount                           LMPVPII Fundamental Value Subaccount
Salomon Brothers U.S. Government Subaccount - Class B                   Western Asset Management U.S. Government Subaccount -
Salomon Brothers Variable All Cap Subaccount - Class I                  Class A
Salomon Brothers Variable High Yield Bond Subaccount - Class I          LMPVPI All Cap Subaccount - Class I
Salomon Brothers Variable Investors Subaccount - Class I                LMPVPI Global High Yield Bond Subaccount - Class I
Salomon Brothers Variable Small Cap Growth Subaccount - Class I         LMPVPI Investors Subaccount - Class I
Smith Barney Dividend Strategy Subaccount                               LMPVPI Small Cap Growth Subaccount - Class I
Multiple Discipline Subaccount - All Cap Growth and Value               LMPIS Dividend Strategy Subaccount
Multiple Discipline Subaccount - Global All Cap Growth and Value        LMPVPIV Multiple Discipline Subaccount - All Cap Growth and
Multiple Discipline Subaccount - Large Cap Growth and Value             Value
SB Adjustable Rate Income Subaccount                                    LMPVPIV  Multiple  Discipline  Subaccount - Global All Cap
Smith Barney Aggressive Growth Subaccount                               Growth and Value
Smith Barney High Income Subaccount                                     LMPVPIV Multiple Discipline Subaccount - Large Cap Growth
                                                                        and Value
                                                                        LMPVPIII Adjustable Rate Income Subaccount
                                                                        LMPVPIII Aggressive Growth Subaccount
                                                                        LMPVPIII High Income Subaccount

1. BUSINESS -- (Concluded)

Smith Barney Large Capitalization Growth Subaccount                     LMPVPIII Large Cap Growth Subaccount
Smith Barney Mid Cap Core Subaccount                                    LMPVPIII Mid Cap Core Subaccount
Smith Barney Money Market Subaccount                                    LMPVPIII Money Market Subaccount
Smith Barney Small Cap Growth Opportunities Subaccount                  LMPVPV Small Cap Growth Opportunities Subaccount
Wells Fargo/Advantage Multi Cap Value Subaccount                        Wells Fargo VT Advantage Small/Mid Cap Value Subaccount
Federated High Yield Subaccount                                         BlackRock High Yield Subaccount
Lord Abbett Growth Opportunities Subaccount                             Van Kampen Mid-Cap Growth Subaccount
Van Kampen LIT Emerging Growth Subaccount                               Van Kampen LIT Strategic Growth Subaccount
LMPVPI High Yield Bond Subaccount                                       LMPVPI Global High Yield Bond Subaccount
Mercury Large-Cap Core Subaccount                                       BlackRock Large-Cap Core Subaccount

For the year ended December 31, 2005:

Merger:

Old Portfolio                                                           New Portfolio
-------------                                                           -------------
Travelers MFS Emerging Growth Portfolio                                 Travelers MFS Mid Cap Growth Portfolio

Additions:
Capital Appreciation Fund
High Yield Bond Trust
Legg Mason Value Equity Subaccount
Lord Abbett Growth &Income Subaccount
Lord Abbett Growth Opportunities Subaccount
Lord Abbett Mid-Cap Value Subaccount
MFS Research International Subaccount
MFS Total Return Subaccount
Neuberger Berman Real Estate Subaccount
PIMCO Inflation Protected Bond Subaccount
PIMCO Total Return Subaccount
Pioneer Mid Cap Value Subaccount
Real Return Subaccount
Salomon Brothers U.S. Government Subaccount
Small Cap Growth Subaccount
Style Focus Series:Small Cap Growth Subaccount
Style Focus Series: Small Cap Value Subaccount
Van Kampen Comstock Subaccount

Not all funds may be available in all states or to all contract owners.

This report is prepared for the general information of contract owners and is not an offer of units of Separate Account TM II or shares of Separate Account TM II's underlying funds. It should not be used in connection with any offer except in conjunction with the prospectus for Separate Account TM II product offered by the Company and the prospectuses of the underlying funds, which collectively contain all pertinent information, including additional information on charges and expenses.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by Separate Account TM II in the preparation of its financial statements.

Investments are valued daily at the net asset values per share of the underlying funds. Short-term investments are reported at fair value based on quoted market prices. Short-term investments, for which there is no reliable quoted market price, are recorded at amortized cost which approximates fair value. Changes in fair values are recorded in the Statement of Operations.

Security transactions are recorded on the trade date basis. Realized gains and losses on the sales of investments are computed on the basis of the average cost of the investment sold. Income from dividends and realized gain distributions are recorded on the ex-distribution date.

Included in "other receipts/(payments)" in the Statement of Changes in Net Assets are primarily contract benefits which have been re-deposited with the Company and distributions for payouts.

The operations of Separate Account TM II form a part of the total operations of the Company and are not taxed separately. The Company is taxed as a life insurance company under the provisions of the Internal Revenue Code of 1986 (the "Code"). Under existing Federal income tax law, no taxes are payable on the earnings of Separate Account TM II. Separate Account TM II is not taxed as a "regulated investment company" under Subchapter M of the Code.

Net assets allocated to contracts in the payout period are computed according to the 1983a Individual Annuitant Mortality Table. The assumed investment return is
3.0 percent. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the variable annuity account by the Company to cover greater longevity of annuitants than expected. Conversely, if amounts allocated exceed amounts required, transfers may be made to the Company.

The financial highlights disclosure is comprised of the units, unit values, net assets, investment income ratios, expense ratios and total returns for each Subaccount. Since each Subaccount offers multiple contract charges, certain information is provided in the form of a range. The range information may reflect varying time periods if assets did not exist with all contract charge options of the Subaccount for the entire year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. CONTRACT CHARGES

The asset-based charges listed below are deducted, as appropriate, each business day and are assessed through the calculation of accumulation and/or annuity unit values:

      --    Mortality and Expense Risks assumed by the Company ("M&E")
      --    Administrative fees paid for administrative expenses ("ADM")
      --    Enhanced Stepped-up Provision, if elected by the contract owner
            ("E.S.P.")
      --    Guaranteed Minimum Withdrawal Benefit, if elected by the contract owner ("GMWB")

Below is a table displaying separate account charges with their associated products offered in Separate Account TM II for each funding option. The table displays Standard ("S") and Enhanced ("E") Death Benefit ("Dth Ben") designations.

                                                                                        Asset-based Charges
                                                       -------------------------------------------------------------------------
                                                                                       Optional Features
                                                                          ----------------------------------------
Separate Account     Dth                                                                                                   Total
   Charge (1)        Ben    Product (2) (3)             M&E      ADM      E.S.P.     GMWB     GMWB II     GMWB III        Charge
-----------------    ---    ---------------            -----    -----    -------     -----    --------    --------        ------
Separate Account
  Charge 1.70%         S    Travelers Marquis            1.55%     0.15%                                                   1.70%
Separate Account
  Charge 1.85%         E    Travelers Marquis            1.70%     0.15%                                                   1.85%
Separate Account
  Charge 1.95%         S    Travelers Marquis            1.55%     0.15%    0.25%                                          1.95%
                       S    Travelers Marquis            1.55%     0.15%                                      0.25%        1.95%
Separate Account
  Charge 2.10%         S    Travelers Marquis            1.55%     0.15%              0.40%                                2.10%
                       E    Travelers Marquis            1.70%     0.15%    0.25%                                          2.10%
                       E    Travelers Marquis            1.70%     0.15%                                      0.25%        2.10%
Separate Account
  Charge 2.20%         S    Travelers Marquis            1.55%     0.15%                        0.50%                      2.20%
                       S    Travelers Marquis            1.55%     0.15%    0.25%                             0.25%        2.20%
Separate Account
  Charge 2.25%         E    Travelers Marquis            1.70%     0.15%              0.40%                                2.25%
Separate Account
  Charge 2.35%         S    Travelers Marquis            1.55%     0.15%    0.25%     0.40%                                2.35%
                       E    Travelers Marquis            1.70%     0.15%                        0.50%                      2.35%
                       E    Travelers Marquis            1.70%     0.15%    0.25%                             0.25%        2.35%
Separate Account
  Charge 2.45%         S    Travelers Marquis            1.55%     0.15%    0.25%               0.50%                      2.45%
Separate Account
  Charge 2.50%         E    Travelers Marquis            1.70%     0.15%    0.25%     0.40%                                2.50%
Separate Account
  Charge 2.60%         E    Travelers Marquis            1.70%     0.15%    0.25%               0.50%                      2.60%

(1) Certain accumulation and annuity unit values may not be available through certain Subaccounts.
(2) An amount equal to the underlying fund expenses that are in excess of 0.90% is being waived for the Harris Oakmark International Subaccount (Class A) of the Met Investors Series Trust.
(3) A waiver of 0.15% of the M&E charge applies to the Subaccount investing in the Western Asset Management U.S. Government Subaccount (Class A) of the Metropolitan Series Fund, Inc.

For contracts in the accumulation phase with a contract value less than $50,000, an annual charge of $40 is assessed through the redemption of units and paid to the Company to cover administrative charges.

For a full explanation of product charges and associated product features and benefits, please refer to your product prospectus.

4. STATEMENT OF INVESTMENTS

                                                                                 As of and for the period ended December 31, 2006
                                                                           ---------------------------------------------------------
INVESTMENTS                                                                   No. of         Market         Cost of       Proceeds
                                                                              Shares          Value        Purchases     from Sales
                                                                           ------------   ------------   ------------   ------------
AIM Variable Insurance Funds (0.1%)
  AIM V.I. Core Equity Subaccount (Series I) (Cost $1,184,008)                  47,209   $  1,285,019   $  1,386,240   $    206,437
  AIM V.I. Premier Equity Subaccount (Series I) (Cost $0)                           --             --         16,504      1,625,898
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $1,184,008)                                                     47,209   $  1,285,019   $  1,402,744   $  1,832,335
                                                                          ============   ============   ============   ============
AllianceBernstein Variable Products Series Fund, Inc. (0.0%)
  AllianceBernstein Growth and Income Subaccount (Class B) (Cost $0)                --   $         --   $     95,823   $ 16,404,966
  AllianceBernstein Large Cap Growth Subaccount (Class B) (Cost $0)                 --             --        100,760      6,677,979
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $0)                                                                 --   $         --   $    196,583   $ 23,082,945
                                                                          ============   ============   ============   ============
American Funds Insurance Series (10.4%)
  American Funds Global Growth Subaccount (Class 2) (Cost $13,359,926)         788,341   $ 18,360,455   $  3,393,583   $  4,115,687
  American Funds Growth Subaccount (Class 2) (Cost $38,901,355)                777,613     49,829,436     11,551,183     11,734,611
  American Funds Growth and Income Subaccount (Class 2)
    (Cost $41,828,914)                                                       1,216,019     51,303,829      6,224,618     10,099,346
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $94,090,195)                                                 2,781,973   $119,493,720   $ 21,169,384   $ 25,949,644
                                                                          ============   ============   ============   ============
Capital Appreciation Fund (0.0%)
  Capital Appreciation Fund
    Total (Cost $0)                                                                 --   $         --   $    225,006   $    417,582
                                                                          ============   ============   ============   ============
Credit Suisse Trust (0.5%)
  Credit Suisse Trust Emerging Markets Subaccount
    Total (Cost $2,402,628)                                                    262,802   $  5,742,217   $    277,627   $  2,052,802
                                                                          ============   ============   ============   ============
Delaware VIP Trust (4.0%)
  Delaware VIP REIT Subaccount (Standard Class) (Cost $15,033,520)           1,124,522   $ 25,706,577   $  2,451,585   $  8,306,507
  Delaware VIP Small Cap Value Subaccount (Standard Class)
    (Cost $13,518,594)                                                         615,196     20,559,863      1,782,155      7,256,226
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $28,552,114)                                                 1,739,718   $ 46,266,440   $  4,233,740   $ 15,562,733
                                                                          ============   ============   ============   ============
Dreyfus Variable Investment Fund (2.6%)
  Dreyfus VIF Appreciation Subaccount (Initial Shares)
    (Cost $15,061,702)                                                         418,270   $ 17,797,378   $    560,698   $  4,908,824
  Dreyfus VIF Developing Leaders Subaccount (Initial Shares)
    (Cost $14,256,061)                                                         295,277     12,410,493      1,587,978      4,254,008
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $29,317,763)                                                   713,547   $ 30,207,871   $  2,148,676   $  9,162,832
                                                                          ============   ============   ============   ============
Franklin Templeton Variable Insurance Products Trust (7.8%)
  FTVIPT Franklin Small/Mid Cap Growth Securities Subaccount (Class 2)
    (Cost $14,762,136)                                                         756,583   $ 16,743,177   $    324,705   $  5,602,364
  FTVIPT Mutual Shares Securities Subaccount (Class 2) (Cost $0)                    --             --        331,040     14,816,689
  FTVIPT Templeton Developing Markets Securities Subaccount (Class 2)
    (Cost $10,543,540)                                                       1,467,838     20,241,484      1,395,512      6,892,218
  FTVIPT Templeton Foreign Securities Subaccount (Class 2)
    (Cost $34,156,780)                                                       2,839,851     53,162,014      4,706,217     14,548,016
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $59,462,456)                                                 5,064,272   $ 90,146,675   $  6,757,474   $ 41,859,287
                                                                          ============   ============   ============   ============
Janus Aspen Series (2.2%)
  Janus Aspen Growth and Income Subaccount (Service Shares) (Cost $0)               --   $         --   $     83,681   $  5,962,460
  Janus Aspen International Growth Subaccount (Service Shares)
    (Cost $6,671,670)                                                          323,145     16,354,393        728,602      6,697,153
  Janus Aspen Mid Cap Growth Subaccount (Service Shares)
    (Cost $10,452,401)                                                         291,796      9,392,920        182,598      2,324,213
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $17,124,071)                                                   614,941   $ 25,747,313   $    994,881   $ 14,983,826
                                                                          ============   ============   ============   ============
Lazard Retirement Series, Inc. (0.0%)
  Lazard Retirement Small Cap Subaccount
    Total (Cost $0)                                                                 --   $         --   $    867,077   $  3,582,791
                                                                          ============   ============   ============   ============
Legg Mason Partners Investment Series (0.4%)
  LMPIS Dividend Strategy Subaccount
    Total (Cost $3,958,516)                                                    463,130   $  4,649,820   $    562,610   $  1,467,312
                                                                          ============   ============   ============   ============
Legg Mason Partners Variable Portfolios V (0.4%)
  LMPVPV Small Cap Growth Opportunities Subaccount
    Total (Cost $4,253,209)                                                    433,247   $  4,952,015   $    489,099   $  1,521,036
                                                                          ============   ============   ============   ============

                                                                                         As of and for the period ended
                                                                                         December 31, 2006 -- (Continued)
                                                                           ---------------------------------------------------------
INVESTMENTS                                                                   No. of         Market         Cost of       Proceeds
                                                                              Shares          Value        Purchases     from Sales
                                                                           ------------   ------------   ------------   ------------
Legg Mason Partners Variable Portfolios I, Inc. (3.9%)
  LMPVPI All Cap Subaccount (Class I) (Cost $6,989,877)                        470,493   $  9,184,023   $    514,045   $  3,376,258
  LMPVPI Global High Yield Bond Subaccount (Class I) (Cost $458,093)            46,387        455,983        837,325        449,399
  LMPVPI Investors Subaccount (Class I) (Cost $25,811,637)                   2,052,158     33,963,216      1,561,617      9,159,960
  LMPVPI Small Cap Growth Subaccount (Class I) (Cost $1,702,268)               115,838      1,698,180      1,913,731        242,566
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $34,961,875)                                                 2,684,876   $ 45,301,402   $  4,826,718   $ 13,228,183
                                                                          ============   ============   ============   ============
Legg Mason Partners Variable Portfolios II (4.5%)
  LMPVPII Appreciation Subaccount (Cost $16,029,530)                           758,579   $ 20,292,001   $  1,736,708   $  5,665,513
  LMPVPII Fundamental Value Subaccount (Cost $27,407,482)                    1,398,128     31,863,341      3,510,511     10,745,912
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $43,437,012)                                                 2,156,707   $ 52,155,342   $  5,247,219   $ 16,411,425
                                                                          ============   ============   ============   ============
Legg Mason Partners Variable Portfolios III, Inc. (17.2%)
  LMPVPIII Adjustable Rate Income Subaccount (Cost $2,879,525)                 286,344   $  2,829,075   $    288,927   $    770,971
  LMPVPIII Aggressive Growth Subaccount (Cost $35,772,892)                   2,804,108     45,314,392      1,900,510     14,524,155
  LMPVPIII High Income Subaccount (Cost $26,480,668)                         3,279,535     23,973,397      2,669,192      7,151,929
  LMPVPIII Large Cap Growth Subaccount (Cost $68,267,844)                    4,865,929     76,735,698      2,305,099     19,069,143
  LMPVPIII Mid Cap Core Subaccount (Cost $14,378,245)                        1,152,904     16,521,109      2,338,755      4,861,196
  LMPVPIII Money Market Subaccount (Cost $32,541,835)                       32,541,835     32,541,835     19,170,731     23,905,830
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $180,321,009)                                               44,930,655   $197,915,506   $ 28,673,214   $ 70,283,224
                                                                          ============   ============   ============   ============
Legg Mason Partners Variable Portfolios IV (1.2%)
  LMPVPIV Multiple Discipline Subaccount--All Cap Growth and Value
    (Cost $8,618,031)                                                          597,198   $  9,805,985   $    921,648   $  5,261,822
  LMPVPIV Multiple Discipline Subaccount--Global All Cap Growth
    and Value (Cost $2,688,425)                                                176,251      3,163,697        257,769      1,183,138
  LMPVPIV Multiple Discipline Subaccount--Large Cap Growth and Value
    (Cost $914,280)                                                             64,617      1,027,409        154,699        525,622
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $12,220,736)                                                   838,066   $ 13,997,091   $  1,334,116   $  6,970,582
                                                                          ============   ============   ============   ============
Lord Abbett Series Fund, Inc. (3.0%)
  Lord Abbett Growth and Income Subaccount (Class VC)
    (Cost $14,307,791)                                                         569,800   $ 16,717,937   $  1,683,580   $  6,824,144
  Lord Abbett Mid Cap Value Subaccount (Class VC) (Cost $15,653,520)           840,716     18,310,789      2,240,640      8,041,920
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $29,961,311)                                                 1,410,516   $ 35,028,726   $  3,924,220   $ 14,866,064
                                                                          ============   ============   ============   ============
Met Investors Series Trust (16.3%)
  MIST Batterymarch Mid Cap Stock Subaccount (Class A)
    (Cost $8,984,488)                                                          445,467   $  8,655,426   $ 10,630,546   $  1,543,686
  MIST BlackRock High Yield Subaccount (Class A) (Cost $12,958,005)          1,545,083     13,782,137     16,588,641      3,699,951
  MIST BlackRock Large Cap Core Subaccount (Class A) (Cost $6,948,134)         666,864      7,468,880      8,922,900      2,005,885
  MIST Dreman Small Cap Value Subaccount (Class A) (Cost $966,399)              76,104      1,047,955      1,581,298        614,279
  MIST Harris Oakmark International Subaccount (Class A)
    (Cost $36,570,668)                                                       2,139,975     40,723,734     45,903,605      9,430,157
  MIST Janus Capital Appreciation Subaccount (Class A) (Cost $567,270)           7,720        599,347        726,867        164,727
  MIST Legg Mason Value Equity Subaccount (Class B) (Cost $5,203,800)          497,178      5,538,560      7,285,114      3,696,668
  MIST Lord Abbett Growth and Income Subaccount (Class B)
    (Cost $25,839,577)                                                         959,822     28,026,808     30,896,481      5,435,986
  MIST Lord Abbett Mid Cap Value Subaccount (Class B) (Cost $1,768,587)         82,130      1,852,857      1,912,131        498,953
  MIST Met/AIM Capital Appreciation Subaccount (Class A)
    (Cost $24,184,709)                                                       1,986,554     21,514,384     27,592,562      3,263,797
  MIST Met/AIM Small Cap Growth Subaccount (Class A) (Cost $854,823)            64,138        867,784      1,043,527        181,219
  MIST MFS(R) Research International Subaccount (Class B)
    (Cost $5,460,156)                                                          397,300      5,939,629      8,788,314      3,604,147
  MIST MFS(R) Value Subaccount (Class A) (Cost $24,486,342)                  1,815,537     25,853,251     29,619,521      5,250,598
  MIST Neuberger Berman Real Estate Subaccount (Class B)
    (Cost $1,550,706)                                                           97,735      1,765,093      2,492,772      1,190,146
  MIST PIMCO Inflation Protected Bond Subaccount (Class B)
    (Cost $2,274,384)                                                          221,672      2,236,667      3,044,090      1,331,600
  MIST PIMCO Total Return Subaccount (Class B) (Cost $9,961,487)               872,087     10,203,423     11,341,307      3,263,647
  MIST Pioneer Fund Subaccount (Class A) (Cost $2,715,913)                     201,094      2,941,999      3,309,893        602,732
  MIST Pioneer Mid Cap Value Subaccount (Class A) (Cost $1,877,755)            166,441      1,987,304      2,898,145      1,024,542
  MIST Third Avenue Small Cap Value Subaccount (Class B)
    (Cost $2,025,492)                                                          118,937      2,071,875      2,131,126        107,761
  MIST Van Kampen Comstock Subaccount (Class B) (Cost $1,045,953)               94,480      1,125,257      1,203,221        205,388
  MIST Van Kampen Mid Cap Growth Subaccount (Class B) (Cost $3,194,965)        309,413      3,171,484      3,160,761        334,413
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $179,439,613)                                               12,765,731   $187,373,854   $221,072,822   $ 47,450,282
                                                                          ============   ============   ============   ============

4. STATEMENT OF INVESTMENTS (Concluded)

                                                                                         As of and for the period ended
                                                                                         December 31, 2006 -- (Concluded)
                                                                           ---------------------------------------------------------
INVESTMENTS                                                                   No. of         Market         Cost of       Proceeds
                                                                              Shares          Value        Purchases     from Sales
                                                                           ------------   ------------   ------------   ------------
Metropolitan Series Fund, Inc. (16.3%)
  MSF BlackRock Aggressive Growth Subaccount (Class D)
    (Cost $22,292,094)                                                         925,639   $ 22,030,198   $ 25,954,579   $  3,456,186
  MSF BlackRock Bond Income Subaccount (Class E) (Cost $84,159,531)            818,177     88,273,114     96,926,391     13,024,580
  MSF FI Large Cap Subaccount (Class A) (Cost $32,527,556)                   2,204,995     33,339,526     38,264,015      5,517,832
  MSF FI Value Leaders Subaccount (Class D) (Cost $5,917,940)                   29,534      6,141,692      7,384,426      1,432,338
  MSF MFS(R) Total Return Subaccount (Class F) (Cost $851,179)                   5,874        912,676      1,005,092        161,638
  MSF Salomon Brothers U.S. Government Subaccount (Class B) (Cost $0)               --             --        436,549        492,085
  MSF T. Rowe Price Large Cap Growth Subaccount (Class B)
    (Cost $9,616,770)                                                          685,471     10,412,306     11,372,233      1,773,435
  MSF Western Asset Management U.S. Government Subaccount (Class A)
    (Cost $25,384,158)                                                       2,151,334     26,461,406     30,805,414      5,546,817
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $180,749,228)                                                6,821,024   $187,570,918   $212,148,699   $ 31,404,911
                                                                          ============   ============   ============   ============
PIMCO Variable Insurance Trust (6.7%)
  PIMCO VIT Real Return Subaccount (Administrative Class)
    (Cost $2,645,469)                                                          206,089   $  2,458,639   $    616,874   $  2,057,197
  PIMCO VIT Total Return Subaccount (Administrative Class)
    (Cost $75,742,087)                                                       7,371,730     74,601,910      5,869,731     18,850,875
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $78,387,556)                                                 7,577,819   $ 77,060,549   $  6,486,605   $ 20,908,072
                                                                          ============   ============   ============   ============
Putnam Variable Trust (0.8%)
  Putnam VT Discovery Growth Subaccount (Class IB) (Cost $151,943)              31,883   $    188,748   $      4,997   $     80,531
  Putnam VT International Equity Subaccount (Class IB)
    (Cost $2,705,883)                                                          248,444      5,127,879        131,955      1,872,873
  Putnam VT Small Cap Value Subaccount (Class IB) (Cost $3,010,659)            168,914      4,099,531        677,618      1,338,372
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $5,868,485)                                                    449,241   $  9,416,158   $    814,570   $  3,291,776
                                                                          ============   ============   ============   ============
The Travelers Series Trust (0.0%)
  Travelers AIM Capital Appreciation Subaccount (Cost $0)                           --   $         --   $    194,671   $ 27,019,551
  Travelers Disciplined Mid Cap Stock Subaccount (Cost $0)                          --             --      1,833,371     11,314,535
  Travelers Equity Income Subaccount (Cost $0)                                      --             --      1,004,199      7,678,341
  Travelers Federated High Yield Subaccount (Cost $0)                               --             --      1,425,556     18,293,023
  Travelers Large Cap Subaccount (Cost $0)                                          --             --      2,300,685     41,974,688
  Travelers Managed Income Subaccount (Cost $0)                                     --             --      3,079,704    102,474,557
  Travelers Mercury Large Cap Core Subaccount (Cost $0)                             --             --        641,341      8,564,929
  Travelers MFS(R) Mid Cap Growth Subaccount (Cost $0)                              --             --      1,429,350     27,576,694
  Travelers MFS(R) Total Return Subaccount (Cost $0)                                --             --        298,297        378,101
  Travelers MFS(R) Value Subaccount (Cost $0)                                       --             --        387,444     30,123,514
  Travelers Mondrian International Stock Subaccount (Cost $0)                       --             --      3,401,123     51,414,917
  Travelers Pioneer Fund Subaccount (Cost $0)                                       --             --        121,463      3,490,206
  Travelers Pioneer Mid Cap Value Subaccount (Cost $0)                              --             --        633,993      1,412,420
  Travelers Strategic Equity Subaccount (Cost $0)                                   --             --        114,001      2,390,146
  Travelers Style Focus Series: Small Cap Growth Subaccount (Cost $0)               --             --        186,655        914,544
  Travelers Style Focus Series: Small Cap Value Subaccount (Cost $0)                --             --        240,362        488,866
  Travelers U.S. Government Securities Subaccount (Cost $0)                         --             --      2,234,272     28,466,313
                                                                          ------------   ------------   ------------   ------------
    Total (Cost $0)                                                                 --   $         --   $ 19,526,487   $363,975,345
                                                                          ============   ============   ============   ============
Van Kampen Life Investment Trust (0.1%)
  Van Kampen LIT Strategic Growth Subaccount (Class II)
    Total (Cost $1,009,970)                                                     38,574   $  1,100,900   $    116,741   $    249,377
                                                                          ============   ============   ============   ============
Variable Insurance Products Fund (1.2%)
  VIP Mid Cap Subaccount (Service Class 2)
    Total (Cost $8,941,221)                                                    378,306   $ 12,956,991   $  2,406,723   $  5,935,223
                                                                          ============   ============   ============   ============
Wells Fargo Variable Trust (0.4%)
  Wells Fargo VT Advantage Small/Mid Cap Value Subaccount
    Total (Cost $3,418,263)                                                    344,317   $  4,569,090   $    961,557   $  1,587,511
                                                                          ============   ============   ============   ============

5. FINANCIAL HIGHLIGHTS

                                                                                                      Expense            Total
                                          Year               Unit Value       Net     Investment(1)   Ratio(2)         Return(3)
                                         Ended     Units      Lowest to     Assets       Income      Lowest to         Lowest to
                                         Dec 31    (000s)    Highest ($)    ($000s)     Ratio (%)    Highest (%)      Highest (%)
                                         ------    ------   -------------   -------   -------------  -----------   -----------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount
    (Series I)                            2006      1,192   1.076 - 1.079     1,285        0.53      1.70 - 2.10        7.60 - 7.90
  AIM V.I. Premier Equity Subaccount
    (Series I)                            2006         --   0.838 - 1.080        --        0.97      1.70 - 2.10        4.85 - 5.10
                                          2005      1,877   0.799 - 1.030     1,543        0.81      1.70 - 2.10        3.44 - 3.88
                                          2004      2,205   0.770 - 0.994     1,744        0.45      1.70 - 2.10        3.56 - 3.89
                                          2003      2,412   0.742 - 0.958     1,834        0.30      1.70 - 2.10      22.44 - 22.94
                                          2002      2,614   0.604 - 0.781     1,617        0.38      1.70 - 2.10    (31.70 - (31.37)
AllianceBernstein Variable Products
Series Fund, Inc.
  AllianceBernstein Growth and Income
    Subaccount (Class B)                  2006         --   1.070 - 1.542        --          --      1.70 - 2.60        4.20 - 4.46
                                          2005     14,231   1.025 - 1.479    15,544        1.28      1.70 - 2.60        0.41 - 3.66
                                          2004     15,295   0.998 - 1.446    16,140        0.73      1.70 - 2.50        8.44 - 9.37
                                          2003     16,552   0.914 - 1.329    15,813        0.85      1.70 - 2.50      17.12 - 32.37
                                          2002     16,187   0.704 - 0.872    11,665        0.56      1.70 - 2.10   (23.86) - (23.59)
  AllianceBernstein Large Cap Growth
    Subaccount (Class B)                  2006         --   0.820 - 1.444        --          --      1.70 - 2.60     (3.18) - (2.36)
                                          2005      7,209   0.841 - 1.487     6,568          --      1.70 - 2.60      11.99 - 20.83
                                          2004      7,538   0.746 - 1.324     6,109          --      1.70 - 2.50        5.69 - 6.53
                                          2003      8,320   0.701 - 1.250     6,326          --      1.70 - 2.50       9.58 - 21.38
                                          2002      6,467   0.579 - 0.802     3,837          --      1.70 - 2.10   (32.23) - (32.08)
American Funds Insurance Series
  American Funds Global Growth
    Subaccount (Class 2)                  2006      9,742   1.709 - 1.916    18,358        0.87      1.70 - 2.60      17.30 - 18.42
                                          2005     10,029   1.457 - 1.618    15,978        0.66      1.70 - 2.60      11.24 - 14.30
                                          2004      7,187   1.424 - 1.443    10,314        0.44      1.70 - 2.50       9.19 - 11.60
                                          2003      2,536   1.286 - 1.293     3,271        0.16      1.70 - 2.50      18.40 - 29.20
  American Funds Growth
    Subaccount (Class 2)                  2006     29,674   1.528 - 1.706    49,824        0.77      1.70 - 2.60        7.38 - 8.39
                                          2005     29,549   1.423 - 1.574    45,904        0.75      1.70 - 2.60      11.30 - 16.55
                                          2004     23,138   1.359 - 1.378    31,698        0.21      1.70 - 2.50       9.69 - 10.59
                                          2003     11,384   1.239 - 1.246    14,150        0.21      1.70 - 2.50       3.24 - 24.60
Janus Aspen Series -- (Continued)
  Janus Aspen Mid Cap Growth
  American Funds Growth and Income
    Subaccount (Class 2)                  2006     32,547   1.425 - 1.599    51,298        1.52      1.70 - 2.60      12.29 - 13.24
                                          2005     35,802   1.269 - 1.412    49,957        1.37      1.70 - 2.60        3.21 - 7.42
                                          2004     33,803   1.339 - 1.357    45,646        1.13      1.70 - 2.50        7.64 - 8.47
                                          2003     12,328   1.244 - 1.251    15,387        1.62      1.70 - 2.50      12.53 - 24.90
Capital Appreciation Fund
  Capital Appreciation Fund               2006         --   1.122 - 1.132        --          --      1.70 - 2.60     (1.41) - (1.05)
                                          2005        184   1.138 - 1.144       211          --      1.70 - 2.60       5.18 - 14.30
Credit Suisse Trust
Credit Suisse Trust Emerging
  Markets Subaccount                      2006      2,591   2.181 - 2.934     5,742        0.53      1.70 - 2.25      29.58 - 30.32
                                          2005      3,534   1.677 - 2.258     6,014        0.71      1.70 - 2.25      25.09 - 25.74
                                          2004      4,789   1.335 - 1.799     6,486        0.29      1.70 - 2.25      22.19 - 22.88
                                          2003      5,772   1.088 - 1.469     6,366          --      1.70 - 2.25      39.96 - 50.99
                                          2002      6,735   0.776 - 1.048     5,265        0.17      1.70 - 2.10   (13.41) - (13.03)
Delaware VIP Trust
  Delaware VIP REIT Subaccount
    (Standard Class)                      2006      9,096   1.971 - 3.045    25,704        1.99      1.70 - 2.60      29.25 - 30.41
                                          2005     12,169   1.525 - 2.335    26,379        1.94      1.70 - 2.60       2.27 - 14.58
                                          2004     13,911   1.745 - 2.216    29,058        1.99      1.70 - 2.50      28.12 - 29.14
                                          2003     13,611   1.362 - 1.716    22,528        2.48      1.70 - 2.50      21.48 - 31.80
                                          2002     12,572   1.126 - 1.302    16,227        2.46      1.70 - 2.10        2.36 - 2.76

                                                                                                      Expense            Total
                                          Year               Unit Value       Net     Investment(1)   Ratio(2)         Return(3)
                                         Ended     Units      Lowest to     Assets       Income      Lowest to         Lowest to
                                         Dec 31    (000s)    Highest ($)    ($000s)     Ratio (%)    Highest (%)      Highest (%)
                                         ------    ------   -------------   -------   -------------  -----------   -----------------
Delaware VIP Trust -- (Continued)
  Delaware VIP Small Cap Value
    Subaccount (Standard Class)           2006      9,239   1.694 - 2.285    20,558        0.27      1.70 - 2.60      13.24 - 14.25
                                          2005     12,382   1.496 - 2.000    24,200        0.38      1.70 - 2.60        5.11 - 8.96
                                          2004     14,620   1.723 - 1.859    26,773        0.20      1.70 - 2.50      18.50 - 19.47
                                          2003     13,906   1.454 - 1.556    21,438        0.35      1.70 - 2.50      34.51 - 43.08
                                          2002     11,397   1.103 - 1.115    12,656        0.52      1.70 - 2.10    (15.26) - (7.16)
Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount
    (Initial Shares)                      2006     14,480   1.204 - 1.482    17,796        1.64      1.70 - 2.60      13.51 - 14.55
                                          2005     18,298   1.053 - 1.301    19,644        0.02      1.70 - 2.60        0.87 - 5.05
                                          2004     22,364   1.028 - 1.275    23,447        1.73      1.70 - 2.50        1.92 - 3.28
                                          2003     22,491   0.997 - 1.241    22,666        1.44      1.70 - 2.50      11.82 - 19.08
                                          2002     22,351   0.838 - 0.910    18,804        1.07      1.70 - 2.10    (18.40) - (2.15)
  Dreyfus VIF Developing Leaders
    Subaccount (Initial Shares)           2006      8,469   1.296 - 1.539    12,409        0.42      1.70 - 2.60        1.09 - 2.07
                                          2005     10,970   1.282 - 1.517    15,777          --      1.70 - 2.60        0.16 - 8.85
                                          2004     13,400   1.319 - 1.467    18,560        0.19      1.70 - 2.50        8.63 - 9.43
                                          2003     16,163   1.210 - 1.347    20,466        0.03      1.70 - 2.50       5.41 - 33.63
                                          2002     18,610   0.938 - 0.982    18,215        0.05      1.70 - 2.10   (23.45) - (20.49)
Franklin Templeton Variable Insurance
  Products Trust"
  FTVIPT Franklin Small/Mid Cap Growth
    Securities Subaccount (Class 2)       2006     11,605   1.373 - 1.662    16,741          --      1.70 - 2.60        5.91 - 6.86
                                          2005     15,094   1.290 - 1.564    20,404          --      1.70 - 2.60        2.17 - 9.27
                                          2004     16,750   1.257 - 1.526    22,008          --      1.70 - 2.50        8.73 - 9.60
                                          2003     18,768   1.151 - 1.400    22,399          --      1.70 - 2.50      34.31 - 40.28
                                          2002     17,319   0.857 - 0.881    15,182        0.25      1.70 - 2.10   (30.15) - (29.86)
  FTVIPT Mutual Shares Securities
    Subaccount (Class 2)                  2006         --   1.239 - 1.741        --          --      1.70 - 2.60      15.40 - 16.33
                                          2005     10,478   1.230 - 1.504    13,475        0.86      1.70 - 2.60        7.80 - 9.70
                                          2004      9,297   1.137 - 1.391    11,068        0.72      1.70 - 2.50       9.92 - 10.80
                                          2003      5,406   1.030 - 1.263     5,800        0.95      1.70 - 2.50      19.21 - 25.92
                                          2002      1,561   0.841 - 0.843     1,315        0.51      1.70 - 2.10   (16.14) - (14.93)
  FTVIPT Templeton Developing Markets
    Securities Subaccount (Class 2)       2006      7,434   2.373 - 3.212    20,239        1.12      1.70 - 2.60      24.83 - 25.93
                                          2005      9,549   1.901 - 2.557    20,896        1.31      1.70 - 2.60      18.00 - 25.27
                                          2004      9,272   1.662 - 2.046    16,221        1.78      1.70 - 2.50      21.66 - 22.66
                                          2003      8,699   1.357 - 1.673    12,174        1.11      1.70 - 2.50       8.23 - 57.44
                                          2002      7,878   0.904 - 1.115     7,178        1.44      1.70 - 2.10     (2.20) - (1.83)
  FTVIPT Templeton Foreign Securities
    Subaccount (Class 2)                  2006     35,011   1.389 - 1.997    53,156        1.28      1.70 - 2.60      18.36 - 19.35
                                          2005     41,572   1.165 - 1.681    53,309        1.15      1.70 - 2.60       7.15 - 10.36
                                          2004     39,291   1.077 - 1.561    46,164        1.07      1.70 - 2.50      15.63 - 16.51
                                          2003     35,063   0.925 - 1.347    34,327        1.72      1.70 - 2.50      26.74 - 40.90
                                          2002     30,385   0.713 - 0.906    21,855        1.47      1.70 - 2.10   (20.21) - (19.87)
Janus Aspen Series
  Janus Aspen Growth and Income
    Subaccount (Service Shares)           2006         --   0.861 - 1.591        --          --      1.70 - 2.60        6.61 - 6.90
                                          2005      6,540   0.806 - 1.490     5,475        0.36      1.70 - 2.60       1.92 - 14.19
                                          2004      7,828   0.732 - 1.359     5,820        0.37      1.70 - 2.25        9.16 - 9.67
                                          2003      9,848   0.668 - 1.245     6,650        0.48      1.70 - 2.25      21.00 - 22.90
                                          2002     11,208   0.551 - 0.864     6,224        0.53      1.70 - 2.10   (23.45) - (23.09)
  Janus Aspen International Growth
    Subaccount (Service Shares)           2006     12,883   1.235 - 3.023    16,353        1.81      1.70 - 2.50      43.05 - 44.16
                                          2005     18,508   0.858 - 2.108    16,286        1.04      1.70 - 2.50      28.72 - 29.69
                                          2004     24,222   0.662 - 1.634    16,446        0.81      1.70 - 2.50      15.73 - 16.81
                                          2003     30,155   0.568 - 1.408    17,647        0.97      1.70 - 2.50      31.73 - 43.22
                                          2002     35,026   0.430 - 0.853    15,137        0.60      1.70 - 2.10   (27.33) - (27.03)

                                                                                                      Expense            Total
                                          Year               Unit Value       Net     Investment(1)   Ratio(2)         Return(3)
                                         Ended     Units      Lowest to     Assets       Income      Lowest to         Lowest to
                                         Dec 31    (000s)    Highest ($)    ($000s)     Ratio (%)    Highest (%)      Highest (%)
                                         ------    ------   -------------   -------   -------------  -----------   -----------------
Janus Aspen Series -- (Continued)
  Janus Aspen Mid Cap Growth
    Subaccount  (Service Shares)          2006     15,849   0.538 - 1.932     9,392          --      1.70 - 2.60      10.41 - 11.27
                                          2005     19,531   0.484 - 1.744    10,317          --      1.70 - 2.60       9.28 - 14.11
                                          2004     25,095   0.440 - 1.592    11,727          --      1.70 - 2.50      17.51 - 18.45
                                          2003     33,436   0.372 - 1.351    13,186          --      1.70 - 2.50      25.51 - 32.62
                                          2002     38,862   0.281 - 0.816    10,979          --      1.70 - 2.10    (29.56) - (4.11)
Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap
    Subaccount                            2006         --   1.477 - 1.726        --          --      1.70 - 2.60       4.20 - 12.08
                                          2005      1,724   1.328 - 1.540     2,575          --      1.70 - 2.60      (1.26) - 6.01
                                          2004      1,282   1.486 - 1.506     1,919          --      1.70 - 2.50      12.07 - 12.98
                                          2003        579   1.326 - 1.333       770          --      1.70 - 2.50       3.67 - 33.00
Legg Mason Partners Investment Series
  LMPIS Dividend Strategy
    Subaccount                            2006      3,964   1.110 - 1.424     4,649        2.07      1.70 - 2.60      14.86 - 16.00
                                          2005      4,792   0.961 - 1.235     4,882        2.09      1.70 - 2.60      (2.62) - 0.94
                                          2004      3,863   0.983 - 1.265     4,020        1.02      1.70 - 2.50        0.80 - 1.64
                                          2003      2,498   0.971 - 1.252     2,530        0.68      1.70 - 2.50      15.33 - 21.34
                                          2002        984   0.803 - 0.806       792        0.84      1.70 - 2.10   (20.73) - (19.64)
Legg Mason Partners Variable Portfolios   V
  LMPVPV Small Cap Growth
    Opportunities Subaccount              2006      3,517   1.242 - 1.844     4,951          --      1.70 - 2.60       9.94 - 10.99
                                          2005      4,424   1.120 - 1.671     5,639          --      1.70 - 2.60      (2.00) - 9.82
                                          2004      5,556   1.088 - 1.629     7,002        0.08      1.70 - 2.50      12.80 - 13.72
                                          2003      4,893   0.958 - 1.441     5,061          --      1.70 - 2.50      33.21 - 45.12
                                          2002      4,210   0.688 - 0.886     2,960          --      1.70 - 2.10   (27.18) - (24.08)
Legg Mason Partners Variable
  Portfolios I, Inc.
  LMPVPI All Cap Subaccount
    (Class I)                             2006      7,482   1.190 - 1.743     9,183        1.22      1.70 - 2.50      15.21 - 16.05
                                          2005     10,229   1.026 - 1.509    10,865        0.76      1.70 - 2.50        1.49 - 2.38
                                          2004     13,816   1.005 - 1.484    14,408        0.50      1.70 - 2.50        5.65 - 6.43
                                          2003     15,994   0.945 - 1.401    15,541        0.28      1.70 - 2.50      29.09 - 40.24
                                          2002     14,596   0.692 - 0.828    10,234        0.49      1.70 - 2.10   (26.62) - (25.87)
  LMPVPI Global High Yield Bond
    Subaccount (Class I)                  2006        415   1.090 - 1.101       456        6.33      1.70 - 2.60        5.72 - 8.79
                                          2005         58   1.011 - 1.012        59        4.66      1.70 - 2.25        0.40 - 1.20
  LMPVPI Investors Subaccount
    (Class I)                             2006     21,631   1.444 - 1.743    33,960        1.51      1.70 - 2.60      15.18 - 16.26
                                          2005     27,364   1.247 - 1.507    37,019        1.13      1.70 - 2.60        1.34 - 7.68
                                          2004     32,631   1.196 - 1.447    42,134        1.44      1.70 - 2.50        7.62 - 8.53
                                          2003     35,363   1.106 - 1.341    42,077        1.41      1.70 - 2.50       7.20 - 32.64
                                          2002     37,507   0.854 - 0.919    34,267        1.12      1.70 - 2.10   (24.62) - (24.36)
  LMPVPI Small Cap Growth
    Subaccount (Class I)                  2006      1,483   1.137 - 1.148     1,698          --      1.70 - 2.60       2.71 - 10.81
                                          2005         26   1.035 - 1.036        27          --      1.70 - 2.25      (1.43) - 2.57
Legg Mason Partners Variable
  Portfolios II
  LMPVPII Appreciation
    Subaccount                            2006     16,371   1.143 - 1.531    20,290        1.04      1.70 - 2.60      11.89 - 12.93
                                          2005     20,119   1.014 - 1.364    22,141        0.83      1.70 - 2.60        1.73 - 3.23
                                          2004     21,071   0.991 - 1.338    22,659        1.21      1.70 - 2.50        6.06 - 6.98
                                          2003     18,238   0.928 - 1.257    18,042        0.76      1.70 - 2.50      16.08 - 22.99
                                          2002     12,498   0.759 - 0.919     9,634        1.80      1.70 - 2.10   (19.28) - (18.98)

                                                                                                      Expense            Total
                                          Year               Unit Value       Net     Investment(1)   Ratio(2)         Return(3)
                                         Ended     Units      Lowest to     Assets       Income      Lowest to         Lowest to
                                         Dec 31    (000s)    Highest ($)    ($000s)     Ratio (%)    Highest (%)      Highest (%)
                                         ------    ------   -------------   -------   -------------  -----------   -----------------
Legg Mason Partners Variable
  Portfolios II -- (Continued)
  LMPVPII Fundamental Value
    Subaccount                            2006     24,383   1.209 - 1.758    31,860        1.48      1.70 - 2.60      13.77 - 14.88
                                          2005     31,166   1.055 - 1.540    35,692        0.88      1.70 - 2.60        2.21 - 9.78
                                          2004     38,139   1.025 - 1.503    42,490        0.66      1.70 - 2.50        5.58 - 6.40
                                          2003     37,374   0.965 - 1.420    38,287        0.67      1.70 - 2.50      28.88 - 41.01
                                          2002     36,117   0.709 - 0.905    26,052        1.13      1.70 - 2.10   (22.95) - (22.63)
Legg Mason Partners Variable
  Portfolios III, Inc.
  LMPVPIII Adjustable Rate Income
    Subaccount                            2006      2,782   1.001 - 1.025     2,829        4.12      1.70 - 2.60        1.42 - 2.30
                                          2005      3,325   0.987 - 1.002     3,314        2.88      1.70 - 2.60      (0.10) - 0.70
                                          2004      3,028   0.990 - 0.995     3,008        2.13      1.70 - 2.50     (0.50) - (0.20)
  LMPVPIII Aggressive Growth
    Subaccount                            2006     38,698   1.058 - 1.679    45,310          --      1.70 - 2.60        5.98 - 7.01
                                          2005     48,969   0.991 - 1.578    53,820          --      1.70 - 2.60       8.90 - 18.68
                                          2004     56,687   0.904 - 1.445    56,119          --      1.70 - 2.50        7.23 - 8.08
                                          2003     57,778   0.837 - 1.345    51,320          --      1.70 - 2.50      25.05 - 32.18
                                          2002     50,823   0.634 - 0.801    32,730          --      1.70 - 2.10   (34.08) - (33.71)
  LMPVPIII High Income
    Subaccount                            2006     20,042   1.153 - 1.460    23,971        7.16      1.70 - 2.60        8.11 - 9.16
                                          2005     25,217   1.058 - 1.342    27,671        7.18      1.70 - 2.60        0.08 - 3.02
                                          2004     31,597   1.051 - 1.333    34,266        8.00      1.70 - 2.50        7.70 - 8.60
                                          2003     34,970   0.969 - 1.231    34,583        7.73      1.70 - 2.50      10.29 - 25.42
                                          2002     35,831   0.774 - 0.984    27,892       23.50      1.70 - 2.10     (5.30) - (4.88)
  LMPVPIII Large Cap Growt
     Subaccount                           2006     57,745   1.192 - 1.504    76,728        0.15      1.70 - 2.60        1.97 - 2.79
                                          2005     69,969   1.169 - 1.470    90,529        0.12      1.70 - 2.60       2.67 - 12.49
                                          2004     85,606   1.235 - 1.429   107,170        0.36      1.70 - 2.50     (2.13) - (1.34)
                                          2003     86,062   1.254 - 1.456   108,930        0.02      1.70 - 2.50      24.79 - 45.07
                                          2002     86,256   0.866 - 0.872    74,919        0.34      1.70 - 2.10   (26.33) - (26.04)
  LMPVPIII Mid Cap Core
    Subaccount                            2006     12,139   1.228 - 1.697    16,519        0.51      1.70 - 2.60      11.88 - 12.84
                                          2005     15,486   1.090 - 1.511    18,721        0.59      1.70 - 2.60       5.70 - 11.16
                                          2004     17,681   1.025 - 1.427    20,015        --        1.70 - 2.50        7.66 - 8.64
                                          2003     17,145   0.946 - 1.322    17,540        --        1.70 - 2.50      19.44 - 30.12
                                          2002     13,683   0.742 - 0.978    10,408        0.11      1.70 - 2.10   (20.78) - (20.51)
  LMPVPIII Money Market
    Subaccount                            2006     29,904   0.991 - 1.127    32,538        4.52      1.70 - 2.60        1.94 - 2.83
                                          2005     35,282   0.971 - 1.096    37,275        2.76      1.70 - 2.60        0.31 - 1.11
                                          2004     38,593   0.965 - 1.084    40,737        0.88      1.70 - 2.50     (1.63) - (0.82)
                                          2003     40,302   0.977 - 1.093    43,383        0.67      1.70 - 2.50     (1.51) - (1.09)
                                          2002     52,508   0.992 - 1.105    57,559        1.27      1.70 - 2.10     (0.80) - (0.36)
Legg Mason Partners Variable
  Portfolios IV
  LMPVPIV Multiple Discipline
    Subaccount-All Cap Growth
    and Value                             2006      8,212   1.179 - 1.208     9,805        0.51      1.70 - 2.60      10.70 - 11.75
                                          2005     12,293   1.065 - 1.081    13,193        0.37      1.70 - 2.60        2.69 - 8.67
                                          2004     11,655   1.039 - 1.045    12,144        0.59      1.70 - 2.50        3.27 - 6.31
  LMPVPIV Multiple Discipline
    Subaccount-Global All Cap Growth
    and Value                             2006      2,517   1.242 - 1.272     3,163        1.07      1.70 - 2.60      12.30 - 13.27
                                          2005      3,340   1.106 - 1.123     3,723        0.80      1.70 - 2.60       4.21 - 10.22
                                          2004      1,355   1.068 - 1.072     1,449        0.63      1.70 - 2.25        7.41 - 9.30

                                                                                                      Expense            Total
                                          Year               Unit Value       Net     Investment(1)   Ratio(2)         Return(3)
                                         Ended     Units      Lowest to     Assets       Income      Lowest to         Lowest to
                                         Dec 31    (000s)    Highest ($)    ($000s)     Ratio (%)    Highest (%)      Highest (%)
                                         ------    ------   -------------   -------   -------------  -----------   -----------------
Legg Mason Partners Variable
  Portfolios IV -- (Continued)
  LMPVPIV Multiple Discipline
    Subaccount-Large Cap Growth
    and Value                             2006        892   1.140 - 1.168     1,027        0.67      1.70 - 2.60       9.40 - 10.40
                                          2005      1,242   1.042 - 1.058     1,303        0.51      1.70 - 2.60        0.38 - 5.13
                                          2004      1,269   1.034 - 1.039     1,314        1.07      1.70 - 2.35        3.09 - 5.19
Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income
    Subaccount (Class VC)                 2006     10,554   1.436 - 1.610    16,716        1.06      1.70 - 2.60      14.24 - 15.33
                                          2005     14,211   1.257 - 1.396    19,597        1.01      1.70 - 2.60        0.74 - 4.53
                                          2004     12,209   1.357 - 1.376    16,707        1.13      1.70 - 2.50       9.88 - 10.79
                                          2003      4,712   1.235 - 1.242     5,839        1.35      1.70 - 2.50       1.48 - 24.20
  Lord Abbett Mid Cap Value
    Subaccount (Class VC)                 2006     10,334   1.608 - 1.800    18,309        0.43      1.70 - 2.60       9.39 - 10.36
                                          2005     14,437   1.470 - 1.631    23,275        0.45      1.70 - 2.60        5.51 - 7.14
                                          2004     13,003   1.513 - 1.533    19,820        0.41      1.70 - 2.50      21.04 - 21.96
                                          2003      5,196   1.250 - 1.257     6,515        1.07      1.70 - 2.50       7.75 - 24.21
Met Investors Series Trust
  MIST Batterymarch Mid Cap Stock
    Subaccount (Class A)                  2006      4,503   1.913 - 1.937     8,655          --      1.70 - 1.85     (4.92) - (4.86)
  MIST BlackRock High Yield
    Subaccount (Class A)                  2006     10,026   1.252 - 1.388    13,781          --      1.70 - 2.60        4.68 - 5.31
  MIST BlackRock Large Cap Core
  Subaccount (Class A)                    2006      6,684   1.088 - 1.714     7,468          --      1.70 - 2.50        5.27 - 5.76
  MIST Dreman Small Cap Value
    Subaccount (Class A)                  2006        778   1.332 - 1.352     1,048        0.50      1.70 - 2.60       5.88 - 12.92
  MIST Harris Oakmark International
    Subaccount (Class A)                  2006     32,110   1.155 - 2.009    40,720          --      1.66 - 2.56       9.48 - 10.17
  MIST Janus Capital Appreciation
    Subaccount (Class A)                  2006        518   1.143 - 1.160       599          --      1.70 - 2.60        1.87 - 2.47
  MIST Legg Mason Value Equity
    Subaccount (Class B)                  2006      5,074   1.084 - 1.095     5,538          --      1.70 - 2.60        3.83 - 9.20
                                          2005      1,548   1.043 - 1.045     1,617          --      1.70 - 2.60      (1.79) - 4.40
  MIST Lord Abbett Growth and
    Income Subaccount (Class B)           2006     23,672   1.175 - 1.187    28,024        0.06      1.70 - 2.60       6.81 - 15.80
                                          2005        296   1.024 - 1.025       303        1.24      1.70 - 2.60      (0.49) - 2.40
  MIST Lord Abbett Mid Cap Value
    Subaccount (Class B)                  2006      1,627   1.130 - 1.142     1,853        0.36      1.70 - 2.60       8.39 - 10.34
                                          2005        333   1.034 - 1.035       344        0.79      1.70 - 2.60      (0.77) - 3.50
  MIST Met/AIM Capital Appreciation
    Subaccount (Class A)                  2006     19,291   1.101 - 1.502    21,512        0.17      1.70 - 2.50     (1.78) - (1.24)
  MIST Met/AIM Small Cap Growth
    Subaccount (Class A)                  2006        670   1.283 - 1.302       868          --      1.70 - 2.60     (1.46) - (0.84)
  MIST MFS(R) Research International
    Subaccount (Class B)                  2006      4,511   1.308 - 1.320     5,939        1.51      1.70 - 2.50      12.19 - 24.41
                                          2005        279   1.060 - 1.061       296        0.70      1.70 - 2.35        1.83 - 6.53
  MIST MFS(R) Value Subaccount
    (Class A)                             2006     15,679   1.582 - 1.793    25,851        1.17      1.70 - 2.60       9.78 - 10.44
  MIST Neuberger Berman Real Estate
    Subaccount (Class B)                  2006      1,217   1.439 - 1.454     1,765        0.73      1.70 - 2.60      22.95 - 35.26
                                          2005        157   1.074 - 1.075       168          --      1.70 - 2.60        0.85 - 7.40
  MIST PIMCO Inflation Protected
    Bond Subaccount (Class B)             2006      2,271   0.977 - 0.987     2,236        2.47      1.70 - 2.60     (2.20) - (1.30)
                                          2005        586   0.999 - 1.000       586          --      1.70 - 2.60      (0.99) - 0.81
  MIST PIMCO Total Return
    Subaccount (Class B)                  2006      9,838   1.029 - 1.040    10,202        2.30      1.70 - 2.60        1.78 - 2.77

                                                                                                      Expense            Total
                                          Year               Unit Value       Net     Investment(1)   Ratio(2)         Return(3)
                                         Ended     Units      Lowest to     Assets       Income      Lowest to         Lowest to
                                         Dec 31    (000s)    Highest ($)    ($000s)     Ratio (%)    Highest (%)      Highest (%)
                                         ------    ------   -------------   -------   -------------  -----------   -----------------
Met Investors Series Trust -- (Continued)
                                          2005      1,864   1.011 - 1.012     1,885          --      1.70 - 2.60        0.80 - 1.51
  MIST Pioneer Fund Subaccount
    (Class A)                             2006      1,896   1.421 - 1.576     2,942          --      1.70 - 2.60        6.84 - 7.43
  MIST Pioneer Mid Cap Value
    Subaccount (Class A)                  2006      1,660   1.184 - 1.202     1,987        0.24      1.70 - 2.60        4.50 - 5.16
  MIST Third Avenue Small Cap Value
    Subaccount (Class B)                  2006      1,215   1.507 - 1.763     2,072          --      1.70 - 2.60        2.00 - 2.14
  MIST Van Kampen Comstock
    Subaccount (Class B)                  2006        978   1.142 - 1.152     1,125          --      1.70 - 2.50       1.06 - 14.06
                                          2005         40   1.009 - 1.010        40        0.95      1.70 - 2.35      (0.59) - 0.20
  MIST Van Kampen Mid Cap Growth
    Subaccount (Class B)                  2006      2,888   1.090 - 1.101     3,171          --      1.70 - 2.60        5.62 - 6.58
                                          2005        347   1.032 - 1.033       358          --      1.70 - 2.60      (1.24) - 3.20
Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth
    Subaccount (Class D)                  2006     34,019   0.577 - 1.557    22,028          --      1.70 - 2.60     (3.01) - (2.51)
  MSF BlackRock Bond Income
    Subaccount (Class E)                  2006     74,236   1.035 - 1.221    88,264          --      1.70 - 2.60        3.09 - 3.74
  MSF FI Large Cap Subaccount
    (Class A)                             2006     31,023   1.047 - 1.443    33,336          --      1.70 - 2.60        0.49 - 1.34
  MSF FI Value Leaders Subaccount
    (Class D)                             2006      4,216   1.314 - 1.480     6,141          --      1.70 - 2.60        1.86 - 2.49
  MSF MFS(R) Total Return Subaccount
    (Class F)                             2006        822   1.105 - 1.113       913          --      1.70 - 2.35        6.44 - 9.19
  MSF Salomon Brothers U.S.
    Government Subaccount (Class B)       2006         --   0.992 - 0.996        --        4.67      1.55 - 2.45     (1.49) - (0.90)
                                          2005         73           1.005        73          --      1.70 - 2.25        0.40 - 0.90
  MSF T. Rowe Price Large Cap
    Growth  Subaccount (Class B)          2006      9,760   1.062 - 1.068    10,411          --      1.70 - 2.60        6.41 - 7.01
  MSF Western Asset Management U.S.
    Government Subaccount (Class A)       2006     19,739   1.046 - 1.389    26,459          --      1.55 - 2.45        2.80 - 3.43
PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount
    (Administrative Class)                2006      2,515   0.970 - 0.984     2,458        4.18      1.70 - 2.60     (1.82) - (1.01)
                                          2005      4,123   0.988 - 0.994     4,088        2.25      1.70 - 2.60     (1.97) - (0.50)
  PIMCO VIT Total Return Subaccount
    (Administrative Class)                2006     63,496   1.055 - 1.234    74,594        4.41      1.70 - 2.60        1.15 - 2.15
                                          2005     76,820   1.043 - 1.208    88,647        3.42      1.70 - 2.60      (0.29) - 1.45
                                          2004     72,829   1.044 - 1.200    84,049        1.89      1.70 - 2.50        2.35 - 3.09
                                          2003     53,891   1.020 - 1.164    61,101        2.85      1.70 - 2.50      (0.29) - 3.28
                                          2002     47,258   1.070 - 1.127    52,945        4.05      1.70 - 2.10        6.79 - 7.23
Putnam Variable Trust
  Putnam VT Discovery Growth
    Subaccount (Class IB)                 2006        208   0.872 - 1.332       189          --      1.70 - 2.10        8.57 - 9.18
                                          2005        283   0.800 - 1.470       242          --      1.70 - 2.25        4.85 - 5.50
                                          2004        327   0.760 - 1.402       265          --      1.70 - 2.25        5.18 - 5.67
                                          2003        347   0.720 - 1.333       266          --      1.70 - 2.25      29.29 - 30.18
                                          2002        698   0.555 - 0.851       400          --      1.70 - 2.10    (31.06) - (4.49)
  Putnam VT International Equity
    Subaccount (Class IB)                 2006      3,512   1.373 - 2.069     5,127        0.67      1.70 - 2.50      24.56 - 25.57
                                          2005      4,837   1.095 - 1.657     5,593        1.49      1.70 - 2.50       9.45 - 10.30
                                          2004      5,713   0.994 - 1.510     5,993        1.54      1.70 - 2.50      13.35 - 14.29
                                          2003      6,956   0.872 - 1.329     6,376        0.92      1.70 - 2.50      18.50 - 37.15
                                          2002      7,431   0.691 - 0.918     5,228        0.47      1.70 - 2.10   (19.35) - (19.04)
  Putnam VT Small Cap Value
    Subaccount (Class IB)                 2006      2,035   1.809 - 2.283     4,099        0.34      1.70 - 2.60      14.35 - 15.32

                                                                                                      Expense            Total
                                          Year               Unit Value       Net     Investment(1)   Ratio(2)         Return(3)
                                         Ended     Units      Lowest to     Assets       Income      Lowest to         Lowest to
                                         Dec 31    (000s)    Highest ($)    ($000s)     Ratio (%)    Highest (%)      Highest (%)
                                         ------    ------   -------------   -------   -------------  -----------   -----------------
Putnam Variable Trust -- (Continued)
                                          2005      2,593   1.582 - 1.991     4,530        0.18      1.70 - 2.60       4.44 - 12.61
                                          2004      3,026   1.585 - 1.902     5,018        0.36      1.70 - 2.50      23.08 - 24.14
                                          2003      3,273   1.279 - 1.541     4,302        0.32      1.70 - 2.50      23.53 - 55.19
                                          2002      4,006   0.871 - 0.978     3,511        0.18      1.70 - 2.10   (25.63) - (19.61)
The Travelers Series Trust
  Travelers AIM Capital Appreciation
    Subaccount                            2006         --   1.116 - 1.527        --          --      1.70 - 2.50        6.17 - 6.41
                                          2005     23,739   1.049 - 1.437    25,219        0.20      1.70 - 2.50       6.02 - 11.12
                                          2004     29,637   0.983 - 1.352    29,452        0.12      1.70 - 2.50        3.94 - 4.64
                                          2003     37,026   0.940 - 1.298    35,074          --      1.70 - 2.50      17.91 - 29.41
                                          2002     41,848   0.741 - 0.900    31,086          --      1.70 - 2.10   (25.46) - (25.10)
  Travelers Disciplined Mid Cap
    Stock Subaccount                      2006         --   2.012 - 2.036        --        0.53      1.70 - 1.85        9.11 - 9.23
                                          2005      5,523   1.844 - 1.864    10,227          --      1.70 - 1.85      10.35 - 10.49
                                          2004      7,073   1.671 - 1.687    11,863        0.26      1.70 - 1.85      14.37 - 14.53
                                          2003      8,945   1.461 - 1.473    13,118        0.29      1.70 - 1.85      31.27 - 31.52
                                          2002     10,265   1.113 - 1.120    11,457        0.50      1.70 - 1.85   (15.87) - (15.79)
  Travelers Equity Income
    Subaccount                            2006         --   1.290 - 1.444        --        1.32      1.70 - 2.60        4.71 - 5.09
                                          2005      5,231   1.232 - 1.374     7,105          --      1.70 - 2.60        1.11 - 5.43
                                          2004      4,916   1.320 - 1.338     6,544        1.68      1.70 - 2.50        6.26 - 7.99
                                          2003      2,848   1.232 - 1.239     3,521        1.76      1.70 - 2.50      11.29 - 21.95
  Travelers Federated High Yield
    Subaccount                            2006         --   1.196 - 1.318        --        7.54      1.70 - 2.60        2.22 - 2.49
                                          2005     13,793   1.170 - 1.286    17,612          --      1.70 - 2.60        0.00 - 2.96
                                          2004     13,954   1.262 - 1.280    17,743        7.70      1.70 - 2.50        7.69 - 8.51
                                          2003     12,665   1.167 - 1.186    14,872        9.27      1.70 - 2.50      11.90 - 20.39
                                          2002      5,814   0.974 - 0.976     5,673       26.94      1.70 - 2.10      (2.50) - 6.21
  Travelers Large Cap
    Subaccount                            2006         --   1.035 - 1.429        --        0.42      1.70 - 2.60        2.75 - 2.99
                                          2005     39,084   1.005 - 1.390    40,392          --      1.70 - 2.60       5.99 - 11.37
                                          2004     44,679   0.942 - 1.308    42,960        0.78      1.70 - 2.50        3.91 - 4.74
                                          2003     50,164   0.901 - 1.256    45,863        0.39      1.70 - 2.50      21.89 - 23.74
                                          2002     53,181   0.736 - 0.861    39,340        0.46      1.70 - 2.10   (24.45) - (24.08)
  Travelers Managed Income
    Subaccount                            2006         --   1.004 - 1.177        --        2.09      1.70 - 2.60     (1.28) - (1.01)
                                          2005     88,085   1.017 - 1.189   101,862        3.42      1.70 - 2.60      (1.14) - 0.29
                                          2004     97,199   1.049 - 1.193   113,299        4.53      1.70 - 2.50        0.28 - 1.19
                                          2003    101,645   1.041 - 1.179   117,941        4.12      1.70 - 2.50        0.48 - 6.60
                                          2002    101,496   0.981 - 1.106   111,464       10.34      1.70 - 2.10        0.10 - 0.45
  Travelers Mercury Large Cap
    Core Subaccount                       2006         --   1.030 - 1.625        --        0.21      1.70 - 2.50        5.84 - 6.22
                                          2005      7,816   0.971 - 1.534     7,674          --      1.70 - 2.50       2.42 - 10.10
                                          2004      9,746   0.882 - 1.400     8,686        0.52      1.70 - 2.50      13.06 - 13.94
                                          2003     11,988   0.776 - 1.236     9,361        0.63      1.70 - 2.50       7.57 - 20.18
                                          2002     14,331   0.652 - 0.845     9,386        0.54      1.70 - 2.10   (26.76) - (26.46)
  Travelers MFS(R) Emerging
    Growth Subaccount                     2006         --   0.710 - 1.368        --          --      1.70 - 2.50                 --
                                          2005         --   0.710 - 1.368        --          --      1.70 - 2.50     (3.14) - (2.99)
                                          2004        808   0.733 - 1.412       671          --      1.70 - 2.50       9.94 - 10.83
                                          2003        830   0.662 - 1.281       615          --      1.70 - 2.50       3.73 - 27.15
                                          2002        656   0.522 - 0.786       357          --      1.70 - 2.10   (35.63) - (30.44)
  Travelers MFS(R) Mid Cap
    Growth Subaccount                     2006         --   0.593 - 1.602        --          --      1.70 - 2.60        5.45 - 5.89
                                          2005     41,401   0.560 - 1.517    25,911          --      1.70 - 2.60       0.47 - 13.66
                                          2004     44,444   0.554 - 1.506    26,865          --      1.70 - 2.50      11.28 - 12.27
                                          2003     50,014   0.495 - 1.350    26,328          --      1.70 - 2.50       4.33 - 34.69
                                          2002     48,959   0.368 - 0.613    18,411          --      1.70 - 2.10   (49.88) - (49.73)

                                                                                                      Expense            Total
                                          Year               Unit Value       Net     Investment(1)   Ratio(2)         Return(3)
                                         Ended     Units      Lowest to     Assets       Income      Lowest to         Lowest to
                                         Dec 31    (000s)    Highest ($)    ($000s)     Ratio (%)    Highest (%)      Highest (%)
                                         ------    ------   -------------   -------   -------------  -----------   -----------------
The Travelers Series Trust -- (Continued)
  Travelers MFS(R) Total Return
    Subaccount                            2006         --   1.039 - 1.042        --        1.86      1.70 - 2.35        2.97 - 3.17
                                          2005         79   1.009 - 1.010        79        2.89      1.70 - 2.35      (0.59) - 1.00
  Travelers MFS(R) Value
    Subaccount                            2006         --   1.441 - 1.630        --          --      1.70 - 2.60        7.70 - 8.03
                                          2005     19,916   1.338 - 1.511    27,579        1.10      1.70 - 2.60        3.57 - 7.82
                                          2004     21,513   1.309 - 1.452    28,470        1.11      1.70 - 2.50      13.07 - 13.98
                                          2003     26,760   1.149 - 1.280    31,055        1.46      1.70 - 2.50      13.20 - 28.64
                                          2002     25,573   0.940 - 0.959    24,115        2.20      1.70 - 2.10   (14.93) - (14.62)
  Travelers Mondrian International
    Stock Subaccount"                     2006         --   1.050 - 1.831        --        3.56      1.70 - 2.60      14.44 - 14.81
                                          2005     44,284   0.915 - 1.597    44,933        0.05      1.70 - 2.60        6.80 - 9.66
                                          2004     50,297   0.851 - 1.492    46,721        1.56      1.70 - 2.50      11.37 - 13.77
                                          2003     52,511   0.749 - 1.318    41,153        1.93      1.70 - 2.50      25.94 - 31.54
                                          2002     51,697   0.593 - 0.904    31,074        2.06      1.70 - 2.10   (14.74) - (14.47)
  Travelers Pioneer Fund
    Subaccount                            2006         --   1.330 - 1.467        --        1.00      1.70 - 2.60        5.72 - 6.07
                                          2005      2,344   1.258 - 1.383     3,196          --      1.70 - 2.60      (0.22) - 8.09
                                          2004      1,746   1.309 - 1.327     2,305        1.10      1.70 - 2.50        8.33 - 9.31
                                          2003      1,136   1.208 - 1.214     1,377        2.12      1.70 - 2.50      11.11 - 19.04
  Travelers Pioneer Mid Cap Value
    Subaccount                            2006         --   1.133 - 1.143        --          --      1.70 - 2.60        4.90 - 5.25
                                          2005        668   1.080 - 1.086       724        0.40      1.70 - 2.60      (1.28) - 8.60
  Travelers Strategic Equity
    Subaccount                            2006         --   0.782 - 1.470        --        0.35      1.70 - 2.60        3.99 - 4.28
                                          2005      2,607   0.750 - 1.412     2,259        0.62      1.70 - 2.60      (0.43) - 4.89
                                          2004      2,874   0.749 - 1.415     2,388        1.44      1.70 - 2.50        7.48 - 8.35
                                          2003      3,012   0.692 - 1.313     2,240          --      1.70 - 2.50       7.11 - 30.39
                                          2002      2,791   0.532 - 0.748     1,514        0.63      1.70 - 2.10   (34.96) - (26.74)
  Travelers Style Focus Series: Small
    Cap Growth Subaccount                 2006         --   1.302 - 1.313        --        0.01      1.70 - 2.60      14.80 - 15.07
                                          2005        568   1.134 - 1.141       647          --      1.70 - 2.60       6.38 - 14.10
  Travelers Style Focus Series: Small
    Cap Value Subaccount                  2006         --   1.258 - 1.269        --        0.01      1.70 - 2.60      14.36 - 14.74
                                          2005        190   1.100 - 1.106       209        1.15      1.70 - 2.60     (2.39) - 10.40
  Travelers U.S. Government Securities
    Subaccount                            2006         --   1.017 - 1.343        --        5.73      1.70 - 2.60     (3.90) - (3.66)
                                          2005     21,505   1.058 - 1.394    29,050          --      1.70 - 2.60      (2.09) - 3.23
                                          2004     24,236   1.040 - 1.359    32,011        4.15      1.70 - 2.50        3.48 - 4.38
                                          2003     27,515   1.005 - 1.302    35,258        4.31      1.70 - 2.50      (2.04) - 1.01
                                          2002     38,061   1.110 - 1.289    48,699        7.37      1.70 - 2.10      11.22 - 11.70
Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth
    Subaccount (Class II)                 2006      1,236   0.747 - 1.380     1,101          --      1.70 - 2.60        0.00 - 0.80
                                          2005      1,385   0.742 - 1.375     1,205        0.01      1.70 - 2.60       5.00 - 10.06
                                          2004      1,685   0.702 - 1.306     1,330          --      1.70 - 2.50        2.68 - 5.06
                                          2003      2,012   0.669 - 1.251     1,486          --      1.70 - 2.50       8.24 - 24.91
                                          2002      1,867   0.537 - 0.748     1,043        0.05      1.70 - 2.10   (34.07) - (29.37)
Variable Insurance Products Fund
  VIP Mid Cap Subaccount
    (Service Class 2)                     2006      6,507   1.829 - 2.179    12,956        0.20      1.70 - 2.60       9.52 - 10.48
                                          2005      9,217   1.670 - 1.983    16,607          --      1.70 - 2.60      14.93 - 17.61
                                          2004      9,322   1.504 - 1.718    14,582          --      1.70 - 2.50      20.52 - 22.53
                                          2003      8,484   1.229 - 1.409    10,738        0.23      1.70 - 2.50      24.87 - 45.71
                                          2002      6,155   0.905 - 0.991     5,612        0.48      1.70 - 2.10   (11.93) - (11.50)

5. FINANCIAL HIGHLIGHTS (Concluded)

                                                                                                      Expense            Total
                                          Year               Unit Value       Net     Investment(1)   Ratio(2)         Return(3)
                                         Ended     Units      Lowest to     Assets       Income      Lowest to         Lowest to
                                         Dec 31    (000s)    Highest ($)    ($000s)     Ratio (%)    Highest (%)      Highest (%)
                                         ------    ------   -------------   -------   -------------  -----------   -----------------
Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/
    Mid Cap Value Subaccount              2006      2,787   1.630 - 1.650     4,569            --    1.70 - 1.85      13.67 - 13.79
                                          2005      3,598   1.434 - 1.450     5,187          0.40    1.70 - 1.85      14.35 - 14.53
                                          2004      4,706   1.254 - 1.266     5,928            --    1.70 - 1.85      14.63 - 14.78
                                          2003      5,660   1.094 - 1.103     6,216          0.10    1.70 - 1.85      35.90 - 36.00
                                          2002      6,317   0.805 - 0.811     5,102          0.41    1.70 - 1.85   (24.63) - (24.42)

----------
1 These amounts represent the dividends, excluding distributions of capital gains, received by the Subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the Subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the Subaccount invests.

2 These amounts represent the annualized contract expenses of the Separate Account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund have been excluded.

3 These amounts represent the total return for the period indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.


   The accompanying notes are an integral part of these financial statements.

6. Schedules of Accumulation Units
   for the years ended December 31, 2006 and 2005

                                                                                                            AllianceBernstein
                                                     AIM V.I.             AIM V.I. Premier Equity          Growth and Income
                                              Core Equity Subaccount             Subaccount                    Subaccount
                                                    (Series I)                   (Series I)                     (Class B)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................            --             --      1,876,548      2,204,891     14,230,809     15,295,426
Accumulation units purchased and
  transferred from other funding options     1,389,319             --          6,324         33,440        132,991      1,882,420
Accumulation units redeemed and
  transferred to other funding options .      (197,498)            --     (1,882,872)      (361,783)   (14,363,800)    (2,947,037)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................     1,191,821             --             --      1,876,548             --     14,230,809
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                                               American Funds
                                          AllianceBernstein Large Cap           Global Growth                American Funds
                                               Growth Subaccount                 Subaccount                 Growth Subaccount
                                                   (Class B)                      (Class 2)                     (Class 2)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................     7,209,306      7,538,268     10,029,008      7,186,604     29,549,400     23,138,093
Accumulation units purchased and
  transferred from other funding options       159,291      1,358,230      2,773,624      5,495,184     10,038,713     12,938,871
Accumulation units redeemed and
  transferred to other funding options .    (7,368,597)    (1,687,192)    (3,060,650)    (2,652,780)    (9,914,042)    (6,527,564)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................            --      7,209,306      9,741,982     10,029,008     29,674,071     29,549,400
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                             American Funds Growth                                         Credit Suisse Trust
                                             and Income Subaccount                                          Emerging Markets
                                                   (Class 2)              Capital Appreciation Fund            Subaccount
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................    35,801,938     33,802,720        184,337             --      3,534,074      4,789,322
Accumulation units purchased and
  transferred from other funding options     4,630,282     10,829,961        183,884        220,020        150,060        210,372
Accumulation units redeemed and
  transferred to other funding options .    (7,884,767)    (8,830,743)      (368,221)       (35,683)    (1,093,329)    (1,465,620)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................    32,547,453     35,801,938             --        184,337      2,590,805      3,534,074
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                 Delaware VIP                   Delaware VIP                   Dreyfus VIF
                                                REIT Subaccount          Small Cap Value Subaccount      Appreciation Subaccount
                                               (Standard Class)               (Standard Class)              (Initial Shares)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................    12,168,767     13,911,221     12,382,421     14,620,087     18,298,078     22,364,453
Accumulation units purchased and
  transferred from other funding options       329,123      2,510,139        313,570      2,082,782        565,694      1,045,689
Accumulation units redeemed and
  transferred to other funding options .    (3,402,089)    (4,252,593)    (3,456,586)    (4,320,338)    (4,383,815)    (5,112,064)
Annuity units ..........................            --             --            (23)          (110)            --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................     9,095,801     12,168,767      9,239,382     12,382,421     14,479,957     18,298,078
                                           ===========    ===========    ===========    ===========    ===========    ===========

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005 -- (Continued)

                                                  Dreyfus VIF                  FTVIPT Franklin               FTVIPT Mutual
                                              Developing Leaders            Small/Mid Cap Growth           Shares Securities
                                                  Subaccount                Securities Subaccount              Subaccount
                                               (Initial Shares)                   (Class 2)                     (Class 2)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................    10,970,103     13,400,242     15,093,697     16,749,756     10,478,453      9,297,439
Accumulation units purchased and
  transferred from other funding options       541,266        664,609        661,676      2,273,581        354,770      4,620,246
Accumulation units redeemed and
  transferred to other funding options .    (3,042,431)    (3,094,748)    (4,150,032)    (3,929,640)   (10,833,223)    (3,439,232)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................     8,468,938     10,970,103     11,605,341     15,093,697             --     10,478,453
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                 FTVIPT Templeton             FTVIPT Templeton
                                          Developing Markets Securities      Foreign Securities                Janus Aspen
                                                    Subaccount                   Subaccount           Growth and Income Subaccount
                                                     (Class 2)                    (Class 2)                 (Service Shares)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................     9,549,081      9,271,821     41,572,018     39,291,041      6,540,302      7,828,396
Accumulation units purchased and
  transferred from other funding options     1,237,851      3,272,435      5,234,137     12,263,861        109,518        504,796
Accumulation units redeemed and
  transferred to other funding options .    (3,353,360)    (2,995,175)   (11,795,483)    (9,982,610)    (6,649,820)    (1,792,890)
Annuity units ..........................            --             --            (61)          (274)            --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................     7,433,572      9,549,081     35,010,611     41,572,018             --      6,540,302
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                   Janus Aspen                  Janus Aspen                Lazard Retirement
                                              International Growth        Mid Cap Growth Subaccount            Small Cap
                                           Subaccount (Service Shares)        (Service Shares)                 Subaccount
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................    18,507,743     24,222,215     19,531,196     25,095,382      1,724,097      1,281,568
Accumulation units purchased and
  transferred from other funding options       975,222      1,279,222        663,292      1,161,397        332,023        673,257
Accumulation units redeemed and
  transferred to other funding options .    (6,600,036)    (6,993,694)    (4,345,444)    (6,725,583)    (2,056,120)      (230,728)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................    12,882,929     18,507,743     15,849,044     19,531,196             --      1,724,097
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                      LMPIS                        LMPVPV                        LMPVPI
                                                Dividend Strategy             Small Cap Growth             All Cap Subaccount
                                                   Subaccount             Opportunities Subaccount              (Class I)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................     4,792,135      3,863,149      4,423,888      5,555,907     10,228,990     13,816,035
Accumulation units purchased and
  transferred from other funding options       474,030      1,599,832        233,975        689,152        130,912        891,562
Accumulation units redeemed and
  transferred to other funding options .    (1,302,662)      (670,846)    (1,140,394)    (1,820,979)    (2,878,015)    (4,478,607)
Annuity units ..........................            --             --            (39)          (192)            --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................     3,963,503      4,792,135      3,517,430      4,423,888      7,481,887     10,228,990
                                           ===========    ===========    ===========    ===========    ===========    ===========

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005 -- (Continued)

                                                  LMPVPI Global               LMPVPI Investors              LMPVPI Small Cap
                                           High Yield Bond Subaccount            Subaccount                 Growth Subaccount
                                                    (Class I)                     (Class I)                     (Class I)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................        58,028             --     27,363,691     32,630,592         26,298             --
Accumulation units purchased and
  transferred from other funding options       795,030         68,028        787,379      2,213,925      1,736,534         26,298
Accumulation units redeemed and
  transferred to other funding options .      (437,802)       (10,000)    (6,520,458)    (7,480,826)      (280,201)            --
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................       415,256         58,028     21,630,612     27,363,691      1,482,631         26,298
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                    LMPVPII                        LMPVPII                      LMPVPIII
                                                 Appreciation                 Fundamental Value          Adjustable Rate Income
                                                   Subaccount                    Subaccount                    Subaccount
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................    20,119,116     21,071,139     31,165,912     38,139,339      3,324,951      3,028,305
Accumulation units purchased and
  transferred from other funding options     1,410,825      3,433,987      1,919,295      2,645,102        202,965      1,630,086
Accumulation units redeemed and
  transferred to other funding options .    (5,158,855)    (4,386,010)    (8,702,022)    (9,618,529)      (745,885)    (1,333,440)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................    16,371,086     20,119,116     24,383,185     31,165,912      2,782,031      3,324,951
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                    LMPVPIII                       LMPVPIII                      LMPVPIII
                                                Aggressive Growth                High Income                 Large Cap Growth
                                                   Subaccount                     Subaccount                    Subaccount
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................    48,968,936     56,686,910     25,216,932     31,596,906     69,969,129     85,606,006
Accumulation units purchased and
  transferred from other funding options     3,033,097      5,782,452      1,504,955      1,600,366      6,178,370      6,176,055
Accumulation units redeemed and
  transferred to other funding options .   (13,304,052)   (13,500,426)    (6,679,701)    (7,980,340)   (18,402,783)   (21,812,932)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................    38,697,981     48,968,936     20,042,186     25,216,932     57,744,716     69,969,129
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                    LMPVPIII                      LMPVPIII            LMPVPIV Multiple Discipline
                                                  Mid Cap Core                  Money Market               Subaccount-All Cap
                                                   Subaccount                    Subaccount                 Growth and Value
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................    15,485,716     17,680,878     35,281,709     38,593,307     12,292,553     11,655,247
Accumulation units purchased and
  transferred from other funding options       469,416      1,559,278     22,505,362     23,164,610        470,484      3,142,377
Accumulation units redeemed and
  transferred to other funding options .    (3,815,857)    (3,754,153)   (27,883,263)   (26,476,208)    (4,551,397)    (2,505,071)
Annuity units ..........................           (62)          (287)            --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................    12,139,213     15,485,716     29,903,808     35,281,709      8,211,640     12,292,553
                                           ===========    ===========    ===========    ===========    ===========    ===========

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005 -- (Continued)

                                                                                                               Lord Abbett
                                           LMPVPIV Multiple Discipline   LMPVPIV Multiple Discipline       Growth and Income
                                            Subaccount-Global All Cap       Subaccount-Large Cap               Subaccount
                                                Growth and Value              Growth and Value                 (Class VC)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................     3,340,485      1,355,087      1,242,178      1,269,069     14,210,542     12,209,140
Accumulation units purchased and
  transferred from other funding options       132,807      3,133,795        119,009        793,337        748,708      5,266,494
Accumulation units redeemed and
  transferred to other funding options .      (956,533)    (1,148,397)      (469,246)      (820,228)    (4,404,789)    (3,265,092)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................     2,516,759      3,340,485        891,941      1,242,178     10,554,461     14,210,542
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                 Lord Abbett                 MIST Batterymarch               MIST BlackRock
                                                 Mid Cap Value                 Mid Cap Stock                   High Yield
                                                  Subaccount                     Subaccount                    Subaccount
                                                  (Class VC)                      (Class A)                     (Class A)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................    14,437,123     13,003,481             --             --             --             --
Accumulation units purchased and
  transferred from other funding options       831,745      4,782,436      5,319,394             --     12,970,773             --
Accumulation units redeemed and
  transferred to other funding options .    (4,934,831)    (3,348,794)      (816,786)            --     (2,945,205)            --
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................    10,334,037     14,437,123      4,502,608             --     10,025,568             --
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                 MIST BlackRock                  MIST Dreman                   MIST Harris
                                                 Large Cap Core                Small Cap Value            Oakmark International
                                                   Subaccount                     Subaccount                    Subaccount
                                                    (Class A)                      (Class A)                     (Class A)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................            --             --             --             --             --             --
Accumulation units purchased and
  transferred from other funding options     8,581,147             --      1,163,932             --     40,177,658             --
Accumulation units redeemed and
  transferred to other funding options .    (1,896,789)            --       (386,044)            --     (8,067,800)            --
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................     6,684,358             --        777,888             --     32,109,858             --
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                                                                             MIST Lord Abbett
                                               MIST Janus Capital              MIST Legg Mason              Growth and Income
                                             Appreciation Subaccount        Value Equity Subaccount             Subaccount
                                                    (Class A)                      (Class B)                     (Class B)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................            --             --      1,548,409             --        296,140             --
Accumulation units purchased and
  transferred from other funding options       659,219             --      6,462,110      1,549,188     28,764,796        296,268
Accumulation units redeemed and
  transferred to other funding options .      (141,326)            --     (2,936,339)          (779)    (5,389,057)          (128)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................       517,893             --      5,074,180      1,548,409     23,671,879        296,140
                                           ===========    ===========    ===========    ===========    ===========    ===========

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005 -- (Continued)

                                                MIST Lord Abbett                 MIST Met/AIM                  MIST Met/AIM
                                                  Mid Cap Value              Capital Appreciation            Small Cap Growth
                                                   Subaccount                     Subaccount                    Subaccount
                                                    (Class B)                      (Class A)                     (Class A)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................       332,516             --             --             --             --             --
Accumulation units purchased and
  transferred from other funding options     1,826,092        333,708     22,668,962             --        835,420             --
Accumulation units redeemed and
  transferred to other funding options .      (531,126)        (1,192)    (3,378,143)            --       (165,553)            --
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................     1,627,482        332,516     19,290,819             --        669,867             --
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                    MIST MFS(R)                                           MIST Neuberger Berman
                                             Research International             MIST MFS(R)                   Real Estate
                                                   Subaccount                Value Subaccount                Subaccount
                                                    (Class B)                    (Class A)                    (Class B)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................       278,780             --             --             --        156,579             --
Accumulation units purchased and
  transferred from other funding options     6,479,302        278,780     19,314,980             --      1,831,172        156,716
Accumulation units redeemed and
  transferred to other funding options .    (2,247,152)            --     (3,636,261)            --       (770,562)          (137)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................     4,510,930        278,780     15,678,719             --      1,217,189        156,579
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                   MIST PIMCO                   MIST PIMCO
                                            Inflation Protected Bond           Total Return                MIST Pioneer Fund
                                                   Subaccount                   Subaccount                    Subaccount
                                                    (Class B)                    (Class B)                     (Class A)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................       586,372             --      1,863,941             --             --             --
Accumulation units purchased and
  transferred from other funding options     2,647,239        596,855     11,313,609      1,988,125      2,332,425             --
Accumulation units redeemed and
  transferred to other funding options .      (962,277)       (10,483)    (3,339,128)      (124,184)      (436,410)            --
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................     2,271,334        586,372      9,838,422      1,863,941      1,896,015             --
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                    MIST Pioneer             MIST Third Avenue                    MIST
                                                    Mid Cap Value             Small Cap Value             Van Kampen Comstock
                                                     Subaccount                  Subaccount                    Subaccount
                                                      (Class A)                   (Class B)                     (Class B)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................            --             --             --             --         39,645             --
Accumulation units purchased and
  transferred from other funding options     2,404,323             --      1,286,439             --      1,141,711         39,645
Accumulation units redeemed and
  transferred to other funding options .      (744,375)            --        (71,550)            --       (203,208)            --
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................     1,659,948             --      1,214,889             --        978,148         39,645
                                           ===========    ===========    ===========    ===========    ===========    ===========

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005 -- (Continued)

                                                  MIST Van Kampen              MSF BlackRock                 MSF BlackRock
                                                  Mid Cap Growth             Aggressive Growth               Bond Income
                                                    Subaccount                  Subaccount                    Subaccount
                                                     (Class B)                   (Class D)                     (Class E)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................       346,803             --             --             --             --             --
Accumulation units purchased and
  transferred from other funding options     2,972,831        349,250     40,461,876             --     87,947,031             --
Accumulation units redeemed and
  transferred to other funding options .      (431,658)        (2,447)    (6,443,160)            --    (13,710,972)            --
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................     2,887,976        346,803     34,018,716             --     74,236,059             --
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                     MSF FI                        MSF FI                       MSF MFS(R)
                                              Large Cap Subaccount        Value Leaders Subaccount       Total Return Subaccount
                                                    (Class A)                     (Class D)                     (Class F)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................            --             --             --             --             --             --
Accumulation units purchased and
  transferred from other funding options    37,303,013             --      5,280,029             --        968,627             --
Accumulation units redeemed and
  transferred to other funding options .    (6,280,185)            --     (1,063,616)            --       (146,871)            --
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................    31,022,828             --      4,216,413             --        821,756             --
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                               MSF Salomon Brothers             MSF T. Rowe           MSF Western Asset Management
                                                 U.S. Government           Price Large Cap Growth           U.S. Government
                                                    Subaccount                   Subaccount                    Subaccount
                                                     (Class B)                    (Class B)                     (Class A)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................        72,653             --             --             --             --             --
Accumulation units purchased and
  transferred from other funding options       (62,568)        72,653     11,543,077             --     24,018,081             --
Accumulation units redeemed and
  transferred to other funding options .       (10,085)            --     (1,783,153)            --     (4,279,238)            --
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................            --         72,653      9,759,924             --     19,738,843             --
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                                                                               Putnam VT
                                                     PIMCO VIT                   PIMCO VIT                  Discovery Growth
                                              Real Return Subaccount       Total Return Subaccount             Subaccount
                                              (Administrative Class)       (Administrative Class)              (Class IB)
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................     4,122,527             --     76,820,206     72,829,485        282,747        326,815
Accumulation units purchased and
  transferred from other funding options       514,463      4,702,467      5,873,368     20,869,598          7,235          4,363
Accumulation units redeemed and
  transferred to other funding options .    (2,122,432)      (579,940)   (19,197,437)   (16,878,877)       (82,364)       (48,431)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................     2,514,558      4,122,527     63,496,137     76,820,206        207,618        282,747
                                           ===========    ===========    ===========    ===========    ===========    ===========

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005 -- (Continued)

                                                     Putnam VT                    Putnam VT
                                               International Equity           Small Cap Value                 Travelers AIM
                                                    Subaccount                   Subaccount               Capital Appreciation
                                                    (Class IB)                   (Class IB)                    Subaccount
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................     4,836,822      5,713,344      2,593,238      3,026,402     23,739,435     29,637,294
Accumulation units purchased and
  transferred from other funding options        84,134        221,347        143,621        510,763        104,857      1,213,571
Accumulation units redeemed and
  transferred to other funding options .    (1,409,304)    (1,097,869)      (701,853)      (943,927)   (23,844,292)    (7,111,430)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................     3,511,652      4,836,822      2,035,006      2,593,238             --     23,739,435
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                              Travelers Disciplined            Travelers Equity            Travelers Federated
                                            Mid Cap Stock Subaccount           Income Subaccount           High Yield Subaccount
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................     5,523,254      7,072,582      5,230,695      4,915,549     13,793,240     13,954,209
Accumulation units purchased and
  transferred from other funding options        19,993        142,474        167,814      2,170,371        561,523      3,784,970
Accumulation units redeemed and
  transferred to other funding options .    (5,543,247)    (1,691,802)    (5,398,509)    (1,855,225)   (14,354,763)    (3,945,939)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................            --      5,523,254             --      5,230,695             --     13,793,240
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                    Travelers                   Travelers                 Travelers Mercury
                                              Large Cap Subaccount       Managed Income Subaccount     Large Cap Core Subaccount
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................    39,084,323     44,679,040     88,084,708     97,198,737      7,816,029      9,745,892
Accumulation units purchased and
  transferred from other funding options       473,824      3,535,698      3,567,891     11,587,359        304,268        733,514
Accumulation units redeemed and
  transferred to other funding options .   (39,558,147)    (9,130,415)   (91,652,599)   (20,701,388)    (8,120,297)    (2,663,377)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................            --     39,084,323             --     88,084,708             --      7,816,029
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                                Travelers MFS(R)               Travelers MFS(R)            Travelers MFS(R)
                                           Mid Cap Growth Subaccount       Total Return Subaccount          Value Subaccount
                                           --------------------------    --------------------------    --------------------------
                                               2006           2005           2006           2005           2006           2005
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  beginning of year ....................    41,401,012     44,444,241         78,651             --     19,915,822     21,512,845
Accumulation units purchased and
  transferred from other funding options       395,207      6,308,012        284,005         78,684        344,198      3,678,175
Accumulation units redeemed and
  transferred to other funding options .   (41,796,219)    (9,351,241)      (362,656)           (33)   (20,260,020)    (5,275,198)
Annuity units ..........................            --             --             --             --             --             --
                                           -----------    -----------    -----------    -----------    -----------    -----------
Accumulation and annuity units
  end of year ..........................            --     41,401,012             --         78,651             --     19,915,822
                                           ===========    ===========    ===========    ===========    ===========    ===========

6. Schedules of Accumulation and Annuity Units for the years ended December 31, 2006 and 2005 -- (Concluded)

                                                     Travelers                    Travelers                     Travelers
                                               Mondrian International            Pioneer Fund              Pioneer Mid Cap Value
                                                  Stock Subaccount                 Subaccount                    Subaccount
                                              -------------------------    -------------------------     -------------------------
                                                  2006          2005           2006          2005            2006          2005
                                              -----------   -----------    -----------   -----------     -----------   -----------
Accumulation and annuity units
  beginning of year ........................   44,284,500    50,297,312      2,343,596     1,746,465         668,432            --
Accumulation units purchased and
  transferred from other funding options ...      172,023     4,833,614         56,630     1,029,789         543,541       820,146
Accumulation units redeemed and
  transferred to other funding options .....  (44,456,523)  (10,846,426)    (2,400,226)     (432,658)     (1,211,973)     (151,714)
Annuity units ..............................           --            --             --            --              --            --
                                              -----------   -----------    -----------   -----------     -----------   -----------
Accumulation and annuity units
  end of year ..............................           --    44,284,500             --     2,343,596              --       668,432
                                              ===========   ===========    ===========   ===========     ===========   ===========

                                                       Travelers         Travelers Style Focus Series: Travelers Style Focus Series:
                                                   Strategic Equity            Small Cap Growth               Small Cap Value
                                                      Subaccount                  Subaccount                    Subaccount
                                              -------------------------  ----------------------------- -----------------------------
                                                  2006          2005           2006          2005            2006          2005
                                              -----------   -----------  -------------   -------------   -----------   -----------
Accumulation and annuity units
  beginning of year ........................    2,606,977     2,874,135        568,356            --         189,715            --
Accumulation units purchased and
  transferred from other funding options ...       36,532       373,851        143,992       605,827         200,787       191,327
Accumulation units redeemed and
  transferred to other funding options .....   (2,643,509)     (641,009)      (712,348)      (37,471)       (390,502)       (1,612)
Annuity units ..............................           --            --             --            --              --            --
                                              -----------   -----------    -----------   -----------     -----------   -----------
Accumulation and annuity units
  end of year ..............................           --     2,606,977             --       568,356              --       189,715
                                              ===========   ===========    ===========   ===========     ===========   ===========

                                                                                Van Kampen LIT
                                                       Travelers               Strategic Growth                VIP Mid Cap
                                              U.S. Government Securities          Subaccount                    Subaccount
                                                      Subaccount                  (Class II)                 (Service Class 2)
                                              -------------------------    -------------------------     -------------------------
                                                  2006          2005           2006          2005            2006          2005
                                              -----------   -----------    -----------   -----------     -----------   -----------
Accumulation and annuity units
  beginning of year ........................   21,504,674    24,236,017      1,384,980     1,684,829       9,216,806     9,322,421
Accumulation units purchased and
  transferred from other funding options ...      569,252     2,388,791        145,259       339,734         553,992     2,539,990
Accumulation units redeemed and
  transferred to other funding options .....  (22,073,926)   (5,120,134)      (294,333)     (639,583)     (3,264,247)   (2,645,605)
Annuity units ..............................           --            --             --            --              --            --
                                              -----------   -----------    -----------   -----------     -----------   -----------
Accumulation and annuity units
  end of year ..............................           --    21,504,674      1,235,906     1,384,980       6,506,551     9,216,806
                                              ===========   ===========    ===========   ===========     ===========   ===========

                                                Wells Fargo VT Advantage
                                             Small/Mid Cap Value Subaccount
                                             ------------------------------
                                                  2006          2005
                                              -----------   -----------
Accumulation and annuity units
  beginning of year ........................    3,597,876     4,705,978
Accumulation units purchased and
  transferred from other funding options ...      147,972       112,761
Accumulation units redeemed and
  transferred to other funding options .....     (958,749)   (1,220,863)
Annuity units ..............................           --            --
                                              -----------   -----------
Accumulation and annuity units
  end of year ..............................    2,787,099     3,597,876
                                              ===========   ===========

                  NOTES TO FINANCIAL STATEMENTS -- (Concluded)


7. SUBSEQUENT EVENT

On December 7, 2007, the Company merged with and into MetLife Insurance Company of Connecticut ("MICC"). Upon consummation of the merger, the Company's separate corporate existence ceased by operation of law, and MICC assumed legal ownership of all the assets of the Company, including the Separate Account and its assets. As a result of the merger, MICC also has become responsible for all of the Company's liabilities and obligations, including those created under Contracts initially issued by the Company and outstanding on the date of the merger. Such Contracts have thereby become variable annuity contracts funded by a Separate Account of MICC, and each owner thereof has become a contractholder of MICC.







   The accompanying notes are an integral part of these financial statements.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of MetLife Insurance Company of Connecticut:

     We have audited the accompanying consolidated balance sheets of MetLife Insurance Company of Connecticut ("MetLife Connecticut") (formerly known as "The Travelers Insurance Company") and its subsidiaries (collectively the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedules listed in the Index to Consolidated Financial Statements and Schedules. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MetLife Insurance Company of Connecticut and its subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     As described in Notes 1 and 3 to the consolidated financials statements, on October 11, 2006, MetLife Connecticut entered into a Transfer Agreement with MetLife Investors Group, Inc. ("MLIG"), both subsidiaries of MetLife, Inc. ("MetLife"), pursuant to which MetLife Connecticut acquired all of the stock of MetLife Investors USA Insurance Company ("MLI-USA") from MLIG. As the transaction was between entities under common control, the transaction was recorded and accounted for in a manner similar to a pooling-of-interests from July 1, 2005 (the "Acquisition Date"); further, as MLI-USA has been controlled by MetLife for longer than MetLife Connecticut, all amounts reported for periods prior to the Acquisition Date are those of MLI-USA.


/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
New York, New York
March 30, 2007

(October 30, 2007 as to Note 20)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2006 AND 2005

                 (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)


                                                                   2006       2005
                                                                 --------   --------
ASSETS
Investments:
  Fixed maturity securities available-for-sale, at estimated fair value (amortized cost: $48,406 and $53,231,
     respectively).............................................  $ 47,846   $ 52,589
  Trading securities, at fair value (cost: $0 and $457,
     respectively).............................................        --        452
  Equity securities available-for-sale, at estimated fair value
     (cost: $777 and $424, respectively).......................       795        421
  Mortgage and consumer loans..................................     3,595      2,543
  Policy loans.................................................       918        916
  Real estate and real estate joint ventures held-for-
     investment................................................       173         91
  Real estate held-for-sale....................................         7          5
  Other limited partnership interests..........................     1,082      1,252
  Short-term investments.......................................       777      1,769
  Other invested assets........................................     1,241      1,057
                                                                 --------   --------
     Total investments.........................................    56,434     61,095
Cash and cash equivalents......................................       649        571
Accrued investment income......................................       597        602
Premiums and other receivables.................................     8,410      7,008
Deferred policy acquisition costs and value of business
  acquired.....................................................     5,111      4,914
Current income tax recoverable.................................        94         48
Deferred income tax assets.....................................     1,007      1,120
Goodwill.......................................................       953        924
Other assets...................................................       765        442
Separate account assets........................................    50,067     44,524
                                                                 --------   --------
     Total assets..............................................  $124,087   $121,248
                                                                 ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Future policy benefits.......................................  $ 19,654   $ 18,344
  Policyholder account balances................................    35,099     37,840
  Other policyholder funds.....................................     1,513      1,293
  Long-term debt -- affiliated.................................       435        435
  Payables for collateral under securities loaned and other
     transactions..............................................     9,155      9,737
  Other liabilities............................................       749      1,642
  Separate account liabilities.................................    50,067     44,524
                                                                 --------   --------
     Total liabilities.........................................   116,672    113,815
                                                                 --------   --------
CONTINGENCIES, COMMITMENTS AND GUARANTEES (NOTE 12)
Stockholders' Equity:
  Common stock, par value $2.50 per share; 40,000,000 shares authorized; 34,595,317 shares issued and outstanding at
     December 31, 2006 and 2005................................        86         86
  Additional paid-in capital...................................     7,123      7,180
  Retained earnings............................................       520        581
  Accumulated other comprehensive income (loss)................      (314)      (414)
                                                                 --------   --------
     Total stockholders' equity................................     7,415      7,433
                                                                 --------   --------
     Total liabilities and stockholders' equity................  $124,087   $121,248
                                                                 ========   ========




          See accompanying notes to consolidated financial statements.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                  (IN MILLIONS)


                                                              2006     2005    2004
                                                             ------   ------   ----
REVENUES
Premiums...................................................  $  308   $  281   $  9
Universal life and investment-type product policy fees.....   1,268      862    159
Net investment income......................................   2,839    1,438    207
Other revenues.............................................     212      132     26
Net investment gains (losses)..............................    (521)    (198)    (9)
                                                             ------   ------   ----
  Total revenues...........................................   4,106    2,515    392
                                                             ------   ------   ----
EXPENSES
Policyholder benefits and claims...........................     792      570     18
Interest credited to policyholder account balances.........   1,316      720    153
Other expenses.............................................   1,173      678    179
                                                             ------   ------   ----
  Total expenses...........................................   3,281    1,968    350
                                                             ------   ------   ----
Income before provision for income tax.....................     825      547     42
Provision for income tax...................................     228      156     17
                                                             ------   ------   ----
Income before cumulative effect of a change in accounting,
  net of income tax........................................     597      391     25
Cumulative effect of a change in accounting, net of income
  tax......................................................      --       --      2
                                                             ------   ------   ----
Net income.................................................  $  597   $  391   $ 27
                                                             ======   ======   ====




          See accompanying notes to consolidated financial statements.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                  (IN MILLIONS)


                                                                               ACCUMULATED OTHER
                                                                          COMPREHENSIVE INCOME (LOSS)
                                                                          ---------------------------
                                                                                NET         FOREIGN
                                                    ADDITIONAL              UNREALIZED      CURRENCY
                                            COMMON    PAID-IN   RETAINED    INVESTMENT    TRANSLATION
                                             STOCK    CAPITAL   EARNINGS  GAINS (LOSSES)   ADJUSTMENT   TOTAL
                                            ------  ----------  --------  --------------  -----------  ------
BALANCE AT JANUARY 1, 2004 (NOTE 3).......    $11     $  171      $ 163        $  32          $--      $  377
Capital contribution from MetLife
  Investors Group, Inc. ..................               300                                              300
Comprehensive income (loss):
  Net income..............................                           27                                    27
  Other comprehensive income (loss):
     Unrealized gains (losses) on
       derivative instruments,  net of
       income tax.........................                                        (2)                      (2)
                                                                                                       ------
     Other comprehensive income (loss)....                                                                 (2)
                                                                                                       ------
  Comprehensive income (loss).............                                                                 25
                                              ---     ------      -----        -----          ---      ------
BALANCE AT DECEMBER 31, 2004..............     11        471        190           30           --         702
MetLife Insurance Company of Connecticut's
  common stock purchased by MetLife, Inc.
  (Notes 2 and 3).........................     75      6,709                                            6,784
Comprehensive income (loss):
  Net income..............................                          391                                   391
  Other comprehensive income (loss):
     Unrealized gains (losses) on
       derivative instruments,  net of
       income tax.........................                                        (1)                      (1)
     Unrealized investment gains (losses),
       net of related offsets and income
       tax................................                                      (445)                    (445)
     Foreign currency translation
       adjustments........................                                                      2           2
                                                                                                       ------
     Other comprehensive income (loss)....                                                               (444)
                                                                                                       ------
  Comprehensive income (loss).............                                                                (53)
                                              ---     ------      -----        -----          ---      ------
BALANCE AT DECEMBER 31, 2005..............     86      7,180        581         (416)           2       7,433
Revisions of purchase price pushed down to
  MetLife Insurance Company of
  Connecticut's net assets acquired (Note
  2)......................................                40                                               40
Dividend paid to MetLife, Inc. ...........              (259)      (658)                                 (917)
Capital contribution of intangible assets
  from MetLife,  Inc., net of income tax
  (Notes 8 and 14)........................               162                                              162
Comprehensive income (loss):
  Net income..............................                          597                                   597
  Other comprehensive income (loss):
     Unrealized gains (losses) on
       derivative instruments,  net of
       income tax.........................                                        (5)                      (5)
     Unrealized investment gains (losses),
       net of related offsets and income
       tax................................                                       107                      107
     Foreign currency translation
       adjustments, net of  income tax....                                                     (2)         (2)
                                                                                                       ------
     Other comprehensive income (loss)....                                                                100
                                                                                                       ------
  Comprehensive income (loss).............                                                                697
                                              ---     ------      -----        -----          ---      ------
BALANCE AT DECEMBER 31, 2006..............    $86     $7,123      $ 520        $(314)         $--      $7,415
                                              ===     ======      =====        =====          ===      ======




          See accompanying notes to consolidated financial statements.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                  (IN MILLIONS)


                                                                   2006       2005       2004
                                                                 --------   --------   -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income....................................................   $    597   $    391   $    27
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation and amortization expenses...................          6          4        --
     Amortization of premiums and accretion of discounts
       associated with investments, net.......................         74        112        21
     (Gains) losses from sales of investments and businesses,
       net....................................................        521        198         9
     Equity earnings of real estate joint ventures and other
       limited partnership interests..........................        (83)       (19)       --
     Interest credited to policyholder account balances.......      1,316        720       153
     Universal life and investment-type product policy fees...     (1,268)      (862)     (159)
     Change in accrued investment income......................          2        (68)       --
     Change in premiums and other receivables.................       (509)      (415)   (1,108)
     Change in deferred policy acquisition costs, net.........       (234)      (211)     (165)
     Change in insurance-related liabilities..................        234        812        17
     Change in trading securities.............................        (43)       103        --
     Change in income tax payable.............................        156        298        --
     Change in income tax recoverable.........................         --         --       (29)
     Change in other assets...................................        586        574       140
     Change in other liabilities..............................       (351)      (876)     (106)
     Other, net...............................................         --          2        --
                                                                 --------   --------   -------
Net cash provided by (used in) operating activities...........      1,004        763    (1,200)
                                                                 --------   --------   -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Sales, maturities and repayments of:
     Fixed maturity securities................................     27,706     24,008     1,521
     Equity securities........................................        218        221         2
     Mortgage and consumer loans..............................      1,034        748        72
     Real estate and real estate joint ventures...............        126         65        --
     Other limited partnership interests......................        762        173        --
  Purchases of:
     Fixed maturity securities................................    (23,840)   (32,850)   (1,482)
     Equity securities........................................       (109)        --        --
     Mortgage and consumer loans..............................     (2,092)      (500)      (42)
     Real estate and real estate joint ventures...............        (56)       (13)       --
     Other limited partnership interests......................       (343)      (330)       --
  Net change in policy loans..................................         (2)         3        --
  Net change in short-term investments........................        991        599         7
  Net change in other invested assets.........................       (316)       233         1
  Other, net..................................................          1          3        --
                                                                 --------   --------   -------
Net cash provided by (used in) investing activities...........      4,080     (7,640)       79
                                                                 --------   --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Policyholder account balances:
     Deposits.................................................      8,185     11,230     4,541
     Withdrawals..............................................    (11,637)   (12,369)   (3,898)
  Net change in payables for collateral under securities
     loaned and other transactions............................       (582)     7,675       122
  Long-term debt issued.......................................         --        400        --
  Dividends on common stock...................................       (917)        --        --
  Capital contribution from MetLife Investors Group, Inc. ....         --         --       300
  Contribution of MetLife Insurance Company of Connecticut
     from MetLife, Inc., net of cash received  of $0, $443 and
     $0, respectively.........................................         --        443        --
  Other, net..................................................        (55)       (75)       --
                                                                 --------   --------   -------
Net cash (used in) provided by financing activities...........     (5,006)     7,304     1,065
                                                                 --------   --------   -------
Change in cash and cash equivalents...........................         78        427       (56)
Cash and cash equivalents, beginning of year..................        571        144       200
                                                                 --------   --------   -------
CASH AND CASH EQUIVALENTS, END OF YEAR........................   $    649   $    571   $   144
                                                                 ========   ========   =======

Supplemental disclosures of cash flow information:
  Net cash paid during the year for:
     Interest.................................................   $     31   $     18   $     2
                                                                 ========   ========   =======
     Income tax...............................................   $     81   $     87   $    (2)
                                                                 ========   ========   =======
  Non-cash transactions during the year:
     Net assets of MetLife Insurance Company of Connecticut
       acquired by MetLife, Inc. and contributed to MLI-USA
       net of cash received of $443 million...................   $     --   $  6,341   $    --
                                                                 ========   ========   =======
     Contribution of other intangible assets, net of deferred
       income tax.............................................   $    162   $     --   $    --
                                                                 ========   ========   =======
     Contribution of goodwill from MetLife, Inc. .............   $     29   $     --   $    --
                                                                 ========   ========   =======




--------
See Note 2 for further discussion of the net assets of MetLife Insurance Company of Connecticut acquired by MetLife, Inc. and contributed to MLI-USA.
See Note 19 for non-cash reinsurance transactions.

          See accompanying notes to consolidated financial statements.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

  BUSINESS

     "MICC" or the "Company" refers to MetLife Insurance Company of Connecticut (formerly, The Travelers Insurance Company), a Connecticut corporation incorporated in 1863 ("MetLife Connecticut"), and its subsidiaries, including MetLife Life and Annuity Company of Connecticut ("MLAC", formerly The Travelers Life and Annuity Company) and MetLife Investors USA Insurance Company ("MLI-USA"). The Company is a subsidiary of MetLife, Inc. ("MetLife"). The Company offers individual annuities, individual life insurance, and institutional protection and asset accumulation products.

     On July 1, 2005 (the "Acquisition Date"), MetLife Connecticut became a wholly-owned subsidiary of MetLife. MetLife Connecticut, together with substantially all of Citigroup Inc.'s ("Citigroup") international insurance businesses, excluding Primerica Life Insurance Company and its subsidiaries ("Primerica") (collectively, "Travelers"), were acquired by MetLife from Citigroup (the "Acquisition") for $12.1 billion. See Note 2 for further information on the Acquisition.

     On October 11, 2006, MetLife transferred MLI-USA to MetLife Connecticut. See Note 3.

     On February 14, 2006, a Certificate of Amendment was filed with the State of Connecticut Office of the Secretary of the State changing the name of The Travelers Insurance Company to MetLife Insurance Company of Connecticut, effective May 1, 2006.

     Since the Company is a member of a controlled group of affiliated companies, its results may not be indicative of those of a stand-alone entity.

  BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of
(i) MLI-USA and effective July 1, 2005, MetLife Connecticut and its subsidiaries (See Notes 2 and 3); (ii) partnerships and joint ventures in which the Company has control; and (iii) variable interest entities ("VIEs") for which the Company is deemed to be the primary beneficiary. Intercompany accounts and transactions have been eliminated.

     The Company uses the equity method of accounting for investments in equity securities in which it has more than a 20% interest and for real estate joint ventures and other limited partnership interests in which it has more than a minor equity interest or more than a minor influence over the joint ventures and partnership's operations, but does not have a controlling interest and is not the primary beneficiary. The Company uses the cost method of accounting for real estate joint ventures and other limited partnership interests in which it has a minor equity investment and virtually no influence over the joint ventures and partnership's operations.

     Minority interest related to consolidated entities included in other liabilities was $43 million and $180 million at December 31, 2006 and 2005, respectively. At December 31, 2005, the Company was the majority owner of Tribeca Citigroup Investments Ltd. ("Tribeca") and consolidated the fund within its consolidated financial statements. During the second quarter of 2006, the Company's ownership interests in Tribeca declined to a position whereby Tribeca is no longer consolidated. See Note 4 for further information.

     Certain amounts in the prior year periods' consolidated financial statements have been reclassified to conform with the 2006 presentation.

  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND CRITICAL ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to adopt accounting policies and make estimates and

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


assumptions that affect amounts reported in the consolidated financial statements. The most critical estimates include those used in determining:

(i) the fair value of investments in the absence of quoted market values;
(ii)     investment impairments;
(iii)    the recognition of income on certain investments;
(iv) the application of the consolidation rules to certain investments;
(v)      the fair value of and accounting for derivatives;
(vi) the capitalization and amortization of deferred policy acquisition costs ("DAC") and the establishment and amortization of value of business acquired ("VOBA");
(vii)    the measurement of goodwill and related impairment, if any;
(viii)   the liability for future policyholder benefits;
(ix) accounting for income taxes and the valuation of deferred income tax assets;
(x)      accounting for reinsurance transactions; and
(xi)     the liability for litigation and regulatory matters.


     A description of such critical estimates is incorporated within the discussion of the related accounting policies which follow. The application of purchase accounting requires the use of estimation techniques in determining the fair value of the assets acquired and liabilities assumed -- the most significant of which relate to the aforementioned critical estimates. In applying these policies, management makes subjective and complex judgments that frequently require estimates about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to the Company's businesses and operations. Actual results could differ from these estimates.

  Investments

     The Company's principal investments are in fixed maturity and equity securities, mortgage and consumer loans, policy loans, real estate, real estate joint ventures and other limited partnerships, short-term investments and other invested assets. The accounting policies related to each are as follows:

          Fixed Maturity and Equity Securities. The Company's fixed maturity and equity securities are classified as available-for-sale, except for trading securities, and are reported at their estimated fair value. Unrealized investment gains and losses on these securities are recorded as a separate component of other comprehensive income or loss, net of policyholder related amounts and deferred income taxes. All security transactions are recorded on a trade date basis. Investment gains and losses on sales of securities are determined on a specific identification basis.

          Interest income on fixed maturity securities is recorded when earned using an effective yield method giving effect to amortization of premiums and accretion of discounts. Dividends on equity securities are recorded when declared. These dividends and interest income are recorded as part of net investment income.

          Included within fixed maturity securities are loan-backed securities including mortgage-backed and asset-backed securities. Amortization of the premium or discount from the purchase of these securities considers the estimated timing and amount of prepayments of the underlying loans. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between the prepayments originally anticipated and the actual prepayments received and currently anticipated. Prepayment assumptions for single class and multi-class mortgage-backed and asset-backed securities are obtained from broker-dealer survey values or internal estimates. For credit-sensitive mortgage-backed and asset-backed securities and certain prepayment-sensitive securities, the effective yield is recalculated on a prospective basis.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     For all other mortgage-backed and asset-backed securities, the effective yield is recalculated on a retrospective basis.

          The cost of fixed maturity and equity securities is adjusted for impairments in value deemed to be other-than-temporary in the period in which the determination is made. These impairments are included within net investment gains (losses) and the cost basis of the fixed maturity and equity securities is reduced accordingly. The Company does not change the revised cost basis for subsequent recoveries in value.

          The assessment of whether impairments have occurred is based on management's case-by-case evaluation of the underlying reasons for the decline in fair value. The Company's review of its fixed maturity and equity securities for impairments includes an analysis of the total gross unrealized losses by three categories of securities: (i) securities where the estimated fair value had declined and remained below cost or amortized cost by less than 20%; (ii) securities where the estimated fair value had declined and remained below cost or amortized cost by 20% or more for less than six months; and (iii) securities where the estimated fair value had declined and remained below cost or amortized cost by 20% or more for six months or greater.

          Additionally, management considers a wide range of factors about the security issuer and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Inherent in management's evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Considerations used by the Company in the impairment evaluation process include, but are not limited to: (i) the length of time and the extent to which the market value has been below cost or amortized cost; (ii) the potential for impairments of securities when the issuer is experiencing significant financial difficulties; (iii) the potential for impairments in an entire industry sector or sub-sector; (iv) the potential for impairments in certain economically depressed geographic locations; (v) the potential for impairments of securities where the issuer, series of issuers or industry has suffered a catastrophic type of loss or has exhausted natural resources; (vi) the Company's ability and intent to hold the security for a period of time sufficient to allow for the recovery of its value to an amount equal to or greater than cost or amortized cost (See also Note 4);
     (vii) unfavorable changes in forecasted cash flows on asset-backed securities; and (viii) other subjective factors, including concentrations and information obtained from regulators and rating agencies.

          Trading Securities. The Company's trading securities portfolio, principally consisting of fixed maturity and equity securities, supports investment strategies that involve the active and frequent purchase and sale of securities and the execution of short sale agreements and supports asset and liability matching strategies for certain insurance products. Trading securities and short sale agreement liabilities are recorded at fair value with subsequent changes in fair value recognized in net investment income. Related dividends and investment income are also included in net investment income. Beginning in the second quarter of 2006, the Company no longer holds a trading securities portfolio. (See also Note
     4)

          Securities Lending. Securities loaned transactions are treated as financing arrangements and are recorded at the amount of cash received. The Company obtains collateral in an amount equal to 102% of the fair value of the securities loaned. The Company monitors the market value of the securities loaned on a daily basis with additional collateral obtained as necessary. Substantially all of the Company's securities loaned transactions are with large brokerage firms. Income and expenses associated with securities loaned transactions are reported as investment income and investment expense, respectively, within net investment income.

          Mortgage and Consumer Loans. Mortgage and consumer loans are stated at unpaid principal balance, adjusted for any unamortized premium or discount, deferred fees or expenses, net of valuation allowances. Interest income is accrued on the principal amount of the loan based on the loan's contractual interest rate. Amortization of premiums and discounts is recorded using the effective yield method. Interest income,

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     amortization of premiums and discounts, and prepayment fees are reported in net investment income. Loans are considered to be impaired when it is probable that, based upon current information and events, the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. Valuation allowances are established for the excess carrying value of the loan over the present value of expected future cash flows discounted at the loan's original effective interest rate, the value of the loan's collateral if the loan is in the process of foreclosure or otherwise collateral dependent, or the loan's market value if the loan is being sold. The Company also establishes allowances for loan losses when a loss contingency exists for pools of loans with similar characteristics, such as mortgage loans based on similar property types or loan to value risk factors. A loss contingency exists when the likelihood that a future event will occur is probable based on past events. Interest income earned on impaired loans is accrued on the principal amount of the loan based on the loan's contractual interest rate. However, interest ceases to be accrued for loans on which interest is generally more than 60 days past due and/or where the collection of interest is not considered probable. Cash receipts on such impaired loans are recorded as a reduction of the recorded investment. Gains and losses from the sale of loans and changes in valuation allowances are reported in net investment gains (losses).

          Policy Loans. Policy loans are stated at unpaid principal balances. Interest income on such loans is recorded as earned using the contractually agreed upon interest rate. Generally, interest is capitalized on the policy's anniversary date.

          Real Estate. Real estate held-for-investment, including related improvements, is stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life of the asset (typically 20 to 55 years). Rental income is recognized on a straight-line basis over the term of the respective leases. The Company classifies a property as held-for-sale if it commits to a plan to sell a property within one year and actively markets the property in its current condition for a price that is reasonable in comparison to its fair value. The Company classifies the results of operations and the gain or loss on sale of a property that either has been disposed of or classified as held-for-sale as discontinued operations, if the ongoing operations of the property will be eliminated from the ongoing operations of the Company and if the Company will not have any significant continuing involvement in the operations of the property after the sale. Real estate held-for-sale is stated at the lower of depreciated cost or fair value less expected disposition costs. Real estate is not depreciated while it is classified as held-for-sale. The Company periodically reviews its properties held-for-investment for impairment and tests properties for recoverability whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable and the carrying value of the property exceeds its fair value. Properties whose carrying values are greater than their undiscounted cash flows are written down to their fair value, with the impairment loss included in net investment gains (losses). Impairment losses are based upon the estimated fair value of real estate, which is generally computed using the present value of expected future cash flows from the real estate discounted at a rate commensurate with the underlying risks. Real estate acquired upon foreclosure of commercial and agricultural mortgage loans is recorded at the lower of estimated fair value or the carrying value of the mortgage loan at the date of foreclosure.

          Real Estate Joint Ventures and Other Limited Partnership
     Interests. The Company uses the equity method of accounting for investments in real estate joint ventures and other limited partnership interests in which it has more than a minor equity interest or more than a minor influence over the joint ventures and partnership's operations, but does not have a controlling interest and is not the primary beneficiary. The Company uses the cost method of accounting for real estate joint ventures and other limited partnership interests in which it has a minor equity investment and virtually no influence over the joint ventures and the partnership's operations. In addition to the investees performing regular evaluations for the impairment of underlying investments, the Company routinely evaluates its investments in real estate joint ventures and limited partnerships for impairments. For its cost method investments, it follows an impairment analysis which

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     is similar to the process followed for its fixed maturity and equity securities as described previously. For equity method investees, the Company considers financial and other information provided by the investee, other known information and inherent risks in the underlying investments, as well as future capital commitments, in determining whether an impairment has occurred. When an other-than-temporary impairment is deemed to have occurred, the Company records a realized capital loss within net investment gains (losses) to record the investment at its fair value.

          Short-term Investments. Short-term investments include investments with remaining maturities of one year or less, but greater than three months, at the time of acquisition and are stated at amortized cost, which approximates fair value.

          Other Invested Assets. Other invested assets consist primarily of stand-alone derivatives with positive fair values.

          Estimates and Uncertainties. The Company's investments are exposed to three primary sources of risk: credit, interest rate and market valuation. The financial statement risks, stemming from such investment risks, are those associated with the recognition of impairments, the recognition of income on certain investments and the determination of fair values.

          The determination of the amount of allowances and impairments, as applicable, are described above by investment type. The determination of such allowances and impairments is highly subjective and is based upon the Company's periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. Management updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised.

          The recognition of income on certain investments (e.g. loan-backed securities including mortgage-backed and asset-backed securities, certain investment transactions, trading securities, etc.) is dependent upon market conditions, which could result in prepayments and changes in amounts to be earned.

          The fair values of publicly held fixed maturity securities and publicly held equity securities are based on quoted market prices or estimates from independent pricing services. However, in cases where quoted market prices are not available, such as for private fixed maturity securities, fair values are estimated using present value or valuation techniques. The determination of fair values is based on: (i) valuation methodologies; (ii) securities the Company deems to be comparable; and
     (iii) assumptions deemed appropriate given the circumstances. The fair value estimates are made at a specific point in time, based on available market information and judgments about financial instruments, including estimates of the timing and amounts of expected future cash flows and the credit standing of the issuer or counterparty. Factors considered in estimating fair value include: coupon rate, maturity, estimated duration, call provisions, sinking fund requirements, credit rating, industry sector of the issuer, and quoted market prices of comparable securities. The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts.

          Additionally, when the Company enters into certain real estate joint ventures and other limited partnerships for which the Company may be deemed to be the primary beneficiary under Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46(r), Consolidation of Variable Interest Entities -- An Interpretation of ARB No. 51, it may be required to consolidate such investments. The accounting rules for the determination of the primary beneficiary are complex and require evaluation of the contractual rights and obligations associated with each party involved in the entity, an estimate of the entity's expected losses and expected residual returns and the allocation of such estimates to each party.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

          The use of different methodologies and assumptions as to the timing and amount of impairments, recognition of income and the determination of the fair value of investments may have a material effect on the amounts presented within the consolidated financial statements.

  Derivative Financial Instruments

     Derivatives are financial instruments whose values are derived from interest rates, foreign currency exchange rates, or other financial indices. Derivatives may be exchange-traded or contracted in the over-the-counter market. The Company uses a variety of derivatives, including swaps, forwards, futures and option contracts, to manage the risk associated with variability in cash flows or changes in fair values related to the Company's financial instruments. The Company also uses derivative instruments to hedge its currency exposure associated with net investments in certain foreign operations. To a lesser extent, the Company uses credit derivatives to synthetically replicate investment risks and returns which are not readily available in the cash market. The Company also purchases certain securities, issues certain insurance policies and investment contracts and engages in certain reinsurance contracts that have embedded derivatives.

     Freestanding derivatives are carried on the Company's consolidated balance sheet either as assets within other invested assets or as liabilities within other liabilities at fair value as determined by quoted market prices or through the use of pricing models. The determination of fair value, when quoted market values are not available, is based on valuation methodologies and assumptions deemed appropriate under the circumstances. Derivative valuations can be affected by changes in interest rates, foreign currency exchange rates, financial indices, credit spreads, market volatility, and liquidity. Values can also be affected by changes in estimates and assumptions used in pricing models. Such assumptions include estimates of volatility, interest rates, foreign currency exchange rates, other financial indices and credit ratings. Essential to the analysis of the fair value is a risk of counterparty default. The use of different assumptions may have a material effect on the estimated derivative fair value amounts as well as the amount of reported net income.

     If a derivative is not designated as an accounting hedge or its use in managing risk does not qualify for hedge accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") as amended, changes in the fair value of the derivative are reported in net investment gains (losses). The fluctuations in fair value of derivatives which have not been designated for hedge accounting can result in significant volatility in net income.

     To qualify for hedge accounting, at the inception of the hedging relationship, the Company formally documents its risk management objective and strategy for undertaking the hedging transaction, as well as its designation of the hedge as either (i) a hedge of the fair value of a recognized asset or liability or an unrecognized firm commitment ("fair value hedge"); (ii) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow hedge"); or (iii) a hedge of a net investment in a foreign operation. In this documentation, the Company sets forth how the hedging instrument is expected to hedge the designated risks related to the hedged item and sets forth the method that will be used to retrospectively and prospectively assess the hedging instrument's effectiveness and the method which will be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and periodically throughout the life of the designated hedging relationship. Assessments and measurement of hedge effectiveness are also subject to interpretation and estimation, and different interpretations or estimates may have a material effect on the amount reported in net income.

     The accounting for derivatives is complex and interpretations of the primary accounting standards continue to evolve in practice. Judgment is applied in determining the availability and application of hedge accounting designations and the appropriate accounting treatment under these accounting standards. If it was determined that hedge accounting designations were not appropriately applied, reported net income could be materially affected.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Differences in judgment as to the availability and application of hedge accounting designations and the appropriate accounting treatment may result in a differing impact on the consolidated financial statements of the Company from that previously reported.

     Under a fair value hedge, changes in the fair value of the hedging derivative, including amounts measured as ineffectiveness, and changes in the fair value of the hedged item related to the designated risk being hedged, are reported within net investment gains (losses). The fair values of the hedging derivatives are exclusive of any accruals that are separately reported in the consolidated statement of income within interest income or interest expense to match the location of the hedged item.

     Under a cash flow hedge, changes in the fair value of the hedging derivative measured as effective are reported within other comprehensive income
(loss), a separate component of stockholders' equity, and the deferred gains or losses on the derivative are reclassified into the consolidated statement of income when the Company's earnings are affected by the variability in cash flows of the hedged item. Changes in the fair value of the hedging instrument measured as ineffectiveness are reported within net investment gains (losses). The fair values of the hedging derivatives are exclusive of any accruals that are separately reported in the consolidated statement of income within interest income or interest expense to match the location of the hedged item.

     In a hedge of a net investment in a foreign operation, changes in the fair value of the hedging derivative that are measured as effective are reported within other comprehensive income (loss) consistent with the translation adjustment for the hedged net investment in the foreign operation. Changes in the fair value of the hedging instrument measured as ineffectiveness are reported within net investment gains (losses).

     The Company discontinues hedge accounting prospectively when: (i) it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; (ii) the derivative expires, is sold, terminated, or exercised; (iii) it is no longer probable that the hedged forecasted transaction will occur; (iv) a hedged firm commitment no longer meets the definition of a firm commitment; or (v) the derivative is de-designated as a hedging instrument.

     When hedge accounting is discontinued because it is determined that the derivative is not highly effective in offsetting changes in the fair value or cash flows of a hedged item, the derivative continues to be carried on the consolidated balance sheet at its fair value, with changes in fair value recognized currently in net investment gains (losses). The carrying value of the hedged recognized asset or liability under a fair value hedge is no longer adjusted for changes in its fair value due to the hedged risk, and the cumulative adjustment to its carrying value is amortized into income over the remaining life of the hedged item. Provided the hedged forecasted transaction is still probable of occurrence, the changes in fair value of derivatives recorded in other comprehensive income (loss) related to discontinued cash flow hedges are released into the consolidated statement of income when the Company's earnings are affected by the variability in cash flows of the hedged item.

     When hedge accounting is discontinued because it is no longer probable that the forecasted transactions will occur by the end of the specified time period or the hedged item no longer meets the definition of a firm commitment, the derivative continues to be carried on the consolidated balance sheet at its fair value, with changes in fair value recognized currently in net investment gains (losses). Any asset or liability associated with a recognized firm commitment is derecognized from the consolidated balance sheet, and recorded currently in net investment gains (losses). Deferred gains and losses of a derivative recorded in other comprehensive income (loss) pursuant to the cash flow hedge of a forecasted transaction are recognized immediately in net investment gains (losses).

     In all other situations in which hedge accounting is discontinued, the derivative is carried at its fair value on the consolidated balance sheet, with changes in its fair value recognized in the current period as net investment gains (losses).

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company is also a party to financial instruments that contain terms which are deemed to be embedded derivatives. The Company assesses each identified embedded derivative to determine whether it is required to be bifurcated under SFAS 133. If the instrument would not be accounted for in its entirety at fair value and it is determined that the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract, and that a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative. Such embedded derivatives are carried on the consolidated balance sheet at fair value with the host contract and changes in their fair value are reported currently in net investment gains (losses). If the Company is unable to properly identify and measure an embedded derivative for separation from its host contract, the entire contract is carried on the balance sheet at fair value, with changes in fair value recognized in the current period in net investment gains (losses). Additionally, the Company may elect to carry an entire contract on the balance sheet at fair value, with changes in fair value recognized in the current period in net investment gains (losses) if that contract contains an embedded derivative that requires bifurcation. There is a risk that embedded derivatives requiring bifurcation may not be identified and reported at fair value in the consolidated financial statements and that their related changes in fair value could materially affect reported net income.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

  Property, Equipment, Leasehold Improvements and Computer Software

     Property, equipment and leasehold improvements, which are included in other assets, are stated at cost, less accumulated depreciation and amortization. Depreciation is determined using either the straight-line or sum-of-the-years-digits method over the estimated useful lives of the assets, as appropriate. Estimated lives generally range from five to ten years for leasehold improvements and three to seven years for all other property and equipment.

     Computer software, which is included in other assets, is stated at cost, less accumulated amortization. Purchased software costs, as well as internal and external costs incurred to develop internal-use computer software during the application development stage, are capitalized. Such costs are amortized generally over a four-year period using the straight-line method. The cost basis of computer software was $52 million and $2 million at December 31, 2006 and 2005, respectively. Accumulated amortization was $3 million at December 31, 2006 and the computer software was fully amortized at December 31, 2005. Related amortization expense was $3 million and $1 million for the years ended December 31, 2006 and 2005, respectively. There was no amortization expense for the year ended December 31, 2004.

  Deferred Policy Acquisition Costs and Value of Business Acquired

     The Company incurs significant costs in connection with acquiring new and renewal insurance business. Costs that vary with and relate to the production of new business are deferred as DAC. Such costs consist principally of commissions and agency and policy issue expenses. VOBA is an intangible asset that reflects the estimated fair value of in-force contracts in a life insurance company acquisition and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the business in-force at the acquisition date. VOBA is based on actuarially determined projections, by each block of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns and other factors. Actual experience on the purchased business may vary from these projections. The recovery of DAC and VOBA is dependent upon the future profitability of the related business. DAC and VOBA are aggregated in the financial statements for reporting purposes.

     DAC related to internally replaced contracts are generally expensed at the date of replacement.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     DAC and VOBA on life insurance or investment-type contracts are amortized in proportion to gross premiums or gross profits, depending on the type of contract as described below.

     The Company amortizes DAC and VOBA related to non-participating traditional contracts (term insurance and non-participating whole life insurance) over the entire premium paying period in proportion to the present value of actual historic and expected future gross premiums. The present value of expected premiums is based upon the premium requirement of each policy and assumptions for mortality, morbidity, persistency, and investment returns at policy issuance, or policy acquisition as it relates to VOBA, that include provisions for adverse deviation and are consistent with the assumptions used to calculate future policyholder benefit liabilities. These assumptions are not revised after policy issuance or acquisition unless the DAC or VOBA balance is deemed to be unrecoverable from future expected profits. Absent a premium deficiency, variability in amortization after policy issuance or acquisition is caused only by variability in premium volumes.

     The Company amortizes DAC and VOBA related to fixed and variable universal life contracts and fixed and variable deferred annuity contracts over the estimated lives of the contracts in proportion to actual and expected future gross profits. The amortization includes interest based on rates in effect at inception or acquisition of the contracts. The amount of future gross profits is dependent principally upon returns in excess of the amounts credited to policyholders, mortality, persistency, interest crediting rates, expenses to administer the business, creditworthiness of reinsurance counterparties, the effect of any hedges used, and certain economic variables, such as inflation. Of these factors, the Company anticipates that investment returns, expenses, and persistency are reasonably likely to impact significantly the rate of DAC and VOBA amortization. Each reporting period, the Company updates the estimated gross profits with the actual gross profits for that period. When the actual gross profits change from previously estimated gross profits, the cumulative DAC and VOBA amortization is re-estimated and adjusted by a cumulative charge or credit to current operations. When actual gross profits exceed those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the actual gross profits are below the previously estimated gross profits. Each reporting period, the Company also updates the actual amount of business remaining in-force, which impacts expected future gross profits.

     Separate account rates of return on variable universal life contracts and variable deferred annuity contracts affect in-force account balances on such contracts each reporting period. Returns that are higher than the Company's long-term expectation produce higher account balances, which increases the Company's future fee expectations and decreases future benefit payment expectations on minimum death benefit guarantees, resulting in higher expected future gross profits. The opposite result occurs when returns are lower than the Company's long-term expectation. The Company's practice to determine the impact of gross profits resulting from returns on separate accounts assumes that long-term appreciation in equity markets is not changed by short-term market fluctuations, but is only changed when sustained interim deviations are expected. The Company monitors these changes and only changes the assumption when its long-term expectation changes.

     The Company also reviews periodically other long-term assumptions underlying the projections of estimated gross profits. These include investment returns, policyholder dividend scales, interest crediting rates, mortality, persistency, and expenses to administer business. Management annually updates assumptions used in the calculation of estimated gross profits which may have significantly changed. If the update of assumptions causes expected future gross profits to increase, DAC and VOBA amortization will decrease, resulting in a current period increase to earnings. The opposite result occurs when the assumption update causes expected future gross profits to decrease.

  Sales Inducements

     The Company has two different types of sales inducements which are included in other assets: (i) the policyholder receives a bonus whereby the policyholder's initial account balance is increased by an amount equal to

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


a specified percentage of the customer's deposit; and (ii) the policyholder receives a higher interest rate using a dollar cost averaging method than would have been received based on the normal general account interest rate credited. The Company defers sales inducements and amortizes them over the life of the policy using the same methodology and assumptions used to amortize DAC.

  Goodwill

     Goodwill is the excess of cost over the fair value of net assets acquired. Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or circumstances, such as adverse changes in the business climate, indicate that there may be justification for conducting an interim test. Impairment testing is performed using the fair value approach, which requires the use of estimates and judgment, at the "reporting unit" level. A reporting unit is the operating segment or a business one level below the operating segment, if discrete financial information is prepared and regularly reviewed by management at that level. For purposes of goodwill impairment testing, goodwill within Corporate & Other is allocated to reporting units within the Company's business segments. If the carrying value of a reporting unit's goodwill exceeds its fair value, the excess is recognized as an impairment and recorded as a charge against net income. The fair values of the reporting units are determined using a market multiple and a discounted cash flow model. The critical estimates necessary in determining fair value are projected earnings, comparative market multiples and the discount rate.

  Liability for Future Policy Benefits and Policyholder Account Balances

     The Company establishes liabilities for amounts payable under insurance policies, including traditional life insurance, traditional annuities and non-medical health insurance. Generally, amounts are payable over an extended period of time and related liabilities are calculated as the present value of future expected benefits to be paid reduced by the present value of future expected premiums. Such liabilities are established based on methods and underlying assumptions in accordance with GAAP and applicable actuarial standards. Principal assumptions used in the establishment of liabilities for future policy benefits are mortality, morbidity, policy lapse, renewal, retirement, investment returns, inflation, expenses and other contingent events as appropriate to the respective product type. Utilizing these assumptions, liabilities are established on a block of business basis.

     Future policy benefit liabilities for non-participating traditional life insurance policies are equal to the aggregate of the present value of future benefit payments and related expenses less the present value of future net premiums. Assumptions as to mortality and persistency are based upon the Company's experience when the basis of the liability is established. Interest rates for future policy benefit liabilities on non-participating traditional life insurance range from 4% to 7%.

     Future policy benefit liabilities for individual and group traditional fixed annuities after annuitization are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 3% to 9%.

     Future policy benefit liabilities for non-medical health insurance are calculated using the net level premium method and assumptions as to future morbidity, withdrawals and interest, which provide a margin for adverse deviation. The interest rate used in establishing such liabilities is 4%.

     Future policy benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest. The interest rate used in establishing such liabilities is 4%.

     Liabilities for unpaid claims and claim expenses for the Company's workers' compensation business are included in future policyholder benefits and are estimated based upon the Company's historical experience and other actuarial assumptions that consider the effects of current developments, anticipated trends and risk

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


management programs, reduced for anticipated subrogation. The effects of changes in such estimated liabilities are included in the results of operations in the period in which the changes occur.

     The Company establishes future policy benefit liabilities for minimum death and income benefit guarantees relating to certain annuity contracts and secondary guarantees relating to certain life policies as follows:

     - Annuity guaranteed death benefit ("GMDB") liabilities are determined by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used in estimating the GMDB liabilities are consistent with those used for amortizing DAC, and are thus subject to the same variability and risk. The assumptions of investment performance and volatility are consistent with the historical experience of the Standard & Poor's 500 Index ("S&P"). The benefits used in calculating the liabilities are based on the average benefits payable over a range of scenarios.

     - Guaranteed income benefit ("GMIB") liabilities are determined by estimating the expected value of the income benefits in excess of the projected account balance at any future date of annuitization and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used for estimating the GMIB liabilities are consistent with those used for estimating the GMDB liabilities. In addition, the calculation of guaranteed annuitization benefit liabilities incorporates an assumption for the percentage of the potential annuitizations that may be elected by the contractholder.

     - Liabilities for universal and variable life secondary guarantees are determined by estimating the expected value of death benefits payable when the account balance is projected to be zero and recognizing those benefits ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the additional liability balances, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used in estimating the secondary and paid up guarantee liabilities are consistent with those used for amortizing DAC, and are thus subject to the same variability and risk. The assumptions of investment performance and volatility for variable products are consistent with historical S&P experience. The benefits used in calculating the liabilities are based on the average benefits payable over a range of scenarios.

     The Company establishes policyholder account balances ("PAB") for guaranteed minimum benefit riders relating to certain variable annuity products as follows:

     - Guaranteed minimum withdrawal benefit riders ("GMWB") guarantee the contractholder a return of their purchase payment via partial withdrawals, even if the account value is reduced to zero, provided that the contractholder's cumulative withdrawals in a contract year do not exceed a certain limit. The initial guaranteed withdrawal amount is equal to the initial benefit base as defined in the contract (typically, the initial purchase payments plus applicable bonus amounts). The GMWB is an embedded derivative, which is measured at fair value separately from the host variable annuity product.

     - Guaranteed minimum accumulation benefit riders ("GMAB") provide the contractholder, after a specified period of time determined at the time of issuance of the variable annuity contract, with a minimum accumulation of their purchase payments even if the account value is reduced to zero. The initial guaranteed accumulation amount is equal to the initial benefit base as defined in the contract (typically, the initial

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


       purchase payments plus applicable bonus amounts). The GMAB is also an embedded derivative, which is measured at fair value separately from the host variable annuity product.

     - For both GMWB and GMAB, the initial benefit base is increased by additional purchase payments made within a certain time period and decreases by benefits paid and/or withdrawal amounts. After a specified period of time, the benefit base may also increase as a result of an optional reset as defined in the contract.

     - The fair values of the GMWB and GMAB riders are calculated based on actuarial and capital market assumptions related to the projected cash flows, including benefits and related contract charges, over the lives of the contracts, incorporating expectations concerning policyholder behavior. In measuring the fair value of GMWBs and GMABs, the Company attributes a portion of the fees collected from the policyholder equal to the present value of expected future guaranteed minimum withdrawal and accumulation benefits (at inception). The changes in fair value are reported in net investment gains (losses). Any additional fees represent "excess" fees and are reported in universal life and investment-type product policy fees. These riders may be more costly than expected in volatile or declining markets, causing an increase in liabilities for future policy benefits, negatively affecting net income.

     The Company issues both GMWBs and GMABs directly and assumes risk relating to GMWBs and GMABs issued by an affiliate through a financing agreement. Some of the risks associated with GMWBs and GMABs directly written and assumed were transferred to a different affiliate through another financing agreement and included in premiums and other receivables.

     The Company periodically reviews its estimates of actuarial liabilities for future policy benefits and compares them with its actual experience. Differences between actual experience and the assumptions used in pricing these policies, guarantees and riders and in the establishment of the related liabilities result in variances in profit and could result in losses. The effects of changes in such estimated liabilities are included in the results of operations in the period in which the changes occur.

     PABs relate to investment-type contracts and universal life-type policies. Investment-type contracts principally include traditional individual fixed annuities in the accumulation phase and non-variable group annuity contracts. PABs are equal to: (i) policy account values, which consist of an accumulation of gross premium payments; (ii) credited interest, ranging from 0.5% to 12%, less expenses, mortality charges, and withdrawals; and (iii) fair value purchase accounting adjustments relating to the Acquisition.

  Other Policyholder Funds

     Other policyholder funds include policy and contract claims and unearned revenue liabilities.

     The liability for policy and contract claims generally relates to incurred but not reported death, disability, and long-term care claims as well as claims which have been reported but not yet settled. The liability for these claims is based on the Company's estimated ultimate cost of settling all claims. The Company derives estimates for the development of incurred but not reported claims principally from actuarial analyses of historical patterns of claims and claims development for each line of business. The methods used to determine these estimates are continually reviewed. Adjustments resulting from this continuous review process and differences between estimates and payments for claims are recognized in policyholder benefits and claims expense in the period in which the estimates are changed or payments are made.

     The unearned revenue liability relates to universal life-type and investment-type products and represents policy charges for services to be provided in future periods. The charges are deferred as unearned revenue and amortized using the product's estimated gross profits, similar to DAC. Such amortization is recorded in universal life and investment-type product policy fees.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Recognition of Insurance Revenue and Related Benefits

     Premiums related to traditional life and annuity policies with life contingencies are recognized as revenues when due from policyholders. Policyholder benefits and expenses are provided against such revenues to recognize profits over the estimated lives of the policies. When premiums are due over a significantly shorter period than the period over which benefits are provided, any excess profit is deferred and recognized into operations in a constant relationship to insurance in-force or, for annuities, the amount of expected future policy benefit payments. Premiums related to non-medical health and disability contracts are recognized on a pro rata basis over the applicable contract term.

     Deposits related to universal life-type and investment-type products are credited to PABs. Revenues from such contracts consist of amounts assessed against PABs for mortality, policy administration and surrender charges and are recorded in universal life and investment-type product policy fees in the period in which services are provided. Amounts that are charged to operations include interest credited and benefit claims incurred in excess of related PABs.

     Premiums related to workers' compensation contracts are recognized as revenue on a pro rata basis over the applicable contract term.

     Premiums, policy fees, policyholder benefits and expenses are presented net of reinsurance.

  Other Revenues

     Other revenues include advisory fees, broker-dealer commissions and fees and administrative service fees. Such fees and commissions are recognized in the period in which services are performed.

  Income Taxes

     The Company and its includable life insurance subsidiaries file a consolidated U.S. federal income tax return in accordance with the provisions of the Internal Revenue Code of 1986, as amended ("Code"). Non-includable subsidiaries file either a separate individual corporate tax return or a separate consolidated tax return. Prior to the transfer of MLI-USA to MetLife Connecticut, MLI-USA joined MetLife's includable affiliates in filing a federal income tax return. MLI-USA joined MetLife Connecticut's includable affiliates as of October 11, 2006.

     The Company's accounting for income taxes represents management's best estimate of various events and transactions.

     Deferred income tax assets and liabilities resulting from temporary differences between the financial reporting and tax bases of assets and liabilities are measured at the balance sheet date using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse.

     For U.S. federal income tax purposes, an election in 2005 under Internal Revenue Code Section 338 was made by the Company's parent, MetLife. As a result of this election, the tax basis in the acquired assets and liabilities was adjusted as of the Acquisition Date and the related deferred income tax asset established for the taxable difference from the book basis.

     The realization of deferred income tax assets depends upon the existence of sufficient taxable income within the carryback or carryforward periods under the tax law in the applicable tax jurisdiction. Valuation allowances are established when management determines, based on available information, that it is more likely than not that deferred income tax assets will not be realized. Significant judgment is required in determining whether valuation

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


allowances should be established as well as the amount of such allowances. When making such determination, consideration is given to, among other things, the following:

    (i) future taxable income exclusive of reversing temporary differences and carryforwards;
    (ii)    future reversals of existing taxable temporary differences;
    (iii)   taxable income in prior carryback years; and
    (iv)    tax planning strategies.


     The Company may be required to change its provision for income taxes in certain circumstances. Examples of such circumstances include when the ultimate deductibility of certain items is challenged by taxing authorities or when estimates used in determining valuation allowances on deferred income tax assets significantly change or when receipt of new information indicates the need for adjustment in valuation allowances. Additionally, future events such as changes in tax legislation could have an impact on the provision for income tax and the effective tax rate. Any such changes could significantly affect the amounts reported in the consolidated financial statements in the year these changes occur.

     The Company classifies interest recognized as interest expense and penalties recognized as a component of income tax.

  Reinsurance

     The Company enters into reinsurance transactions as both a provider and a purchaser of reinsurance for its insurance products.

     For each of its reinsurance contracts, the Company determines if the contract provides indemnification against loss or liability relating to insurance risk in accordance with applicable accounting standards. The Company reviews all contractual features, particularly those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims.

     For reinsurance of existing in-force blocks of long-duration contracts that transfer significant insurance risk, the difference, if any, between the amounts paid (received), and the liabilities ceded (assumed) related to the underlying contracts is considered the net cost of reinsurance at the inception of the contract. The net cost of reinsurance is recorded as an adjustment to DAC and recognized as a component of other expenses on a basis consistent with the way the acquisition costs on the underlying reinsured contracts would be recognized. Subsequent amounts paid (received) on the reinsurance of in-force blocks, as well as amounts paid (received) related to new business, are recorded as ceded (assumed) premiums and ceded (assumed) future policy benefit liabilities are established.

     The assumptions used to account for long-duration reinsurance contracts are consistent with those used for the underlying contracts. Ceded policyholder and contract related liabilities, other than those currently due, are reported gross on the balance sheet.

     Amounts currently recoverable under reinsurance contracts are included in premiums and other receivables and amounts currently payable are included in other liabilities. Such assets and liabilities relating to reinsurance contracts with the same reinsurer may be recorded net on the balance sheet, if a right of offset exists within the reinsurance contract.

     Premiums, fees and policyholder benefits and claims include amounts assumed under reinsurance contracts and are net of reinsurance ceded.

     If the Company determines that a reinsurance contract does not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk, the Company records the contract as a deposit, net of related expenses. Deposits received are included in other liabilities and deposits made are included within other assets. As amounts

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


are paid or received, consistent with the underlying contracts, the deposit assets or liabilities are adjusted. Interest on such deposits is recorded as other revenue or other expenses, as appropriate. Periodically, the Company evaluates the adequacy of the expected payments or recoveries and adjusts the deposit asset or liability through other revenue or other expenses, as appropriate.

     Amounts received from reinsurers for policy administration are reported in other revenues.

     Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risks. The Company periodically reviews actual and anticipated experience compared to the aforementioned assumptions used to establish assets and liabilities relating to ceded and assumed reinsurance and evaluates the financial strength of counterparties to its reinsurance agreements using criteria similar to that evaluated in the security impairment process discussed previously.

  Separate Accounts

     Separate accounts are established in conformity with insurance laws and are generally not chargeable with liabilities that arise from any other business of the Company. Separate account assets are subject to general account claims only to the extent the value of such assets exceeds the separate account liabilities. The Company reports separately, as assets and liabilities, investments held in separate accounts and liabilities of the separate accounts if (i) such separate accounts are legally recognized; (ii) assets supporting the contract liabilities are legally insulated from the Company's general account liabilities; (iii) investments are directed by the contractholder; and (iv) all investment performance, net of contract fees and assessments, is passed through to the contractholder. The Company reports separate account assets meeting such criteria at their fair value. Investment performance (including investment income, net investment gains (losses) and changes in unrealized gains (losses)) and the corresponding amounts credited to contractholders of such separate accounts are offset within the same line in the consolidated statements of income.

     The Company's revenues reflect fees charged to the separate accounts, including mortality charges, risk charges, policy administration fees, investment management fees and surrender charges. Separate accounts not meeting the above criteria are combined on a line-by-line basis with the Company's general account assets, liabilities, revenues and expenses.

  Employee Benefit Plans

     Eligible employees, sales representatives and retirees of the Company are provided pension, postretirement and postemployment benefits under plans sponsored and administered by Metropolitan Life Insurance Company ("Metropolitan Life"), an affiliate of the Company. The Company's obligation and expense related to these benefits is limited to the amount of associated expense allocated from Metropolitan Life.

  Foreign Currency

     Balance sheet accounts are translated at the exchange rates in effect at each year-end and income and expense accounts are translated at the average rates of exchange prevailing during the year. Translation adjustments are charged or credited directly to other comprehensive income or loss. Gains and losses from foreign currency transactions are reported as net investment gains (losses) in the period in which they occur.

  Discontinued Operations

     The results of operations of a component of the Company that either has been disposed of or is classified as held-for-sale are reported in discontinued operations if the operations and cash flows of the component have been or will be eliminated from the ongoing operations of the Company as a result of the disposal transaction and the

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Company will not have any significant continuing involvement in the operations of the component after the disposal transaction.

  Litigation Contingencies

     The Company is a party to a number of legal actions and regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate the impact on the Company's consolidated financial position. Liabilities are established when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. On a quarterly and annual basis, the Company reviews relevant information with respect to liabilities for litigation, regulatory investigations and litigation-related contingencies to be reflected in the Company's consolidated financial statements. It is possible that an adverse outcome in certain of the Company's litigation and regulatory investigations, or the use of different assumptions in the determination of amounts recorded could have a material effect upon the Company's consolidated net income or cash flows in particular quarterly or annual periods.

  ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

  Derivative Financial Instruments

     The Company has adopted guidance relating to derivative financial instruments as follows:

     - Effective January 1, 2006, the Company adopted prospectively SFAS No. 155, Accounting for Certain Hybrid Instruments ("SFAS 155"). SFAS 155 amends SFAS No. 133 and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 140"). SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to bifurcate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis. In addition, among other changes, SFAS 155:

      (i) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133;
      (ii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;
      (iii) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and
      (iv) amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity ("QSPE") from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial interest.


     The adoption of SFAS 155 did not have a material impact on the Company's consolidated financial statements.

     - Effective October 1, 2006, the Company adopted SFAS 133 Implementation Issue No. B40, Embedded Derivatives: Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets ("Issue B40"). Issue B40 clarifies that a securitized interest in prepayable financial assets is not subject to the conditions in paragraph 13(b) of SFAS 133, if it meets both of the following criteria: (i) the right to accelerate the settlement if the securitized interest cannot be controlled by the investor; and (ii) the securitized interest itself does not contain an embedded derivative (including an interest rate-related derivative) for which bifurcation would be required other than an embedded derivative that results solely from the embedded call options in the underlying financial assets. The adoption of Issue B40 did not have a material impact on the Company's consolidated financial statements.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     - Effective January 1, 2006, the Company adopted prospectively SFAS 133 Implementation Issue No. B38, Embedded Derivatives: Evaluation of Net Settlement with Respect to the Settlement of a Debt Instrument through Exercise of an Embedded Put Option or Call Option ("Issue B38") and SFAS 133 Implementation Issue No. B39, Embedded Derivatives: Application of Paragraph 13(b) to Call Options That Are Exercisable Only by the Debtor ("Issue B39"). Issue B38 clarifies that the potential settlement of a debtor's obligation to a creditor occurring upon exercise of a put or call option meets the net settlement criteria of SFAS 133. Issue B39 clarifies that an embedded call option, in which the underlying is an interest rate or interest rate index, that can accelerate the settlement of a debt host financial instrument should not be bifurcated and fair valued if the right to accelerate the settlement can be exercised only by the debtor (issuer/borrower) and the investor will recover substantially all of its initial net investment. The adoption of Issues B38 and B39 did not have a material impact on the Company's consolidated financial statements.

  Other Pronouncements

     Effective November 15, 2006, the Company adopted U.S. Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB 108"). SAB 108 provides guidance on how prior year misstatements should be considered when quantifying misstatements in current year financial statements for purposes of assessing materiality. SAB 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when relevant quantitative and qualitative factors are considered, is material. SAB 108 permits companies to initially apply its provisions by either restating prior financial statements or recording a cumulative effect adjustment to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings for errors that were previously deemed immaterial but are material under the guidance in SAB 108. The adoption of SAB 108 did not have a material impact on the Company's consolidated financial statements.

     Effective January 1, 2006, the Company adopted SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3 ("SFAS 154"). SFAS 154 requires retrospective application to prior periods' financial statements for a voluntary change in accounting principle unless it is deemed impracticable. It also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate rather than a change in accounting principle. The adoption of SFAS 154 did not have a material impact on the Company's consolidated financial statements.

     In June 2005, the Emerging Issues Task Force ("EITF") reached consensus on Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights ("EITF 04-5"). EITF 04-5 provides a framework for determining whether a general partner controls and should consolidate a limited partnership or a similar entity in light of certain rights held by the limited partners. The consensus also provides additional guidance on substantive rights. EITF 04-5 was effective after June 29, 2005 for all newly formed partnerships and for any pre-existing limited partnerships that modified their partnership agreements after that date. For all other limited partnerships, EITF 04-5 required adoption by January 1, 2006 through a cumulative effect of a change in accounting principle recorded in opening equity or applied retrospectively by adjusting prior period financial statements. The adoption of the provisions of EITF 04-5 did not have a material impact on the Company's consolidated financial statements.

     Effective November 9, 2005, the Company prospectively adopted the guidance in FASB Staff Position ("FSP") No. FAS 140-2, Clarification of the Application of Paragraphs 40(b) and 40(c) of FAS 140 ("FSP 140-2"). FSP 140-2 clarified certain criteria relating to derivatives and beneficial interests when considering whether an entity qualifies as a QSPE. Under FSP 140-2, the criteria must only be met at the date the QSPE issues beneficial interests or when a derivative financial instrument needs to be replaced upon the occurrence of a specified event

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


outside the control of the transferor. The adoption of FSP 140-2 did not have a material impact on the Company's consolidated financial statements.

     Effective July 1, 2005, the Company adopted SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29 ("SFAS 153"). SFAS 153 amended prior guidance to eliminate the exception for nonmonetary exchanges of similar productive assets and replaced it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 were required to be applied prospectively for fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Company's consolidated financial statements.

     In June 2005, the FASB completed its review of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). EITF 03-1 provides accounting guidance regarding the determination of when an impairment of debt and marketable equity securities and investments accounted for under the cost method should be considered other-than-temporary and recognized in income. EITF 03-1 also requires certain quantitative and qualitative disclosures for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment but has issued FSP Nos. FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments ("FSP 115-1"), which nullifies the accounting guidance on the determination of whether an investment is other-than-temporarily impaired as set forth in EITF 03-1. As required by FSP 115-1, the Company adopted this guidance on a prospective basis, which had no material impact on the Company's consolidated financial statements, and has provided the required disclosures.

     Effective July 1, 2004, the Company adopted EITF Issue No. 03-16, Accounting for Investments in Limited Liability Companies ("EITF 03-16"). EITF 03-16 provides guidance regarding whether a limited liability company should be viewed as similar to a corporation or similar to a partnership for purposes of determining whether a noncontrolling investment should be accounted for using the cost method or the equity method of accounting. EITF 03-16 did not have a material impact on the Company's consolidated financial statements.

     Effective January 1, 2004, the Company adopted Statement of Position ("SOP") 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long Duration Contracts and for Separate Accounts ("SOP 03-1"), as interpreted by a Technical Practice Aid ("TPA"), issued by the American Institute of Certified Public Accountants ("AICPA") and FSP No. 97-1, Situations in Which Paragraphs 17(b) and 20 of FASB Statement No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, Permit or Require Accrual of an Unearned Revenue Liability ("FSP 97-1"). SOP 03-1 provides guidance on: (i) the classification and valuation of long-duration contract liabilities; (ii) the accounting for sales inducements; and (iii) separate account presentation and valuation. As a result of the adoption of SOP 03-1, effective January 1, 2004, the Company decreased the liability for future policyholder benefits for changes in the methodology relating to various guaranteed death and annuitization benefits and for determining liabilities for certain universal life insurance contracts by $2 million, which was reported as a cumulative effect of a change in accounting. This amount is net of corresponding changes in DAC, including unearned revenue liability, under certain variable annuity and life contracts and income tax. The application of SOP 03-1 increased the Company's 2004 net income by $3 million, including the cumulative effect of the adoption.

  FUTURE ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"). SFAS 159 permits all entities the option to measure most financial instruments and certain

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


other items at fair value at specified election dates and to report related unrealized gains and losses in earnings. The fair value option will generally be applied on an instrument-by-instrument basis and is generally an irrevocable election. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is evaluating which eligible financial instruments, if any, it will elect to account for at fair value under SFAS 159 and the related impact on the Company's consolidated financial statements.

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and requires enhanced disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. The pronouncement is effective for fiscal years beginning after November 15, 2007. The guidance in SFAS 157 will be applied prospectively with the exception of:
(i) block discounts of financial instruments; and (ii) certain financial and hybrid instruments measured at initial recognition under SFAS 133 which is to be applied retrospectively as of the beginning of initial adoption (a limited form of retrospective application). The Company is currently evaluating the impact of SFAS 157 on the Company's consolidated financial statements. Implementation of SFAS 157 will require additional disclosures in the Company's consolidated financial statements.

     In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes -- an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income tax recognized in a company's financial statements. FIN 48 requires companies to determine whether it is "more likely than not" that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. Previously recorded income tax benefits that no longer meet this standard are required to be charged to earnings in the period that such determination is made. FIN 48 will also require significant additional disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006. Based upon the Company's evaluation work completed to date, the Company expects to recognize a reduction to the January 1, 2007 balance of retained earnings of less than $1 million.

     In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets -- an amendment of FASB Statement No. 140 ("SFAS 156"). Among other requirements, SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations. SFAS 156 will be applied prospectively and is effective for fiscal years beginning after September 15, 2006. The Company does not expect SFAS 156 to have a material impact on the Company's consolidated financial statements.

     In September 2005, the AICPA issued SOP 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection With Modifications or Exchanges of Insurance Contracts ("SOP 05-1"). SOP 05-1 provides guidance on accounting by insurance enterprises for DAC on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. It is effective for internal replacements occurring in fiscal years beginning after December 15, 2006.

     In addition, in February 2007, related TPAs were issued by the AICPA to provide further clarification of SOP 05-1. The TPAs are effective concurrently with the adoption of the SOP. Based on the Company's interpretation of SOP 05-1 and related TPAs, the adoption of SOP 05-1 will result in a reduction to DAC and VOBA relating primarily to the Company's group life and health insurance contracts that contain certain rate reset provisions. The Company estimates that the adoption of SOP 05-1 as of January 1, 2007 will result in a cumulative effect adjustment of between $75 million and $95 million, net of income tax, which will be recorded as a reduction

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


to retained earnings. In addition, the Company estimates that accelerated DAC and VOBA amortization will reduce 2007 net income by approximately $5 million to $15 million, net of income tax.

2. ACQUISITION OF METLIFE INSURANCE COMPANY OF CONNECTICUT BY METLIFE, INC. FROM CITIGROUP INC.

     On the Acquisition Date, MetLife Connecticut became a subsidiary of MetLife. MetLife Connecticut, together with substantially all of Citigroup Inc.'s international insurance businesses, excluding Primerica Life Insurance Company and its subsidiaries, were acquired by MetLife from Citigroup for $12.1 billion. Prior to the Acquisition, MetLife Connecticut was a subsidiary of Citigroup Insurance Holding Company ("CIHC"). Primerica was distributed via dividend from MetLife Connecticut to CIHC on June 30, 2005 in contemplation of the Acquisition. The total consideration paid by MetLife for the purchase consisted of $11.0 billion in cash and 22,436,617 shares of MetLife's common stock with a market value of $1.0 billion to Citigroup and $100 million in other transaction costs.

     In accordance with FASB SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, the Acquisition was accounted for by MetLife using the purchase method of accounting, which requires that the assets and liabilities of MetLife Connecticut be identified and measured at their fair value as of the acquisition date.

     Final Purchase Price Allocation and Goodwill

     The purchase price paid by MetLife has been allocated to the assets acquired and liabilities assumed using management's best estimate of their fair values as of the Acquisition Date. The computation of the purchase price and the allocation of the purchase price to the net assets acquired based upon their respective fair values as of July 1, 2005, and the resulting goodwill, as revised, are presented below.

     Based upon MetLife's method of allocating the purchase price to the entities acquired, the purchase price attributed to MetLife Connecticut increased by $40 million. The increase in purchase price was a result of additional consideration paid in 2006 by MetLife to Citigroup of $115 million and an increase in transaction costs of $3 million, offset by a $4 million reduction in restructuring costs for a total purchase price increase of $114 million.

     The allocation of purchase price was updated as a result of the additional purchase price attributed to MetLife Connecticut of $40 million, an increase of $15 million in the value of the future policy benefit liabilities and other policyholder funds resulting from the finalization of the evaluation of the Travelers underwriting criteria, an increase in securities of $24 million resulting from the finalization of the determination of the fair value of such securities, an increase in other liabilities of $2 million due to the receipt of additional information, all resulting in a net impact of the aforementioned adjustments increasing deferred income tax assets by $4 million. Goodwill increased by $29 million as a consequence of such revisions to the purchase price and the purchase price allocation.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                      AS OF JULY 1, 2005
                                                                      ------------------
                                                                         (IN MILLIONS)
TOTAL PURCHASE PRICE PAID BY METLIFE.......................                 $12,084
  Purchase price attributed to other affiliates............                   5,260
                                                                            -------
  Purchase price attributed to MetLife Connecticut.........                   6,824
NET ASSETS OF METLIFE CONNECTICUT ACQUIRED PRIOR TO
  PURCHASE ACCOUNTING ADJUSTMENTS..........................  $8,207
ADJUSTMENTS TO REFLECT ASSETS ACQUIRED AT FAIR VALUE:
  Fixed maturity securities available-for-sale.............      (2)
  Mortgage loans on real estate............................      72
  Real estate and real estate joint ventures held-for-
     investment............................................      39
  Other limited partnership interests......................      48
  Other invested assets....................................     (36)
  Premiums and other receivables...........................   1,001
  Elimination of historical deferred policy acquisition
     costs.................................................  (3,052)
  Value of business acquired...............................   3,490
  Value of distribution agreements and customer
     relationships acquired................................      73
  Net deferred income tax asset............................   1,751
  Elimination of historical goodwill.......................    (196)
  Other assets.............................................     (11)
ADJUSTMENTS TO REFLECT LIABILITIES ASSUMED AT FAIR VALUE:
  Future policy benefits...................................  (3,766)
  Policyholder account balances............................  (1,870)
  Other liabilities........................................     191
                                                             ------
NET FAIR VALUE OF ASSETS ACQUIRED AND LIABILITIES ASSUMED..                   5,939
                                                                            -------
GOODWILL RESULTING FROM THE ACQUISITION ATTRIBUTED TO
  METLIFE CONNECTICUT......................................                 $   885
                                                                            =======



     Goodwill resulting from the Acquisition has been allocated to the Company's segments, as well as Corporate & Other, as follows:

                                                                        AS OF JULY 1, 2005
                                                                        ------------------
                                                                           (IN MILLIONS)
Institutional....................................................              $312
Individual.......................................................               163
Corporate & Other................................................               410
                                                                               ----
  TOTAL..........................................................              $885
                                                                               ====



     The entire amount of goodwill is expected to be deductible for income tax purposes.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

CONDENSED STATEMENT OF NET ASSETS ACQUIRED

     The condensed statement of net assets acquired reflects the fair value of MetLife Connecticut's net assets as follows:

                                                                   AS OF JULY 1, 2005
                                                                   ------------------
                                                                      (IN MILLIONS)
ASSETS
  Fixed maturity securities available-for-sale...................        $41,210
  Trading securities.............................................            555
  Equity securities available-for-sale...........................            641
  Mortgage loans on real estate..................................          2,363
  Policy loans...................................................            884
  Real estate and real estate joint ventures held-for-
     investment..................................................            126
  Other limited partnership interests............................          1,120
  Short-term investments.........................................          2,225
  Other invested assets..........................................          1,205
                                                                         -------
     Total investments...........................................         50,329
  Cash and cash equivalents......................................            443
  Accrued investment income......................................            494
  Premiums and other receivables.................................          4,688
  Value of business acquired.....................................          3,490
  Goodwill.......................................................            885
  Other intangible assets........................................             73
  Deferred income tax asset......................................          1,178
  Other assets...................................................            730
  Separate account assets........................................         30,427
                                                                         -------
     Total assets acquired.......................................         92,737
                                                                         -------

LIABILITIES:
  Future policy benefits.........................................         17,565
  Policyholder account balances..................................         34,251
  Other policyholder funds.......................................            115
  Current income tax.............................................             36
  Other liabilities..............................................          3,519
  Separate account liabilities...................................         30,427
                                                                         -------
     Total liabilities assumed...................................         85,913
                                                                         -------
     Net assets acquired.........................................        $ 6,824
                                                                         =======



  Other Intangible Assets

     VOBA reflects the estimated fair value of in-force contracts acquired and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts in-force at the Acquisition Date. VOBA is based on actuarially determined projections, by each block of

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns and other factors. Actual experience on the purchased business may vary from these projections. If estimated gross profits or premiums differ from expectations, the amortization of VOBA is adjusted to reflect actual experience.

     The value of the other identifiable intangibles reflects the estimated fair value of MetLife Connecticut's distribution agreements and customer relationships acquired at July 1, 2005 and will be amortized in relation to the expected economic benefits of the agreements. If actual experience under the distribution agreements or with customer relationships differs from expectations, the amortization of these intangibles will be adjusted to reflect actual experience. See Notes 8 and 14 for additional information on the value of distribution agreements ("VODA") acquired from Citigroup.

     The use of discount rates was necessary to establish the fair value of VOBA, as well as the other identifiable intangible assets. In selecting the appropriate discount rates, management considered its weighted average cost of capital, as well as the weighted average cost of capital required by market participants. A discount rate of 11.5% was used to value these intangible assets.

     The fair values of business acquired, distribution agreements and customer relationships acquired are as follows:

                                                                             WEIGHTED AVERAGE
                                                      AS OF JULY 1, 2005   AMORTIZATION PERIOD
                                                      ------------------   -------------------
                                                         (IN MILLIONS)          (IN YEARS)
Value of business acquired..........................        $3,490                  16
Value of distribution agreements and customer
  relationships acquired............................            73                  16
                                                            ------
  Total value of intangible assets acquired,
     excluding goodwill.............................        $3,563                  16
                                                            ======



3.  CONTRIBUTION OF METLIFE CONNECTICUT FROM METLIFE, INC.

     On October 11, 2006, MetLife Connecticut and MetLife Investors Group, Inc. ("MLIG"), both subsidiaries of MetLife, entered into a Transfer Agreement ("Transfer Agreement"), pursuant to which MetLife Connecticut agreed to acquire all of the outstanding stock of MLI-USA from MLIG in exchange for shares of MetLife Connecticut's common stock. To effectuate the exchange of shares, MetLife returned 10,000,000 shares just prior to the closing of the transaction and retained 30,000,000 shares representing 100% of the then issued and outstanding shares of MetLife Connecticut. MetLife Connecticut issued 4,595,317 new shares to MLIG in exchange for all of the outstanding common stock of MLI-USA. After the closing of the transaction, 34,595,317 shares of MetLife Connecticut's common stock are outstanding, of which MLIG holds 4,595,317 shares, with the remaining shares held by MetLife.

     In connection with the Transfer Agreement on October 11, 2006, MLIG transferred to MetLife Connecticut certain assets and liabilities, including goodwill, VOBA and deferred income tax liabilities, which remain outstanding from MetLife's acquisition of MLIG on October 30, 1997. The assets and liabilities have been included in the financial data of the Company for all periods presented.

     The transfer of MLI-USA to MetLife Connecticut was a transaction between entities under common control. Since MLI-USA was the original entity under common control, for financial statement reporting purposes, MLI-USA is considered the accounting acquirer of MetLife Connecticut. Accordingly, all financial data included in these financial statements periods prior to July 1, 2005 is that of MLI-USA. For periods subsequent to July 1, 2005, MetLife Connecticut has been combined with MLI-USA in a manner similar to a pooling of interests. Information

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


regarding the consolidated statements of income of the Company for the years ended December 31, 2006 and 2005 is as follows:

                                                                                              UNAUDITED
                                                                                         ------------------
                                                                                         THREE MONTHS ENDED      YEAR ENDED
                                                    UNAUDITED                             DECEMBER 31, 2006  DECEMBER 31, 2006
                         --------------------------------------------------------------  ------------------  -----------------
                                      NINE MONTHS ENDED SEPTEMBER 30, 2006
                         --------------------------------------------------------------
                                                   ASSETS AND LIABILITIES
                                                         OUTSTANDING
                                                       FROM METLIFE'S
                                                         ACQUISITION       CONSOLIDATED
                         MICC HISTORICAL  MLI-USA          OF MLIG            COMPANY             CONSOLIDATED COMPANY
                         ---------------  -------  ----------------------  ------------  -------------------------------------
                                                            (IN MILLIONS)
Total revenues.........       $2,509        $623             $--              $3,132            $974               $4,106
Total expenses.........       $1,905        $486             $--              $2,391            $890               $3,281
                              ------        ----             ---              ------            ----               ------
Income before provision
  for income tax.......          604         137              --                 741            $ 84                  825
Provision for income
  tax..................          177          35              --                 212            $ 16                  228
                              ------        ----             ---              ------            ----               ------
Net income.............       $  427        $102             $--              $  529            $ 68               $  597
                              ======        ====             ===              ======            ====               ======





                                                                   YEAR ENDED DECEMBER 31, 2005
                                                         -----------------------------------------------
                                                                   ASSETS AND LIABILITIES
                                      SIX MONTHS ENDED                   OUTSTANDING
                                     DECEMBER 31, 2005                 FROM METLIFE'S
                                     -----------------                   ACQUISITION        CONSOLIDATED
                                      MICC HISTORICAL    MLI-USA           OF MLIG             COMPANY
                                     -----------------   -------   ----------------------   ------------
                                                                (IN MILLIONS)
Total revenues.....................        $1,749          $766              $--               $2,515
Total expenses.....................        $1,410          $561              $(3)              $1,968
                                           ------          ----              ---               ------
Income before provision for income
  tax..............................           339           205                3                  547
Provision for income tax...........            98            57                1                  156
                                           ------          ----              ---               ------
Net income.........................        $  241          $148              $ 2               $  391
                                           ======          ====              ===               ======




     The par value of the common stock presented in the statement of stockholders' equity for periods prior to the Acquisition Date has been adjusted to reflect the par value of the MetLife Connecticut shares issued to MLIG in exchange for MLI-USA's common stock. Information regarding the adjustments to stockholders' equity is as follows:

                                                                                     ACCUMULATED
                                                                                        OTHER
                                                                                    COMPREHENSIVE
                                                                                       INCOME
                                                                                  ----------------
                                                          ADDITIONAL               NET UNREALIZED
                                             COMMON         PAID IN    RETAINED   INVESTMENT GAINS
                                              STOCK         CAPITAL    EARNINGS       (LOSSES)       TOTAL
                                             ------       ----------   --------   ----------------   -----
Balance of MLI-USA's equity at January 1,
  2004                                         $ 2           $ 98        $163            $39          $302
Issuance of MetLife Connecticut's common
  stock to MLIG                                 11  (1)       (11)         --             --            --
Elimination of MLI-USA's common stock           (2) (2)         2          --             --            --
Assets and liabilities outstanding from
  MetLife's acquisition of MLIG                 --             82          --             (7)           75
                                               ---           ----        ----            ---          ----
Balance of MICC's equity at January 1, 2004    $11           $171        $163            $32          $377
                                               ===           ====        ====            ===          ====


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

--------

   (1) Represents the issuance of 4,595,317 shares of MetLife Connecticut's common stock, at $2.50 par value, by MetLife Connecticut to MLIG in exchange for all the outstanding common stock of MLI-USA, for a total adjustment of $11 million.

   (2) Represents the elimination of MLI-USA's common stock of $2 million.

The par value of the MetLife Connecticut common stock purchased by MetLife has been adjusted to reflect the return of the MetLife Connecticut common stock by MetLife in connection with the transfer of MetLife Connecticut to MLI-USA as follows:

                                                                                    ACCUMULATED
                                                                                       OTHER
                                                                                   COMPREHENSIVE
                                                                                      INCOME
                                                                                 ----------------
                                                         ADDITIONAL               NET UNREALIZED
                                            COMMON         PAID IN    RETAINED   INVESTMENT GAINS
                                             STOCK         CAPITAL    EARNINGS       (LOSSES)        TOTAL
                                            ------       ----------   --------   ----------------   ------
MetLife Connecticut's common stock
  purchased by MetLife in the Acquisition
  on July 1, 2005                            $100          $6,684        $--            $--         $6,784
Return of MetLife Connecticut's common
  stock from MetLife                          (25) (1)         25         --             --             --
                                             ----          ------        ---            ---         ------
MetLife Connecticut's common stock
  purchased by MetLife on July 1, 2005, as
  adjusted                                   $ 75          $6,709        $--            $--         $6,784
                                             ====          ======        ===            ===         ======



--------

   (1) Represents the return of 10,000,000 shares of MetLife Connecticut's common stock, at $2.50 par value, by MetLife to MetLife Connecticut in anticipation of the acquisition of MLI-USA by MetLife Connecticut, for a total adjustment of $25 million.

     The following unaudited pro forma condensed consolidated financial information presents the results of operations for the Company assuming the MetLife Connecticut acquisition had been effected as of January 1, 2005. This unaudited pro forma information does not necessarily represent what the Company's actual results of operations would have been if the acquisition had occurred as of the date indicated or what such results would be for any future periods.

                                                                                  UNAUDITED
                                                                    ------------------------------------
                                                    YEAR ENDED      SIX MONTHS ENDED       YEAR ENDED
                                                DECEMBER 31, 2005     JUNE 30, 2005    DECEMBER 31, 2005
                                                -----------------   ----------------   -----------------
                                                   CONSOLIDATED         PRO FORMA          PRO FORMA
                                                                          MICC
                                                     COMPANY           HISTORICAL             MICC
                                                -----------------   ----------------   -----------------
                                                                      (IN MILLIONS)

Total revenues                                        $2,515             $2,324              $4,839
Total expenses                                        $1,968             $1,523              $3,491
                                                      ------             ------              ------
Income before provision for income tax                   547                801               1,348
Provision for income tax                                 156                226                 382
                                                      ------             ------              ------
Net income                                            $  391             $  575              $  966
                                                      ======             ======              ======


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  INVESTMENTS

  FIXED MATURITY AND EQUITY SECURITIES AVAILABLE-FOR-SALE

     The following tables present the cost or amortized cost, gross unrealized gain and loss, and estimated fair value of the Company's fixed maturity and equity securities, the percentage that each sector represents by the total fixed maturity securities holdings and by the total equity securities holdings at:

                                                              DECEMBER 31, 2006
                                               ----------------------------------------------
                                                               GROSS
                                                COST OR      UNREALIZED
                                               AMORTIZED   -------------    ESTIMATED    % OF
                                                  COST     GAIN     LOSS   FAIR VALUE   TOTAL
                                               ---------   ----     ----   ----------   -----
                                                                (IN MILLIONS)
U.S. corporate securities....................   $17,331    $101     $424     $17,008     35.5%
Residential mortgage-backed securities.......    11,951      40       78      11,913     24.9
Foreign corporate securities.................     5,563      64      128       5,499     11.5
U.S. Treasury/agency securities..............     5,455       7      126       5,336     11.2
Commercial mortgage-backed securities........     3,353      19       47       3,325      6.9
Asset-backed securities......................     3,158      14       10       3,162      6.6
State and political subdivision securities...     1,062       6       38       1,030      2.2
Foreign government securities................       533      45        5         573      1.2
                                                -------    ----     ----     -------    -----
  Total fixed maturity securities............   $48,406    $296     $856     $47,846    100.0%
                                                =======    ====     ====     =======    =====
Non-redeemable preferred stock...............   $   671    $ 22     $  9     $   684     86.0%
Common stock.................................       106       6        1         111     14.0
                                                -------    ----     ----     -------    -----
  Total equity securities....................   $   777    $ 28     $ 10     $   795    100.0%
                                                =======    ====     ====     =======    =====





                                                              DECEMBER 31, 2005
                                               ----------------------------------------------
                                                               GROSS
                                                COST OR      UNREALIZED
                                               AMORTIZED   -------------    ESTIMATED    % OF
                                                  COST     GAIN     LOSS   FAIR VALUE   TOTAL
                                               ---------   ----     ----   ----------   -----
                                                                (IN MILLIONS)
U.S. corporate securities....................   $18,416    $ 96     $415     $18,097     34.3%
Residential mortgage-backed securities.......    12,398      17      131      12,284     23.4
Foreign corporate securities.................     5,733      50      143       5,640     10.7
U.S. Treasury/agency securities..............     6,448      24       61       6,411     12.2
Commercial mortgage-backed securities........     5,157      12       82       5,087      9.7
Asset-backed securities......................     3,899      10       16       3,893      7.4
State and political subdivision securities...       633      --       25         608      1.2
Foreign government securities................       547      25        3         569      1.1
                                                -------    ----     ----     -------    -----
  Total fixed maturity securities............   $53,231    $234     $876     $52,589    100.0%
                                                =======    ====     ====     =======    =====
Non-redeemable preferred stock...............   $   327    $  1     $  5     $   323     76.7%
Common stock.................................        97       4        3          98     23.3
                                                -------    ----     ----     -------    -----
  Total equity securities....................   $   424    $  5     $  8     $   421    100.0%
                                                =======    ====     ====     =======    =====


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company held foreign currency derivatives with notional amounts of $472 million and $275 million to hedge the exchange rate risk associated with foreign denominated fixed maturity securities at December 31, 2006 and 2005, respectively.

     Excluding investments in U.S. Treasury securities and obligations of U.S. government corporations and agencies, the Company is not exposed to any significant concentration of credit risk in its fixed maturity securities portfolio.

     The Company held fixed maturity securities at estimated fair values that were below investment grade or not rated by an independent rating agency that totaled $3.2 billion and $3.3 billion at December 31, 2006 and 2005, respectively. These securities had a net unrealized gain (loss) of $51 million and ($33) million at December 31, 2006 and 2005, respectively. Non-income producing fixed maturity securities were $6 million and $3 million at December 31, 2006 and 2005, respectively. Unrealized gains (losses) associated with non-income producing fixed maturity securities were $1 million and ($5) million at December 31, 2006 and 2005, respectively.

     The cost or amortized cost and estimated fair value of fixed maturity securities, by contractual maturity date (excluding scheduled sinking funds), are shown below:

                                                                  DECEMBER 31,
                                                -----------------------------------------------
                                                         2006                     2005
                                                ----------------------   ----------------------
                                                 COST OR                  COST OR
                                                AMORTIZED    ESTIMATED   AMORTIZED    ESTIMATED
                                                   COST     FAIR VALUE      COST     FAIR VALUE
                                                ---------   ----------   ---------   ----------
                                                                 (IN MILLIONS)
Due in one year or less.......................   $ 1,620      $ 1,616     $ 1,411      $ 1,405
Due after one year through five years.........     9,843        9,733      10,594       10,490
Due after five years through ten years........     7,331        7,226       9,556        9,382
Due after ten years...........................    11,150       10,871      10,216       10,048
                                                 -------      -------     -------      -------
  Subtotal....................................    29,944       29,446      31,777       31,325
Mortgage-backed and asset-backed securities...    18,462       18,400      21,454       21,264
                                                 -------      -------     -------      -------
  Total fixed maturity securities.............   $48,406      $47,846     $53,231      $52,589
                                                 =======      =======     =======      =======



     Fixed maturity securities not due at a single maturity date have been included in the above table in the year of final contractual maturity. Actual maturities may differ from contractual maturities due to the exercise of prepayment options.

     Sales or disposals of fixed maturity and equity securities classified as available-for-sale are as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                  -----------------------------------------
                                                      2006            2005           2004
                                                  ------------   --------------   ---------
                                                                (IN MILLIONS)
Proceeds........................................  $     23,901   $       22,241   $     473
Gross investment gains..........................       $    73          $    48        $  6
Gross investment losses.........................       $  (519)         $  (347)       $(10)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  UNREALIZED LOSS FOR FIXED MATURITY AND EQUITY SECURITIES AVAILABLE-FOR-SALE

     The following tables present the estimated fair values and gross unrealized loss of the Company's fixed maturity securities (aggregated by sector) and equity securities in an unrealized loss position, aggregated by length of time that the securities have been in a continuous unrealized loss position at:

                                                                 DECEMBER 31, 2006
                                      ----------------------------------------------------------------------
                                                                EQUAL TO OR GREATER
                                        LESS THAN 12 MONTHS       THAN 12 MONTHS               TOTAL
                                      ----------------------  ----------------------  ----------------------
                                                     GROSS                   GROSS                   GROSS
                                       ESTIMATED  UNREALIZED   ESTIMATED  UNREALIZED   ESTIMATED  UNREALIZED
                                      FAIR VALUE     LOSS     FAIR VALUE     LOSS     FAIR VALUE     LOSS
                                      ----------  ----------  ----------  ----------  ----------  ----------
                                                    (IN MILLIONS, EXCEPT NUMBER OF SECURITIES)
U.S. corporate securities...........    $ 4,895      $104       $ 7,543      $320       $12,438      $424
Residential mortgage-backed
  securities........................      4,113        20         3,381        58         7,494        78
Foreign corporate securities........      1,381        29         2,547        99         3,928       128
U.S. Treasury/agency securities.....      2,995        48         1,005        78         4,000       126
Commercial mortgage-backed
  securities........................        852         6         1,394        41         2,246        47
Asset-backed securities.............        965         3           327         7         1,292        10
State and political subdivision
  securities........................         29         2           414        36           443        38
Foreign government securities.......         51         1            92         4           143         5
                                        -------      ----       -------      ----       -------      ----
Total fixed maturity securities.....    $15,281      $213       $16,703      $643       $31,984      $856
                                        =======      ====       =======      ====       =======      ====
Equity securities...................    $   149      $  3       $   188      $  7       $   337      $ 10
                                        =======      ====       =======      ====       =======      ====
Total number of securities in an
  unrealized loss position..........      1,955                   2,318                   4,273
                                        =======                 =======                 =======





                                                                 DECEMBER 31, 2005
                                      ----------------------------------------------------------------------
                                                                EQUAL TO OR GREATER
                                        LESS THAN 12 MONTHS       THAN 12 MONTHS               TOTAL
                                      ----------------------  ----------------------  ----------------------
                                                     GROSS                   GROSS                   GROSS
                                       ESTIMATED  UNREALIZED   ESTIMATED  UNREALIZED   ESTIMATED  UNREALIZED
                                      FAIR VALUE     LOSS     FAIR VALUE     LOSS     FAIR VALUE     LOSS
                                      ----------  ----------  ----------  ----------  ----------  ----------
                                                    (IN MILLIONS, EXCEPT NUMBER OF SECURITIES)
U.S. corporate securities...........    $14,412      $413        $ 40         $ 2       $14,452      $415
Residential mortgage-backed
  securities........................      9,142       129          61           2         9,203       131
Foreign corporate securities........      4,409       142          23           1         4,432       143
U.S. Treasury/agency securities.....      4,171        61          --          --         4,171        61
Commercial mortgage-backed
  securities........................      4,040        82           5          --         4,045        82
Asset-backed securities.............      1,890        16          11          --         1,901        16
State and political subdivision
  securities........................        550        25          --          --           550        25
Foreign government securities.......        155         3           2          --           157         3
                                        -------      ----        ----         ---       -------      ----
Total fixed maturity securities.....    $38,769      $871        $142         $ 5       $38,911      $876
                                        =======      ====        ====         ===       =======      ====
Equity securities...................    $   214      $  8        $ --         $--       $   214      $  8
                                        =======      ====        ====         ===       =======      ====
Total number of securities in an
  unrealized loss position..........      5,061                    47                     5,108
                                        =======                  ====                   =======


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  AGING OF GROSS UNREALIZED LOSS FOR FIXED MATURITY AND EQUITY SECURITIES AVAILABLE-FOR-SALE

     The following tables present the cost or amortized cost, gross unrealized loss and number of securities for fixed maturity securities and equity securities, where the estimated fair value had declined and remained below cost or amortized cost by less than 20%, or 20% or more at:

                                                      DECEMBER 31, 2006
                                     ---------------------------------------------------
                                                            GROSS
                                          COST OR        UNREALIZED        NUMBER OF
                                      AMORTIZED COST       LOSSES          SECURITIES
                                     ----------------  --------------  -----------------
                                       LESS             LESS            LESS
                                       THAN    20% OR   THAN   20% OR   THAN     20% OR
                                        20%     MORE     20%    MORE     20%      MORE
                                     --------  ------  ------  ------  ------  ---------
                                          (IN MILLIONS, EXCEPT NUMBER OF SECURITIES)
Less than six months...............   $12,922    $ 9    $150     $ 4    1,537      15
Six months or greater but less than
  nine months......................       568     --       6      --       78       1
Nine months or greater but less
  than twelve months...............     2,134     14      52       4      323       1
Twelve months or greater...........    17,540     --     650      --    2,318      --
                                      -------    ---    ----     ---    -----      --
  Total............................   $33,164    $23    $858     $ 8    4,256      17
                                      =======    ===    ====     ===    =====      ==





                                                      DECEMBER 31, 2005
                                     ---------------------------------------------------
                                                            GROSS
                                          COST OR        UNREALIZED        NUMBER OF
                                      AMORITIZED COST      LOSSES          SECURITIES
                                     ----------------  --------------  -----------------
                                       LESS             LESS            LESS
                                       THAN    20% OR   THAN   20% OR   THAN     20% OR
                                        20%     MORE     20%    MORE     20%      MORE
                                     --------  ------  ------  ------  ------  ---------
                                          (IN MILLIONS, EXCEPT NUMBER OF SECURITIES)
Less than six months...............   $39,461    $81    $844     $30    4,960      50
Six months or greater but less than
  nine months......................       204     --       2      --       16      --
Nine months or greater but less
  than twelve months...............       116     --       3      --       35      --
Twelve months or greater...........       147     --       5      --       47      --
                                      -------    ---    ----     ---    -----      --
  Total............................   $39,928    $81    $854     $30    5,058      50
                                      =======    ===    ====     ===    =====      ==



     At December 31, 2006, $858 million of unrealized losses related to securities with an unrealized loss position of less than 20% of cost or amortized cost, which represented 3% of the cost or amortized cost of such securities. At December 31, 2005, $854 million of unrealized losses related to securities with an unrealized loss position of less than 20% of cost or amortized cost, which represented 2% of the cost or amortized cost of such securities.

     At December 31, 2006, $8 million of unrealized losses related to securities with an unrealized loss position of 20% or more of cost or amortized cost, which represented 35% of the cost or amortized cost of such securities. Of such unrealized losses of $8 million, $4 million related to securities that were in an unrealized loss position for a period of less than six months. At December 31, 2005, $30 million of unrealized losses related to securities with an unrealized loss position of 20% or more of cost or amortized cost, which represented 37% of the cost or amortized cost of such securities. Of such unrealized losses of $30 million, all related to securities that were in an unrealized loss position for a period of less than six months.

     The Company held two fixed maturity securities and equity securities each with a gross unrealized loss at December 31, 2006 of greater than $10 million. These securities represented 3%, or $25 million in the aggregate, of the gross unrealized loss on fixed maturity and equity securities.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 2006 and 2005, the Company had $866 million and $884 million, respectively, of gross unrealized loss related to its fixed maturity and equity securities. These securities are concentrated, calculated as a percentage of gross unrealized loss, as follows:

                                                                       DECEMBER
                                                                         31,
                                                                     -----------
                                                                     2006   2005
                                                                     ----   ----
SECTOR:
  U.S. corporate securities........................................    49%    47%
  Residential mortgage-backed securities...........................     9     15
  Foreign corporate securities.....................................    15     16
  U.S. Treasury/agency securities..................................    15      7
  Commercial mortgage-backed securities............................     5      9
  Other............................................................     7      6
                                                                      ---    ---
     Total.........................................................   100%   100%
                                                                      ===    ===
INDUSTRY:
  Industrial.......................................................    26%    25%
  Finance..........................................................    18     17
  Government.......................................................    15      7
  Mortgage-backed..................................................    14     24
  Utility..........................................................    10      6
  Other............................................................    17     21
                                                                      ---    ---
     Total.........................................................   100%   100%
                                                                      ===    ===



     As described more fully in Note 1, the Company performs a regular evaluation, on a security-by-security basis, of its investment holdings in accordance with its impairment policy in order to evaluate whether such securities are other-than-temporarily impaired. One of the criteria which the Company considers in its other-than-temporary impairment analysis is its intent and ability to hold securities for a period of time sufficient to allow for the recovery of their value to an amount equal to or greater than cost or amortized cost. The Company's intent and ability to hold securities considers broad portfolio management objectives such as asset/liability duration management, issuer and industry segment exposures, interest rate views and the overall total return focus. In following these portfolio management objectives, changes in facts and circumstances that were present in past reporting periods may trigger a decision to sell securities that were held in prior reporting periods. Decisions to sell are based on current conditions or the Company's need to shift the portfolio to maintain its portfolio management objectives including liquidity needs or duration targets on asset/liability managed portfolios. The Company attempts to anticipate these types of changes and if a sale decision has been made on an impaired security and that security is not expected to recover prior to the expected time of sale, the security will be deemed other-than-temporarily impaired in the period that the sale decision was made and an other-than-temporary impairment loss will be recognized.

     Based upon the Company's current evaluation of the securities in accordance with its impairment policy, the cause of the decline being principally attributable to the general rise in rates during the holding period, and the Company's current intent and ability to hold the fixed maturity and equity securities with unrealized losses for a period of time sufficient for them to recover, the Company has concluded that the aforementioned securities are not other-than-temporarily impaired.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  SECURITIES LENDING

     The Company participates in a securities lending program whereby blocks of securities, which are included in fixed maturity and equity securities, are loaned to third parties, primarily major brokerage firms. The Company requires a minimum of 102% of the fair value of the loaned securities to be separately maintained as collateral for the loans. Securities with a cost or amortized cost of $8.8 billion and $9.4 billion and an estimated fair value of $8.6 billion and $9.3 billion were on loan under the program at December 31, 2006 and 2005, respectively. Securities loaned under such transactions may be sold or repledged by the transferee. The Company was liable for cash collateral under its control of $8.9 billion and $9.6 billion at December 31, 2006 and 2005, respectively. Security collateral of $83 million and $174 million on deposit from customers in connection with the securities lending transactions at December 31, 2006 and 2005, respectively, may not be sold or repledged and is not reflected in the consolidated financial statements.

  ASSETS ON DEPOSIT

     The Company had investment assets on deposit with regulatory agencies with a fair market value of $20 million and $25 million at December 31, 2006 and 2005, respectively, consisting primarily of fixed maturity and equity securities.

  MORTGAGE AND CONSUMER LOANS

     Mortgage and consumer loans are categorized as follows:

                                                                  DECEMBER 31,
                                                      -----------------------------------
                                                            2006               2005
                                                      ----------------   ----------------
                                                      AMOUNT   PERCENT   AMOUNT   PERCENT
                                                      ------   -------   ------   -------
                                                                 (IN MILLIONS)
Commercial mortgage loans...........................  $2,095      58%    $1,173      46%
Agricultural mortgage loans.........................   1,460      41      1,300      51
Consumer loans......................................      46       1         79       3
                                                      ------     ---     ------     ---
  Subtotal..........................................   3,601     100%     2,552     100%
                                                                 ===                ===
Less: Valuation allowances..........................       6                  9
                                                      ------             ------
Mortgage and consumer loans.........................  $3,595             $2,543
                                                      ======             ======



     Mortgage loans are collateralized by properties located in the United States. At December 31, 2006, 27%, 8% and 7% of the value of the Company's mortgage and consumer loans were located in California, Texas and New York, respectively. Generally, the Company, as the lender, only loans up to 75% of the purchase price of the underlying real estate.

     Information regarding loan valuation allowances for mortgage and consumer loans is as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                              2006      2005      2004
                                                              ----      ----      ----
                                                                    (IN MILLIONS)
Balance at January 1,.......................................   $ 9       $ 1       $ 1
Additions...................................................     3         8        --
Deductions..................................................    (6)       --        --
                                                               ---       ---       ---
Balance at December 31,.....................................   $ 6       $ 9       $ 1
                                                               ===       ===       ===


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A portion of the Company's mortgage and consumer loans was impaired and consists of the following:

                                                                      DECEMBER 31,
                                                            -------------------------------
                                                                 2006             2005
                                                            --------------   --------------
                                                                     (IN MILLIONS)
Impaired loans with valuation allowances..................        $--              $ 2
Impaired loans without valuation allowances...............          8               14
                                                                  ---              ---
  Subtotal................................................          8               16
Less: Valuation allowances on impaired loans..............         --                1
                                                                  ---              ---
  Impaired loans..........................................        $ 8              $15
                                                                  ===              ===



     Mortgage and consumer loans with scheduled payments of 90 days or more past due on which interest is still accruing had an amortized cost of $6 million and $13 million at December 31, 2006 and 2005, respectively. There were no mortgage and consumer loans on which interest is no longer accrued at both December 31, 2006 and 2005. There were no mortgage and consumer loans in foreclosure at both December 31, 2006 and 2005.

  REAL ESTATE AND REAL ESTATE JOINT VENTURES

     Real estate and real estate joint ventures consisted of the following:

                                                                      DECEMBER 31,
                                                            -------------------------------
                                                                 2006             2005
                                                            --------------   --------------
                                                                     (IN MILLIONS)
Real estate...............................................       $ 37              $36
Accumulated depreciation..................................         (1)              --
                                                                 ----              ---
Net real estate...........................................         36               36
Real estate joint ventures................................        144               60
                                                                 ----              ---
Real estate and real estate joint ventures................       $180              $96
                                                                 ====              ===



     The components of real estate and real estate joint ventures are as follows:

                                                                       DECEMBER
                                                                         31,
                                                                     -----------
                                                                     2006   2005
                                                                     ----   ----
                                                                         (IN
                                                                      MILLIONS)
Real estate and real estate joint ventures held-for-investment.....  $173    $91
Real estate held-for-sale..........................................     7      5
                                                                     ----    ---
Real estate and real estate joint ventures.........................  $180    $96
                                                                     ====    ===



     Related depreciation expense was insignificant for all periods presented.

     There were no non-income producing real estate and real estate joint ventures at December 31, 2006. The carrying value of non-income producing real estate and real estate joint ventures was $3 million at December 31, 2005.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Real estate and real estate joint ventures were categorized as follows:

                                                                  DECEMBER 31,
                                                      -----------------------------------
                                                            2006               2005
                                                      ----------------   ----------------
                                                      AMOUNT   PERCENT   AMOUNT   PERCENT
                                                      ------   -------   ------   -------
                                                                 (IN MILLIONS)
Office..............................................   $ 46       26%      $53       55%
Apartments..........................................     --       --         1        1
Retail..............................................     12        7        --       --
Real estate investment funds........................     93       52        --       --
Land................................................      1       --         3        3
Agriculture.........................................     28       15        31       32
Industrial..........................................     --       --         8        9
                                                       ----      ---       ---      ---
  Total.............................................   $180      100%      $96      100%
                                                       ====      ===       ===      ===



     The Company's real estate holdings are primarily located in the United States. At December 31, 2006, 72%, 7% and 6% of the Company's real estate holdings were located in New York, Florida and Texas, respectively.

  NET INVESTMENT INCOME

     The components of net investment income are as follows:

                                                              YEARS ENDED DECEMBER
                                                                       31,
                                                             ----------------------
                                                              2006     2005    2004
                                                             ------   ------   ----
                                                                  (IN MILLIONS)
Fixed maturity securities..................................  $2,719   $1,377   $176
Equity securities..........................................      17        6     --
Mortgage and consumer loans................................     182      113     34
Policy loans...............................................      52       26      2
Real estate and real estate joint ventures.................      29        2     --
Other limited partnership interests........................     238       33     --
Cash, cash equivalents and short-term investments..........     137       71      6
Other......................................................       8       --     --
                                                             ------   ------   ----
  Total investment income..................................   3,382    1,628    218
Less: Investment expenses..................................     543      190     11
                                                             ------   ------   ----
  Net investment income....................................  $2,839   $1,438   $207
                                                             ======   ======   ====



     For the years ended December 31, 2006, 2005 and 2004, affiliated investment income of $29 million, $10 million and $4 million, respectively, related to short-term investments, is included in the table above.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  NET INVESTMENT GAINS (LOSSES)

     The components of net investment gains (losses) are as follows:

                                                              YEARS ENDED DECEMBER
                                                                       31,
                                                              --------------------
                                                               2006    2005   2004
                                                              -----   -----   ----
                                                                  (IN MILLIONS)
Fixed maturity securities...................................  $(497)  $(300)   $(5)
Equity securities...........................................     10       1     --
Mortgage and consumer loans.................................      7      (9)    --
Real estate and real estate joint ventures..................     64       7     --
Other limited partnership interests.........................     (1)     (1)    --
Sales of businesses.........................................     --       2     --
Derivatives.................................................    177      (2)    (4)
Other.......................................................   (281)    104     --
                                                              -----   -----    ---
  Net investment gains (losses).............................  $(521)  $(198)   $(9)
                                                              =====   =====    ===



     For the years ended December 31, 2006, 2005 and 2004, affiliated investment gains (losses) of ($87) million, ($25) million and ($4) million, respectively, are included in the table above.

     The Company periodically disposes of fixed maturity and equity securities at a loss. Generally, such losses are insignificant in amount or in relation to the cost basis of the investment, are attributable to declines in fair value occurring in the period of the disposition or are as a result of management's decision to sell securities based on current conditions or the Company's need to shift the portfolio to maintain its portfolio management objectives.

     Losses from fixed maturity and equity securities deemed other-than-temporarily impaired, included within net investment gains (losses), were $41 million, $0 and $1 million for the years ended December 31, 2006, 2005 and 2004, respectively.

  NET UNREALIZED INVESTMENT GAINS (LOSSES)

     The components of net unrealized investment gains (losses), included in accumulated other comprehensive income (loss), are as follows:

                                                              YEARS ENDED DECEMBER
                                                                       31,
                                                              --------------------
                                                               2006    2005   2004
                                                              -----   -----   ----
                                                                  (IN MILLIONS)
Fixed maturity securities...................................  $(566)  $(639)  $ 97
Equity securities...........................................     17      (4)    --
Derivatives.................................................     (9)     (2)    (4)
Other.......................................................      7     (19)    --
                                                              -----   -----   ----
  Subtotal..................................................   (551)   (664)    93
                                                              -----   -----   ----
Amounts allocated from:
  Future policy benefit loss recognition....................     --     (78)    --
  DAC and VOBA..............................................     66     102    (47)
                                                              -----   -----   ----
  Subtotal..................................................     66      24    (47)
Deferred income tax.........................................    171     224    (16)
                                                              -----   -----   ----
  Subtotal..................................................    237     248    (63)
                                                              -----   -----   ----
     Net unrealized investment gains (losses)...............  $(314)  $(416)  $ 30
                                                              =====   =====   ====


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The changes in net unrealized investment gains (losses) are as follows:

                                                              YEARS ENDED DECEMBER
                                                                       31,
                                                              --------------------
                                                               2006    2005   2004
                                                              -----   -----   ----
                                                                  (IN MILLIONS)
Balance, January 1,.........................................  $(416)  $  30   $ 32
Unrealized investment gains (losses) during the year........    113    (756)   (14)
Unrealized investment gains (losses) relating to:
  Future policy benefit gain (loss) recognition.............     78     (78)    --
  DAC and VOBA..............................................    (36)    148     10
  Deferred income tax.......................................    (53)    240      2
                                                              -----   -----   ----
Balance, December 31,.......................................  $(314)  $(416)  $ 30
                                                              =====   =====   ====
Net change in unrealized investment gains (losses)..........  $ 102   $(446)  $ (2)
                                                              =====   =====   ====



  TRADING SECURITIES

     MetLife Connecticut was the majority owner of Tribeca on the Acquisition Date. Tribeca was a feeder fund investment structure whereby the feeder fund invests substantially all of its assets in the master fund, Tribeca Global Convertible Instruments, Ltd. The primary investment objective of the master fund is to achieve enhanced risk-adjusted return by investing in domestic and foreign equities and equity-related securities utilizing such strategies as convertible securities arbitrage. At December 31, 2005, the Company was the majority owner of Tribeca and consolidated the fund within its consolidated financial statements. At December 31, 2005, the Company held $452 million of trading securities and $190 million of the short sale agreements associated with the trading securities portfolio, which are included within other liabilities. Net investment income related to the trading activities of Tribeca, which included interest and dividends earned and net realized and unrealized gains (losses), was $12 million and $6 million for the years ended December 31, 2006 and 2005, respectively.

     During the second quarter of 2006, the Company's ownership interests in Tribeca declined to a position whereby Tribeca is no longer consolidated and, as of June 30, 2006, is accounted for under the equity method of accounting. The equity method investment at December 31, 2006 of $82 million was included in other limited partnership interests. Net investment income related to the Company's equity method investment in Tribeca was $9 million for the six months ended December 31, 2006.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  VARIABLE INTEREST ENTITIES

     The following table presents the total assets of and maximum exposure to loss relating to VIEs for which the Company has concluded that it holds significant variable interests but it is not the primary beneficiary and which have not been consolidated:

                                                                   DECEMBER 31, 2006
                                                               ------------------------
                                                                              MAXIMUM
                                                                  TOTAL     EXPOSURE TO
                                                               ASSETS (1)     LOSS (2)
                                                               ----------   -----------
                                                                     (IN MILLIONS)
Asset-backed securitizations.................................    $   866        $ 39
Real estate joint ventures(3)................................        944          63
Other limited partnership interests(4).......................      2,629         193
Other investments(5).........................................     14,839         485
                                                                 -------        ----
  Total......................................................    $19,278        $780
                                                                 =======        ====



--------

   (1) The assets of the asset-backed securitizations are reflected at fair value at December 31, 2006. The assets of the real estate joint ventures, other limited partnership interests and other investments are reflected at the carrying amounts at which such assets would have been reflected on the Company's balance sheet had the Company consolidated the VIE from the date of its initial investment in the entity.

   (2) The maximum exposure to loss of the asset-backed securitizations is equal to the carrying amounts of participation. The maximum exposure to loss relating to real estate joint ventures, other limited partnership interests and other investments is equal to the carrying amounts plus any unfunded commitments, reduced by amounts guaranteed by other partners.

   (3) Real estate joint ventures include partnerships and other ventures which engage in the acquisition, development, management and disposal of real estate investments.

   (4) Other limited partnership interests include partnerships established for the purpose of investing in public and private debt and equity securities, as well as limited partnerships.

   (5) Other investments include securities that are not asset-backed securitizations.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  DERIVATIVE FINANCIAL INSTRUMENTS

  TYPES OF DERIVATIVE FINANCIAL INSTRUMENTS

     The following table presents the notional amounts and current market or fair value of derivative financial instruments held at:

                             DECEMBER 31, 2006                    DECEMBER 31, 2005
                     ---------------------------------    ---------------------------------
                                     CURRENT MARKET                       CURRENT MARKET
                                     OR FAIR VALUE                        OR FAIR VALUE
                     NOTIONAL    ---------------------    NOTIONAL    ---------------------
                      AMOUNT     ASSETS    LIABILITIES     AMOUNT     ASSETS    LIABILITIES
                     --------    ------    -----------    --------    ------    -----------
                                                  (IN MILLIONS)
Interest rate
  swaps...........    $ 8,841    $  431        $ 70        $ 6,623    $  356        $ 52
Interest rate
  floors..........      9,021        71          --          2,000        26          --
Interest rate
  caps............      6,715         6          --          3,020        18          --
Financial
  futures.........        602         6           1            228         2           2
Foreign currency
  swaps...........      2,723       580          66          3,110       429          76
Foreign currency
  forwards........        124         1          --            488        18           2
Options...........         --        80           7             --       165           3
Financial
  forwards........        900        --          15             --        --           2
Credit default
  swaps...........      1,231         1           5            987         2           2
                      -------    ------        ----        -------    ------        ----
  Total...........    $30,157    $1,176        $164        $16,456    $1,016        $139
                      =======    ======        ====        =======    ======        ====



     The above table does not include notional values for equity futures, equity financial forwards and equity options. At December 31, 2006 and 2005, the Company owned 290 and 587 equity futures contracts, respectively. Market values of equity futures are included in financial futures in the preceding table. At December 31, 2006 and 2005, the Company owned 85,500 and 75,500 equity financial forwards, respectively. Market values of equity financial forwards are included in financial forwards in the preceding table. At December 31, 2006 and 2005, the Company owned 1,022,900 and 1,420,650 equity options, respectively. Market values of equity options are included in options in the preceding table.

     The following table presents the notional amounts of derivative financial instruments by maturity at December 31, 2006:

                                                          REMAINING LIFE
                    -----------------------------------------------------------------------------------------
                                          AFTER ONE YEAR       AFTER FIVE YEARS
                    ONE YEAR OR LESS    THROUGH FIVE YEARS    THROUGH TEN YEARS    AFTER TEN YEARS     TOTAL
                    ----------------    ------------------    -----------------    ---------------    -------
                                                          (IN MILLIONS)
Interest rate
  swaps...........       $  980               $ 5,570              $ 1,699              $  592        $ 8,841
Interest rate
  floors..........           --                   551                8,470                  --          9,021
Interest rate
  caps............           --                 6,715                   --                  --          6,715
Financial
  futures.........          602                    --                   --                  --            602
Foreign currency
  swaps...........           67                 1,588                  996                  72          2,723
Foreign currency
  forwards........          124                    --                   --                  --            124
Financial
  forwards........           --                    --                   --                 900            900
Credit default
  swaps...........           30                 1,186                   15                  --          1,231
                         ------               -------              -------              ------        -------
  Total...........       $1,803               $15,610              $11,180              $1,564        $30,157
                         ======               =======              =======              ======        =======


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Interest rate swaps are used by the Company primarily to reduce market risks from changes in interest rates and to alter interest rate exposure arising from mismatches between assets and liabilities (duration mismatches). In an interest rate swap, the Company agrees with another party to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts as calculated by reference to an agreed notional principal amount. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by the counterparty at each due date.

     The Company also enters into basis swaps to better match the cash flows from assets and related liabilities. In a basis swap, both legs of the swap are floating with each based on a different index. Generally, no cash is exchanged at the outset of the contract and no principal payments are made by either party. A single net payment is usually made by one counterparty at each due date. Basis swaps are included in interest rate swaps in the preceding table.

     Interest rate caps and floors are used by the Company primarily to protect its floating rate liabilities against rises in interest rates above a specified level, and against interest rate exposure arising from mismatches between assets and liabilities (duration mismatches), as well as to protect its minimum rate guarantee liabilities against declines in interest rates below a specified level, respectively.

     In exchange-traded interest rate (Treasury and swap) and equity futures transactions, the Company agrees to purchase or sell a specified number of contracts, the value of which is determined by the different classes of interest rate and equity securities, and to post variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts. The Company enters into exchange-traded futures with regulated futures commission merchants that are members of the exchange.

     Exchange-traded interest rate (Treasury and swap) futures are used primarily to hedge mismatches between the duration of assets in a portfolio and the duration of liabilities supported by those assets, to hedge against changes in value of securities the Company owns or anticipates acquiring, and to hedge against changes in interest rates on anticipated liability issuances by replicating Treasury or swap curve performance. The value of interest rate futures is substantially impacted by changes in interest rates and they can be used to modify or hedge existing interest rate risk.

     Exchange-traded equity futures are used primarily to hedge liabilities embedded in certain variable annuity products offered by the Company.

     Foreign currency derivatives, including foreign currency swaps, foreign currency forwards and currency option contracts, are used by the Company to reduce the risk from fluctuations in foreign currency exchange rates associated with its assets and liabilities denominated in foreign currencies. The Company also uses foreign currency forwards to hedge the foreign currency risk associated with certain of its net investments in foreign operations.

     In a foreign currency swap transaction, the Company agrees with another party to exchange, at specified intervals, the difference between one currency and another at a forward exchange rate calculated by reference to an agreed upon principal amount. The principal amount of each currency is exchanged at the inception and termination of the currency swap by each party.

     In a foreign currency forward transaction, the Company agrees with another party to deliver a specified amount of an identified currency at a specified future date. The price is agreed upon at the time of the contract and payment for such a contract is made in a different currency at the specified future date.

     The Company enters into currency option contracts that give it the right, but not the obligation, to sell the foreign currency amount in exchange for a functional currency amount within a limited time at a contracted price. The contracts may also be net settled in cash, based on differentials in the foreign exchange rate and the strike price. Currency option contracts are included in options in the preceding table.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Equity index options are used by the Company primarily to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. To hedge against adverse changes in equity indices, the Company enters into contracts to sell the equity index within a limited time at a contracted price. The contracts will be net settled in cash based on differentials in the indices at the time of exercise and the strike price. Equity index options are included in options in the preceding table.

     The Company enters into financial forwards to buy and sell securities. The price is agreed upon at the time of the contract and payment for such a contract is made at a specified future date.

     Equity variance swaps are used by the Company primarily to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. In an equity variance swap, the Company agrees with another party to exchange amounts in the future, based on changes in equity volatility over a defined period. Equity variance swaps are included in financial forwards in the preceding table.

     Certain credit default swaps are used by the Company to hedge against credit-related changes in the value of its investments and to diversify its credit risk exposure in certain portfolios. In a credit default swap transaction, the Company agrees with another party, at specified intervals, to pay a premium to insure credit risk. If a credit event, as defined by the contract, occurs, generally the contract will require the swap to be settled gross by the delivery of par quantities of the referenced investment equal to the specified swap notional in exchange for the payment of cash amounts by the counterparty equal to the par value of the investment surrendered.

     Credit default swaps are also used to synthetically create investments that are either more expensive to acquire or otherwise unavailable in the cash markets. These transactions are a combination of a derivative and usually a U.S. Treasury or Agency security.

  HEDGING

     The following table presents the notional amounts and fair value of derivatives by type of hedge designation at:

                                            DECEMBER 31, 2006                 DECEMBER 31, 2005
                                     -------------------------------   -------------------------------
                                                     FAIR VALUE                        FAIR VALUE
                                     NOTIONAL   --------------------   NOTIONAL   --------------------
                                      AMOUNT    ASSETS   LIABILITIES    AMOUNT    ASSETS   LIABILITIES
                                     --------   ------   -----------   --------   ------   -----------
                                                               (IN MILLIONS)
Fair value.........................   $    69   $   --       $  1       $    71   $   --       $ --
Cash flow..........................       455       42         --           442        2          4
Non-qualifying.....................    29,633    1,134        163        15,943    1,014        135
                                      -------   ------       ----       -------   ------       ----
  Total............................   $30,157   $1,176       $164       $16,456   $1,016       $139
                                      =======   ======       ====       =======   ======       ====



     The following table presents the settlement payments recorded in income for the:

                                                                YEARS ENDED DECEMBER
                                                                        31,
                                                              -----------------------
                                                              2006     2005      2004
                                                              ----     ----      ----
                                                                   (IN MILLIONS)
Qualifying hedges:
  Interest credited to policyholder account balances........   $(9)     $(1)      $--
Non-qualifying hedges:
  Net investment gains (losses).............................    73       (8)       --
                                                               ---      ---       ---
  Total.....................................................   $64      $(9)      $--
                                                               ===      ===       ===


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  FAIR VALUE HEDGES

     The Company designates and accounts for the following as fair value hedges when they have met the requirements of SFAS 133: (i) interest rate swaps to convert fixed rate investments to floating rate investments; (ii) foreign currency swaps to hedge the foreign currency fair value exposure of foreign currency denominated investments and liabilities; and (iii) interest rate futures to hedge against changes in value of fixed rate securities.

     The Company recognized net investment gains (losses) representing the ineffective portion of all fair value hedges as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                              2006      2005      2004
                                                              ----      ----      ----
                                                                    (IN MILLIONS)
Changes in the fair value of derivatives....................   $(1)      $--       $(1)
Changes in the fair value of the items hedged...............     2        --         1
                                                               ---       ---       ---
Net ineffectiveness of fair value hedging activities........   $ 1       $--       $--
                                                               ===       ===       ===



     All components of each derivative's gain or loss were included in the assessment of hedge ineffectiveness. There were no instances in which the Company discontinued fair value hedge accounting due to a hedged firm commitment no longer qualifying as a fair value hedge.

  CASH FLOW HEDGES

     The Company designates and accounts for the following as cash flow hedges, when they have met the requirements of SFAS 133: (i) interest rate swaps to convert floating rate investments to fixed rate investments; (ii) interest rate swaps to convert floating rate liabilities into fixed rate liabilities; and
(iii) foreign currency swaps to hedge the foreign currency cash flow exposure of foreign currency denominated investments and liabilities.

     For the year ended December 31, 2006, the Company recognized no net investment gains (losses) as the ineffective portion of all cash flow hedges. For the years ended December 31, 2005 and 2004, the Company recognized insignificant net investment gains (losses), which represent the ineffective portion of all cash flow hedges. All components of each derivative's gain or loss were included in the assessment of hedge ineffectiveness. For the years ended December 31, 2006, 2005 and 2004, there were no instances in which the Company discontinued cash flow hedge accounting because the forecasted transactions did not occur on the anticipated date or in the additional time period permitted by SFAS 133. There were no hedged forecasted transactions, other than the receipt or payment of variable interest payments for the years ended December 31, 2006, 2005 and 2004.

     The following table presents the components of other comprehensive income
(loss), before income tax, related to cash flow hedges:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                              2006      2005      2004
                                                              ----      ----      ----
                                                                    (IN MILLIONS)
Balance at January 1,.......................................   $(2)      $(4)      $(2)
Gains (losses) deferred in other comprehensive income (loss)
  on the effective portion of cash flow hedges..............    (7)        2        (2)
                                                               ---       ---       ---
Balance at December 31,.....................................   $(9)      $(2)      $(4)
                                                               ===       ===       ===



     At December 31, 2006, $19 million of the deferred net gain on derivatives accumulated in other comprehensive income (loss) are expected to be reclassified to earnings during the year ending December 31, 2007.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  NON-QUALIFYING DERIVATIVES AND DERIVATIVES FOR PURPOSES OTHER THAN HEDGING

     The Company enters into the following derivatives that do not qualify for hedge accounting under SFAS 133 or for purposes other than hedging: (i) interest rate swaps, purchased caps and floors, and interest rate futures to economically hedge its exposure to interest rate volatility; (ii) foreign currency forwards, swaps and option contracts to economically hedge its exposure to adverse movements in exchange rates; (iii) credit default swaps to minimize its exposure to adverse movements in credit; (iv) equity futures, equity index options and equity variance swaps to economically hedge liabilities embedded in certain variable annuity products; (v) credit default swaps to synthetically create investments; and (vi) basis swaps to better match the cash flows of assets and related liabilities.

     For the years ended December 31, 2006, 2005 and 2004, the Company recognized as net investment gains (losses), excluding embedded derivatives, changes in fair value of $16 million, ($37) million and ($6) million, respectively, related to derivatives that do not qualify for hedge accounting.

  EMBEDDED DERIVATIVES

     The Company has certain embedded derivatives which are required to be separated from their host contracts and accounted for as derivatives. These host contracts include guaranteed minimum withdrawal contracts and guaranteed minimum accumulation contracts. The fair value of the Company's embedded derivative assets was $40 million and $0 at December 31, 2006 and 2005, respectively. The fair value of the Company's embedded derivative liabilities was $3 million and $40 million at December 31, 2006 and 2005, respectively. The amounts recorded and included in net investment gains (losses) for the years ended December 31, 2006 and 2005 were gains of $80 million and $41 million, respectively. There were no amounts recorded and included in net investment gains (losses) for the year ended December 31, 2004.

  CREDIT RISK

     The Company may be exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments. Generally, the current credit exposure of the Company's derivative contracts is limited to the fair value at the reporting date. The credit exposure of the Company's derivative transactions is represented by the fair value of contracts with a net positive fair value at the reporting date.

     The Company manages its credit risk related to over-the-counter derivatives by entering into transactions with creditworthy counterparties, maintaining collateral arrangements and through the use of master agreements that provide for a single net payment to be made by one counterparty to another at each due date and upon termination. Because exchange traded futures are effected through regulated exchanges, and positions are marked to market on a daily basis, the Company has minimal exposure to credit related losses in the event of nonperformance by counterparties to such derivative instruments.

     The Company enters into various collateral arrangements, which require both the pledging and accepting of collateral in connection with its derivative instruments. As of December 31, 2006 and 2005, the Company was obligated to return cash collateral under its control of $273 million and $145 million, respectively. This unrestricted cash collateral is included in cash and cash equivalents and the obligation to return it is included in payables for collateral under securities loaned and other transactions in the consolidated balance sheets. As of December 31, 2006 and 2005, the Company had also accepted collateral consisting of various securities with a fair market value of $410 million and $427 million, respectively, which are held in separate custodial accounts. The Company is permitted by contract to sell or repledge this collateral, but as of December 31, 2006 and 2005, none of the collateral had been sold or repledged.

     In addition, the Company has exchange traded futures, which require the pledging of collateral. As of December 31, 2006 and 2005, the Company pledged collateral of $25 million and $22 million, respectively, which

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


is included in fixed maturity securities. The counterparties are permitted by contract to sell or repledge this collateral.

6.  DEFERRED POLICY ACQUISITION COSTS AND VALUE OF BUSINESS ACQUIRED

     Information regarding DAC and VOBA is as follows:

                                                              DAC     VOBA     TOTAL
                                                            ------   ------   ------
                                                                  (IN MILLIONS)
Balance at January 1, 2004................................  $  502   $   --   $  502
  Capitalizations.........................................     281       --      281
                                                            ------   ------   ------
     Subtotal.............................................     783       --      783
  Less: Amortization related to:
     Net investment gains (losses)........................      (2)      --       (2)
     Unrealized investment gains (losses).................     (10)      --      (10)
     Other expenses.......................................     117       --      117
                                                            ------   ------   ------
       Total amortization.................................     105       --      105
                                                            ------   ------   ------
Balance at December 31, 2004..............................     678       --      678
Contribution of MetLife Connecticut from MetLife (Note
  2)......................................................      --    3,490    3,490
  Capitalizations.........................................     886       --      886
                                                            ------   ------   ------
     Subtotal.............................................   1,564    3,490    5,054
  Less: Amortization related to:
     Net investment gains (losses)........................      --      (26)     (26)
     Unrealized investment gains (losses).................     (41)    (107)    (148)
     Other expenses.......................................     109      205      314
                                                            ------   ------   ------
       Total amortization.................................      68       72      140
                                                            ------   ------   ------
Balance at December 31, 2005..............................   1,496    3,418    4,914
  Capitalizations.........................................     721       --      721
                                                            ------   ------   ------
     Subtotal.............................................   2,217    3,418    5,635
  Less: Amortization related to:
     Net investment gains (losses)........................     (16)     (68)     (84)
     Unrealized investment gains (losses).................     (10)      46       36
     Other expenses.......................................     252      320      572
                                                            ------   ------   ------
       Total amortization.................................     226      298      524
                                                            ------   ------   ------
Balance at December 31, 2006..............................  $1,991   $3,120   $5,111
                                                            ======   ======   ======



     The estimated future amortization expense allocated to other expenses for the next five years for VOBA is $358 million in 2007, $333 million in 2008, $312 million in 2009, $283 million in 2010 and $253 million in 2011.

     Amortization of VOBA and DAC is related to (i) investment gains and losses and the impact of such gains and losses on the amount of the amortization; (ii) unrealized investment gains and losses to provide information regarding the amount that would have been amortized if such gains and losses had been recognized; and (iii) other expenses to provide amounts related to the gross margins or profits originating from transactions other than investment gains and losses.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  GOODWILL

     Goodwill is the excess of cost over the fair value of net assets acquired. Information regarding goodwill is as follows:

                                                                      DECEMBER
                                                                        31,
                                                                    -----------
                                                                    2006   2005
                                                                    ----   ----
                                                                        (IN
                                                                     MILLIONS)
Balance at January 1,.............................................  $924   $ 68
Contribution of MetLife Connecticut from MetLife (Note 2).........    29    856
                                                                    ----   ----
Balance at December 31,...........................................  $953   $924
                                                                    ====   ====



8.  INSURANCE

  VALUE OF DISTRIBUTION AGREEMENTS AND CUSTOMER RELATIONSHIPS ACQUIRED

     Information regarding VODA and the value of customer relationships acquired ("VOCRA"), which are reported in other assets, is as follows:

                                                                 YEARS ENDED DECEMBER
                                                                          31,
                                                                ----------------------
                                                                2006     2005     2004
                                                                ----     ----     ----
                                                                     (IN MILLIONS)
Balance at January 1,........................................   $ 72      $--      $--
Contribution of MetLife Connecticut from MetLife (Note 2)....     --       73       --
Contribution of VODA from MetLife............................    167       --       --
Amortization.................................................     (2)      (1)      --
                                                                ----      ---      ---
Balance at December 31,......................................   $237      $72      $--
                                                                ====      ===      ===



     The estimated future amortization expense allocated to other expenses for the next five years for VODA and VOCRA is $5 million in 2007, $7 million in 2008, $9 million in 2009, $11 million in 2010 and $11 million in 2011.

     On September 30, 2006, MLI-USA received a capital contribution from MetLife of $162 million in the form of intangible assets related to VODA of $167 million, net of deferred income tax of $5 million, for which MLI-USA receives the benefit. The VODA originated through MetLife's acquisition of Travelers and is reported within other assets in the amount of $166 million at December 31, 2006.

     The value of the other identifiable intangibles as discussed above reflects the estimated fair value of the Citigroup/Travelers distribution agreement acquired at July 1, 2005 and will be amortized in relation to the expected economic benefits of the agreement. The weighted average amortization period of the other intangible assets is 16 years. If actual experience under the distribution agreements differs from expectations, the amortization of these intangibles will be adjusted to reflect actual experience.

     The use of discount rates was necessary to establish the fair value of the other identifiable intangible assets. In selecting the appropriate discount rates, management considered its weighted average cost of capital as well as the weighted average cost of capital required by market participants. A discount rate of 11.5% was used to value these intangible assets.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  SALES INDUCEMENTS

     Information regarding deferred sales inducements, which are reported in other assets, is as follows:

                                                              YEARS ENDED DECEMBER
                                                                       31,
                                                             ----------------------
                                                             2006     2005     2004
                                                             ----     ----     ----
                                                                  (IN MILLIONS)
Balance at January 1,......................................  $218     $143     $ 94
Capitalization.............................................   129       83       65
Amortization...............................................   (17)      (8)     (16)
                                                             ----     ----     ----
Balance at December 31,....................................  $330     $218     $143
                                                             ====     ====     ====



  SEPARATE ACCOUNTS

     Separate account assets and liabilities at December 31, 2006, include pass-through separate accounts totaling $50.1 billion for which the policyholder assumes all investment risk. Separate account assets and liabilities at December 31, 2005, included two categories of account types: pass-through separate accounts totaling $43.6 billion and separate accounts with a minimum return or account value for which the Company contractually guarantees either a minimum return or account value to the policyholder which totaled $943 million. The average interest rates credited on these contracts were 4.5% at December 31, 2005.

     Fees charged to the separate accounts by the Company (including mortality charges, policy administration fees and surrender charges) are reflected in the Company's revenues as universal life and investment-type product policy fees and totaled $800 million, $467 million and $155 million for the years ended December 31, 2006, 2005 and 2004, respectively.

     For the years ended December 31, 2006, 2005 and 2004, there were no investment gains (losses) on transfers of assets from the general account to the separate accounts.

  OBLIGATIONS UNDER GUARANTEED INTEREST CONTRACT PROGRAM

     The Company issues fixed and floating rate obligations under its guaranteed interest contract ("GIC") program which are denominated in either U.S. dollars or foreign currencies. During the year ended December 31, 2006, there were no new issuances in such obligations and there were repayments of $1.1 billion. During the years ended December 31, 2005 and 2004, there were no new issuances or repayments of such obligations. Accordingly, at December 31, 2006 and 2005, GICs outstanding, which are included in PABs, were $4.6 billion and $5.3 billion, respectively. During the years ended December 31, 2006, 2005 and 2004, interest credited on the contracts, which are included in interest credited to PABs, was $163 million, $80 million and $0, respectively.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  LIABILITIES FOR UNPAID CLAIMS AND CLAIM EXPENSES

     Information regarding the liabilities for unpaid claims and claim expenses relating to group accident and non-medical health policies and contracts, which are reported in future policyholder benefits, is as follows:

                                                  YEARS ENDED DECEMBER 31,
                                                 -------------------------
                                                     2006          2005
                                                 -----------   -----------
                                                       (IN MILLIONS)
Balance at January 1,..........................  $       512   $        --
  Less: Reinsurance recoverables...............         (373)           --
                                                 -----------   -----------
Net balance January 1,.........................          139            --
                                                 -----------   -----------
Contribution of MetLife Connecticut by MetLife
  (Note 2).....................................           --           137
Incurred related to:
  Current year.................................           29            19
  Prior years..................................            4            (3)
                                                 -----------   -----------
                                                          33            16
                                                 -----------   -----------
Paid related to:
  Current year.................................           (2)           (1)
  Prior years..................................          (22)          (13)
                                                 -----------   -----------
                                                         (24)          (14)
                                                 -----------   -----------
Net balance at December 31,....................          148           139
  Add: Reinsurance recoverables................          403           373
                                                 -----------   -----------
Balance at December 31,........................  $       551   $       512
                                                 ===========   ===========



     There were no liabilities for unpaid claims and claims expenses for the year ended December 31, 2004.

     Claims and claim adjustment expenses associated with prior periods increased by $4 million for the year ended December 31, 2006, and decreased by $3 million for the year ended December 31, 2005. There were no claims and claim adjustment expenses associated with prior periods for the year ended December 31, 2004. In all periods presented, the change was due to differences between actual benefit periods and expected benefit periods for long-term care and disability contracts.

  GUARANTEES

     The Company issues annuity contracts which may include contractual guarantees to the contractholder for: (i) return of no less than total deposits made to the contract less any partial withdrawals ("return of net deposits"); and (ii) the highest contract value on a specified anniversary date minus any withdrawals following the contract anniversary, or total deposits made to the contract less any partial withdrawals plus a minimum return ("anniversary contract value" or "minimum return").

     The Company also issues universal and variable life contracts where the Company contractually guarantees to the contractholder a secondary guarantee.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Information regarding the types of guarantees relating to annuity contracts and universal and variable life contracts is as follows:

                                                                AT DECEMBER 31,
                                  ---------------------------------------------------------------------------
                                                 2006                                     2005
                                  ----------------------------------       ----------------------------------
                                      IN THE                 AT                IN THE                 AT
                                  EVENT OF DEATH       ANNUITIZATION       EVENT OF DEATH       ANNUITIZATION
                                  --------------       -------------       --------------       -------------
                                                                 (IN MILLIONS)
ANNUITY CONTRACTS(1)
RETURN OF NET DEPOSITS
  Separate account value........     $   8,213                 N/A            $   5,537                 N/A
  Net amount at risk(2).........     $      --(3)              N/A            $      --(3)              N/A
  Average attained age of
     contractholders............      61 years                 N/A             61 years                 N/A
ANNIVERSARY CONTRACT VALUE OR
  MINIMUM RETURN
  Separate account value........     $  44,036           $  13,179            $  40,744           $  10,081
  Net amount at risk(2).........     $   1,422(3)        $      30(4)         $     934(3)        $      38(4)
  Average attained age of
     contractholders............      58 years            60 years             60 years            60 years



                                                                    AT DECEMBER 31,
                                                              ---------------------------
                                                                 2006             2005
                                                              ----------       ----------
                                                               SECONDARY        SECONDARY
                                                              GUARANTEES       GUARANTEES
                                                              ----------       ----------
                                                                     (IN MILLIONS)
UNIVERSAL AND VARIABLE LIFE CONTRACTS(1)
Account value (general and separate account)...........        $   3,262        $   2,849
Net amount at risk(2)..................................        $  48,630(3)     $  44,943(3)
Average attained age of policyholders..................         57 years         56 years


--------

   (1) The Company's annuity and life contracts with guarantees may offer more than one type of guarantee in each contract. Therefore, the amounts listed above may not be mutually exclusive.

   (2) The net amount at risk is based on the direct amount at risk (excluding reinsurance).

   (3) The net amount at risk for guarantees of amounts in the event of death is defined as the current guaranteed minimum death benefit in excess of the current account balance at the balance sheet date.

   (4) The net amount at risk for guarantees of amounts at annuitization is defined as the present value of the minimum guaranteed annuity payments available to the contractholder determined in accordance with the terms of the contract in excess of the current account balance.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Information regarding the liabilities for guarantees (excluding base policy liabilities) relating to annuity and universal and variable life contracts is as follows:

                                                      ANNUITY      UNIVERSAL AND VARIABLE
                                                     CONTRACTS         LIFE CONTRACTS
                                                  --------------   ----------------------
                                                    GUARANTEED            SECONDARY
                                                  DEATH BENEFITS         GUARANTEES         TOTAL
                                                  --------------   ----------------------   -----
                                                                   (IN MILLIONS)
Balance at January 1, 2004......................        $--                  $--             $--
Incurred guaranteed benefits....................         --                   --              --
Paid guaranteed benefits........................         --                   --              --
                                                        ---                  ---             ---
Balance at December 31, 2004....................         --                   --              --
Incurred guaranteed benefits....................          3                    9              12
Paid guaranteed benefits........................         --                   --              --
                                                        ---                  ---             ---
Balance at December 31, 2005....................          3                    9              12
Incurred guaranteed benefits....................         --                   22              22
Paid guaranteed benefits........................         (3)                  --              (3)
                                                        ---                  ---             ---
Balance at December 31, 2006....................        $--                  $31             $31
                                                        ===                  ===             ===




     MLI-USA had guaranteed death and annuitization benefit liabilities on its annuity contracts of $38 million and $28 million at December 31, 2006 and 2005, respectively. MLI-USA reinsures 100% of this liability with an affiliate and has a corresponding recoverable from affiliated reinsurers related to such guarantee liabilities.

     Account balances of contracts with insurance guarantees are invested in separate account asset classes as follows:

                                                                   DECEMBER 31,
                                                                -----------------
                                                                  2006      2005
                                                                -------   -------
                                                                  (IN MILLIONS)
Mutual Fund Groupings
  Equity......................................................  $37,992   $30,480
  Bond........................................................    2,831     2,952
  Balanced....................................................    2,790     3,273
  Money Market................................................      949       791
  Specialty...................................................      460       684
                                                                -------   -------
     Total....................................................  $45,022   $38,180
                                                                =======   =======



9.  REINSURANCE

     The Company's life insurance operations participate in reinsurance activities in order to limit losses, minimize exposure to large risks, and provide additional capacity for future growth. The Company has historically reinsured the mortality risk on new individual life insurance policies primarily on an excess of retention basis or a quota share basis. The Company has reinsured up to 90% of the mortality risk for all new individual life insurance policies. This practice was initiated by the Company for different products starting at various points in time between 1997 and 2004. On a case by case basis, the Company may retain up to $5 million per life on single life individual policies and reinsure 100% of amounts in excess of the Company's retention limits. The Company evaluates its reinsurance programs routinely and may increase or decrease its retention at any time. Placement of reinsurance is done primarily on an automatic basis and also on a facultative basis for risks with specific characteristics.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In addition to reinsuring mortality risk, as described above, the Company reinsures other mortality and non-mortality risks, and specific coverages. The Company routinely reinsures certain classes of risks in order to limit its exposure to particular travel, avocation and lifestyle hazards. The Company has exposure to catastrophes, which could contribute to significant fluctuations in the Company's results of operations. The Company uses excess of retention and quota share reinsurance arrangements to provide greater diversification of risk and minimize exposure to larger risks.

     The Company reinsures its business through a diversified group of reinsurers. No single unaffiliated reinsurer has a material obligation to the Company nor is the Company's business substantially dependent upon any reinsurance contracts. The Company is contingently liable with respect to ceded reinsurance should any reinsurer be unable to meet its obligations under these agreements.

     MICC's workers' compensation business is reinsured through a 100% quota-share agreement with The Travelers Indemnity Company, an insurance subsidiary of The Travelers Companies, Inc.

     Effective July 1, 2000, MetLife Connecticut reinsured 90% of its individual long-term care insurance business with Genworth Life Insurance Company ("GLIC," formerly known as General Electric Capital Assurance Company), and its subsidiary, in the form of indemnity reinsurance agreements. In accordance with the terms of the reinsurance agreement, GLIC will effect assumption and novation of the reinsured contracts, to the extent permitted by law, no later than July 1, 2008. Effective June 30, 2005, MetLife Connecticut entered into an agreement with CIHC to effectively transfer the remaining results from the long-term care block of business from MetLife Connecticut to CIHC. Under the terms of this agreement, any gains remaining are payable to CIHC and any losses remaining are reimbursable from CIHC. MetLife Connecticut does, however, retain limited investment exposure related to the reinsured contracts. Citigroup unconditionally guarantees the performance of its subsidiary, CIHC.

     The Company reinsures the new production of fixed annuities and the riders containing benefit guarantees related to variable annuities to affiliated and non-affiliated reinsurers. The Company reinsures its risk associated with the secondary death benefit guarantee rider on certain universal life contracts to an affiliate. See Note 19.

     The amounts in the consolidated statements of income are presented net of reinsurance ceded. Information regarding the effect of reinsurance is as follows:

                                                         YEARS ENDED DECEMBER
                                                                  31,
                                                         --------------------
                                                          2006    2005   2004
                                                         -----   -----   ----
                                                             (IN MILLIONS)
Direct premiums........................................  $ 599   $ 413    $13
Reinsurance assumed....................................     21      38     --
Reinsurance ceded......................................   (312)   (170)    (4)
                                                         -----   -----    ---
Net premiums...........................................  $ 308   $ 281    $ 9
                                                         =====   =====    ===
Reinsurance recoverables netted against policyholder
  benefits and claims..................................  $ 635   $ 560    $(1)
                                                         =====   =====    ===



     Reinsurance recoverables, included in premiums and other receivables, were $4.6 billion and $4.3 billion at December 31, 2006 and 2005, respectively, including $3.0 billion and $2.8 billion at December 31, 2006 and 2005, respectively, relating to reinsurance on the runoff of long-term care business and $1.3 billion and $1.4 billion at December 31, 2006 and 2005, respectively, relating to reinsurance on the runoff of workers compensation business. Reinsurance and ceded commissions payables, included in other liabilities were $99 million and $64 million at December 31, 2006 and 2005, respectively.

     For the year ended December 31, 2006, both reinsurance ceded and assumed include affiliated transactions of $21 million. For the year ended December 31, 2005, reinsurance ceded and assumed include affiliated transactions

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


of $12 million and $38 million, respectively. For the year ended December 31, 2004, both reinsurance ceded and assumed include affiliated transactions of $1 million.

10.  LONG-TERM DEBT -- AFFILIATED

     Long-term debt outstanding is as follows:

                                                                      DECEMBER
                                                                        31,
                                                                    -----------
                                                                    2006   2005
                                                                    ----   ----
                                                                        (IN
                                                                     MILLIONS)
Surplus notes, interest rate 7.349%, due 2035.....................  $400   $400
Surplus notes, interest rate 5%, due upon request.................    25     25
Surplus notes, interest rate LIBOR plus 0.75%, due upon request...    10     10
                                                                    ----   ----
  Total long-term debt -- affiliated..............................  $435   $435
                                                                    ====   ====



     Payments of interest and principal on these surplus notes, which are subordinate to all other debt, may be made only with the prior approval of the Delaware Insurance Commissioner.

     MetLife is the holder of a surplus note issued by MLI-USA in the amount of $400 million at December 31, 2006 and 2005.

     MLIG is the holder of two surplus notes issued by MLI-USA in the amounts of $25 million and $10 million at both December 31, 2006 and 2005. These surplus notes may be redeemed, in whole or in part, at the election of the Company at any time, subject to the prior approval of the Delaware Insurance Commissioner.

     The aggregate maturities of long-term debt as of December 31, 2006 are $400 million in 2035, and $35 million payable upon request and regulatory approval.

     Interest expense related to the Company's indebtedness, included in other expenses, was $31 million, $25 million and $2 million for the years ended December 31, 2006, 2005 and 2004, respectively.

11.  INCOME TAX

     The provision for income tax from continuing operations is as follows:

                                                             YEARS ENDED
                                                            DECEMBER 31,
                                                         ------------------
                                                         2006   2005   2004
                                                         ----   ----   ----
                                                            (IN MILLIONS)
Current:
  Federal..............................................  $ 18   $ (3)  $(91)
  State................................................    --     (2)     4
                                                         ----   ----   ----
     Subtotal..........................................    18     (5)   (87)
                                                         ----   ----   ----
Deferred:
  Federal..............................................   212    162    100
  State................................................    (2)    (1)     4
                                                         ----   ----   ----
     Subtotal..........................................   210    161    104
                                                         ----   ----   ----
Provision for income tax...............................  $228   $156   $ 17
                                                         ====   ====   ====


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The reconciliation of the income tax provision at the U.S. statutory rate to the provision for income tax as reported for continuing operations is as follows:

                                                             YEARS ENDED
                                                            DECEMBER 31,
                                                         ------------------
                                                         2006   2005   2004
                                                         ----   ----   ----
                                                            (IN MILLIONS)
Tax provision at U.S. statutory rate...................  $288   $191    $15
Tax effect of:
  Tax-exempt investment income.........................   (62)   (27)    (3)
  Prior year tax.......................................    (9)    (9)    (1)
  Foreign operations, net of foreign income tax........    12     --     --
  State tax, net of federal benefit....................    --      2      6
  Other, net...........................................    (1)    (1)    --
                                                         ----   ----   ----
Provision for income tax...............................  $228   $156   $ 17
                                                         ====   ====   ====



     Deferred income tax represents the tax effect of the differences between the book and tax basis of assets and liabilities. Net deferred income tax assets and liabilities consisted of the following:

                                                                    DECEMBER 31,
                                                                 -----------------
                                                                   2006      2005
                                                                 -------   -------
                                                                   (IN MILLIONS)
Deferred income tax assets:
  Benefit, reinsurance and other reserves......................  $ 2,238   $ 2,346
  Net unrealized investment losses.............................      171       224
  Capital loss carryforwards...................................      155        92
  Investments..................................................       63        --
  Operating lease reserves.....................................       13        13
  Net operating loss carryforwards.............................       10        --
  Employee benefits............................................        3         3
  Litigation-related...........................................        1        --
  Other........................................................       20        25
                                                                 -------   -------
                                                                   2,674     2,703
  Less: Valuation allowance....................................        4        --
                                                                 -------   -------
                                                                   2,670     2,703
                                                                 -------   -------
Deferred income tax liabilities:
  DAC and VOBA.................................................   (1,663)   (1,558)
  Investments..................................................       --       (25)
                                                                 -------   -------
                                                                  (1,663)   (1,583)
                                                                 -------   -------
Net deferred income tax asset..................................  $ 1,007   $ 1,120
                                                                 =======   =======



     At December 31, 2006, the Company has a net deferred income tax asset. If the Company determines that any of its deferred income tax assets will not result in future tax benefits, a valuation allowance must be established for the portion of these assets that are not expected to be realized. Based predominantly upon a review of the Company's anticipated future taxable income, but also including all other available evidence, both positive and negative, the

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company's management concluded that it is "more likely than not" that the net deferred income tax assets will be realized.

     Domestic net operating loss carryforwards amount to $15 million at December 31, 2006 and will expire beginning in 2025. Foreign net operating loss carryforwards amount to $35 million at December 31, 2006 with an expiration period of infinity. Capital loss carryforwards amount to $443 million at December 31, 2006 and will expire beginning in 2010.

     The Company has recorded a valuation allowance related to tax benefits of certain foreign net operating loss carryforwards. The valuation allowance reflects management's assessment, based on available information, that it is more likely than not that the deferred income tax asset for certain foreign net operating loss carryforwards will not be realized. The tax benefit will be recognized when management believes that it is more likely than not that these deferred income tax assets are realizable. In 2006, the Company recorded a $4 million deferred income tax valuation allowance related to certain foreign net operating loss carryforwards.

     The Company will file a consolidated tax return with its includable life insurance subsidiaries. Non-includable subsidiaries file either a separate individual corporate tax return or a separate consolidated tax return. Under the Tax Allocation Agreement, the federal income tax will be allocated between the companies on a separate return basis and adjusted for credits and other amounts required by the Tax Allocation Agreement.

12.  CONTINGENCIES, COMMITMENTS AND GUARANTEES

CONTINGENCIES

  LITIGATION

     The Company is a defendant in a number of litigation matters. In some of the matters, large and/or indeterminate amounts, including punitive and treble damages, are sought. Modern pleading practice in the United States permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrate to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value. Thus, unless stated below, the specific monetary relief sought is not noted.

     Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be inherently impossible to ascertain with any degree of certainty. Inherent uncertainties can include how fact finders will view individually and in their totality documentary evidence, the credibility and effectiveness of witnesses' testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

     On a quarterly and yearly basis, the Company reviews relevant information with respect to liabilities for litigation and contingencies to be reflected in the Company's consolidated financial statements. The review includes senior legal and financial personnel. Unless stated below, estimates of possible additional losses or ranges of loss for particular matters cannot in the ordinary course be made with a reasonable degree of certainty. Liabilities are established when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Liabilities have been established for a number of the matters noted below. It is possible that some of the

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2006.

     Macomber, et al. v. Travelers Property Casualty Corp., et al. (Conn. Super. Ct., Hartford, filed April 7, 1999). An amended putative class action complaint was filed against MLAC, Travelers Equity Sales, Inc. and certain former affiliates. The amended complaint alleges Travelers Property Casualty Corporation, a former MLAC affiliate, purchased structured settlement annuities from MLAC and spent less on the purchase of those structured settlement annuities than agreed with claimants, and that commissions paid to brokers for the structured settlement annuities, including an affiliate of MLAC, were paid in part to Travelers Property Casualty Corporation. On May 26, 2004, the Connecticut Superior Court certified a nationwide class action involving the following claims against MLAC: violation of the Connecticut Unfair Trade Practice Statute, unjust enrichment, and civil conspiracy. On June 15, 2004, the defendants appealed the class certification order. In March 2006, the Connecticut Supreme Court reversed the trial court's certification of a class. Plaintiff may seek to file another motion for class certification. Defendants have moved for summary judgment.

     A former registered representative of Tower Square Securities, Inc. ("Tower Square"), a broker-dealer subsidiary of MICC, is alleged to have defrauded individuals by diverting funds for his personal use. In June 2005, the SEC issued a formal order of investigation with respect to Tower Square and served Tower Square with a subpoena. The Securities and Business Investments Division of the Connecticut Department of Banking and NASD are also reviewing this matter. On April 18, 2006, the Connecticut Department of Banking issued a notice to Tower Square asking it to demonstrate its prior compliance with applicable Connecticut securities laws and regulations. In the context of the above, a number of NASD arbitration matters and litigation matters were commenced in 2005 and 2006 against Tower Square. It is reasonably possible that other actions will be brought regarding this matter. Tower Square intends to fully cooperate with the SEC, NASD and the Connecticut Department of Banking, as appropriate, with respect to the matters described above.

     Regulatory bodies have contacted the Company and have requested information relating to various regulatory issues regarding mutual funds and variable insurance products, including the marketing of such products. The Company believes that many of these inquiries are similar to those made to many financial services companies as part of industry-wide investigations by various regulatory agencies. The Company is fully cooperating with regard to these information requests and investigations. The Company at the present time is not aware of any systemic problems with respect to such matters that may have a material adverse effect on the Company's consolidated financial position.

     In addition, the Company is a defendant or co-defendant in various other litigation matters in the normal course of business. These may include civil actions, arbitration proceedings and other matters arising in the normal course of business out of activities as an insurance company, a broker and dealer in securities or otherwise. Further, state insurance regulatory authorities and other federal and state authorities may make inquiries and conduct investigations concerning the Company's compliance with applicable insurance and other laws and regulations.

     In the opinion of the Company's management, the ultimate resolution of these legal and regulatory proceedings would not be likely to have a material adverse effect on the Company's consolidated financial position or liquidity, but, if involving monetary liability, may be material to the Company's operating results for any particular period.

  INSOLVENCY ASSESSMENTS

     Most of the jurisdictions in which the Company is admitted to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed life insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. Assets and liabilities held for insolvency assessments are as follows:

                                                                       DECEMBER
                                                                         31,
                                                                     -----------
                                                                     2006   2005
                                                                     ----   ----
                                                                         (IN
                                                                      MILLIONS)
Other Assets:
  Premium tax offset for future undiscounted assessments...........   $ 9    $ 9
  Premium tax offsets currently available for paid assessments.....     1      2
                                                                      ---    ---
                                                                      $10    $11
                                                                      ===    ===
Liability:
  Insolvency assessments...........................................   $19    $19
                                                                      ===    ===



     Assessments levied against the Company were less than $1 million for each of the years ended December 31, 2006, 2005 and 2004.

COMMITMENTS

  LEASES

     The Company, as lessee, has entered into lease agreements for office space. Future sublease income is projected to be insignificant. Future minimum rental income and minimum gross rental payments relating to these lease agreements are as follows:

                                                               RENTAL   GROSS RENTAL
                                                               INCOME     PAYMENTS
                                                               ------   ------------
                                                                   (IN MILLIONS)
2007.........................................................    $ 1         $15
2008.........................................................    $ 1         $15
2009.........................................................    $ 1         $ 8
2010.........................................................    $ 1         $ 6
2011.........................................................    $--         $ 6


  COMMITMENTS TO FUND PARTNERSHIP INVESTMENTS

     The Company makes commitments to fund partnership investments in the normal course of business. The amounts of these unfunded commitments were $616 million and $715 million at December 31, 2006 and 2005, respectively. The Company anticipates that these amounts will be invested in partnerships over the next five years.

  MORTGAGE LOAN COMMITMENTS

     The Company commits to lend funds under mortgage loan commitments. The amounts of these mortgage loan commitments were $665 million and $339 million at December 31, 2006 and 2005, respectively.

  COMMITMENTS TO FUND BANK CREDIT FACILITIES

     The Company commits to lend funds under bank credit facilities. The amount of these unfunded commitments was $173 million at December 31, 2006. The Company did not have any unfunded commitments related to bank credit facilities at December 31, 2005.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  OTHER COMMITMENTS

     MICC is a member of the Federal Home Loan Bank of Boston ("FHLB of Boston") and holds $70 million of common stock of the FHLB of Boston, which is included in equity securities on the Company's consolidated balance sheets. MICC has also entered into several funding agreements with the FHLB of Boston whereby MICC has issued such funding agreements in exchange for cash and for which the FHLB of Boston has been granted a blanket lien on certain MICC assets, including residential mortgages, mortgage-backed securities, obligations of or guaranteed by the United States, state and municipal obligations and corporate debt, to collateralize MICC's obligations under the funding agreements. MICC maintains control over these pledged assets, and may use, commingle, encumber or dispose of any portion of the collateral as long as there is no event of default and the remaining qualified collateral is sufficient to satisfy the collateral maintenance level. The funding agreements and the related security agreement represented by this blanket lien provide that upon any event of default by MICC, the FHLB of Boston's recovery is limited to the amount of MICC's liability to the FHLB of Boston. The amount of the Company's liability for funding agreements with the FHLB of Boston was $926 million and $1.1 billion at December 31, 2006 and 2005, respectively, which is included in PABs.

GUARANTEES

     In the normal course of its business, the Company has provided certain indemnities, guarantees and commitments to third parties pursuant to which it may be required to make payments now or in the future. In the context of acquisition, disposition, investment and other transactions, the Company has provided indemnities and guarantees, including those related to tax, environmental and other specific liabilities, and other indemnities and guarantees that are triggered by, among other things, breaches of representations, warranties or covenants provided by the Company. In addition, in the normal course of business, the Company provides indemnifications to counterparties in contracts with triggers similar to the foregoing, as well as for certain other liabilities, such as third party lawsuits. These obligations are often subject to time limitations that vary in duration, including contractual limitations and those that arise by operation of law, such as applicable statutes of limitation. In some cases, the maximum potential obligation under the indemnities and guarantees is subject to a contractual limitation, such as in the case of MetLife International Insurance Company, Ltd. ("MLII," formerly, Citicorp International Life Insurance Company, Ltd.), an affiliate, discussed below, while in other cases such limitations are not specified or applicable. Since certain of these obligations are not subject to limitations, the Company does not believe that it is possible to determine the maximum potential amount that could become due under these guarantees in the future.

     The Company has provided a guarantee on behalf of MLII. This guarantee is triggered if MLII cannot pay claims because of insolvency, liquidation or rehabilitation. The agreement was terminated as of December 31, 2004, but termination does not affect policies previously guaranteed. Life insurance coverage in-force under this guarantee was $444 million and $447 million at December 31, 2006 and 2005, respectively. The Company does not hold any collateral related to this guarantee.

     In addition, the Company indemnifies its directors and officers as provided in its charters and by-laws. Also, the Company indemnifies its agents for liabilities incurred as a result of their representation of the Company's interests. Since these indemnities are generally not subject to limitation with respect to duration or amount, the Company does not believe that it is possible to determine the maximum potential amount that could become due under these indemnities in the future.

     In connection with synthetically created investment transactions, the Company writes credit default swap obligations requiring payment of principal due in exchange for the referenced credit obligation, depending on the nature or occurrence of specified credit events for the referenced entities. In the event of a specified credit event, the Company's maximum amount at risk, assuming the value of the referenced credits becomes worthless, was $54 million at December 31, 2006. The credit default swaps expire at various times during the next two years.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13.  EMPLOYEE BENEFIT PLANS

     Subsequent to the Acquisition, the Company became a participating affiliate in qualified and non-qualified, noncontributory defined benefit pension and other postretirement plans sponsored by Metropolitan Life. Employees were credited with prior service recognized by Citigroup, solely (with regard to pension purposes) for the purpose of determining eligibility and vesting under the Metropolitan Life Retirement Plan for United States Employees ("Plan"), a noncontributory qualified defined benefit pension plan, with respect to benefits earned under the Plan subsequent to the Acquisition Date. Net periodic expense related to these plans is based on the employee population as of the valuation date at the beginning of the year. Pension expense of $8 million related to the Metropolitan Life plans was allocated to the Company for the year ended December 31, 2006. There were no expenses allocated to the Company for the six months ended December 31, 2005.

14.  EQUITY

  COMMON STOCK

     The Company has 40,000,000 authorized shares of common stock, 34,595,317 shares of which are outstanding as of December 31, 2006. Of such outstanding shares, 30,000,000 shares are owned directly by MetLife and the remaining shares are owned by MLIG. The par value of the common stock presented in the statement of stockholders' equity prior to the Acquisition Date has been adjusted to reflect the par value of MetLife Connecticut's shares issued to MLIG in exchange for MLI-USA's outstanding common stock. See Note 3.

  DIVIDEND RESTRICTIONS

     The table below sets forth the dividends permitted to be paid to MetLife without insurance regulatory approval and actual dividends paid to MetLife:

                                                                                         2007
                                                                                    -------------
                                                  2005              2006
                                                -------   -----------------------
                                                                    PERMITTED W/O   PERMITTED W/O
COMPANY                                         PAID(1)   PAID(1)    APPROVAL (2)    APPROVAL(3)
-------                                         -------   -------   -------------   -------------
                                                                  (IN MILLIONS)
MetLife Insurance Company of Connecticut......    $--       $917(4)      $--             $690



--------

   (1) Includes amounts paid including those requiring regulatory approval.

   (2) Reflects dividend amounts paid during the relevant year without prior regulatory approval.

   (3) Reflects dividend amounts that may be paid during 2007 without prior regulatory approval. If paid before a specified date during 2007, some or all of such dividend amounts may require regulatory approval.

   (4) Includes a return of capital of $259 million.

     Under Connecticut State Insurance Law, MetLife Connecticut is permitted, without prior insurance regulatory clearance, to pay stockholder dividends to its parent as long as the amount of such dividends, when aggregated with all other dividends in the preceding 12 months, does not exceed the greater of (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year; or (ii) its statutory net gain from operations for the immediately preceding calendar year. MetLife Connecticut will be permitted to pay a cash dividend in excess of the greater of such two amounts only if it files notice of its declaration of such a dividend and the amount thereof with the Connecticut Commissioner of Insurance ("Connecticut Commissioner") and the Connecticut Commissioner does not disapprove the payment within 30 days after notice. In addition, any dividend that exceeds earned surplus (unassigned funds, reduced by 25% of unrealized appreciation in value or revaluation of assets or unrealized profits on investments) as of the last filed annual statutory statement requires insurance regulatory approval. Under Connecticut State Insurance Law, the Connecticut Commissioner has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders. The Connecticut State Insurance Law requires prior approval for any dividends for a period of two years following a change in control. As a result of the

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Acquisition on July 1, 2005, under Connecticut State Insurance Law, all dividend payments by MetLife Connecticut through June 30, 2007 require prior approval of the Connecticut Commissioner.

  DIVIDEND RESTRICTIONS OF SUBSIDIARIES

     MLAC is regulated under Connecticut State Insurance Law as described above. As a result of the acquisition on July 1, 2005, under Connecticut State Insurance Law all dividend payments by MLAC through June 30, 2007 to the Company require prior approval of the Connecticut Commissioner. MLAC did not pay any dividends in 2006. Since MLAC's statutory unassigned funds surplus is negative, MLAC cannot pay any dividends without prior approval of the Commissioner.

     Under Delaware State Insurance Law, MLI-USA is permitted, without prior insurance regulatory clearance, to pay a stockholder dividend to its parent as long as the amount of the dividend when aggregated with all other dividends in the preceding 12 months does not exceed the greater of (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year; or (ii) its statutory net gain from operations for the immediately preceding calendar year (excluding realized capital gains). MLI-USA will be permitted to pay a cash dividend to MetLife Connecticut in excess of the greater of such two amounts only if it files notice of the declaration of such a dividend and the amount thereof with the Delaware Commissioner of Insurance ("Delaware Commissioner") and the Delaware Commissioner does not disapprove the distribution within 30 days of its filing. In addition, any dividend that exceeds earned surplus (defined as unassigned funds) as of the last filed annual statutory statement requires insurance regulatory approval. Under Delaware State Insurance Law, the Delaware Commissioner has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders. MLI-USA did not pay dividends for the year ended December 31, 2006. Since MLI-USA's statutory unassigned funds surplus is negative, MLI-USA cannot pay any dividends without prior approval of the Delaware Commissioner.

CAPITAL CONTRIBUTIONS

     On September 30, 2006, MLI-USA received a capital contribution from MetLife of $162 million in the form of intangible assets related to VODA, and the associated deferred income tax liability, which is more fully described in Note 8.

     See also Note 3 for information related to the change in the reporting entity.

     MLI-USA received a cash contribution of $300 million from MLIG during the year ended December 31, 2004.

  STATUTORY EQUITY AND INCOME

     Each insurance company's state of domicile imposes minimum risk-based capital ("RBC") requirements that were developed by the National Association of Insurance Commissioners ("NAIC"). The formulas for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital, as defined by the NAIC, to authorized control level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. The Company and its insurance subsidiaries each exceeded the minimum RBC requirements for all periods presented herein.

     The NAIC adopted the Codification of Statutory Accounting Principles ("Codification") in 2001. Codification was intended to standardize regulatory accounting and reporting to state insurance departments. However, statutory accounting principles continue to be established by individual state laws and permitted practices. The Connecticut Insurance Department and the Delaware Insurance Department have adopted Codification with certain modifications for the preparation of statutory financial statements of insurance companies in Connecticut and

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


Delaware, respectively. Modifications by the various state insurance departments may impact the effect of Codification on the statutory capital and surplus of MetLife Connecticut and each of its insurance subsidiaries.

     Statutory accounting principles differ from GAAP primarily by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions, reporting surplus notes as surplus instead of debt and valuing securities on a different basis.

     In addition, certain assets are not admitted under statutory accounting principles and are charged directly to surplus. The most significant assets not admitted by the Company is the net deferred income tax assets resulting from temporary differences between statutory accounting principles basis and tax basis not expected to reverse and become recoverable within a year.

     Further, statutory accounting principles do not give recognition to purchase accounting adjustments made as a result of the Acquisition.

     Statutory net income of MetLife Connecticut, a Connecticut domiciled insurer, was $749 million, $1.0 billion and $975 million for the years ended December 31, 2006, 2005 and 2004, respectively. Statutory capital and surplus, as filed with the Connecticut Insurance Department, was $4.1 billion and $4.0 billion at December 31, 2006 and 2005, respectively.

     Statutory net income (loss) of MLAC, a Connecticut domiciled insurer, was $107 million, ($97) million and ($211) million for the years ended December 31, 2006, 2005 and 2004, respectively. Statutory capital and surplus, as filed with the Connecticut Insurance Department, was $740 million and $765 million at December 31, 2006 and 2005, respectively.

     Statutory net income (loss) of MLI-USA, a Delaware domiciled insurer, was ($116) million, ($227) million and ($201) million for the years ended December 31, 2006, 2005 and 2004, respectively. Statutory capital and surplus, as filed with the Delaware Insurance Department, was $575 million and $555 million at December 31, 2006 and 2005, respectively.

  OTHER COMPREHENSIVE INCOME (LOSS)

     The following table sets forth the reclassification adjustments required for the years ended December 31, 2006, 2005 and 2004, in other comprehensive income (loss) that are included as part of net income for the current year that have been reported as a part of other comprehensive income (loss) in the current or prior year:

                                                               YEARS ENDED DECEMBER
                                                                        31,
                                                              ----------------------
                                                               2006     2005    2004
                                                              -----   -------   ----
                                                                   (IN MILLIONS)
Holding gains (losses) on investments arising during the
  year......................................................  $(434)  $(1,148)  $(37)
Income tax effect of holding gains (losses).................    147       402     14
Reclassification adjustments:
  Recognized holding (gains) losses included in current year
     income.................................................    487       295      2
  Amortization of premiums and accretion of discounts
     associated with investments............................     60        96     21
  Income tax effect.........................................   (186)     (137)    (8)
Allocation of holding losses on investments relating to
  other policyholder amounts................................     42        71     10
Income tax effect of allocation of holding losses to other
  policyholder amounts......................................    (14)      (25)    (4)
                                                              -----   -------   ----
Net unrealized investment gains (losses)....................    102      (446)    (2)
                                                              -----   -------   ----
Foreign currency translation adjustment.....................     (2)        2     --
                                                              -----   -------   ----
     Other comprehensive income (loss)......................  $ 100   $  (444)  $ (2)
                                                              =====   =======   ====


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15.  OTHER EXPENSES

     Information on other expenses is as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                          ------------------------------
                                                           2006         2005        2004
                                                          ------   -------------   -----
                                                                   (IN MILLIONS)
Compensation............................................  $  211       $ 100       $  --
Commissions.............................................     712         931         237
Interest and debt issue costs...........................      31          25           2
Amortization of DAC and VOBA............................     488         288         115
Capitalization of DAC...................................    (721)       (886)       (281)
Rent, net of sublease income............................      11           7          --
Minority interest.......................................      26           1          --
Insurance tax...........................................      42          10           3
Other...................................................     373         202         103
                                                          ------       -----       -----
  Total other expenses..................................  $1,173       $ 678       $ 179
                                                          ======       =====       =====



16.  BUSINESS SEGMENT INFORMATION

     Prior to the acquisition of MetLife Connecticut by MetLife, MLI-USA operated as a single segment. On the Acquisition Date, MetLife reorganized the Company's operations into two operating segments, Individual and Institutional, as well as Corporate & Other, so as to more closely align the acquired business with the manner in which MetLife manages its existing businesses. Individual offers a wide variety of protection and asset accumulation products, including life insurance, annuities and mutual funds. Institutional offers a broad range of group insurance and retirement & savings products and services, including group life insurance and other insurance products and services. These segments are managed separately because they either provide different products and services, require different strategies or have different technology requirements. Corporate & Other contains the excess capital not allocated to the business segments, various start-up entities and run-off business, the Company's ancillary international operations, interest expense related to the majority of the Company's outstanding debt, expenses associated with certain legal proceedings and the elimination of intersegment transactions.

     Economic capital is an internally developed risk capital model, the purpose of which is to measure the risk in the business and to provide a basis upon which capital is deployed. The economic capital model accounts for the unique and specific nature of the risks inherent in the Company's businesses. As a part of the economic capital process, a portion of net investment income is credited to the segments based on the level of allocated equity.

     The accounting policies of the segments are the same as those of the Company, except for the method of capital allocation and the accounting for gains (losses) from intercompany sales, which are eliminated in consolidation. Subsequent to the Acquisition Date, the Company allocates equity to each segment based upon the economic capital model used by MetLife that allows MetLife and the Company to effectively manage its capital. The Company evaluates the performance of each segment based upon net income excluding net investment gains (losses), net of income tax, and adjustments related to net investment gains (losses), net of income tax.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Set forth in the tables below is certain financial information with respect to the Company's segments, as well as Corporate & Other, for the years ended December 31, 2006 and 2005.

                                                                              CORPORATE &
FOR THE YEAR ENDED DECEMBER 31, 2006               INDIVIDUAL  INSTITUTIONAL     OTHER       TOTAL
------------------------------------               ----------  -------------  -----------  --------
                                                                     (IN MILLIONS)
STATEMENT OF INCOME:
Premiums.........................................    $   218      $    65       $    25    $    308
Universal life and investment-type product policy
  fees...........................................      1,244           24            --       1,268
Net investment income............................        985        1,449           405       2,839
Other revenues...................................        195           15             2         212
Net investment gains (losses)....................       (194)        (282)          (45)       (521)
Policyholder benefits and claims.................        315          450            27         792
Interest credited to policyholder account
  balances.......................................        669          647            --       1,316
Other expenses...................................      1,045           16           112       1,173
                                                     -------      -------       -------    --------
Income before provision for income tax...........        419          158           248         825
Provision for income tax.........................        145           55            28         228
                                                     -------      -------       -------    --------
Net income.......................................    $   274      $   103       $   220    $    597
                                                     =======      =======       =======    ========
BALANCE SHEET:
Total assets.....................................    $76,897      $35,982       $11,208    $124,087
DAC and VOBA.....................................    $ 4,946      $   165       $    --    $  5,111
Goodwill.........................................    $   234      $   312       $   407    $    953
Separate account assets..........................    $47,566      $ 2,501       $    --    $ 50,067
Policyholder liabilities.........................    $24,429      $27,391       $ 4,446    $ 56,266
Separate account liabilities.....................    $47,566      $ 2,501       $    --    $ 50,067

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                              CORPORATE &
FOR THE YEAR ENDED DECEMBER 31, 2005(1)            INDIVIDUAL  INSTITUTIONAL     OTHER       TOTAL
---------------------------------------            ----------  -------------  -----------  --------
                                                                     (IN MILLIONS)
STATEMENT OF INCOME:
Premiums.........................................    $   152      $   116       $    13    $    281
Universal life and investment-type product policy
  fees...........................................        845           17            --         862
Net investment income............................        530          712           196       1,438
Other revenues...................................        121           10             1         132
Net investment gains (losses)....................       (113)         (87)            2        (198)
Policyholder benefits and claims.................        224          324            22         570
Interest credited to policyholder account
  balances.......................................        417          303            --         720
Other expenses...................................        640           30             8         678
                                                     -------      -------       -------    --------
Income before provision for income tax...........        254          111           182         547
Provision for income tax.........................         53           38            65         156
                                                     -------      -------       -------    --------
Net income.......................................    $   201      $    73       $   117    $    391
                                                     =======      =======       =======    ========
BALANCE SHEET:
Total assets.....................................    $71,385      $38,072       $11,791    $121,248
DAC and VOBA.....................................    $ 4,753      $   161       $    --    $  4,914
Goodwill.........................................    $   227      $   305       $   392    $    924
Separate account assets..........................    $41,347      $ 3,177       $    --    $ 44,524
Policyholder liabilities.........................    $24,855      $28,340       $ 4,282    $ 57,477
Separate account liabilities.....................    $41,347      $ 3,177       $    --    $ 44,524


--------

(1) Includes six months of results for MetLife Connecticut and its subsidiaries and twelve months of results for MLI-USA.

     Net investment income and net investment gains (losses) are based upon the actual results of each segment's specifically identifiable asset portfolio adjusted for allocated equity. Other costs are allocated to each of the segments based upon: (i) a review of the nature of such costs; (ii) time studies analyzing the amount of employee compensation costs incurred by each segment; and (iii) cost estimates included in the Company's product pricing.

     Revenues derived from any customer did not exceed 10% of consolidated revenues for the years ended December 31, 2006, 2005 and 2004. Substantially all of the Company's revenues originated in the United States.

17.  DISCONTINUED OPERATIONS

  REAL ESTATE

     The Company actively manages its real estate portfolio with the objective of maximizing earnings through selective acquisitions and dispositions. Income related to real estate classified as held-for-sale or sold is presented in discontinued operations. These assets are carried at the lower of depreciated cost or fair value less expected disposition costs.

     In the Institutional segment, the Company had $1 million of investment income and $1 million of investment expense related to discontinued operations resulting in no change to net investment income for the year ended December 31, 2006. The Company had no investment income or expense related to discontinued operations for the years ended December 31, 2005 and 2004.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The carrying value of real estate related to discontinued operations was $7 million and $5 million at December 31, 2006 and 2005, respectively.

18.  FAIR VALUE INFORMATION

     The estimated fair value of financial instruments have been determined by using available market information and the valuation methodologies described below. Considerable judgment is often required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein may not necessarily be indicative of amounts that could be realized in a current market exchange. The use of different assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

     Amounts related to the Company's financial instruments are as follows:

                                                         NOTIONAL   CARRYING    ESTIMATED
                                                         AMOUNT       VALUE    FAIR VALUE
DECEMBER 31, 2006                                        --------   --------   ----------
                                                                   (IN MILLIONS)
Assets:
  Fixed maturity securities............................              $47,846     $47,846
  Equity securities....................................              $   795     $   795
  Mortgage and consumer loans..........................              $ 3,595     $ 3,547
  Policy loans.........................................              $   918     $   918
  Short-term investments...............................              $   777     $   777
  Cash and cash equivalents............................              $   649     $   649
  Accrued investment income............................              $   597     $   597
  Mortgage loan commitments............................    $665      $    --     $     1
  Commitments to fund bank credit facilities...........    $173      $    --     $    --
Liabilities:
  Policyholder account balances........................              $29,780     $28,028
  Long-term debt -- affiliated.........................              $   435     $   425
  Payables for collateral under securities loaned and
     other transactions................................              $ 9,155     $ 9,155



                                                         NOTIONAL   CARRYING    ESTIMATED
                                                         AMOUNT       VALUE    FAIR VALUE
DECEMBER 31, 2005                                        --------   --------   ----------
                                                                   (IN MILLIONS)
Assets:
  Fixed maturity securities............................              $52,589     $52,589
  Trading Securities...................................              $   452     $   452
  Equity securities....................................              $   421     $   421
  Mortgage and consumer loans..........................              $ 2,543     $ 2,553
  Policy loans.........................................              $   916     $   916
  Short-term investments...............................              $ 1,769     $ 1,769
  Cash and cash equivalents............................              $   571     $   571
  Accrued investment income............................              $   602     $   602
  Mortgage loan commitments............................    $339      $    --     $    (2)
Liabilities:
  Policyholder account balances........................              $32,877     $31,621
  Long-term debt -- affiliated.........................              $   435     $   443
  Payables for collateral under securities loaned and
     other transactions................................              $ 9,737     $ 9,737

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The methods and assumptions used to estimate the fair value of financial instruments are summarized as follows:

  FIXED MATURITY SECURITIES, TRADING SECURITIES AND EQUITY SECURITIES

     The fair values of publicly held fixed maturity securities and publicly held equity securities are based on quoted market prices or estimates from independent pricing services. However, in cases where quoted market prices are not available, such as for private fixed maturity securities, fair values are estimated using present value or valuation techniques. The determination of fair values is based on: (i) valuation methodologies; (ii) securities the Company deems to be comparable; and (iii) assumptions deemed appropriate given the circumstances. The fair value estimates are based on available market information and judgments about financial instruments, including estimates of the timing and amounts of expected future cash flows and the credit standing of the issuer or counterparty. Factors considered in estimating fair value include: coupon rate, maturity, estimated duration, call provisions, sinking fund requirements, credit rating, industry sector of the issuer, and quoted market prices of comparable securities.


  MORTGAGE AND CONSUMER LOANS, MORTGAGE LOAN COMMITMENTS AND COMMITMENTS TO FUND BANK CREDIT FACILITIES

     Fair values for mortgage and consumer loans are estimated by discounting expected future cash flows, using current interest rates for similar loans with similar credit risk. For mortgage loan commitments and commitments to fund bank credit facilities, the estimated fair value is the net premium or discount of the commitments.

  POLICY LOANS

     The carrying values for policy loans approximate fair value.

  CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The carrying values for cash and cash equivalents and short-term investments approximated fair values due to the short-term maturities of these instruments.

  ACCRUED INVESTMENT INCOME

     The carrying value for accrued investment income approximates fair value.

  POLICYHOLDER ACCOUNT BALANCES

     The fair value of PABs which have final contractual maturities are estimated by discounting expected future cash flows based upon interest rates currently being offered for similar contracts with maturities consistent with those remaining for the agreements being valued. The fair value of PABs without final contractual maturities are assumed to equal their current net surrender value.

  LONG-TERM DEBT

     The fair values of long-term debt are determined by discounting expected future cash flows using risk rates currently available for debt with similar terms and remaining maturities.

  PAYABLES FOR COLLATERAL UNDER SECURITIES LOANED AND OTHER TRANSACTIONS

     The carrying value for payables for collateral under securities loaned and other transactions approximate fair value.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  DERIVATIVE FINANCIAL INSTRUMENTS

     The fair value of derivative financial instruments, including financial futures, financial forwards, interest rate, credit default and foreign currency swaps, foreign currency forwards, caps, floors, and options are based upon quotations obtained from dealers or other reliable sources. See Note 5 for derivative fair value disclosures.

19.  RELATED PARTY TRANSACTIONS

  SERVICE AGREEMENTS

     The Company has entered into a Master Service Agreement with Metropolitan Life who provides administrative, accounting, legal and similar services to the Company. Metropolitan Life charged the Company $167 million, $15 million and $14 million, included in other expenses, for services performed under the Master Service Agreement for the years ended December 31, 2006, 2005 and 2004, respectively.

     The Company entered into a Service Agreement with MetLife Group, Inc. ("MetLife Group"), a wholly-owned subsidiary of MetLife, under which MetLife Group provides personnel services, as needed, to support the activities of the Company. MetLife Group charged the Company $154 million, $49 million and $43 million, included in other expenses, for services performed under the Service Agreement for the years ended December 31, 2006, 2005 and 2004, respectively.

     The Company has entered into various agreements with other affiliates for services necessary to conduct its activities. Typical services provided under these agreements include management, policy administrative functions, investment advice and distribution services. Expenses and fees incurred with affiliates related to these agreements, recorded in other expenses, were $190 million, $48 million and $52 million for the years ended December 31, 2006, 2005 and 2004, respectively.

     In 2005, MLI-USA entered into Broker-Dealer Wholesale Sales Agreements with several affiliates ("Distributors"), in which the Distributors agree to sell, on MLI-USA's behalf, fixed rate insurance products through authorized retailers. MLI-USA agrees to compensate the Distributors for the sale and servicing of such insurance products in accordance with the terms of the agreements. The Distributors charged MLI-USA $65 million, included in other expenses, for the year ended December 31, 2006. MLI-USA did not incur any such expenses for the years ended December 31, 2005 and 2004.

     The Company had payables from affiliates of $9 million and $3 million at December 31, 2006 and 2005, respectively, excluding affiliated reinsurance balances discussed below.

  INVESTMENT TRANSACTIONS

     As of December 31, 2006 and 2005, the Company held $581 million and $346 million, respectively, of its total invested assets in the MetLife Money Market Pool and the MetLife Intermediate Income Pool which are affiliated partnerships. These amounts are included in short-term investments.

     In the normal course of business, the Company transfers invested assets, primarily consisting of fixed maturity securities, to and from affiliates. Assets transferred to and from affiliates, inclusive of amounts related to reinsurance agreements, are as follows:

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                               ------------------
                                                               2006   2005   2004
                                                               ----   ----   ----
                                                                  (IN MILLIONS)
Fair market value of assets transferred to affiliates........  $164   $ 79   $320
Amortized cost of assets transferred to affiliates...........  $164   $ 78   $324
Net investment gains (losses) recognized on transfers........  $ --   $  1   $ (4)
Fair market value of assets transferred from affiliates......  $ 89   $830   $ --

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  REINSURANCE TRANSACTIONS

     As of December 1, 2006, the Company acquired a block of structured settlement business from Texas Life Insurance Company ("Texas Life"), a wholly-owned subsidiary of MetLife, through an assumptive reinsurance agreement. This transaction increased future policyholder benefits of the Company by $1.3 billion and decreased deferred income tax liabilities by $142 million. A receivable at December 31, 2006 was held by the Company of $1.2 billion, related to premiums and other consideration which is expected to be paid by Texas Life during the first quarter of 2007.

     The Company also has reinsurance agreements with MetLife and certain of its subsidiaries, including Metropolitan Life, Reinsurance Group of America, Incorporated, MetLife Reinsurance Company of South Carolina, Exeter Reassurance Company, Ltd., General American Life Insurance Company ("GALIC"), and Mitsui Sumitomo MetLife Insurance Co., Ltd. As of December 31, 2006, the Company had reinsurance related assets and liabilities from these agreements totaling $2.8 billion and $1.2 billion, respectively. Prior-year comparable assets and liabilities were $2.5 billion and $1.2 billion, respectively.

     Effective January 1, 2005, MLI-USA entered into a reinsurance agreement to assume an in-force block of business from GALIC. This agreement covered certain term and universal life policies issued by GALIC on and after January 1, 2000 through December 31, 2004. This agreement also covers certain term and universal life policies issued on or after January 1, 2005. Under this agreement GALIC transferred $797 million of liabilities and $411 million in assets to MLI-USA related to the policies in-force as of December 31, 2004. MLI-USA also paid and deferred 100% of a ceding commission to GALIC of $386 million resulting in no gain or loss on the transfer of the in-force business as of January 1, 2005.

     The following tables reflect related party reinsurance information:

                                                             YEARS ENDED
                                                             DECEMBER 31,
                                                         -------------------
                                                         2006    2005   2004
                                                         ----   -----   ----
                                                            (IN MILLIONS)
Assumed premiums.......................................  $ 21   $  37    $--
Assumed fees, included in universal life and
  investment-type product policy fees..................    65     194     --
Assumed fees, included in net investment gains
  (losses).............................................    --       6     --
Assumed benefits, included in policyholder benefits and
  claims...............................................    11      32     --
Assumed benefits, included in interest credited to
  policyholder account balances........................    49      42     --
Assumed fees, included in other expenses...............    39     543     --
Assumed deferred acquisition costs, included in other
  expenses.............................................    19    (432)    --
                                                         ----   -----    ---
  Total assumed........................................  $204   $ 422    $--
                                                         ====   =====    ===
Ceded premiums.........................................  $ 21   $  12    $ 1
Ceded fees, included in universal life and investment-
  type product policy fees.............................   130      93     37
Ceded fees, included in other revenues.................    68      55     12
Ceded benefits, included in policyholder benefits and
  claims...............................................    86      92     19
Ceded fees, included in other expenses.................    64      97     --
Ceded deferred acquisition costs, included in other
  expenses.............................................    13      85     --
Ceded derivative gains (loss), included in net
  investment gains (losses)............................   (31)      5     --
                                                         ----   -----    ---
  Total ceded..........................................  $351   $ 439    $69
                                                         ====   =====    ===


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                    DECEMBER 31,
                                                                  ---------------
                                                                   2006     2005
                                                                  ------   ------
                                                                   (IN MILLIONS)
Reinsurance recoverables, included in premiums and other
  receivables...................................................  $2,359   $2,079
Reinsurance recoverables, included in other assets..............  $   89   $   88
Assumed (ceded) deferred acquisition costs, included in DAC.....  $  306   $  342
Assumed liabilities, included in other liabilities..............  $    8   $   24
Ceded balances payable, included in other liabilities...........  $   55   $  140
Derivative liabilities, included in policyholder account
  balances......................................................  $  (57)  $  (23)
Assumed liabilities, included in future policy benefits.........  $   26   $   23
Assumed liabilities, included in other policyholder funds.......  $1,182   $1,001


20.  SUBSEQUENT EVENT

     On March 27, 2007, the Company entered into a secured demand note with MetLife Securities, Inc. ("MSI") under which the Company agreed to fund MSI with up to $60 million of cash upon MSI's request. In connection with this agreement, the Company transferred securities with a fair value of $71 million to an MSI custody account to secure the note.

     On September 28, 2007, the Board of Directors declared a dividend of up to $690 million. On October 22, 2007, MICC paid a $690 million dividend, of which $404 million was a return of capital.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                   SCHEDULE I

                     CONSOLIDATED SUMMARY OF INVESTMENTS --
                    OTHER THAN INVESTMENTS IN RELATED PARTIES
                                DECEMBER 31, 2006

                                  (IN MILLIONS)

                                                                                    AMOUNT AT
                                                     COST OR         ESTIMATED   WHICH SHOWN ON
                                                AMORTIZED COST(1)   FAIR VALUE    BALANCE SHEET
                                                -----------------   ----------   --------------
TYPE OF INVESTMENTS
Fixed Maturity Securities:
  Bonds:
     U.S. Treasury/agency securities..........       $ 5,455          $ 5,336        $ 5,336
     State and political subdivision
       securities.............................         1,062            1,030          1,030
     Foreign government securities............           533              573            573
     Public utilities.........................         2,274            2,233          2,233
     All other corporate bonds................        19,390           19,057         19,057
  Mortgage-backed and other asset-backed
     securities...............................        18,462           18,400         18,400
  Redeemable preferred stock..................         1,230            1,217          1,217
                                                     -------          -------        -------
     Total fixed maturity securities..........        48,406           47,846         47,846
                                                     -------          -------        -------
Equity Securities:
  Common stock:
     Banks, trust and insurance companies.....             1                1              1
     Industrial, miscellaneous and all other..           105              110            110
  Non-redeemable preferred stock..............           671              684            684
                                                     -------          -------        -------
     Total equity securities..................           777              795            795
                                                     -------          -------        -------
Mortgage and consumer loans...................         3,595                           3,595
Policy loans..................................           918                             918
Real estate and real estate joint ventures....           180                             180
Other limited partnership interests...........         1,082                           1,082
Short-term investments........................           777                             777
Other invested assets.........................         1,241                           1,241
                                                     -------                         -------
     Total investments........................       $56,976                         $56,434
                                                     =======                         =======



--------

   (1) Cost for fixed maturity securities and mortgage and consumer loans represents original cost reduced by repayments, net valuation allowances and writedowns from other-than-temporary declines in value and adjusted for amortization of premiums or accretion of discount; for equity securities, cost represents original cost reduced by writedowns from other-than-temporary declines in value; for real estate, cost represents original cost reduced by writedowns and adjusted for valuation allowances and depreciation; cost for real estate joint ventures and other limited partnership interests represents original cost reduced for other-than-temporary impairments or original cost adjusted for equity in earnings and distributions.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                   SCHEDULE II

                  CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           DECEMBER 31, 2006 AND 2005

                                  (IN MILLIONS)

                                                                  2006      2005
                                                                -------   -------
CONDENSED BALANCE SHEETS
ASSETS
Investments:
  Fixed maturity securities available-for-sale, at estimated fair value (amortized cost: $38,293 and $42,526,
     respectively)............................................  $37,794   $41,947
  Equity securities available-for-sale, at estimated fair
     value (cost: $703 and $418, respectively)................      719       415
  Mortgage and consumer loans.................................    2,822     1,837
  Policy loans................................................      825       843
  Real estate and real estate joint ventures held-for-
     investment...............................................      143        71
  Real estate held-for-sale...................................        7        --
  Other limited partnership interests.........................      884     1,106
  Short-term investments......................................      186     1,219
  Investment in subsidiaries..................................    3,499     3,187
  Other invested assets.......................................      893       698
                                                                -------   -------
     Total investments........................................   47,772    51,323
Cash and cash equivalents.....................................      291       331
Accrued investment income.....................................      473       474
Premiums and other receivables................................    6,128     4,706
Deferred policy acquisition costs and value of business
  acquired....................................................    1,849     1,924
Current income tax recoverable................................       --        56
Deferred income tax assets....................................    1,281     1,113
Goodwill......................................................      646       612
Other assets..................................................      129       102
Separate account assets.......................................   19,205    19,058
                                                                -------   -------
     Total assets.............................................  $77,774   $79,699
                                                                =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Future policy benefits......................................  $17,613   $16,337
  Policyholder account balances...............................   24,764    27,298
  Other policyholder funds....................................      213       219
  Current income taxes payable................................       46        --
  Payables for collateral under securities loaned and other
     transactions.............................................    8,152     8,620
  Other liabilities...........................................      366       734
  Separate account liabilities................................   19,205    19,058
                                                                -------   -------
     Total liabilities........................................   70,359    72,266
                                                                -------   -------
STOCKHOLDERS' EQUITY:
Common stock, par value $2.50 per share; 40,000,000 shares
  authorized; 34,595,317 shares issued and outstanding at
  December 31, 2006 and 2005..................................       86        86
Additional paid-in capital....................................    7,123     7,180
Retained earnings.............................................      520       581
Accumulated other comprehensive income (loss).................     (314)     (414)
                                                                -------   -------
     Total stockholders' equity...............................    7,415     7,433
                                                                -------   -------
     Total liabilities and stockholders' equity...............  $77,774   $79,699
                                                                =======   =======




           See accompanying notes to condensed financial information.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                   SCHEDULE II

          CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                  (IN MILLIONS)

                                                               YEARS ENDED DECEMBER
                                                                        31,
                                                               --------------------
                                                                2006          2005
                                                               ------        ------
CONDENSED STATEMENTS OF INCOME
REVENUES
Premiums.....................................................  $  176        $  206
Universal life and investment-type product policy fees.......     381           185
Net investment income........................................   2,167         1,044
Equity in earnings of subsidiaries...........................     277           225
Other revenues...............................................      42            32
Net investment gains (losses)................................    (397)         (159)
                                                               ------        ------
  Total revenues.............................................   2,646         1,533
                                                               ------        ------
EXPENSES
Policyholder benefits and claims.............................     599           433
Interest credited to policyholder account balances...........     926           429
Other expenses...............................................     388           195
                                                               ------        ------
  Total expenses.............................................   1,913         1,057
                                                               ------        ------
Income before provision for income tax.......................     733           476
Provision for income tax.....................................     136            85
                                                               ------        ------
Net income...................................................  $  597        $  391
                                                               ======        ======




           See accompanying notes to condensed financial information.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                   SCHEDULE II

          CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                  (IN MILLIONS)

                                                               YEARS ENDED DECEMBER
                                                                       31,
                                                             -----------------------
                                                               2006           2005
                                                             --------       --------
CONDENSED STATEMENT OF CASH FLOWS
Net cash provided by operating activities..................  $    899       $  2,000
                                                             --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Sales, maturities and repayments of:
     Fixed maturity securities.............................    22,406         18,453
     Equity securities.....................................       218            181
     Mortgage and consumer loans...........................       878            687
     Real estate and real estate joint ventures............       127             44
     Other limited partnership interests...................       537            152
  Purchases of:
     Fixed maturity securities.............................   (19,021)       (26,517)
     Equity securities.....................................       (62)            --
     Mortgage and consumer loans...........................    (1,870)          (460)
     Real estate and real estate joint ventures............       (53)            --
     Other limited partnership interests...................      (295)          (233)
  Net change in policy loans...............................        18              5
  Net change in short-term investments.....................     1,033            633
  Net change in other invested assets......................      (129)          (728)
  Other, net...............................................        (1)            17
                                                             --------       --------
Net cash provided by (used in) investing activities........  $  3,786       $ (7,766)
                                                             --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Policyholder account balances:
     Deposits..............................................  $  1,633       $  7,075
     Withdrawals...........................................    (4,936)        (8,682)
  Net change in payables for collateral under securities
     loaned and other transactions.........................      (468)         7,458
  Dividends on common stock................................      (917)            --
  Other, net...............................................       (37)           (61)
                                                             --------       --------
Net cash (used in) provided by financing activities........    (4,725)         5,790
                                                             --------       --------
Change in cash and cash equivalents........................       (40)            24
Cash and cash equivalents, beginning of period.............       331            307
                                                             --------       --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...................  $    291       $    331
                                                             ========       ========
Supplemental disclosures of cash flow information:
  Net cash paid during the year for:
     Income tax............................................  $     88       $     51
                                                             ========       ========
  Non-cash transactions during the period:
     Contribution of other intangible assets, net of income
       tax.................................................  $    162       $     --
     Contribution of goodwill from MetLife, Inc. ..........  $     32       $     --
                                                             ========       ========


                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                   SCHEDULE II

             NOTES TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT

1.  SUMMARY OF ACCOUNTING POLICIES

  BUSINESS

     "MICC" or the "Company" refers to MetLife Insurance Company of Connecticut (formerly, The Travelers Insurance Company), a Connecticut corporation incorporated in 1863 ("MetLife Connecticut"), and its subsidiaries, including MetLife Life and Annuity Company of Connecticut ("MLAC," formerly The Travelers Life and Annuity Company) and MetLife Investors USA Insurance Company ("MLI-USA"). The Company is a subsidiary of MetLife, Inc. ("MetLife"). The Company offers individual annuities, individual life insurance, and institutional protection and asset accumulation products.

     On July 1, 2005 (the "Acquisition Date"), MetLife Connecticut became a wholly-owned subsidiary of MetLife. MetLife Connecticut, together with substantially all of Citigroup Inc.'s ("Citigroup") international insurance businesses, excluding Primerica Life Insurance Company and its subsidiaries ("Primerica") (collectively, "Travelers"), were acquired by MetLife from Citigroup (the "Acquisition") for $12.1 billion. See Note 2 of the consolidated financial statements for further information on the Acquisition.

     On October 11, 2006, MetLife Connecticut and MetLife Investors Group, Inc. ("MLIG"), both subsidiaries of MetLife, entered into a Transfer Agreement ("Transfer Agreement"), pursuant to which MetLife Connecticut agreed to acquire all of the outstanding stock of MLI-USA from MLIG in exchange for shares of MetLife Connecticut's common stock. To effectuate the exchange of shares, MetLife returned 10,000,000 shares just prior to the closing of the transaction and retained 30,000,000 shares representing 100% of the issued and outstanding shares of MetLife Connecticut. MetLife Connecticut issued 4,595,317 new shares to MLIG in exchange for all of the outstanding common stock of MLI-USA. After the closing of the transaction, 34,595,317 shares of MetLife Connecticut's common stock are outstanding, of which MLIG holds 4,595,317 shares, with the remaining shares held by MetLife.

     The transfer of MLI-USA to MetLife Connecticut was a transaction between entities under common control. Since MLI-USA was the original entity under common control, for financial statement reporting purposes, MLI-USA is considered the accounting acquirer of MetLife Connecticut. Accordingly, financial information of the registrant has been provided for periods subsequent to the Acquisition Date only.

  BASIS OF PRESENTATION

     The condensed financial information of MetLife Connecticut should be read in conjunction with the Consolidated Financial Statements of MICC and the notes thereto (the "Consolidated Financial Statements"). These condensed nonconsolidated financial statements reflect the results of operations, financial condition and cash flows for MetLife Connecticut. Investments in subsidiaries are accounted for using the equity method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. The condensed statement of income and statement of cash flows for the year ended December 31, 2005 included herein reflect the full year of operating results for MLI-USA in equity in earnings of subsidiaries.

     MetLife Connecticut's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") except as stated above which requires management to make certain estimates and assumptions. The most important of these estimates and assumptions relate to fair value measurements, the accounting for goodwill and identifiable intangible assets and the provision for potential losses that may arise from litigation and regulatory proceedings and tax audits, which may affect the amounts reported in the condensed financial statements and accompanying notes. Actual results could differ materially from these estimates.

     For information on the following, refer to the indicated Notes to the Consolidated Financial Statements of MICC:

     - Business, Basis of Presentation and Summary of Significant Accounting Policies (Note 1)

     - Acquisition of MetLife Insurance Company of Connecticut by MetLife, Inc. from Citigroup Inc. (Note 2)

     - Contingencies, Commitments and Guarantees (Note 12)

     - Equity (Note 14)

2.  SUPPORT AGREEMENT

     MetLife Connecticut entered into a net worth maintenance agreement with its indirect subsidiary, MetLife Europe Limited, an Irish company ("MetLife Europe"), in connection with MetLife Europe's formation. Under the agreement, MetLife Connecticut has agreed, without limitation as to amount, to cause MetLife Europe to have a minimum capital and surplus of the greater of EUR 14 million or an amount sufficient to provide solvency cover equal to 200% of the minimum solvency cover required by applicable law and regulation, as interpreted by the Irish Financial Services Regulatory Authority or any successor body, during MetLife Europe's first three years of operation and 150% thereafter, and liquidity necessary to enable it to meet its current obligations on a timely basis. At December 31, 2006, the capital and surplus of MetLife Europe was in excess of the minimum capital and surplus amount referenced above.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                  SCHEDULE III

                CONSOLIDATED SUPPLEMENTARY INSURANCE INFORMATION
                     AS OF DECEMBER 31, 2006, 2005 AND 2004

                                  (IN MILLIONS)

                                              DAC       FUTURE POLICY     POLICYHOLDER
                                              AND    BENEFITS AND OTHER      ACCOUNT      UNEARNED
SEGMENT                                      VOBA    POLICYHOLDER FUNDS     BALANCES     REVENUE(1)
-------                                     ------   ------------------   ------------   ----------
2006
Individual................................  $4,946         $ 3,769           $20,660        $260
Institutional.............................     165          12,895            14,496           3
Corporate & Other.........................      --           4,503               (57)         --
                                            ------         -------           -------        ----
                                            $5,111         $21,167           $35,099        $263
                                            ======         =======           =======        ====
2005
Individual................................  $4,753         $ 3,452           $21,403        $141
Institutional.............................     161          11,880            16,460           1
Corporate & Other.........................      --           4,305               (23)         --
                                            ------         -------           -------        ----
                                            $4,914         $19,637           $37,840        $142
                                            ======         =======           =======        ====
2004(2)...................................  $  678         $   149           $ 4,591        $  6
                                            ======         =======           =======        ====



--------

   (1) Amounts are included within the future policy benefits and other policyholder funds column.

   (2) Prior to the Acquisition of MetLife Connecticut by MetLife, MLI-USA operated as a single segment.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                  SCHEDULE III

                CONSOLIDATED SUPPLEMENTARY INSURANCE INFORMATION
              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                  (IN MILLIONS)

                               PREMIUM                 POLICYHOLDER   AMORTIZATION OF
                               REVENUE        NET      BENEFITS AND     DAC AND VOBA       OTHER          PREMIUMS
                             AND POLICY   INVESTMENT     INTEREST        CHARGED TO      OPERATING         WRITTEN
SEGMENT                        CHARGES      INCOME       CREDITED      OTHER EXPENSES   EXPENSES(1)   (EXCLUDING LIFE)
-------                      ----------   ----------   ------------   ---------------   -----------   ----------------
2006
Individual.................    $1,462       $  985        $  984            $481            $564             $--
Institutional..............        89        1,449         1,097               6              10               9
Corporate & Other..........        25          405            27               1             111              25
                               ------       ------        ------            ----            ----             ---
                               $1,576       $2,839        $2,108            $488            $685             $34
                               ======       ======        ======            ====            ====             ===
2005(2)
Individual.................    $  997       $  530        $  641            $287            $353             $--
Institutional..............       133          712           627               1              29               9
Corporate & Other..........        13          196            22              --               8              13
                               ------       ------        ------            ----            ----             ---
                               $1,143       $1,438        $1,290            $288            $390             $22
                               ======       ======        ======            ====            ====             ===
2004(3)....................    $  168       $  207        $  171            $115            $ 64             $--
                               ======       ======        ======            ====            ====             ===



--------

   (1) Includes other expenses excluding amortization of deferred acquisition costs and value of business acquired charged to other expenses.

   (2) Includes six months of results for MetLife Connecticut and twelve months of results for MLI-USA.

   (3) Prior to the acquisition of MetLife Connecticut by MetLife, MLI-USA operated as a single segment.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                   SCHEDULE IV

                            CONSOLIDATED REINSURANCE
              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                  (IN MILLIONS)

                                                                                 % AMOUNT
                                                                                  ASSUMED
                                GROSS AMOUNT     CEDED    ASSUMED   NET AMOUNT    TO NET
                                ------------   --------   -------   ----------   --------
2006
Life insurance in force.......    $153,390     $119,281   $14,374     $48,483      29.6%
                                  ========     ========   =======     =======
Insurance premium
Life insurance................    $    323     $     72   $    21     $   272       7.7%
Accident and health...........         276          240        --          36        --%
                                  --------     --------   -------     -------
  Total insurance premium.....    $    599     $    312   $    21     $   308       6.8%
                                  ========     ========   =======     =======




                                                                                % AMOUNT
                                                                                 ASSUMED
                                GROSS AMOUNT    CEDED    ASSUMED   NET AMOUNT    TO NET
                                ------------   -------   -------   ----------   --------
2005
Life insurance in force.......    $126,362     $93,686   $16,921     $49,597      34.1%
                                  ========     =======   =======     =======
Insurance premium
Life insurance................    $    269     $    45   $    38     $   262      14.5%
Accident and health...........         144         125        --          19        --%
                                  --------     -------   -------     -------
  Total insurance premium.....    $    413     $   170   $    38     $   281      13.5%
                                  ========     =======   =======     =======




                                                                                % AMOUNT
                                                                                 ASSUMED
                                 GROSS AMOUNT    CEDED   ASSUMED   NET AMOUNT    TO NET
                                 ------------   ------   -------   ----------   --------
2004
Life insurance in force........     $4,310      $2,759     $--       $1,551        --%
                                    ======      ======     ===       ======
Insurance premium
Life insurance.................     $   13      $    4     $--       $    9        --%
                                    ------      ------     ---       ------
  Total insurance premium......     $   13      $    4     $--       $    9        --%
                                    ======      ======     ===       ======



     For the year ended December 31, 2006, both reinsurance ceded and assumed include affiliated transactions of $21 million. For the year ended December 31, 2005, reinsurance ceded and assumed include affiliated transactions of $12 million and $38 million, respectively. For the year ended December 31, 2004, both reinsurance ceded and assumed include affiliated transactions of $1 million.

                               MARQUIS PORTFOLIOS

                       STATEMENT OF ADDITIONAL INFORMATION

           METLIFE OF CT SEPARATE ACCOUNT TM II FOR VARIABLE ANNUITIES
                                    ISSUED BY

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                                  ONE CITYPLACE
                        HARTFORD, CONNECTICUT 06103-3415
MLAC-Book-20                                             December 7, 2007

                                     PART C

                                OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

(a) The financial statements of the Registrant and the report of Independent Registered Public Accounting Firm thereto are contained in the Registrant's Annual Report and are included in the Statement of Additional Information. The financial statements of the Registrant include:

     (1)  Statement of Assets and Liabilities as of December 31, 2006

     (2)  Statement of Operations for the year ended December 31, 2006

     (3) Statement of Changes in Net Assets for the years ended December 31, 2006 and 2005

     (4)  Notes to Financial Statements

The consolidated financial statements and schedules of MetLife Insurance Company of Connecticut and subsidiaries and the report of Independent Registered Public Accounting Firm, are contained in the Statement of Additional Information. The consolidated financial statements of MetLife Insurance Company of Connecticut and subsidiaries include:

     (1)  Consolidated Balance Sheets as of December 31, 2006 and 2005

     (2) Consolidated Statements of Income for the years ended December 31, 2006, December 31, 2005 and 2004

     (3) Consolidated Statements of Stockholder's Equity for the years ended December 31, 2006, 2005 and 2004

     (4) Consolidated Statements of Cash Flows for the year ended December 31, 2006, 2005 and 2004

     (5)  Notes to Consolidated Financial Statements

     (6)  Financial Statement Schedules

(b)  Exhibits

EXHIBIT
 NUMBER   DESCRIPTION
-------   -----------
1(a).     Resolution of The Travelers Life and Annuity Company Board of
          Directors authorizing the establishment of the Registrant.
          (Incorporated herein by reference to Exhibit 1 to the Registration
          Statement on Form N-4 filed November 13, 1997.)

1(b).     Resolution of Board of Directors of MetLife Insurance Company of
          Connecticut (including Agreement and Plan of Merger) (filed herewith)

2.        Not Applicable.

3(a).     Distribution and Principal Underwriting Agreement among the
          Registrant, The Travelers Life and Annuity Company and Travelers
          Distribution LLC (Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form N-4, File No. 333-58809, filed
          February 26, 2001.)

3(b). Form of Selling Agreement. (Incorporated herein by reference to Exhibit 3(b) to Post-Effective Amendment No. 14 to The Travelers Fund
          ABD for Variable Annuities to the Registration Statement on Form N-4,
          File No. 033-65343, filed April 6, 2006.)

3(c)      Agreement and Plan of Merger (10-26-06) (MLIDLLC into MLIDC).
          (Incorporated herein by reference to Exhibit 3(c) to Post-Effective
          Amendment No. 16 to MetLife of CT Fund ABD II for Variable Annuities to the Registration Statement on Form N-4, File No. 033-65339/811-
          07463, filed April 6, 2007.)

3(d) Master Retail Sales Agreement (MLIDC). (Incorporated herein by reference to Exhibit 3(d) to Post-Effective Amendment No. 16 to
          MetLife of CT Fund ABD II for Variable Annuities to the Registration
          Statement on Form N-4, File No. 033-65339/811-07463, filed April 6,
          2007.)

4(a).     Variable Annuity Contract. (Incorporated herein by reference to
          Exhibit 4 to Pre-Effective Amendment No. 1 to the Registration
          Statement on Form N-4, filed June 10, 1998.)

4(b). Form of Guaranteed Minimum Withdrawal Rider. (Incorporated herein by reference to Exhibit 4 to Post-Effective Amendment No. 4 to the
          Registration Statement on Form N-4, file No. 333-101778, filed
          November 19, 2004.)

4(c).     Company Name Change Endorsement The Travelers Life and Annuity
          Company effective May 1, 2006. (Incorporated herein by reference to Exhibit 4(c) to Post-Effective Amendment No. 14 to The Travelers Fund
          ABD II for Variable Annuities Registration Statement on Form N-4,
          File No. 033-65339, filed on April 7, 2006.)


EXHIBIT
 NUMBER   DESCRIPTION
-------   -----------
4(d).     Merger Endorsement (6-E48-07) (December 7, 2007) (filed herewith)

5(a).     Application. (Incorporated herein by reference to Exhibit 5 to Pre-
          Effective Amendment No. 1 to the Registration Statement on Form N-4, filed June 10, 1998.)

5(b). Form of Variable Annuity Application. (Incorporated herein by reference to Exhibit 5 to Post-Effective Amendment No. 14 to The
          Travelers Fund ABD for Variable Annuities to the Registration
          Statement on Form N-4, File No. 033-65343, filed April 6, 2006.)

6(a).     Charter of The Travelers Insurance Company, as amended on October 19,
          1994. (Incorporated herein by reference to Exhibit 3 (a) (i) to the Registration Statement on Form S-2, File No. 033-58677, filed via
          Edgar on April 18, 1995.)

6(b).     By-Laws of The Travelers Insurance Company, as amended on October 20,
          1994. (Incorporated herein by reference to Exhibit 3 (b) (i) to the Registration Statement on Form S-2, File No. 033-58677, filed via
          Edgar on April 18, 1995.)

6(c). Certificate of Amendment of the Charter as Amended and Restated of The Travelers Insurance Company effective May 1, 2006. (Incorporated herein by reference to Exhibit 6(c) to Post-Effective Amendment No.
          14 to The Travelers Fund ABD for Variable Annuities Registration
          Statement on Form N-4, File No. 033-65343, filed April 6, 2006.)

6(d).     Certificate of Correction of MetLife Insurance Company of
          Connecticut. (Incorporated herein by reference to Exhibit 6(d) to Post-Effective No. 11 to MetLife of CT Separate Account Nine for
          Variable Annuities' Registration Statement on Form N-4, File Nos.
          333-65926/811-09411, filed on October 31, 2007.)

7.        Specimen Reinsurance Agreement. (Incorporated herein by reference to
          Exhibit 7 to Post-Effective Amendment No. 2 the Registration
          Statement on Form N-4, File No. 333-65942, filed April 15, 2003.)

8(a). Form of Participation Agreements. (Incorporated herein by reference to Exhibit 8 to Post-Effective Amendment No. 8 to the Registration
          Statement on Form N-4, File No. 333-101778, filed  April 21, 2005).

8(b).     Participation Agreement Among Metropolitan Series Fund, Inc., MetLife
          Advisers, LLC, MetLife Investors Distribution Company and MetLife
          Insurance Company of Connecticut (effective August 31, 2007).
          (Incorporated herein by reference to Exhibit 6(d) to Post-Effective
          No. 11 to MetLife of CT Separate Account Nine for Variable Annuities'
          Registration Statement on Form N-4, File Nos. 333-65926/811-09411, filed on October 31, 2007.)

8(c).     Participation Agreement Among Met Investors Series Trust, Met
          Investors Advisory, LLC, MetLife Investors Distribution Company, The
          Travelers Insurance Company and The Travelers Life and Annuity
          Company effective November 1, 2005. (Incorporated herein by reference to Exhibit 8(c) to Post-Effective Amendment No. 14 to The
          Travelers Fund ABD for Variable Annuities Registration Statement on
          Form N-4, File No. 033-65343, filed April 6, 2006.)

9.        Opinion of Counsel as to the legality of securities being registered.
          (filed herewith)

10.       Consent of Deloitte & Touche LLP, Independent Registered Public
          Accounting Firm. (filed herewith)

11.       Not applicable.

12.       Not applicable.

13.       Powers of Attorney authorizing Michele H. Abate, John E. Connolly,
          Jr., James L. Lipscomb, Gina C. Sandonato, Myra L. Saul, and Marie C.
          Swift to act as signatory for Michael K. Farrell, William J.
          Mullaney, Lisa M. Weber, Stanley J. Talbi, and Joseph J. Prochaska,
          Jr. (filed herewith)


ITEM 25. DIRECTORS AND OFFICERS OF THE DEPOSITOR

Principal Business Address:

MetLife Insurance Company of Connecticut
One Cityplace
Hartford, CT 06103-3415

NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH INSURANCE COMPANY
--------------------------   ---------------------------------------------------------------------
Michael K. Farrell           Director and President
10 Park Avenue
Morristown, NJ 07962


NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH INSURANCE COMPANY
--------------------------   ---------------------------------------------------------------------
William J. Mullaney          Director
1 Metlife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Lisa M. Weber                Director
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Steven A. Kandarian          Executive Vice President and Chief Investment Officer
10 Park Avenue
Morristown, NJ 07962

James L. Lipscomb            Executive Vice President and General Counsel
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Joseph J. Prochaska, Jr.     Executive Vice President and Chief Accounting Officer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Stanley J. Talbi             Executive Vice President and Chief Financial Officer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Gwenn L. Carr                Senior Vice President and Secretary
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Eric T. Steigerwalt          Senior Vice President and Treasurer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

William D. Cammarata         Senior Vice President
18210 Crane Nest Drive
Tampa, FL 33647

Elizabeth M. Forget          Senior Vice President
260 Madison Ave
New York, NY 10016

Gene L. Lunman               Senior Vice President
185 Asylum Street
Hartford, CT 06103

Roberto Baron                Vice President and Senior Actuary
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

S. Peter Headley             Vice President and Assistant Secretary
3717 W. 100(th) Street
Suite 700
Overland Park, KS 62210

Daniel D. Jordan             Vice President and Assistant Secretary
501 Boylston Street
Boston, MA 02116

Bennett D. Kleinberg         Vice President and Actuary
185 Asylum Street
Hartford, CT 06103

Christopher A. Kremer        Vice President and Actuary
501 Boylston Street
Boston, MA 02116


NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH INSURANCE COMPANY
--------------------------   ---------------------------------------------------------------------
Paul L. LeClair              Vice President and Actuary
501 Boylston Street
Boston, MA 02116

Jonathan L. Rosenthal        Vice President and Chief Hedging Officer
10 Park Avenue
Morristown, NJ 07962

Patrick D. Studley           Vice President and Actuary
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Jeffrey N. Altman            Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Steven J. Brash              Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Herbert B. Brown             Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Vincent Cirulli              Vice President
10 Park Avenue
Morristown, NJ 07962

James R. Dingler             Vice President
10 Park Avenue
Morristown, NJ 07962

Judith A. Gulotta            Vice President
10 Park Avenue
Morristown, NJ 07962

Gregory M. Harrison          Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

C. Scott Inglis              Vice President
10 Park Avenue
Morristown, NJ 07962

James W. Koeger              Vice President
13045 Tesson Ferry Road
St. Louis, MO 63128

Joseph J. Massimo            Vice President
18210 Crane Nest Drive
Tampa, FL 33647

Daniel A. O'Neill            Vice President
8717 W. 110(th) Street
Suite 700
Overland Park, KS 62210

Mark S. Reilly               Vice President
185 Asylum Street
Hartford, CT 06103

Mark J. Remington            Vice President
185 Asylum Street
Hartford, CT 06103


NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH INSURANCE COMPANY
--------------------------   ---------------------------------------------------------------------
Ragai A. Roushdy             Vice President
10 Park Avenue
Morristown, NJ 07962

Kevin M. Thorwarth           Vice President
10 Park Avenue
Morristown, NJ 07962

Mark. H. Wilsmann            Vice President
10 Park Avenue
Morristown, NJ 07962


ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

The Registrant is a separate account of MetLife Insurance Company of Connecticut under Connecticut insurance law. The Depositor is a wholly owned subsidiary of MetLife, Inc., a publicly traded company. No person is controlled by the Registrant. The following outline indicates those entities that are controlled by MetLife, Inc. or are under the common control of MetLife, Inc. No person is controlled by the Registrant.

           ORGANIZATIONAL STRUCTURE OF METLIFE, INC. AND SUBSIDIARIES
                              AS OF SEPTEMBER 30, 2007

The following is a list of subsidiaries of MetLife, Inc. updated as of September 30, 2007. Those entities which are listed at the left margin (labeled with capital letters) are direct subsidiaries of MetLife, Inc. Unless otherwise indicated, each entity which is indented under another entity is a subsidiary of that other entity and, therefore, an indirect subsidiary of MetLife, Inc. Certain inactive subsidiaries have been omitted from the MetLife, Inc. organizational listing. The voting securities (excluding directors' qualifying shares, (if any)) of the subsidiaries listed are 100% owned by their respective parent corporations, unless otherwise indicated. The jurisdiction of domicile of each subsidiary listed is set forth in the parenthetical following such subsidiary.

A.    MetLife Group, Inc. (NY)

B.    MetLife Bank National Association (USA)

C.    Exeter Reassurance Company, Ltd. (Bermuda)

D.    MetLife Taiwan Insurance Company Limited (Taiwan)

E.    Metropolitan Tower Life Insurance Company (DE)

      1.    TH Tower NGP, LLC (DE)

      2. Partners Tower, L.P. (DE) - a 99% limited partnership interest of Partners Tower, L.P. is held by Metropolitan Tower Life Insurance Company and 1% general partnership interest is held by TH Tower NGP, LLC (DE)

      3.    TH Tower Leasing, LLC (DE)

      4.    MetLife Reinsurance Company of Charleston (SC)

      5.    Entrecap Real Estate II, LLC (DE)

            a)    PREFCO Dix-Huit LLC (CT)

            b)    PREFCO X Holdings LLC (CT)

            c) PREFCO Ten Limited Partnership (CT) - a 99.9% limited partnership interest of PREFCO Ten Limited Partnership is held by Entrecap Real Estate II, LLC and 0.1% general partnership is held by PREFCO X Holdings LLC.

            a)    PREFCO Vingt LLC (CT)

            b) PREFCO Twenty Limited Partnership (CT) - a 99% limited partnership interest of PREFCO Twenty Limited Partnership is held by Entrecap Real Estate II, LLC and 1% general partnership is held by PREFCO Vingt LLC.

     6.     Plaza Drive Properties, LLC (DE)

     7.     MTL Leasing, LLC (DE)

            a)    PREFCO IX Realty LLC (CT)

            b)    PREFCO XIV Holdings LLC (CT)

            c) PREFCO Fourteen Limited Partnership (CT) - a 99.9% limited partnership interest of PREFCO Fourteen Limited Partnership is held by MTL Leasing, LLC and 0.1% general partnership is held by PREFCO XIV Holdings LLC.

F. MetLife Pensiones S.A. (Mexico)- 97.4738% is owned by MetLife, Inc. and 2.5262% is owned by Metropolitan Asset Management Corporation.

G. MetLife Chile Inversiones Limitada (Chile)- 99.9999999% is owned by MetLife, Inc. and 0.0000001% is owned by Natiloportem Holdings, Inc.

      1. MetLife Chile Seguros de Vida S.A. (Chile)- 99.99% is owned by MetLife Chile Inversiones Limitada and 0.01% is owned by MetLife International Holdings, Inc.

            a) MetLife Chile Administradora de Mutuos Hipotecarios S.A. (Chile)- 99.99% is owned by MetLife Chile Seguros de Vida S.A. and 0.01% is owned by MetLife Chile Inversiones Limitada.

H. MetLife Mexico S.A. (Mexico)- 98.70541% is owned by MetLife, Inc., 1.27483% is owned by Metropolitan Asset Management Corporation and 0.01976% is owned by Metlife International Holdings, Inc.

      1. MetLife Afore, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Mexico S.A. (Mexico) and 0.01% is owned by MetLife Pensiones S.A.

            a) Met1 SIEFORE, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A. (Mexico)

            b) Met2 SIEFORE, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A. (Mexico)

            c) Met3 SIEFORE, S.A. de C.V. (Mexico)- 99.9% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A. (Mexico)

I. MetLife Mexico Servicios, S.A. de C.V. (Mexico)- 98% is owned by MetLife, Inc. and 2% is owned by MetLife International Holdings, Inc.

J.    Metropolitan Life Seguros de Vida S.A. (Uruguay)

K.    MetLife Securities, Inc. (DE)

L.    Enterprise General Insurance Agency, Inc. (DE)

      1.    MetLife General Insurance Agency of Texas, Inc. (DE)

      2.    MetLife General Insurance Agency of Massachusetts, Inc. (MA)

M.    Metropolitan Property and Casualty Insurance Company (RI)

      1.    Metropolitan General Insurance Company (RI)

      2.    Metropolitan Casualty Insurance Company (RI)

      3.    Metropolitan Direct Property and Casualty Insurance Company (RI)

      4.    Met P&C Managing General Agency, Inc. (TX)

      5.    MetLife Auto & Home Insurance Agency, Inc. (RI)

      6.    Metropolitan Group Property and Casualty Insurance Company (RI)

            a)    Metropolitan Reinsurance Company (U.K.) Limited (United
                  Kingdom)

      7.    Metropolitan Lloyds, Inc. (TX)

            a) Metropolitan Lloyds Insurance Company of Texas (TX)- Metropolitan Lloyds Insurance Company of Texas, an affiliated association, provides automobile, homeowner and related insurance for the Texas market. It is an association of individuals designated as underwriters. Metropolitan Lloyds, Inc., a subsidiary of Metropolitan Property and Casualty Insurance Company, serves as the attorney-in-fact and manages the association.

      8.    Economy Fire & Casualty Company (IL)

            a)    Economy Preferred Insurance Company (IL)

            b)    Economy Premier Assurance Company (IL)

N.    Cova Corporation (MO)

      1.    Texas Life Insurance Company (TX)

      2.    Cova Life Management Company (DE)

O.    MetLife Investors Insurance Company (MO)

P.    First MetLife Investors Insurance Company (NY)

Q.    Walnut Street Securities, Inc. (MO)

R.    Newbury Insurance Company, Limited (BERMUDA)

S.    MetLife Investors Group, Inc. (DE)

      1.    MetLife Investors Distribution Company (MO)

      2.    Met Investors Advisory, LLC (DE)

      3.    MetLife Investors Financial Agency, Inc. (TX)

T.    MetLife International Holdings, Inc. (DE)

      1.    MetLife Mexico Cares, S.A. de C.V. (Mexico)

            a)    Fundacion MetLife Mexico, A.C. (Mexico)

      2.    Natiloportem Holdings, Inc. (DE)

            a)    Servicios Administrativos Gen, S.A. de C.V. (Mexico)

                  (1) MLA Comercial, S.A. de C.V. (Mexico) 99% is owned by Servicios Administrativos Gen, S.A. de C.V. and 1% is owned by MetLife Mexico Cares, S.A. de C.V.

                  (2) MLA Servicios, S.A. de C.V. (Mexico) 99% is owned by Servicios Administrativos Gen, S.A. de C.V. and 1% is owned by MetLife Mexico Cares, S.A. de C.V.

      3. MetLife India Insurance Company Private Limited (India)- 26% is owned by MetLife International Holdings, Inc. and 74% is owned by third parties.

      4.    Metropolitan Life Insurance Company of Hong Kong Limited (Hong
            Kong)- 99.99905% is owned by MetLife International Holdings, Inc. and 0.00095% is owned by Natiloporterm Holdings, Inc.

      5. Metropolitan Life Seguros de Retiro S.A. (Argentina)- 95.23% is owned by MetLife International Holdings, Inc. and 4.77% is owned by Natiloportem Holdings, Inc.

      6. Metropolitan Life Seguros de Vida S.A. (Argentina)- 95.2499% is owned by MetLife International Holdings, Inc. and 4.7473% is owned by Natiloportem Holdings, Inc.

      7. MetLife Insurance Company of Korea Limited (South Korea)- 21.22% of MetLife Insurance Company of Korea Limited is owned by MetLife, Mexico, S.A. and 78.78% is owned by Metlife International Holdings, Inc.

      8. Metropolitan Life Seguros e Previdencia Privada S.A. (Brazil)- 74.5485235740% is owned by MetLife International Holdings, Inc. and 25.451476126% is owned by MetLife Worldwide Holdings, Inc. and 0.0000003% is owned by Natiloportem Holdings, Inc.

      9.    MetLife Global, Inc. (DE)

      10. MetLife Administradora de Fundos Multipatrocinados Ltda (Brazil) - 95.4635% is owned by MetLife International Holdings, Inc. and 4.5364% is owned by Natiloportem Holdings, Inc.

      11.   MetLife Insurance Limited (United Kingdom)

      12.   MetLife General Insurance Limited (Australia)

      13.   MetLife Limited (United Kingdom)

      14. MetLife Insurance S.A./NV (Belgium) - 99.9% is owned by MetLife International Holdings, Inc. and 0.1% is owned by third parties.

      15.   MetLife Services Limited (United Kingdom)

      16. Siembra Seguros de Vida S.A. (Argentina) - 97.9327% is owned by MetLife International Holdings, Inc. and 2.0672% is owned by Natiloportem Holdings, Inc.

      17.   MetLife Insurance Limited (Australia)

            a)    MetLife Insurance and Investment Trust (Australia)

            b)    MetLife Investments Pty Limited (Australia)

            c)    MetLife Services (Singapore) PTE Limited (Australia)

      18. Siembra Seguros de Retiro S.A. (Argentina) - 96.8819% is owned by MetLife International Holdings, Inc. and 3.1180% is owned by Natiloportem Holdings, Inc.

      19. Best Market S.A. (Argentina) - 5% of the shares are held by Natiloportem Holdings, Inc. and 94.9999% is owned by MetLife International Holdings Inc.

      20. Compania Previsional MetLife S.A. (Brazil) - 95.4635% is owned by MetLife International Holdings, Inc. and 4.5364% is owned by Natiloportem Holdings, Inc.

           (a) Met AFJP S.A. (Argentina) - 75.4088% of the shares of Met AFJP S.A. are held by Compania Previsional MetLife SA, 19.5912% is owned by Metropolitan Life Seguros de Vida SA, 3.9689% is held by Natiloportem Holdings, Inc. and 1.0310% is held by Metropolitan Life Seguros de Retiro SA.

      21.   MetLife Worldwide Holdings, Inc. (DE)

            a)    MetLife Towarzystwo Ubezpieczen na Zycie Spolka Akcyjna.
                  (Poland)

            b)    MetLife Direct Co., Ltd. (Japan)

            c)    MetLife Fubon Limited (Japan)

U.    Metropolitan Life Insurance Company (NY)

      1.    334 Madison Euro Investments, Inc. (DE)

            a) Park Twenty Three Investments Company (United Kingdom)- 1% voting control of Park Twenty Three Investments Company is held by St. James Fleet Investments Two Limited. 1% of the shares of Park Twenty Three Investments Company is held by Metropolitan Life Insurance Company. 99% is owned by 334 Madison Euro Investment, Inc.

                  (1) Convent Station Euro Investments Four Company (United Kingdom)- 1% voting control of Convent Station Euro Investments Four Company is held by 334 Madison Euro Investments, Inc. as nominee for Park Twenty Three Investments Company. 99% is owned by Park Twenty Three Investments Company.

      2. St. James Fleet Investments Two Limited (Cayman Islands)- 34% of the shares of St. James Fleet Investments Two Limited is held by Metropolitan Life Insurance Company.

      3. One Madison Investments (Cayco) Limited (Cayman Islands)- 10.1% voting control of One Madison Investments (Cayco) Limited is held by Convent Station Euro Investments Four Company. 89.9% of the shares of One Madison Investments (Cayco) Limited is held by Metropolitan Life Insurance Company.

      4. CRB Co, Inc. (MA)- AEW Real Estate Advisors, Inc. holds 49,000 preferred non-voting shares and AEW Advisors, Inc. holds 1,000 preferred non-voting shares of CRB, Co., Inc.

      5.    GA Holding Corp. (MA)

      6.   Thorngate, LLC (DE)

      7.   Alternative Fuel I, LLC (DE)

      8.   Transmountain Land & Livestock Company (MT)

      9.   MetPark Funding, Inc. (DE)

      10.   HPZ Assets LLC (DE)

      11.   Missouri Reinsurance (Barbados), Inc. (Barbados)

      12.   Metropolitan Tower Realty Company, Inc. (DE)

            a)    Midtown Heights, LLC (DE)

      13.   MetLife Real Estate Cayman Company (Cayman Islands)

      14.   Metropolitan Marine Way Investments Limited (Canada)

      15.   MetLife Private Equity Holdings, LLC (DE)

      16.   23rd Street Investments, Inc. (DE)

            a) Mezzanine Investment Limited Partnership-BDR (DE). Metropolitan Life Insurance Company holds a 99% limited partnership interest in Mezzanine Investment Limited Partnership-BDR and 23rd Street Investments, Inc. is a 1% general partner.

            b) Mezzanine Investment Limited Partnership-LG (DE). 23rd Street Investments, Inc. is a 1% general partner of Mezzanine Investment Limited Partnership-LG. Metropolitan Life Insurance Company holds a 99% limited partnership interest in Mezzanine Investment Limited Partnership-LG.

      17.   Metropolitan Realty Management, Inc. (DE)

      18.   Hyatt Legal Plans, Inc. (DE)

            a)    Hyatt Legal Plans of Florida, Inc. (FL)

      19.   MetLife Holdings, Inc. (DE)

            a)    MetLife Credit Corp. (DE)

            b)    MetLife Funding, Inc. (DE)

        20.   Bond Trust Account A (MA)

        21.   Metropolitan Asset Management Corporation (DE)

            a) MetLife Capital Credit L.P. (DE)- 1% General Partnership interest is held by 23rd Street Investments, Inc., 9% General Partnership interest is held by Metropolitan Asset Management Corporation and 90% Limited Partnership interest is held by Metropolitan Life Insurance Company.

            b) MetLife Capital Limited Partnership (DE)- 1% General Partnership interest is held by 23rd Street Investments, Inc., 78.5% Limited Partnership interest is held by Metropolitan Life Insurance Company and 20.5% Limited Partnership interest is held by Metropolitan Asset Management Corporation.

            c) MetLife Investments Asia Limited (Hong Kong)- One share of MetLife Investments Asia Limited is held by W&C Services, Inc., a nominee of Metropolitan Asset Management Corporation.

            d) MetLife Investments Limited (United Kingdom)- 23rd Street Investments, Inc. holds one share of MetLife Investments Limited.

            e) MetLife Latin America Asesorias e Inversiones Limitada (Chile)- 23rd Street Investments, Inc. holds one share of MetLife Investments Limited and 0.01% of MetLife Latin America Asesorias e Inversiones Limitada.

      22.   New England Life Insurance Company (MA)

            a)    MetLife Advisers, LLC (MA)

            b)    New England Securities Corporation (MA)

            c)    Omega Reinsurance Corporation (AZ)

      23.   GenAmerica Financial, LLC (MO)

            a)    GenAmerica Capital I (DE)

            b)    General American Life Insurance Company (MO)

                  (1)   GenAmerica Management Corporation (MO)

                 (2) Reinsurance Group of America, Incorporated (MO) - 52.8% is owned by General American Life Insurance Company.

                        (a)   Reinsurance Company of Missouri, Incorporated (MO)

                              (i)   Timberlake Financial, L.L.C. (DE)

                                    (A)   Timberlake Reinsurance Company II (SC)

                              (ii)  RGA Reinsurance Company (MO)

                                    (A)   Fairfield Management Group, Inc. (MO)

                                          (aa)  Reinsurance Partners, Inc. (MO)

                        (b)   RGA Worldwide Reinsurance Company, Ltd. (Barbados)

                        (c)   RGA Americas Reinsurance Company, Ltd. (Barbados)

                        (d)   RGA Reinsurance Company (Barbados) Ltd. (Barbados)

                              (i) RGA Financial Group, L.L.C. (DE)- 80% is owned by RGA Reinsurance Company (Barbados) Ltd. RGA Reinsurance Company also owns a 20% non-equity membership in RGA Financial Group, L.L.C.

                        (e)   RGA Life Reinsurance Company of Canada (Canada)

                        (f)   RGA International Corporation (Nova Scotia/Canada)

                        (g)   RGA Holdings Limited (U.K.) (United Kingdom)

                              (i)   RGA UK Services Limited (United Kingdom)

                              (ii)  RGA Capital Limited U.K. (United
                                    Kingdom)

                              (iii) RGA Reinsurance (UK) Limited (United
                                    Kingdom)

                              (iv) RGA Services India Private Limited (India) - Reinsurance Group of America Incorporated owns 99% of RGA Services India Private Limited and RGA Holdings Limited owns 1%.

                        (h)   RGA South African Holdings (Pty) Ltd. (South
                              Africa)

                              (i) RGA Reinsurance Company of South Africa Limited (South Africa)

                        (i)   RGA Australian Holdings PTY Limited (Australia)

                              (i)   RGA Reinsurance Company of Australia
                                    Limited (Australia)

                              (ii)  RGA Asia Pacific PTY, Limited (Australia)

                        (j) General American Argentina Seguros de Vida, S.A. (Argentina) - 95% of General American Argentina Seguros de Vida, S.A. is owned by Reinsurance Group of America, Incorporated and 5% is owned by RGA Reinsurance Company (Barbados) Ltd.

                        (k)   RGA Technology Partners, Inc. (MO)

                        (l)   RGA International Reinsurance Company (Ireland)

                        (m)   RGA Capital Trust I (DE)

                              (i)   RGA Global Reinsurance Company, Ltd.
                                    (Bermuda)

      24.   Corporate Real Estate Holdings, LLC (DE)

      25. Ten Park SPC (CAYMAN ISLANDS ) - 1% voting control of Ten Park SPC is held by Metropolitan Asset Management Corporation

      26.   MetLife Tower Resources Group, Inc. (DE)

      27.   Headland - Pacific Palisades, LLC (CA)

      28. Headland Properties Associates (CA) - 1% is owned by Headland - Pacific Palisades, LLC and 99% is owned by Metropolitan
            Life Insurance Company.

      29.   Krisman, Inc. (MO)

      30.   Special Multi-Asset Receivables Trust (DE)

      31.   White Oak Royalty Company (OK)

      32.   500 Grant Street GP LLC (DE)

      33. 500 Grant Street Associates Limited Partnership (CT) - 99% of 500 Grant Street Associates Limited Partnership is held by Metropolitan Life Insurance Company and 1% by 500 Grant Street GP LLC

      34.   MetLife Canada/MetVie Canada (Canada)

      35.   MetLife Retirement Services LLC (NJ)

            a)   MetLife Investment Funds Services LLC (NJ)

            b)   MetLife Investment Funds Management LLC (NJ)

            c)   MetLife Associates LLC (DE)

      36.   Euro CL Investments LLC (DE)

      37.   MEX DF Properties, LLC (DE)

      38. MSV Irvine Property, LLC (DE) - 4% of MSV Irvine Property, LLC is owned by Metropolitan Tower Realty Company, Inc. and 96% is owned by Metropolitan Life Insurance Company

      39.   MetLife Properties Ventures, LLC (DE)

            a)   Citypoint Holdings II Limited (UK)

      40.   Housing Fund Manager, LLC (DE)

      41. MTC Fund I, LLC (DE) 0.01% of MTC Fund I, LLC is held by Housing Fund Manager, LLC.

V.    MetLife Capital Trust II (DE)

W.    MetLife Capital Trust III (DE)

X. MetLife Insurance Company of Connecticut (Life Department) (Accident Department) (CT) 86.72% is owned by MetLife, Inc. and 13.28% is owned by MetLife Investors Group, Inc.

      1.    440 South LaSalle LLC (DE)

      2. Pilgrim Investments Oakmont Lane, LLC (DE) - 50% is owned by MetLife Insurance Company of Connecticut and 50% is owned by a third party.

      3. Pilgrim Alternative Investments Opportunity Fund I, LLC (DE) - 67% is owned by MetLife Insurance Company of Connecticut, and 33% is owned by third party.

      4.    Pilgrim Alternative Investments Opportunity Fund III Associates, LLC
            (CT) - 67% is owned by MetLife Insurance Company of Connecticut, and 33% is owned by third party.

      5.    Pilgrim Investments Highland Park, LLC (DE)

      6.    Metropolitan Connecticut Properties Ventures, LLC (DE)

      7.    Metropolitan Canadian Property Ventures LLC (NY)

      8.    Euro TI Investments LLC (DE)

      9.    Greenwich Street Investments, LLC (DE)

            a)    Greenwich Street Capital Offshore Fund, Ltd. (Virgin
                  Islands)

            b)    Greenwich Street Investments, L.P. (DE)

      10.   Hollow Creek, L.L.C. (CT)

      11. One Financial Place Corporation (DE) - 100% is owned in the aggregate by MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut.

      12. One Financial Place Holdings, LLC (DE)-100% is owned in the aggregate by MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut.

      13.   Plaza LLC (CT)

            a)    Tower Square Securities, Inc. (CT)

                  1) Tower Square Securities Insurance Agency of New Mexico, Inc. (NM)

                  2)    Tower Square Securities Insurance Agency of
                        Ohio, Inc. (OH) 99% is owned by Tower Square Securities, Inc.

      14.   TIC European Real Estate LP, LLC (DE)

      15.   MetLife European Holdings, Inc. (UK)

            a) MetLife Europe Limited (IRELAND)

               (i) MetLife Pensions Trustees Limited (UK)

            b) MetLife Assurance Limited (UK)

      16.   Travelers European Investments LLC (CT)

      17.   Travelers International Investments Ltd. (Cayman Islands)

      18.   MetLife Life and Annuity Company of Connecticut (CT)

            a)    Euro TL Investments LLC (DE)

      19.   TLA Holdings LLC (DE)

            a)    The Prospect Company (DE)

                  1)    Panther Valley, Inc. (NJ)

      20. TRAL & Co. (CT) - TRAL & Co. is a general partnership. Its partners are MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut.

      21.   Tribeca Distressed Securities L.L.C. (DE)

      22.   MetLife Investors USA Insurance Comapny (DE)

      23.   MetLife Property Ventures Canada ULC (Canada)

Y.    MetLife Reinsurance Company of South Carolina (SC)

Z.    MetLife Investment Advisors Company, LLC (DE)

AA.   MetLife Standby I, LLC (DE)

      1.   MetLife Exchange Trust I (DE)

BB.   MetLife Services and Solutions, LLC (DE)

      1.   MetLife Solutions Pte. Ltd. (Singapore)

           (i)   MetLife Services East Private Limited (India)

CC.   Soap Acquisition Corporation (NY)

The voting securities (excluding directors' qualifying shares, if any) of each subsidiary shown on the organizational chart are 100% owned by their respective parent corporation, unless otherwise indicated.

In addition to the entities shown on the organizational chart, MetLife, Inc. (or where indicated, a subsidiary) also owns interests in the following entities:

1) Metropolitan Life Insurance Company owns varying interests in certain mutual funds distributed by its affiliates. These ownership interests are generally expected to decrease as shares of the funds are purchased by unaffiliated investors.

2) Metropolitan Life Insurance Company indirectly owns 100% of the non-voting preferred stock of Nathan and Lewis Associates Ohio, Incorporated, an insurance agency. 100% of the voting common stock of this company is held by an individual who has agreed to vote such shares at the direction of N.L. HOLDING CORP. (DEL), a direct wholly owned subsidiary of MetLife, Inc.

3) Mezzanine Investment Limited Partnerships ("MILPs"), Delaware limited partnerships, are investment vehicles through which investments in certain entities are held. A wholly owned subsidiary of Metropolitan Life Insurance Company serves as the general partner of the limited partnerships and Metropolitan Life Insurance Company directly owns a 99% limited partnership interest in each MILP. The MILPs have various ownership and/or debt interests in certain companies.

4) The Metropolitan Money Market Pool and MetLife Intermediate Income Pool are pass-through investment pools, of which Metropolitan Life Insurance Company and/or its subsidiaries and/or affiliates are general partners.

NOTE: THE METLIFE, INC. ORGANIZATIONAL CHART DOES NOT INCLUDE REAL ESTATE JOINT VENTURES AND PARTNERSHIPS OF WHICH METLIFE, INC. AND/OR ITS SUBSIDIARIES IS AN INVESTMENT PARTNER. IN ADDITION, CERTAIN INACTIVE SUBSIDIARIES HAVE ALSO BEEN OMITTED.

                                        7

ITEM 27. NUMBER OF CONTRACT OWNERS

As of October 31, 2007, there were 2,821 qualified contracts and 6,369 non-qualified contracts of Marquis Portfolios offered by the Registrant.

ITEM 28. INDEMNIFICATION

The Depositor's parent, MetLife, Inc. has secured a Financial Institutions Bond in the amount of $50,000,000, subject to a $5,000,000 deductible. MetLife, Inc. also maintains a Directors and Officers Liability and Corporate Reimbursement Insurance Policy with limits of $400 million under which the Depositor and MetLife Investors Distribution Company, the Registrant's underwriter (the "Underwriter"), as well as certain other subsidiaries of MetLife are covered. A provision in MetLife, Inc.'s by-laws provides for the indemnification (under certain circumstances) of individuals serving as directors or officers of certain organizations, including the Depositor and the Underwriter.

Sections 33-770 to 33-778, inclusive of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is wholly successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation and in all other cases, his conduct was at least not opposed to the best interests of the corporation, and in a criminal case he had no reasonable cause to believe his conduct was unlawful; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

C.G.S. Section 33-778 provides an exclusive remedy; a Connecticut corporation cannot indemnify a director or officer to an extent either greater or less than that authorized by the statute, e.g., pursuant to its certificate of incorporation, by-laws, or any separate contractual arrangement. However, the statute does specifically authorize a corporation to procure indemnification insurance to provide greater indemnification rights. The premiums for such insurance may be shared with the insured individuals on an agreed basis.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 29. PRINCIPAL UNDERWRITER

(a)  MetLife Investors Distribution Company
     5 Park Plaza, Suite 1900
     Irvine, CA 92614

     MetLife Investors Distribution Company also serves as principal underwriter and distributor for the following investment companies (other than the Registrant):

MetLife of CT  Fund U for Variable Annuities

MetLife of CT  Fund BD for Variable Annuities

MetLife of CT  Fund BD II for Variable Annuities

MetLife of CT  Fund BD III for Variable Annuities

MetLife of CT  Fund BD IV for Variable Annuities

MetLife of CT  Fund ABD for Variable Annuities

MetLife of CT  Fund ABD II for Variable Annuities

MetLife of CT  Separate Account PF for Variable Annuities

MetLife of CT  Separate Account PF II for Variable Annuities

MetLife of CT  Separate Account QP for Variable Annuities

MetLife of CT  Separate Account QPN for Variable Annuities

MetLife of CT  Separate Account TM for Variable Annuities

MetLife of CT  Separate Account TM II for Variable Annuities

MetLife of CT  Separate Account Five for Variable Annuities

MetLife of CT  Separate Account Six for Variable Annuities

MetLife of CT  Separate Account Seven for Variable Annuities

MetLife of CT  Separate Account Eight for Variable Annuities

MetLife of CT  Separate Account Nine for Variable Annuities

MetLife of CT  Separate Account Ten for Variable Annuities

MetLife of CT  Fund UL for Variable Life Insurance,

MetLife of CT  Fund UL II for Variable Life Insurance

MetLife of CT  Fund UL III for Variable Life Insurance

MetLife of CT  Variable Life Insurance Separate Account One

MetLife of CT  Variable Life Insurance Separate Account Two

MetLife of CT  Variable Life Insurance Separate Account Three

Metropolitan Life Variable Annuity Separate Account I

Metropolitan Life Variable Annuity Separate Account II

MetLife of CT  Separate Account Eleven for Variable Annuities

MetLife of CT  Separate Account Twelve for Variable Annuities

MetLife of CT  Separate Account Thirteen for Variable Annuities

MetLife of CT  Separate Account Fourteen for Variable Annuities

MetLife Insurance Company of Connecticut Variable Annuity Separate Account 2002

MetLife Life and Annuity Company of Connecticut Variable Annuity Separate Account 2002

Met Investors Series Trust

MetLife Investors Variable Annuity Account One

MetLife Investors Variable Annuity Account Five

MetLife Investors Variable Life Account One

MetLife Investors Variable Life Account Five

MetLife Investors USA Separate Account A

MetLife Investors USA Variable Life Account A

First MetLife Investors Variable Annuity Account One

General American Separate Account Eleven

General American Separate Account Twenty-Eight

General American Separate Account Twenty-Nine

General American Separate Account Two

Security Equity Separate Account Twenty-Six

Security Equity Separate Account Twenty-Seven

Metropolitan Life Separate Account E

Metropolitan Life Separate Account UL

Metropolitan Tower Life Separate Account One

Metropolitan Tower Life Separate Account Two

Paragon Separate Account A

Paragon Separate Account B

Paragon Separate Account C

Paragon Separate Account D
Metropolitan Series Fund, Inc.

(b) MetLife Investors Distribution Company is the principal underwriter for the Contracts. The following persons are officers and managers of MetLife Investors Distribution Company. The principal business address for MetLife Investors Distribution Company is 5 Park Plaza, Suite 1900, Irvine, CA 92614.

NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH UNDERWRITER
--------------------------   ---------------------------------------------------------------------
Michael K. Farrell           Director
10 Park Avenue
Morristown, NJ 07962

Craig W. Markham             Director and Vice President
13045 Tesson Ferry Road
St. Louis, MO 63128

William J. Toppeta           Director
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Paul A. Sylvester            President, National Sales Manager- Annuities & LTC
10 Park Avenue
Morristown, NJ 07962

Elizabeth M. Forget          Executive Vice President, Investment Fund Management & Marketing
260 Madison Avenue
New York, NY 10016

Paul A. LaPiana              Executive Vice President, National Sales Manager-Life
5 Park Plaza
Suite 1900
Irvine, CA 92614

Richard C. Pearson           Executive Vice President, General Counsel and Secretary
5 Park Plaza
Suite 1900
Irvine, CA 92614


NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH UNDERWRITER
--------------------------   ---------------------------------------------------------------------
Andrew Aiello                Senior Vice President, Channel Head-National Accounts
5 Park Plaza
Suite 1900
Irvine, CA 92614

Jeffrey A. Barker            Senior Vice President, Channel Head-Independent Accounts
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Douglas P. Rodgers           Senior Vice President, Channel Head-LTC
10 Park Avenue
Morristown, NJ 07962

Myrna F. Solomon             Senior Vice President, Channel Head-Banks
501 Boylston Street
Boston, MA 02116

Leslie Sutherland            Senior Vice President, Channel Head-Broker/Dealers
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Edward C. Wilson             Senior Vice President, Channel Head-Wirehouse
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Curtis Wohlers               Senior Vice President, Channel Head-Planners
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Jay S. Kaduson               Senior Vice President
10 Park Avenue
Morristown, NJ 07962

Eric T. Steigerwalt          Treasurer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Peter Gruppuso               Vice President, Chief Financial Officer
485-E US Highway 1 South
Iselin, NJ 08830

Debora L. Buffington         Vice President, Director of Compliance
5 Park Plaza
Suite 1900
Irvine, CA 92614

David DeCarlo                Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Charles M. Deuth             Vice President, National Accounts
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Paul M. Kos                  Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Deron J. Richens             Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614


NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH UNDERWRITER
--------------------------   ---------------------------------------------------------------------
Cathy Sturdivant             Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Paulina Vakouros             Vice President
260 Madison Avenue
New York, NY 10016


(c) Compensation from the Registrant. The following commissions and other compensation were received by the Distributor, directly or indirectly, from the Registrant during the Registrant's last fiscal year:

                                                   (2)
                                                   NET
                    (1)                        UNDERWRITING         (3)              (4)              (5)
             NAME OF PRINCIPAL                DISCOUNTS AND   COMPENSATION ON     BROKERAGE          OTHER
                UNDERWRITER                    COMMISSIONS       REDEMPTION      COMMISSIONS      COMPENSATION
             -----------------               ---------------  ---------------  ---------------  ---------------
MetLife Investors Distribution Company.....    $62,664,479           $0               $0               $0



ITEM 30. LOCATION OF ACCOUNTS AND RECORDS

     (1)
     One Cityplace
     Hartford, Connecticut 06103-3415

ITEM 31. MANAGEMENT SERVICES

Not Applicable.

ITEM 32. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a) To file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen months old for so long as payments under the variable annuity contracts may be accepted;

(b) To include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

(c) To deliver with any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.

The MetLife Insurance Company of Connecticut hereby represents:

(a) That the aggregate charges under the Contracts of the Registrant described herein are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by MetLife Insurance Company of Connecticut.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Morristown, and State of New Jersey, on this 7th day of December 2007.

           METLIFE OF CT SEPARATE ACCOUNT TM II FOR VARIABLE ANNUITIES
                                  (Registrant)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                                   (Depositor)

                                        By:      /s/ MICHAEL K. FARRELL
                                            ------------------------------------
                                                Michael K. Farrell, President

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 7th day of December 2007.



          /s/ *MICHAEL K. FARRELL                   President and Director
-----------------------------------------------
              (Michael K. Farrell)

           /s/ *STANLEY J. TALBI                    Executive Vice President and Chief Financial
-----------------------------------------------        Officer
               (Stanley J. Talbi)

       /s/ *JOSEPH J. PROCHASKA, JR.                Executive Vice President and Chief
-----------------------------------------------        Accounting Officer
           (Joseph J. Prochaska, Jr.)

          /s/ *WILLIAM J. MULLANEY                  Director
-----------------------------------------------
             (William J. Mullaney)

             /s/ *LISA M. WEBER                     Director
-----------------------------------------------
                (Lisa M. Weber)



                                        By:       /s/ MICHELE H. ABATE
                                            ------------------------------------
                                             Michele H. Abate, Attorney-in-Fact

* MetLife Insurance Company of Connecticut. Executed by Michele H. Abate on behalf of those indicated pursuant to powers of attorney filed herewith.

                                  EXHIBIT INDEX

1(b)   Resolution of Board of Directors of MetLife Insurance Company of
       Connecticut

4(d)   Merger Endorsement

9      Opinion of Counsel

10     Consent of Deloitte & Touche LLP, Independent Registered Public
       Accounting Firm

13     Powers of Attorney